    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1997
                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               GETTY IMAGES, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7389                  98-0177556
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                               GETTY IMAGES, INC.
                      500 NORTH MICHIGAN AVE., SUITE 1700
                            CHICAGO, ILLINOIS 60611
                                 (312) 644-7880

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 ANDREW DUNCOMB
                        TONY STONE IMAGES/AMERICA, INC.
                      500 NORTH MICHIGAN AVE., SUITE 1700
                            CHICAGO, ILLINOIS 60611
                                 (312)644-7880

  (Address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

     CHRISTOPHER D. DILLON, ESQ.                  THOMAS S. HODGE, ESQ.
         SHEARMAN & STERLING                 HELLER EHRMAN WHITE & MCAULIFFE
        555 CALIFORNIA STREET                      6100 COLUMBIA CENTER
            SAN FRANCISCO,                           701 FIFTH AVENUE
           CALIFORNIA 94104                     SEATTLE, WASHINGTON 98104

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after this Registration Statement becomes effective and the conditions to consummation of the Merger and Scheme of Arrangement described herein have been satisfied or waived.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
            TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE          AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED(1)            BE REGISTERED(2)         PER SHARE         OFFERING PRICE           FEE(3)
Common Stock, par value $0.01 per share........      27,025,389         Not applicable       Not applicable           $89,988

(1) This Registration Statement relates to securities of the Registrant issuable to (i) the holders of outstanding ordinary shares of Getty Communications plc, a public limited company organized under the laws of England and Wales, in connection with the Scheme of Arrangement, as described herein, and (ii) the holders of all of the outstanding shares of common stock, par value $0.01 per share, of PhotoDisc, Inc., a Washington corporation, in connection with the Merger, as described herein.
(2) Represents the maximum number of shares issuable pursuant to the Scheme of Arrangement and the Merger in accordance with the Merger Agreement, on the basis of the assumptions described in "Unaudited Condensed Pro Forma Consolidated Financial Information" in the Prospectus included in this Registration Statement.
(3) Pursuant to Rule 457(f), (i) the registration fee with respect to shares to be issued in connection with the Scheme of Arrangement was computed on the basis of the average of the high and low sales price of Getty Communications ADSs on the Nasdaq National Market on October, 1997, and (ii) the registration fee with respect to shares to be issued in connection with the Merger was computed on the basis of the book value of the securities to be received by the Registrant.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I
                               GETTY IMAGES, INC.
                       CROSS-REFERENCE SHEET PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

FORM S-4 ITEM AND CAPTION                                                               LOCATION IN PROSPECTUS
------------------------------------------------------------------------  --------------------------------------------------
       A.  Information About the Transaction
                  1.  Forepart of the Registration Statement and Outside
                        Front Cover Page of Prospectus..................  Cover Page of Registration Statement; Cross-
                                                                            Reference Sheet; Outside Front Cover Page of
                                                                            Prospectus

                  2.  Inside Front and Outside Back Cover Pages of
                        Prospectus......................................  Available Information; Incorporation of Certain
                                                                            Documents by Reference; Enforceability of
                                                                            Certain Civil Liabilities under U.S. Federal
                                                                            Securities Laws; Table of Contents

                  3.  Risk Factors, Ratio of Earnings to Fixed Charges
                        and Other Information...........................  Prospectus Summary; Risk Factors

                  4.  Terms of the Transaction..........................  Prospectus Summary; The Transactions; The Scheme
                                                                            of Arrangement; The Merger Agreement;
                                                                            Description of Getty Images Capital Stock;
                                                                            Comparison of Rights of Shareholders of Getty
                                                                            Communications and Stockholders of Getty Images;
                                                                            Comparison of Rights of Shareholders of
                                                                            PhotoDisc and Stockholders of Getty Images

                  5.  Pro Forma Financial Information...................  Prospectus Summary; Unaudited Condensed Pro Forma
                                                                            Consolidated Financial Information

                  6.  Material Contacts with the Company Being
                        Acquired........................................  The Transactions--Background of The Transactions

                  7.  Additional Information Required for Reoffering by
                        Persons and Parties Deemed to Be Underwriters...  Not applicable

                  8.  Interests of Named Experts and Counsel............  Not applicable

                  9.  Disclosure of Commission Position on
                        Indemnification for Securities Act
                        Liabilities.....................................  Not applicable

       B.  Information About the Registrant
                 10.  Information with Respect to S-3 Registrants.......  Prospectus Summary; Risk Factors; The
                                                                            Transactions; The Scheme of Arrangement; Getty
                                                                            Images; Unaudited Condensed Pro Forma
                                                                            Consolidated Financial Information; Description
                                                                            of Getty Images Capital Stock; Index to
                                                                            Consolidated Financial Statements

FORM S-4 ITEM AND CAPTION                                                               LOCATION IN PROSPECTUS
------------------------------------------------------------------------  --------------------------------------------------
                 11.  Incorporation of Certain Information by
                        Reference.......................................  Not applicable

                 12.  Information with Respect to S-2 or S-3
                        Registrants.....................................  Not Applicable

                 13.  Incorporation of Certain Information by
                        Reference.......................................  Not Applicable

                 14.  Information with Respect to Registrants other than
                        S-2 or S-3 Registrants..........................  Not Applicable

       C.  Information About the Company Being Acquired
                 15.  Information with Respect to S-3 Companies.........  Not Applicable

                 16.  Information with Respect to S-2 or S-3
                        Companies.......................................  Not Applicable

                 17.  Information with Respect to Companies other than
                        S-2 or S-3 Companies............................  Incorporation of Certain Documents by Reference;
                                                                            Prospectus Summary; Getty Communications;
                                                                            PhotoDisc; Unaudited Condensed Pro Forma
                                                                            Consolidated Financial Information; Index to
                                                                            Consolidated Financial Statements

       D.  Voting and Management Information
                 18.  Information if Proxies, Consents or Authorizations
                        Are to Be Solicited.............................  Not Applicable

                 19.  Information if Proxies, Consents or Authorizations
                        Are Not to Be Solicited or in an Exchange
                        Offer...........................................  Outside Front Cover Page of Prospectus; Available
                                                                            Information; Incorporation of Certain Documents
                                                                            by Reference; Prospectus Summary; The
                                                                            Transactions; The Scheme of Arrangement; The
                                                                            Merger Agreement; The Getty Shareholder
                                                                            Meetings; The Special Meeting of PhotoDisc
                                                                            Shareholders; Getty Images

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1997
PROSPECTUS
                               GETTY IMAGES, INC.

                            SHARES OF COMMON STOCK,
                           PAR VALUE $0.01 PER SHARE,

 TO BE ISSUED IN CONNECTION WITH (I) THE PROPOSED SCHEME OF ARRANGEMENT BETWEEN GETTY IMAGES, INC. AND GETTY COMMUNICATIONS PLC AND (II) THE PROPOSED MERGER OF
                                     PRINT
  MERGER, INC., A WHOLLY OWNED SUBSIDIARY OF GETTY IMAGES, INC., WITH AND INTO
                                PHOTODISC, INC.
                            ------------------------

    This Prospectus of Getty Images, Inc., a Delaware corporation ("Getty Images"), relates to the shares of common stock, par value $0.01 per share ("Getty Images Common Stock"), of Getty Images to be issued (i) to the holders of Class A ordinary shares, nominal value one pence per share ("Getty Class A Ordinary Shares"), of Getty Communications plc, a public limited company organized under the laws of England and Wales ("Getty Communications"), and the holders of Class B ordinary shares, nominal value one pence per share ("Getty Class B Ordinary Shares", and, together with the Getty Class A Ordinary Shares, the "Getty Ordinary Shares"), of Getty Communications and (ii) to the holders of shares of common stock, par value $0.01 per share ("PhotoDisc Common Stock"), of PhotoDisc, Inc., a Washington corporation ("PhotoDisc"), in each case as provided for in the Merger Agreement dated as of September 15, 1997 (the "Merger Agreement"), by and among Getty Images, Getty Communications, PhotoDisc and Print Merger, Inc., a Washington corporation and a wholly owned subsidiary of Getty Images ("Merger Sub"). A copy of the Merger Agreement is attached as Annex A to this Prospectus.

    Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, (i) pursuant to a scheme of arrangement (the "Scheme of Arrangement") in accordance with the Companies Act of 1985 of Great Britain (the "Companies Act"), the holders of Getty Class A Ordinary Shares and Getty Class B Ordinary Shares will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders, and Getty Communications will become a wholly owned subsidiary of Getty Images and (ii) Merger Sub will be merged with and into PhotoDisc (the "Merger" and, together with the Scheme of Arrangement, the "Transactions"), with PhotoDisc as the surviving corporation in the Merger becoming a wholly owned subsidiary of Getty Images and each then outstanding share of PhotoDisc Common Stock will be converted into the right to receive the amount of cash and the number of shares of Getty Images Common Stock specified in the Merger Agreement. Appropriate arrangements will be made with The Bank of New York, as depositary (the "Depositary") for American Depositary Shares of Getty Communications ("Getty Communications ADSs"), to permit holders of Getty Communications ADSs to vote on and participate in the Scheme of Arrangement on the same basis as holders of Getty Class A Ordinary Shares. Each Getty Communications ADS represents two Getty Class A Ordinary Shares. Upon consummation of the Transactions, the holders of Getty Ordinary Shares (the "Getty Shareholders") and the holders of shares of PhotoDisc Common Stock (the "PhotoDisc Common Shareholders") will become holders of shares of Getty Images Common Stock ("Getty Images Shares"). A copy of the Shareholder Circular that is being mailed to Getty Shareholders in connection with the Scheme of Arrangement has been filed as an exhibit to the registration statement of which this Prospectus forms a part.

    Assuming that the average closing price of Getty Communications ADSs on the National Association of Securities Dealers Automated Quotation System/National Market System (the "Nasdaq National Market") during the ten trading days prior to the closing of the Merger (the "Closing") is $16.68 (which was the average closing price during the ten trading days prior to October 21, 1997) and certain other assumptions described in "Unaudited Condensed Pro Forma Financial Information", (i) each share of PhotoDisc Common Stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") would be converted into the right to receive 0.7279 shares of Getty Images Common Stock and $2.73 in cash pursuant to the Merger Agreement, and (ii) upon closing of the Transactions, Getty Shareholders and PhotoDisc Common Shareholders would own approximately 71% and 29%, respectively, of the then outstanding shares of Getty Images Common Stock (68% and 32%, respectively, on a fully diluted basis).

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" ON PAGE 16 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT GETTY SHAREHOLDERS AND PHOTODISC SHAREHOLDERS SHOULD CONSIDER WITH RESPECT TO THE TRANSACTIONS AND THE SHARES OF GETTY IMAGES COMMON STOCK TO BE ISSUED IN THE TRANSACTIONS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
        ANY   REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

               The date of this Prospectus is            , 1997.

(CONTINUED FROM PREVIOUS PAGE)

    The Scheme of Arrangement requires the sanction of the High Court of Justice of England and Wales (the "English High Court") and certain approvals of the holders of Getty Ordinary Shares. The English High Court has convened a meeting of the holders of Getty Class A Ordinary Shares (the "Getty Class A
Shareholders") to be held on               ,     , at   p.m., London time at
            (such meeting and any adjournments or postponements thereof being referred to as the "Getty Court Meeting"). At the Getty Court Meeting, the Getty Class A Shareholders of record as of the date of the Getty Court Meeting will be asked to consider and vote upon the approval of the Scheme of Arrangement. Each Getty Class A Ordinary Share will entitle the holder thereof to one vote on each matter that may properly come before the Getty Court Meeting. The Scheme of Arrangement requires the affirmative vote of a majority in number of the holders of the Getty Class A Ordinary Shares present (in person or by proxy) at the Getty Court Meeting, with such majority representing 75% or more of the votes attaching to the Getty Class A Ordinary Shares voted at the Getty Court Meeting. As a result of its controlling ownership interest in Getty Communications, Getty Investments L.L.C. ("Getty Investments") will not be entitled to vote at the Getty Court Meeting. As a result of certain rights attached to the shareholdings of Carlton Communications B.V. ("Carlton") in Getty Communications, Carlton is expected to agree with the English High Court to abstain from voting at the Getty Court Meeting.

    The Board of Directors of Getty Communications (the "Getty Communications Board") has also convened an Extraordinary General Meeting of the Getty Shareholders to be held immediately after the Getty Court Meeting at the same place (such meeting and any adjournments or postponements thereof being referred to as the "Getty EGM", and together with the Getty Court Meeting, the "Getty Shareholder Meetings"). At the Getty EGM, the Getty Shareholders of record as of the date of the Getty EGM will be asked to consider and vote upon the approval of the Scheme of Arrangement and certain related matters. Each Getty Class A Ordinary Share will entitle the holder thereof to one vote, and each Getty Class B Ordinary Share will entitle the holder thereof to ten votes, on each matter that may properly come before the Getty EGM. The Scheme of Arrangement requires the affirmative vote of holders of Getty Class A Ordinary Shares and Getty Class B Ordinary Shares present (in person or by proxy) at the Getty EGM representing 75% or more of the votes attaching to the Getty Ordinary Shares voted at the Getty EGM. Both Getty Investments and Carlton are expected to agree with the English High Court to abstain from voting at the Getty EGM, but have stated that they support the Scheme of Arrangement and will agree to be bound by its terms.

    The Merger Agreement also requires the affirmative vote of the holders of two-thirds of the issued shares of PhotoDisc Common Stock and Series A preferred stock, par value $0.01 per share (the "Series A Preferred Stock"), of PhotoDisc, voting together as a single class. The Board of Directors of PhotoDisc (the "PhotoDisc Board") has called a Special Meeting of the holders of shares of PhotoDisc Common Stock and Series A Preferred Stock (the "PhotoDisc
Shareholders") to be held on December   , 1997 at   a.m., Seattle time at
        (such meeting and any adjournments or postponements thereof being hereinafter referred to as the "PhotoDisc Special Meeting"). At the PhotoDisc Special Meeting, the PhotoDisc Shareholders of record as of the close of
business on November   , 1997 will be asked to consider and vote upon the
approval and adoption of the Merger Agreement (the "Merger Proposal"). Each share of PhotoDisc Common Stock and Series A Preferred Stock will entitle the holder thereof to one vote on each matter that may properly come before the Special Meeting. Eight holders of approximately 82% of the currently outstanding shares of PhotoDisc Common Stock and Series A Preferred Stock (approximately 74% assuming the exercise of currently exercisable options and warrants to purchase shares of PhotoDisc Common Stock held by persons other than such holders) have agreed with Getty Images that they will vote in favor of the Merger Proposal. As a result, adoption of the Merger Proposal by the PhotoDisc Shareholders is assured.

    Getty Shareholders and PhotoDisc Shareholders are urged to read and carefully consider the information contained in this Prospectus. This Prospectus is first being mailed or delivered to Getty Shareholders and PhotoDisc
Shareholders on or about December   , 1997.

                             AVAILABLE INFORMATION

    Getty Communications is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to "foreign private issuers", and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by Getty Communications with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, Room 1300, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1935 K Street, N.W., Washington, D.C. 20006. Getty Communications ADSs are quoted on the Nasdaq National Market. Application will be made to quote the Getty Images Common Stock on the Nasdaq National Market.

    Getty Images has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any contract or other document are necessarily summaries of such documents, and, where such a document has been filed with the Commission as an exhibit to the Registration Statement, each statement contained herein concerning such document is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

    As a result of registering the securities offered hereby, Getty Images will become subject to the information and reporting requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. Reports and other information that will be filed by Getty Images will be available for inspection and copying as set forth above with respect to reports and other information related to Getty Communications. Such reports and other information will also be available at a website maintained by the Commission that contains reports, proxy and information statements and other information that registrants file electronically with the Commission. The address of such site is: http:\\www.sec.gov.

                            ------------------------

    All information concerning Getty Images contained in this Prospectus has been furnished by Getty Images; all information concerning PhotoDisc prior to the consummation of the Merger contained in this Prospectus has been furnished by PhotoDisc; and all information concerning Getty Communications prior to the consummation of the Scheme of Arrangement contained or incorporated by reference in this Prospectus has been furnished by Getty Communications. Neither Getty Images nor Getty Communications has independent knowledge of the matters set forth herein regarding PhotoDisc or its subsidiaries, and neither Getty Images nor PhotoDisc has independent knowledge of the matters set forth or incorporated by reference herein regarding Getty Communications or its subsidiaries. Neither Getty Images nor Getty Communications assumes any responsibility for the accuracy of information regarding PhotoDisc and its subsidiaries, and neither Getty Images nor PhotoDisc assumes any responsibility for the accuracy of information regarding Getty Communications and its subsidiaries.

    No person is authorized to give any information or to make any representation with respect to the matters described in this Prospectus other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by Getty Images, Getty Communications, PhotoDisc or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any distribution of the securities registered hereunder shall, under any circumstances, create any implication that there has been no change in the assets, properties or affairs of Getty Images, Getty Communications or PhotoDisc since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or the date of the document that includes the information incorporated by reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission by Getty Communications (File No. 0-28586) are incorporated by reference in this
Prospectus:

         1. Getty Communications' Annual Report on Form 20-F for the fiscal year ended December 31, 1996; and

         2. Getty Communications' Report on Form 6-K Unaudited Interim Consolidated Financial Statement.

    All documents and reports filed with the Commission by Getty Communications pursuant to Section 13(a), 13(e), 14 or 15(d) of the Exchange Act and, to the extent designated therein, any reports on Form 6-K furnished to the Commission by Getty Communications after the date of this Prospectus and prior to the date of the Getty Court Meeting, the Getty EGM and the PhotoDisc Special Meeting shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed with or furnished to the Commission.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

    This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents or herein) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request to Getty Communications, 101 Bayham Street, London NW1 0AG England (telephone number 011-44-171-544-3456), attention: Nick Evans-Lombe. In order to ensure delivery of the documents prior to the Getty Court Meeting, the Getty EGM and the PhotoDisc Special Meeting, requests must be received by
December   , 1997.
                            ------------------------

                          PRESENTATION OF INFORMATION

    As used herein, the term "Getty Images" means Getty Images, Inc., the term "Getty Communications" means Getty Communications plc and the term "PhotoDisc" means PhotoDisc, Inc., in all cases including, unless the context requires otherwise, their respective subsidiaries and subsidiaries as of completion of the Transactions.

    In this Prospectus, references to "pounds", "sterling", "L", "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars" or "$" are to the lawful currency of the United States. Historically, Getty Communications has published its consolidated financial statements in pounds sterling. Because Getty Images will publish its consolidated financial information in U.S. dollars after completion of the Transactions, certain historical consolidated financial information of Getty Communications included in this Prospectus has been translated into U.S. dollars as described in "Getty Communications--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations of Getty Communications--Overview". See "Exchange Rates" for historical information regarding the noon buying rate in the City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). On October 23, 1997, the Noon Buying Rate was $1.6347 per L1.00.

    "Getty Communications" and "PhotoDisc" are trademarks of Getty Communications and PhotoDisc, respectively. This Prospectus also includes product names and other trade names and trademarks of Getty Communications and PhotoDisc and of other companies.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................         (i)
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................        (ii)
PRESENTATION OF INFORMATION................................................................................        (ii)
PROSPECTUS SUMMARY.........................................................................................          1
    General................................................................................................          1
    The Visual Content Industry............................................................................          1
    Getty Communications...................................................................................          1
    PhotoDisc..............................................................................................          2
    Getty Images...........................................................................................          2
    The Transactions.......................................................................................          3
    The Merger Agreement and Related Agreements............................................................          7
    The Getty Shareholder Meetings.........................................................................          9
    The Special Meeting of PhotoDisc Shareholders..........................................................          9
    Market Price and Dividend Data.........................................................................         10
    Summary Consolidated Financial and Operating Data of Getty Communications..............................         11
    Summary Consolidated Financial and Operating Data of PhotoDisc.........................................         13
    Summary Unaudited Condensed Pro Forma Consolidated Financial Information...............................         14
    Comparative Unaudited Per Share Data...................................................................         15
RISK FACTORS...............................................................................................         16
THE TRANSACTIONS...........................................................................................         21
    The Merger Agreement...................................................................................         21
    Merger Consideration...................................................................................         21
    PhotoDisc Options, Warrants and Series A Preferred Stock...............................................         22
    Background of the Transactions.........................................................................         23
    Getty Communications' Reasons for the Transactions; Recommendation of the Board of Directors of Getty
     Communications........................................................................................         26
    Opinion of BT Alex. Brown International, Financial Advisor to Getty Communications.....................         28
    PhotoDisc's Reasons for the Merger; Recommendation of the Board of Directors of PhotoDisc..............         33
    Opinion of BancAmerica Robertson Stephens, Financial Advisor to PhotoDisc..............................         35
    Financing for the Merger...............................................................................         38
    Interests of Certain Persons in the Merger.............................................................         38
    Regulatory Approvals...................................................................................         40
    Accounting Treatment...................................................................................         41
    Transaction Costs......................................................................................         41
    Certain Income Tax Considerations......................................................................         42
    No Dissenters' Rights for Getty Shareholders...........................................................         46
    Rights of Dissenting PhotoDisc Shareholders............................................................         46
THE SCHEME OF ARRANGEMENT..................................................................................         49
    Getty Communications Share Option Scheme...............................................................         50
THE MERGER AGREEMENT.......................................................................................         51
    The Effective Time.....................................................................................         51
    Merger Consideration...................................................................................
    Conversion of PhotoDisc Shares; Procedures for Exchange; Fractional Shares.............................         51
    Representations and Warranties.........................................................................         52
    Conditions to the Transactions.........................................................................         53
    Conduct of Business Prior to the Closing...............................................................         55

                                      (i)

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                                                                                                             ---------
    Indemnification........................................................................................         56
    Termination............................................................................................         57
    Amendment and Waiver...................................................................................         58
    Governing Law..........................................................................................         58
RELATED AGREEMENTS.........................................................................................         59
    The Stockholders' Transaction Agreement................................................................         59
    The Escrow Agreement...................................................................................         61
    The Stockholders' Agreement............................................................................         62
    The Registration Rights Agreements.....................................................................         63
    The Employment Agreements..............................................................................         64
THE GETTY SHAREHOLDER MEETINGS.............................................................................         65
    The Getty Court Meeting................................................................................         65
    The Getty EGM..........................................................................................         65
    The Getty Voting Agreements............................................................................         65
THE SPECIAL MEETING OF PHOTODISC SHAREHOLDERS..............................................................         66
    Record Date............................................................................................         66
    Voting at the PhotoDisc Special Meeting................................................................         66
THE VISUAL CONTENT INDUSTRY................................................................................         68
GETTY IMAGES...............................................................................................         71
    Overview...............................................................................................         71
    Strategy...............................................................................................         72
    Competition............................................................................................         73
    Board of Directors of Getty Images Following the Merger................................................         73
    Management of Getty Images Following the Merger........................................................         74
    Expected Stock Ownership of Directors, Executive Officers
      and Five Percent Stockholders Following the Merger...................................................         75
    Getty Images Stock Option Plan.........................................................................         76
    Dividend Policy of Getty Images Following the Merger...................................................         77
    Certain Related Party Transactions.....................................................................         77
GETTY COMMUNICATIONS.......................................................................................         80
    Overview...............................................................................................         80
    Visual Content Collections.............................................................................         80
    Marketing..............................................................................................         82
    Sales and Distribution.................................................................................         83
    Intellectual Property..................................................................................         84
    Employees..............................................................................................         84
    Property...............................................................................................         84
    Legal Proceedings......................................................................................         84
    Recent Developments....................................................................................         84
    Selected Consolidated Financial Data of Getty Communications...........................................         85
    Getty Communications' Management's Discussion and Analysis of Financial Condition
      and Results of Operations of Getty Communications....................................................         87
    Management of Getty Communications.....................................................................         96
    Ownership of Getty Communications Ordinary Shares......................................................         99
PHOTODISC..................................................................................................        100
    Overview...............................................................................................        100
    PhotoDisc Image Collection.............................................................................        100
    Marketing..............................................................................................        101
    Sales and Distribution.................................................................................        102
    Intellectual Property..................................................................................        103

                                      (ii)

                                                                                                               PAGE
                                                                                                             ---------
    Technology.............................................................................................        103
    Employees..............................................................................................        104
    Property...............................................................................................        104
    Legal Proceedings......................................................................................        104
    Selected Consolidated Financial Data of PhotoDisc......................................................        104
    PhotoDisc's Management's Discussion and Analysis of Financial Condition
      and Results of Operations of PhotoDisc...............................................................        106
    Management of PhotoDisc................................................................................        110
    Ownership of PhotoDisc Capital Stock...................................................................        112
    Certain Related Party Transactions.....................................................................        113
DESCRIPTION OF GETTY IMAGES CAPITAL STOCK..................................................................        115
    Getty Images Common Stock..............................................................................        115
    Getty Images Preferred Stock...........................................................................        115
    Delaware Anti-Takeover Statute.........................................................................        115
    Limitations on Directors' Liabilities and Indemnification..............................................        116
    Status of Getty Images Shares under the Federal Securities Laws; Affiliates............................        116
    Transfer Agent and Registrar...........................................................................        116
COMPARISON OF RIGHTS OF SHAREHOLDERS OF GETTY COMMUNICATIONS AND STOCKHOLDERS OF GETTY IMAGES..............        118
COMPARISON OF RIGHTS OF SHAREHOLDERS OF PHOTODISC AND STOCKHOLDERS OF GETTY IMAGES.........................        129
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...........................................        134
EXCHANGE RATES.............................................................................................        144
VALIDITY OF SECURITIES.....................................................................................        144
EXPERTS....................................................................................................        144
LIST OF DEFINED TERMS......................................................................................        145
INDEX TO CONSOLIDATED FINANCIAL INFORMATION................................................................        F-1

Annex A-- Merger Agreement, dated as of September 15, 1997, among Getty Images, Getty Communications,
          PhotoDisc and Print Merger, Inc.
Annex B-- Stockholders' Transaction Agreement, dated as of September 15, 1997, among Getty Images, certain shareholders of PhotoDisc and Mark Torrance, as representative of certain shareholders of
          PhotoDisc
Annex C-- Opinion of BT Alex. Brown International, Financial Advisor to Getty Communications
Annex D-- Opinion of BancAmerica Robertson Stephens, Financial Advisor to PhotoDisc
Annex E-- Chapter 23B.13 of the Washington Business Corporation Act

                                     (iii)

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL INFORMATION RELATING TO THE TRANSACTIONS OR THE MERGER AGREEMENT AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. GETTY SHAREHOLDERS AND PHOTODISC SHAREHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

    THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT HISTORICAL ARE
FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                    GENERAL

    This Prospectus relates to the shares of Getty Images Common Stock to be issued pursuant to the Merger Agreement to the Getty Shareholders and PhotoDisc Common Shareholders. The Merger Agreement provides for two core transactions:
(i) the Scheme of Arrangement between Getty Images and Getty Communications, pursuant to which the Getty Shareholders will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders, and Getty Communications will become a wholly owned subsidiary of Getty Images; and (ii) the merger of Merger Sub with and into PhotoDisc, pursuant to which the PhotoDisc Common Shareholders will receive an amount of cash and a number of shares of Getty Images Common Stock for each share of PhotoDisc Common Stock held. See "The Transactions", "The Scheme of Arrangement" and "The Merger Agreement". A copy of the Merger Agreement is attached as Annex A to this Prospectus.

                          THE VISUAL CONTENT INDUSTRY

    The visual content industry supplies images to a varied and growing customer base, ranging from individual consumers to major multinational corporations. Images are used to communicate messages in a wide variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, sites on the World Wide Web (the "Web"), other on-line uses, sales and in-house presentations and various consumer uses.

    Getty Images believes that the visual content industry has grown substantially in recent years. Getty Images attributes this growth to several factors, including greater appreciation of the value of images for conveying, symbolizing and reinforcing marketing and editorial messages, technological innovations that have made it easier and cheaper to select, use, edit and distribute images and a proliferation in communications channels, particularly via the Internet and in the broadcasting industry. See "The Visual Content Industry".

                              GETTY COMMUNICATIONS

    Getty Communications is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Communications markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna and Hong Kong and dedicated agents in 15 countries. Getty Communications' visual content collections are: (i) Tony Stone Images, one of the world's leading providers of contemporary stock photography; (ii) Hulton Getty, one of the two largest privately owned collections of archival photography in the world; (iii) Gamma Liaison, a leading North American news and reportage agency; and (iv) Energy Film Library, one of the world's leading stock footage companies.

    Getty Communications seeks to differentiate itself through its commitment to the highest level of quality in the creation, selection and production of relevant images capable of multiple sales, its focus on customer service, the quality and breadth of its content, its strong brand names, its worldwide distribution network and its continued investment in value-added systems and technologies.

    The principal executive offices of Getty Communications are located at 101 Bayham Street, London NW1 0AG England. Its telephone number at that address is (44171) 544-3456. See "Getty Communications".

                                   PHOTODISC

    PhotoDisc is the leader in the development and marketing of digital stock photography products and electronic delivery of images. PhotoDisc's products are offered on a royalty-free basis, a licensing model pioneered by PhotoDisc, which allows customers to pay a one-time fee to use an image on a non-exclusive basis for almost any purpose. As of September 30, 1997, PhotoDisc offered more than 120 different CD-ROM products, each of which included a collection of between 100 and 336 thematically related digital images. In addition, each image in its 50,000 photographic image library (the "PhotoDisc Image Collection") is available for immediate licensing and downloading for a fixed price from the PhotoDisc Web site. PhotoDisc markets its products to professional users, such as graphic designers and advertising agencies; corporate users, such as managerial and sales professionals within an organization; and small office/home office ("SOHO") users, such as owners and employees of small businesses. PhotoDisc has coupled the benefits of advanced technologies with its royalty-free licensing model to make stock photography more widely usable by professional users, while at the same time making stock photography more accessible to users in emerging markets, such as corporate users and SOHO users, and, potentially, consumers.

    The principal executive offices of PhotoDisc are located at 2013 Fourth Avenue, 4th Floor, Seattle, Washington 98121. Its telephone number at that address is (206) 441-9355. See "PhotoDisc".

                                  GETTY IMAGES

    Getty Images, the company that will result from the merger of Getty Communications and PhotoDisc, will be one of the leading visual content providers worldwide. Getty Communications will contribute its broad spectrum of high-quality, branded content and extensive international distribution network of wholly owned sales offices and dedicated agents. PhotoDisc will contribute its expertise and brand in the digitization and electronic delivery of images and its experience with royalty-free licensing models and on-line commerce. Getty Images believes that, following completion of the Merger, it will be positioned to satisfy the visual content needs of existing, emerging and new market segments in the visual content industry.

    The principal strengths of Getty Images will be (i) the breadth and depth of its branded high-quality content across all content categories, (ii) its ability to offer its customers a comprehensive range of options to meet their creative needs, from full-service to self-service access, from rights-protected licensing to royalty-free licensing, and from physical delivery of transparencies to electronic delivery of digital images, (iii) its extensive international distribution network and electronic distribution capabilities and (iv) its experience in the application of technology in the visual content industry. Getty Images believes that these strengths will combine to allow it to take advantage of both increasing demand for visual content and the opportunities arising in the rapidly changing visual content industry.

    Getty Images is a Delaware corporation that has been formed to effect the Transactions. Getty Images has not had any prior operations. The principal executive offices of Getty Images are located at 500 North Michigan Ave., Suite 1700, Chicago, Illinois, 60611. Its telephone number at that address is (312) 644-7880. See "Getty Images".

                                THE TRANSACTIONS

THE SCHEME OF ARRANGEMENT

    The Merger Agreement provides that Getty Communications and Getty Images will enter into the Scheme of Arrangement pursuant to which, at the Effective Time, subject to the requisite approvals of the Getty Shareholders, the sanction of the English High Court and the satisfaction or waiver (where permissible) of certain other conditions, each issued and outstanding Getty Ordinary Share will be cancelled, the Getty Shareholders will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders, and Getty Communications will become a wholly owned subsidiary of Getty Images. Appropriate arrangements will be made with the Depositary for Getty Communications ADSs to permit holders of Getty Communications ADSs to vote on and participate in the Scheme of Arrangement on the same basis as holders of Getty Class A Ordinary Shares. Each Getty Communications ADS represents two Getty Class A Ordinary Shares. See "The Scheme of Arrangement".

THE MERGER

    The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, at the Effective Time, Merger Sub will be merged with and into PhotoDisc, the separate corporate existence of Merger Sub will cease, and PhotoDisc, as the surviving corporation of the Merger, will become a wholly owned subsidiary of Getty Images. However, if necessary to ensure that the Merger can be effected as a tax-free reorganization for U.S. federal income tax purposes, Getty Images can elect either (i) to have PhotoDisc merge with and into Merger Sub, with Merger Sub as the surviving corporation in the Merger or (ii) to reduce, to the minimum extent necessary to enable the Merger to qualify as a tax-free reorganization, the cash component of the Merger Consideration (as defined below) and to substitute for such cash shares of Getty Images Common Stock as specified in the Merger Agreement. Upon consummation of the Merger, each share of PhotoDisc Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration. See "The Transactions".

MERGER CONSIDERATION

    At the Effective Time, each share of PhotoDisc Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares owned by PhotoDisc, Getty Images, Getty Communications or any of their respective subsidiaries, will be cancelled and converted into the right to receive the Stock Consideration (as defined below) and the Cash Consideration (as defined below, and together with the Stock Consideration, the "Merger Consideration").

    As described in detail in "The Transactions--Merger Consideration", the Merger Consideration per share of PhotoDisc Common Stock will be a function of, among other things, the average closing price of Getty Communications ADSs on the Nasdaq National Market during the ten trading days prior to Closing (the "Average Trading Price of Getty Communications ADSs at Closing"), the fully diluted number of shares of PhotoDisc Common Stock outstanding at Closing and the aggregate amount of expenses incurred by PhotoDisc in connection with the Transactions. Assuming that the Average Trading Price of Getty Communications ADSs at Closing is $16.68 (which was the average closing price during the ten trading days prior to October 21, 1997), and certain other assumptions described in "Unaudited Condensed Pro Forma Consolidated Financial Information", the Merger Consideration per share of PhotoDisc Common Stock will consist of 0.7279 shares of Getty Images Common Stock and $2.73 in cash (for an aggregate of approximately 7.87 million shares of Getty Images Common Stock (exclusive of shares of Getty Images Common Stock to be reserved for issuance in respect of outstanding options to purchase shares of PhotoDisc Common Stock) and approximately $29.5 million in cash). See "The Transactions-- Merger Consideration".

GETTY COMMUNICATIONS OPTIONS

    Getty Communications has one share option scheme (the "Getty Communications Option Scheme"). As of September 30, 1997, options were outstanding over 4,662,908 Getty Class A Ordinary Shares at prices between $5.00 and $10.97 per share. Optionholders under the Getty Communications Option Scheme will have the right to exercise their options for a period of one month after the date that they are notified that the English High Court has sanctioned the Scheme of Arrangement (irrespective of whether such options have vested at that time). See "The Scheme of Arrangement--Getty Communications Share Option Scheme".

PHOTODISC OPTIONS

    As of September 30, 1997, options (the "PhotoDisc Options") were outstanding under the PhotoDisc, Inc. 1994 Combined Incentive and Non-qualified Stock Option Plan (the "PhotoDisc Stock Option Plan") to purchase up to 2,085,400 shares of PhotoDisc Common Stock, of which options to purchase 1,455,650 shares were currently exercisable by 24 holders. Pursuant to the Merger Agreement, all outstanding PhotoDisc Options will be assumed by Getty Images and will be exercisable upon the same terms and conditions as under the PhotoDisc Stock Option Plan, except that (i) such options will be exercisable for that number of shares of Getty Images Common Stock determined by multiplying the number of shares of PhotoDisc Common Stock subject to such option by the PhotoDisc Exchange Ratio (as defined in "The Transactions--Merger Consideration") and (ii) the option price per share of Getty Images Common Stock shall equal the option price per share of PhotoDisc Common Stock in effect prior to the Merger divided by the PhotoDisc Exchange Ratio.

    As soon as practicable after the Effective Time, Getty Images will extend an offer to certain current holders of PhotoDisc Options to purchase from such holders options representing up to 20% of the shares subject to such options
(which would represent options to purchase an aggregate of          shares of
Getty Images Common Stock for an aggregate consideration of approximately $ million. See "The Transactions--PhotoDisc Options, Warrants and Series A Preferred Stock".

GETTY IMAGES OPTIONS

    In connection with the Transactions, Getty Images will issue to certain employees at Closing options to purchase up to 400,000 shares of Getty Images Common Stock. See "Related Agreements--The Employment Agreements".

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GETTY COMMUNICATIONS

    On September 10, 1997, the Getty Communications Board unanimously approved the Merger Agreement, the Transactions and the other transactions contemplated by the Merger Agreement as being in the best interests of Getty Communications and its shareholders and resolved to recommend that the Getty Shareholders vote in favor of approval of the Scheme of Arrangement and the related transactions.

GETTY COMMUNICATIONS' REASONS FOR THE MERGER

    The Getty Communications Board believes that the Transactions are in the best interests of its shareholders. The Getty Communications Board considered a number of factors and benefits to Getty Communications and its shareholders in connection with its evaluation of the Transactions, including the rapid change and attractive growth rates in the visual content industry, the complementary nature of the markets serviced by and the client bases of Getty Communications and PhotoDisc, the technological expertise of the two companies and the strong customer-led philosophies of Getty Communications and PhotoDisc. The Getty Communications Board also considered the complementary nature of Getty Communications' and PhotoDisc's businesses, management, strategic objectives and prospects, the economies of scale resulting from the Merger, the strong financial condition of Getty Communications and PhotoDisc, the opinion of BT Alex. Brown International ("BT Alex. Brown"), a division of Bankers Trust International PLC, that the Merger Consideration is fair from a financial point of view to Getty Communications, the terms and conditions of the Merger Agreement and the other risks described under "Risk Factors". See "The Transactions--Getty Communications' Reasons for the Transactions; Recommendation of the Board of Directors of Getty Communications".

OPINION OF BT ALEX. BROWN, FINANCIAL ADVISOR TO GETTY COMMUNICATIONS

    BT Alex. Brown has been retained by Getty Communications to act as its financial advisor in connection with the Merger and has delivered an opinion to the Getty Communications Board dated September 15, 1997 to the effect that as of such date and subject to the assumptions made, matters considered and limitations set forth in such opinion, the Merger Consideration payable by Getty Communications was fair, from a financial point of view to Getty Communications. The full text of the written opinion of BT Alex. Brown dated September 15, 1997 (the "BT Alex. Brown Opinion"), which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached to this Prospectus as Annex C. Getty Shareholders are urged to read the BT Alex. Brown Opinion in its entirety. The BT Alex. Brown Opinion is directed to the Getty Communications Board, addresses only the fairness of the Merger Consideration payable by Getty Communications from a financial point of view and does not constitute a recommendation to any Getty Shareholder as to how such shareholder should vote at the Getty Shareholder Meetings. See "The Transactions--Opinion of BT Alex. Brown International, Financial Advisor to Getty Communications".

RECOMMENDATION OF THE BOARD OF DIRECTORS OF PHOTODISC

    On September 13, 1997, the PhotoDisc Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement as being in the best interests of PhotoDisc and its shareholders and resolved to recommend that PhotoDisc's shareholders vote in favor of approval of the Merger Agreement.

PHOTODISC'S REASONS FOR THE MERGER

    The PhotoDisc Board believes that the Merger is in the best interest of its shareholders. In reaching its decision, the PhotoDisc Board considered a number of factors and benefits to PhotoDisc and its shareholders, including the liquidity offered to the PhotoDisc Shareholders by the Merger, general business and competitive conditions in PhotoDisc's industry, the economies of scale resulting from the Merger and the Scheme of Arrangement, the complementary nature of the markets serviced by and the client bases of Getty Communications and PhotoDisc, the significant depth of the visual content collection of Getty Communications, the international distribution network of Getty Communications and the opinion of BancAmerica Robertson Stephens, successor in interest to Robertson, Stephens & Company LLC ("BARS"), that the Merger Consideration was fair to the PhotoDisc Shareholders. The PhotoDisc Board also considered the timing and risks associated with the integration by Getty Images of PhotoDisc, the requirement that the Scheme of Arrangement be approved by the Getty Shareholders, the possibility that the Merger might not be consummated, fluctuations in the market value of Getty Communications ADSs and the other risks described under "Risk Factors". See "The Transactions--PhotoDisc's Reasons for the Transactions; Recommendations of the Board of Directors of PhotoDisc".

OPINION OF BANCAMERICA ROBERTSON STEPHENS, FINANCIAL ADVISOR TO PHOTODISC

    BARS was retained by PhotoDisc to act as its financial advisor in connection with the Merger and has delivered an opinion to the PhotoDisc Board dated September 13, 1997 to the effect that as of such date and based upon and subject to certain matters stated therein, the cash payment to the holders of Series A Preferred Stock plus the number of shares of Getty Images Common Stock to be issued, or reserved for issuance, in the Merger, equalling 12,400,000 less the quotient obtained by dividing one-half of the transaction-related expenses incurred by PhotoDisc and the amount of the cash payment payable to the holders of Series A Preferred Stock, by the average of the closing prices for Getty Communications ADSs on the Nasdaq National Market for the ten trading days prior to Closing (the "Net Purchase Price") was fair from a financial point of view to the PhotoDisc Shareholders. The full text of the written opinion of BARS dated September 13, 1997, which sets forth the analyses and assumptions made, matters considered and limitations on the review undertaken, is attached to this Prospectus as Annex D and should be read carefully and in its entirety. BARS's opinion is directed only as to the fairness, from a financial point of view, to the shareholders of PhotoDisc of the Net Purchase Price, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any PhotoDisc Shareholder as to how such PhotoDisc Shareholder should vote at the PhotoDisc Special Meeting. See "The Transactions--Opinion of BancAmerica Robertson Stephens, Financial Advisor to PhotoDisc".

REGULATORY APPROVALS

    The Merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "Justice Department") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Getty Communications and PhotoDisc filed the required information and material with the Justice Department and the FTC on September 30, 1997. See "The Transactions--Regulatory Approvals".

ACCOUNTING TREATMENT

    Getty Images will account for the Merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The excess of the cost of acquisition over the fair value of the assets and liabilities of PhotoDisc acquired will be recorded as goodwill and amortized over a period not to exceed 40 years.

    As a consequence of the Scheme of Arrangement, each issued and outstanding Getty Ordinary Share will be cancelled. The shares of Getty Images Common Stock issued to replace the cancelled stock will be recorded at par value. See "The Transactions--Accounting Treatment".

TRANSACTION COSTS AND CHARGES

    Each of Getty Communications and PhotoDisc will incur certain costs in connection with the Transactions, whether or not the Transactions are completed. In addition, if the Transactions are completed, Getty Images will record in the quarter in which the Transactions are completed (which is expected to be the first quarter of 1998) certain one-time charges in connection with integrating certain portions of the operations, sales and marketing and finance and administration organizations of the two companies. As a result of goodwill to be recorded in connection with the Transactions, Getty Images will also incur significant amortization charges in future periods. See "The Transactions--Transaction Costs".

CERTAIN INCOME TAX CONSIDERATIONS

    The Scheme of Arrangement is intended to be a tax-free reorganization so that for U.S. federal income tax purposes no gain or loss will be recognized by the holders of Getty Ordinary Shares on the exchange of such shares for shares of Getty Images Common Stock pursuant to the Scheme of Arrangement, except in the case of persons owning, directly, indirectly or pursuant to the operation of certain constructive ownership rules, ten percent or more of the voting power of Getty Communications. Furthermore, U.K. tax clearance will have been obtained so that the Scheme of Arrangement will not result in a taxable disposal of Getty Ordinary Shares by Getty Shareholders who are also U.K. residents.

    The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by the holders of shares of PhotoDisc Common Stock on the exchange of such shares for the Merger Consideration pursuant to the Merger, except to the extent of the cash component of the Merger Consideration received pursuant to the Merger. See "The Transactions-- Certain Income Tax Considerations".

DISSENTERS' RIGHTS

    Holders of Getty Ordinary Shares will not have any appraisal, dissenter or other similar rights in connection with the Transactions, although they will have the right to raise objections at the Getty Court Meeting. See "The Transactions--No Dissenters' Rights for Getty Shareholders".

    PhotoDisc Shareholders will be entitled to dissenters' rights under Washington law in connection with the Merger. See "The Transactions--Rights of Dissenting PhotoDisc Shareholders".

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

EFFECTIVE TIME OF THE MERGER

    The Effective Time will be the time the Merger becomes effective. As soon as practicable following the Closing, the parties to the Merger Agreement will file Articles of Merger (the "Articles of Merger") with the Washington Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the Washington Business Corporation Act (the "WBCA") and will make all other filings or recordings required under the WBCA. The Merger will become effective at such time as the Articles of Merger are duly filed with the Washington Secretary of State or at such later time as may be agreed in writing by each of the parties. See "The Merger Agreement--The Effective Time".

CONDITIONS TO THE TRANSACTIONS

    The obligations of Getty Images, Getty Communications, PhotoDisc and Merger Sub to effect the Transactions, are subject to the satisfaction or waiver of various conditions, including the following:

    - the approval by the Getty Shareholders of the Merger Agreement and all the transactions contemplated thereby;

    - the approval by the PhotoDisc Shareholders of the Merger Agreement and all the transactions contemplated thereby;

    - the English High Court having approved the Scheme of Arrangement;

    - the waiting period applicable to the Merger under the HSR Act having expired or having been terminated;

    - no temporary restraining order or injunction prohibiting the Merger or the Scheme of Arrangement having been entered;

    - the Board of Directors of Getty Images (the "Getty Images Board") as of the Effective Time having been reconstituted in accordance with the Merger Agreement;

    - the Effective Time of the Merger and the effective time of the Scheme of Arrangement occurring simultaneously;

    - each of the parties to the Merger Agreement having performed or complied in all material respects with its obligations under the Merger Agreement;

    - no event having occurred which has a Material Adverse Effect (as defined in the Merger Agreement) on the parties; and

    - the parties having received opinions from their respective counsel in respect of certain federal income tax consequences of the Merger.

    See "The Merger Agreement--Conditions to the Transactions".

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Closing:

    - by Getty Communications if: a Material Adverse Effect on PhotoDisc has occurred; any material representation or warranty of PhotoDisc or the Principal Shareholders (as defined below) was not true and correct when made; PhotoDisc or the Principal Shareholders have not complied with any material covenant; or PhotoDisc, any of its subsidiaries or a Principal Shareholder makes a general assignment for the benefit of creditors, or institutes any bankruptcy, insolvency or reorganization proceeding;

    - by PhotoDisc if: a Material Adverse Effect on Getty Communications has occurred; any material representation or warranty of Getty Communications, Getty Images or Merger Sub was not true and correct when made; Getty Communications, Getty Images or Merger Sub has not complied with any material covenant; or Getty Communications makes a general assignment for the benefit of creditors, or institutes any bankruptcy, insolvency or reorganization proceeding;

    - by either Getty Communications or PhotoDisc if the Closing has not occurred by March 31, 1998;

    - by either Getty Communications or PhotoDisc in the event that any governmental authority issues an order prohibiting the transactions contemplated by the Merger Agreement;

    - by Getty Communications if the Getty Shareholders do not approve the Merger Agreement and the transactions contemplated thereby;

    - by PhotoDisc if the PhotoDisc Shareholders do not approve the Merger Agreement and the transactions contemplated thereby;

    - by PhotoDisc if Getty Communications has not received all required approvals of the Getty Shareholders on or prior to the earlier of (i) January 31, 1998, or (ii) the date 31 days after the Registration Statement is declared effective by the Commission;

    - by PhotoDisc if, after the date of the Merger Agreement, a change of control of Getty Communications occurs; or

    - by the mutual written consent of Getty Communications and PhotoDisc.

    See "The Merger Agreement-- Termination".

THE STOCKHOLDERS' TRANSACTION AGREEMENT

    In connection with the execution of the Merger Agreement, Getty Images, PhotoDisc, certain shareholders of PhotoDisc (the "Principal Shareholders") and Mr. Mark Torrance, as designated representative of the Principal Shareholders, executed and delivered the Stockholders' Transaction Agreement dated as of September 15, 1997 (the "Stockholders' Transaction Agreement"), a copy of which is attached as Annex B to this Prospectus. Pursuant to the Stockholders' Transaction Agreement, each Principal Shareholder, among other things, made certain representations and warranties to Getty Images with respect to the shares of PhotoDisc Common Stock or Series A Preferred Stock owned by such Principal Shareholder and agreed to indemnify Getty Images and Getty Communications for certain breaches of representations and warranties and covenants of PhotoDisc and such Principal Shareholder, subject to certain limitations. See "Related Agreements--The Stockholders' Transaction Agreement".

THE ESCROW AGREEMENT

    One of the conditions to the consummation of the Transactions is that Getty Images, the Principal Shareholders and an escrow agent execute and deliver on or prior to Closing an Escrow Agreement (the "Escrow Agreement") substantially in the form attached as an exhibit to the Merger Agreement. Pursuant to the Merger Agreement and the Escrow Agreement, at Closing Getty Images will deposit into an escrow fund certificates representing 12.5 percent of the number of shares of Getty Images Common Stock (the "Escrow Shares") to be issued to each Principal Shareholder at Closing to secure the indemnification obligations of the Principal Shareholders contained in the Stockholders' Transaction Agreement and the Merger Agreement. See "Related Agreements--The Escrow Agreement".

THE STOCKHOLDERS' AGREEMENT

    One of the conditions to the consummation of the Transactions is that certain persons who will become significant stockholders of Getty Images execute and deliver a Stockholders' Agreement (the "Stockholders' Agreement") containing certain restrictions on their right to dispose of shares of Getty Images Common Stock that such persons will receive in the Transactions. See "Related Agreements--The Stockholders' Agreement".

THE REGISTRATION RIGHTS AGREEMENTS

    One of the conditions to the consummation of the Transactions is that Getty Images enter into two Registration Rights Agreements (the "Registration Rights Agreements"), one with PDI, L.L.C. ("PDI") and Mr. Mark Torrance (Mr. Torrance, together with PDI, the "PDI Shareholders") and a second with Getty Investments. Pursuant to the Registration Rights Agreements, the PDI Shareholders and Getty Investments will have certain rights to require Getty Images to register with the Commission all or a portion of the shares of Getty Images Common Stock that such entities will receive in the Transactions. See "Related Agreements--The Registration Rights Agreements".

THE EMPLOYMENT AGREEMENTS

    One of the conditions to the consummation of the Transactions is that Getty Images enter into employment agreements (the "Employment Agreements") with each of Mr. Mark Getty, Mr. Mark Torrance and Mr. Jonathan Klein on terms defined in the Merger Agreement. Getty Images and PhotoDisc have also agreed to offer employment agreements to certain other employees in connection with the Transactions. See "Related Agreements--The Employment Agreements".

                         THE GETTY SHAREHOLDER MEETINGS

DATE, TIME AND PLACE

    The Getty Court Meeting will be held at                     , London, on
             , at     p.m., London time, to consider and, if thought fit,
approve the Scheme of Arrangement.

    The Getty EGM will be held at the same place immediately after the Getty Court Meeting to consider and, if thought fit, to approve a special resolution concerning various matters relating to the Transactions.

RECORD DATE

    Holders of Getty Ordinary Shares of record on the date of the Getty Court Meeting and the Getty EGM will be entitled to notice of and to vote at the Getty Court Meeting and the Getty EGM.

REQUIRED VOTE

    At the Getty Court Meeting, the Scheme of Arrangement will require the approval of a majority in number of the holders of the Getty Class A Ordinary Shares (other than Getty Investments and Carlton) present (in person or by proxy), with such majority representing 75% or more of the votes attaching to the Getty Class A Ordinary Shares voted at the Getty Court Meeting.

    At the Getty EGM, the Scheme of Arrangement will require the approval of the Getty Shareholders present (in person or by proxy) representing 75% or more of the votes attaching to the Getty Ordinary Shares voted at the Getty EGM. Both Getty Investments and Carlton are expected to agree with the English High Court to abstain from voting at the Getty EGM, but have stated that they support the Scheme of Arrangement and will be bound by its terms. See "The Getty Shareholder Meetings--The Getty Voting Agreements".

                 THE SPECIAL MEETING OF PHOTODISC SHAREHOLDERS

DATE, TIME AND PLACE

    The PhotoDisc Special Meeting will be held at                , Seattle,
Washington, on December   , 1997, at     a.m., Seattle time, to consider and
vote on the Merger Proposal and such other matters as may properly come before the PhotoDisc Special Meeting.

RECORD DATE
    Only holders of shares of PhotoDisc Common Stock and holders of shares of
Series A Preferred Stock of record at the close of business on November   , 1997
(the "PhotoDisc Record Date") will be entitled to notice of and to vote at the
PhotoDisc Special Meeting. On the PhotoDisc Record Date, there were       shares
of PhotoDisc Common Stock outstanding held by       holders of record and
shares of Series A Preferred Stock outstanding held by       holders of record.
See "The Special Meeting of PhotoDisc Shareholders".

REQUIRED VOTE

    The Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of PhotoDisc Common Stock and Series A Preferred Stock, voting together as a single class. Eight holders of approximately 82% of the currently outstanding shares of PhotoDisc Common Stock and Series A Preferred Stock (approximately 74% assuming the exercise of currently exercisable options and warrants to purchase shares of PhotoDisc Common Stock held by (person other than such holders) have agreed with Getty Images that they will vote in favor of the Merger Proposal. See "The Special Meeting of PhotoDisc Shareholders-- Voting at the PhotoDisc Special Meeting". AS A RESULT, ADOPTION OF THE MERGER PROPOSAL BY THE PHOTODISC SHAREHOLDERS IS ASSURED.

                         MARKET PRICE AND DIVIDEND DATA

GETTY COMMUNICATIONS ADSS

    Getty Communications ADSs have been quoted on the Nasdaq National Market under the symbol "GETTY" since July 2, 1996. The following table sets forth, for the periods indicated, the high and low sales prices per Getty Communications ADS, as quoted on the Nasdaq National Market. Each Getty Communications ADS represents two Getty Class A Ordinary Shares. There is no established public trading market for Getty Class B Ordinary Shares.

1996                                                                                               HIGH        LOW
-----------------------------------------------------------------------------------------------  ---------  ---------
Third Quarter (1) (July 2, 1996 until September 30, 1996)......................................  $   14.25  $   10.00
Fourth Quarter.................................................................................      16.75      13.50

1997
-----------------------------------------------------------------------------------------------
First Quarter..................................................................................      18.00      14.00
Second Quarter.................................................................................      15.25      11.50
Third Quarter..................................................................................      19.50      10.75
Fourth Quarter (until October 23, 1997)........................................................      18.25     15.375

------------------------------

(1) On July 2, 1996, Getty Communications effected its initial public offering of Getty Communications ADSs.

    On September 15, 1997, the last full trading day preceding the public announcement of the execution of the Merger Agreement, the last reported sale price per Getty Communications ADS was $14.125. On October 23, 1997, the last full trading day prior to the date of this Prospectus, the last reported sale price per Getty Communications ADS was $15.875.

    HOLDERS OF SHARES OF PHOTODISC COMMON STOCK, SERIES A PREFERRED STOCK, GETTY ORDINARY SHARES OR GETTY COMMUNICATIONS ADSS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR GETTY COMMUNICATIONS ADSS.

PHOTODISC SHARES

    There is no established public trading market for shares of PhotoDisc Common Stock or Series A Preferred Stock. As of the PhotoDisc Record Date, PhotoDisc
had             shareholders of record.

DIVIDENDS

    Getty Communications has never declared or paid any dividends on the Getty Ordinary Shares. PhotoDisc was an S corporation for U.S. federal and state income tax purposes through 1994. Effective December 31, 1994, PhotoDisc's S corporation status was terminated. In connection with the change of status from an S corporation to a C corporation for U.S. federal and state income tax purposes, PhotoDisc paid cash dividends to its shareholders in 1995 in the amount of $389,236.

    Getty Images currently intends to retain its earnings for future growth and, therefore, does not anticipate paying cash dividends in the foreseeable future. "See Getty Images--Dividend Policy of Getty Images Following the Merger".

   SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA OF GETTY COMMUNICATIONS

    The following summary consolidated financial data of Getty Communications should be read in conjunction with "Getty Communications--Selected Consolidated Financial Data of Getty Communications", "Getty Communications--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations of Getty Communications" and the consolidated financial statements of Getty Communications and the notes thereto included elsewhere in this Prospectus. See "Index to Consolidated Financial Statements".

    The summary financial data has been translated from pounds sterling, the previously adopted reporting currency of Getty Communications, into U.S. dollars, which will be the reporting currency of Getty Images. The basis of the translations is described in "Getty Communications--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations of Getty Communications--Overview".

                                                                                                GETTY COMMUNICATIONS
                                                                TONY STONE IMAGES         ---------------------------------
                                                            (PREDECESSOR COMPANY)(1)                                 SIX
                                                         -------------------------------                           MONTHS
                                                                                           YEAR ENDED DECEMBER      ENDED
                                                             YEAR ENDED DECEMBER 31,               31,            JUNE 30,
                                                         -------------------------------  ----------------------  ---------
                                                           1992       1993       1994       1995(2)      1996       1996
                                                         ---------  ---------  ---------  -----------  ---------  ---------
                                                             $          $          $           $           $          $
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND PER ADS DATA)
STATEMENT OF OPERATIONS DATA:
Sales..................................................     23,729     27,559     42,052      63,021      85,014     40,115
Gross profit...........................................     15,084     17,355     25,762      38,307      52,858     24,615
Operating income.......................................      2,049      2,180      3,221       4,667       7,967      3,689
Net interest (expense)/income..........................       (195)      (160)      (218)     (1,468 )    (1,951)    (1,360)
Net income.............................................      1,516      1,169      1,694       1,271       2,728        924
                                                                                          -----------  ---------  ---------
                                                                                          -----------  ---------  ---------
Income per share(3)....................................                                         0.05        0.10       0.04
                                                                                          -----------  ---------  ---------
                                                                                          -----------  ---------  ---------
Shares used in computing per share amounts
  (thousands)(3).......................................                                       23,390      27,832     23,390
                                                                                          -----------  ---------  ---------
                                                                                          -----------  ---------  ---------
Income per ADS(4)......................................                                         0.11        0.20       0.08
                                                                                          -----------  ---------  ---------
                                                                                          -----------  ---------  ---------
OPERATING DATA:
EBITDA(5)..............................................      3,638      4,058      6,622      10,652      15,608      7,209
                                                         ---------  ---------  ---------  -----------  ---------  ---------
                                                         ---------  ---------  ---------  -----------  ---------  ---------
Net cash provided by/(used in):
  Operating activities.................................      3,386      2,264      5,202       6,957      13,502      5,450
  Investing activities.................................     (2,217)    (2,183)    (5,296)    (24,582 )   (25,953)   (19,919)
  Financing activities.................................       (690)       229       (314)     18,920      64,290     13,945
Net increase/(decrease) in cash and cash equivalents...        479        310       (408)      1,295      51,839       (524)
                                                         ---------  ---------  ---------  -----------  ---------  ---------
                                                         ---------  ---------  ---------  -----------  ---------  ---------


                                                           1997
                                                         ---------
                                                             $

STATEMENT OF OPERATIONS DATA:
Sales..................................................     48,718
Gross profit...........................................     30,378
Operating income.......................................      4,043
Net interest (expense)/income..........................        781
Net income.............................................      2,442
                                                         ---------
                                                         ---------
Income per share(3)....................................       0.06
                                                         ---------
                                                         ---------
Shares used in computing per share amounts
  (thousands)(3).......................................     38,469
                                                         ---------
                                                         ---------
Income per ADS(4)......................................       0.13
                                                         ---------
                                                         ---------
OPERATING DATA:
EBITDA(5)..............................................      9,015
                                                         ---------
                                                         ---------
Net cash provided by/(used in):
  Operating activities.................................      7,300
  Investing activities.................................    (13,654)
  Financing activities.................................     (2,109)
Net increase/(decrease) in cash and cash equivalents...     (8,463)
                                                         ---------
                                                         ---------

                                                                                       GETTY COMMUNICATIONS
                                                                             ----------------------------------------
                                                                             AT DECEMBER 31, 1996   AT JUNE 30, 1997
                                                                             ---------------------  -----------------
                                                                                       $                    $
BALANCE SHEET DATA:                                                                       (IN THOUSANDS)
Cash and cash equivalents..................................................           58,939               48,697
Total assets...............................................................          163,504              167,014
Long-term debt.............................................................           17,910               15,603
Shareholders' equity.......................................................          113,523              115,757

------------------------------

(1) The summary financial and operating data as of and for the year ended December 31, 1992 have been derived from the U.K. GAAP audited consolidated financial statements of Tony Stone Associates Limited, the predecessor of Getty Communications ("Tony Stone Images"), which have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP") and have been adjusted in accordance with U.S. GAAP. The summary financial and operating data as of and for the years ended December 31, 1993 and 1994 and as of March 13, 1995 and for the period January 1, 1995 through March 13, 1995 have been derived from the U.S. GAAP audited consolidated financial statements of Tony Stone Images.

(2) Reflects the combination of the audited results of Tony Stone Images for the period from January 1 through March 13, 1995 with the audited results of Getty Communications for the period from March 14 through December 31, 1995. See "Getty Communications--Selected Consolidated Financial Data of Getty Communications--Overview".

(3) Income per share has not been computed for periods which relate to Tony Stone Images as compared to Getty Communications. See Note 1 to the consolidated financial statements of Getty Communications included elsewhere in this Prospectus. Amounts for the year ended December 31, 1995 have been computed assuming the same number of shares outstanding as determined for Getty Communications for the period March 14, 1995 through December 31, 1995.

(4) Income per ADS is calculated by adjusting net income per share data for the ratio of two Getty Class A Ordinary Shares per ADS.

(5) "EBITDA" is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization. Thus, EBITDA with respect to Getty Communications comprises sales less cost of sales and selling, general and administrative expenses. Getty Communications believes that EBITDA provides investors and analysts with a measure of operating income unaffected by the financing and accounting effects of acquisitions and assists in explaining trends in the operating performance of Getty Communications. This was illustrated in 1995, when Getty Communications' net income fell as a result of the financing and accounting effects of the acquisition of Tony Stone Images with a consequent increase in net interest expense and amortization of intangibles, while EBITDA rose by approximately 61 percent over 1994. EBITDA should not be considered as an alternative to operating income as an indicator of Getty Communications' operating performance or to cash flows as a measure of Getty Communications' liquidity.

         SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA OF PHOTODISC

    The following summary consolidated financial data of PhotoDisc should be read in conjunction with "PhotoDisc--Selected Consolidated Financial Data of PhotoDisc", "PhotoDisc--PhotoDisc's Management's Discussion and Analysis of Financial Condition and Results of Operations of PhotoDisc" and the consolidated financial statements of PhotoDisc and the notes thereto included elsewhere in this Prospectus. See "Index to Consolidated Financial Information".

                                                                                                                           SIX
                                                                                                                         MONTHS
                                                                                                                          ENDED
                                                                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                                 -----------------------------------------------------  ---------
                                                                   1992       1993       1994       1995       1996       1996
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                                     $          $          $          $          $          $
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales..........................................................        387      1,480      4,709     12,512     28,231     12,102
Gross profit...................................................        281      1,051      3,319      9,470     22,129      9,615
Operating (loss)/income........................................       (218)       (58)       506      2,332      4,216      1,962
Interest (expense)/income......................................        (10)       (21)       (11)       (28)        94        (24)
Net (loss)/income..............................................       (167)       (32)       585      1,475      2,712      1,219
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
Net income/(loss) per share....................................      (0.02)      0.00       0.06       0.13       0.22       0.11
Shares used in computation of net income/(loss) per share......      6,964      9,050      9,550     11,083     12,051     11,272

OPERATING DATA:
EBITDA (1).....................................................       (161)        35        673      2,668      5,386      2,424
Net cash provided by/(used in):
  Operating activities.........................................        215        (62)       298        939      4,743      1,408
  Investing activities.........................................       (340)      (104)      (283)    (1,000)    (3,865)    (1,259)
  Financing activities.........................................        186        105         85        200      5,198      6,763
Net increase/(decrease) in cash and cash equivalents...........         61        (61)       100        139      6,076      6,912


                                                                   1997
                                                                 ---------
                                                                     $

STATEMENT OF INCOME DATA:
Sales..........................................................     19,811
Gross profit...................................................     15,937
Operating (loss)/income........................................      1,814
Interest (expense)/income......................................        116
Net (loss)/income..............................................      1,208
                                                                 ---------
                                                                 ---------
Net income/(loss) per share....................................       0.09
Shares used in computation of net income/(loss) per share......     13,124
OPERATING DATA:
EBITDA (1).....................................................      2,917
Net cash provided by/(used in):
  Operating activities.........................................      2,161
  Investing activities.........................................     (2,957)
  Financing activities.........................................     --
Net increase/(decrease) in cash and cash equivalents...........       (796)

                                                                             AT DECEMBER 31, 1996   AT JUNE 30, 1997
                                                                             ---------------------  -----------------
                                                                                       $                    $
BALANCE SHEET DATA:
Cash and cash equivalents..................................................            6,315                5,519
Total assets...............................................................           14,705               18,716
Long-term debt, net of current maturities..................................        --                    --
Total shareholders' equity.................................................           10,437               11,665

------------------------------
(1) As used herein, "EBITDA" is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization. PhotoDisc believes that EBITDA provides investors and analysts with a measure of operating income unaffected by the financing and accounting effects of acquisitions and assists in explaining trends in the operating performance of PhotoDisc. EBITDA should not be considered as an alternative to operating income as an indicator of PhotoDisc's operating performance or to cash flows as a measure of PhotoDisc's liquidity.

    SUMMARY UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following summary unaudited condensed pro forma consolidated financial information have been derived from the more detailed Unaudited Condensed Pro Forma Consolidated Financial Information included elsewhere in this Prospectus. See "Unaudited Condensed Pro Forma Consolidated Financial Information".

    The following summary pro forma consolidated income statement data give pro forma effect to the Transactions as if they had occurred on January 1, 1996. The following summary pro forma consolidated balance sheet data give pro forma effect to the Transactions as if they had occurred on June 30, 1997.

    The following data are qualified in their entirety by, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of each of Getty Communications and PhotoDisc, which are elsewhere contained in this Prospectus. See "Index to Consolidated Financial Information".

    The following pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or financial position of Getty Images would have been had the Transactions occurred on the respective dates assumed, nor is it necessarily indicative of Getty Images' future operating results or consolidated financial position.

    The following pro forma consolidated financial information is based upon the following assumptions and estimates: (i) the Average Trading Price of Getty Communications ADSs at Closing will be $16.68 (which was the average closing price of Getty Communications ADSs on the Nasdaq National Market during the ten trading days prior to October 21, 1997); (ii) the closing trading price of Getty Communications ADSs on the Nasdaq National Market on the date immediately preceding the Closing will be $15.625 (which was the closing trading price on October 20, 1997); (iii) the aggregate transaction expenses to be shared between PhotoDisc and the holders of shares of PhotoDisc Common Stock in accordance with the Merger Agreement will be $3,120,000; (iv) the aggregate transaction expenses incurred by Getty Images will be $6,000,000; (v) no additional options will be granted by either Getty Communications or PhotoDisc prior to Closing; (vi) no outstanding options to purchase shares of PhotoDisc Common Stock or Getty Ordinary Shares will be exercised prior to Closing; (vii) the Merger and the Scheme of Arrangement qualify as tax-free reorganizations; and (viii) none of the holders of shares of PhotoDisc Common Stock or Series A Preferred Stock exercise dissenters' rights in connection with the Merger.

                                                                                  YEAR ENDED       SIX MONTHS ENDED
                                                                               DECEMBER 31, 1996     JUNE 30, 1997
                                                                              -------------------  -----------------
                                                                                       $                   $
                                                                              (IN THOUSANDS, EXCEPT LOSS PER SHARE)
PRO FORMA CONSOLIDATED INCOME STATEMENT DATA:

Sales.......................................................................         113,245              68,529
Gross profit................................................................          75,711              46,914
Operating income before amortization and depreciation.......................          20,821              11,798
Operating income (1)........................................................           2,911               1,221
Net (loss) (1)..............................................................          (5,783     )        (1,961    )
EBITDA (2)..................................................................          20,821              11,798
Loss per share (1)--primary.................................................           (0.21     )         (0.07    )
                --fully diluted.............................................           (0.20     )         (0.07    )


                                                                                                   AT JUNE 30, 1997
                                                                                                   -----------------
                                                                                                           $
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents...................................................                              53,878
Total assets................................................................                             370,822
Long-term debt, net of current maturities...................................                              49,531
Shareholders' equity........................................................                             269,996

------------------------------
(1) The acquisition of PhotoDisc will generate a significant amount of goodwill that will be amortized in future periods. The resulting amortization charges that would have occurred if the combination had taken place on January 1, 1996 is $4.6 million for the six-month period ended June 30, 1997 and $9.3 million for the year ended December 31, 1996. See Note 2(a) to "Unaudited Condensed Pro Forma Consolidated Financial Information".

(2) As used herein, "EBITDA" is defined as earnings before interest, taxes, exchange gains /(losses), depreciation and amortization. EBITDA should not be considered as an alternative to operating income as an indicator of Getty Images' operating performance or to cash flows as a measure of Getty Images' liquidity.

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth certain historical per share data for Getty Communications and PhotoDisc and certain unaudited pro forma and equivalent pro forma per share data reflecting the completion of the Merger based upon the historical financial statements of Getty Communications and PhotoDisc. The following data is derived from, and should be read in conjunction with, the historical consolidated financial statements of Getty Communications and PhotoDisc and "Unaudited Condensed Pro Forma Consolidated Financial Information", in each case including the notes thereto, which are included elsewhere in this Prospectus. The pro forma information presented below is presented for information purposes only, and is not necessarily indicative of the operating results or financial position that would have been obtained had the Merger been effective during such periods or the operating results or financial position that may occur or be obtained in the future.

                                                                        SIX MONTHS ENDED AND AT JUNE 30, 1997
                                                            --------------------------------------------------------------
                                                                  GETTY                                      PHOTODISC PRO
                                                             COMMUNICATIONS     PHOTODISC    GETTY IMAGES        FORMA
                                                             HISTORICAL (1)    HISTORICAL      PRO FORMA      EQUIVALENT
                                                            -----------------  -----------  ---------------  -------------
                                                                    $               $              $               $
Net income/(loss) per share--fully diluted................           0.06            0.09          (0.07)           0.10
Dividends per share.......................................         --              --             --              --
Book value per share......................................           3.07            0.88           9.92            0.97


                                                                         YEAR ENDED AND AT DECEMBER 31, 1996
                                                            --------------------------------------------------------------
                                                                  GETTY                                      PHOTODISC PRO
                                                             COMMUNICATIONS     PHOTODISC    GETTY IMAGES        FORMA
                                                             HISTORICAL (1)    HISTORICAL      PRO FORMA      EQUIVALENT
                                                            -----------------  -----------  ---------------  -------------
                                                                    $               $              $               $
Net income/(loss) per share...............................           0.10            0.23          (0.20)           0.25
Dividends per share.......................................         --              --             --              --
Book value per share......................................           3.04            0.86            N/A            0.95

------------------------------

(1) Translated into U.S. dollars on the basis specified in "Getty
    Communications--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations of Getty
    Communications--Overview".

                                  RISK FACTORS

    GETTY SHAREHOLDERS AND PHOTODISC SHAREHOLDERS ARE BEING ASKED TO APPROVE THE MERGER AGREEMENT. PURSUANT TO THE TRANSACTIONS, THE HOLDERS OF GETTY ORDINARY SHARES AND SHARES OF PHOTODISC COMMON STOCK WILL BECOME HOLDERS OF SHARES OF GETTY IMAGES COMMON STOCK. IN DECIDING WHETHER TO APPROVE THE TRANSACTIONS, GETTY SHAREHOLDERS AND PHOTODISC SHAREHOLDERS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

DEVELOPMENTAL NATURE OF THE VISUAL CONTENT INDUSTRY

    The future growth and profitability of Getty Images will depend in large measure upon growth in demand for visual content. A visual content industry with identifiable categories and growth characteristics is a relatively recent development. The visual content industry is fragmented across all categories and is experiencing significant structural and technological changes, including substantial consolidation. To the extent that the visual content industry, or any sector of that industry in which Getty Communications or PhotoDisc operates, or in which Getty Images will operate, does not develop as anticipated by Getty Images, the value of Getty Images, Getty Communications and PhotoDisc or their results of operations or financial condition could be materially adversely affected. See "The Visual Content Industry".

RAPID TECHNOLOGICAL CHANGE

    The visual content industry is undergoing significant change, primarily due to technological developments, including methods of storing, retrieving and delivering visual content. The success of Getty Images will depend, in part, on its ability to adapt to new technological developments, to license technologies useful to its business, to develop new services and technology that address the increasingly sophisticated and varied needs of its customers and prospective customers, and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. In response to technological changes, Getty Images will be required to invest in new technologies or to modify its existing systems to keep pace with new developments, such as advances in producing digital images and in delivering digital images on-line. Getty Images will rely on third parties for a substantial portion of the hardware, software and software tools that it will use in its businesses, including, in particular, the hardware, software and software tools that enable customers and potential customers to access, search and license images through its Web sites. If suppliers fail to upgrade or support such systems, the business, financial condition or results of operations of Getty Images could be adversely affected. There can be no assurance that Getty Images will successfully use new software and other technologies effectively or adapt its third-party technology and systems to customer requirements or emerging industry standards. See "The Visual Content Industry".

SIGNIFICANT COMPETITION

    The visual content industry is characterized by strong competition. Getty Images will compete with a number of large and small visual content providers, including The Image Bank, Inc. ("The Image Bank"), a wholly owned subsidiary of Eastman Kodak Company, Visual Communications Group ("Visual Communications"), a wholly owned subsidiary of United News and Media Group plc, and Corbis Corporation ("Corbis"), a company controlled by Bill Gates, the Chairman of Microsoft Corporation. Some of the competitors of Getty Images, including The Image Bank and Visual Communications, may have access to greater financial, marketing and other resources than Getty Images. Getty Images will also compete locally with a number of general and specialized content companies, many of which are well-established in their local markets. Royalty-free stock photography agencies have also emerged as an alternative to rights-protected stock photography businesses for applications where rights-protection and other services are not customer requirements. In addition, Getty Images will compete indirectly with commissioned work in contemporary stock photography and footage. New entrants into the visual content industry could increase if technological advances make archiving, searching and digital delivery systems more affordable. Accordingly, the number of competitors could increase, which could result in lower average sales prices. There can be no assurance that Getty Images will be able to compete successfully against current or future competitors or that competitive pressures faced by Getty Images will not have a material adverse effect on the business, financial condition or results of operations of Getty Images. See "Getty Images-- Competition".

POTENTIAL DIFFICULTIES IN INTEGRATING OPERATIONS AND IN MANAGING GROWTH AND
  EXPANSION

    The Merger involves the integration of two companies that have previously operated independently. The process of coordinating and integrating the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have a material adverse effect on their combined operations, at least in the near term. The transition necessary to effect the coordination and integration to a combined company will require substantial attention from management. Such transition could be made more difficult as the result of the need to integrate recent acquisitions by Getty Communications and possible future acquisitions. See "Getty Communications--Recent Developments". The diversion of management attention and any difficulties encountered in the integration of recently acquired businesses could have a material adverse effect on the revenues and operating results of Getty Images. Goodwill amortization charges and one-time transaction costs incurred with the Transactions will also adversely affect the reported operating results of Getty Images. See "The Transactions-- Transaction Costs". As a result of goodwill to be recorded in connection with the Transactions, Getty Images will incur significant amortization charges in future periods, which charges may result in reported net income in future periods being negative.

    In addition, each of Getty Communications and PhotoDisc have grown rapidly in recent years. The ability of Getty Images to compete effectively and to manage future growth, if any, will require Getty Images to monitor and upgrade as appropriate its financial and management controls, to reorient management of recently acquired businesses to the operating philosophy of Getty Images, to develop and expand management information systems and to recruit and train personnel. If Getty Images is unable to manage such recent growth and any future growth and expansion successfully, its financial condition and results of operations could be adversely affected.

POTENTIAL ACQUISITIONS

    Getty Images will aim to provide high quality, relevant imagery across all categories of the visual content market to the broadest range of customers in existing, emerging and new markets, in ways that most appropriately suit their needs. As part of its strategy to achieve this aim, Getty Images intends to pursue the acquisition of complementary visual content and other product lines, assets or technologies that will complement or expand its business. Getty Images believes that there has recently been an increase in the level of demand for visual content and a trend toward consolidation in the visual content industry, both of which have led to increases in the valuations of visual content businesses and collections. Such increases in valuations are likely to have an adverse impact on Getty Images' ability to make acquisitions and on its ability to realize appropriate returns on such acquisitions. Acquisitions also involve a number of other risks that could adversely affect the business, financial condition or results of operations of Getty Images, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies and the potential loss of key employees. No assurance can be given that Getty Images will be able to identify any suitable acquisition candidates or to make any acquisitions or that any acquisition by Getty Images will not adversely affect the business, financial condition and results of operations of Getty Images or that such acquisitions will enhance the business of Getty Images.

INFLUENCE OF PRINCIPAL STOCKHOLDERS

    Upon completion of the Transactions, two groups of stockholders will own substantial percentages of the outstanding shares of Getty Images Common Stock and as a result will be in a position to exert significant influence in the election of the directors of Getty Images and other corporate actions that require shareholder approval. Upon completion of the Transactions (and assuming that the Average Trading Price of Getty Communications ADSs at Closing is $16.68 and the other assumptions described in "Unaudited Condensed Pro Forma Consolidated Financial Information"), Getty Investments, Mr. Mark Getty, Mr. Jonathan Klein, Crediton Limited (owned by a trust established by Mr. Klein) and the October 1993 Trust (a trust established by Mr. Getty) (collectively, the
"Getty Group") will own approximately   percent of the outstanding Getty Images
Shares and PDI, Mr. Mark Torrance, Ms. Wade Torrance and certain of their family
members (collectively, the "Torrance Group") will own approximately    percent
of the outstanding Getty Images Shares. See "Getty Images--Expected Stock Ownership of Directors, Executive Officers and Five Percent Stockholders of Getty Images Following the Merger". In addition to such ownership of Getty Images Shares, certain members of each of the Getty Group and the Torrance Group will have management roles with Getty Images that will increase their influence over the company and certain members of each group will have other rights and relationships with the company. See "The Transactions--Interests of Certain Persons in the Merger", "Getty Images--Certain Related Party Transactions" and "PhotoDisc--Certain Related Party Transactions".

DEPENDENCE UPON KEY PERSONNEL

    Getty Images believes that the performance of Getty Communications and PhotoDisc has depended to a significant extent, and that the future performance of Getty Images will depend to a significant extent, upon the services of its senior management and other key personnel, including, in particular, Mr. Mark Getty, Chairman of Getty Communications and Co-Chairman of Getty Images, Mr. Mark Torrance, Chairman and Chief Executive Officer of PhotoDisc and Co-Chairman of Getty Images, and Mr. Jonathan Klein, Chief Executive Officer of Getty Communications and Getty Images. The loss of the services of any of Messrs. Getty, Torrance or Klein could materially adversely affect the future prospects of Getty Images. The Merger Agreement provides that as a condition to the closing of the Merger each of Messrs. Getty, Torrance and Klein enter into an Employment Agreement with Getty Images for a minimum initial term of two years commencing January 1, 1998. See "Related Agreements--The Employment Agreements".

    The future success of Getty Images will also depend upon its ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that Getty Images will be able to successfully attract, hire, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could have a material adverse effect on the business, financial condition or results of operations of Getty Images. See "Getty Images--Management of Getty Images Following the Merger".

INCREASED LEVELS OF INDEBTEDNESS

    Prior to the consummation of the Merger, neither Getty Communications nor PhotoDisc had any significant levels of indebtedness. To finance the cash consideration to be paid in the Merger, Getty Images intends to borrow approximately $43 million from commercial banks. Getty Images is negotiating terms and conditions for an acquisition loan. See "The Transactions--Financing for the Merger". Assuming completion of the Merger and taking into account the financing arranged for it, Getty Images' pro forma consolidated long-term and short-term debt would have been approximately $50 and $11 million, respectively, at June 30, 1997. See "Unaudited Condensed Pro Forma Combined Financial Information". Such borrowings will require Getty Images to make substantial principal and interest payments during the next several years, which may limit the payment of cash dividends (although Getty Images has no present intention to pay cash dividends in the foreseeable future) and will also require Getty Images to maintain certain financial ratios, which may have the effect of restricting the ability of Getty Images to incur additional indebtedness and limiting other activities of Getty Images. There can be no assurance that the need to utilize free cash flow to service these obligations may not limit the ability of Getty Images to take advantage of other business opportunities which may arise in the future. Such borrowings will bear interest at floating rates, causing Getty Images to be significantly more sensitive to prevailing interest rates than was historically the case for Getty Communications or PhotoDisc.

RISKS RELATED TO ELECTRONIC IMAGE DELIVERY SYSTEMS

    Future growth in sales and profitability of Getty Images will depend in part upon the increased acceptance and use of the Internet and other on-line services as an effective medium of commerce. Rapid growth in the use of and interest in the Internet, the Web and on-line services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of users and prospective users of digital images will adopt, and continue to use, the Internet, the Web and other on-line services as a medium of commerce. In addition, the Internet, the Web and other on-line services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements.

    A significant barrier to on-line commerce and communications is the secure transmission of confidential information over public networks. Getty Images intends to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities or other events or developments will not result in a compromise or breach of the algorithms used by Getty Images to protect customer transaction data. If any such compromise or breach of security were to occur, it could have a material adverse effect on the reputation and business of Getty Images. A party that is able to circumvent Getty Images' security measures could misappropriate proprietary information, including digital images, or cause interruptions in Getty Images' on-line operations. Concerns over the security of the Internet and other on-line transactions and the privacy of users may also inhibit the growth of the Internet and other on-line services generally, and the Web in particular, especially as a means of conducting commercial transactions.

    The success of the on-line operations of Getty Images will also depend in part upon the efficient and uninterrupted operation of its computer and communications hardware systems. Such systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. While Getty Communications and PhotoDisc have implemented disaster recovery plans, neither presently has fully redundant systems and each could suffer significant delays in implementing a backup system if a major interruption were to occur. In addition, despite the implementation of network security measures by Getty Communications and PhotoDisc, their systems and servers are, and the systems and servers of Getty Images will be, vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of customer data or the inability to accept and fulfill on-line customer orders.

IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

    Historically, Getty Communications has published its consolidated financial statements in pounds sterling and has conducted a substantial portion of its business in currencies other than its reporting currency, including a substantial portion in U.S. dollars. As a result, Getty Communications has been exposed to changes in the value of currencies against the pound sterling. Upon completion of the Transactions, Getty Images will publish its consolidated financial statements in U.S. dollars and will conduct a portion of its business in currencies other than U.S. dollars, particularly the pound sterling, German mark and French franc. As a result, Getty Images will be exposed to changes in the value of currencies against the U.S. dollar. Getty Images believes that the proportion of its revenues that will be earned in currencies other than its reporting currency will be less after completion of the Transactions than is currently the case for Getty Communications. Fluctuations in the values of currencies against the U.S. dollar could affect the translation of the results of non-U.S. based operations into U.S. dollars for inclusion in the consolidated financial statements of Getty Images. See "Getty Communications--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations of Getty Communications--Overview".

POSSIBLE VOLATILITY OF STOCK PRICE; FUTURE SALES OF SUBSTANTIAL NUMBERS OF GETTY
  IMAGES SHARES COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF GETTY IMAGES SHARES

    Since the initial public offering of Getty Communications ADSs in June 1996, the Getty Communications ADSs have been thinly traded, and there has been significant volatility in the market for Getty Communications ADSs. Following the Merger, similar volatility may occur in the market for Getty Images Common Stock.

    Sales, or the possibility of sales, of substantial numbers of shares of Getty Images Common Stock in the public market after the consummation of the Transactions could adversely affect prevailing market prices of shares of Getty Images Common Stock. Pursuant to the Merger, the holders of shares of PhotoDisc Common Stock, for which there has not been a public trading market, will receive shares of Getty Images Common Stock that will be freely tradeable, subject to certain restrictions. See "Description of Getty Images Capital Stock--Status of Getty Images Shares under the Federal Securities Laws; Affiliates". Of the approximately 27,025,000 shares of Getty Images Common Stock that are expected to be outstanding upon completion of the Transactions (on the basis of the assumptions described in "Unaudited Condensed Pro Forma Consolidated Financial
Information"), approximately   million shares will be held by the former public
shareholders of Getty Communications, approximately    million shares will be
held by other former shareholders of Getty Communications and approximately million shares will be held by former shareholders of PhotoDisc. In addition, certain stockholders of Getty Images will have the right pursuant to various registration rights agreements to request Getty Images to register certain shares of Getty Images Common Stock for resale under the Securities Act and certain outstanding options to purchase Getty Ordinary Shares will become immediately exercisable for shares of Getty Images Common Stock. See "Related Agreements--The Registration Rights Agreements", "Getty Images-- Certain Related Party Transactions" and "The Scheme of Arrangement". No predictions can be made as to the effect, if any, that market sales of Getty Images Shares could have on the market price of Getty Images Shares prevailing from time to time. Certain significant stockholders of Getty Images have agreed to enter into a Stockholders' Agreement on or prior to the Closing which will impose certain restrictions on their ability to dispose of shares of Getty Images Common Stock. See "Related Agreements--The Stockholders' Agreement".

ANTI-TAKEOVER CONSIDERATIONS

    Following the completion of the Transactions, the Getty Images Board will
have the authority, without stockholder approval, to issue up to       shares of
preferred stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the stockholders of Getty Images. This authority, together with certain provisions of the Amended and Restated Certificate of Incorporation of Getty Images (the "Getty Images Certificate of Incorporation") may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of Getty Images, even if stockholders of Getty Images may consider such change in control to be in their best interests. In addition, the concentration of beneficial ownership of Getty Images Shares by the Getty Group and the Torrance Group and certain provisions of Delaware law may have the effect of delaying, deterring or preventing a hostile takeover of Getty Images. See "Description of Getty Images Capital Stock".

                                THE TRANSACTIONS

    THE FOLLOWING SUMMARIZES CERTAIN ASPECTS OF THE TRANSACTIONS. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ANNEXES HERETO, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROSPECTUS AS ANNEX A AND IS INCORPORATED BY REFERENCE HEREIN. GETTY SHAREHOLDERS AND PHOTODISC SHAREHOLDERS ARE URGED TO READ SUCH ANNEX IN ITS ENTIRETY.

    A COPY OF THE SHAREHOLDER CIRCULAR THAT IS BEING MAILED TO THE GETTY SHAREHOLDERS IN CONNECTION WITH THE SCHEME OF ARRANGEMENT (THE "GETTY SHAREHOLDER CIRCULAR") HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. GETTY SHAREHOLDERS ARE URGED TO READ THE GETTY SHAREHOLDER CIRCULAR IN ITS ENTIRETY.

THE MERGER AGREEMENT

    The Merger Agreement provides for two core transactions: (i) the merger of Merger Sub with and into PhotoDisc, pursuant to which the PhotoDisc Common Shareholders will receive the amount of cash and number of shares of Getty Images Common Stock specified below for each share of PhotoDisc Common Stock held; and (ii) the Scheme of Arrangement between Getty Images and Getty Communications, pursuant to which the Getty Shareholders will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders, and Getty Communications will become a wholly owned subsidiary of Getty Images.

    THE MERGER

    The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the WBCA, at the Effective Time, Merger Sub will be merged with and into PhotoDisc. PhotoDisc will continue as the surviving corporation of the Merger (the "Surviving Corporation"), and will continue its corporate existence under Washington law and as a direct wholly owned subsidiary of Getty Images. The PhotoDisc Articles of Incorporation, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, and the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation. Upon consummation of the Merger, each share of PhotoDisc Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration.

    If necessary to ensure that the Merger can be effected as a tax-free reorganization for U.S. federal income tax purposes, Getty Images can elect either (i) to have PhotoDisc merge with and into Merger Sub, with Merger Sub as the surviving corporation in the Merger, or (ii) to reduce, to the minimum extent necessary to enable the Merger to qualify as a tax-free reorganization, the cash component of the Merger Consideration and to substitute for such cash shares of Getty Images Common Stock as specified in the Merger Agreement.

    THE SCHEME OF ARRANGEMENT

    The Merger Agreement provides that Getty Communications and Getty Images will enter into the Scheme of Arrangement pursuant to which, at the Effective Time, subject to the requisite approvals of the Getty Shareholders, the sanction of the English High Court and the satisfaction or waiver (where permissible) of certain other conditions, each issued Getty Ordinary Share will be cancelled, the Getty Shareholders will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders, and Getty Communications will become a wholly owned subsidiary of Getty Images. See "The Scheme of Arrangement".

MERGER CONSIDERATION

    At the Effective Time, each share of PhotoDisc Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares owned by PhotoDisc, Getty Images, Getty Communications or any of their respective subsidiaries, will be cancelled and converted into the right to receive the Stock Consideration and the Cash Consideration.

    The Stock Consideration per share of PhotoDisc Common Stock will be the number of shares of Getty Images Common Stock equal to the number obtained by applying the following formula: (i) 12.4 million; (ii) subtracting from 12.4 million the result obtained by dividing (A) the amount of the cash payment payable to the holders of shares of Series A Preferred Stock immediately prior to the Effective Time pursuant to the PhotoDisc Articles of Incorporation by (B) the Average Trading Price of Getty Communications ADSs at Closing; (iii) subtracting from the result obtained in (ii) above the result obtained by dividing (A) 50% of the transaction expenses as determined in accordance with the Merger Agreement, by (B) the Average Trading Price of Getty Communications ADSs at Closing; (iv) dividing the result obtained in (iii) above by the fully diluted number of shares of PhotoDisc Common Stock outstanding immediately prior to the Effective Time (such result being the "PhotoDisc Exchange Ratio"); and
(v) multiplying the result obtained in (iv) above by 0.8.

    If the Average Trading Price of Getty Communications ADSs at Closing is greater than or equal to $12.00, the Cash Consideration per share of PhotoDisc Common Stock will be the amount in cash, without interest, equal to the Average Trading Price of Getty Communications ADSs at Closing less 10 percent, multiplied by the PhotoDisc Exchange Ratio and multiplied by 0.2. If the Average Trading Price of Getty Communications ADSs at Closing is less than $12.00, the Cash Consideration per share of PhotoDisc Common Stock will be the amount in cash, without interest, equal to the Average Trading Price of Getty Communications ADSs at Closing, multiplied by the PhotoDisc Exchange Ratio and multiplied by 0.2.

    Assuming that the Average Trading Price of Getty Communications ADSs at Closing is $16.68 (which was the average closing price during the ten trading days prior to October 21, 1997) and certain other assumptions as described in "Unaudited Condensed Pro Forma Consolidated Financial Information", (i) the Merger Consideration per share of PhotoDisc Common Stock will consist of 0.7279 shares of Getty Images Common Stock and $2.73 in cash (for an aggregate of approximately 7.87 million shares of Getty Images Common Stock (exclusive of shares of Getty Images Common Stock to be reserved for issuance in respect of outstanding options to purchase shares of PhotoDisc Common Stock) and approximately $29.5 million in cash) and (ii) upon closing of the Merger and the Scheme of Arrangement, Getty Shareholders and PhotoDisc Common Shareholders would own approximately 71% and 29%, respectively, of the then outstanding shares of Getty Images Common Stock.

PHOTODISC OPTIONS, WARRANTS AND SERIES A PREFERRED STOCK

    As of September 30, 1997, options were outstanding under the PhotoDisc Stock Option Plan to purchase up to 2,620,300 shares of PhotoDisc Common Stock, of which options to purchase 1,549,226 shares of PhotoDisc Common Stock are currently exercisable.

    Pursuant to the Merger Agreement, all outstanding PhotoDisc Options, whether or not exercisable or vested, will remain outstanding after the Effective Time and will be assumed by Getty Images. Each PhotoDisc Option will be exercisable upon the same terms and conditions as under the PhotoDisc Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each such PhotoDisc Option will be exercisable for that whole number of shares of Getty Images Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of PhotoDisc Common Stock subject to such PhotoDisc Option immediately prior to the Effective Time by the PhotoDisc Exchange Ratio and (ii) the option price per share of Getty Images Common Stock will be an amount equal to the option price per share of PhotoDisc Common Stock subject to such PhotoDisc Option in effect immediately prior to the Effective Time divided by the PhotoDisc Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent).

    As soon as practicable after the Effective Time, Getty Images will extend an offer to each holder of PhotoDisc Options who, immediately prior to the Effective Time held PhotoDisc Options to purchase more than 500 shares of PhotoDisc Common Stock, to purchase from such holder a number of such options representing 20% of the number of shares of Getty Images Common Stock subject to such options for an amount in cash, without interest, per share of Getty Images Common Stock equal to the difference between the Cash Value of Getty Communications ADSs at Closing (as defined below) and the exercise price per share of Getty Images Common Stock determined in accordance with the Merger Agreement (which would represent options to purchase an aggregate of shares of Getty Images Common Stock for an aggregate consideration of
approximately $         million. If requested by Getty Images prior to the
Effective Time and in lieu of the offer by Getty Images described in the previous sentence, PhotoDisc will, prior to the Effective Time, extend the comparable offer, adjusted to appropriately reflect the PhotoDisc Exchange Ratio, to holders of PhotoDisc Options immediately prior to the Effective Time to purchase PhotoDisc Options conditional on Closing and as of the Effective Time. The Cash Value of Getty Communications ADSs means (i) if the Average Trading Price of Getty Communications ADSs at Closing is greater than or equal to $12.00, the Average Trading Price of Getty Communications ADSs at Closing multiplied by 0.9 or (ii) if the Average Trading Price of Getty Communications ADSs at Closing is less than $12.00, the Average Trading Price of Getty Communications ADSs at Closing.

    Holders of PhotoDisc Options or options to purchase shares of Getty Images Common Stock to whom such offer is extended may accept such offer and receive immediate payment with respect to either then vested options or with respect to then unvested options, with such holder's remaining options continuing to vest over the vesting period on a pro rata basis. Pursuant to a letter agreement, dated September 15, 1997, ten option holders holding options to purchase 2,140,600 shares of PhotoDisc Common Stock agreed to accept such offer.

    As of September 30, 1997, warrants (the "PhotoDisc Common Stock Warrants") to purchase 668,472 shares of PhotoDisc Common Stock were outstanding. Such PhotoDisc Common Stock Warrants were held by the following persons: (i) PDI, L.L.C. with respect to 592,472 shares of PhotoDisc Common Stock of which 91,592 were exercisable at an exercise price of $0.1575 per share and 500,880 were exercisable at an exercise price of $0.1250 per share; and (ii) Mr. Mark Callaghan with respect to 76,000 shares of PhotoDisc Common Stock at an exercise price of $0.1575 per share. Pursuant to the Merger Agreement, PhotoDisc agreed to demand that the holders of the PhotoDisc Common Stock Warrants exercise such warrants in accordance with the terms of the warrants, with such exercise to occur immediately prior to and conditional upon the Closing.

    As of September 30, 1997, there were 1,701,879 shares of Series A Preferred Stock outstanding, which were held by 13 holders of record. Pursuant to the terms of the PhotoDisc Articles of Incorporation, shares of Series A Preferred Stock are convertible on a one-for-one basis into shares of PhotoDisc Common Stock at the option of the holder. As a result of the Merger, the holders of shares of Series A Preferred Stock will also be entitled to receive a cash payment from PhotoDisc in an amount that depends upon the value of the Merger at Closing. Getty Images has assumed the obligation to make this cash payment. Assuming that the Average Trading Price of Getty Communications ADSs at Closing is $16.68 (which was the average closing price during the ten trading days prior to October 21, 1997) and certain other assumptions described in "Unaudited Condensed Pro Forma Consolidated Financial Information", the aggregate amount of the cash payment due and payable at Closing to holders of shares of Series A Preferred Stock would be approximately $1.5 million.

BACKGROUND OF THE TRANSACTIONS

    During the second half of 1996 and 1997, directors of Getty Communications from time to time considered the strategy of Getty Communications with respect to entering the royalty-free business. These considerations included plans for developing Getty Communications' own royalty-free business and preliminary discussions with representatives of royalty-free companies about various potential transactions.

    During the week of July 14, 1997, Mark Getty and Mark Torrance discussed the possibility of a business combination between Getty Communications and PhotoDisc. These discussions centered on whether the corporate and management philosophies of Getty Communications and PhotoDisc were compatible.

    At the conclusion of such discussions, Mr. Getty and Mr. Torrance agreed that they would consult with their management colleagues to consider whether there was a basis upon which to explore a business combination. No agreements or understandings were reached as a result of these discussions and no confidential information was exchanged.

    During the week of July 21, 1997, discussions were held by Mr. Nick Evans-Lombe of Getty Communications and representatives of BT Alex. Brown, financial advisor to Getty Communications, on certain issues that would arise in relation to a potential merger between Getty Communications and PhotoDisc including the structure by which a business combination could be effected, the equity share capital of the combined entity, comparative valuations of Getty Communications and PhotoDisc, and the relative contribution that would be made to the combined entity by each of Getty Communications and PhotoDisc.

    On Friday, July 25, 1997, a meeting was held in Seattle attended by Mr. Getty, Mr. Klein and Mr. Evans-Lombe of Getty Communications, Mr. Torrance, Mr. Chamberlain, Mr. Heston, Ms. Redman and Mr. Child, each an officer or director of PhotoDisc, and representatives of legal counsel to each of Getty Communications and PhotoDisc. These preliminary discussions related to the possible benefits of a business combination, possible structures for a business combination and the relative valuation of Getty Communications and PhotoDisc in any such business combination.

    No agreements or understandings were reached as a result of these discussions, but it was agreed that BT Alex. Brown and BARS, financial advisor to PhotoDisc, should continue exploratory discussions relating to the terms of a possible transaction.

    On Tuesday, July 29, 1997, discussions took place in San Francisco between Mr. Getty and Mr. Klein of Getty Communications and Mr. Torrance, Mr. Chamberlain, Mr. Heston and Ms. Redman of PhotoDisc, together with representatives of BARS and legal counsel to Getty Communications. The matters discussed included the possible structure of any business combination, the name of the merged entity, and the management and operating structure of the merged entity including management positions and reporting lines. BT Alex. Brown, on behalf of Getty Communications, and BARS, on behalf of PhotoDisc, were instructed to discuss the financial aspects of the proposed business combination, including the relative values of Getty Communications and PhotoDisc and the terms on which any business combination might be consummated.

    On July 30, 1997, a board meeting of Getty Communications was held at which a presentation by management was made as to the possibility of a transaction with PhotoDisc. It was noted that the discussions with PhotoDisc were at an exploratory stage and that to date no confidential information had been exchanged. The Board authorized Mr. Getty and Mr. Klein to pursue the possibility of a transaction with PhotoDisc.

    On Friday, August 1, 1997, further discussions took place in San Francisco. These discussions were attended by Mr. Getty and Mr. Klein of Getty Communications, Mr. Torrance, Mr. Chamberlain, Mr. Heston and Ms. Redman of PhotoDisc, and representatives of BT Alex. Brown, BARS and legal counsel to Getty Communications. The parties discussed numerous issues regarding a combination of Getty Communications and PhotoDisc, including the relative contributions of each to a combined business and different exchange ratios of shares in relation to both Getty Communications and PhotoDisc. As a result of these discussions, management of each of Getty Communications and PhotoDisc came to believe that a business combination between Getty Communications and PhotoDisc might be possible and would be desirable. Accordingly, following these discussions, the management of each of Getty Communications and PhotoDisc commenced work with its respective advisers to carry out the necessary due diligence and other work to determine whether a business combination could be achieved.

    In the week of August 4, 1997, representatives of Getty Communications visited PhotoDisc's premises and representatives of PhotoDisc, accompanied by representatives from BARS, visited Getty Communications' London premises. In that week, discussions continued, particularly in relation to the management and operating structure of the combined entity and arrangements between shareholders of the merged company. On August 5, 1997, Getty Communications and PhotoDisc executed a Confidentiality Agreement that provided that neither of them would publicly disclose confidential information obtained from the other.

    During discussions in London on Friday, August 8, 1997, management of each of Getty Communications and PhotoDisc confirmed that they still believed that a business combination between Getty Communications and PhotoDisc was possible and desirable and that detailed due diligence should commence as well as discussions with a view to reaching agreement on the terms of a possible transaction.

    On August 20, 1997, Getty Communications and PhotoDisc executed a Standstill Agreement providing that neither of them would engage in discussions with any other person regarding possible business combinations or, in the case of Getty Communications, the commencement of a royalty-free business, for a period expiring on September 12, 1997.

    From August 11 until early September 1997, senior management of Getty Communications and PhotoDisc, assisted by their legal, financial and accounting advisers, exchanged due diligence materials and conducted due diligence investigations. In late August, counsel to Getty Communications delivered initial drafts of the Merger Agreement and related agreements to PhotoDisc. On several occasions throughout these discussions, management of PhotoDisc conferred with certain members of the PhotoDisc Board concerning the terms of the proposed Merger and the status of various issues.

    On August 20, 1997, the Board of Getty Communications had a special meeting to consider a potential business combination between Getty Communications and PhotoDisc. At that meeting, Mr. Getty and Mr. Klein made a presentation to the Board concerning various aspects of the proposed transaction. In particular, they described to the Board (i) various operating and financial characteristics of PhotoDisc and Getty Communications and PhotoDisc combined, (ii) the structure of a proposed transaction between Getty Communications and PhotoDisc in which the shareholders of each company would receive an interest in the merged entity in the form of ordinary shares of common stock, (iii) issues to be resolved prior to the parties reaching a definitive agreement (including due diligence, relative valuation, transaction structure, negotiation and execution of definitive transaction documentation, development of combined business operating and financial plans and agreement of management and operating structure), and
(iv) a potential timetable for the negotiation, public announcement and completion of the transaction. Following these presentations, the Getty Communications Board authorized management and its advisers to continue discussions with PhotoDisc and its advisers.

    On September 5, 1997, Messrs. Getty, Klein and Torrance, together with legal and financial advisors, met in London, England to discuss various issues regarding the proposed business combination including, among other things, the appropriate exchange ratio and the amount of cash to be paid to the PhotoDisc stockholders in the Merger. On the basis of their discussions, Messrs. Getty and Klein, on behalf of Getty Communications, and Mr. Torrance, on behalf of PhotoDisc, instructed their respective legal and financial advisors to attempt to negotiate and finalize the Merger Agreement and related agreements.

    During the week of September 7, 1997, counsel to Getty Communications and PhotoDisc exchanged several drafts of the Merger Agreement and related agreements, and the representatives of the parties met in San Francisco numerous times to resolve outstanding issues under the agreements.

    On September 10, 1997, the Getty Communications Board held a special meeting to consider approval of the Merger. At the meeting, Mr. Getty and Mr. Klein, representatives of BT Alex. Brown and of legal counsel to Getty Communications made further presentations and reviewed the terms of the Merger Agreement, the business and prospects of Getty Communications, the potential Scheme of Arrangement with Getty Images and the potential combination of Getty Communications with PhotoDisc. In particular, BT Alex. Brown and Clifford Chance discussed with the Getty Communications Board the status of the negotiations for the Merger Agreement. In addition, the Getty Communications Board considered a number of factors, both positive and negative, to Getty Communications and its shareholders in connection with the evaluation of the Transactions. These factors are described in more detail in "The Transactions--Getty Communications' Reasons for the Transactions; Recommendation of the Board of Directors of Getty Communications". BT Alex. Brown also advised the Getty Communications Board as to the fairness of the Merger Consideration from a financial point of view to Getty Communications. See "--Opinion of BT Alex. Brown, Financial Advisor to Getty Communications".

    Following discussions, the Getty Communications Board unanimously approved the Transactions, subject to the satisfactory resolution by management of a limited number of outstanding issues, and determined that the terms and conditions of the Merger Agreement were fair to and in the best interests of the shareholders of Getty Communications. Accordingly, the Getty Communications Board unanimously approved the form of the Merger Agreement and unanimously recommended that the shareholders vote for approval of the Transaction at the Getty Shareholder Meetings.

    On September 13, 1997, the PhotoDisc Board held a special meeting to consider approval of the Merger. At the meeting, Mr. Torrance, Ms. Redman and Mr. Chamberlain, representatives of BARS and of legal counsel to PhotoDisc made presentations concerning the structure and terms of the proposed Merger and the Merger Agreement, the results of due diligence conducted with respect to the business of Getty Communications, recent results of operations of PhotoDisc and a variety of other matters related to the potential combination of PhotoDisc and Getty Communications. The PhotoDisc Board considered a number of factors, both positive and negative, to PhotoDisc and its shareholders in connection with evaluation of the proposed Merger. These factors are described in more detail in "The Transactions-- PhotoDisc's Reasons for the Merger; Recommendation of the Board of Directors of PhotoDisc". BARS also delivered its opinion, dated September 13, 1997, that the Net Purchase Price was fair from a financial point of view to the shareholders of PhotoDisc. See "--Opinion of BancAmerica Robertson Stephens, Financial Advisor to PhotoDisc".

    On September 15, 1997, PhotoDisc and Getty Communications finalized and executed the Merger Agreement and related agreements.

    On September 16, 1997, PhotoDisc and Getty Communications publicly announced the terms of the Transactions.

    On November    , 1997, Getty Communications and PhotoDisc commenced the
mailing of this Prospectus to the shareholders of Getty Communications and PhotoDisc.

GETTY COMMUNICATIONS' REASONS FOR THE TRANSACTIONS; RECOMMENDATION OF THE BOARD
  OF DIRECTORS OF GETTY COMMUNICATIONS

    At a special meeting of the Getty Communications Board held on September 10, 1995, the Getty Communications Board received presentations concerning, and reviewed the terms of the Merger Agreement with members of Getty Communications' management and its legal counsel and financial advisors and also received presentations from Getty Communications' management and representatives of BT Alex. Brown concerning the potential combination of Getty Communications with PhotoDisc. At the meeting, the Getty Communications Board determined that the Transactions, upon the terms and conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the shareholders of Getty Communications. Accordingly, the Getty Communications Board has unanimously adopted the

Merger Agreement and resolved to proceed with the Transactions and unanimously recommends that the Getty Shareholders vote for approval of the Scheme of Arrangement and the related transactions at the Getty Shareholder Meetings. See "--Background of the Transactions" and "--Interests of Certain Persons in the Merger".

    In reaching its determination, the Getty Communications Board consulted with Getty Communications' management, as well as its legal counsel and financial advisors, and considered a number of factors and benefits to Getty Communications and its shareholders in connection with its evaluation of the transactions, including the factors described below:

        (i) The Getty Communications Board considered the complementary nature of Getty Communications' and PhotoDisc's respective businesses, products, assets, managements, strategic objective and prospects, which would enable Getty Images to benefit from the economies of scale and other operational benefits.

        (ii) The Getty Communications Board considered the strong financial condition, strong results of operations and favorable cash flows of each of Getty Communications and PhotoDisc, both on a historical and on a prospective basis.

       (iii) The Getty Communications Board considered the presentation of BT Alex. Brown delivered to the Getty Communications' Board at its meeting on September 10, 1997, including BT Alex. Brown's oral opinion to the effect that, as of September 10, 1997, the Merger Consideration to be paid by Getty Communications pursuant to the Merger Agreement is fair, from a financial point of view, to Getty Communications. See "--Opinion of BT Alex. Brown International, Financial Advisor to Getty Communications".

        (iv) The Getty Communications Board considered the terms and conditions of the Merger Agreement, including the form of the consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Merger Agreement. See "The Merger Agreement".

        (v) The Getty Communications Board considered the recent growth rates in the visual content market, and in particular in the royalty-free segment, in Web-based transactions and in the existing businesses of Getty Communications, which provides potential opportunities for high revenue growth rates of the combined companies.

        (vi) The Getty Communications Board considered the complementary nature of the market serviced by and the client bases of Getty Communications and PhotoDisc. PhotoDisc's leadership in the royalty-free section of stock photography market would complement Tony Stone Images' market leadership in rights-protected licensing. The client bases of the combined companies would give Getty Images a customer base which would cover the broad range of traditional customers, from the rights-protected licensing market, and new customers, from multimedia, corporate communications and small businesses, attracted by the simplicity of the royalty-free services developed by PhotoDisc.

       (vii) The Getty Communications Board's belief that Getty Images would be able to apply the technological capabilities of Getty Communications and PhotoDisc to offer increased access to their combined wealth of high quality content, to enhance the quality and quantity of images available to customers and to deliver such images in a faster and more flexible, efficient manner.

      (viii) The Getty Communications Board considered that Getty Communications and PhotoDisc have strong customer-led philosophies, with a focus on providing superior levels of product and service to their clients.

        (ix) The Getty Communications Board considered the probable favorable market reaction to the elimination of the dual class capital structure of Getty Communications in favor of the single class capital structure of Getty Images.

    The Getty Communications Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Transactions, including, but not limited to: (i) the timing and risks associated with the integration of PhotoDisc with Getty Communications and the other business that Getty Communications has recently acquired and whether the potential benefits sought in the Transactions and such other acquisitions might not be fully realized; (ii) the requirement that the Merger be approved by the Getty Shareholders; (iii) the risk associated with the fact that there would be a new significant minority shareholder of Getty Images; (iv) the possibility of management disruptions associated with the Merger and the risk that, despite the efforts of Getty Communications and PhotoDisc, PhotoDisc may not attract and retain key management, marketing and technical personnel after the consummation of the Merger; (v) the charges to be incurred in connection with the Transactions, including the costs of integrating the business and transaction expenses arising from the Transactions; and (vi) the other risks described under "Risk Factors" herein. The Getty Communications Board believed that these potentially negative factors were outweighed by the potential benefits of the Transactions.

    The foregoing discussion of the information and factors considered and given weight by the Getty Communications Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger Agreement, the Getty Communications Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the Getty Communications Board may have given different weight to different factors. See "--Interests of Certain Persons in the Merger".

    THE GETTY COMMUNICATIONS BOARD BELIEVES THAT THE TRANSACTIONS ARE IN THE BEST INTERESTS OF GETTY COMMUNICATIONS AND ITS SHAREHOLDERS. THE GETTY COMMUNICATIONS BOARD UNANIMOUSLY RECOMMENDS THAT GETTY SHAREHOLDERS VOTE FOR APPROVAL OF THE SCHEME OF ARRANGEMENT AND THE RELATED TRANSACTIONS.

OPINION OF BT ALEX. BROWN INTERNATIONAL, FINANCIAL ADVISOR TO GETTY
  COMMUNICATIONS

    Getty Communications utilized the services of BT Alex. Brown to act as Getty Communications' financial advisor in connection with the Merger, including rendering its opinion to the Getty Communications Board as to the fairness, from a financial point of view to Getty Communications, of the Merger Consideration being paid by Getty Communications.

    On September 10, 1997, representatives of BT Alex. Brown rendered BT Alex. Brown's oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Merger Consideration payable by Getty Communications was fair, from a financial point of view, to Getty Communications. No limitations were imposed by the Getty Communications Board upon BT Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF BT ALEX. BROWN'S WRITTEN OPINION DATED SEPTEMBER 15, 1997 (THE "BT ALEX. BROWN OPINION") WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROSPECTUS AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. GETTY SHAREHOLDERS ARE URGED TO READ THE BT ALEX. BROWN OPINION IN ITS ENTIRETY. THE BT ALEX. BROWN OPINION IS DIRECTED TO THE GETTY COMMUNICATIONS BOARD, ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION PAYABLE BY GETTY COMMUNICATIONS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GETTY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE GETTY SHAREHOLDER MEETINGS. THE BT ALEX. BROWN OPINION WAS RENDERED TO THE GETTY COMMUNICATIONS BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DISCUSSION OF THE BT ALEX. BROWN OPINION IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT ALEX. BROWN OPINION.

    In connection with the BT Alex. Brown Opinion, BT Alex. Brown made certain material assumptions which are set forth in the following paragraphs. BT Alex. Brown reviewed certain publicly available financial information and other information concerning Getty Communications and PhotoDisc and certain other internal information furnished by Getty Communications and PhotoDisc. BT Alex. Brown also held discussions with the members of the senior managements of Getty Communications and PhotoDisc regarding the businesses and prospects of their respective companies and the combined company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for the Getty Communications ADSs, (ii) compared certain financial and stock market information for Getty Communications with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which were deemed comparable in whole or in part,
(iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In conducting its review and arriving at its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of Getty Communications and PhotoDisc and other information relating to the prospects of Getty Communications and PhotoDisc provided to BT Alex. Brown by each company, BT Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the respective managements of Getty Communications and PhotoDisc as to the likely future financial performances of their respective companies. The financial projections of Getty Communications and PhotoDisc that were provided to BT Alex. Brown were utilized and relied upon by BT Alex. Brown in the Contribution Analysis, Discounted Cash Flow Analysis, IPO Analysis and Pro Forma Combined Cash Flow and Earnings Analysis summarized below. BT Alex. Brown did not make and it was not provided with an independent evaluation or appraisal of the assets of Getty Communications and PhotoDisc, nor has BT Alex. Brown been furnished with any such evaluations or appraisals. The BT Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter. BT Alex. Brown noted that the Merger Consideration payable by Getty Communications was $165.8 million as of the date of the analyses performed for the BT Alex. Brown Opinion.

    The following is a summary of the analyses performed and factors considered by BT Alex. Brown in connection with the rendering of the BT Alex. Brown Opinion.

    HISTORICAL FINANCIAL POSITION

    In rendering its opinion, BT Alex. Brown reviewed and analyzed the historical and current financial condition of Getty Communications and PhotoDisc, which included (i) an assessment of their respective recent financial statements, and (ii) an analysis of their respective revenue, cash flow, growth and operating performance trends.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES--PHOTODISC

    This analysis examines a company's valuation as compared to the valuation in the public market of selected publicly traded companies. BT Alex. Brown compared certain financial information (utilizing the valuation measurements described below) relating to PhotoDisc, a private company, to certain corresponding information for a selected group of four publicly traded companies in the business services industry (consisting of CBT Group PLC, Gartner Group Inc., Sitel Corporation and Sylvan Learning Systems, Inc. (collectively, the "Business Services Firms")) and certain corresponding information for a selected group of four publicly traded companies in the on-line commerce industry (consisting of Amazon.com, Inc., C--Net, Inc., E*TRADE Group, Inc. and ONSALE, Inc. (collectively, the "On-line Commerce Firms")). Such financial information included, among other things, (i) market trading multiples as of September 12, 1997 based on their enterprise values, and (ii) market trading multiples as of September 12, 1997 based on their equity market values. The financial information used in connection with the multiples provided below with respect to the Business Services Firms and the On-line Commerce Firms was based on the latest reported twelve-month period as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998 as reported by IBES. Revenue estimates for calendar years 1997 and 1998 for the Online Commerce Firms were derived from BT Alex. Brown Incorporated research for Amazon.com and ONSALE, from Montgomery Securities research for C--Net, and Robertson Stephens research for E*TRADE. BT Alex. Brown noted that the mean multiple for enterprise value to trailing twelve-month revenue for the Business Services Firms was 7.8x with a range of 1.8x to 17.1x, resulting in a mean implied valuation for PhotoDisc of $281.8 million with a range of $68.4 million to $615.6 million, and that the mean of the same multiples for the On-line Commerce Firms was 15.2x with a range of 8.0x to 20.4x, resulting in mean implied valuation for PhotoDisc of $547.2 million with a range of $290.1 million to $733.8 million. BT Alex. Brown noted that the mean multiple of enterprise value to calendar year 1998 revenue for the On-line Commerce Firms was 5.3x with a range of 1.6x to 8.2x, resulting in a mean implied valuation for PhotoDisc of $331.5 million with a range of $102.7 million to $507.8 million. BT Alex. Brown noted that the mean multiple of enterprise value to trailing twelve-month EBITDA of the Business Services Firms was 41.5x with a range of 12.5x to 72.7x, resulting in a mean implied valuation for PhotoDisc of $236.8 million with a range of $73.1 million to $413.1 million. BT Alex. Brown noted that the mean multiple of equity value to calendar year 1998 net income of the Business Services Firms was 32.1x with a range of 16.4x to 51.1x, resulting in a mean implied valuation for PhotoDisc of $195.3 million with a range of $100.0 million to $310.7 million.

    ANALYSIS OF IPO-VALUATION--PHOTODISC

    BT Alex. Brown analyzed the potential value of PhotoDisc in an initial public offering based on PhotoDisc's net income and revenue forecast for calendar year 1998. BT Alex. Brown noted that, based on net income multiples derived from the analysis of the Business Services Firms of 25.0x to 35.0x calendar year 1998 net income, PhotoDisc's implied equity market valuation would be $152.1 million to $213.0 million. BT Alex. Brown noted that, based on revenue multiples derived from the analysis of the On-line Commerce Firms of 2.5x to 3.5x calendar year 1998 revenue, PhotoDisc's implied equity market valuation would be $157.3 million to $219.3 million.

    ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS

    BT Alex. Brown reviewed the financial terms, to the extent publicly available, of eight completed mergers and acquisitions since 1994, including four transactions in the software industry and four transactions in the visual content industry. BT Alex. Brown calculated various financial multiples based on certain publicly available information for each of the transactions. BT Alex. Brown noted that none of the deals analyzed were truly representative, in part due to the lack of publicly available information. BT Alex. Brown noted that the mean multiple of enterprise value to trailing twelve-month revenue was 4.0x with a range of 1.4x to 9.5x, resulting in a mean implied valuation for PhotoDisc of $145.7 million with a range of $53.8 million to $344.3 million. BT Alex. Brown noted that the mean multiple of equity value to trailing twelve-month net income was 57.4x with a range of 18.0x to 181.4x, resulting in a mean implied valuation for PhotoDisc of $154.9 million with a range of $48.6 million to $490.1 million. All multiples for the selected mergers and acquisitions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions over the period during which the transactions occurred.

    CONTRIBUTION ANALYSIS

    BT Alex. Brown analyzed the relative contributions of PhotoDisc and Getty Communications to the pro forma income statement of the combined company, based on historical data and projections for calendar years 1997 and 1998 for their respective companies and compared such percentage contributions to PhotoDisc's relative pro forma ownership of the outstanding fully-diluted capital of the combined company. BT Alex. Brown noted that due to PhotoDisc's rapid historical growth and limited operating history, BT Alex. Brown focused its attention on 1998 anticipated contribution. BT Alex. Brown's analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger and (ii) non-recurring expenses relating to the Merger), PhotoDisc would account for a percentage of the combined company's pro forma revenue, pro forma EBITDA and pro forma net income for the projected 1998 calendar year slightly in excess of the interest that PhotoDisc Common Shareholders will receive in the Merger.

    PRO FORMA COMBINED CASH FLOW AND EARNINGS ANALYSIS

    BT Alex. Brown analyzed certain pro forma effects of the Merger on the projected performance of Getty Communications. Based on such analysis, BT Alex. Brown computed the resulting dilution/accretion to the combined company's fully-diluted EBITDA estimate for the fiscal years ending 1998 and 1999, pursuant to the Merger without taking into account any potential cost savings and other synergies that PhotoDisc and Getty Communications might achieve if the Merger were consummated and before non-recurring costs relating to the Merger. BT Alex. Brown noted that the Merger would be generally neutral or modestly accretive to the combined company's EBITDA and fully-diluted adjusted net income for the fiscal year ending December 31, 1998, with greater accretion for the fiscal year ending December 31, 1999. BT Alex. Brown noted that the estimates used for the fiscal year ending December 31, 1999 were much less reliable than the estimates used for the fiscal year ending December 31, 1998 due to the very preliminary nature of the 1999 estimates.

    DISCOUNTED CASH FLOW ANALYSIS--PHOTODISC

    BT Alex. Brown calculated a range of present values for the equity value of PhotoDisc based on estimates of PhotoDisc's future operating performance over a five-year period and estimates of terminal value of PhotoDisc's enterprise value at the end of such period. Estimates of the future operating performance of PhotoDisc were based on the assumption that PhotoDisc, would, in general, maintain its operating margins and revenue growth rates. Estimates of the terminal value were calculated using a range of multiples of projected net income (25.0x to 35.0x) based upon a review of the trading multiples of the Business Services Firms. BT Alex. Brown aggregated the free cash flows through 2002 and the range of terminal values and discounted the combined cash flow stream at a range of discount rates of 20.0% to 30.0%. BT Alex. Brown arrived at such discount rates based on its judgement of weighted average cost of capital of the Business Services Firms and On-line Commerce Firms, adjusted for a liquidity discount in connection with the private company status of PhotoDisc. This analysis indicated a range of values of $132.9 million to $264.0 million.

    RELEVANT MARKET AND ECONOMIC FACTORS

    In rendering its opinion, BT Alex. Brown considered, among other factors, relevant market and economic factors in the media industry.

    No company used in the analysis of selected publicly traded companies nor any transaction used in the analyses of selected mergers and acquisitions summarized above is identical to PhotoDisc, Getty Communications or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Business Services Firms and On-line Commerce Firms, the companies in the selected mergers and acquisitions and other factors that would affect the public trading value and acquisition value of the Business Services and On-line Commerce Firms, and the companies in the selected mergers and acquisitions.

    While the foregoing summary describes the analyses and factors that BT Alex. Brown deemed material in its presentation to the Getty Communications Board, it is not a comprehensive description of all of the analyses and factors considered by BT Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BT Alex. Brown Opinion. In performing its analyses, BT Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of PhotoDisc and Getty Communications. The analyses performed by BT Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Getty Images Common Stock may trade at any future time.

    Pursuant to a letter agreement dated July 14, 1997 between BT Alex. Brown and Getty Communications, Getty Communications has agreed to indemnify BT Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of the rendering of services under its engagement as financial advisor. BT Alex. Brown is a division of Bankers Trust International PLC.

    The Getty Communications Board retained BT Alex. Brown to act as its advisor based upon BT Alex. Brown's qualifications, reputation, experience and expertise. BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. BT Alex. Brown may actively trade the equity securities of Getty Communications for its own account and for the account of its customers. BT Alex. Brown regularly publishes research reports regarding the media industry and the businesses and securities of publicly traded companies in the media industry.

PHOTODISC'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF
  PHOTODISC

    At its September 13, 1997 meeting, the PhotoDisc Board unanimously approved the Merger Agreement and the transactions contemplated thereby. In reaching its conclusion to approve the Merger, the PhotoDisc Board considered a number of factors, including the factors described below.

        (i) The PhotoDisc Board considered the liquidity offered by the Merger to the PhotoDisc Shareholders. The PhotoDisc Board believed that (A) the Merger offered the PhotoDisc Shareholders the opportunity to own a publicly traded stock of a significantly larger business enterprise and (B) PhotoDisc Shareholders would have the opportunity to participate in the potential growth of the combined company after the Closing. In addition, the PhotoDisc Board considered the predominantly tax-free nature of the Merger, which will permit PhotoDisc Shareholders to retain their investments without immediate taxation of the majority of their gains. See "--Certain Income Tax Considerations". The PhotoDisc Board also considered the risks and uncertainties involved in an initial public offering of shares of PhotoDisc Common Stock by PhotoDisc.

        (ii) The PhotoDisc Board considered general business and competitive conditions in its industry. In particular, the PhotoDisc Board considered PhotoDisc's growth opportunities as an independent company compared with the growth opportunities available to a publicly traded and larger company such as Getty Communications. The PhotoDisc Board believed that in order to compete more effectively and to take advantage of available growth opportunities, PhotoDisc would need to increase investment in visual content development, Internet and Web site development and marketing and

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
    distribution activities. The PhotoDisc Board considered that PhotoDisc's current capital resources may not be sufficient to fund fully an increase in investment and that a merger with Getty Communications, which has greater financial resources, an extensive library of images and an existing international marketing and distribution network, provides a desirable alternative. The PhotoDisc Board also considered that the combination of the reorganized brand-name of Getty Communications with PhotoDisc's innovative royalty-free licensing would give the combined company greater leverage and visibility in dealing with customers and suppliers.

       (iii) The PhotoDisc Board considered that certain economies of scale could result by combining the two companies' visual content, sales and marketing activities, finance and administration organizations, customer bases and Internet presence, and that such a combination could further strengthen and broaden PhotoDisc's penetration into the stock photography market.

        (iv) The PhotoDisc Board considered the strength of the international distribution network of Getty Communications, which could allow PhotoDisc to market its royalty-free products to more customers.

        (v) The PhotoDisc Board considered the presentation of BARS delivered to the PhotoDisc Board on September 13, 1997, including BARS's oral opinion to the effect that as of such date, the Net Purchase Price was fair from a financial point of view to the PhotoDisc Shareholders. See "--Opinion of BancAmerica Robertson Stephens, Financial Advisor to PhotoDisc".

    In the course of Merger discussions, the PhotoDisc Board considered the terms of the proposed offer, including factors relevant to the valuation of PhotoDisc. Based on the $13 5/8 price of Getty Communications ADSs on September 12, 1997, the equivalent of about $12.40 per share of PhotoDisc Common Stock was considered a favorable valuation for the PhotoDisc Shareholders. The PhotoDisc Board also considered the financial performance of Getty Communications in recent years and its enterprise value/EBITDA, and balanced these factors against the risks associated with the potential volatility of shares of Getty Images Common Stock. In addition, the PhotoDisc Board considered management's comments about the strategic direction of Getty Communications and the added value that Getty Communications could contribute to the combined company.

    The PhotoDisc Board considered a number of additional factors relating to the Merger, including the following: (i) the business, assets, management, competitive position and prospects of PhotoDisc and Getty Communications, the synergistic businesses of PhotoDisc and Getty Communications, the complementary management teams and the strong competitive position of the combined company;
(ii) the financial condition, cash flows and results of operations of PhotoDisc and Getty Communications, both on a historical and prospective basis, including the strong balance sheet of the combined company, strong results of operations and cash flows of the combined company; (iii) the strong position of Getty Communications in the visual content industry; (iv) the significant potential enhancement of the strategic and market position of the combined company beyond that achievable by PhotoDisc alone and the increase in business opportunities expected to result from the combination of the two companies; (v) the consideration to be received by PhotoDisc Shareholders in the Merger and the relationship between the market value of the Getty Images Shares to be issued in exchange for shares of PhotoDisc Common Stock and the consideration received in comparable merger transactions; (vi) PhotoDisc's view of the strength of the management and sales organizations at Getty Communications; (vii) the belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable; (viii) PhotoDisc management's view as to the potential for other third parties to enter into strategic relationships with or to acquire or merge with PhotoDisc or Getty Communications; (ix) the impact of the Merger on PhotoDisc's customers and employees; and (x) the due diligence investigations of Getty Communications conducted by management and financial and legal advisors. The PhotoDisc Board also considered the terms of the Merger Agreement regarding limitations on PhotoDisc's rights to consider and negotiate other acquisition proposals.

    The PhotoDisc Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the timing and risks associated with the integration by Getty Communications of PhotoDisc and with other businesses that Getty Communications has recently acquired and whether the potential benefits sought in the Merger and such other acquisitions might not be fully realized; (ii) the requirement that the Scheme of Arrangement be approved by the Getty Shareholders and the English High Court as a condition to Closing; (iii) the possibility that the Merger might not be consummated and the effect of the public announcement of the Merger on PhotoDisc's sales and operating results and on PhotoDisc's ability to attract and retain key management, marketing and technical personnel; (iv) the fact that the price of Getty Communications ADSs has fluctuated in the past and, because the consideration to be paid to the PhotoDisc Common Shareholders is tied to the price of Getty Communications ADSs, the consideration to be received by PhotoDisc Common Shareholders will decline if the price of Getty Communications ADSs declines; (v) the possibility of management disruption associated with the Merger and the risk that, despite the efforts of PhotoDisc and Getty Communications, key technical and management personnel might not remain employed by PhotoDisc; (vi) the risks associated with the fact that the Getty Images Board will contain a majority of directors elected by the Getty Shareholders; (vii) the charges to be incurred in connection with the Merger, including costs of integrating the businesses and transaction expenses arising from the Merger; and (viii) the other risks described under "Risk Factors" herein. The PhotoDisc Board believed that these potentially negative factors were outweighed by the potential benefits of the Merger.

    The foregoing discussion of the information and factors considered by the PhotoDisc Board is not intended to be exhaustive but is believed to include all material factors considered by the PhotoDisc Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the PhotoDisc Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the PhotoDisc Board may have given different weights to different factors. In the course of its deliberations, the PhotoDisc Board did not establish a range of value for PhotoDisc; however, based on the factors outlined above, the PhotoDisc Board determined that the Merger is in the best interests of PhotoDisc and its shareholders.

    THE PHOTODISC BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PHOTODISC AND ITS SHAREHOLDERS. THE PHOTODISC BOARD, THEREFORE, UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER PROPOSAL.

OPINION OF BANCAMERICA ROBERTSON STEPHENS, FINANCIAL ADVISOR TO PHOTODISC

    PhotoDisc retained BARS to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness, from a financial point of view, to the shareholders of PhotoDisc of the Net Purchase Price. The full text of BARS's opinion dated September 13, 1997 is attached to this Prospectus as Annex D and is incorporated herein by reference, and the summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. PhotoDisc Shareholders are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions made and the scope of review undertaken, as well as limitations on the review undertaken, by BARS in rendering its opinion.

    At the September 13, 1997 special meeting of the PhotoDisc Board, BARS delivered its oral opinion, which subsequently was confirmed in writing, that as of such date and based on the matters described therein, the Net Purchase Price was fair to the PhotoDisc Shareholders, from a financial point of view. BARS did not recommend to the PhotoDisc Board that any specific purchase price should constitute the Net Purchase Price. No limitations were imposed by the PhotoDisc Board on BARS with respect to the investigations made or procedures followed by it in furnishing its opinion. BARS's opinion to the PhotoDisc Board addresses only the fairness of the Net Purchase Price to the PhotoDisc Shareholders, from a financial point of view, and does not constitute a recommendation to any such shareholder as to how such shareholder should vote at the PhotoDisc Special Meeting. BARS expresses no opinion as to the tax consequences of the Merger, and BARS's opinion as to the fairness of the Net Purchase Price does not take into account the particular tax status or position of any shareholder of PhotoDisc. In furnishing its opinion, BARS was not engaged as an agent or fiduciary of PhotoDisc's shareholders or any other third party.

    In connection with the preparation of its opinion dated September 13, 1997, BARS, among other things: (i) reviewed financial information concerning PhotoDisc and Getty Communications furnished to it by PhotoDisc and Getty Communications, including certain PhotoDisc internal financial analyses and forecasts prepared by the management of PhotoDisc; (ii) reviewed publicly available information; (iii) held discussions with the managements of PhotoDisc and Getty Communications concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined; (iv) reviewed the Merger Agreement; (v) reviewed the stock price and trading history of Getty Communications; (vi) prepared a pro forma merger analysis for the combination of PhotoDisc and Getty Communications;
(vii) prepared a relative contribution analysis for PhotoDisc and Getty Communications; (viii) reviewed the valuations of publicly traded companies that it deemed comparable to Getty Communications; (ix) compared the financial terms of the Merger with other transactions that it deemed relevant; (x) prepared a discounted cash flow analysis of PhotoDisc; and (xi) made such other studies and inquiries, and reviewed other such data, as it deemed relevant. BARS noted that based on the $13.375 closing stock price of the Getty Communications ADSs on September 11, 1997, and assuming $2.5 million in transaction expenses incurred by PhotoDisc and $4 million in distribution payments to holders of PhotoDisc Series A Preferred Stock, the Merger resulted in an aggregate PhotoDisc equity value of approximately $161 million.

    The following paragraphs summarize the analyses performed by BARS in arriving at its opinion and reviewed with the PhotoDisc Board, but do not purport to be a complete description of the analyses performed by BARS.

    DISCOUNTED CASH FLOW ANALYSIS

    BARS performed certain discounted cash flow analyses to estimate the present value of the stand-alone, unlevered (before interest expense) after-tax cash flows of the financial projections prepared by management of PhotoDisc. BARS first discounted the projected, unlevered after-tax cash flows through December 31, 2002, using a range of discount rates from 15% to 25%. BARS then added to the present value of the cash flows the terminal value of PhotoDisc in the fiscal year ending December 31, 2002, discounted back at the same discount rate. The terminal value was computed by multiplying PhotoDisc's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") in the fiscal year ending March 31, 2002 by terminal multiples ranging from 9.0x to 13.0x. The discounted cash flow valuation indicated implied equity valuations from $113.4 million to $224.1 million.

    CONTRIBUTION ANALYSIS

    BARS compared the contribution of PhotoDisc and Getty Communications to the pro forma combined revenue, gross profit, and EBITDA for the combined company, based on actual calendar year 1996 results and on publicly available forecasts of BARS for Getty Communications and the forecasts of PhotoDisc's management of PhotoDisc's financial performance for the 1997 and 1998 calendar years. BARS noted that PhotoDisc's contribution to the combined company's pro forma revenue, gross profit and EBITDA for the 1996, 1997 and 1998 calendar years in each case implied an equity value less than the aggregate PhotoDisc equity value implied in the Merger based on the closing stock price of the Getty Communications ADSs on September 11, 1997.

    PRECEDENT ACQUISITION ANALYSIS

    BARS analyzed publicly available information for six selected recent mergers and acquisitions within the visual content industry (the "Precedent Acquisitions"). BARS noted that none of the Precedent Acquisitions was identical to the Merger. Certain of the Precedent Acquisitions were acquisitions of libraries of visual content and not broader-based visual content businesses or technology companies. All multiples for the Precedent Acquisitions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions over the period during which the transactions occurred. All of the foregoing affects the significance and relevance of this analysis.

    In examining the precedent acquisitions, BARS analyzed certain financial parameters of the acquired company relative to the total consideration offered (including net debt assumed). Financial indicators compared included the latest 12 months' revenue and EBITDA. Based on total consideration offered to the latest 12 months' revenue multiples, PhotoDisc's implied equity value was $96.6 million. Based on the total consideration offered to the latest 12 months' EBITDA multiples, PhotoDisc's implied equity value was $113.3 million.

    PRO FORMA ANALYSIS

    BARS analyzed the pro forma EBITDA per share of the combined company based on the Net Purchase Price (based on assumed transaction-related expenses of $2,500,000) and financial projections for PhotoDisc provided by the management of PhotoDisc and for Getty Communications based on publicly available BARS analyst estimates. Such analysis indicated that, in the absence of synergies, pro forma EBITDA per share of the combined company, compared to Getty Communications as a stand-alone entity, would be substantially the same in 1997 and greater in 1998.

    STOCK PRICE AND TRADING ANALYSIS

    BARS reviewed the trading activity, including price and volume, of the Getty Communications ADSs from September 11, 1996 to September 11, 1997. BARS noted that during that period the daily closing sale prices of the Getty Communications ADSs ranged from $10.75 to $17.75 with a mean of $14.338. The trailing averages over the most recent 10-, 30-, and 60-day periods were $12.456, $11.94 and $12.677, respectively. This information was presented to the PhotoDisc Board as background information regarding the per share price the Getty Communications ADSs over the indicated period.

    COMPARABLE COMPANY ANALYSIS

    Because Getty Communications was the only publicly traded company in the visual content industry, BARS considered that it was the only company comparable to PhotoDisc, and that a comparable company valuation analysis would not provide additional meaningful indications of PhotoDisc's value.

    The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, BARS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BARS believes its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying its opinion. In its analyses, BARS made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of PhotoDisc or Getty Communications. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    In arriving at its opinion, BARS did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. Furthermore, BARS did not obtain any independent appraisal of the properties or assets and liabilities of PhotoDisc or any of its subsidiaries, nor was BARS furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of PhotoDisc that BARS reviewed, BARS assumed that such forecasts had been reasonably prepared and reflected the best available estimates and judgments of the PhotoDisc management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of PhotoDisc. In addition, BARS relied upon estimates and judgements of PhotoDisc's and Getty Communications' management as to the future financial performance of PhotoDisc. BARS has also assumed that the Merger will be accounted for as a purchase of equity under generally accepted accounting principles. BARS also assumed that the transaction-related expenses incurred by PhotoDisc will be reasonable. While BARS believes that its review, as described herein, is an adequate basis for the opinion it expresses, its opinion is necessarily based upon market, economic, and other conditions that existed and can be evaluated as of the date of the BARS' opinion and on information available to it as of such date. BARS expresses no opinion as to the value of any employee or non-competition arrangements or agreements entered into in connection with the Merger Agreement or the Merger.

    BARS was retained based on BARS's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BARS's investment banking relationship and familiarity with PhotoDisc. BARS has provided certain investment banking services to PhotoDisc from time to time, having been selected as an underwriter for the proposed initial public offering of PhotoDisc Common Stock. In the ordinary course of business, BARS may trade Getty Communications' securities for its own account and the account of its customer and, accordingly, may at any time hold a long or short position in Getty Communications' securities.

    PhotoDisc engaged BARS pursuant to a letter agreement dated July 31, 1997. The agreement provides that, for its services, BARS is entitled to receive a fee equal to 1.2% of the aggregate fair market value at Closing of the consideration paid, and debt assumed, by Getty Communications in the Merger, which fee becomes due and payable upon consummation of the Merger. PhotoDisc has also agreed to indemnify BARS for certain liabilities relating to or arising out of services provided by BARS as financial advisor to PhotoDisc, including certain liabilities under the federal securities laws.

FINANCING FOR THE MERGER

    To finance in part the Merger, Getty Images intends to borrow approximately $43 million from commercial banks. Getty Images is negotiating terms and conditions for an acquisition loan. This loan is expected to be repayable over five years from the date of the draw down, to bear interest at the rate of up to
1.5 percent per annum over U.S. dollar LIBOR and to be secured over the assets and liabilities of Getty Images and its subsidiaries. Customary covenants, warranties and events of default are also likely to be included.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the Getty Communications Board's recommendation that the Getty Shareholders vote in favor of the Scheme of Arrangement and the PhotoDisc Board's recommendation that the PhotoDisc Shareholders vote in favor of the Merger Proposal, Getty Shareholders and the PhotoDisc Shareholders should be aware that certain significant shareholders and a number of executive officers of Getty Communications and PhotoDisc, including some officers who are also directors, have certain interest in the Transactions that are different from, or in addition to, the interests of the Getty Shareholders and

PhotoDisc Shareholders generally. The Getty Communications Board and PhotoDisc Board recognized such interests and determined that such interests neither supported nor detracted from the Transactions being in the best interests of the holders of Getty Ordinary Shares and PhotoDisc Common Stock, respectively.

    OWNERSHIP OF GETTY ORDINARY SHARES; STOCK OPTIONS

    As of September 30, 1997, the current directors and executive officers of
Getty Communications beneficially owned an aggregate of (i)             shares
of Getty Class A Ordinary Shares (or approximately      % of the then
outstanding Getty Class A Ordinary Shares), including Getty Class A Ordinary Shares that may be acquired upon the exercise of outstanding warrants and the
exercise of outstanding stock options and (ii)             shares of Getty Class
B Ordinary Shares (or approximately      % of the then outstanding Getty Class A
Ordinary Shares, including Getty Class B Ordinary Shares that may be acquired upon the exercise of outstanding warrants and the exercise of outstanding options.

    As of September 30, 1997, directors and executive officers of Getty Communications held options (the "Getty Communications Options") under the Getty Communications Executive Share Option Plan (the "Getty Communications Share Option Plan"), to purchase an aggregate of 4,662,168 shares of Getty Class A
Ordinary Shares, of which options to purchase             shares of Getty Class
A Ordinary Shares were exercisable.

    OWNERSHIP OF PHOTODISC COMMON STOCK AND SERIES A PREFERRED STOCK; STOCK
     OPTIONS

    As of September 30, 1997, directors and executive officers of PhotoDisc beneficially owned an aggregate of 8,648,909 shares of PhotoDisc Common Stock, including shares issuable upon conversion of Series A Preferred Stock, which represents approximately 85.3% of the then outstanding shares of PhotoDisc Common Stock and Series A Preferred Stock (10,697,031 shares assuming exercise of all outstanding options and warrants exercisable within 60 days).

    As of September 30, 1997, directors and executive officers of PhotoDisc held options under the PhotoDisc Stock Option Plan, to purchase an aggregate of 2,085,400 shares of PhotoDisc Common Stock, of which options to purchase 1,455,650 shares of PhotoDisc Common Stock were exercisable. All PhotoDisc Options, whether or not exercisable or vested, will, pursuant to the Merger Agreement, remain outstanding following the Effective Time and be assumed by Getty Images in such manner that Getty Images (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of the Internal Revenue Code of 1986, as amended through the date of the Merger Agreement (the "Code"), or (ii) to the extent that Section 424 of the Code does not apply to any such PhotoDisc Options, would be such a corporation were Section 424 of the Code applicable to such PhotoDisc Options. Each PhotoDisc Option assumed by Getty Images will be exercisable upon the same terms and conditions as under the PhotoDisc Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each such PhotoDisc Option will be exercisable for that whole number of Getty Images Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of PhotoDisc Common Stock subject to such PhotoDisc Option immediately prior to the Effective Time by the PhotoDisc Exchange Ratio and (ii) the option price per Getty Images Common Stock will be an amount equal to the option price per share of PhotoDisc Common Stock subject to such PhotoDisc Option in effect immediately prior to the Effective Time divided by the PhotoDisc Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent).

    EMPLOYMENT AGREEMENTS

    As a condition to the consummation of the Transactions, Getty Images will enter into Employment Agreements with Messrs. Mark Getty, Jonathan Klein and Mark Torrance (each an "Executive" and collectively the "Executives"). The remuneration per annum to the Executives will be as follows: Mr. Getty, $275,000; Mr. Klein, $325,000; and Mr. Torrance, $275,000. Each Executive's compensation package will also include yearly bonuses, certain options to purchase shares of Getty Images Common Stock and a pension scheme equal to 20% of the Executive's annual salary.

    Upon the termination of employment by Getty Images of any of the Executives, other than for Cause (as defined below) or by reason of his voluntary resignation for Good Reason (as defined below), such Executive will receive a lump sum payment equal to the unpaid remuneration and maximum bonuses over the greater of the term of the agreement and two years. See "Related Agreements--The Employment Agreements".

    In addition to the Employment Agreements, pursuant to a letter agreement dated September 15, 1997, Getty Images acknowledged that in connection with the transactions contemplated by the Merger Agreement, PhotoDisc intends to offer employment agreements to Mr. Robert Chamberlain, Ms. Sally von Bargen, Mr. Christian Birkeland, Ms. Natalie Angelillo and Mr. Michel Perrin and that Getty Images intends to offer employment agreements to Mr. William Heston and Ms. Heather Redman. The terms of each employment agreement will be subject to the review and approval of Getty Images.

    TORRANCE LEASE

    PhotoDisc leases its executive offices in Seattle, Washington from Mr. Torrance at the current rate of $43,059.97 per month. It is a condition to the consummation of the Transactions that PhotoDisc enter into a new lease with Mr. Torrance with respect to this facility. See "PhotoDisc--Certain Related Party Transactions".

    THE STOCKHOLDERS' AGREEMENT

    One of the conditions to the consummation of the Transactions is that Getty Images, the Getty Group and the Torrance Group enter into the Stockholders' Agreement. Among other things, the Stockholders' Agreement limits the right of the parties thereto to transfer their respective shares of Getty Images Common Stock. See "Related Transactions--The Stockholders' Agreement".

    THE REGISTRATION RIGHTS AGREEMENTS

    One of the conditions to the consummation of the Transaction is that Getty Images enter into the Registration Rights Agreements. The Registration Rights Agreements will give the PDI Shareholders and Getty Investments certain rights to require Getty Images to file a registration statement with respect to all or a portion of such stockholder's shares of Getty Images Common Stock and to have any or all of their Getty Images Common Stock included in any registration by Getty Images. See "Related Transactions-- The Registration Rights Agreements".

    GETTY PARTIES SHAREHOLDERS' AGREEMENT

    The holders of the Getty Class B Ordinary Shares--Getty Investments, the October 1993 Trust and Crediton Limited--have entered into a shareholders' agreement, which will be amended, among other things, to limit the rights of such parties to vote or transfer their Getty Images Shares. See "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement".

    GETTY INVESTMENTS COMPANY AGREEMENT

    Getty Investments is a limited liability company organized under the State of Delaware and is governed by a limited liability company agreement among four various Getty family trusts and 525 Investments Limited. See "Getty Images--Certain Related Party Transactions--Getty Investments Company Agreement".

    GETTY TRADEMARKS

    Getty Investments and Getty Images will agree that in the event that Getty Images becomes controlled by a third party not affiliated with the Getty family, Getty Investments will have the right to call for an assignment to it of all rights to the Getty Trademarks (as defined below). See "Getty Images-- Certain Related Party Transactions--Getty Trademarks".

    INDEMNIFICATION FOR GETTY INVESTMENTS

    Getty Images has agreed to indemnify Getty Investments and its members for liabilities arising in connection with the Transactions. See "Getty Images--Certain Related Party Transactions-- Indemnification".

    AGREEMENTS WITH CARLTON

    Getty Communications has entered into certain agreements with Carlton in connection with the Transactions. See "Getty Images--Certain Related Party Transactions--Agreements with Carlton".

REGULATORY APPROVALS

    The Merger is subject to the HSR Act, and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Justice Department and the FTC and certain waiting periods have expired or been terminated. Getty Communications and PhotoDisc filed the required information and material with the Justice Department and the FTC on September 30, 1997.

ACCOUNTING TREATMENT

    Getty Images will account for the Merger using the purchase method of accounting in accordance with U.S. GAAP. The excess of the cost of acquisition over the fair value of the assets and liabilities of PhotoDisc acquired will be recorded as goodwill and amortized over a period not to exceed 40 years.

    As a consequence of the Scheme of Arrangement, each issued and outstanding Getty Ordinary Share will be cancelled. The shares of Getty Images Common Stock issued to replace the cancelled shares will be recorded at par value.

TRANSACTION COSTS

    Except as described below, whether or not the Closing occurs, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs and expenses.

    Transaction costs incurred by Getty Communications in connection with the Transactions, including the fees of financial advisors, accountants and legal counsel, are expected to be approximately $6.0 million if the Transactions are completed. Such costs will be capitalized as part of the purchase price and amortized over future periods if the Transactions are completed.

    If the Closing occurs, all costs and expenses of BARS, Deloitte & Touche LLP, Heller Ehrman White & McAuliffe and Freshfields and all other costs and expenses incurred by PhotoDisc in connection with the Merger Agreement, the Stockholders' Transaction Agreement, the Escrow Agreement and the transactions contemplated by such agreements will be shared equally between PhotoDisc, on the one hand, and the holders of shares of PhotoDisc Common Stock immediately prior to the Effective Time on the other hand (on a pro rata basis) (such shared expenses being the "Shared Expenses").

    PhotoDisc and the Principal Shareholders currently estimate that the total amount of Shared Expenses will be $2.2 to $2.6 million. Five days prior to the Closing, PhotoDisc will provide to Getty Images an updated estimate of the total amount of the Shared Expenses (such estimated amount being the "Closing Estimate"). All of the costs will be expensed by PhotoDisc prior to the completion of the Transactions and the Principal Shareholders' share of the amount equal to 120% of the Closing Estimate (such adjusted amount being the "Adjusted Closing Estimate") will be factored into the calculation of the Merger Consideration as provided in the Merger Agreement.

    A final accounting of the Shared Expenses will be made within 45 days after the Closing. In the event that the final amount of the Shared Expenses (the "Final Expense Amount") is greater than the Adjusted Closing Estimate, each Principal Shareholder will within 10 days of such final determination pay to Getty Images such Principal Shareholder's pro rata share of 50% of the difference between the Final Expense Amount and the Adjusted Closing Estimate. In the event that the Final Expense Amount is less than the Adjusted Closing Estimate, Getty Images will within 10 days of such final determination pay to each Principal Shareholder such Principal Shareholder's pro rata share of 50% of the difference between the Adjusted Closing Estimate and the Final Expense Amount.

    Certain costs will be incurred by Getty Communications and PhotoDisc even if the Transactions are not completed, in which case such costs will be expensed as one-time charges. Getty Communications and PhotoDisc have agreed that if the Closing shall not have occurred by March 31, 1998 as a result of the breach of a representation, warranty or covenant of a party, the breaching party shall reimburse the non-breaching party for the reasonable costs and expenses incurred by such party. In addition, Getty Communications and PhotoDisc have agreed that if the Merger Agreement is terminated by PhotoDisc because Getty Communications has not obtained the requisite approvals of the Getty Shareholders on or prior to the earlier of January 31, 1998 or the date 31 days after the Registration Statement is declared effective by the Commission, Getty Communications shall reimburse PhotoDisc for all reasonable costs and expenses incurred by PhotoDisc in connection with the Merger Agreement.

    If the Transactions are completed, Getty Images will also record in the quarter in which the Transactions are completed (which is expected to be the first quarter of 1998) certain one-time charges in connection with integrating certain portions of the operations, sales and marketing and finance and administration organizations of the two companies. The potential magnitude of these charges has not yet been determined.

CERTAIN INCOME TAX CONSIDERATIONS

    GENERAL

    The following general discussion summarizes (i) the material U.K. and U.S. federal income tax consequences of the Scheme of Arrangement, (ii) the material U.S. federal income tax consequences of the Merger and (iii) the material U.S. federal income tax consequences of the ownership and disposition of shares of Getty Images Common Stock. This discussion is based on U.S. federal income tax law, including the Code, regulations, rulings, decisions and administrative practice, on U.K. laws, decisions and administrative practice, and on the United States-United Kingdom Income Tax Convention (the "Treaty") all as in effect on the date hereof. Future legislation, regulations, administrative interpretations or court decisions could change such laws either prospectively or retroactively. This discussion does not address all aspects of taxation that may be important to a Getty Shareholder or a PhotoDisc Shareholder in light of such shareholder's particular circumstances or to shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, persons who acquired their shares of Getty Communications or PhotoDisc pursuant to the exercise of options or similar derivative securities or otherwise as compensation, persons whose functional currency is not the U.S. dollar or persons owning (directly, indirectly or constructively by application or relevant attribution rules) ten percent or more of the voting power or value of Getty Images, Getty Communications or PhotoDisc.

Shareholders should consult their own tax advisors concerning the tax consequences of the Transactions and the ownership and disposition of shares of Getty Images Common Stock in light of their particular situations, as well as under applicable state, local or foreign tax laws. This discussion assumes that each Getty Shareholder and each PhotoDisc Shareholder holds Getty Communications ADSs, Getty Class A Ordinary Shares or PhotoDisc Common Stock, as the case may be, as capital assets within the meaning of section 1221 of the Code.

    For purposes of the following discussion, a "U.S. Shareholder" is a shareholder that is, for U.S. federal income tax purposes, subject to taxation on his, her or its worldwide income. Subject to a variety of special rules, including special transition rules in the case of trusts, the following are treated as U.S. Shareholders: (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that is subject to the supervision of a court within the United States and is under the control of a U.S. person. A "Non-U.S. Shareholder" is a shareholder that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust, or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

    For U.S. federal income tax purposes and for purposes of the Treaty, a holder of Getty Communications ADSs will be treated as owning the underlying Getty Class A Ordinary Shares evidenced thereby. Accordingly, the following discussion (except where otherwise expressly noted) applies equally to holders of Getty Communications ADSs and Getty Class A Ordinary Shares.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SCHEME OF ARRANGEMENT

    Shearman & Sterling, special U.S. counsel to Getty Communications, is expected to render an opinion, dated as of the effective date of the Registration Statement (of which this Prospectus is a part) to the effect that
(i) the Scheme of Arrangement will be treated for U.S. federal income tax purposes either (A) as a reorganization within the meaning of section 368(a) of the Code or (B) when considered together with the Merger, as a tax-free reorganization under section 351 of the Code, (ii) to the extent treated as a reorganization, both Getty Communications and Getty Images will be a party to that reorganization within the meaning of section 368(b) of the Code, and (iii) no gain or loss will be recognized on the exchange of Getty Communications ADSs for shares of Getty Images Common Stock, except in the case of persons owning, directly, indirectly or pursuant to the operation of certain constructive ownership rules, ten percent or more of the voting power of Getty Communications (a "Ten Percent Shareholder"). The opinion of Shearman & Sterling will be expressly based upon the accuracy of certain customary assumptions and certain representations made to Shearman & Sterling by Getty Images, Getty Communications, PhotoDisc and certain shareholders of Getty Communications and PhotoDisc, as well as upon the assumptions that the Scheme of Arrangement will be consummated in accordance with the description thereof contained herein, that the Merger will be consummated in accordance with the Merger Agreement and that there will be no change in any material facts between the date of such opinion and the Effective Time. It is a condition to the consummation of the Transactions that such opinion will not have been withdrawn or modified in any material respect.

    EXCHANGE OF GETTY COMMUNICATIONS ADSS FOR SHARES OF GETTY IMAGES COMMON STOCK. A Getty Shareholder (other than a Ten Percent Shareholder) exchanging Getty Communications ADSs for shares of Getty Images Common Stock will not realize any gain or loss on such exchange for U.S. federal income tax purposes. The tax basis of the shares of Getty Images Common Stock to be received by such Getty Shareholder will be the same as the tax basis of the Getty Communications ADSs surrendered in exchange therefor. The holding period of the shares of Getty Images Common Stock received by such Getty

Shareholder will include the period during which the holder held the Getty Communications ADSs surrendered in exchange therefor.

    As a consequence of the qualification of the Scheme of Arrangement as either a reorganization or a transaction described in section 351 of the Code, neither Getty Communications nor Getty Images will recognize any taxable gain for U.S. federal income tax purposes upon consummation of the Scheme of Arrangement.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Heller, Ehrman, White & McAuliffe, special counsel to PhotoDisc, is expected to render an opinion, dated as of the effective date of the Registration Statement (of which this Prospectus is a part), to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (ii) each of PhotoDisc and Getty Images will be a party to that reorganization within the meaning of section 368(b) of the Code, and (iii) no gain or loss will be recognized on the exchange of PhotoDisc Common Stock for the Merger Consideration, except that gain, if any, will be recognized to the extent of the Cash Consideration received. The opinion of Heller, Ehrman, White & McAuliffe will be expressly based upon the accuracy of certain customary assumptions and certain representations made to such counsel by PhotoDisc, Getty Communications, Getty Images and certain shareholders of PhotoDisc and Getty Communications, as well as upon the assumptions that the Merger will be consummated in accordance with the Merger Agreement and that there will be no change in any material facts between the date of such opinion and the Effective Time. It is a condition to the consummation of the Transactions that such opinion will not have been withdrawn or modified in any material respect.

    EXCHANGE OF SHARES OF PHOTODISC COMMON STOCK FOR SHARES OF GETTY IMAGES COMMON STOCK. A PhotoDisc Shareholder exchanging shares of PhotoDisc Common Stock for shares of Getty Images Common Stock and cash will realize gain measured by the excess, if any, of (i) the sum of the amount of cash and the fair market value of the Getty Images Common Stock received in the Merger over
(ii) such shareholder's tax basis in his shares of PhotoDisc Common Stock. However, any such realized gain will be taxable only to the extent of the cash received.

    In determining whether any gain recognized will be treated as capital gain or ordinary income under section 356(a) of the Code, each PhotoDisc Common Shareholder will be considered to have received solely shares of Getty Images Common Stock (and not cash) in the Merger and then to have retransferred to Getty Images (in a constructive redemption in exchange for the Cash Consideration) the number of such shares having a value equal to the Cash Consideration received.

    If the constructive exchange of shares for cash described above would, in the case of a particular holder, qualify as a redemption under the tests of section 302(b) of the Code (under the rules described below), the gain recognized by such holder upon receipt of such cash would be treated as capital gain. Pursuant to recently enacted legislation, capital gains of individuals will generally be subject to U.S. federal income tax at a maximum stated rate of
(i) 20%, if the holder's holding period in the PhotoDisc Common Stock was more than 18 months at the Effective Time, and (ii) 28%, if the holder's holding period in the PhotoDisc Common Stock was more than one year, but less than 18 months at the Effective Time. Depending upon an individual's particular tax situation, other provisions such as the phase-out of certain tax benefits at higher income levels or the application of the "alternative minimum tax" may result in the marginal tax actually applicable to such capital gains being higher than the 28% or 20% rate normally applicable. Conversely, if the constructive redemption would not so qualify, the cash received would be treated as ordinary (i.e., dividend) income up to the shareholder's ratable share of the accumulated "earnings and profits" of PhotoDisc.

    In order to qualify as a redemption under section 302 of the Code, the redemption distribution generally must either (i) terminate the shareholder's interest in the redeeming corporation, (ii) constitute a

"substantially disproportionate" redemption with respect to such shareholder, or
(iii) be "not essentially equivalent" to a dividend (all as discussed below). The constructive ownership rules of section 318 of the Code apply in making each of these determinations. Because each holder of shares of PhotoDisc Common stock will receive shares of Getty Images Common Stock in the Merger separate from any such stock deemed to be received and then exchanged for cash, it will generally not be possible for a constructive redemption in the Merger to qualify under the "complete termination" test described in (i) above. A redemption will normally be treated as "substantially disproportionate" as to a given shareholder only if the shareholder's actual and constructive percentage of the total voting stock in the redeeming corporation immediately after the redemption is less than 80 percent of such holder's percentage of the total voting stock immediately prior to the redemption. Finally, the "not essentially equivalent to a dividend" test generally requires that the redemption result in some "meaningful reduction" of the shareholder's actual and constructive interest in the corporation. In accordance with a published ruling of the Internal Revenue Service, the receipt of cash by a minority shareholder whose relative stock interest in the redeeming corporation is "minimal" and who exercises no control over the affairs of the redeeming corporation should qualify as a redemption if such shareholder suffers some reduction in equity interest as a result of the redemption and in relation to the shareholders of the redeeming corporation as a group.

    Under the constructive ownership rules of section 318 of the Code, a shareholder is deemed to own the shares that are owned or deemed to be owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties, which include, for example, certain entities in which the shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), or that are subject to being acquired by such a shareholder (or a related person) by exercise of an option or conversion right. Because application of the constructive ownership rules could result in the receipt by a shareholder of ordinary income (rather than capital gain) in the Merger, each shareholder should consult his or her own tax advisor with respect to the application of the constructive ownership rules to his or her particular circumstances. Each holder of shares of PhotoDisc Common stock should consult with a personal tax advisor in arriving at a determination of whether the Cash Consideration will be treated as capital gain or ordinary income.

    The tax basis of the Getty Images Common Stock to be received by a PhotoDisc Shareholder will be the same as the tax basis of the PhotoDisc Common Stock surrendered in exchange therefor, increased by the amount of gain recognized on such exchange and decreased by the amount of cash received. The holding period of the shares of Getty Images Common Stock received by a PhotoDisc Shareholder will include the period during which the holder held the shares of PhotoDisc Common Stock surrendered in exchange therefor.

    As a consequence of the qualification of the Merger as a reorganization under section 368(a) of the Code, neither PhotoDisc nor Getty Images will recognize any taxable gain for U.S. federal income tax purposes upon consummation of the Merger.

    DISSENTING SHAREHOLDERS. A PhotoDisc Shareholder who exercises appraisal rights and receives cash with respect to shares of PhotoDisc Common Stock will be treated as though the shares of PhotoDisc Common Stock had been redeemed by PhotoDisc. Such shareholder generally will recognize capital gain or loss upon such redemption equal to the difference between the amount of cash received and such shareholder's tax basis in the PhotoDisc Common Stock surrendered in exchange therefore.

    UNITED STATES TAX CONSEQUENCES TO NON-U.S. SHAREHOLDERS
     OF THE OWNERSHIP OF GETTY IMAGES COMMON STOCK

    The following is a summary of the principal U.S. federal income tax consequences of the ownership and disposition of shares of Getty Images Common Stock generally applicable to Non-U.S. Shareholders who are not engaged in a trade or business within the United States.

    To the extent paid out of current or accumulated earnings and profits of Getty Images ("E&P"), a distribution made to a Non-U.S. Shareholder with respect to Getty Images Common Stock will be treated as a dividend. To the extent that such distribution exceeds the E&P of Getty Images, it will be treated as a non-taxable return of capital to the extent of the Non-U.S. Shareholder's adjusted tax basis in the Getty Images Common Stock and thereafter as capital gain.

    Dividends paid by Getty Images to a Non-U.S. Shareholder will be subject to a U.S. withholding tax at the statutory rate of 30%, subject to reduction by the terms of an applicable treaty. For example, the Treaty provides that dividends received by individuals who are U.K. residents and entitled to the benefits of the Treaty pursuant to the terms thereof are generally subject to U.S. withholding tax at the reduced rate of 15%.

    Capital gains realized upon the disposition of shares of Getty Images Common Stock by a Non-U.S. Shareholder who is not engaged in a trade or business within the United States will generally not be subject to U.S. federal income tax.

    BACKUP WITHHOLDING

    Payments made in respect of shares of Getty Images Common Stock, including the net proceeds received upon a sale or other disposition thereof, may be subject to information reporting to the Internal Revenue Service ("IRS") and a possible 31% U.S. backup withholding tax. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. Persons required to establish their exempt status generally must provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) in the case of U.S. persons and on Form W-8 (Certification of Foreign Status) in the case of non-U.S. persons. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of the holder, or refunded, provided that the required information is furnished to the Internal Revenue Service.

    UNITED KINGDOM TAX CONSEQUENCES OF THE SCHEME OF ARRANGEMENT

    In the case of a Getty Shareholder who is not a U.K. resident, the Scheme of Arrangement will not have any U.K. tax consequences, provided that such Getty Shareholder does not conduct any business in the United Kingdom through a branch or agency.

    The directors of Getty Communications have been advised that the principal U.K. tax consequences of the Transactions for Getty Shareholders who are U.K. residents are as set forth below.

    The exchange of Getty Ordinary Shares by Getty Shareholders in return for Getty Images Common Stock pursuant to the Scheme of Arrangement will not be treated as a disposal by such shareholders of their existing Getty Ordinary Shares for the purposes of U.K. taxation of capital gains. The tax basis of the Getty Images Common Stock to be received by such Getty Shareholder will be the same as the tax basis of the Getty Ordinary Shares surrendered in exchange therefore. The holding period of the Getty Images Common Stock received by such Getty Shareholder will be the same as the holding period of the Getty Ordinary Shares surrendered in exchange therefor.

    An application for tax clearance has been filed with the U.K. Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 of the United Kingdom seeking confirmation that the Board of the Inland Revenue is satisfied that the Transactions will be implemented for bona fide commercial reasons and not for tax avoidance purposes. A subsequent disposal of Getty Images Common Stock may give rise to a U.K. capital gains tax liability. An application for tax clearance has also been filed with the U.K. Inland Revenue seeking confirmation that under section 707 of the Income and Corporation Taxes Act 1988 the United Kingdom that section 703 of such act does not apply in respect of the Transactions.

    The above summary of the U.K. taxation treatment of the Transactions is not exhaustive and, in particular, does not consider the position of any Getty Shareholder otherwise than for investment purposes or, except to the extent described in the first paragraph hereof, who is not a U.K. resident for tax purposes. If you are in any doubt as to your taxation position, you should consult your own professional adviser.

NO DISSENTERS' RIGHTS FOR GETTY SHAREHOLDERS

    Holders of Getty Ordinary Shares will not have any appraisal, dissenter or other similar rights in connection with the Transactions, although they will have the right to raise objections at the Getty Court Meeting.

RIGHTS OF DISSENTING PHOTODISC SHAREHOLDERS

    In accordance with Chapter 23B.13 of the WBCA, holders of shares of PhotoDisc Common Stock will be entitled to dissenters' rights in connection with the Merger. The following is a brief summary of the rights of PhotoDisc Shareholders who dissent from the Merger. It is qualified in its entirety by reference to the applicable statutory provisions of the WBCA, a copy of which is attached hereto as Annex E.

    Eight holders of shares of PhotoDisc Common Stock and Series A Preferred Stock, representing approximately 82% of the outstanding shares of PhotoDisc Common Stock and Series A Preferred Stock, have agreed to vote in favor of the Merger Agreement and the related transactions and have waived any dissenters' rights with respect to the Transactions.

    A record or beneficial holder of shares of PhotoDisc Common Stock or Series A Preferred Stock will have the right to dissent with respect to the Merger and, subject to certain conditions, will be entitled to receive a cash payment equal to the fair value of his or her shares under the WBCA. Each beneficial owner asserting dissenters' rights must assert such rights with respect to all shares of which such shareholder is the beneficial owner or over which he or she has power to direct the vote, and such shareholder must submit to PhotoDisc, with or prior to his or her assertion of dissenters' rights, the record shareholder's written consent to such dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. A PhotoDisc dissenting shareholder (i) must deliver to PhotoDisc, before the vote on the Merger Proposal is taken, written notice of his or her intent to demand payment for his or her shares if the Merger is effectuated and (ii) must not vote such shareholder's shares in favor of the Merger. A vote against the Merger will not in itself satisfy the notice requirement, and failure to vote against the Merger will not in itself constitute a waiver of dissenters' rights with respect to such shares. SUCH NOTICE SHOULD BE DELIVERED TO PHOTODISC AT ITS PRINCIPAL EXECUTIVE OFFICES, 2013 FOURTH AVENUE, SEATTLE, WASHINGTON 98121. A SHAREHOLDER WHO DOES NOT SATISFY COMPLETELY BOTH OF THESE REQUIREMENTS WILL NOT BE ENTITLED TO DISSENTERS' RIGHTS.

    If the Merger is approved by the PhotoDisc Shareholders, PhotoDisc will send written notice not later than ten days after the Effective Time to each of its dissenting shareholders (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing shares of PhotoDisc Common Stock or Series A Preferred Stock must be deposited,
(iii) containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the Merger on September 16, 1997 and (iv) setting a date by which such written payment demand must be received. A PhotoDisc dissenting shareholder who does not demand payment, certify that such shareholder acquired the shares on or before September 16, 1997 and deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.

    PhotoDisc will pay to each PhotoDisc dissenting shareholder who complies with the procedures described above, within 30 days after the later of the Effective Time and the date the payment demand is received, the amount that PhotoDisc estimates to be the fair value of his or her shares, plus accrued interest. PhotoDisc will provide, along with such payment, certain financial information, including PhotoDisc's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and PhotoDisc's latest available interim financial statements, an explanation of how PhotoDisc estimated the fair value of the shares, an explanation of how the accrued interest was calculated and certain other information; PROVIDED, HOWEVER, that PhotoDisc may elect to withhold such payment from any dissenter who was not the beneficial owner of the shares of PhotoDisc Common Stock as to which dissenters' rights are asserted before the date of the first public announcement of the Merger, September 16, 1997, and send a statement to such dissenter setting forth its estimate of the fair value of such shares and offering to pay such amount, with interest, as a final settlement of such dissenter's demand for payment. Any dissenting shareholder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify PhotoDisc in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due and demand payment thereof.

    If any PhotoDisc dissenting shareholder's demand for payment is not settled within 60 days after receipt by PhotoDisc of such shareholder's payment demand, the WBCA requires that PhotoDisc commence a proceeding in King County Superior Court, and petition the court to determine the fair value of the shares and accrued interest, naming all PhotoDisc dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her own shares, plus interest, exceeds the amount paid by PhotoDisc.

    Holders of shares of PhotoDisc Common Stock or Series A Preferred Stock should recognize that such a determination of fair value could result in a price higher than, lower than or equal to the price available to PhotoDisc Shareholders pursuant to the Merger. Under the WBCA, a court may consider a variety of factors in determining the fair value. The WBCA requires that the court consider all relevant facts and circumstances in determining the fair value and that it not give undue emphasis to any one factor.

    Court costs and appraisal fees would be assessed against PhotoDisc, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable: (i) against PhotoDisc, if the court finds that it did not substantially comply with certain provisions of the WBCA concerning dissenters' rights and (ii) against the dissenter or against PhotoDisc, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against PhotoDisc, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to dissenters who benefited from the proceedings.

                           THE SCHEME OF ARRANGEMENT

    THE FOLLOWING SUMMARIZES CERTAIN ASPECTS OF THE SCHEME OF ARRANGEMENT. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SHAREHOLDER CIRCULAR THAT IS BEING MAILED TO GETTY SHAREHOLDERS IN CONNECTION WITH THE SCHEME OF ARRANGEMENT, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART AND IS INCORPORATED BY REFERENCE HEREIN. GETTY SHAREHOLDERS ARE URGED TO READ SUCH
EXHIBIT IN ITS ENTIRETY.

    The Merger Agreement provides that Getty Images, Getty Communications, Getty Investments and the public shareholders of Getty Communications will enter into the Scheme of Arrangement pursuant to which, at the Effective Time, subject to the sanction of the English High Court, the requisite approvals of the Getty Shareholders and the satisfaction or waiver (where permissible) of certain other conditions, each issued and outstanding Getty Class A Ordinary Share and Getty Class B Ordinary Share will be cancelled, the Getty Shareholders will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders, and Getty Communications will become a wholly owned subsidiary of Getty Images. The Scheme of Arrangement will be a court-approved arrangement pursuant to Section 425 of the Companies Act.

    The Scheme of Arrangement requires the sanction of the English High Court and certain approvals of the holders of Getty Ordinary Shares. The English High Court has convened a meeting of the holders of Getty Class A Ordinary Shares to
be held on December   , 1997, at     p.m., London time at                    .
At the Getty Court Meeting, the Getty Class A Shareholders of record as of the date of the Getty Court Meeting will be asked to consider and vote upon the approval of the Scheme of Arrangement. Each Getty Class A Ordinary Share will entitle the holder thereof to one vote on each matter that may properly come before the Getty Court Meeting. The Scheme of Arrangement requires the affirmative vote of a majority in number of the holders of the Getty Class A Ordinary Shares present (in person or by proxy) at the Getty Court Meeting, with such majority representing 75% or more of the votes attaching to the Getty Class A Ordinary Shares voted at the Getty Court Meeting.

    As a result of its controlling ownership interest in Getty Communications, Getty Investments will not be entitled to vote at the Getty Court Meeting but will undertake to the English High Court to be bound by the terms of the Scheme of Arrangement. As a result of certain rights attached to Carlton's share holdings in Getty Communications, Carlton will likely be treated by the English High Court as a separate class of shareholder. Accordingly, Carlton is expected to agree with the English High Court to abstain from voting at the Getty Court Meeting and to undertake to the English High Court to be bound by the terms of the Scheme of Arrangement.

    Following the Getty Court Meeting and subject to the requisite shareholder approvals having been obtained, Getty Communications will petition the English High Court to approve the Scheme of Arrangement. Approval of the Scheme of Arrangement by the English High Court is generally subject to it being satisfied that:

        (i) the statutory provisions have been complied with (including those provisions that require delivery of information reasonably necessary to enable a shareholder to determine how to vote);

        (ii) groups of holders of Getty Ordinary Shares that have different interests from each other have been identified correctly and holders of shares voting on the Scheme of Arrangement have a common interest;

       (iii) the applicable shareholder resolutions have been properly approved by the relevant majority of such shareholders in number and in value; and

        (iv) the Scheme of Arrangement is fair.

    The Getty Communications Board has also convened an Extraordinary General Meeting of the holders of Getty Class A Ordinary Shares and Getty Class B Ordinary Shares to be held immediately after the Getty Court Meeting at the same place. At the Getty EGM, the holders of record of Getty Class A

Ordinary Shares and Getty Class B Ordinary Shares as of the date of the Getty EGM will be asked to consider and vote upon the approval of the Scheme of Arrangement and certain related matters. Each Getty Class A Ordinary Share will entitle the holder thereof to one vote, and each Getty Class B Ordinary Share will entitle the holder thereof to ten votes, on each matter that may properly come before the Getty EGM. The Scheme of Arrangement requires the affirmative vote of holders of Getty Class A Ordinary Shares and Getty Class B Ordinary Shares present (in person or by proxy) at the Getty EGM representing 75% or more of the votes attaching to the Getty Ordinary Shares voted at the Getty EGM. Both Getty Investments and Carlton are expected to agree with the English High Court to abstain from voting at the Getty EGM, but have stated that they support the Scheme of Arrangement and will agree to be bound by its terms. See "The Getty Shareholder Meetings--The Getty Voting Agreements".

    In addition to the sanction of the English High Court and the requisite shareholder approvals at the Getty Shareholder Meetings, the effectiveness of the Scheme of Arrangement is subject to the additional conditions described under "The Merger Agreement--Conditions to the Transactions".

    The Scheme of Arrangement shall become effective when a copy of the court order approving it is delivered to the Registrar of Companies for England and Wales for registration, at which time all the issued share capital of Getty Communications will become owned by Getty Images. The Scheme of Arrangement will lapse if it does not become effective by March 31, 1998 (or such later date as the English High Court may allow). Once effective, the Scheme of Arrangement will bind all shareholders, including those who did not vote, or who voted against it, or who could not be traced.

    Appropriate arrangements will be made with The Bank of New York, as depositary (the "Depositary") for the Getty Communications ADSs, to permit holders of Getty Communications ADSs to vote on and participate in the Scheme of Arrangement on the same basis as holders of Getty Class A Ordinary Shares. Each Getty Communications ADS represents two Getty Class A Ordinary Shares.

    Following completion of the Transactions, new share certificates representing shares of Getty Images Common Stock will automatically be sent to all Getty Shareholders and existing ordinary share certificates will be cancelled and will be of no further effect.

GETTY COMMUNICATIONS SHARE OPTION SCHEME

    Getty Communications has one share option scheme (the "Getty Communications Option Scheme"). As of September 30, 1997 options were outstanding over 4,661,908 Getty Class A Ordinary Shares at prices between $5.00 and $10.97 per share.

    Optionholders under the Getty Communications Option Scheme will have the right to exercise their options for a period one month after the date that they are notified that the English High Court has sanctioned the Scheme of Arrangement (irrespective of whether such options have vested at that time). If such optionholders do not exercise their options during the one month period, the options will lapse. A resolution which will be proposed at the Getty EGM to amend the Articles of Association of Getty Communications to ensure that any Getty Class A Ordinary Shares issued on the exercise of options after the Getty Court Meeting and prior to the record date for the Scheme of Arrangement are validly issued and outstanding. To ensure that any Getty Class A Ordinary Share issued after such date can be exchanged for shares of Getty Images Common Stock, a resolution will be proposed at the Getty EGM which will amend the Articles of Association of Getty Communications to provide for put and call provisions to apply to such Getty Images Shares.

    Optionholders will also be offered the opportunity, as an alternative to exercising their options, to exchange options over Getty Class A Ordinary Shares for new options over shares of Getty Images Common Stock. The new options will be over one share of Getty Images Common Stock for each two Getty Class A Ordinary Shares under option prior to the exchange, with the exercise price for each share of Getty Images Common Stock being the aggregate of the option price for the two Getty Class A Ordinary Shares formerly under option. The new options will vest as to 25 percent on the first anniversary of the original grant and then rateably on a monthly basis over the following three years.

                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARIZES CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROSPECTUS AS ANNEX A AND IS INCORPORATED BY REFERENCE HEREIN. GETTY SHAREHOLDERS AND PHOTODISC SHAREHOLDERS ARE URGED TO READ ANNEX A IN ITS ENTIRETY.

THE EFFECTIVE TIME

    The Effective Time will be the time the Merger becomes effective. As soon as practicable following the Closing, the parties to the Merger Agreement will file the Articles of Merger with the Washington Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the WBCA and will make all other filings or recordings required under the WBCA. The Merger will become effective at such time when the Articles of Merger are duly filed with the Washington Secretary of State or at such later time as may be agreed in writing by each of the parties thereto and specified in the Articles of Merger.

CONVERSION OF PHOTODISC SHARES; PROCEDURES FOR EXCHANGE; FRACTIONAL SHARES

    The conversion of PhotoDisc Common Stock into the right to receive the Merger Consideration will occur automatically at the Effective Time. After the Effective Time, holders of certificates evidencing shares of PhotoDisc Common Stock (the "PhotoDisc Share Certificates") that were converted into the right to receive shares of Getty Images Common Stock pursuant to the Merger Agreement may surrender such PhotoDisc Share Certificates to Getty Images. Upon surrender of a PhotoDisc Share Certificate, the holder of such PhotoDisc Share Certificate will be entitled to receive in exchange therefor: (i) one or more certificates representing, in the aggregate, that whole number of Getty Images Shares that such holder has the right to receive in respect of such PhotoDisc Share Certificate pursuant to the provisions of the Merger Agreement, and (ii) an amount of cash by check or wire transfer equal to the amount in cash that such holder has the right to receive pursuant to the provisions of the Merger Agreement.

    In the case of shares of PhotoDisc Common Stock held by the Principal Shareholders immediately prior to the Effective Time, Getty Images will deliver to the Escrow Agent one or more certificates registered in the names of the Principal Shareholders representing the number of Getty Images Shares that are to be held in escrow by the Escrow Agent in accordance with the Escrow Agreement. The PhotoDisc Share Certificates surrendered to Getty Images will forthwith be cancelled.

    At the Effective Time, each share of PhotoDisc Common Stock that is owned by PhotoDisc as treasury stock, by Getty Images or any direct or indirect wholly owned subsidiary of Getty Images or PhotoDisc immediately prior to the Effective Time automatically will be cancelled and retired and will cease to exist without any conversion thereof and no payment or distribution will be made with respect thereto or delivered in exchange therefor.

    After the Effective Time, each PhotoDisc Share Certificate will represent only the right to receive the Merger Consideration.

    In the event of a transfer of ownership of shares of PhotoDisc Common Stock that is not registered in the transfer records of PhotoDisc, the applicable Merger Consideration may be paid to a person other than the person in whose name the PhotoDisc Share Certificate so surrendered is registered if the PhotoDisc Share Certificate representing such shares of PhotoDisc Common Stock is presented to Getty Images, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

    No dividends or other distributions declared or made after the Effective Time with respect to shares of Getty Images Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered PhotoDisc Share Certificate with respect to the shares of Getty Images Common Stock that such holder would be entitled to receive upon surrender of such PhotoDisc Share Certificate, until such holder surrenders such PhotoDisc Share Certificate in accordance with the Merger Agreement.

    All shares of Getty Images Common Stock and cash issued upon conversion of shares of PhotoDisc Common Stock in accordance with the terms of the Merger Agreement will be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of PhotoDisc Common Stock.

    No fractional Getty Images Shares will be issued upon the surrender for exchange of PhotoDisc Share Certificates and such fractional shares interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Getty Images. Each holder of shares of PhotoDisc Common Stock exchanged pursuant to the Merger who otherwise would have been entitled to receive a fraction of a share of Getty Images Common Stock (after taking into account all shares of PhotoDisc Common Stock then held by such holder) will receive, in lieu thereof, one share of Getty Images Common Stock.

REPRESENTATIONS AND WARRANTIES

    PhotoDisc has made certain representations and warranties to Getty Communications, Getty Images and Merger Sub relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization and good standing of PhotoDisc; (ii) the authorization, execution, delivery, and performance of the Merger Agreement by PhotoDisc; (iii) the capital stock of PhotoDisc and the ownership of the PhotoDisc Common Stock and Series A Preferred Stock; (iv) the existence and ownership of its subsidiaries; (v) the accuracy and completeness of PhotoDisc's corporate books and records; (vi) the absence of any conflict with the constituting documents of PhotoDisc or its subsidiaries, or with applicable law, or with certain contracts; (vii) the absence of any governmental consents or approvals required to consummate the Merger; (viii) the accuracy and completeness of PhotoDisc's financial information; (ix) the absence of any undisclosed material liabilities; (x) the accuracy and completeness of information related to PhotoDisc or its subsidiaries contained in the Registration Statement, this Prospectus and the Shareholder Circular that is being mailed to Getty Shareholders in connection with the Scheme of Arrangement;
(xi) the conduct of PhotoDisc's business in the ordinary course; (xii) the absence of material pending or threatened litigation; (xiii) compliance with laws; (xiv) the absence of certain conflicts of interests on the part of certain of PhotoDisc's affiliates; (xv) certain environmental matters; (xvi) PhotoDisc's material contracts; (xvii) certain intellectual property matters; (xviii) certain real property matters; (xix) PhotoDisc's assets; (xx) PhotoDisc's customers and sales agents; (xxi) PhotoDisc's content providers; (xxii) certain employee benefit matters; (xxiii) certain labor relations matters; (xxiv) PhotoDisc's key employees; (xxv) certain tax matters; (xxvi) certain insurance matters; (xxvii) the receipt of a fairness opinion from PhotoDisc's financial advisor; (xxviii) the full disclosure of material information; and (xxix) the absence of any brokerage, finder's or other fee due in connection with the transactions contemplated by the Merger Agreement (except such fees and expenses payable to BARS).

    Getty Communications has made certain representations and warranties to PhotoDisc relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, good standing and corporate power of Getty Communications; (ii) the authorization, execution, delivery, and performance of the Merger Agreement by Getty Communications; (iii) the capital stock of Getty Communications; (iv) the existence and ownership of its subsidiaries; (v) the absence of any conflict with the constituting documents of Getty or its subsidiaries, or with applicable law, or with certain contracts;
(vi) the absence of any governmental consents or approvals required to consummate the Merger; (vii) the accuracy and completeness of the financial information of Getty Communications and its reports filed with the Commission and other regulatory authorities; (viii) the absence of any undisclosed material liabilities; (ix) the accuracy and completeness of information related to Getty Communications or its subsidiaries contained in the Registration Statement, this Prospectus and the Shareholder Circular that is being mailed to Getty Shareholders in connection with the Scheme of Arrangement; (x) the conduct of the business of Getty

Communications in the ordinary course; (xi) the absence of material pending or threatened litigation; (xii) compliance with laws; (xiii) the absence of certain conflicts of interests on the part of certain affiliates of Getty Communications; (xiv) certain environmental matters; (xv) certain intellectual property matters; (xvi) the absence of any obstacles to obtaining tax-free treatment for the Transactions; (xvii) the receipt of a fairness opinion from the financial advisor of Getty Communications; (xviii) the full disclosure of material information; and (xix) the absence of any brokerage, finder's or other fee due in connection with the transactions contemplated by the Merger Agreement (except such fees and expenses payable to BT Alex. Brown).

    Getty Images and Merger Sub have made certain representations and warranties to PhotoDisc relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, good standing and corporate power of Getty Images and Merger Sub; (ii) the authorization, execution, delivery, and performance of the Merger Agreement by Getty Images and Merger Sub; (iii) the capital stock of both Getty Images and Merger Sub; (iv) the absence of any conflict with the constituting documents of Getty Images and Merger Sub, or with applicable law, or with certain contracts; (v) the absence of any governmental consents or approvals required to consummate the Merger; (vi) the absence of business activities on the part of Getty Images and Merger Sub outside of the Merger; and (vii) the accuracy and completeness of information related to Getty Images and Merger Sub contained in the Registration Statement, this Prospectus and the Shareholder Circular that is being mailed to Getty Shareholders in connection with the Scheme of Arrangement.

CONDITIONS TO THE TRANSACTIONS

    The obligations of Getty Images, PhotoDisc and Merger Sub to effect the Merger, and the obligations of Getty Images and Getty Communications to effect the Scheme of Arrangement, are subject to the satisfaction or waiver (where permissible), on or prior to the Effective Time, of various conditions, which include, in addition to other customary closing conditions, the following:

        (i) Getty Communications having obtained all approvals of the Getty Shareholders required to approve the Merger Agreement and all the transactions contemplated thereby, including the Scheme of Arrangement;

        (ii) PhotoDisc having obtained all approvals of the PhotoDisc Shareholders required to approve the Merger Agreement and all the transactions contemplated thereby;

       (iii) the English High Court having approved the Scheme of Arrangement and Getty Communications having filed an office copy of the order of the English High Court with the Registrar of Companies of England and Wales;

        (iv) the shares of Getty Images Common Stock to be issued in the Transactions having been authorized for quotation on the Nasdaq National Market;

        (v) the waiting period applicable to the Merger under the HSR Act having expired or been terminated;

        (vi) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order, and all state securities or "blue sky" authorizations necessary to carry out the transactions contemplated by the Merger Agreement having been obtained and being in full force and effect;

       (vii) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction being in effect and having the effect of making the Merger or the Scheme of Arrangement illegal or otherwise prohibiting consummation of the Merger or the Scheme of Arrangement;

      (viii) no pending or overtly threatened suit, action, investigation or proceeding to which a governmental entity is a party (A) seeking to restrain or prohibit the consummation of the Transactions or any of the other transactions contemplated by Merger Agreement or seeking to obtain from Getty Images, Getty Communications, PhotoDisc or Merger Sub or any of their respective subsidiaries any damages that are material in relation to Getty Communications and its subsidiaries, or to PhotoDisc and its subsidiaries,
    (B) seeking to prohibit or limit the ownership or operation by Getty Images, Getty Communications, PhotoDisc or Merger Sub or any of their respective subsidiaries of any material portion of the business or assets of Getty Communications and its subsidiaries, or PhotoDisc and its subsidiaries, or seeking to require such parties to dispose of or hold separate any material portion of the business or assets of Getty Communications and its subsidiaries, or PhotoDisc and its subsidiaries, as a result of the Transactions or any of the other transactions contemplated by Merger Agreement, (C) seeking to prohibit Getty Images or any of its subsidiaries from effectively controlling in any material respect the business or operations of Getty Communications and its subsidiaries, or PhotoDisc and its subsidiaries, or (D) which otherwise could have a Material Adverse Effect (as defined below) on either Getty Images, Getty Communications or PhotoDisc;

        (ix) a Getty Images Stock Option Plan having been adopted in accordance with the Merger Agreement;

        (x) the Getty Images Board as of the Effective Time having been reconstituted in accordance with the Merger Agreement;

        (xi) each of Getty Images, PDI, Mr. Mark Torrance, Getty Investments, Mr. Mark Getty, Mr. Jonathan Klein, the October 1993 Trust and Crediton Limited having entered into the Stockholders' Agreement;

       (xii) Getty Images having entered into the Registration Rights Agreements, one with PDI and Mr. Torrance and one with Getty Investments;

      (xiii) each of Messrs. Getty, Klein and Torrance having entered into his respective Employment Agreement with Getty Images; and

       (xiv) the Effective Time of the Transactions occurring simultaneously.

    In addition, the obligations of PhotoDisc, on the one hand, and Getty Images and Getty Communications, on the other hand, to effect the Merger or the Scheme of Arrangement are subject to the satisfaction or waiver (where permissible), on or prior to the Effective Time, of each of the following additional conditions, among others:

        (i) the representations and warranties of the other parties to the Merger Agreement contained in the Merger Agreement that are qualified as to materiality being true and correct, and the representations and warranties of the other parties to the Merger Agreement contained in the Merger Agreement that are not qualified as to materiality being true and correct in all material respects as of the date of the Merger Agreement and as of the date of the Closing (the "Closing Date") as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of an earlier date) and such party having received a certificate signed on behalf of the other parties by the chairman and chief executive officer of the other parties to such effect;

        (ii) the other parties to the Merger Agreement having performed or complied in all material respects with all agreements and covenants required to be performed by them under the Merger Agreement at or prior to the Closing Date, and such parties having received a certificate of the chairman and chief executive officer of the other parties to such effect;

       (iii) no event having occurred, or which reasonably could be expected to occur, which, individually or in the aggregate, has or which reasonably could be expected to have a Material Adverse Effect on the other party;

        (iv) such party having received the opinion of its counsel stating that
    (A) the Merger or the Scheme of Arrangement, as the case may be, will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (B) the other parties to the Merger Agreement will be a party to that reorganization within the meaning of Section 368(b) of the Code and (C) no gain or loss will be recognized on the exchange of such party's capital stock for the Merger Consideration or shares of Getty Images Common Stock, as the case may be, except that gain, if any, will be recognized to the extent of the Cash Consideration received by PhotoDisc Common Shareholders, which opinion will be dated on or about the date that is two business days prior to the Closing Date and which will not have been withdrawn or modified in any material respect as of the Closing Date; and

        (v) such party having received from the other parties' counsel a legal opinion, addressed to such party and dated the Closing Date, in form and substance reasonably satisfactory to such party.

    The obligations of Getty Images and Getty Communications to effect the Scheme of Arrangement is subject to the satisfaction or waiver (where permissible), on or prior to the Effective Time, of each of the following additional conditions, among others:

        (i) (A) the Stockholders' Transaction Agreement being in full force and effect and no Principal Shareholder being in breach of or default under any material term of the Stockholders' Transaction Agreement; (B) the representations and warranties of each Principal Shareholder contained in the Stockholders' Transaction Agreement that are qualified as to materiality being true and correct, and the representations and warranties of each Principal Shareholder contained in the Stockholders' Transaction Agreement that are not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of an earlier date), and Getty Communications having received certificates to such effect signed by or on behalf of each Principal Shareholder; and (C) each Principal Shareholder having performed or complied in all material respects with all agreements and covenants required to be performed by it under the Stockholders' Transaction Agreement at or prior to the Closing Date, and Getty Communications having received certificates to such effect signed by or on behalf of each Principal Shareholder;

        (ii) the Escrow Agreement having been executed and delivered by all of the Principal Shareholders, and being in full force and effect, and no party thereto being in material breach of or default under the Escrow Agreement; and

       (iii) Getty Communications having received the resignations, effective as of the Closing, of all the directors and officers of PhotoDisc and each of its subsidiaries, except for such persons as will have been designated in writing prior to the Closing by Getty Communications to PhotoDisc.

    "Material Adverse Effect" means any circumstance, change in, or effect on a party, its subsidiaries or their businesses that, individually or in the aggregate with any other circumstances, changes in or effects on such party, its subsidiaries or their businesses, is, or reasonably could be expected to be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole.

CONDUCT OF BUSINESS PRIOR TO THE CLOSING

    Pursuant to the Merger Agreement, Getty Communications and PhotoDisc have agreed, among other things and subject to certain exceptions, that, between the date of the Merger Agreement and the Closing, such parties will carry on their respective businesses in the ordinary course in all material respects, in substantially the same manner as previously conducted. Without limiting the generality of the foregoing and subject to certain exceptions, Getty Communications, PhotoDisc and their respective subsidiaries will use their best efforts to preserve intact their business organizations and not to engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of such party to be untrue or which would result in a breach of any covenant made by such party in the Merger Agreement.

    In addition, PhotoDisc has agreed that, among other things and subject to certain exceptions, PhotoDisc and its subsidiaries will keep available to Getty Images the services of the employees of PhotoDisc and its subsidiaries and preserve their current relationships with their customers, suppliers and other persons with whom they have significant business relationships.

    In addition, Getty Communications has agreed that, among other things and subject to certain exceptions, Getty Communications and its subsidiaries will not: (i) acquire or engage in discussions to acquire a royalty-free digital stock photography company without the prior written approval of PhotoDisc; (ii) issue or sell any options, warrants or other rights to acquire any securities of Getty Communications without the prior written approval of PhotoDisc (except for the issuance or sale by Getty Communications of options, warrants or rights to acquire up to 100,000 Getty Ordinary Shares in connection with the hiring of new employees by Getty Communications or its subsidiaries); or (iii) issue or sell any shares of capital stock of Getty Communications; PROVIDED, HOWEVER, that (A) Getty Communications may issue Getty Ordinary Shares upon the exercise of options, warrants and other convertible securities outstanding on the date of the Merger Agreement and (B) Getty Communications may issue a number of Getty Ordinary Shares up to an aggregate of 20% of the Getty Ordinary Shares outstanding on the date of the Merger Agreement in connection with acquisitions of shares, assets or other properties.

    Pursuant to the Merger Agreement, PhotoDisc has agreed that between the date of the Merger Agreement and the earlier of (i) the Closing and (ii) the termination of the Merger Agreement, neither PhotoDisc, its subsidiaries nor any of their respective affiliates, officers, directors, representatives or agents will (A) solicit, initiate, consider, encourage or accept any other proposals or offers from any person (1) relating to any acquisition or purchase of all or any portion of the capital stock or assets of PhotoDisc or any of its subsidiaries;
(2) to enter into any business combination with PhotoDisc or any of its subsidiaries; or (3) to enter into any other extraordinary business transaction involving or otherwise relating to PhotoDisc or any of its subsidiaries; or (B) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek to do any of the foregoing. In addition, PhotoDisc has agreed to cease immediately and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons previously conducted with respect to any of the foregoing. PhotoDisc will notify Getty Communications promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and will, in any such notice to Getty Communications, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. PhotoDisc has agreed not to, and to cause PhotoDisc and each of its subsidiaries not to, without the prior written consent of Getty Communications, release any person from, or waive any provision of, any confidentiality or standstill agreement to which PhotoDisc or any of its subsidiaries is a party.

INDEMNIFICATION

    Each of Getty Images, Getty Communications and their respective affiliates (including, without limitation, PhotoDisc and its subsidiaries), officers, directors, employees, agents, successors and assigns will be indemnified and held harmless by the Principal Shareholders (who will be severally and not jointly liable) for any and all liabilities, losses, damages, diminution in value, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter a "Loss"), arising out of or resulting from:

        (i) the breach of any representation or warranty made by PhotoDisc or such Principal Shareholder contained in the Transaction Documents (as defined below); or

        (ii) the breach of any covenant or agreement by PhotoDisc or such Principal Shareholder contained in the Transaction Documents.

    The PhotoDisc Shareholders and their respective affiliates, officers, directors, employees, agents, successors and assigns will be indemnified and held harmless by Getty Images and Getty Communications (who will be jointly and severally liable) for any and all Losses, arising out of or resulting from:

        (i) the breach of any representation or warranty made by Getty Images, Getty Communications or Merger Sub contained in the Transaction Documents; or

        (ii) the breach of any covenant or agreement by Getty Images, Getty Communications or Merger Sub contained in the Transaction Documents.

    Notwithstanding anything to the contrary contained in the Merger Agreement:

        (i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated which may be recovered: (A) from any Principal Shareholder, other than the Investors (as defined below), will be the amount equal to 20% of the value of the Merger Consideration to which such Principal Shareholder is entitled pursuant to the Merger Agreement; (B) from any Investor will be the amount equal to the number of shares of Getty Images Common Stock deposited with the Escrow Agent and registered in the name of such Investor pursuant to the Merger Agreement multiplied by the Average Trading Price of Getty Communications ADSs at Closing; and (C) from Getty Images and Getty Communications, will be the amount equal to 20% of the aggregate value of the Merger Consideration to which all of the Principal Shareholders are entitled pursuant to the Merger Agreement; and

        (ii) no indemnification payment with respect to any indemnifiable Loss will be payable until all such Losses aggregate to more than $1,500,000, at which time all such Losses will be due.

    In the Merger Agreement, the representations and warranties of the parties to the Stockholders' Transaction Agreement contained in the Stockholders' Transaction Agreement and all statements contained in the Merger Agreement and the Stockholders' Transaction Agreement, the Exhibits to the Merger Agreement and the Stockholders' Transaction Agreement, the disclosure schedules and any certificate, financial statement or interim financial statement delivered pursuant to the Merger Agreement or the Stockholders' Transaction Agreement (collectively, the "Transaction Documents") will survive the Closing until March 31, 1999 and that the representations and warranties dealing with tax matters will survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the tax liability in question.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Closing:

        (i) by Getty Communications if, after the date of the Merger Agreement:
    (A) a Material Adverse Effect on PhotoDisc has occurred; (B) any material representation or warranty of PhotoDisc or the Principal Shareholders contained in the Merger Agreement or the Stockholders' Transaction Agreement was not true and correct when made; (C) PhotoDisc or the Principal Shareholders have not complied with any material covenant or agreement to be complied with by such party and contained in the Merger Agreement or the Stockholders' Transaction Agreement; or (D) PhotoDisc, any of its subsidiaries or a Principal Shareholder makes a general assignment for the benefit of creditors, or if any bankruptcy, insolvency or reorganization proceeding is instituted by or against PhotoDisc, any of its subsidiaries or a Principal Shareholder;

        (ii) by PhotoDisc if, after the date of the Merger Agreement: (A) a Material Adverse Effect on Getty Communications has occurred; (B) any material representation or warranty of Getty Communications, Getty Images or Merger Sub was not true and correct when made; (C) Getty Communications, Getty Images or Merger Sub has not complied with any material covenant or agreement to be complied with by such party and contained in the Merger Agreement or the Stockholders' Transaction Agreement; or (D) Getty Communications makes a general assignment for the benefit of creditors, or if any bankruptcy, insolvency or reorganization proceeding is instituted by or against Getty Communications;

       (iii) by either Getty Communications or PhotoDisc if the Closing has not occurred by March 31, 1998;

        (iv) by either Getty Communications or PhotoDisc in the event that any governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other actions become final and nonappealable;

        (v) by Getty Communications or PhotoDisc if the required approvals of the Getty Shareholders or PhotoDisc Shareholders contemplated by the Merger Agreement have not been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof;

        (vi) by PhotoDisc if Getty Communications has not obtained the requisite approvals of Getty Shareholders on or prior to the earlier of (i) January 31, 1998, or (ii) the date 31 days after the Registration Statement is declared effective by the Commission;

       (vii) by PhotoDisc if, after the date of the Merger Agreement, an Extraordinary Corporate Event (as defined below) occurs; or

      (viii) by the mutual written consent of Getty Communications and PhotoDisc.

    "Extraordinary Corporate Event" means the occurrence of any of the following events: (i) the acquisition by any person other than Getty Investments or any affiliate thereof (an "Extraordinary Corporate Event Third Party") of all or substantially all of the total assets of Getty Communications and its subsidiaries, taken as a whole; (ii) the acquisition by an Extraordinary Corporate Event Third Party of 50% or more of the outstanding Getty Ordinary Shares whether by tender, exchange offer or otherwise; (iii) the repurchase by Getty Communications or any of its subsidiaries of 50% or more of the outstanding Getty Ordinary Shares; or (iv) Getty Communications entering into an agreement that would result in any of the actions set forth above.

AMENDMENT AND WAIVER

    The Merger Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties thereto or by a waiver set forth in an instrument in writing signed by the party to be bound thereby. Pursuant to the Merger Agreement, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other act of any other party to the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or
(iii) waive compliance with any of the agreements or conditions of any other party contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

GOVERNING LAW

    The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

                               RELATED AGREEMENTS

    THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF CERTAIN AGREEMENTS RELATED TO THE MERGER AGREEMENT, COPIES OF WHICH ARE ATTACHED TO THIS PROSPECTUS AS AN ANNEX OR WHICH HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THE FOLLOWING DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COPIES OF THE AGREEMENTS ATTACHED AS ANNEXES OR FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

THE STOCKHOLDERS' TRANSACTION AGREEMENT

    In connection with the execution of the Merger Agreement, Getty Images, PhotoDisc, the Principal Shareholders and Mr. Mark Torrance, as designated representative of the Principal Shareholders, executed and delivered the Stockholders' Transaction Agreement, a copy of which is attached as Annex B to this Prospectus. The Principal Shareholders are all of the holders of more than 10,000 shares of PhotoDisc Common Stock or Series A Preferred Stock as of the date of the Merger Agreement.

    Pursuant to the Stockholders' Transaction Agreement, each Principal Shareholder made certain representations and warranties to Getty Images with respect to the shares of PhotoDisc Common Stock owned by such Principal Shareholder and agreed to indemnify Getty Images and Getty Communications for certain breaches of representations and warranties and covenants of PhotoDisc and such Principal Shareholder. Certain of the Principal Shareholders also agreed that they would not solicit or negotiate any other business combination or extraordinary business transaction involving PhotoDisc and its subsidiaries and would not compete or interfere with PhotoDisc, its subsidiaries or their businesses for certain specified periods.

    NO SOLICITATION OR NEGOTIATION. Pursuant to the Stockholders' Transaction Agreement, each Principal Shareholder agreed that, between the date of the Stockholders' Transaction Agreement and the earlier of (i) the Closing and (ii) the termination of the Stockholders' Transaction Agreement, neither such Principal Shareholder nor any of such Principal Shareholder's respective agents or affiliates will (A) solicit, initiate, consider, encourage or accept any other proposals or offers from any person (1) relating to any acquisition or purchase of all or any portion of the capital stock or assets of PhotoDisc or its subsidiaries; (2) to enter into any business combination with PhotoDisc or its subsidiaries; or (3) to enter into any other extraordinary business transaction involving or otherwise relating to PhotoDisc or its subsidiaries or
(B) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist, facilitate or encourage any effort or attempt by any other person to seek to do any of the foregoing. Each Principal Shareholder agreed to immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any person conducted prior to the execution of the Stockholders' Transaction Agreement with respect to any of the foregoing. Each Principal Shareholder will notify Getty Images promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and will, in any such notice to Getty Images, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or other contact.

    Each Principal Shareholder further agreed not to release any person from, or waive any provision of, any confidentiality or standstill agreement to which such Principal Shareholder is a party with respect to information relating to PhotoDisc or its subsidiaries or their businesses without the prior written consent of Getty Images. Each Principal Shareholder agreed, severally and not jointly, that such Principal Shareholder will not, and will not offer or agree to, sell, transfer, assign or otherwise dispose of, or create or permit to exist any security interest, option, right of first refusal, limitation on such Principal Shareholder's voting rights or other encumbrance of any nature whatsoever with respect to the shares of Getty Images Common Stock owned or that may thereafter be acquired by such Principal Shareholder at any time prior to the termination of the Stockholder's Transaction Agreement.

    NON-COMPETITION. For a period of three years after the Closing, no Principal Shareholder, except the Investors (as defined below), will engage in any business that manufactures, produces or supplies products or services of the kind manufactured or supplied by PhotoDisc or its subsidiaries as of the Closing Date, without the prior written consent of Getty Images, or own an interest in, manage, control, lend money or other assistance to or participate in any person that competes with Getty Images, PhotoDisc or its subsidiaries; provided, however, that ownership of securities having no more than two percent of the outstanding voting power of any competitor listed on any national securities exchange or actively traded in the national over-the-counter market will not be in violation of the foregoing. Each Principal Shareholder, except the Investors, agreed that such Principal Shareholder will not, for a period of three years, in any way solicit, advise or otherwise do business with any customers of PhotoDisc or its subsidiaries or take away or interfere with any business or patronage of PhotoDisc or its subsidiaries, or interfere with or hire any officers, employees or agents of PhotoDisc or its subsidiaries, or induce them to leave the employ of PhotoDisc or its subsidiaries or violate the terms of their contracts, or any employment arrangements with PhotoDisc or its subsidiaries. The periods set forth above will be two years with respect to each of Mr. Thomas D. Hughes, Mr. Mark Callaghan, Ms. Colleen Maloney and Mr. Paul Shipman, all of whom are signatories to the Stockholders' Transaction Agreement.

    The "Investors" are each of Advent VII L.P., Advent Atlantic and Pacific III, L.P., Advent New York L.P., TA Venture Investors Limited Partnership, Geocapital III, L.P., Geocapital IV, L.P., The Broadview Partners Group and J&B Venture Partners I, all of whom are signatories to the Stockholders' Transaction Agreement.

    CERTAIN REPRESENTATIONS AND WARRANTIES. Pursuant to the Stockholders' Transaction Agreement, each of the Principal Shareholders, severally and not jointly, made certain representations and warranties to Getty Images, Getty Communications and Merger Sub relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the authorization, execution, delivery, performance and enforceability of the Stockholders' Transaction Agreement and the Escrow Agreement by such Principal Shareholder; (ii) the absence of any conflict with the constituting documents (if any) of such Principal Shareholder, or with applicable law, or with certain contracts; (iii) the ownership of such Principal Shareholder's shares of PhotoDisc Common Stock or Series A Preferred Stock and options to purchase shares of PhotoDisc Common Stock; (iv) the absence of any material pending or threatened litigation against such Principal Shareholder which would interfere with the consummation of the transactions contemplated by the Merger Agreement or effect such Principal Shareholder's ability to perform such Principal Shareholder's obligations under the Stockholders' Transaction Agreement; and (v) the absence of any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Merger Agreement (except such fees and expenses payable to BARS as described in "The Transactions--Opinion of BancAmerica Robertson Stephens, Financial Advisor to PhotoDisc").

    The representations and warranties of each Principal Shareholder in the Stockholders' Transaction Agreement will survive the Closing until March 31, 1999.

    ADDITIONAL COVENANTS AND AGREEMENTS. In the Stockholders' Transaction Agreement, Getty Images and each Principal Shareholder made certain additional covenants and agreements, including the following (which covenants and agreements are subject, in certain cases, to specified exceptions): (i) each Principal Shareholder acknowledged and agreed to be bound by the terms of the Merger Agreement and accepted and assumed the obligations of such Principal Shareholder under the provisions of the Merger Agreement related to indemnification and the sharing of expenses; (ii) each Principal Shareholder agreed to, and will cause its agents and affiliates to, treat and hold as confidential all information relating to the business or the intellectual property of PhotoDisc and its subsidiaries; (iii) each Principal Shareholder agreed to release PhotoDisc and its subsidiaries, on or prior to Closing, from all obligations to such Principal Shareholders accruing prior to the Closing, except as to (A) obligations arising under any written agreements between such Principal Shareholder and PhotoDisc or its subsidiaries, (B) obligations owed to such Principal Shareholder in such Principal Shareholder's capacity as director, officer, employee or consultant to PhotoDisc or its subsidiaries, or (C) obligations to maintain director and officer liability insurance; (iv) each Principal Shareholder agreed to cooperate fully with Getty Images, Getty Communications, PhotoDisc and Merger Sub to obtain all authorizations, consents and approvals required to consummate the transactions contemplated by the Merger Agreement; (v) each Principal Shareholder agreed to notify Getty Images promptly, prior to Closing, of all material developments affecting the representations, warranties or covenants of such Principal Shareholder in the Stockholders' Transaction Agreement or Merger Agreement; (vi) each Principal Shareholder agreed to cooperate fully with Getty Images, Getty Communications and PhotoDisc in the preparation of the Registration Statement and the Shareholder Circular that is being mailed to Getty Shareholders in connection with the Scheme of Arrangement; (vii) each Principal Shareholder agreed to execute and deliver, prior to Closing, an affiliate letter and a tax representation letter; (viii) each Principal Shareholder agreed to appoint Mr. Mark Torrance as the Principal Shareholders' Representative; (ix) each Principal Shareholder agreed, from and after the Closing, not to use any of the intellectual property owned or licensed by PhotoDisc or its subsidiaries; (x) each Principal Shareholder agreed, prior to Closing, to enter into the Escrow Agreement; (xi) each Principal Shareholder agreed to appoint the Principal Shareholders' Representative as the agent to receive service of process for any suit or action brought with respect to the Stockholders' Transaction Agreement, the Merger Agreement, the Escrow Agreement or the transactions contemplated by the Merger Agreement; (xii) each Principal Shareholder agreed that, effective immediately prior to the Effective Time, all shares of Series A Preferred Stock owned by such Principal Shareholder will automatically be converted into shares of PhotoDisc Common Stock; (xiii) each Principal Shareholder that owns shares of Series A Preferred Stock agreed that, effective as of the Effective Time, the Series A Preferred Stock Purchase Agreement dated as of June 28, 1996, among PhotoDisc and the holders of Series A Preferred Stock will be amended as set forth in the Stockholders' Transaction Agreement; (xiv) each of the parties to the Stockholders' Transaction Agreement will use all reasonable best efforts to take all appropriate action as may be required to carry out the provision of the Stockholders' Transaction Agreement and the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement.

    TERMINATION. The Stockholders' Transaction Agreement will be terminated upon (i) the termination of the Merger Agreement in accordance with its terms or
(ii) at any time prior to the Closing by the mutual written consent of Getty Images and the Principal Shareholders' Representative.

    GOVERNING LAW. The Stockholders' Transaction Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state.

THE ESCROW AGREEMENT

    One of the conditions to the consummation of the Transactions is that Getty Images, the Principal Shareholders and the Escrow Agent execute and deliver on or prior to Closing the Escrow Agreement substantially in the form attached as an exhibit to the Merger Agreement, a copy of which is attached to this Prospectus as Annex A.

    ESTABLISHMENT OF THE ESCROW FUND. Pursuant to the Merger Agreement and the Escrow Agreement, upon Closing, Getty Images will deposit into an escrow fund (the "Escrow Fund") certificates evidencing the Escrow Shares to be issued in the name of each Principal Shareholder pursuant to the Merger Agreement to secure the indemnification obligations of the Principal Shareholders contained in the Stockholders' Transaction Agreement and the Merger Agreement. See "The Merger Agreement--Indemnification" and "--The Stockholders' Transaction Agreement".

    Each Principal Shareholder will have all rights with respect to the Escrow Shares issued in such Principal Shareholder's name except (i) the right of possession thereof or (ii) the right to sell, assign,

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
pledge, hypothecate or otherwise dispose of such shares or any interest therein. Such Principal Shareholder will have the right to exercise any voting rights with respect to the Escrow Shares issued in such Principal Shareholder's name.

    ESCROW AGENT. The Escrow Agent will establish, administer and distribute the Escrow Fund pursuant to the terms of the Escrow Agreement. The Escrow Agent will not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, pursuant to the Escrow Agreement, except in the case of its negligence, bad faith or willful misconduct. Getty Images will reimburse and indemnify the Escrow Agent against any loss, liability or expense, including, without limitation, reasonable attorney's fees, incurred without negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with, the performance of its duties under the Escrow Agreement. Getty Images will pay all of the Escrow Agent's fees and expenses.

THE STOCKHOLDERS' AGREEMENT

    One of the conditions to the consummation of the Transactions is that certain persons who will become significant stockholders in Getty Images execute and deliver on or prior to Closing the Stockholders' Agreement having certain principal terms defined in the Merger Agreement.

    The Stockholders' Agreement is to be among Getty Images and (i) the Getty Group and (ii) the Torrance Group (the Torrance Group, together with the Getty Group, the "Significant Stockholders"). Pursuant to the agreed terms for the Stockholders' Agreement, no Significant Stockholder may sell, encumber or otherwise transfer such Significant Stockholder's shares of Getty Images Common Stock except (i) to a Permitted Transferee (as defined below); (ii) pursuant to the terms of the Stockholders' Agreement; (iii) subject to the arrangements within their respective "Group", pursuant to a registered public offering of shares of Getty Images Common Stock in which no person or "Group" will purchase more than 5% of the then outstanding shares of Getty Images Common Stock; or
(iv) subject to any arrangements within their respective "Group", sales within the Rule 144 volume limitation. A "Permitted Transferee" is defined as (i) Getty Images or its subsidiaries; (ii) in the case of any Significant Stockholder who is a natural person, a person to whom shares of Getty Images Common Stock are transferred from such Significant Stockholder by gift, will or the laws of descent and distribution; (iii) any other member of the Getty Group or the Torrance Group, as the case may be; or (iv) any affiliate of any Significant Stockholder.

    If any Significant Stockholder (a "Prospective Seller") receives from a person, other than a Permitted Transferee or another Significant Stockholder (a "Stockholders' Agreement Third Party"), a bona fide offer to purchase any or all of such Prospective Seller's shares of Getty Images Common Stock (the "Offered Stock") and such Prospective Seller desires to sell the Offered Stock to such Stockholders' Agreement Third Party, the Prospective Seller must provide written notice (the "Offer Notice") of such offer to Getty Images and the other Significant Stockholders constituting the Significant Stockholders' "Group" in which the Prospective Seller does not belong. The Offer Notice will constitute an offer by such Prospective Seller to sell to the recipients of such Offer Notice all of the Offered Stock at the price per share of Getty Images Common Stock at which the sale to the Stockholders' Agreement Third Party is proposed to be made in cash and will be irrevocable for ten days after receipt of such Offer Notice. The Prospective Seller has the right to reject any or all of the acceptances of the offer to sell the Offered Stock and sell all, but not less than all, the Offered Stock to the Stockholders' Agreement Third Party if (i) the Prospective Seller has not received acceptances as to all the Offered Stock prior to the expiration of the ten-day period following receipt of the Offer Notice or (ii) an accepting party fails to consummate the purchase of the Offered Stock and neither Getty Images nor the other Significant Stockholders who received the Offer Notice are prepared to purchase such Offered Stock within five business days of receiving notice of such failed purchase. The obligations and rights of the Significant Stockholders relating to the rights of first refusal will terminate when the Getty Group or the Torrance Group, as the case may be, and any of such Group's Permitted Transferees collectively own fewer than the greater of 3,000,000

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
shares of Getty Images Common Stock and such number of shares of Getty Images Common Stock as is equal to 2% or less of the then outstanding shares of Getty Images Common Stock.

    Each of the Torrance Group and Getty Group will have the right, subject to termination conditions, to appoint one director, each director with an initial term to expire in 1998. For so long as the Getty Group has the right to appoint one director, it shall also have the right to appoint from among the directors of Getty Images, the Chairman of Getty Images, provided however, that for so long as either Mark Torrance or Mark Getty are Co-Chairmen of the Board, such right shall not be in effect.

THE REGISTRATION RIGHTS AGREEMENTS

    One of the conditions to the consummation of the Transactions is that Getty Images enter into Registration Rights Agreements, one with PDI and Mr. Mark Torrance (the "PDI Shareholders") and a second with Getty Investments having certain principal terms defined in the Merger Agreement.

    Pursuant to the terms of the Registration Rights Agreement to be entered into among Getty Images and the PDI Shareholders (the "PDI Registration Rights Agreement"), the PDI Shareholders may require Getty Images to file a registration statement with respect to all or a portion of the PDI Shareholders' shares of Getty Images Common Stock (a "PDI Demand Right"). The PDI Shareholders will have three "long form" and two "short form" PDI Demand Rights. The PDI Shareholders may exercise a "long form" PDI Demand Right only if the aggregate number of Getty Images Common Stock covered by the "long form" PDI Demand Right is greater than such number of Getty Images Common Stock equal to [25]% of the aggregate shares of Getty Images Common Stock owned by the PDI Shareholders as of the Effective Time. The PDI Shareholders may exercise a "short form" PDI Demand Right only if the aggregate number of shares of Getty Images Common Stock covered by such Demand Right is greater than [350,000] shares. In addition to their PDI Demand Rights, the PDI Shareholders will have the right to have any or all of their shares of Getty Images Common Stock included in any registration by Getty Images (a "PDI Piggy-Back Right"), subject to certain limitations that may be imposed by the managing underwriter. Both the PDI Demand Rights and PDI Piggy-Back Rights will terminate on the earlier of (i) immediately, once all of the PDI Shareholders' shares of the Getty Images Common Stock can be sold within a three-month period under the volume limitation of Rule 144 of the Securities Act or (ii) on the 15th anniversary of the date of the PDI Registration Rights Agreement.

    Pursuant to the terms of the Registration Rights Agreement among Getty Images and Getty Investments (the "Getty Investments Registration Rights Agreement"), Getty Investments may require Getty Images to file a registration statement with respect to all or a portion of Getty Investments' shares of Getty Images Common Stock (a "Getty Demand Right"). Getty Investments will have five "long form" Getty Demand Rights, which may be exercised only if the aggregate number of shares of Getty Images Common Stock covered by the "long form" Getty Demand Right is greater than [850,000] shares. In addition to their Getty Demand Rights, Getty Investments will have the right to have any or all of their shares of Getty Images Common Stock included in any registration by Getty Images (a "Getty Piggy-Back Right"), subject to certain limitations that may be imposed by the managing underwriter. Both the Getty Demand Rights and the Getty Piggy-Back Rights will terminate on the earlier of (i) immediately, once all of the shares of Getty Images Common Stock held by Getty Investments can be sold within a three-month period under the volume limitation of Rule 144 of the Securities Act or (ii) on the 15th anniversary of the date of the Getty Investments Registration Rights Agreement.

    In addition to the registration rights described above, certain other shareholders of Getty Communications and PhotoDisc will also have registration rights with respect to the shares of Getty Images Common Stock that such holders will receive in the Transactions in exchange for their shares of Getty Ordinary Shares and PhotoDisc Common Stock, respectively.

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
THE EMPLOYMENT AGREEMENTS

    One of the conditions to the consummation of the Transactions is that Getty Images enter into the Employment Agreements with the Executives having certain principal terms defined in the Merger Agreement.

    Each Employment Agreement will have an initial fixed term of two years commencing January 1, 1998, continuing thereafter until the earlier of the termination of such agreement by either party with 12 months' prior written notice and December 31, 2000. The remuneration per annum to the Executives will be as follows: Mr. Mark Getty, $275,000; Mr. Mark Torrance, $275,000; and Mr. Jonathan Klein, $325,000. The remuneration to each Executive will be reviewed annually on April 1 of each year and adjusted upwards in line with market equivalents. In addition, Mr. Getty and Mr. Torrance will receive bonuses of up to 50% of their remuneration subject to the achievement of certain performance targets set by the Getty Images Board, and Mr. Klein will receive a bonus of up to 60% of his remuneration subject to the achievement of certain performance targets set by the Getty Images Board. The compensation package of each Executive will also include (i) options over 75,000 shares of Getty Images Common Stock issued at Closing (50,000 in the case of Mr. Torrance), exercisable at the market price of shares of Getty Images Common Stock at Closing and fully vesting one year after the Closing and (ii) options over 500,000 shares of Getty Images Common Stock issued at Closing, exercisable at the market price of shares of Getty Images Common Stock at Closing and vesting on a schedule of 25 percent one year after the Closing and rateably each month thereafter over the following three years.

    Upon the termination of employment by Getty Images of any of the Executives, other than for Cause (as defined below) or by reason of his voluntary resignation for Good Reason (as defined below), such Executive will receive a lump sum payment equal to the unpaid remuneration and maximum bonuses over the greater of the term of the contract and two years. In addition, each Executive will be entitled to retain all options as if he remained an employee and vesting will be accelerated. "Cause" is defined as (i) willful, material and repeated non-performance of such Executive's duties (other than by reason of illness or disability) after notice from the Getty Images Board of such failure; (ii) the commission of a felony or common law fraud by such Executive; or (iii) any material breach of any material term of such Executive's Employment Agreement. "Good Reason" is defined as (i) an adverse and material change to such Executive's duties, titles or reporting responsibilities; (ii) a material breach by Getty Images of any term of such Executive's Employment Agreement; (iii) a reduction in such Executive's base salary or bonus opportunity or Getty Images' failure to pay such Executive any material amount of compensation when due; or
(iv) a relocation of such Executive's principal business location without his prior written consent.

    In addition to the Employment Agreements, pursuant to a letter agreement dated September 15, 1997, Getty Images acknowledged that in connection with the transactions contemplated by the Merger Agreement, PhotoDisc intends to offer employment agreements to Mr. Robert Chamberlain, Ms. Sally von Bargen, Mr. Christian Birkeland, Ms. Natalie Angelillo and Mr. Michel Perrin and that Getty Images intends to offer employment agreements to Mr. William Heston and Ms. Heather Redman. The terms of each employment agreement will be subject to the review and approval of Getty Images.

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
                         THE GETTY SHAREHOLDER MEETINGS

THE GETTY COURT MEETING

    The English High Court has convened the Getty Court Meeting to be held on
December   , 1997, at       p.m., London time at                  . At the Getty
Court Meeting, the Getty Class A Shareholders of record as of the date of the Getty Court Meeting will be asked to consider and vote upon the approval of the Scheme of Arrangement. The quorum for the Getty Court Meeting will be the vote of such number of Getty Class A Ordinary Shares and shareholders as the English High Court determines constitutes a fair representation of the opinions of the Getty Class A Shareholders. Voting at the Getty Court Meeting will be on a poll and, accordingly, each Getty Class A Ordinary Share will entitle the holder thereof present in person or by proxy to one vote on each matter that may properly come before the Getty Court Meeting. The Scheme of Arrangement requires the affirmative vote of a majority in number of the holders of the Getty Class A Ordinary Shares present (in person or by proxy) at the Getty Court Meeting, with such majority representing 75% or more of the votes attaching to the Getty Class A Ordinary Shares voted at the Getty Court Meeting. As a result of its controlling ownership interest in Getty Communications, Getty Investments L.L.C. ("Getty Investments") will not be entitled to vote at the Getty Court Meeting. As a result of certain rights attached to the shareholdings of Carlton Communications B.V. ("Carlton") in Getty Communications, Carlton is expected to agree with the English High Court to abstain from voting at the Getty Court Meeting.

THE GETTY EGM

    The Getty Communications Board has convened the Getty EGM to be held immediately after the Getty Court Meeting at the same place. At the Getty EGM, the Getty Shareholders of record as of the date of the Getty EGM will be asked to consider and vote upon the approval of the Scheme of Arrangement and certain related matters. As provided in the Getty Communications Articles of Association, the quorum for the Getty EGM will be two or more persons holding Getty Ordinary Shares in person or by proxy. Voting at the Getty EGM will be on a poll and, accordingly, each Getty Class A Ordinary Share will entitle the holder thereof to one vote, and each Getty Class B Ordinary Share will entitle the holder thereof to ten votes, on each matter that may properly come before the Getty EGM. The Scheme of Arrangement requires the affirmative vote of holders of Getty Class A Ordinary Shares and Getty Class B Ordinary Shares present (in person or by proxy) at the Getty EGM representing 75% or more of the votes attaching to the Getty Ordinary Shares voted at the Getty EGM. Both Getty Investments and Carlton are expected to agree with the English High Court to abstain from voting at the Getty EGM, but have stated that they support the Scheme of Arrangement and will be bound by its terms. See "--The Getty Voting Agreements."

THE GETTY VOTING AGREEMENTS

    In connection with entering into the Merger Agreement, Getty Images, Getty Communications and PhotoDisc entered into separate Voting Agreements with Getty Investments and Carlton (Carlton, together with Getty Investments, the "Getty Voting Shareholders"), both dated as of September 16, 1997 (collectively, the "Getty Voting Agreements"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Together, Getty Investments and Carlton control the right to vote approximately 30.3% of the outstanding voting power of the Getty Ordinary Shares.

    Pursuant to the Getty Voting Agreements, each Getty Voting Shareholder agreed (i) to be bound by the Scheme of Arrangement; (ii) to execute all such documents and to do all such acts as may be reasonably necessary or desirable for the purpose of giving effect to the Scheme of Arrangement; (iii) to vote, if requested by PhotoDisc, in favor of all resolutions to be proposed at the Getty Shareholder Meetings (if such vote is necessary to implement the Scheme of Arrangement); (iv) to vote against any proposal for any recapitalization, merger, sale of assets or other business combination between Getty Communications and any person or entity (other than the Transactions); (v) to deliver valid and duly completed forms of proxy appointing the chairman of any such meeting as such Getty Voting Shareholder's proxy to vote in favor of all such resolutions; and (vi) to vote in favor of any other matter necessary to effect the consummation of the transactions contemplated by the Transactions.

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
                 THE SPECIAL MEETING OF PHOTODISC SHAREHOLDERS

    The Merger Agreement requires the affirmative vote of the holders of two-thirds of the issued shares of PhotoDisc Common Stock and Series A Preferred Stock, voting together as a single class. The PhotoDisc Board has called a Special Meeting of the holders of shares of PhotoDisc Common Stock and Series A
Preferred Stock to be held on December , 1997 at       a.m., Seattle time at
                 . At the PhotoDisc Special Meeting, the PhotoDisc Shareholders
of record as of the close of business on November   , 1997 will be asked to
consider and vote upon the Merger Proposal and such other business as may properly come before the meeting.

RECORD DATE

    The PhotoDisc Board has fixed November , 1997 as the PhotoDisc Record Date for determination of PhotoDisc Shareholders entitled to notice of and to vote at the PhotoDisc Special Meeting. Accordingly, only holders of record of shares of PhotoDisc Common Stock or Series A Preferred Stock at the close of business on
November   , 1997 will be entitled to notice of and to vote at the PhotoDisc
Special Meeting. Each holder of record of shares of PhotoDisc Common Stock or Series A Preferred Stock on the PhotoDisc Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the PhotoDisc Special Meeting. As of the PhotoDisc Record Date, there were shares of PhotoDisc Common Stock outstanding and entitled to vote, which
were held by       holders of record, and there were       shares of Series A
Preferred Stock outstanding and entitled to vote, which were held by holders of record.

VOTING AT THE PHOTODISC SPECIAL MEETING

    PhotoDisc Shareholders representing a majority of the shares of PhotoDisc Common Stock and Series A Preferred Stock outstanding on the PhotoDisc Record Date must be represented in person or by proxy at the PhotoDisc Special Meeting in order for a quorum to be present for purposes of voting on the Merger Proposal.

    Pursuant to the PhotoDisc Articles of Incorporation and applicable law, the affirmative vote of the holders of two-thirds of the outstanding shares of PhotoDisc Common Stock and Series A Preferred Stock entitled to vote thereon, voting together as a single class, is required to approve and adopt the Merger Proposal. Abstentions will be considered represented at the PhotoDisc Special Meeting for the purpose of calculating quorum. However, abstentions from voting on the Merger Proposal will have the practical effect of a vote "against" the Merger Proposal since it is one less vote in favor of the Merger Proposal.

    In connection with entering into the Merger Agreement, certain of the shareholders of PhotoDisc (the "PhotoDisc Voting Shareholders") entered into a Voting Agreement with Getty Images dated as of September 15, 1997 (the "PhotoDisc Voting Agreement"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The PhotoDisc Voting Shareholders are Mr. Mark Torrance (on behalf of himself and PDI), Mr. Christian Birkeland, Ms. Sally von Bargen and Mr. Michael Child (on behalf of Advent VII, L.P., Advent Atlantic and Pacific III, L.P., Advent New York, L.P. and TA Venture Investors Limited Partnership). Collectively, the PhotoDisc Voting Shareholders hold a total of 7,175,230 shares of PhotoDisc Common Stock and 1,181,861 shares of Series A Preferred Stock, representing approximately 82% of the currently outstanding voting power of the PhotoDisc Common Stock and Series A Preferred Stock (approximately 74% assuming the exercise of currently exercisable options and warrants to purchase shares of PhotoDisc Common Stock held by persons other than such holders).

    Pursuant to the PhotoDisc Voting Agreement, each PhotoDisc Voting Shareholder agreed to appoint Getty Images as such PhotoDisc Voting Shareholder's true and lawful attorney and proxy, to vote each of the PhotoDisc Voting Shareholder's shares of PhotoDisc Common Stock or Series A Preferred Stock owned and which subsequently may be acquired by such PhotoDisc Voting Shareholder, as such PhotoDisc

Voting Shareholder's proxy, at every meeting of the shareholders of PhotoDisc:
(i) in favor of the adoption of the Merger Agreement, and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any proposal for recapitalization, merger, sale of assets or other business combination between PhotoDisc and any person or entity (other than the Merger); and (iii) in favor of any other matter necessary to effect the consummation of the transactions contemplated by the Merger Agreement.

    Ms. Wade Torrance, the former spouse of Mr. Torrance and a substantial shareholder of PDI, has approved and consented to PDI entering into the Stockholders' Transaction Agreement and the PhotoDisc Voting Agreement and consummating the transactions contemplated thereby.

                          THE VISUAL CONTENT INDUSTRY

    The visual content industry supplies images to a varied and growing customer base, ranging from individual consumers to major multinational corporations. Images are used to communicate messages in a wide variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, web sites, other on-line uses, sales and in-house presentations and various consumer uses.

    Visual content can be broadly divided into commissioned imagery and non-commissioned imagery. Commissioned images are commissioned from photographers and cinematographers by particular clients for a single predetermined application. Non-commissioned images, commonly referred to as "stock", are provided by agencies that maintain libraries of selected images which can be licensed for use by different clients for different purposes.

    Getty Images will be primarily active in the non-commissioned sector of the visual content industry. Getty Images believes that the market share of non-commissioned imagery has been increasing as the quality of images available from non-commissioned agencies has become comparable to the quality of commissioned images. Non-commissioned imagery offers the advantages of lower cost, immediate availability and the ability to preview an image for appropriateness prior to license.

    Non-commissioned images are commercially available from two types of providers:

    - Agencies that license images for specific uses ("rights-protected licensing"). These agencies offer and negotiate licenses that can be tailored for each image and customer application. Licenses typically grant a degree of exclusivity of use to licensees and impose restrictions on the permissible number of copies that can be made, the medium of reproduction or publication, uses by other parties and other factors, including the geographic area, duration and purpose of use.

    - Agencies that license images on a standard fee basis for multiple uses (commonly referred to as "royalty-free licensing"). These agencies offer images that can be used on a non-exclusive basis for virtually any purpose, pursuant to non-negotiable, "shrink-wrap" or "point-and-click" license agreements. Royalty-free agencies typically deliver imagery via CD-ROM products and, in some cases, the Internet.

    CONTENT CATEGORIES

    The visual content industry consists of several different types of content. The categories of content currently commercially available in the non-commissioned sector of the industry are:

    - CONTEMPORARY STOCK PHOTOGRAPHY images cover a wide variety of contemporary subjects, including lifestyles, families, business, science, health and beauty, sports, transportation, travel and the environment. The three major contemporary stock photography businesses are Tony Stone Images, The Image Bank and Visual Communications. These businesses have historically supplied images to a customer base of commercial users.

    - ARCHIVAL PHOTOGRAPHY consists of collections of images and illustrations covering well-known historic moments, people and places up to the present day, as well as images reflecting the history of society, entertainment, travel, industry and culture. Hulton Getty and the Bettman Archive are the world's two largest privately owned collections of archival photography.

    - CONTEMPORARY STOCK AND ARCHIVAL FOOTAGE are the film equivalents of contemporary stock photography and archival photography. These categories currently form growing, but still relatively small parts of, the visual content industry. Energy Film Library and The Image Bank are the two leading contemporary stock footage providers on a worldwide basis.

    - NEWS, CURRENT AFFAIRS, FEATURES AND CELEBRITY MATERIAL consists of photographs or footage of specific events or the activities of well-known people. Participants in this segment of the industry include wire services and several general and specialist news and reportage agencies, including Gamma Liaison.

    USERS AND USES

    The visual content market supplies imagery to creative professionals in the visual communications industry, including graphic designers, art directors and art buyers at advertising agencies, marketing and communications professionals, Web and new media designers, newspaper, magazine, book, music and video publishers and broadcast and media production companies. In addition, new market segments are emerging, including business users, who are not graphic designers or other professional users of images, such as managerial and sales professionals, and small office/home office ("SOHO") users, and potentially consumers.

    These customers use imagery in a variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, web sites, other on-line uses, sales and in-house presentations and various consumer uses.

    Getty Images believes that there have been significant increases in recent years in the numbers of users and uses of images, partly as a result of a greater appreciation of the value of images for conveying, symbolizing and reinforcing marketing and editorial messages and partly as a result of a proliferation in communication channels, particularly via the Internet and in the cable and satellite broadcasting industry.

    Getty Images expects that the footage sector will continue to grow as technological developments in cable and satellite broadcasting and new media industries lead to a major increase in demand for stock and archival footage.

    TECHNOLOGY

    Getty Images believes that a number of technological advances have contributed to recent developments in the visual content industry and to increased demand for digital images. These advances include:

    - ADVANCES IN COMPUTER HARDWARE. The development of faster and less expensive desktop computers, high-quality color monitors and CD-ROM drives and related compression technologies have made it possible for personal computer users to review and distribute high-quality color images.

    - SOFTWARE DEVELOPMENT. Developments in software applications and tools, such as Adobe PhotoShop and PhotoDeluxe, as well as the popularity of low-priced desktop publishing applications, such as Microsoft Publisher, have enabled personal computer users to enhance, manipulate and edit color images and combine them on a single page with text and other graphics.

    - ADVANCES IN PRINTING TECHNOLOGIES. Advances in commercial four color printing technologies have made professional printing more accessible and cost effective for many professional applications. In addition, the recent introduction of relatively inexpensive, higher resolution color printers have made it possible for non-professionals and personal computer users to print high-quality color images at low cost without professional assistance.

    - THE INTERNET. Significant increases in the use of the Internet, both as a medium for communications and as a platform for commercial transactions, have occurred. This increased use of the Internet has resulted in growth in commercial promotion and advertising in Websites and other on-line communications, which, in turn, have contributed to an increase in demand for and use of digital images for such promotion, advertising and communication. In addition, the Internet provides a new more efficient means of marketing and distributing images for such uses and more traditional uses.

    Getty Images believes that the visual content industry will continue to develop and change as a result of several factors, including (i) expected proliferation of image applications in society and the increasing use of images to communicate and convey messages in the publishing, broadcasting and electronic domains; (ii) expected continuing shifts from the use of single-purpose commissioned images to library-sourced images as the quality, certainty and cost benefits of non-commissioned images become more widely recognized and appreciated by professional users of images; (iii) continued evolution in Internet use and commerce and the development and commercialization of new technologies in the areas of digitization, scanning and color printing, facilitating use by professionals and non-professionals; and (iv) expected consolidation in the industry, which will benefit well capitalized, technology-enabled companies with a global reach. Getty Images believes that it will be positioned to capitalize on the future opportunities resulting from these changes.

                                  GETTY IMAGES

OVERVIEW

    Getty Images, the company that will result from the merger of Getty Communications and PhotoDisc, will be one of the leading visual content providers worldwide. Getty Communications will contribute its broad spectrum of high-quality, branded content and extensive international distribution network of wholly owned sales offices and dedicated agents. PhotoDisc will contribute its expertise and brand in the digitization and electronic delivery of images and its experience with royalty-free licensing models and on-line commerce. Getty Images believes that, following completion of the Merger, it will be positioned to satisfy the visual content needs of existing, emerging and new market segments in the visual content industry.

    Getty Images will seek to capitalize on the following strengths:

    - BREADTH AND DEPTH OF BRANDED HIGH-QUALITY CONTENT. Getty Images will provide visual content to its customers across all content categories through its leading brands. Tony Stone Images is one of the world's leading providers of high-quality, rights-protected licensed contemporary stock photography to a professional user base. Hulton Getty is one of the two largest privately-owned collections of archival photography in the world. Energy Film Library is one of the leading international providers of licensable motion imagery, providing footage to feature films, advertisors and other professional users. Gamma Liaison is a leading North American news and reportage agency, primarily serving the magazine, newspaper and publishing market. PhotoDisc is the leading provider of digital stock photography on a royalty-free licensed basis.

    - COMPREHENSIVE RANGE OF LICENSING OPTIONS AND PRODUCT AND SERVICE FEATURES. Getty Images will offer its customers a comprehensive range of options to meet their creative needs, from full-service to self-service access, from rights-protected licensing to royalty-free licensing, and from physical delivery of transparencies to electronic delivery of digital images. Through Tony Stone Images, Hulton Getty, Gamma Liaison and Energy Film Library, Getty Images will offer experienced personal assistance in addressing the creative needs of professional customers, rights-protected licensing and rights tracking. Through PhotoDisc, Getty Images will offer digital contemporary stock photography on a royalty-free basis and PhotoDisc will serve as the platform for royalty-free products in other content categories.

    - COMPREHENSIVE DISTRIBUTION CAPABILITIES. Getty Images will have wholly owned offices in 17 cities in 13 countries, and a network of dedicated agents in 15 countries. Getty Images believes that control of its distribution outlets results in more focused marketing activities, higher and more consistent service standards and brand maintenance. Building on PhotoDisc's current success as the leading Web commerce visual content provider, Getty Images' products will also be offered to customers worldwide through the Internet, enabling customers to access imagery anywhere, any time.

    - TECHNOLOGICAL EXPERTISE. Getty Images will be a leader in the use of technology in the visual content industry. The ability of Getty Images to use the Internet in the marketing, management and delivery of imagery will be leveraged across all content categories, as appropriate to the needs of its customers. Getty Images believes that technological advances will also allow Getty Images to realize operating efficiencies.

    Getty Images believes that these strengths will combine to allow it to take advantage of both increasing demand for visual content and opportunities arising in the rapidly changing visual content industry.

STRATEGY

    Getty Images will aim to provide high quality, relevant imagery across all categories of the visual content market to the broadest range of customers in existing, emerging and new markets, in ways that most appropriately meet their needs. In order to achieve this aim, Getty Images will pursue the following core strategies:

    - EMPHASIZE CONTENT QUALITY AND RELEVANCE. Getty Images believes that content quality and relevance are critical for long-term success in the visual content industry. Getty Images will focus on identifying its customers' needs throughout the creation, selection and production process to create high quality branded imagery relevant to the needs of its customers in each geographic region and market. Getty Images will combine excellence in creativity and image professionalism with expertise in scanning and image enhancement to provide the highest quality images to its customers.

    - OFFER COMPREHENSIVE RANGE OF BRANDED CUSTOMER SOLUTIONS. Getty Images will offer its customers a comprehensive range of options to meet their commercial and creative needs, from full-service to self-service access, from rights-protected licensing to royalty-free licensing, and from physical delivery of transparencies to electronic delivery of digital images.

    - PROMOTE AND IMPROVE BRAND IDENTITIES. Getty Images believes that Tony Stone Images, Hulton Getty, Gamma Liaison, Energy Film Library and PhotoDisc represent pre-eminent brand names in their respective visual content categories. Getty Images will continue to enhance the quality, value and accessibility of these collections to reinforce their international brand identities and to create new brands in these and other visual content categories.

    - LEVERAGE TECHNOLOGICAL EXPERTISE. Getty Images intends to leverage its technological expertise to make its content collections available in digital format and accessible on-line, as well as to develop and integrate new products, services and delivery mechanisms. An example is PhotoDisc's Lightbox-SM- feature, which enables multiple parties in different locations to view images simultaneously. Getty Images also believes that it can realize internal operating efficiencies through increasing use of technology.

    - ENHANCE COMPREHENSIVE DISTRIBUTION NETWORK. Getty Images believes that it will have the most comprehensive distribution network in the visual content industry with the combination of its worldwide network of wholly owned offices and dedicated agents and its Internet distribution capabilities. In order to enlarge its available customer base and further penetrate its existing customer base, Getty Images intends to strengthen its distribution capabilities by enhancing online access to its visual content collections, by establishing wholly owned offices in additional key territories and by developing agent relationships in new markets.

    - DEVELOP NEW MARKETS, PRODUCTS AND CUSTOMER TYPES. Getty Images believes that the increasing use of imagery in communications and the emergence of advanced technologies has resulted in opportunities to develop products and services targeted at emerging and new and potentially larger segments of the potential customer base and to further penetrate existing market segments. Getty Images expects to develop products and services for the corporate and SOHO markets and believes that it will be positioned to enter other potential new markets, including the consumer market.

    - PURSUE STRATEGIC ACQUISITIONS. The visual content industry is currently very fragmented with a few international players, a number of regional players and a large number of small businesses that specialize in a particular content type or geographical area. Getty Images believes that the fragmented nature of the industry offers significant growth opportunities through the consolidation of smaller independent businesses that lack sufficient resources to compete in a rapidly changing environment. Getty Images will target companies that offer one or more of the following features: (i) complementary visual content; (ii) a presence in a geographic market where Getty Images is under-represented; or (iii) access to new technologies.

COMPETITION

    The visual content market is characterized by strong competition. The principal competitive factors in the non-commissioned sectors of the visual content industry are company reputation, the quality, relevance and diversity of the images, the quality of contributing photographers and cinematographers under contract to an agency, customer service, pricing, ease of purchase and use, accessibility, distribution capability and speed of fulfillment. In addition, Getty Communications has faced, and Getty Images will face, competition from commissioned imagery.

    The principal competitors of Tony Stone Images include (i) small libraries generally operating on a local basis; (ii) specialist libraries focusing on particular subjects such as transport, architecture or natural history; (iii) medium-sized general libraries operating primarily in their home market; (iv) regional agencies headquartered in a large market such as the United States, Germany, the United Kingdom and France and which often have nonexclusive agents in other markets; and (v) two international competitors, The Image Bank and Visual Communications. Royalty-free stock photography agencies have also emerged as an alternative to rights-protected stock photography agencies for applications where rights-protection and other services are not customer requirements.

    The Hulton Getty collection competes with specialized archival collections and regional stock photography agencies with archival content in its collections, including the Bettman Archive, and other privately owned and public domain collectors.

    In the news and reportage industry in the United States, Gamma Liaison competes with a number of agencies that distribute similar material.

    Energy Film Library competes with small specialized footage providers and The Image Bank.

    PhotoDisc competes with other royalty-free stock photography agencies, including Digital Stock, Image Club, Inc., a wholly owned subsidiary of Adobe Systems Incorporated, and Digital Vision.

BOARD OF DIRECTORS OF GETTY IMAGES FOLLOWING THE MERGER

    The Merger Agreement provides that the Getty Images Board will take all actions necessary to reconstitute the Getty Images Board as of the Effective Time of the Merger to consist of the following persons:

Directors whose terms shall expire at the first annual
meeting of stockholders after the Effective Time:
--------------------------------------------------------------------------------
Andrew Garb
Anthony Stone
Director to be determined

Directors whose terms shall expire at the second annual
meeting of stockholders after the Effective Time:
--------------------------------------------------------------------------------
Manny Fernandez
Christopher Sporborg
Director to be determined

Directors whose terms shall expire at the third annual
meeting of stockholders after the Effective Time:
--------------------------------------------------------------------------------
Mark Getty
Jonathan Klein
Mark Torrance

    Mr. Torrance will propose to the Getty Images Board non-employees with appropriate industry experience to fill the two vacancies indicated above. The Getty Images Board will consider any proposed appointee in good faith. The directors to be determined may be appointed before, on or after the Effective Time of the Merger.

    The Merger Agreement also provides that the Getty Images Board will take all actions necessary (i) to establish an Executive Committee of the Getty Images Board as of the Effective Time of the Merger and to appoint Messrs. Getty, Klein and Torrance to such committee as of the Effective Time, and (ii) to appoint Messrs. Getty and Torrance as Co-Chairmen of the Getty Images Board as of the Effective Time of the Merger. It has also been agreed that Mr. Klein will be appointed Chief Executive Officer of Getty Images as of the Effective Time of the Merger.

    Getty Images intends to establish an audit committee and a compensation committee.

    For biographical information on Messrs. Garb, Stone, Fernandez, Sporborg, Getty and Klein, see "Getty Communications--Management of Getty Communications". For biographical information on Mr. Torrance, see "PhotoDisc--Management of PhotoDisc".

MANAGEMENT OF GETTY IMAGES FOLLOWING THE MERGER

    The officers of Getty Images upon the consummation of the Transactions, and their ages as of September 30, 1997 will be as follows:

NAME                                           AGE                      POSITION
------------------------------------------  ---------  ------------------------------------------
OFFICERS OF GETTY IMAGES
Mark Getty................................     37      Co-Chairman and Director
Mark Torrance.............................     51      Co-Chairman and Director
Jonathan Klein............................     37      Chief Executive Officer and Director
Lawrence Gould............................     38      Chief Financial Officer and Senior Vice
                                                         President, Finance
Nick Evans-Lombe..........................     31      Senior Vice President, Strategy and
                                                         Corporate Development
William Heston............................     38      Senior Vice President, Head of Getty
                                                         Images Web Group
Stephen Mayes.............................     39      Senior Vice President, Creative
Heather Redman............................     33      Senior Vice President, General Counsel and
                                                         Secretary
Don Smith.................................     37      Senior Vice President, Services
Warwick Woodhouse.........................     45      Senior Vice President, Planning

OFFICERS OF GETTY IMAGES' SUBSIDIARIES WHO
  SERVE ON THE GETTY IMAGES MANAGEMENT
  TEAM
Michel Bernard............................     61      Managing Director, Gamma Liaison
Andrew Duncomb............................     31      President, Tony Stone Images/Hulton Getty
                                                         Americas
Jan Ross..................................     45      Chief Executive Officer, Energy Film
                                                         Library
Stephen Warshaw...........................     49      Managing Director, Tony Stone Images and
                                                         Hulton Getty
Michele Vitucci...........................     35      Managing Director, Tony Stone
                                                         Images/Hulton Getty Europe
Robert Chamberlain........................     44      Senior Vice President, PhotoDisc
Sally von Bargen..........................     48      Senior Vice President, PhotoDisc

    For biographical information on Messrs. Getty, Klein, Gould, Evans-Lombe, Mayes, Woodhouse, Smith, Warshaw, Bernard, Duncomb and Vitucci and Ms. Ross, see "Getty Communications--Management of Getty Communications". For biographical information on Mses. Redman and von Bargen and Messrs. Torrance Heston and Chamberlain, see "PhotoDisc--Management of PhotoDisc".

EXPECTED STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT
  STOCKHOLDERS OF GETTY IMAGES FOLLOWING THE MERGER

    It is anticipated that, after giving effect to the Transactions (and assuming that the Average Trading Price of Getty Communications ADSs at Closing is $16.68 and the other assumptions described in "Unaudited Condensed Pro Forma Consolidated Financial Information"), approximately 27,025,000 Getty Images Shares will be outstanding and approximately 6,140,000 additional Getty Images Shares will be reserved for issuance upon the exercise of options.

    The following table sets forth certain information regarding the expected beneficial ownership of shares of Getty Images Common Stock following the Transactions (i) by each person expected by Getty Images to own beneficially more than five percent of the then outstanding shares of Getty Images Common Stock, (ii) by each director and executive officer of Getty Images named in "--Board of Directors of Getty Images Following the Merger" and "--Management of Getty Images Following the Merger" and (iii) by all directors and executive officers of Getty Images as a group.

                                                                            SHARES BENEFICIALLY OWNED
                                                                                       (1)
                                                                            --------------------------
                                                                            NUMBER OF    PERCENT OF
                                                                             SHARES       CLASS(2)
                                                                            ---------  ---------------
Getty Investments, L.L.C. (3).............................................                         %
PDI, L.L.C. (4)...........................................................
Mark Torrance (5).........................................................
Wade Torrance (6).........................................................
Carlton Communications BV (7).............................................
Mark H. Getty (8).........................................................
Jonathan D. Klein (9).....................................................
Andrew Garb...............................................................                    *
Anthony Stone.............................................................                    *
Manny Fernandez (10)......................................................                    *
Christopher Sporborg......................................................                    *
Lawrence J. Gould (11)....................................................                    *
Nick Evans-Lombe (12).....................................................                    *
Heather Redman (13).......................................................                    *
Stephen T. Mayes (14).....................................................                    *
Warwick Woodhouse (15)....................................................                    *
William Heston (16).......................................................                    *
Don P. Smith (17).........................................................                    *
Stephen Warshaw...........................................................                    *
Jan Ross..................................................................                    *
Robert J. Chamberlain (18)................................................                    *
Sally von Bargen (19).....................................................                    *
Michel Bernard (20).......................................................                    *
Andrew Duncomb (21).......................................................                    *
Michele Vitucci (22)......................................................                    *
All directors and executive officers as a group (23) (21 persons).........

------------------------

*   Less than one percent of the outstanding shares of Getty Images Common
    Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares subject to options held by that person that are currently exercisable or exercisable within 60 days of the Closing are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to Getty Images' knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Getty Images Common Stock shown as beneficially owned by such shareholder.

(2) Applicable percentage of ownership for each stockholder is based on 27,025,384 shares of Getty Images Common Stock which will be outstanding as of the Closing plus the number of options, warrants, rights or conversion privileges with respect to Getty Images Common Stock owned by such person.

(3) The address of Getty Investments is 1325 Airmotive Way, Suite 262, Reno, Nevada 89502.

(4) Mr. Mark Torrance, who will be Co-Chairman of Getty Images upon the Closing of the Transactions, is manager of PDI and has sole voting power with respect to the shares held by PDI and disclaims beneficial ownership of shares held by PDI in which he has no pecuniary interest. Mr. Torrance, Ms. Wade Torrance and three trusts established for the benefit of their children are the sole members of PDI. The address for PDI is 2013 Fourth Avenue, Seattle, Washington 98121.

(5) Mr. Torrance has sole voting power with respect to the shares held by PDI,
    and disclaims beneficial ownership of         shares held by PDI in which he
    has no pecuniary interest. See Note 3. Mr. Torrance's address is 2013 Fourth Avenue, Seattle, Washington 98121.

(6) Includes         shares of Getty Images Common Stock held by PDI. Ms.
    Torrance's address is The Highlands, Seattle, Washington 98117.

(7) The address of Carlton is 25 Knightsbridge, London SWIX 7RZ, England.

(8) Includes       shares of Getty Images Common Stock issuable upon exercise of
    outstanding options and       shares held by the October 1993 Trust, a trust
    established by Mr. Mark Getty of which he and his immediate family are the beneficiaries. The Getty Images Common Stock held by the October 1993 Trust are subject to the Getty Parties Shareholders' Agreement and are voted as directed by Getty Investments (see "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement").

(9) Includes       shares of Getty Images Common Stock issuable upon exercise of
    outstanding options and       shares held by Crediton Limited, a trust
    established by Mr. Jonathan Klein of which he and his immediate family are the beneficiaries. The Getty Images Common Stock held by Crediton Limited are subject to the Getty Parties Shareholders' Agreement and are voted as directed by Getty Investments (see "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement").

(10) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(11) Includes       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(12) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(13) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(14) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(15) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(16) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(17) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(18) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(19) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(20) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(21) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(22) Represents       shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(23) Includes       shares issuable upon exercise of outstanding options to
    purchase Getty Images Common Stock.

GETTY IMAGES STOCK OPTION PLAN

    On or prior to the Closing, the Getty Images Board will adopt the Getty Images Common Stock Option Plan (the "Getty Images Option Plan").

    Under the Getty Images Option Plan, the Getty Images Board will have the discretion to grant options with an exercise price equal to the market price of the Getty Images Common Stock at the date of the grant. Options will vest on a schedule of 25 percent on the first anniversary of the date of the grant and then rateably each month over the next three years. Options will become exercisable to the extent vested and will lapse to the extent not exercised after the expiration of seven years from the date of the grant.

    The Getty Images Option Plan will provide for the grant of options to
acquire          shares of Getty Images Common Stock to directors, employees and consultants of Getty Images and its subsidiaries, subject to adjustment following certain changes in Getty Images' stock capital, including a recapitalization or rights issue. Under the Getty Images Option Plan, options are awarded by the Compensation

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Committee of the Getty Images Board at an exercise price and on a vesting schedule as described above. Generally, options awarded under the Getty Images Option Plan may not be exercised prior to vesting. Where, however, the optionholder ceases to be an employee (whether by reason of death or otherwise) the options may be exercised to the extent vested and, at the discretion of the Getty Images Board, to the extent not vested within twelve months of such optionholder ceasing to be an employee. Options granted under the Getty Images Option Plan are not transferable and may not be exercised except by the person to whom such options were granted. Options may not be granted under the Getty Images Option Plan after the tenth anniversary of its adoption.

    Options over 400,000 shares of Getty Images Common Stock will be granted under the Getty Images Option Plan at the market price at the Closing of the Transactions, including options to purchase 75,000 shares of Getty Images Common Stock to each of Mr. Mark Getty and Mr. Jonathan Klein and options to purchase 50,000 share of Getty Images Common Stock to each of Mr. Mark Torrance and Mr.
Nick Evans-Lombe. Options over          shares of Getty Images Common Stock may
be granted to other employees of Getty Images at the Closing. In addition, pursuant to the Employment Agreements, each of Messrs. Getty, Torrance and Klein will be issued options over 500,000 shares of Getty Images Common Stock at Closing, vesting on a schedule of 25% one year after the Closing and rateable each month thereafter over the following three years. See "Related Agreements--The Employment Agreements".

DIVIDEND POLICY OF GETTY IMAGES FOLLOWING THE MERGER

    Dividends as may be determined by the Getty Images Board may be declared and paid on the shares of Getty Images Common Stock from time to time out of any funds legally available therefor. Under Delaware law, Getty Images may only pay dividends from its surplus as defined and calculated according to Delaware law, or in the case there is no surplus, out of Getty Images' net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; except that no dividends may be paid out of such net profits if the net assets of the corporation are less than the aggregate amount of capital represented by the issued and outstanding stock having a preference upon the distribution of assets.

    It is currently contemplated that, following the Transactions, Getty Images will not pay cash dividends in the foreseeable future, but will retain earnings to provide funds for the operation and expansion of its business. Dividend decisions will be based upon a number of factors, including the operating results and financial requirements of Getty Images and such other considerations as the Getty Images Board deem relevant. See "Comparison of Rights of PhotoDisc Stockholders and Getty Stockholders--Changes Principally Attributable to Differences Between the DGCL and the WBCA--Dividends".

CERTAIN RELATED PARTY TRANSACTIONS

    GETTY PARTIES SHAREHOLDERS' AGREEMENT

    The holders of the Getty Class B Ordinary Shares--Getty Investments, the October 1993 Trust and Crediton Limited--have entered into a shareholders' agreement with respect to their ownership of such shares. The parties thereto have agreed to amend such agreement prior to the consummation of the Transactions (such agreement, as amended, being the "Getty Parties Shareholders' Agreement"). Certain provisions of the Getty Parties Shareholders' Agreement are described below.

    The Getty Parties Shareholders' Agreement provides that all Getty Class B Ordinary Shares (and all shares of Getty Images Common Stock into which such shares are converted in the Scheme of Arrangement)held by the parties thereto will be voted as directed by the board of directors of Getty Investments. Before transferring such shares (other than certain permitted transfers to affiliates or family members who, as a condition of such permitted transfer, must agree to be bound by the terms of the Getty Parties Shareholders' Agreement), the parties must first offer such shares to the other parties. The price at which such shares must be offered is either the price that another purchaser is willing to pay for such shares or, in the event of a transfer pursuant to an exercise of registration rights, the average closing market price of the

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Getty Images Shares over the preceding ten business days. In the event that these rights of first refusal are not taken up, then the rights of first refusal in the Stockholders' Agreement apply. See "Related Agreements--Stockholders' Agreement".

    In the Getty Parties Shareholders' Agreement, the October 1993 Trust and Crediton Limited will agree to retain at least 311,301 Getty Images Shares until July 7, 2001 and thereafter to retain at least 155,651 Getty Images Shares for an additional two years, PROVIDED, HOWEVER, that the October 1993 Trust and Crediton Limited may sell shares in the event that (i) Mr. Mark Getty (in the case of the October 1993 Trust) or Mr. Jonathan Klein (in the case of Crediton Limited) ceases to be employed by Getty Images, or (ii) Getty Investments ceases
at any time to hold at least   percent of the then outstanding shares of Getty
Images Common Stock. In addition, if Getty Investments sells any Getty Images Shares, the October 1993 Trust and Crediton Limited will be permitted to sell the same proportion of their Getty Images Shares which are subject to this sale restriction as the number of Getty Images Shares sold by Getty Investment bears to its total number of Getty Images Shares. The Getty Parties Shareholders' Agreement will provide that each of the October 1993 Trust and Crediton Limited will, in consideration of its participation under such agreement, receive an
annual fee from Getty Investments in 1998 of L      and L      , subject to
certain inflation adjustments, respectively, and thereafter an annual fee of
L      and L      , subject to certain inflation adjustments, respectively, for each of the next four years.

    The Getty Parties Shareholders' Agreement also provides that each of the October 1993 Trust and Crediton Limited will have the right to nominate a director to the board of directors of Getty Investments (the "Getty Investments Board"). Such parties have nominated Mr. Getty and Mr. Klein to the Getty Investments Board. The October 1993 Trust also has the right to nominate the chairman of Getty Investments. The October 1993 Trust has appointed Mr. Getty as Chairman of Getty Investments.

    Getty Investments will agree in the Getty Parties Shareholders' Agreement that, subject to certain exceptions, it will not operate or own or control any other business in the visual content industry.

    The Getty Parties Shareholders' Agreement expires on July 7, 2003, but may be terminated early with respect to a party (or its permitted transferees) who ceases to be a shareholder of Getty Images. The Getty Parties Shareholders' Agreement terminates for all parties if Getty Investments ceases to own at least two percent of the then outstanding shares of Getty Images Common Stock.

    GETTY INVESTMENTS COMPANY AGREEMENT

    Getty Investments is a limited liability company organized in the State of Delaware and is governed by a limited liability company agreement among the four various Getty family trusts (the "Getty Trusts") and 525 Investments Limited (the "Getty Investments Company Agreement"). The membership interests of the Getty Trusts in Getty Investments are held as to 37.5 percent by The Cheyne Walk Trust, as to 18.75 percent by the Ronald Family Trust A, as to 18.75 percent by the Ronald Family Trust B and as to 12.5 percent by the Gordon P. Getty Family Trust. The remaining 12.5 percent interest is held by 525 Investments Limited. The four Getty Trusts result from the partition in 1988 of the Sarah C. Getty Trust in accordance with a court order in 1985. Two of the four trustees of The Cheyne Walk Trust are also two of the four trustees of the Ronald Family Trust B, two of the three trustees of the Ronald Family Trust A are also two of the four trustees of the Ronald Family Trust B. The life income beneficiaries of the four Getty Trusts referred to above are the children of J.P. Getty, and the remainder beneficiaries are his grandchildren (including Mr. Mark Getty) and other descendants. 525 Investments Limited is a company owned by the family trusts of J.P. Getty KBE, one of the children of J.P. Getty. Mr. Mark Getty is the son of J.P. Getty KBE.

    The Getty Investments Company Agreement provides that the Getty Investments Board will consist of six directors. One director will be appointed by each of the four Getty Trusts. In addition, the members of Getty Investments agree to appoint one person nominated by each of the October 1993 Trust and Crediton Limited. The members also agree to appoint the director nominated by the October 1993 Trust as the

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Chairman of the Board of Getty Investments. Mr. Getty has been appointed a director and chairman by the October 1993 Trust and Mr. Klein has been appointed a director by Crediton Limited. Decisions at meetings of the Getty Investments Board require a simple majority of the total number of directors, i.e. four directors. Of the six members of the Getty Investments Board, three (Mr. Getty, Mr. Klein and Mr. Garb) will also be directors of Getty Images. There are currently no voting arrangements whereby one member of Getty Investments can control a majority of the members of the Getty Investments Board.

    INDEMNIFICATION

    Getty Images has agreed to indemnify Getty Investments and its members for liabilities arising in connection with the Transactions. Under this agreement, the parties being indemnified have the right to require Getty Images to procure its subsidiaries to also give this indemnification.

    AGREEMENTS WITH CARLTON

    Carlton Communications BV ("Carlton") has entered into an agreement with Getty Communications with respect to its ownership of approximately ten percent of the currently outstanding Getty Class A Ordinary Shares. Carlton and Getty Communications have agreed to amend such agreement prior to the consummation of the Transactions (such agreement, as amended, being the "Carlton Agreement"). Certain provisions of the Carlton Agreement are described below.

    The Carlton Agreement provides that Getty Images will take all steps necessary to carry out a registered offering of shares of Getty Images Common Stock as soon as practicable after the closing of the Transactions and that Carlton will be given the opportunity to sell up to 100% of its holding of shares in Getty Images Common Stock in such offering. In the event that Getty Images has not filed an effective registration statement for such offering with the Commission by March 31, 1998, it shall file a shelf registration statement with the Commission as soon as possible after March 31, 1998. If, prior to March 31, 1998, Getty Images demonstrates that it is taking all necessary steps to carry out a secondary offering then Carlton may postpone the need to file a shelf registration statement, with such postponement not to extend beyond the earliest of (i) 14 days after the secondary offering is completed, (ii) 14 days after a decision is taken not to proceed with the secondary offering and (iii) June 30, 1998.

    During the secondary offering, if Carlton does not take up the right to sell all of its shares of Getty Images Common Stock at a price equal to or more than $16 per share then Getty Images shall be entitled to refuse to file a shelf registration statement. Any obligation to keep the shelf registration statement effective shall terminate on the first anniversary of the effectiveness of the Merger.

    GETTY TRADEMARKS

    Getty Communications has applied for trademark protection for the names Getty Communications and Hulton Getty, and derivatives thereof (including the name "Getty Images") and the related logo (together, the "Getty Trademarks"). Getty Investments and Getty Images will agree that in the event that Getty Images becomes controlled by a third party not affiliated with the Getty family, Getty Investments will have the right to call for an assignment to it, for a nominal sum, of all rights to the Getty Trademarks. Upon such assignment, Getty Images will have twelve months in which it can still use the Getty Trademarks and thereafter will have to cease such use.

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                              GETTY COMMUNICATIONS

OVERVIEW

    Getty Communications is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and new media publishers. Getty Communications markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna and Hong Kong and dedicated agents in 15 countries.

    Getty Communications seeks to differentiate itself through its commitment to the highest level of quality in the creation, selection and production of relevant images capable of multiple sales, its focus on customer service, the quality and breadth of its content, its strong brand names, its worldwide distribution network and its continuing investment in value-added systems and technologies.

VISUAL CONTENT COLLECTIONS

    Getty Communications' visual content collections are: (i) Tony Stone Images, one of the world's leading providers of contemporary stock photography; (ii) Hulton Getty, one of the two largest privately owned collections of archival photography in the world; (iii) Gamma Liaison, a leading North American news and reportage agency; and (iv) Energy Film Library, one of the world's leading stock footage companies.

    CONTEMPORARY STOCK PHOTOGRAPHY--TONY STONE IMAGES

    Tony Stone Images is one of the world's leading providers of contemporary stock photography and supplies images to a customer base of principally professional users. The images cover a wide variety of contemporary subjects, including lifestyles, families, business, science, health and beauty, sports, transportation, travel and the environment. The customer base includes advertising and design agencies, local and international design consultants, magazine, newspaper, book and new media publishers, poster and calendar manufacturers, and travel companies.

    Tony Stone Images is dedicated to providing high-quality images relevant to the needs of its customers by focusing on a relatively small number of images. Its core collection (the "Dupe Master Collection") contained approximately 55,000 images as of September 30, 1997 and accounted for approximately 82 percent of Getty Communications' sales in 1996. The Dupe Master Collection is a tightly edited, relevant and manageable collection that is designed to meet the needs of all major customer segments and achieve greater sales with greater efficiency and superior levels of customer service. The Dupe Master Collection is complemented by the mainstock collection, which comprises more than one million images that have been selected for their subject matter or the demand in a particular market.

    Getty Communications believes that Tony Stone Images is the world leader in offering stock photography equal in creative and technical aspects to commissioned work. Throughout the creation, selection and production processes, Tony Stone Images focuses on producing images of the highest technical and aesthetic quality of the subjects or concepts that are in demand, and on anticipating future trends and customer needs. Tony Stone Images has creative teams in London, Los Angeles, Seattle, Paris and Munich that analyze customer requests and buying behavior and perform research in key markets in order to target and source images.

    The skill and creativity of Tony Stone Images' contributing photographers are fundamental to the success of its business. Contributing photographers include highly respected, internationally renowned professional photographers representing a variety of styles, specialties and backgrounds. Tony Stone Images currently contracts with approximately 700 active photographers.

    Tony Stone Images has established in-house teams of skilled digital artists that retouch, enhance and manipulate images to improve their salability. This team also manipulates images to design and create

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images digitally, including composites of separate photographs, illustrations, digital graphics and text. Getty Communications has found and believes that this type of image processing brings greater returns due to the higher demand and higher prices for such images.

    ARCHIVAL PHOTOGRAPHY--HULTON GETTY

    Hulton Getty is one of the largest privately owned collections of archival photography in the world. Its archive consists of approximately 300 separate collections totalling approximately 15 million images, including vintage prints by renowned photographers such as Man Ray, Bill Brandt, Alfred Eisenstadt and Robert Capa, dating back to the beginning of photography. The Hulton Getty collection includes images from all over the world and covers significant events, people and places from the nineteenth and twentieth centuries. Key collections within the archive include:

    - The Picture Post Collection (1938-1957): images of everyday life, social conditions, sport, politics and entertainment by leading international photojournalists from the Picture Post magazine, a U.K. magazine similar in style and content to LIFE magazine or Paris Match.

    - The Keystone Collection (1900-1980s): incorporating the files of three major London reportage agencies comprising Keystone Press, Fox Photos and Central Press and an important U.S. archive, Three Lions.

    - London Evening Standard & Express Collections (1927-1989): extensive news and feature libraries formed by one of the world's largest newspaper groups.

    - London Stereoscopic Company (1854-c.1910): approximately 100,000 original glass plate negatives, vintage prints and daybooks of 3-D views, celebrity portraits, travel photography and illustrated books from one of the world's first commercial photography firms.

    - Henry Guttman Collection (1800-1940s): specializing in modern and historical European affairs, crime, early cinema and photography and including old catalogs, books and book plates, prints and engravings.

    Traditionally, the Hulton Getty collection has been used solely by professional users, predominantly magazine, news and book publishers in the United Kingdom. Since the acquisition of the Hulton Getty collection, there has been an on going process of selecting, digitizing and indexing the most marketable images of the collection to enhance the accessibility and appeal to a broader customer base. Selected images are available for search and review through the Hulton Getty Web site, which presently comprises 130,000 images. More than 10,000 new images are being added to the Web site each month.

    NEWS AND REPORTAGE--GAMMA LIAISON

    Gamma Liaison, Inc. ("Gamma Liaison"), is a leading North American news and reportage agency, sourcing stories worldwide and distributing images to magazines, newspapers and book publishers, as well as advertising and design agencies and other creative professionals. Gamma Liaison's library contains several million photographs covering the major events, personalities and entertainment of the last 30 years. Gamma Liaison receives material from approximately 3,500 photographers worldwide. Since 1986, every image accepted by the agency has been indexed using key words, creating one of the largest databases in the industry. In addition to providing contemporary news and reportage to its customers, Gamma Liaison also provides archival content to the Hulton Getty collection.

    Gamma Liaison currently has a relationship with Gamma Presse Images ("Gamma Presse"), an independent Paris-based news and reportage agency, for the foreign distribution and production of news and reportage imagery. Gamma Liaison has the responsibility for the production of news and reportage imagery in North America, South America, the Far East and the southern parts of Africa, while Gamma Presse is responsible for production of photographs in Europe, the Middle East and the central and northern parts of Africa. Sales are handled by Gamma Liaison in the United States, by Gamma Presse in France and by agents managed by Gamma Presse in other countries.

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    CONTEMPORARY STOCK FOOTAGE--ENERGY FILM LIBRARY

    Energy Film Library is one of the leading international providers of licensable motion imagery (often referred to as stock footage) to the advertising, television, feature film, corporate communications and new media markets. Energy Film Library's footage has been used in major feature films such as "Independence Day", "Jerry Maguire", "Volcano" and "Men in Black", among others.

    Energy Film Library, which now includes the archives of the previously acquired Fabulous Footage, maintains and licenses a growing library of over 9,500 hours of commercially desirable cinematography covering a broad range of contemporary and archival subject matter. The collection of Energy Film Library, which is generally licensed in short clips of 10 to 20 seconds, includes material covering landscapes, cityscapes, wildlife, scenics, business, sports and lifestyle.

    The Energy Film Library is known for the breadth of its imagery and the high resolution of its content. It is catalogued on computer for quick access and retrieval, and master elements are available in film, tape and digital formats. Energy Film Library represents imagery from over 200 leading cinematographers and film producers.

    Energy Film Library has formed strategic alliances with technology and telecommunications companies to develop on-line and Internet services. With the assistance of strategic partners, Energy Film Library has converted a selection of its most popular imagery into digital formats. It has strategic relationships with Silicon Graphics and Intel, and it recently co-developed a visual search software application for media asset management with IBM. In an ongoing project with Avid Technology, Energy Film Library has developed an Avid-ready digital film library that would allow customers to preview, via an on-line service or on CD-ROM, digital clips for downloading directly onto an Avid or other editing system.

MARKETING

    Getty Communications markets its products to professional users of images such as advertising and design companies, magazines, newspapers, broadcasters, production companies and new media publishers, as well as corporate users involved in marketing and communications.

    Getty Communications primarily markets its branded contemporary and archival photography through printed catalogs. To date, Tony Stone Images has published 16 general catalogs covering a wide range of subjects and concepts and five specialist catalogs. In 1997, Tony Stone Images published a general catalog and the specialist catalogs "Interpretations" and "Portraits". Typically, general catalogs are published annually and in 19 languages corresponding to Tony Stone Images' most important geographic markets, with an aggregate current print run of approximately 200,000 copies. Tony Stone Images also markets its products through catalogs on CD-ROM discs. CD-ROM catalogs enable customers to select from a wide range of images on-screen at their offices. In addition, Getty Communications anticipates that customers will be able to search the Dupe Master Collection via the Internet by the end of 1997.

    In March 1997, Getty Communications published the first Hulton Getty catalog since its acquisition of the Hulton Getty collection in order to market the images to a broader customer base. In addition, Getty Communications markets the Hulton Getty collection through a Web site established in March 1997 and direct mail advertising. There are currently over 130,000 images available for search on the Hulton Getty Web site.

    Gamma Liaison markets its news and reportage photographs principally through direct mail advertising on a quarterly basis.

    Energy Film Library markets its stock footage through demonstration reels sent directly to its customers and potential customers. These demonstration reels contain samples of available footage.

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SALES AND DISTRIBUTION

    SALES AND RESEARCH

    Each of Getty Communications' wholly owned offices has a sales force organized by customer and industry group. Sales executives provide creative and technical support to customers both pre- and post-sale. The sales force assists customers in developing selection requests ("briefs"), which are then passed on to a researcher responsible for compiling a selection of images that respond to the brief. Individual account executives have developed an in-depth knowledge of the requirements of the customers whom they serve, and thus can add significant commercial and creative value.

    As of September 30, 1997, 130,000 images were available for search on the Hulton Getty Website and more than 10,000 are being added each month. During 1997, the Dupe Master Collection was made available for search and selection online using a keyword-based search system, allowing internal researchers and selected customers to conduct research online, with the aim of reducing time and costs. Getty Communications anticipates that the Dupe Master Collection will be offered for search on-line to customers generally by the end of 1997. Getty Communications has also commenced a program of "scan-on-demand" whereby customers can receive reproduction quality digital files online, reducing the dependence on physical handling of transparencies.

    RIGHTS-PROTECTED LICENSING AND RIGHTS CONTROL

    All of the images of Tony Stone Images and Hulton Getty are individually marketed for specific customer applications. Licenses typically impose restrictions on the permissible number of copies that can be made, the medium of reproduction or publication, uses by other parties and other factors, including the geographic area, duration and purpose of use. To ensure that their customers can realize the full benefit of their negotiated licenses by allowing them to negotiate exclusive rights, Tony Stone Images and Hulton Getty have developed a computerized rights-protection system that monitors the licensing of images throughout its global network of wholly owned offices and dedicated agents. The system also enables Getty Communications to maximize revenue per image by permitting multiple sales of the same image, without allowing the same rights to be granted to different customers for conflicting uses. A central database records image usage and its corresponding sales value, information that can then be used in the targeting of popular subjects and the creation of new images of the most saleable subjects. Energy Film Library also uses a computerized rights-protection system.

    DISTRIBUTION NETWORK

    Getty Communications markets its branded content through an international distribution network of wholly owned offices in 15 cities in Europe, North America and the Far East and dedicated agents in 15 countries, primarily in Europe and Asia. Getty Communications' policy is to own offices in major markets and to work closely with dedicated agents in other markets. Management believes that control of its outlets results in more focused marketing activities and better brand maintenance, which leads to higher sales and market share.

    Most agents have represented Getty Communications or its subsidiaries for more than five years. Getty Communications provides agents with products and marketing material and assists with marketing initiatives and brand positioning. It initiates programs to develop its agents' local operations, including library enhancement, staff training and business development. Agents are required to invest in marketing activities and to pay for catalogs and duplicate transparencies of images for their offices.

INTELLECTUAL PROPERTY

    Getty Communications obtains most of the images in its contemporary collections from independent photographers on an exclusive basis. Professional photographers and cinematographers strongly prefer to retain ownership of their work. As a result, copyright to an image remains with the contributing photographer in most cases, while Getty Communications obtains the exclusive right to market the image

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on behalf of the photographer for a specified period of time (generally five to seven years, which management believes to be the useful life of contemporary images). Getty Communications believes that Tony Stone Images, Gamma Liaison or Energy Film Library could not achieve the quality, image creativity, diversity or relevance that their collections currently possess if they sought to obtain an ownership interest in the images that they market.

    Due to the archival nature of the Hulton Getty collection (some images are in the public domain), commissions are not payable on a substantial portion of the collection. Energy Film Library owns the copyright to approximately 25% of its cinematography collection.

EMPLOYEES

    As of September 30, 1997, Getty Communications had 795 employees. Of these, 339 were located in North America, 316 in the United Kingdom, and 136 in the rest of the world. Getty Communications believes that it has satisfactory relations with its employees.

PROPERTY

    Getty Communications is headquartered in Camden Town, London, England, where an aggregate of approximately 30,000 square feet in two buildings is leased. The leases expire in 2010 and 2015. Getty Communications' North American operations are headquartered in Chicago, Illinois, where an aggregate of approximately 38,000 square feet is leased. The leases expire in 2003 and 2007. Getty Communications leases other facilities throughout Europe and North America.

LEGAL PROCEEDINGS

    Getty Communications has been and may continue to be subject to claims from time to time in the ordinary course of its business, including claims of alleged infringement by Getty Communications of the trademarks and other rights of third parties, such as failure to secure model releases.

    On September 18, 1997, Digital Stock Corporation, a California corporation ("Digital Stock"), and two directors and shareholders of Digital Stock, filed a complaint in the United States District Court for the Southern District of California against Getty Communications, Mark Getty and Jonathan Klein alleging, among other things, breach of contract, fraud and misappropriation of trade secrets by Getty Communications in connection with discussions regarding a potential acquisition of Digital Stock by Getty Communications. The complaint seeks, among other things, unspecified compensatory damages, punitive damages and costs and an injunction prohibiting the defendants from using or disclosing trade secrets and confidential information of Digital Stock. Getty Communications only recently learned about the existence of this complaint and is currently assessing the alleged claims. Getty Communications intends to defend vigorously against the action.

RECENT DEVELOPMENTS

    One of the core strategies of Getty Communications is to pursue strategic acquisitions of complementary content collections. Getty Communications is currently in discussions to acquire a visual content company for approximately L30.5 million, of which approximately L16 million would be paid in the form of cash and approximately L14.5 million would be paid in the form of Getty Class A Ordinary Shares (valued on the basis of an average trading price of Getty Communications ADSs during a period prior to the completion of such acquisition). Getty Communications believes that a definitive agreement for such acquisition could be executed during the fourth quarter of 1997 and that the acquisition could be completed on or before completion of the Transactions. However, no assurance can be given that an agreement will be reached with respect to such acquisition or that such acquisition will be completed.

    Simon Thornley resigned from the Getty Communications Board and as an officer of Getty Communications as of September 30, 1997. He has been retained as a consultant to the company. Michael Green resigned from the board of directors of Getty Communications as of October 3, 1997.

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SELECTED CONSOLIDATED FINANCIAL DATA OF GETTY COMMUNICATIONS

    The following selected consolidated financial data should be read in conjunction with "--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations of Getty Communications" and the consolidated financial statements of Getty Communications and the notes thereto included elsewhere in this Prospectus. See "Index to Consolidated Financial Information".

    The selected consolidated financial data as of and for the year ended December 31, 1992 have been derived from the U.K. GAAP audited consolidated financial statements of Tony Stone Images and adjusted in accordance with U.S. GAAP. The selected consolidated financial data as of and for the year ended December 31, 1993 have been derived from the audited consolidated financial statements of Tony Stone Images, which were prepared in accordance with U.S. GAAP. The selected consolidated financial data as of and for the year ended December 31, 1994 and as of March 13, 1995 and for the period January 1, 1995 through March 13, 1995 have been derived from the consolidated financial statements of Tony Stone Images included elsewhere in this Prospectus, which have been audited by Coopers & Lybrand as stated in their report appearing herein, and have been prepared in accordance with U.S. GAAP. The selected consolidated financial data for the period March 14, 1995 through December 31, 1995 and as of December 31, 1995 and for the year ended December 31, 1996 and as of December 31, 1996 have been derived from the consolidated financial statements of Getty Communications included elsewhere in this Prospectus, which have also been audited by Coopers & Lybrand as stated in their report appearing herein, and have been prepared in accordance with U.S. GAAP.

    The selected consolidated financial data as of and for the six-month periods ended June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of Getty Communications for those periods included elsewhere in this Prospectus. In the opinion of the management of Getty Communications, the selected consolidated financial data as of and for the six-month periods ended June 30, 1996 and 1997 have been prepared on a basis consistent with the audited consolidated financial statements of Getty Communications included in this Prospectus. In addition, they reflect all adjustments (which are of a normal recurring nature) necessary to present fairly in all material respects the results of operations for such periods and the financial position at the end of each such period. The selected consolidated financial data for interim periods are not necessarily indicative of full year results.

    The selected consolidated financial data also present the unaudited combined results of Tony Stone Images and Getty Communications for the year ended December 31, 1995, which reflects the combination of the audited results of Tony Stone Images, the predecessor of Getty Communications, for the period from January 1 through March 13, 1995 with the audited results of Getty Communications for the period from March 14 through December 31, 1995. Management of Getty Communications believes that this is the most meaningful presentation for comparative purposes. See "--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations of Getty Communications--Overview".

    The selected consolidated financial data has been translated from pounds sterling, the previously adopted reporting currency of Getty Communications, into U.S. dollars, which will be the reporting currency of Getty Images. The basis of the translations is described in "--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview".

                                                      TONY STONE IMAGES
                                                    (PREDECESSOR COMPANY)                     GETTY COMMUNICATIONS
                                         --------------------------------------------  -----------------------------------
                                                                           JANUARY 1    MARCH 14
                                                                            THROUGH      THROUGH          YEAR ENDED
                                             YEAR ENDED DECEMBER 31,       MARCH 13,    DEC. 31,         DECEMBER 31,
                                         -------------------------------  -----------  -----------  ----------------------
                                           1992       1993       1994        1995         1995        1995(1)      1996
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
                                             $          $          $           $            $            $           $
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND PER ADS DATA)
STATEMENT OF OPERATIONS DATA:
Sales..................................     23,729     27,559     42,052       9,498       53,523       63,021      85,014
Cost of sales..........................      8,645     10,204     16,290       3,618       21,096       24,714      32,156
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
Gross profit...........................     15,084     17,355     25,762       5,880       32,427       38,307      52,858
Selling, general and administrative
  expenses.............................     11,446     13,297     19,140       4,918       22,737       27,655      37,250
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
Operating income before amortization
  and depreciation.....................      3,638      4,058      6,622         962        9,690       10,652      15,608
Amortization of Intangibles............     --             94      1,134         390        1,990        2,380       2,155
Depreciation...........................      1,589      1,784      2,267         588        3,017        3,605       5,486
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
Operating income/(loss)................      2,049      2,180      3,221         (16)       4,683        4,667       7,967
Net interest (expense)/income..........       (195)      (160)      (218)        (62)      (1,406)      (1,468)     (1,951)
Exchange gains/(losses)................        629       (278)       247         119          (30)          89        (306)
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
Income before income taxes.............      2,483      1,742      3,250          41        3,247        3,288       5,710
Income taxes...........................       (967)      (573)    (1,556)       (144)      (1,873)      (2,017)     (2,982)
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
Net income/(loss)......................      1,516      1,169      1,694        (103)       1,374        1,271       2,728
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
Income per share(2)....................                                                      0.06         0.05        0.10
                                                                                       -----------  -----------  ---------
                                                                                       -----------  -----------  ---------
Shares used in computing per share
  amounts (thousands)(2)...............                                                    23,390       23,390      27,832
                                                                                       -----------  -----------  ---------
                                                                                       -----------  -----------  ---------
Income per ADS(3)......................                                                      0.12         0.11        0.20
                                                                                       -----------  -----------  ---------
                                                                                       -----------  -----------  ---------
OPERATING DATA:
EBITDA(4)..............................      3,638      4,058      6,622         962        9,690       10,652      15,608
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
Net cash provided by/(used in):
  Operating activities.................      3,386      2,264      5,202         509        6,448        6,957      13,502
  Investing activities.................     (2,217)    (2,183)    (5,296)     (1,106)     (23,476)     (24,582)    (25,953)
  Financing activities.................       (690)       229       (314)        (38)      18,958       18,920      64,290
Net increase/(decrease) in cash and
  cash equivalents.....................        479        310       (408)       (635)       1,930        1,295      51,839
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------
                                         ---------  ---------  ---------  -----------  -----------  -----------  ---------

                                           SIX MONTHS ENDED
                                               JUNE 30,
                                         --------------------
                                           1996       1997
                                         ---------  ---------
                                             $          $
STATEMENT OF OPERATIONS DATA:
Sales..................................     40,115     48,718
Cost of sales..........................     15,500     18,340
                                         ---------  ---------
Gross profit...........................     24,615     30,378
Selling, general and administrative
  expenses.............................     17,406     21,363
                                         ---------  ---------
Operating income before amortization
  and depreciation.....................      7,209      9,015
Amortization of Intangibles............      1,008      1,349
Depreciation...........................      2,512      3,623
                                         ---------  ---------
Operating income/(loss)................      3,689      4,043
Net interest (expense)/income..........     (1,360)       781
Exchange gains/(losses)................       (191)      (312)
                                         ---------  ---------
Income before income taxes.............      2,138      4,512
Income taxes...........................     (1,214)    (2,070)
                                         ---------  ---------
Net income/(loss)......................        924      2,442
                                         ---------  ---------
                                         ---------  ---------
Income per share(2)....................       0.04       0.06
                                         ---------  ---------
                                         ---------  ---------
Shares used in computing per share
  amounts (thousands)(2)...............     23,390     38,469
                                         ---------  ---------
                                         ---------  ---------
Income per ADS(3)......................       0.08       0.13
                                         ---------  ---------
                                         ---------  ---------
OPERATING DATA:
EBITDA(4)..............................      7,209      9,015
                                         ---------  ---------
                                         ---------  ---------
Net cash provided by/(used in):
  Operating activities.................      5,450      7,300
  Investing activities.................    (19,919)   (13,654)
  Financing activities.................     13,945     (2,109)
Net increase/(decrease) in cash and
  cash equivalents.....................       (524)    (8,463)
                                         ---------  ---------
                                         ---------  ---------

                                                                 TONY STONE IMAGES                     GETTY COMMUNICATIONS
                                                               (PREDECESSOR COMPANY)              ------------------------------
                                                    --------------------------------------------
                                                                                         AT             AT              AT
                                                            AT DECEMBER 31,           MARCH 13,    DECEMBER 31,    DECEMBER 31,
                                                    -------------------------------  -----------  ---------------  -------------
                                                      1992       1993       1994        1995           1995            1996
                                                    ---------  ---------  ---------  -----------  ---------------  -------------
                                                        $          $          $           $              $               $
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND PER ADS DATA)
BALANCE SHEET DATA:
Cash and cash equivalents.........................      1,257      1,533      1,208         589          1,899          58,939
Total assets......................................     11,326     14,975     25,334      26,064         71,024         163,504
Long-term debt, net of current maturities.........        660      1,311      2,617       2,728          8,704          17,910
Shareholders' equity..............................      2,668      4,026      5,984          54         27,012         113,523


                                                        AT
                                                     JUNE 30,
                                                    -----------

                                                       1997
                                                    -----------
                                                         $

BALANCE SHEET DATA:
Cash and cash equivalents.........................      48,697
Total assets......................................     167,014
Long-term debt, net of current maturities.........      15,603
Shareholders' equity..............................     115,757

----------------------------------

(1) Reflects the combination of the audited results of Tony Stone Images, the predecessor of Getty Communications, for the period from January 1 through March 13, 1995 with the audited results of Getty Communications for the period from March 14 through December 31, 1995.

(2) Income per share has not been computed for periods which relate to Tony Stone Images as compared to Getty Communications. See Note 1 to the consolidated financial statements of Getty Communications included elsewhere in this Prospectus. Amounts for the year ended December 31, 1995 have been computed assuming the same number of shares outstanding as determined for Getty Communications for the period March 14, 1995 through December 31, 1995.

(3) Net income per Getty Communications ADS is calculated by adjusting net income per share data for the ratio of two Getty Class A Ordinary Shares per Getty Communications ADS.

(4) "EBITDA" is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization. Thus, EBITDA with respect to Getty Communications comprises sales less cost of sales and selling, general and administrative expenses. Getty Communications believes that EBITDA provides investors and analysts with a measure of operating income unaffected by the financing and accounting effects of acquisitions and assists in explaining trends in the operating performance of Getty Communications. This was illustrated in 1995, when Getty Communications's net income fell as a result of the financing and accounting effects of the acquisition of Tony Stone Images with a consequent increase in net interest expense and amortization of intangibles, while EBITDA rose by approximately 61 percent over 1994. EBITDA should not be considered as an alternative to operating income as an indicator of Getty Communications' operating performance or to cash flows as a measure of Getty Communications' liquidity.

GETTY COMMUNICATIONS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GETTY COMMUNICATIONS

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF GETTY COMMUNICATIONS AND THE NOTES THERETO, "--SELECTED CONSOLIDATED FINANCIAL DATA OF GETTY COMMUNICATIONS" AND OTHER FINANCIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. FOR PURPOSES OF THE FOLLOWING, 1995 AMOUNTS REFLECT THE COMBINED RESULTS OF TONY STONE IMAGES AND GETTY COMMUNICATIONS FOR THE ENTIRE CALENDAR YEAR, AS MANAGEMENT BELIEVES THAT THIS IS THE MOST MEANINGFUL PRESENTATION FOR COMPARATIVE PURPOSES. SEE "--BASIS OF PRESENTATION". IN THE FOLLOWING DISCUSSION, THE "COMPANY" REFERS TO TONY STONE IMAGES IN 1994, GETTY COMMUNICATIONS COMBINED WITH TONY STONE IMAGES FOR 1995, AND GETTY COMMUNICATIONS THEREAFTER. ALL FINANCIAL DATA REFERRED TO IN THE FOLLOWING MANAGEMENT'S DISCUSSION HAS BEEN PREPARED IN ACCORDANCE WITH U.S. GAAP.

    THE STATEMENTS IN THIS SECTION THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. GETTY COMMUNICATIONS' ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    OVERVIEW

    Getty Communications commenced operations on March 14, 1995 with the acquisition of Tony Stone Images, one of the world's leading providers of contemporary stock photography. In April 1996, the Company broadened its visual content product offerings with the acquisitions of Hulton Getty, one of the world's largest privately owned collections of archival photography, and Fabulous Footage, a leading North American provider of contemporary stock footage. In November 1996, the Company strengthened its distribution in Belgium, Denmark, Holland and Sweden with the acquisition of World View, its former agent in these territories. In March 1997, Getty Communications acquired Gamma Liaison, a well-established leading company in the photojournalism market. In July 1997, Getty Communications acquired Energy Film Library, one of the leading international providers of contemporary stock footage to the advertising, television, feature film, corporate communications and multimedia markets. In August 1997, Getty Communications strengthened its position in the Asia Pacific market with the acquisition of Profile Photo Library, its former agent in Hong Kong.

    Getty Communications' sales are primarily derived from the marketing of image reproduction and broadcasting rights to a range of business customers. Historically, approximately 90 percent of the Company's sales have been generated through its wholly owned offices, with the remainder through its international network of agents. Sales generally comprise a large number of relatively small transactions, priced in the range of $250 to $750. Prices are determined primarily by the customer's intended use of the image or clip and vary significantly across geographic markets and customer groups.

    Getty Communications' cost of sales consists primarily of payments to contributing photographers and cinematographers. These suppliers are generally under contract with one of the wholly owned offices and, under industry standard terms, generally receive as payment: (i) 50 percent of the sales generated by their images in the same territory as the office to which they are contracted ("in-territory sales") and on revenues received from agents; and (ii) 30 percent of the sales generated by their images outside of the territory of the office to which they are contracted ("out-of-territory sales"). Minimal payments are due for sales of Hulton Getty's archival imagery as most of this product is owned by Getty Communications.

    Getty Communications' selling, general and administrative expenses include salaries and related staff costs, premises and utility costs, and marketing and catalog costs. The increase in these costs is driven primarily by acquisitions and by the volume of image transactions.

    Getty Communications amortizes goodwill and other intangibles acquired and depreciates the cost of the investment in image duplicates ("dupes"), digital files, the archival picture collection, computer systems and other fixed assets over their expected useful lives.

    As a result of Getty Communications' various acquisitions and their consequential financial and accounting effects on net income, Getty Communications believes that EBITDA provides investors and analysts with an appropriate measure to explain the operating performance of Getty
Communications. Getty Communications defines EBITDA as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization.

    BASIS OF PRESENTATION

    Management's discussion and analysis of the 1994 results refers to the audited consolidated results of Tony Stone Images for the year ended December 31, 1994. The 1995 discussion and analysis refers to the combination of the audited consolidated results of Tony Stone Images for the pre-acquisition period January 1, 1995 through March 13, 1995 and the audited consolidated results of Getty Communications from the date of acquisition of Tony Stone Images on March 14, 1995 through December 31, 1995. The 1996 discussion and analysis refers to the audited consolidated results of Getty Communications for the year ended December 31, 1996 and includes the post-acquisition results of Hulton Getty, Fabulous Footage and the World View group of companies. Management's discussion and analysis of the results for the six month periods ended June 30, 1996 and 1997 refers to the unaudited interim consolidated financial statements for those periods and includes the post-acquisition results of Hulton Getty and Fabulous Footage in respect of the six month period ended June 30, 1996 and of Gamma Liaison in respect of the six month period ended June 30, 1997.

    The presentation of the combined results of Tony Stone Images and Getty Communications for 1995 is considered by management to provide the most meaningful basis for the following discussion and analysis, as the Company had no operations prior to the acquisition. The only change in basis of the net assets of Tony Stone Images resulting from the acquisition was the creation of goodwill and other intangibles.

    Getty Communications has previously adopted pounds sterling as its reporting currency. Getty Images will adopt U.S. dollars as its reporting currency. To facilitate comparison of the future results of Getty Images with the historical results of Getty Communications, the historical results of Getty Communications have been translated into U.S. dollars for purposes of this management's discussion and analysis using the following exchange rates of U.S. dollars to one pound sterling:

PERIOD AVERAGE RATES:

                                  JANUARY 1     MARCH 14
                                   THROUGH       THROUGH      YEAR ENDED      SIX MONTHS ENDED
    YEAR ENDED DECEMBER 31,       MARCH 13,   DECEMBER 31,   DECEMBER 31,         JUNE 30,
-------------------------------  -----------  -------------  -------------  --------------------
  1992       1993       1994        1995          1995           1996         1996       1997
---------  ---------  ---------  -----------  -------------  -------------  ---------  ---------
1.7525        1.4892     1.5319      1.5801        1.5780         1.5606       1.5271     1.6335

PERIOD END RATES:

        AT DECEMBER 31,          AT MARCH 13,     AT DECEMBER 31,         AT JUNE 30,
-------------------------------  -------------  --------------------  --------------------
  1992       1993       1994         1995         1995       1996       1996       1997
---------  ---------  ---------  -------------  ---------  ---------  ---------  ---------
1.5140        1.4768     1.5645       1.5914       1.5526     1.7113     1.5538     1.6643

    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

    RESULTS OF OPERATIONS

                                                                         SIX MONTHS ENDED JUNE 30,
                                                               ----------------------------------------------
                                                                 1996                    1997
                                                               ---------    PERCENT    ---------    PERCENT
                                                                   $       OF SALES        $       OF SALES
                                                                          -----------             -----------
                                                                    (IN THOUSANDS, EXCEPT NET INCOME PER
                                                                            ADS AND PERCENTAGES)

STATEMENT OF OPERATIONS DATA:
Sales........................................................     40,115       100.0%     48,718       100.0%
Gross profit.................................................     24,615        61.4      30,378        62.4
Operating income.............................................      3,689         9.2       4,043         8.3
Net income...................................................        924         2.3       2,442         5.0
Net income per ADS...........................................       0.08                    0.13

OPERATING DATA:
EBITDA(1)....................................................      7,209        18.0       9,015        18.5
                                                               ---------       -----   ---------       -----
                                                               ---------       -----   ---------       -----
Volume of Image Transactions.................................         85                     113
                                                               ---------               ---------
                                                               ---------               ---------

------------------------

(1) EBITDA is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization. Getty Communications believes that EBITDA provides investors and analysts with a measure of operating income unaffected by the financing and accounting effects of acquisitions and assists in explaining trends in the operating performance of Getty Communications. EBITDA should not be considered as an alternative to operating income as an indicator of Getty Communications' operating performance or in cash flows as a measure of Getty Communications' liquidity.

    SALES. Getty Communications' sales rose from $40.1 million in the six months ended June 30, 1996 to $48.7 million in the six months ended June 30, 1997, an increase of 21.4 percent. Movements in currencies during the six months adversely affected the sales reported in US. dollars of non-U.S. operations. Had the equivalent 1996 exchange rates been applied, sales would have been $50 million in the six months ended June 30, 1997, 3 percent higher than the figures reported and growth over 1996 would have been 25 percent for the six months to June 30, 1997.

    The market for visual content continues to grow and Getty Communications continues to increase its worldwide market share due to the quality, breadth and relevance of the images offered. This has been achieved despite difficult local trading conditions in some of our key markets. The number of images and clips marketed by Getty Communications in the first six months of 1996 and 1997 was 85,000 and 113,000, respectively, a growth of 32.9 percent. In management's view, this growth is attributed to continuing increases in the breadth of Getty Communications' imagery, the improvement in the distribution network, continuing high levels of customer service and contribution from the acquisitions. This was supported by the launch of three catalogs during the six months ended June 1997, including the specialist Hulton Getty and Interpretations catalogs and the launch of the on-line and digital fulfillment systems.

    COST OF SALES. Getty Communications' cost of sales, which largely comprise amounts payable to contributing photographers and film makers, rose from $15.6 million in the six months ended June 30, 1996 to $18.3 million in the six months ended June 30, 1997. As a percentage of sales, cost of sales fell from 38.6 percent in the six months ended June 30, 1996 to 37.6 percent in the six months ended June 30, 1997. This reduction arises from a change in the mix of sales and margins within Getty Communications' operations, in particular, the inclusion of sales of Hulton Getty images from April 1996 on which minimal commission is payable. The Hulton Getty images are, for the most part, free of any requirement to pay commission.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Getty Communications' selling, general and administrative expenses increased by 22.7 percent from $17.4 million in the six months ended June 30, 1996 to

$21.4 million in 1997. The increase was primarily due to the inclusion of new acquisitions. The largest component of the increase in selling, general and administrative expenses remains salaries and related staff costs, which grew by 35 percent from $9.3 million in 1996 to $12.6 million in 1997 in the six-month period.

    As a percentage of sales, selling, general and administrative expenses for Getty Communications were 43.4 percent in the six months ended June 30, 1996 and
43.9 percent in the six months ended June 30, 1997. The increase is attributable to higher levels of expenses in companies acquired. Within Tony Stone Images (now including Hulton Getty) selling, general and administrative expenses have been reduced, reflecting management's continued success in focusing on cost control and more effective use of systems. This is illustrated in the second quarter where selling, general and administrative expense were reduced from 44.5 percent of sales in 1996 to 42.8 percent in 1997.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles amounted to $1.0 million in the six months ended June 30, 1996 and increased to $1.3 million in the six months ended June 30, 1997. The increase in amortization is primarily due to the inclusion of amortization relating to the acquisition of Gamma Liaison in March 1997 and the 1996 acquisitions.

    DEPRECIATION. Depreciation increased by 44.2 percent from $2.5 million in the six months ended June 30, 1996 to $3.6 million in the six months ended June 30, 1997. The increase primarily arose from the acquisitions, together with a continuing investment in capital expenditure. In the six months ended June 30, 1997, Getty Communications invested $6.5 million in fixed assets (including duplicate transparencies and the digitization of the collections) compared to $3.2 million in the six months to June 30, 1996.

    NET INTEREST INCOME. Net interest income amounted to $781,000 in the six months ended June 30, 1997, compared with an expense of $1.4 million in the six months ended June 30, 1996. The 1997 interest income was generated on Getty Communications' cash balances, which stood at $48.7 million at June 30, 1997.

    NET EXCHANGE LOSSES. Getty Communications had net exchange losses of $191,000 in the six months ended June 30, 1996 and $312,000 in the six months ended June 30, 1997. These have largely arisen from movements in the value of sterling against Getty Communications' other main functional currencies. In particular, the British pound traded at historically high levels against Getty Communications' main European functional currencies.

    Getty Communications hedges a substantial majority of contracted net receivables and payables using a combination of internal hedging, forward exchange contracts and foreign currency term loans.

    INCOME TAXES. Getty Communications' income tax charge amounted to $1.2 million in the six months ended June 30, 1996, an effective rate of 56.8 percent, compared to $2.1 million for 1997, an effective rate of 45.9 percent. Excluding the effect of the amortization of intangibles, which is not tax deductible, Getty Communications had an effective tax rate of 38.6 percent in 1996, and 35.3 percent in 1997.

    The changes in the effective rate of tax, excluding the impact of the amortization of intangibles, are due to a variation in profit mix and tax rates in the countries in which Getty Communications operates.

    NET INCOME. As a result of the foregoing, net income amounted to $924,000 in the six months ended June 30, 1996 compared to $2.4 million in the six months ended June 30, 1997.

    EBITDA. EBITDA increased from $7.2 million in the six months ended June 30, 1996 to $9.0 million in the six months ended June 30, 1997. EBITDA as a percentage of sales increased from 18.0 percent to 18.5 percent in the six-month period.

    Movements in currencies had a significant effect on EBITDA during the six months ended June 30, 1997. Had the equivalent 1996 exchange rates applied, EBITDA would have been approximately $10 million in the six months ended June 30, 1997, approximately 11 percent higher than the figures reported.

Growth over 1996 on this basis would have been approximately 38 percent for the six months to June 30, 1997. EBITDA, as a percentage of (restated) sales, at equivalent 1996 exchange rates was approximately 20 percent in the six-month period ended June 30, 1997 compared to 18 percent in the six-month period ended June 30, 1996.

    "EBITDA" is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization. Thus, EBITDA with respect to Getty Communications comprises sales less cost of sales and selling, general and administrative expenses. Getty Communications believes that EBITDA provides a measure of operating income unaffected by the financing of the business and the accounting effects of acquisitions and assists in explaining trends in the operating performance of Getty Communications. EBITDA should not be considered as an alternative to operating income as an indicator of Getty Communications' operating performance or to cash flows as a measure of Getty Communications' liquidity.

    LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $5.5 million and $7.3 million in the six months ended June 30, 1996 and 1997, respectively. The increased operating cash flow was primarily due to higher EBITDA in 1997.

    Net cash used in investing activities totalled $19.9 million and $13.7 million in the six months ended June 30, 1996 and 1997, respectively. During the six months ended June 30, 1997, Getty Communications acquired Gamma Liaison. For the six months ended June 30, 1996, the cash invested was primarily in respect of the acquisitions of Hulton Getty and Fabulous Footage, both in April 1996. In the six months ended June 30, 1997, Getty Communications invested $6.5 million in fixed assets (including duplicate transparencies and the digitization of the collections) compared to $3.2 million in the six months to June 30, 1996.

    On June 30, 1997, Getty Communications had cash balances of $48.7 million and unutilized revolving credit facilities of L3.8 million in the United Kingdom, $1 million in the United States and Fr 2.5 million in France.

    THREE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

    RESULTS OF OPERATIONS

    The following table sets forth selected statement of operations and operating data of the Company and such data as a percentage of sales for the three years ended December 31, 1996.

                                                                      YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------
                                                 1994                   1995(1)                  1996
                                               ---------    PERCENT    ---------    PERCENT    ---------    PERCENT
                                                   $       OF SALES        $       OF SALES        $       OF SALES
                                                          -----------             -----------             -----------
                                                     (IN THOUSANDS, EXCEPT NET INCOME PER ADS AND PERCENTAGES)

STATEMENT OF OPERATIONS DATA:
Sales........................................     42,052       100.0%     63,021       100.0%     85,014       100.0%
Gross profit.................................     25,762        61.3      38,307        60.8      52,858        62.2
Operating income.............................      3,221         7.7       4,667         7.4       7,967         9.4
Net income...................................      1,694         4.0       1,271         2.0       2,728         3.2
Net income per ADS...........................     --                        0.11                    0.20

OPERATING DATA:
EBITDA(2)....................................      6,622        15.7%     10,652        16.9%     15,608        18.4%
                                               ---------       -----   ---------       -----   ---------       -----
                                               ---------       -----   ---------       -----   ---------       -----
Number of Image Transactions.................        105                     134                     183
                                               ---------               ---------               ---------
                                               ---------               ---------               ---------

------------------------------

(1) Reflects the combination of the audited results of Tony Stone Images, Getty Communications' predecessor, for the period from January 1 through March 13, 1995, with the audited results of Getty Communications for the period from March 14 through December 31, 1995.

(2) EBITDA should not be considered a substitute for net income as a measure of Getty Communications' operating results or for cash flows as a measure of liquidity.

    SALES. Getty Communications' sales for 1994, 1995 and 1996 were $42.1 million, $63.0 million and $85.0 million, respectively, representing increases of 49.9 percent in 1995 and 34.9 percent in 1996 over the respective previous year. Hulton Getty and Fabulous Footage contributed $5.9 million of sales in 1996. Sales at Tony Stone Images of contemporary stock photography grew by 29 percent in 1996.

    In 1994, 1995 and 1996, approximately 89 percent, 89 percent and 90 percent, respectively, of sales were made by Getty Communications' wholly owned offices, with the balance made by agents. Within the wholly owned offices management monitors a number of key sales performance indicators, including the volume and prices of images marketed.

    VOLUME. The number of images and clips marketed in 1994, 1995 and 1996 was approximately 105,000, 134,000 and 183,000, respectively. This represents growth of 28 percent in 1995 and 37 percent in 1996 over the respective previous year. Getty Communications believes that these increases are attributable to growth in the stock photography market and gains in market share and, in 1996, the contribution from Hulton Getty and Fabulous Footage.

    The main source of the industry's growth in this period has been a continuing increase in demand for imagery, combined with increasing recognition and acceptance of stock photography as an alternative to commissioned photography. In addition to the above, the two key internal sales drivers have been the size of Getty Communications' core collection (the "Dupe Master Collection") and the number of catalogs through which it is marketed.

    In 1996, sales of images from the Dupe Master Collection accounted for approximately 82 percent of Getty Communications' sales. This contemporary collection grew in number by approximately 30 percent in 1995 and 19 percent in 1996 to approximately 47,500 images at December 31, 1996.

    Getty Communications published two Tony Stone Images' catalogs, one general and one specialist, in each of 1995 and 1996. Management currently intends to continue producing one general catalog annually and in 1997 has produced three specialist catalogs, one of which was dedicated to Hulton Getty.

    PRICING. Sales generally comprise a large number of relatively small transactions in the range of $250 to $750. The price for images and clips is determined primarily by the customer's intended use and the nature of the product, and varies significantly across geographic markets and customer groups. For example, prices tend to be higher in the advertising and design markets than in the publishing market, higher for clip and contemporary images than for archival images and higher in North America and continental Europe than in the United Kingdom. The average price of contemporary images grew marginally in both 1995 and 1996.

    CURRENCY. In 1996, 58 percent of Getty Communications' sales were generated in currencies other than dollars. Getty Communications' results of operations are affected by fluctuations in exchange rates between the U.S. dollar, in which a large minority of Getty Communications' sales and expenses are recorded, and the other currencies in which a majority of its sales and costs are recorded, particularly the pound sterling, the German mark and the French franc. In general, appreciation of the U.S. dollar, relative to another currency, has an adverse impact on Getty Communications sales and profits while depreciation of the U.S. dollar has a positive effect. Nevertheless, currency fluctuations did not materially affect sales in 1995 or 1996.

    SALES BY AGENTS. Agents remit to Getty Communications 60 percent of the gross sales they derive from licensing Getty Communications' images. Getty Communications' share of sales by agents was $4.6 million, $7.1 million and $8.6 million in 1994, 1995 and 1996, respectively, representing growth of 54 percent in 1995 and 21 percent in 1996 over the respective previous year. The growth in the period was primarily as a result of the continuing growth of the market, especially in Europe.

    COST OF SALES. Getty Communications' cost of sales was $16.3 million, $24.7 million and $32.2 million in 1994, 1995 and 1996, with approximately 98 percent of this cost comprising amounts payable to contributing photographers and cinematographers. Other costs of sales include local image delivery and reframing costs.

    As a percentage of sales, contributing photographer and cinematographer payments were 37.7 percent in 1994, 38.2 percent in 1995 and 37.1 percent in 1996. In 1995, when Getty Communications was exclusively selling contemporary images, the increase in cost, as a percentage of sales, was attributable to an increase in the sales of "in-territory" sales (sales on which the contributor gets 50 percent) as distinct from "out-of-territory" sales (sales on which the contributor gets 30 percent). The decrease in 1996 costs, as a percentage of sales, is attributable to the sales of archival images from Hulton Getty which, for the most part, do not give rise to any payments to contributors. The margin is expected to continue to improve as proportionately more archival images are sold, particularly following the launch of the Hulton Getty catalog and on-line system.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $19.1 million, $27.7 million and $37.2 million in 1994, 1995 and 1996, respectively, representing 45.5 percent, 43.9 percent and
43.8 percent of sales in each respective year. Key factors contributing to the increase in selling, general and administrative expenses were the inclusion of costs associated with the operations of Hulton Getty and Fabulous Footage in Getty Communications' results and the hiring of additional employees as a result of sales growth over the period.

    The slight decrease in selling, general and administrative expenses as a percentage of sales was primarily attributable to operating efficiencies and economies of scale achieved at Tony Stone Images, offset by higher operating costs attributable to Hulton Getty. At Tony Stone Images, selling, general and administrative expenses as a percentage of sales were 45.5 percent, 43.9 percent and 41.9 percent in 1994,

1995 and 1996, respectively. Selling, general and administrative expenses attributable to Hulton Getty accounted for 69 percent of its gross sales.

    Salaries and related staff costs represented 26.5 percent, 24.3 percent and
24.3 percent of sales in 1994, 1995 and 1996, respectively. These costs are primarily a function of the average full-time equivalent employees involved in the selling, general and administrative activities which was 298, 376 and 504 in 1994, 1995 and 1996, respectively. The year on year increase arises from acquisitions and growth in the volume of sales. Since image research, selection and delivery are currently primarily conducted manually, increased sales volume requires increased staffing. Management expects that systems enhancements and digitization will have a positive impact on Getty Communications' required staffing levels in the future.

    Selling, general and administrative costs also include premises and utility costs, marketing, catalog costs and other costs. These have also increased as a result of acquisitions and growth of Getty Communications. Marketing and catalog costs accounted for 11 percent of selling, general and administrative costs in 1996 and comprise direct mail, advertising, promotions, trade shows, exhibitions and catalogs. Catalogs are Getty Communications' principal shop window, costs for which are expensed over their useful lives, giving rise to charges, net of photographer commissions of $1.0 million, $1.2 million and $2.0 million in 1994, 1995 and 1996. This cost is expected to increase following the launch of four catalogs in 1997.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles amounted to $1.1 million, $2.4 million and $2.2 million in 1994, 1995 and 1996, respectively. Amortization of intangibles includes amortization of goodwill and other intangibles that arose from acquisitions in 1994 and the acquisition of Tony Stone Images in March 1995, Fabulous Footage in April 1996 and the World View group of companies in November 1996. The increase attributable to Tony Stone Images in 1995 was $1.6 million. The reduction in 1996 was attributable to certain elements of goodwill being written down to nil during that year.

    DEPRECIATION. Depreciation amounted to $2.3 million, $3.6 million and $5.5 million, respectively, for 1994, 1995 and 1996, of which depreciation of dupes amounted to $1.3 million, $2.2 million and $3.3 million in each respective year. The increase in depreciation of dupes is a result of further images being produced and duplicated in each year. Tony Stone Images produced a total of 1.9 million, 2.3 million and 1.8 million dupes in total in 1994, 1995 and 1996, respectively, at an average cost per dupe of $1.84, $2.00 and $2.11 in each respective year. In the medium to long term, an increasing number of images are expected to be both selected and delivered digitally, as a result of which the demand for and production of dupes is expected to decline. The increase in the depreciation of other fixed assets has arisen from the expansion of the business, the implementation of new computer systems over the three-year period and the inclusion of depreciation on the Hulton Getty archival picture collection.

    NET INTEREST EXPENSE. Net interest expense was $218,000, $1.5 million and $2.0 million in 1994, 1995 and 1996, respectively. Net interest expense increased substantially in 1995 due to $1.0 million of interest arising on the financing of the acquisition of Tony Stone Images by Getty Communications for which loan notes of $12.7 million were issued, and a term loan of $7.6 million was utilized.

    Net interest expense in 1996 was affected by:

    (i) the assumption of $19.2 million of debt, comprising a term loan of $9.5 million, a bridge loan of $7.6 million and $2.1 million of revolving credit facilities, on the acquisition of Hulton Getty in April 1996;

    (ii) the raising of $29.3 million (net of costs) from the initial public offering in July 1996, of which $21.8 million was used to repay the $7.6 million bridge loan, loan notes of $12.7 million and $1.5 million of overdraft facilities; and

   (iii) the raising of $44.3 million from the placement of shares to Carlton and Getty Investments in December 1996.

    In order to limit the impact of movements in interest rates on borrowings, Getty Communications has entered into interest rate swap agreements with third parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed principal amount. The effect of interest rate swaps on Getty Communications' results for 1995 and 1996 was to increase net interest expense by $66,000 and $131,000 respectively.

    NET EXCHANGE GAINS/(LOSSES). Getty Communications' results of operations are affected by exchange rate fluctuations to the extent that it or a subsidiary has receivables or payables that are denominated in a currency other than the local currency, as the exchange gains or losses arising on the translation of these balances into sterling or on the settlement of these transactions are recognized in the income statement of the relevant company.

    Getty Communications' policy is to hedge a substantial majority of its contracted net receivables and payables using a combination of forward exchange contracts and foreign currency term loans. Exchange gains and (losses) were $247,000, $89,000 and ($306,000) in 1994, 1995 and 1996, respectively.

    INCOME TAXES.  Getty Communications' effective tax rate was 47.9 percent,
61.3 percent and 52.2 percent in 1994, 1995 and 1996 respectively. Getty Communications' effective tax rate was higher than the statutory tax rate in its primary geographic markets in 1994, 1995 and 1996 due to the high levels of non-deductible amortization in those years.

    Excluding the effect of amortization, Getty Communications would have had effective tax rates of 35.5 percent, 35.6 percent and 37.9 percent in 1994, 1995 and 1996, respectively. The increase in the effective rate of tax in 1996 is primarily due to increased profitability of the United States operations.

    NET INCOME. Getty Communications' net income was $1.7 million, $1.3 million and $2.7 million in 1994, 1995 and 1996, respectively.

    Net income fell in 1995 despite a 60.9 percent increase in EBITDA due to increased interest charges, amortization of intangibles and the higher effective tax rate, principally arising as a result of the acquisition of Tony Stone Images, and increased depreciation as a result of the expansion of the Dupe Master Collection.

    In 1996, net income rose by $1.5 million (114.6 percent) over the prior year, compared to a $5.0 million (46.3 percent) increase in EBITDA. The absolute growth in EBITDA was offset by the higher depreciation charge, exchange losses, increased interest (principally on acquisition related debt) and tax charges.

    EBITDA. EBITDA was $6.6 million, $10.7 million and $15.6 million in 1994, 1995 and 1996, respectively, representing increases of 60.9 percent in 1995 and
46.5 percent in 1996 over the respective previous year. As a percentage of sales, EBITDA represented 15.7 percent, 16.9 percent and 18.4 percent in 1994, 1995 and 1996, respectively.

    LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $5.2 million, $7.0 million and $13.5 million in 1994, 1995 and 1996, respectively. Increased operating cash flow in 1995 and 1996 was primarily due to higher EBITDA in those years.

    Getty Communications made investments in fixed assets of $4.9 million, $7.3 million and $7.2 million in 1994, 1995 and 1996, respectively, of which $3.5 million, $4.6 million and $3.9 million related to investment in dupes.

    A number of significant investment and financing activities took place in 1995 and 1996:

        (i) In March 1995, Getty Communications raised $19.6 million from a placing in conjunction with the acquisition of Tony Stone Images.

        (ii) In March 1995, Getty Communications purchased Tony Stone Images for a cost of $36.9 million and a pre-acquisition dividend of $6.1 million. This was financed by $12.7 million of loan notes, $7.6 million of debt, $6.4 million of equity and cash.

       (iii) In April 1996, Getty Communications purchased Hulton Getty for a cost of $13.1 million and assumed $6.1 million of that company's debt. This was financed by a $9.5 million loan, $7.6 million of bridge finance and a $2.1 million increase in the group's overdraft facility.

        (iv) In July 1996, Getty Communications completed an initial public offering and raised $29.3 million, $21.8 million of which was applied against the above debt.

        (v) In December 1996, Getty Communications completed a placement of shares which raised $44.3 million.

    An element of Getty Communications' strategy is to seek to make acquisitions of visual content businesses and collections. Getty Communications will consider acquisition opportunities in the light of the availability of financing, in addition to other factors. Acquisition financing could include cash provided by operations, public or private debt financing or equity financing.

MANAGEMENT OF GETTY COMMUNICATIONS

    The officers and directors of Getty Communications, and their ages as of September 30, 1997, are as follows:

NAME                                                      AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------
DIRECTORS
Mark H. Getty(1).....................................         37  Executive Chairman of the Board
Jonathan D. Klein(1).................................         37  Chief Executive Officer and Director
Lawrence J. Gould....................................         38  Chief Financial Officer and Director
James N. Bailey(1)(2)................................         50  Director
Manny Fernandez......................................         51  Director
Andrew S. Garb(1)(2)(3)..............................         55  Director
Christopher H. Sporborg(1)(2)........................         58  Director
Anthony M. Stone.....................................         65  Director

OFFICERS
Michel Bernard.......................................         61  Managing Director, Gamma Liaison
Andrew Duncomb.......................................         31  President, Tony Stone Images/North America
Nick Evans-Lombe.....................................         31  Director of Strategy and Corporate Development
Stephen T. Mayes.....................................         39  Group Creative Director
Jan Ross.............................................         45  President, Energy Film Library
Don P. Smith.........................................         37  Group Services Director
Michele Vitucci......................................         35  Managing Director, Tony Stone Images Europe
Stephen Warshaw......................................         49  Managing Director, Tony Stone Images and Hulton Getty
Warwick Woodhouse....................................         45  Group Planning Director

------------------------

(1) Member of the Compensation Committee. Mr. Getty and Mr. Klein will absent themselves from a Compensation Committee meeting when their own compensation is being discussed and, in the event of a tie vote, the chairman of the committee, currently Mr. Sporborg, will have the deciding vote.

(2) Member of the Audit Committee. In the event of a tie vote, the chairman of the committee, currently Mr. Sporborg, will have the deciding vote.

(3) Appointed by Getty Investments.

    MR. GETTY has been Executive Chairman of Getty Communications since April 1996 and before that was Joint Chairman since its inception. In 1993, Mr. Getty was the co-founder of Getty Investment Holdings LLC (predecessor to Getty Investments) and from 1993 to 1995, together with Mr. Klein, formulated and implemented its strategy. From 1991 to 1993, Mr. Getty worked at Hambros Bank Limited. Mr. Getty serves on the board of directors of several organizations and is Chairman of Getty Investments, the principal shareholder of Getty Communications.

    MR. KLEIN has been the Chief Executive Officer and a director of Getty Communications since April 1996 and before that was Joint Chairman since its inception. In 1993, Mr. Klein was the co-founder of Getty Investment Holdings LLC and from 1993 to 1995, together with Mr. Getty, formulated and implemented its strategy. From 1983 to 1993, Mr. Klein held various positions at Hambros Bank Limited and has been a director since 1989. Mr. Klein serves as a director of Getty Investments, the principal shareholder of Getty Communications, and of several other entities.

    MR. GOULD has been the Chief Financial Officer of Getty Communications since March 1995. From 1990, Mr. Gould served as the Finance Director of Tony Stone Images. From 1981 to 1990, Mr. Gould held several positions at Coopers & Lybrand, in both its audit and corporate finance departments.

    MR. BAILEY has been a non-executive director of Getty Communications since September 1996. He is currently President of Cambridge Associates, Inc. He also serves on the board of The Plymouth Rock Company, SAB Company Inc., Direct Response Corporation, Coolidge Investment Company Inc., South Eastern Capital Corporation and a number of not-for-profit organizations: New England Medical Center, Inc. and New England Aquarium.

    MR. FERNANDEZ has been a non-executive director of Getty Communications since February 1997. He is Chairman of the Board of Gartner Group Inc. and a non-executive director of Brunswick Corporation. Prior to joining Gartner Group, Mr. Fernandez was President and Chief Executive of Dataquest Inc., Gavilan Computer Corporation and Zilog Inc.

    MR. GARB has been a director of Getty Investments and its predecessor, Getty Investment Holdings LLC, since 1993, and a non-executive director of Getty Communications since May 1996. Mr. Garb is a partner in Loeb & Loeb, L.L.P., a U.S. based law firm, and was the firm's Managing Partner from 1986 to 1992.

    MR. SPORBORG has been a non-executive director of Getty Communications since May 1996. From its inception in 1993 until April 1996, he served as a Chairman of Getty Investment Holdings LLC. Mr. Sporborg has held various positions at Hambros Bank Limited since 1962, becoming Deputy Chairman of Hambros PLC in 1990. Among other positions, Mr. Sporborg is Chairman of Hambros Countrywide PLC, Hambros Insurance Services Group PLC and Atlas Copco PLC; Deputy Chairman of CE Heath PLC; and a director of Trade Indemnity PLC.

    MR. STONE has been a director of Getty Communications since March 1995 and was the founder of Tony Stone Images. From 1969 until 1992, Mr. Stone served as Chairman and Managing Director of Tony Stone Images. From 1992 until the acquisition by Getty Communications in March 1995, he served as its Chairman. Mr. Stone is a non-executive director of Getty Communications.

    MR. BERNARD founded Liaison Agency in New York in 1966. Prior to that, he was the U.S. correspondent for various French newspapers and broadcasting companies. From 1966 to 1997, Mr. Bernard was President of Liaison Agency, and was responsible for the development of Gamma Liaison into one of the leading news and reportage agencies in North America. In 1997, following the acquisition of Liaison Agency by Getty Communications, Mr. Bernard became Managing Director, Gamma Liaison.

    MR. DUNCOMB has been with Tony Stone Images for seven years. In 1994, he became Vice President of Sales at Tony Stone Images/New York before returning to London to manage Getty Communications' network of licensees throughout Europe, Australia and Japan. In 1996, he became Managing Director of Getty Communications' newly acquired footage division in North America. In 1997, he became President of Tony Stone Images/North America, based in Chicago.

    MR. EVANS-LOMBE joined Getty Communications in 1996. From 1989 to 1995 he held various positions in the corporate finance division at Hambros Bank Limited. At Getty Communications, he has been involved with group strategy and development and the management of the licensee network. In 1997, he was appointed Director of Strategy and Corporate Development.

    MR. MAYES has been the Group Creative Director since 1995 when he joined Getty Communications. From 1989 to 1994, Mr. Mayes was Managing Editor of Network Photographers, a documentary photography agency where he was the curator for several international photographic exhibitions and books, and, from 1987 to 1989, was Production Editor of Rex Features, an editorial photography agency. From 1981 to 1987, Mr. Mayes was a photographer for regional and national press in the United Kingdom.

    MS. ROSS co-founded Energy Film Library in 1974 and is the Chief Executive Officer of Energy Film Library.

    MR. SMITH joined the Group in February 1997 from Wace PLC where he was Managing Director of the Corporate Imaging Division. Prior to Wace, Mr. Smith spent seven years with RR Donnelley and worked in a number of production roles before being appointed Divisional Director.

    MR. VITUCCI has been Managing Director of Tony Stone Bilderwelten, the German subsidiary, since he joined Tony Stone Images in April 1990. He is responsible for the management of the German and Austrian operations of Tony Stone Images. Prior to joining Tony Stone Images, Mr. Vitucci was Managing Director of Granata Press GmbH, a privately-owned press photo agency, which was acquired by Tony Stone Images in 1990. In 1997, Mr. Vitucci was appointed Managing Director, Tony Stone Images/Europe.

    MR. WARSHAW joined Getty Communications in October 1997. From 1990 to 1996, he held various divisional Chief Executive positions at Reed Elsevier plc before becoming Group Director of Business Development. Prior to 1990, Mr. Warshaw held Divisional Managing Director positions at William Collins plc and Oxford University Press.

    MR. WOODHOUSE joined Getty Communications in October 1996 as Group Planning Director. Prior to joining Getty Communications, Mr. Woodhouse had gained extensive international experience in organizational design and the management of change, customer service and strategic development.

OWNERSHIP OF GETTY ORDINARY SHARES

    The following table sets out certain information regarding beneficial ownership of the Getty Ordinary Shares as at September 30, 1997 with respect to
(i) any person known to Getty Communications to be the owner of more than five percent of the Getty Class A Ordinary Shares or Getty Class B Ordinary Shares, and (ii) all directors and officers named in "--Management of Getty Communications" as a group.

                                                                           GETTY ORDINARY SHARES
                                                                             BENEFICIALLY OWNED
                                                                       ------------------------------
                                                                           NUMBER OF        PERCENT    PERCENT OF TOTAL
BENEFICIAL OWNER                                                            SHARES         OF CLASS     VOTING POWER(1)
---------------------------------------------------------------------  -----------------  -----------  -----------------
Getty Class B Ordinary Shares(2):
  Getty Investments(3)...............................................       10,954,210          81.4%           69.0%
  October 1993 Trust(4)..............................................        1,245,204           9.3             7.8
  Crediton Limited(5)................................................        1,245,204           9.3             7.8

Getty Class A Ordinary Shares:
  Carlton Communications BV(6).......................................        3,738,762          15.6             2.4
  Getty Investments..................................................        2,089,882           8.6             1.3

Directors and officers as a group; Getty Class A Ordinary and Getty
  Class B Ordinary Shares............................................                         --

------------------------

(1) The percentage of total voting power has been calculated by aggregating the voting rights of all Getty Class A Ordinary Shares and Getty Class B Ordinary Shares outstanding. Pursuant to the Getty Parties Shareholders' Agreement, Getty Investments has the power to direct the voting of all of the Getty Class B Ordinary Shares.

(2) Each Getty Class B Ordinary Share entitles its holder on a poll to ten votes on matters submitted to a vote of holders of Getty Ordinary Shares and is convertible into one Getty Class A Ordinary Share in certain circumstances.

(3) For a description of the membership interests in Getty Investments and the manner in which the shares held by Getty Investments are voted, see "Getty Images--Certain Related Party Transactions--Getty Investments Company Agreement".

(4) The October 1993 Trust is a trust established by Mr. Mark Getty of which he and his immediate family are the beneficiaries. The Getty Class B Ordinary Shares held by the October 1993 Trust are subject to the Getty Parties Shareholders' Agreement and are voted as directed by Getty Investments (see "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement"). Mr. Getty also holds options with respect to 1,847,970 Getty Class A Ordinary Shares.

(5) Crediton Limited is owned by a trust established by Mr. Jonathan Klein of which he and his immediate family are the beneficiaries. The Getty Class B Ordinary Shares held by Crediton Limited are subject to the Getty Parties Shareholders' Agreement and are voted as directed by Getty Investments (see "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement"). Mr. Klein also holds options with respect to 1,847,970 Getty Class A Ordinary Shares.

(6) Under the terms of the subscription agreement of December 10, 1996, Getty Communications agreed to use all reasonable efforts to co-operate with Carlton to increase the total interest of Carlton to 20 percent of the total issued Getty Ordinary Shares. They currently have 10 percent.

                                   PHOTODISC

OVERVIEW

    PhotoDisc is the leader in the development and marketing of digital stock photography products and electronic delivery of images. PhotoDisc's products are offered on a royalty-free basis, a licensing model pioneered by PhotoDisc, which allows customers to pay a one-time fee to use an image on a non-exclusive basis for almost any purpose.

    PhotoDisc uses technology to allow customers access to the PhotoDisc Image Collection and relative ease of use in manipulating images licensed from PhotoDisc either through CD-ROM products or the PhotoDisc Web site. Using a CD-ROM ordered from PhotoDisc's printed catalogs or from the PhotoDisc Web site, customers have ready access to 100 to 336 thematically related images. Through the PhotoDisc Web site, users have the ability, 24 hours a day, 365 days a year, to search the PhotoDisc Image Collection using key words, textual descriptions of desired visual features or natural language and then promptly, for a fixed price, license and download digital images directly to their personal computers. PhotoDisc also offers other value-added features over the Internet, such as the Lightbox-SM- feature which enables multiple parties working on the same project in different locations to view images simultaneously, make notes and select additional images. Once downloaded, an image may be manipulated using off-the-shelf software, such as Adobe PhotoShop, and used in documents produced with software applications such as Quark Xpress, PageMaker, Microsoft Word or Powerpoint. This self-service, royalty-free model enables PhotoDisc to offer a low-cost, fast method of providing visual content to customers who do not desire rights-protected licensing and who want to use digital technology.

    PhotoDisc markets its products to professional users of images such as graphic designers and advertising agencies; corporate users, such as managerial and sales professionals within an organization; and small office/home office ("SOHO") users, such as owners and employees of small businesses. PhotoDisc has coupled the benefits of advanced technologies with its royalty-free licensing model to make stock photography more widely usable by professional users, while at the same time making stock photography more accessible to users in emerging markets, such as corporate users and SOHO users, and, potentially, consumers.

PHOTODISC IMAGE COLLECTION

    The PhotoDisc Image Collection, currently consisting of more than 50,000 feature-enhanced photographic images digitized at a variety of resolutions, has been developed specifically to support the digital royalty-free licensing model. The standard license agreement employed by PhotoDisc permits multiple uses for almost any purpose, except for use in products for resale in quantities greater than 100,000, packaging for music, video or software products, book jackets or unlawful use.

    CD-ROM PRODUCTS

    As of September 30, 1997, PhotoDisc offered approximately 20,000 images via six product lines consisting of more than 120 thematically related CD-ROM products, each containing between 100 and 336 images. PhotoDisc's CD-ROM product lines include: Volumes (images organized by themes such as "Business and Industry" and "Weekend Living"); Object Series (images of individual objects isolated against a transparent background); Background Series (images to be used as a palette on which other design elements may be placed); Fine Art Series (historic and contemporary paintings and illustrations); Signature Series (photographs taken by renowned photographers and unique interpretations of popular themes); and Animation Series (images from the Object Series incorporating motion and sound for electronic uses).

    Each CD-ROM includes customized searching and browsing software utilities that allow users to conduct a search using keywords and to locate a particular image with ease. In addition, each CD-ROM includes various editing functions and capabilities. For example, the Clipping Paths-Registered Trademark- feature makes it possible for the user to drag and drop images into print and digital presentations. The images are available to the customer in several file sizes depending upon the product and distribution method.

    PHOTODISC.COM

    All 50,000 images in the PhotoDisc Image Collection are available for immediate license and download for a fixed price through the PhotoDisc Web site. The site offers its visitors fourteen categories of images, including "Business & Industry", "Education", "Lifestyle & Culture", "Science and Technology" and "Wildlife and Animals". In addition, to enhance the search process, PhotoDisc offers a combination of browsing, promotion and spotlight sections that merchandise new images and CD-ROM products newly available on the PhotoDisc Web site. For example, a spotlight section may include an extensive selection of new business images shown in a variety of ways.

    A primary feature of the PhotoDisc Web site is the ability of the customer to search the PhotoDisc library by employing the search method most comfortable and efficient for the customer. PhotoDisc provides simple search tools to locate images via keyword or image number, and more complex search tools that employ natural language, boolean logic or queries based on visual image attributes such as color, composition, structure, texture or some combination thereof. Search results return thumbnail images that can be enlarged for viewing purposes by users prior to purchase.

    Customers can immediately download free low-resolution samples for use in preliminary layouts or may license and download high-resolution images for use in final projects. When an image or group of images for final use is selected, the customer chooses an image resolution and a license option to determine a license fee. To license an image, customers can register on-line or via the telephone with a credit card or account information and receive or select a password and identification number. Upon approval of the credit card or login information, the selected image is available for immediate download from the PhotoDisc Web site. Customers can also search for different CD-ROM products, view their contents, and place orders on-line.

    PhotoDisc also offers certain value-added features via the PhotoDisc Web site and workflow oriented tools, such as the Lightbox-SM-, which enables customers or multiple groups working on the same project in different locations to view images simultaneously, make notes and add additional images to folders for individual or group viewing or discussion for up to one week after the Lightbox creation.

MARKETING

    PhotoDisc markets its products to creative professionals in the visual communications industry such as graphic designers, art directors and art buyers, marketing and communications professionals, Web and multimedia designers, and newspaper, magazine, book, music and video publishers. In addition, PhotoDisc is also marketing its products to the emerging corporate user and SOHO markets.

    Historically, PhotoDisc has used its print catalogs as the primary means of marketing its products. These include the PhotoDisc Catalog and various smaller, specialty catalogs which are published periodically and mailed to customers and prospective customers worldwide, highlighting new CD-ROM products. PhotoDisc also publishes Resource Books on a periodic basis, which serve as a reference guide for users of PhotoDisc's CD-ROM titles by showing the images contained in the most recent CD-ROM products released by PhotoDisc. Each Resource Book also contains a CD-ROM "comping disc" that allows a customer to utilize a low-resolution version of the images in preliminary layouts before licensing a high-resolution image for use in the final product, either by purchasing the applicable CD-ROM or downloading the images from the Web. Starter Kits, which PhotoDisc uses as introductory products, contain two Resource Books and two CD-ROM comping discs containing all images shown in the associated Resource Books.

    The print catalogs and Resource Books are supplemented by Internet and print advertising, direct mail, trade and business public relations activities, trade shows, co-marketing activities, sampler bundling with complementary software and hardware products, electronic merchandising initiatives and customer loyalty programs. PhotoDisc places advertisements on various high-profile and high-traffic Web sites such as Yahoo and HotBot (WIRED's Web site). PhotoDisc also engages in a coordinated program of print advertising in specialized and general circulation magazines.

    In addition to its domestic marketing activities, PhotoDisc is involved in marketing activities internationally. Catalogs and other marketing materials are translated in up to seven languages and PhotoDisc is in the process of creating localized Web sites for various overseas markets, including the United Kingdom, Japan and Germany, to address anticipated growing demand in these countries. PhotoDisc has had an office in London since 1995 and has recently opened foreign sales offices in Hamburg, Sydney and Tokyo.

SALES AND DISTRIBUTION

    PhotoDisc licenses its products by direct telephone sales, on-line sales, third-party distributors and direct field sales to key accounts.

    INBOUND TELEPHONE SALES. The majority of PhotoDisc's domestic licensing revenues are generated by orders received through PhotoDisc's inbound call center. Customers can order PhotoDisc CD-ROM products by reviewing PhotoDisc's collection appearing in PhotoDisc Catalogs, PhotoDisc Resource Books or Starter Kits or can purchase single images appearing on the PhotoDisc Web site. In the case of CD-ROM product sales, orders are generally shipped on the day that they are received, with most orders shipped via overnight courier.

    WEB SALES. The PhotoDisc Web site gives PhotoDisc's customers the flexibility to purchase an image immediately by downloading the image off the PhotoDisc Web site or by reviewing the images and then making a telephone order. From the PhotoDisc Web site, customers can access a variety of on-line services ranging from image and CD-ROM search and purchase areas to image reviews, promotions, on-line community features and personalized services areas. Approximately 5% and 13% of PhotoDisc's revenues in 1996 and the first half of 1997, respectively, were derived from licensing and downloading transactions made solely through the PhotoDisc Web site.

    To license and download an image on-line, users can register via the telephone and receive a password and identification number, or they can register on-line and supply a credit card number with selected personal information. Upon approval of the user's credit card or login information, the selected image is available for immediate download from the PhotoDisc Web site. Compressed high-resolution 10 megabyte images take approximately seven minutes to download with a standard 28.8 kbps modem and less than 60 seconds to download with a T-1 access line. Users can also search for different CD-ROMs, view their contents and place orders for CD-ROMs.

    CHANNEL SALES. PhotoDisc also sells its products through third-party distributors. This distribution method is more widely utilized internationally due to PhotoDisc's desire to minimize overhead while at the same time providing broad exposure in the local markets. As of September 30, 1997, PhotoDisc had relationships with approximately 200 domestic third parties to sell or bundle PhotoDisc's products with their offerings in the United States and Canada. In addition, as of September 30, 1997, PhotoDisc had more than 50 international distributors covering most major world markets. PhotoDisc also promotes its products through three U.S.-based catalog resellers: MacWarehouse, PC Connection and Publishers Toolbox, all of which have nationwide distribution to PhotoDisc's target market. Catalog-based resellers overseas are in some cases serviced by local third-party distribution companies, and in other cases purchase directly from PhotoDisc.

    KEY ACCOUNTS. PhotoDisc's key accounts sales force targets leading advertising and publishing companies, and other high volume users of images, such as communications companies. The key accounts sales force is focused on reaching art directors and enterprise-wide image purchasers who are generally responsible for large order purchases. PhotoDisc maintains domestic direct sales offices in Seattle and New York. The key accounts sales force also includes technical support staff and trainers who assist with both pre- and post-sales support.

    CUSTOMER SERVICE AND TECHNICAL SUPPORT. PhotoDisc believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases depends, in part, on the strength of its customer service and technical support teams. PhotoDisc also believes that a consistent and high level of support is central to the adoption and successful utilization of its products and services because it requires digitally enabled customers who can effectively use digital images in their applications. PhotoDisc's customer service and technical support center is based out of its Seattle headquarters and consists of a team of consultants with broad knowledge of the PhotoDisc Image Collection, as well as expertise in digital image applications, design tools and photo manipulation methodologies. PhotoDisc's customer service and technical support group provides assistance in six languages--English, Spanish, French, German, Japanese and Chinese--and offers support via telephone, electronic mail, facsimile and the Internet. The technical support group also provides software downloads, document updates, and assistance with problem identification and resolution.

INTELLECTUAL PROPERTY

    PhotoDisc licenses approximately 90% of the images in its collection from independent photographers or other stock agencies on an exclusive basis. In most cases, copyright to an image remains with the contributing photographer, while PhotoDisc obtains the exclusive right to market the image on behalf of the photographer for a specified period of time (generally seven years).

    The remaining images in PhotoDisc's collection were produced by contracted photographers specifically for PhotoDisc. The copyrights to these images are held by PhotoDisc.

TECHNOLOGY

    The principal technologies utilized by PhotoDisc are those related to the digitization of images, the enhancement and compression of digitized images, the organization and management of PhotoDisc's database of digitized images and customer profiles and technologies associated with customer interaction with the PhotoDisc Web site including search functions, transaction-processing and downloading of images. PhotoDisc's on-line commerce systems can manage a large number of concurrent customer searches, as well as the process of accepting, authorizing and charging customer credit cards. PhotoDisc uses a combination of its own proprietary technologies and commercially available equipment and licensed technologies. PhotoDisc's current strategy is to license commercially available technology whenever possible rather than seek internally developed solutions. PhotoDisc has focused its internal development efforts on creating and enhancing the specialized software and processes related to enhancement and delivery of digitized images.

    The PhotoDisc Web site on-line commerce system is supported by a combination of software provided by Connect, Allaire and others, as well as user interface software and other technologies developed by PhotoDisc. PhotoDisc's library of images is managed in an Oracle database environment. Image search tools employed by customers include technologies supplied by Fulcrum Technologies, Virage and Erli.

    A group of system administrators and network managers monitor and operate PhotoDisc's Web site, network operations and transaction-processing systems. The reliable operation of PhotoDisc's Web site and transaction-processing systems is essential to sales over the Internet, and it is the job of the site operation staff to ensure, to the greatest extent possible, the uninterrupted operation of PhotoDisc's Web site and transaction-processing systems. PhotoDisc uses the services of two Internet service providers, Verio and WorldCom, to obtain connectivity to the Internet. The main site is hosted by a 45 megabit dedicated T-3 connection and several T-1 connections.

    Each image added to the PhotoDisc Image Collection is scanned using state of the art drumscanners. Images are scanned with a true optical resolution of up to 19,500 pixels per inch which eliminates the need for interpolation of image data even for larger images. After an image is scanned, it is processed in a color managed environment, which includes control of scanners, displays, proofing and printing profiles. PhotoDisc has developed special techniques to mount the photographic images on the drumscanners which in turn increases productivity and maintains the integrity of the digital image. PhotoDisc is currently scanning approximately 250 images per day and has the capacity to increase production.

EMPLOYEES

    As of September 30, 1997, PhotoDisc had 214 full-time employees, 92 of whom were in sales and marketing, 50 of whom were involved in product and content development and 72 of whom were in operations and administration. None of PhotoDisc's employees is represented by a labor union and PhotoDisc considers its relationship with its employees to be good.

PROPERTY

    PhotoDisc leases two facilities in Seattle, Washington covering approximately 79,700 square feet of office space. PhotoDisc leases from Mark Torrance, a founder, principal shareholder, director and officer of PhotoDisc, PhotoDisc's 38,500 square feet executive offices in Seattle under a lease that expires in June 2001. See "--Certain Related Party Transactions". PhotoDisc also leases offices in New York, London, Hamburg, Sydney and Tokyo.

LEGAL PROCEEDINGS

    PhotoDisc has been and may continue to be subject to claims from time to time in the ordinary course of its business, including claims of alleged infringement by PhotoDisc of the trademarks and other rights of third parties, such as failure to secure model releases. There are no pending legal proceedings to which PhotoDisc or any of its subsidiaries is a party or to which any of their properties is subject which, either individually or in the aggregate, are expected by PhotoDisc to have a material adverse effect on its consolidated financial position or results of operations.

SELECTED CONSOLIDATED FINANCIAL DATA OF PHOTODISC

    The following selected consolidated financial data should be read in conjunction with "--PhotoDisc's Management's Discussion and Analysis of Financial Condition and Results of Operations of PhotoDisc" and the consolidated financial statements of PhotoDisc and the notes thereto included elsewhere in this Prospectus.

    The selected consolidated financial data as of and for the years ended December 31, 1992 and 1993 have been derived from unaudited consolidated financial statements of PhotoDisc. The selected consolidated financial data as of and for the years ended December 31, 1994, 1995 and 1996 have been derived from the consolidated financial statements of PhotoDisc included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP as stated in their report appearing herein, and have been prepared in accordance with U.S. GAAP.

    The selected consolidated financial data as of and for the six month periods ended June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of PhotoDisc for those periods. In the opinion of the management of PhotoDisc, the selected consolidated financial data as of and for the six month periods ended June 30, 1996 and 1997 have been prepared on a basis consistent with the audited consolidated financial statements of PhotoDisc included in this Prospectus. In addition, they reflect all adjustments (which are of a normal recurring nature) necessary to present fairly in all material respects the results of operations for such periods and the financial position at the end of each such period. The selected consolidated financial data for interim periods are not necessarily indicative of full year results.

                                                                                                                     SIX
                                                                                                                   MONTHS
                                                                                                                    ENDED
                                                                          YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                           -----------------------------------------------------  ---------
                                                             1992       1993       1994       1995       1996       1996
                                                           ---------  ---------  ---------  ---------  ---------  ---------

                                                               $          $          $          $          $          $
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales....................................................        387      1,480      4,709     12,512     28,231     12,102
Cost of sales............................................        106        429      1,390      3,042      6,102      2,487
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.............................................        281      1,051      3,319      9,470     22,129      9,615
Operating expenses.......................................        499      1,109      2,813      7,138     17,913      7,653
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Operating income/(loss)..................................       (218)       (58)       506      2,332      4,216      1,962
Other income/(expense)...................................         51         26         79        (40)        96        (24)
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Income before income tax expense.........................       (167)       (32)       585      2,292      4,312      1,938
Income tax expense.......................................     --         --         --            817      1,600        719
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Net income/(loss)........................................       (167)       (32)       585      1,475      2,712      1,219
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Net income/(loss) per share..............................      (0.02)      0.00       0.06       0.13       0.23       0.11
Shares used in computing per share amounts...............      6,964      9,050      9,550     11,083     12,051     11,272
OPERATING DATA:
EBITDA(1)................................................       (161)        35        673      2,668      5,386      2,424
Net Cash provided by/used in:
  Operating activities...................................        215        (62)       298        939      4,743      1,408
  Investing activities...................................       (340)      (104)      (283)    (1,000)    (3,865)    (1,259)
  Financing activities...................................        186        105         85        200      5,198      6,763
Net increase/(decrease) in cash and cash equivalents.....         61        (61)       100        139      6,076      6,912


                                                             1997
                                                           ---------
                                                               $

STATEMENT OF INCOME DATA:
Sales....................................................     19,811
Cost of sales............................................      3,874
                                                           ---------
Gross profit.............................................     15,937
Operating expenses.......................................     14,123
                                                           ---------
Operating income/(loss)..................................      1,814
Other income/(expense)...................................        108
                                                           ---------
Income before income tax expense.........................      1,922
Income tax expense.......................................        714
                                                           ---------
Net income/(loss)........................................      1,208
                                                           ---------
                                                           ---------
Net income/(loss) per share..............................       0.09
Shares used in computing per share amounts...............     13,124
OPERATING DATA:
EBITDA(1)................................................      2,917
Net Cash provided by/used in:
  Operating activities...................................      2,161
  Investing activities...................................     (2,957)
  Financing activities...................................     --
Net increase/(decrease) in cash and cash equivalents.....       (796)

                                                                              AT DECEMBER 31,
                                                           -----------------------------------------------------         AT
                                                             1992       1993       1994       1995       1996       JUNE 30, 1997
                                                           ---------  ---------  ---------  ---------  ---------  -----------------
                                                               $          $          $          $          $              $
BALANCE SHEET DATA:
Cash and cash equivalents................................         61         --        100        239      6,315          5,519
Total assets.............................................        506        641      1,500      3,843     14,705         18,716
Long-term debt, net of current maturities................        487        114         84         95     --             --
Total shareholders' equity...............................         19        (43)       514      1,598     10,437         11,665

------------------------------
(1) "EBITDA" is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization. PhotoDisc believes that EBITDA provides investors and analysts with a measure of operating income unaffected by the financing and accounting effects of acquisitions and assists in explaining trends in the operating performance of PhotoDisc. EBITDA should not be considered as an alternative to operating income as an indicator of PhotoDisc's operating performance or to cash flows as a measure of PhotoDisc's liquidity.

PHOTODISC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF PHOTODISC

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF PHOTODISC AND THE NOTES THERETO, "--SELECTED CONSOLIDATED FINANCIAL DATA OF PHOTODISC" AND OTHER FINANCIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. ALL FINANCIAL DATA REFERRED TO IN THE FOLLOWING MANAGEMENT'S DISCUSSION HAS BEEN PREPARED IN ACCORDANCE WITH U.S. GAAP.

    THE STATEMENTS IN THIS SECTION THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. PHOTODISC'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    OVERVIEW

    PhotoDisc was formed in 1991 to develop and commercialize digital stock photographic images. In 1992, PhotoDisc introduced its first CD-ROM-based product. As of September 30, 1997, PhotoDisc offered more than 120 different CD-ROM products, each of which included between 100 and 336 thematically related images. As the sales of new personal computers containing CD-ROM drives as a basic component increased software became available to manipulate and edit digital images and third party service bureaus began to handle digital files, the volume of PhotoDisc's CD-ROM-based products increased significantly. In 1995, PhotoDisc began development of the PhotoDisc Web site on the World Wide Web where customers could search, select and purchase individual images from PhotoDisc's collection of images. As of September 30, 1997, more than 50,000 images were available from this site.

    PhotoDisc's revenues and operating results are subject to quarterly fluctuations resulting from a variety of factors, including seasonality, timing of introduction of new products, timing and success of various marketing initiatives and other factors. Based upon its operating history, PhotoDisc believes that its revenue is affected by seasonality with sales being generally higher in the months of March, April, September and October. PhotoDisc believes that this seasonality is attributable to generally higher promotional activities by its customers in anticipation of the summer and holiday buying seasons. There can be no assurance that these seasonal trends will continue.

    SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

    RESULTS OF OPERATIONS

                                                                                 SIX MONTHS ENDED JUNE 30,
                                                                     --------------------------------------------------
                                                                                 PERCENT OF                PERCENT OF
                                                                       1996     NET REVENUES     1997     NET REVENUES
                                                                     ---------  -------------  ---------  -------------

                                                                         $                         $
                                                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
INCOME STATEMENT DATA:
Sales..............................................................     12,102        100.0%      19,811        100.0%
Gross profit.......................................................      9,615         79.4       15,937         80.5
Operating expenses.................................................      7,653         63.2       14,123         71.3
Operating income...................................................      1,962         16.2        1,814          9.2
Net income.........................................................      1,219         10.1        1,208          6.1

OPERATING DATA:
EBITDA(1)..........................................................      2,424         20.0%       2,917         14.7%
                                                                     ---------        -----    ---------        -----
                                                                     ---------        -----    ---------        -----

------------------------

(1) "EBITDA" is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization. EBITDA should not be considered as an alternative to operating income as an indicator of PhotoDisc's operating performance or to cash flows as a measure of PhotoDisc's liquidity.

    SALES. PhotoDisc's sales for the six months ended June 30, 1997 were $19.8 million, an increase of $7.7 million or 64 percent over the six months ended June 30, 1996. This increase was due to continued expansion of international sales, which increased 91 percent to $6.3 million, an increase of $2.3 million or 790 percent in sales of single images from PhotoDisc's Web site and to a lesser extent introduction of new CD-ROM products.

    GROSS PROFIT. PhotoDisc's cost of sales consists of royalties paid to photographers, direct costs of manufactured products, amortization of costs to acquire or produce photographic images and other costs such as credit card fees and freight. Cost of sales increased from $2.5 million in the six months ended June 30, 1996 to $3.9 million in the six months ended June 30, 1997. This increase was due to increases in the volume of products sold. As a percentage of sales, gross profit increased from 79.4 percent to 80.5 percent. This increase was due to lower royalty costs due to the mix of products sold and lower manufacturing costs due to higher volumes of images sold on-line.

    OPERATING EXPENSES. Operating expenses consist primarily of advertising and promotion costs associated with marketing products, payroll and related expenses for sales and marketing, customer service, administrative personnel and other costs. Operating expenses increased to $14.1 million or 71.3 percent of sales for the six months ended June 30, 1997 compared to $7.7 million or 63.2 percent of sales for the six months ended June 30, 1996. This increase was due primarily to increases in payroll and related expenses due to hiring of additional personnel to meet actual and expected increased sales, continued expansion of international operations and expansion of information systems and Web development departments. PhotoDisc employed 135 and 214 persons on a full-time basis as of June 30, 1996 and 1997, respectively.

    Due to the investment in these departments, overall expenses increased at a faster rate than revenue during the first six months of 1997. Management believes that these investments will result in increased sales and that operating expenses will decrease as a percentage of sales in future periods.

    OTHER INCOME (EXPENSE). Other income increased to $108,000 in the six months ended June 30, 1997 compared to other expense of $(24,000) for the six months ended June 30, 1996. The increase was due to interest earned on the proceeds of an equity investment completed in June 1996.

    EBITDA. EBITDA increased 20.3 percent to $2,917 from $2,424 for the six months ended June 30, 1997, compared to the same period in the prior year. As a percentage of sales, EBITDA declined from 20.0 percent for the six months ended June 30, 1996 to 14.7 percent for the six months ended June 30, 1997. This decline was due to the increases in overall operating costs.

    THREE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

    RESULTS OF OPERATIONS

    The following table sets forth selected income statement and operating data of PhotoDisc and such data as a percentage of net revenues for the three years ended December 31, 1996.

                                                                                 YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------------
                                                                   PERCENT OF                PERCENT OF                PERCENT OF
                                                         1994     NET REVENUES     1995     NET REVENUES     1996     NET REVENUES
                                                       ---------  -------------  ---------  -------------  ---------  -------------

                                                           $                         $                         $
                                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
INCOME STATEMENT DATA:
Sales................................................      4,709        100.0%      12,512        100.0%      28,231        100.0%
Gross profit.........................................      3,319         70.5        9,470         75.7       22,129         78.4
Operating expenses...................................      2,813         59.7        7,138         57.1       17,913         63.5
Operating income.....................................        506         10.8        2,332         18.6        4,216         14.9
Net income...........................................        585         12.4        1,475         11.8%       2,712          9.6%
                                                       ---------        -----    ---------        -----    ---------        -----
                                                       ---------        -----    ---------        -----    ---------        -----

OPERATING DATA:
EBITDA(1)............................................        673         14.3%       2,668         21.3%       5,386         19.1%
                                                       ---------        -----    ---------        -----    ---------        -----
                                                       ---------        -----    ---------        -----    ---------        -----

------------------------

(1) "EBITDA" is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization. EBITDA should not be considered as an alternative to operating income as an indicator of PhotoDisc's operating performance or to cash flows as a measure of PhotoDisc's liquidity.

    SALES. PhotoDisc's sales for 1994, 1995 and 1996 were $4.7 million, $12.5 million and $28.2 million, respectively, representing increases of 166 percent in 1995 and 126 percent in 1996 over the respective previous year. These increases were due primarily to the introduction of 35 and 36 new CD-ROM products in 1995 and 1996, respectively, expansion of product lines from two to five and additional sales of existing products. In addition, international sales increased by 340% and 178% in 1995 and 1996, respectively, due to the opening of direct sales offices in Europe and implementation of other international distribution channels.

    GROSS PROFIT. PhotoDisc's cost of sales consists of royalties paid to photographers, direct costs of manufactured products, amortization of costs to acquire or produce photographic images and other costs such as credit card fees and freight. Gross profit was 70.5 percent, 75.7 percent and 78.4 percent of total revenue for the years 1994, 1995 and 1996, respectively. The increase in gross profit as a percentage of sales in 1995 and 1996 resulted primarily from a higher percentage of sales coming from the direct channel where direct costs and royalties are lower than through distribution. Other factors contributing to this increase include lower royalty rates payable by PhotoDisc on a large portion of its library, increased sales of owned images which have no royalties and lower direct costs due to higher volumes of products sold and more efficient management of inventory.

    OPERATING EXPENSES. Operating expenses consist primarily of advertising and promotion costs associated with marketing products, payroll and related expenses for sales and marketing, customer service, research and development and administrative personnel and other costs. Operating expenses for 1994, 1995 and 1996 were $2.8 million, $7.1 million and $17.9 million, respectively, representing increases of 154 percent in 1995 and 151 percent in 1996 over the respective previous year. The increases are due to several factors, including an increase in payroll and related expenses due to the hiring of additional personnel, primarily to expand the sales and marketing, customer service, and product development departments, increased advertising and promotion expenses and increases in travel and entertainment and professional fees. In addition, overall operating expenses increased at a faster rate than revenues in 1996 due to the expansion of international operations, investment in new information systems and development of internet operations. PhotoDisc employed 34, 77 and 178 persons on a full-time basis as of December 31, 1994, 1995 and 1996, respectively.

    OTHER INCOME/(EXPENSE). Other income and expense was $79,000, ($40,000), and $96,000 for 1994, 1995 and 1996, respectively. In 1994, PhotoDisc had a one-time non-recurring payment for development work performed for a third-party which offset interest expense on outstanding borrowings. The change from 1995 to 1996 was due primarily to a reduction in outstanding borrowings as well as interest earned on the proceeds of an equity financing completed in June 1996.

    INCOME TAXES. Prior to January 1, 1995, PhotoDisc was an S Corporation for income tax purposes and all income taxes were the responsibility of PhotoDisc's shareholders. The increase in income taxes in 1996 is due to the increase in net income.

    EBITDA. EBITDA was $673,000, $2.7 million and $5.4 million in 1994, 1995 and 1996, respectively. As a percentage of sales, EBITDA was 14.3 percent, 21.3 percent and 19.1 percent in 1994, 1995 and 1996, respectively. The increase in EBITDA in 1995 compared to 1994 was due to increased revenues combined with increased gross profit margins. The increase in EBITDA in 1996 compared to 1995 was due to continued increases in revenues and gross profit, offset in part by higher operating expenses as a percentage of sales.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operating activities was $298,000, $939,000 and $4.7 million for the years ended December 31, 1994, 1995 and 1996, respectively. The increase in cash provided by operating activities is due primarily to increases in net income. Cash provided by operating activities for the six-month period ended June 30, 1997 was $2.2 million compared to $1.4 million for the six months ended June 30, 1996. This increase was due primarily to increases in non-cash expenses included in the computation of net income.

    PhotoDisc's investing activities used cash of $283,000, $1.0 million, $3.9 million, $1.3 million and $3.0 million for the years ended December 31, 1994, 1995 and 1996, and the six-month periods ended June 30, 1996 and 1997, respectively. The increases for the year ended 1996 compared to the year ended 1995 were due to increases in the number of personnel, investments in new information systems, including development of PhotoDisc's Web site, and expansion of facilities. The increase in the six months ended June 30, 1997 compared to the six months ended June 30, 1996 is due to the continued investment in new information systems.

    PhotoDisc's financing activities provided cash of $85,000, $200,000, $5.2 million, $6.8 million and $0 for the years ended December 31, 1994, 1995 and 1996, and the six-month periods ended June 30, 1996 and 1997, respectively. The increase in cash provided from financing activities for the year ended December 31, 1996 compared to the year ended December 31, 1995 was due to the issuance of approximately $7.1 million in preferred stock in June 1996. There was no financing activity during the six months ended June 30, 1997.

    As of September 30, 1997, PhotoDisc's principal sources of liquidity were cash generated by operations and cash and short-term investments of approximately $3.5 million. PhotoDisc plans to expend approximately $1.0 million during the remainder of 1997, principally on hardware to expand the capacity of the PhotoDisc Web site and information systems and for leasehold improvements, although it currently has binding commitments for only a portion of this amount. In August 1997, PhotoDisc repurchased 333,334 shares of its common stock from a principal shareholder for $2,000,004. See "--Certain Related Party Transactions".

    PhotoDisc currently expects that existing funds, together with anticipated cash flow from operations, will be sufficient to finance its operations and planned capital expenditure for the foreseeable future.

MANAGEMENT OF PHOTODISC

    The officers and directors of PhotoDisc, and their ages as of September 30, are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Mark Torrance(1).....................................          51   Chairman of the Board and Chief Executive Officer
Robert Chamberlain...................................          44   Chief Financial Officer and Senior Vice President,
                                                                      Finance
William Heston.......................................          38   Senior Vice President, Business Development
Sally von Bargen.....................................          48   Senior Vice President, Sales and Service
Christian Birkeland..................................          28   Vice President, Operations
Katherine James Schuitemaker.........................          40   Vice President, Marketing
Natalie Angelillo....................................          29   Vice President, Content Development
Michel Perrin........................................          38   Executive Vice President, Europe
Kurt Haug............................................          37   Vice President, Pacific Rim
Heather Redman.......................................          33   Vice President, General Counsel and Secretary
Michael Child(1).....................................          41   Director
Thomas Hughes........................................          38   Director
Paul S. Shipman(1)...................................          44   Director

------------------------

(1) Member of the Compensation Committee

    MARK TORRANCE co-founded PhotoDisc in 1992 and has served as Chairman of the Board of Directors and Chief Executive Officer since its founding. Prior to founding PhotoDisc, Mr. Torrance served as President of Muzak, Inc. from 1985 to 1987, and as President of Yesco from 1972 to 1985, both of which are foreground music distribution companies.

    ROBERT J. CHAMBERLAIN has served as PhotoDisc's Chief Financial Officer since May 1997. Prior to joining PhotoDisc, he was Executive Vice President and Chief Financial Officer of Midcom Communications, Inc., a telecommunications reseller, from January 1996 to May 1997. From January 1992 to December 1995, Mr. Chamberlain was Vice President of Finance and Operations and Chief Financial Officer for ElseWare Corporation, a font technology software developer. Mr. Chamberlain received his B.S. in Business Administration and Accounting from California State University--Northridge.

    WILLIAM HESTON has served as PhotoDisc's Senior Vice President, Business Development since June 1997. Prior to that, he served as a director of PhotoDisc from February 1994 to August 1996, and as PhotoDisc's Vice President, Business Development from April 1994 to June 1997. From September 1985 to December 1992, Mr. Heston was a general partner of The Phoenix Partners, a venture capital firm. Mr. Heston holds a B.S. in Management from Purdue University and an M.B.A. in International Business from George Washington University.

    SALLY VON BARGEN has served as PhotoDisc's Vice President of Sales and Service since March 1997. Prior to that, she served as a Director from PhotoDisc's inception in 1992 to August 1996, and as an advisor and consultant to the Chief Executive Officer and President from November 1996 to March 1997. She was also a senior management consultant with Satellite Market Resources from September 1995 to November 1996 and a Seattle public school teacher from September 1994 to June 1996. Ms. von Bargen holds a B.A. in Art and Psychology from the University of California, Santa Cruz and an M.A. in Education from Seattle University.

    CHRISTIAN BIRKELAND has served as PhotoDisc's Vice President, Operations since June 1997. He joined PhotoDisc in April 1992 as Vice President of Finance and Operations, and served as a director of

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
PhotoDisc from June 1992 to August 1996. Mr. Birkeland received his B.S. in Business from the University of Southern California.

    KATHERINE JAMES SCHUITEMAKER has served as PhotoDisc's Vice President, Marketing since May 1996. From April 1995 to April 1996, she was an independent marketing consultant. She also served as Director of Product Marketing at Adobe Systems, Inc. from September 1994 to November 1994, as Director of Corporate Marketing at Aldus Corporation from January 1994 to September 1994 and as Senior Vice President and General Manager of Floathe Johnson from December 1983 to December 1993. Ms. Schuitemaker received her B.A. in Graphic Design from the University of Washington.

    NATALIE ANGELILLO has served as PhotoDisc's Vice President of Content Development since March 1997. She joined PhotoDisc in December 1993 as Acquisitions Coordinator and served as Director of Acquisitions from June 1994 to March 1996. Ms. Angelillo holds a B.A. in Art History from the University of California, Berkeley and an M.A. in Art History from the University of Washington.

    MICHEL PERRIN has served as Executive Vice President, Europe since July 1997. Prior to joining PhotoDisc, Mr. Perrin was deputy and general manager for Infonie Finance, a French multimedia on-line service company, from 1995 to 1997. Prior to his position at Infonie Finance, Mr. Perrin served as General Manager for Microsoft Corporation in Europe from 1984 to 1995.

    KURT HAUG has served as PhotoDisc's Vice President, Pacific Rim since February 1997. Prior to joining PhotoDisc, Mr. Haug served as Vice President of Asia Pacific and Vice President of International Micrografx, Inc. from January 1996 to January 1997. Mr. Haug studied mechanical engineering at Stanford University and holds an A.A. in Japanese from Foothill College and a B.A. in Entrepreneurial Business from Metropolitan State University.

    HEATHER REDMAN has served as PhotoDisc's General Counsel since June 1996, its Vice President since July 1996 and its Secretary since August 1996. Prior to joining PhotoDisc, Ms. Redman was associated with the law firm of Heller Ehrman White & McAuliffe from November 1991 until June 1996. Ms. Redman holds a B.A. in English from Reed College and a J.D. from Stanford Law School.

    MICHAEL C. CHILD has served as a director of PhotoDisc since June 1996 and is a member of PhotoDisc's Compensation Committee. Since 1982, he has served as a General Partner and Managing Director of TA Associates, Inc., a venture capital firm, and has been a partner of affiliated venture funds since January 1986. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from Stanford University.

    THOMAS HUGHES has served as Vice Chairman of the PhotoDisc Board since June 1997. Prior to June 1997, Mr. Hughes served as PhotoDisc's President and as a director since its founding. Mr. Hughes received his B.A. in History from the University of Washington.

    PAUL S. SHIPMAN has served as a Director of PhotoDisc since June 1996 and is a member of PhotoDisc's Compensation Committee. Mr. Shipman co-founded Redhook Ale Brewery, Inc. in 1981, and has served as its President since September 1981, Chairman of the Board since November 1992 and Chief Executive Officer since June 1993. Mr. Shipman holds a B.A. in English from Bucknell University and an M.B.A. from the University of Virginia--Darden.

OWNERSHIP OF PHOTODISC CAPITAL STOCK

    The following table sets forth certain information regarding the beneficial ownership of PhotoDisc Common Stock as of September 30, 1997, by (i) each person who is known by PhotoDisc to own beneficially more than five percent of the PhotoDisc Common Stock, (ii) each director of PhotoDisc, (iii) each of the executive officers of PhotoDisc named in "--Management of PhotoDisc", and (iv) by all of PhotoDisc's directors and executive officers as a group.

                                                                                             SHARES BENEFICIALLY
                                                                                                  OWNED(1)
                                                                                          -------------------------
                                                                                             NUMBER       PERCENT
                                                                                           OF SHARES    OF CLASS(2)
                                                                                          ------------  -----------
PDI, L.L.C.(3)..........................................................................     7,616,748        71.0%
Mark Torrance(4)........................................................................     7,662,902        71.4
Wade Torrance(5)........................................................................     3,397,537        32.6
Entities affiliated with TA Associates(6)...............................................     1,181,861        11.7
Geocapital IV, L.P.(7)..................................................................       450,290         4.4
Michael C. Child(8).....................................................................     1,183,111        11.7
Thomas D. Hughes(9).....................................................................       967,200         8.9
Mark B. Callaghan(10)...................................................................       922,600         9.0
Paul S. Shipman(11).....................................................................        13,068       *
William Heston(12)......................................................................       280,000         2.7
Christian Birkeland(13).................................................................       433,600         4.1
Katherine James Schuitemaker(14)........................................................        14,875       *
Natalie Angelillo(15)...................................................................        33,000       *
Robert Chamberlain......................................................................             0       *
Sally von Bargen(16)....................................................................        94,400       *
Michel Perrin...........................................................................             0       *
Heather Redman(17)......................................................................        14,875       *
Kurt Haug...............................................................................             0       *
All directors and executive officers as a group(18) (13 persons)........................    10,697,031        87.8

------------------------

*   Less than one percent of the outstanding shares of PhotoDisc Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to PhotoDisc's knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of PhotoDisc Common Stock shown as beneficially owned by such shareholder.

(2) Applicable percentage of ownership for each shareholder is based on 10,138,459 shares of PhotoDisc Common Stock and Series A Preferred Stock outstanding as of September 30, 1997.

(3) Includes 592,472 shares of PhotoDisc Common Stock issuable upon exercise of outstanding warrants. Mr. Mark Torrance, PhotoDisc's Chief Executive Officer, is manager of PDI, L.L.C. and has sole voting power with respect to the shares held by PDI and disclaims beneficial ownership of 3,721,537 shares held by PDI in which he has no pecuniary interest. Mr. Torrance, Ms. Wade Torrance and three trusts established for the benefit of their children are the sole members of PDI. The address for PDI is 2013 Fourth Avenue, Fourth Floor, Seattle, Washington 98121.

(4) Includes 592,472 shares of PhotoDisc Common Stock issuable upon exercise of warrants to purchase PhotoDisc Common Stock held by PDI. Mr. Torrance has sole voting power with respect to the shares held by PDI. and disclaims beneficial ownership of 3,721,537 shares held by PDI in which he has no pecuniary interest. See Note 3. Mr. Torrance's address is 2013 Fourth Avenue, Seattle, Washington 98121.

(5) Includes 3,105,864 shares of PhotoDisc Common Stock held by PDI and 291,673 shares of PhotoDisc Common Stock issuable upon exercise of warrants to purchase PhotoDisc Common Stock held by PDI. Ms. Torrance's address is The Highlands, Seattle, WA 98117.

(6) Includes 787,828 shares held by Advent VII, L.P. ("Advent VII"), 303,502 shares held by Advent Atlantic and Pacific III L.P. ("Advent Atlantic"), 78,712 shares held by Advent New York L.P. ("Advent New York"), and 11,819 shares held by TA Venture Investors Limited Partnership ("TA Ventures"). The address for TA Associates is 435 Tasso Street, Palo Alto, California 94301.

(7) Includes 128,654 shares held by Geocapital III, L.P. and 321,636 shares held by Geocapital IV, L.P.

(8) Includes 1,250 shares issuable upon exercise of outstanding options under the PhotoDisc Stock Option Plan, 787,828 shares held by Advent VII, 303,502 shares held by Advent Atlantic, 78,712 shares held by Advent New York and 11,819 shares held by TA Ventures. Mr. Child, a director of PhotoDisc, is a general partner of the general partner of each of these partnerships, shares voting and dispositive power with respect to the shares held by each such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest. See Note 6.

(9) Includes 687,200 shares issuable upon exercise of options under the PhotoDisc Stock Option Plan. Mr. Hughes' address is 2013 Fourth Avenue, Seattle, Washington 98121.

(10) Includes 76,000 shares issuable upon exercise of outstanding warrants. Mr. Callaghan's address is 155 108th Avenue, NE, #810 Bellevue, WA 98004.

(11) Includes 1,250 shares issuable upon exercise of options under the PhotoDisc Stock Option Plan.

(12) Represents 280,000 shares issuable upon exercise of options under the PhotoDisc Stock Option Plan.

(13) Includes 412,000 shares issuable upon exercise of options under the PhotoDisc Stock Option Plan.

(14) Represents 14,875 shares issuable upon exercise of options under the PhotoDisc Stock Option Plan.

(15) Represents 33,000 shares issuable upon exercise of options under the PhotoDisc Stock Option Plan.

(16) Includes 11,200 shares issuable upon exercise of options under the PhotoDisc Stock Option Plan.

(17) Represents 14,875 shares issuable upon exercise of options under the PhotoDisc Stock Option Plan.

(18) Includes 1,455,650 shares of PhotoDisc Common Stock issuable upon exercise of options under the PhotoDisc Stock Option Plan and 592,472 shares of PhotoDisc Common Stock issuable upon exercise of outstanding warrants.

CERTAIN RELATED PARTY TRANSACTIONS

    On June 28, 1996, PhotoDisc entered into a Stock Redemption Agreement with Mr. Mark Torrance and Ms. Wade Torrance pursuant to which PhotoDisc redeemed 236,372 shares of PhotoDisc Common Stock for a purchase price of approximately $4.23 per share, totaling $1,000,000. The price per share of PhotoDisc Common Stock was determined based on a valuation conducted by the firm of Brueggeman & Johnson. Mr. Torrance is a founder, director and chief executive officer of PhotoDisc and, after the Merger, will become a director and executive officer of Getty Images. Ms. Wade Torrance is Mr. Torrance's former wife.

    On August 12, 1997, PhotoDisc repurchased 333,334 shares of PhotoDisc Common Stock from Ms. Wade Torrance for a purchase price of $6.00 per share, totaling $2,000,004. The price per share of PhotoDisc Common Stock was determined based on arm's-length negotiations between PhotoDisc and Ms. Torrance and is a member of PDI.

    In 1995, PhotoDisc issued warrants to purchase 500,880 shares of PhotoDisc Common Stock for $0.1250 per share and warrants to purchase 91,592 shares of PhotoDisc Common Stock for $0.1575 per share to Mr. Torrance in consideration for loans to PhotoDisc by Mr. Torrance, aggregating $174,000 and for Mr. Torrance's guarantee of certain obligations of PhotoDisc. These warrants were contributed by Mr. Torrance to PDI, L.L.C. in October 1996. The loans were repaid by PhotoDisc in 1996. The warrants expire in February 2000. PDI, L.L.C. has agreed to exercise these warrants immediately prior to the Effective Time of the Merger.

    PhotoDisc leases its executive offices in Seattle, Washington from Mr. Torrance at the current rate of $43,059.97 per month. A portion of this office space, amounting to 14,435 square feet, is subject to a lease dated October 1, 1995 between PhotoDisc and Mr. Torrance, which expires in June 2001 and provides for monthly lease payments of $14,435 per month ($12 per square foot). The remaining office space in the building, amounting to a total of 32,521 square feet, is occupied pursuant to several oral agreements between PhotoDisc and Mr. Torrance, which establish tenancies on a month-to-month basis. PhotoDisc, in turn, subleases 8,430 square feet of its office space in the Marshall Building to subtenants. PhotoDisc and Mr. Torrance are currently in the process of negotiating a master lease that would cover all the space leased by PhotoDisc and is expected to have a term of five years at market rates, currently anticipated to be $12 to $13 per square foot. See "The Transactions--Interests of Certain Persons in the Merger".

                   DESCRIPTION OF GETTY IMAGES CAPITAL STOCK

    Upon completion of the Transactions, Getty Images' authorized capital stock
will consist of       shares of Getty Images Common Stock, and       shares of
preferred stock, par value $0.01 per share ("Getty Images Preferred Stock").

GETTY IMAGES COMMON STOCK

    On September 30, 1997, there were 100 shares of Getty Images Common Stock outstanding. It is anticipated that, after giving effect to the Merger, approximately 27,025,000 shares of Getty Images Common Stock will be outstanding and approximately 6,140,000 additional shares of Getty Images Common Stock will be reserved for issuance upon the exercise of options.

    The holders of shares of Getty Images Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Getty Images Preferred Stock, holders of shares of Getty Images Common Stock are entitled to receive ratably such dividends as may be declared by the Getty Images Board out of funds legally available therefor. See "Getty Images--Dividend Policy Following the Merger". In the event of a liquidation, dissolution or winding up of Getty Images, holders of shares of Getty Images Common Stock are entitled to share ratably in all assets of Getty Images remaining after payment of liabilities and the liquidation preference of any outstanding Getty Images Preferred Stock. Holders of shares of Getty Images Common Stock have no preemptive rights and have no rights to convert their shares of Getty Images Common Stock into any other securities. All outstanding shares of Getty Images Common Stock are, and all shares of Getty Images Common Stock to be outstanding upon completion of the Transactions will be, fully paid and nonassessable.

GETTY IMAGES PREFERRED STOCK

    Upon completion of the Transactions, the Getty Images Board will have the
authority to issue up to       shares of Preferred Stock in one or more series
and to fix the designation, powers, preferences and rights of the shares of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders of Getty Images. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change in control of Getty Images, may discourage bids for shares of Getty Images Common Stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, shares of Getty Images Common Stock. There are no shares of Preferred Stock outstanding and Getty Images currently has no plans to issue any Preferred Stock.

DELAWARE ANTI-TAKEOVER STATUTE

    Getty Images is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of a corporation's voting stock. The existence of this provision would be expected to have an antitakeover effect with respect to transactions not approved in advance by the Getty Images

Board, including discouraging attempts that might result in a premium over the market price for the shares of Getty Images Common Stock held by stockholders.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

    Getty Images has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law. Such limitation of liability does not apply to liabilities arising under the federal securities laws, and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Getty Images' Bylaws (the "Getty Images Bylaws") provide that Getty Images will indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. Getty Images will enter into indemnification agreements providing for the foregoing with its directors and officers. The indemnification agreements may require Getty Images, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Getty Images has been advised that, in the opinion of the Commission, indemnification of officers and directors for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

STATUS OF GETTY IMAGES SHARES UNDER THE FEDERAL SECURITIES LAWS; AFFILIATES

    The shares of Getty Images Common Stock to be issued in the Transactions will be registered under the Securities Act by the Registration Statement. Such shares of Getty Images Common Stock will be freely saleable without statutory restriction by any holder of Getty Ordinary Shares or shares of PhotoDisc Common Stock who is not deemed to be an "affiliate" of Getty Communications (a "Getty Communications Affiliate") or of PhotoDisc (a "PhotoDisc Affiliate") at the time of the Getty EGM or the PhotoDisc Special Meeting, as the case may be, (for purposes of Rule 145 under the Securities Act) or an affiliate of Getty Images (a "Getty Images Affiliate") at the time of such sale (for purposes of Rule 144 under the Securities Act). PhotoDisc Affiliates, Getty Communications Affiliates and Getty Images Affiliates may not sell shares of Getty Images Common Stock, except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with, PhotoDisc, Getty Communications or Getty Images, as the case may be (generally, certain executive officers and directors and principal shareholders). The Merger Agreement and the Stockholders' Transaction Agreement provide that each of the holders of shares of PhotoDisc Common Stock who may be deemed to be PhotoDisc Affiliates will execute and deliver to Getty Communications an agreement acknowledging that such person may be deemed to be a PhotoDisc Affiliate and agreeing that such person will not sell, pledge, transfer or otherwise dispose of any Getty Images Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations of the Commission thereunder.

    Rule 145 (for PhotoDisc Affiliates and Getty Communications Affiliates) and Rule 144 (for Getty Images Affiliates) provide exemptions from the registration requirements of the Securities Act. In general, pursuant to Rule 145 as currently in force and effect, for one year following the Closing a Getty Communications Affiliate or PhotoDisc Affiliate (together with certain related persons) would be entitled to sell shares of Getty Images Common Stock acquired at the Closing if: (i) Getty Images remained current with its informational filings with the Commission under the Exchange Act; (ii) the number of shares to be sold by such Getty Communications Affiliate or PhotoDisc Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period does not exceed the greater of 1% of the then outstanding shares of Getty Images Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale; (iii) the shares are sold only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144; (iv) except in certain circumstances, a Form 144 is filed with the Commission and the principal exchange on which such securities are admitted to trading; and (v) such Getty Communications Affiliate or PhotoDisc Affiliate filing a Form 144 has a bona fide intention of selling the securities referred to therein within a reasonable time. Two years after the Closing, a Getty Communications Affiliate or PhotoDisc Affiliate would be able to sell shares of Getty Images Common Stock received at the Closing without manner of sale or volume limitations provided that Getty Images was current with its Exchange Act informational filings and such Getty Communications Affiliate or PhotoDisc Affiliate was not then an affiliate of Getty Images. Two years after the Closing, a Getty Communications Affiliate or PhotoDisc Affiliate would be able to sell shares of Getty Images Common Stock received at the Closing without any restrictions so long as such Getty Communications Affiliate or PhotoDisc Affiliate had not been a Getty Images Affiliate for at least three months prior thereto.

    Pursuant to the Registration Rights Agreements, Getty Images will grant certain registration rights with respect to the shares of Getty Images Common Stock issued pursuant to the Transactions. See "Related Agreements--The Registration Rights Agreements".

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Getty Images Common Stock is
      .

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                    COMPARISON OF RIGHTS OF SHAREHOLDERS OF
             GETTY COMMUNICATIONS AND STOCKHOLDERS OF GETTY IMAGES

    As a result of the Scheme of Arrangement, shareholders of Getty Communications, a public limited company incorporated under the laws of England and Wales, will receive one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders. The following is a summary of certain material differences between the rights of shareholders of Getty Communications and the rights of stockholders of Getty Images arising from the differences between the corporate laws of England and the Delaware General Corporation Law (the "DGCL"), respectively, and the requirements of the governing instruments of the two companies. The following summary does not purport to be a complete description of the rights of shareholders of Getty Communications and rights of the stockholders of Getty Images, and is qualified in its entirety by reference to, the corporate laws of England, the DGCL, the governing instruments of Getty Communications, the Getty Images Certificate of Incorporation and the Getty Images Bylaws. Copies of the Getty Images Certificate of Incorporation and the Getty Images Bylaws have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

    In addition to the laws of England and the governing documents of Getty Communications, the rights of holders of Getty Communications ADSs, which each represent the right to receive two Getty Class A Ordinary Shares, are also governed by the Deposit Agreement (the "Deposit Agreement"), among Getty Communications, The Bank of New York, as Depositary (the "Depositary"), and the registered holders of Getty Communications ADSs, pursuant to which the Getty Communications ADSs have been issued. Copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal office of the agent of the Depositary (the "Custodian"), currently located in the London office of The Bank of New York located at 46 Berkeley Street, London, W1Z 6AD. The Depositary's principal executive office is located at 48 Wall Street, New York, New York 10286. Appropriate arrangements will be made with the Depositary for Getty Communications ADSs to permit holders of Getty Communications ADSs to vote on and participate in the Scheme of Arrangement on the same basis as holders of Getty Class A Ordinary Shares.

    Pursuant to Section 14 of the Exchange Act and the rules promulgated thereunder (the "Proxy Rules"), Getty Images is required to comply with certain notice and disclosure requirements relating to the solicitation of proxies in respect of stockholder meetings. As a foreign private issuer, Getty Communications is not subject to the Proxy Rules. However, Getty Communications is subject to the Companies Act regulating notices of shareholder meetings and solicitation of proxies. Under the applicable Companies Act requirements, notice of a shareholder meeting is normally accompanied by a shareholder circular (or, in the case of an annual general meeting, by an annual report and accounts) containing an explanation of the purpose of the meeting and the board's recommendations with respect to actions to be taken. All such communications are sent by Getty Communications to the Depositary for distribution to holders of Getty Communications ADSs at the same time as they are sent to holders of Getty Ordinary Shares. As a foreign private issuer with securities listed on the Nasdaq National Market and registered under Section 12 of the Exchange Act, Getty Communications is required under the Exchange Act to publicly file with the Commission and the Nasdaq National Market annual reports and other information.

VOTING RIGHTS

    Under English law, the voting rights of shareholders are governed by a company's articles of association. Cumulative voting is essentially unknown under English law. Under English law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless the company's articles of association specify otherwise. The articles of association of Getty Communications (the "Getty Communications Articles of Association") specify that two shareholders present in person or by proxy and entitled to vote constitute a quorum. Any Getty Ordinary Shareholder on the register may vote in person or, assuming the proxy is received by Getty Communications at least 48 hours prior to the time set for the meeting, by proxy. There is no record date for shareholder meetings under English law.

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    Subject to disenfranchisement in the event of non-compliance with a statutory notice requiring disclosure as to beneficial ownership, each registered Getty Ordinary Shareholder present in person (or, if a corporation, present by a duly authorized representative or proxy) is entitled to one vote at any Getty Communications meeting for each resolution (ordinary or special) considered on a show of hands. Voting occurs by show of hands unless a poll is demanded. If a poll is taken, every Getty Ordinary Shareholder, or his proxy, is entitled to cast one vote for each ordinary share held. At Shareholder meetings a poll may be demanded by: (1) the chairman of the meeting; (2) at least five shareholders present in person or by proxy and entitled to vote at the meeting;
(3) a shareholder or shareholders present in person or by proxy representing in aggregate not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting; or (4) a shareholder or shareholders present in person or by proxy holding shares conferring a right to vote at the meeting, being shares in which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. If a poll is demanded, one may be taken at the meeting (and must be on a poll demanded on the election of a chairman or on a question of adjournment) or within thirty days following the meeting. The Getty Communications Articles of Association provide that the giving of a proxy will be deemed also to confer authority to demand or concur in demanding a poll.

    Under the DGCL, each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting in the election of directors of the corporation. Under the Getty Images Certificate of Incorporation and the Getty Images Bylaws, holders of Getty Images Common Stock are entitled to one vote per share on all matters, and cumulative voting is not permitted. A quorum consists of a majority of the shares entitled to vote, unless otherwise required by law.

ACTION BY WRITTEN CONSENT

    Under English law, a company's articles of association may provide that a resolution in writing executed by or on behalf of each shareholder who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present will be as valid and effectual as if it had been passed at a general meeting properly convened and held. Such a written resolution requires the unanimous consent of all such shareholders entitled to attend and vote. The Getty Communications Articles of Association do contain such a provision.

    Under the DGCL, unless otherwise provided in the certificate of incorporation, an action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or a vote if a written consent to the action is signed by holders of outstanding shares of stock having at least the number of votes that would be required to authorize such action at a meeting of stockholders entitled to vote thereon were present and voting. Under the Getty Images Certificate of Incorporation, Getty Images Stockholders may not take any action required to be taken at a meeting of stockholders, or any other action which may be taken at a meeting of the stockholders, without a meeting and the power of stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

SOURCES AND PAYMENT OF DIVIDENDS

    Under English law, a company may pay dividends on its ordinary shares, subject to the prior rights of holders of its preferred shares, only out of its distributable profits (accumulated, realized profits (not previously utilized by distribution or capitalization) less accumulated, realized losses) and not out of share capital, which includes share premiums (paid-in surplus). Amounts credited to the share premium account (representing the excess of the consideration for the issue of shares over the aggregate par value of such shares) may not be paid out as cash dividends but may be used, among other things, to pay up unissued shares which may then be distributed to shareholders in proportion to their holdings and for other limited purposes. In addition, a public company such as Getty Communications may make a distribution at any time only if, at that time and immediately after such distribution, the amount of its net assets is not less

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than the aggregate of its called-up (i.e., issued and paid-up) share capital and undistributable reserves. Under English law, a dividend must be declared by reference to relevant accounts showing the availability of distributable reserves for such dividends. As a public company, the relevant accounts for Getty Communications are its last audited accounts or, where such accounts do not show sufficient distributable reserves, interim accounts (which need not be audited) prepared and filed with the Registrar of Companies.

    Under the Getty Communications Articles of Association, the directors may pay to Getty Ordinary Shareholders such interim dividends (i.e., dividends resolved to be paid by directors without the approval of shareholders in a general meeting), as appear to the directors to be justified by the distributable profits of Getty Communications. Any dividend unclaimed after the period of 12 years from the date of its declaration may be forfeited and shall revert to Getty Communications. Each dividend on ordinary shares will be paid to such ordinary shares on the register of members on the record date for such dividend who have not waived their entitlement thereto. Such record date is generally six weeks before the date of payment.

    The DGCL permits the payment of dividends on common stock, subject to any restrictions contained in the certificate of incorporation, either (i) out of its "surplus" (as defined below) or (ii) if there is no "surplus", out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; except that no dividends may be paid out of such net profits if the net assets of the corporation are less than the aggregate amount of capital represented by the issued and outstanding stock having a preference upon the distribution of assets. "Surplus" is defined in the DGCL as the amount by which net assets (total assets less total liabilities) exceeds the capital of the corporation. In accordance with the DGCL, "capital" is determined by the board of directors and will not be less than the aggregate par value of the outstanding capital stock of the corporation having par value. In addition, the DGCL generally provides that a corporation may redeem or repurchase its own shares only if such redemption or repurchase would not "impair the capital" of the corporation. The ability of a Delaware corporation to pay dividends on, or redeem or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. The Getty Images Certificate of Incorporation and the Getty Images Bylaws do not restrict the payment of dividends on the Getty Images Common Stock.

RIGHTS OF PURCHASE AND REDEMPTION

    Under English law, a company may issue redeemable shares if authorized by its articles of association and subject to the conditions stated therein. The Getty Communications Articles of Association permit the issue of redeemable shares. Such shares may be redeemed only if fully paid and, in the case of public companies, only, subject as provided below, out of distributable profits or the proceeds of a new issue of shares issued for the purpose of the redemption. When redeemable shares are redeemed wholly out of profits, the amount by which the par value of the company's issued share capital is diminished on cancellation of the shares so redeemed must be transferred to the capital redemption reserve, which is generally treated as paid-up share capital. In addition, any amount payable on redemption of any redeemable shares in excess of the par value thereof may be paid out of the proceeds of a fresh issue of shares up to an amount equal to whichever is the lesser of the aggregate of the premiums received by the company on the issue of those shares or the amount of the company's share premium account as at the time of the redemption including any sum transferred to that account in respect of premiums on the new issue. A company may purchase its own shares, including any redeemable shares, if authorized by its articles of association and provided that such purchase has been previously approved by an ordinary resolution of its shareholders in the case of an on-market purchase or a special resolution in other cases. The above provisions that apply to redemption of redeemable shares apply also to purchases by a company of its own shares.

    Under the DGCL, a corporation may purchase or redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided that at all times that, at

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the time of any such redemption, the corporation shall have outstanding shares of one or more classes or series of capital stock, which have full voting rights that are not subject to redemption. The Getty Images Certificate of Incorporation does not restrict this right. Certain agreements of Getty Images also restrict Getty Images' ability to purchase or redeem shares of its capital stock.

MEETINGS OF SHAREHOLDERS

    Under English law, an annual general meeting (an "AGM") of a public company must be held each year and at least once every fifteen months, and an extraordinary general meeting (an "EGM") of shareholders may be called by the board of directors or (notwithstanding any provision to the contrary in a company's articles of association) by a request from shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An EGM at which an ordinary resolution is proposed requires 14 clear days' notice (other than an ordinary resolution to remove a director which requires 28 clear days' notice). Such ordinary resolution requires a majority vote of those present (in person or by proxy) and voting. An EGM at which a special resolution is proposed requires 21 clear days' notice and such resolution requires a three-quarters majority vote of those present (in person of by proxy) and voting. An AGM requires 21 clear days' notice regardless of the types of resolution to be proposed. The term "clear days' notice" means calendar days and excludes the date of mailing, the deemed date of receipt of such notice (which is provided for in the articles of association when first-class mail is employed), and the date of the meeting itself. "Extraordinary resolutions" are relatively unusual and are confined to certain matters out of the ordinary course of business such as a proposal to wind up the affairs of the company. Proposals that are the normal subject of "special resolutions" generally involve proposals to change the name of the company, to alter its capital structure, to change or amend the rights of shareholders, to permit the company to issue new shares for cash without applying the shareholders' preemptive rights and to amend the company's objects (purpose) clause in its memorandum of association and articles of association and to carry out certain other matters where either the company's articles of association or the Companies Act prescribe that a "special resolution" is required. All other proposals relating to the ordinary course of the company's business such as the election of directors would be the subject of an "ordinary resolution".

    Under the DGCL, Getty Images is required to hold annual meetings of its stockholders. Special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. The Getty Images Bylaws provide that a special meeting of stockholders may be called by either of the Co-Chairmen of the Getty Images Board, the Chief Financial Officer or by the Secretary at the request in writing of at least two-thirds of the entire Getty Images Board. Under the DGCL, Getty Images Stockholders must receive notice of any annual or special meeting not less than ten nor more than 60 days prior to such meeting. The record date for the meetings of the stockholders shall not be less than ten days nor more than 60 days before the date of such meeting. The Getty Images Certificate of Incorporation does not provide otherwise.

RIGHTS OF APPRAISAL

    While English law does not generally provide for appraisal rights, if a shareholder applies to a court as described under "--Shareholders' Votes on Certain Reorganizations" below, the court may specify such terms for the acquisition as it considers appropriate. English law provides shareholders with rights to dissent in respect of a reorganization of a company under Section 110 of the Insolvency Act of 1986 of Great Britain (the "Insolvency Act"). In addition, dissenters' rights exist where an offeror who, pursuant to a takeover offer for a company, has acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates, seeks to acquire compulsory outstanding minority shareholdings.

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    Under the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. Such stockholders are entitled to such appraisal rights unless the shares of stock (or depositary receipts in respect thereof) held by the stockholder are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. No appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in the DGCL. Regardless of the foregoing, appraisal rights are available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except
(i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation or depositary receipts in respect thereof, which shares of stock or depositary receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares, or fractional depositary receipts described in the foregoing clauses (i), (ii) and (iii).

PREEMPTIVE RIGHTS

    Under English law, the issue for cash of equity securities (securities that with respect to dividends or capital carry a right to participate beyond a specified amount) or rights to subscribe for or convert into equity securities must be offered in the first instance to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution has been passed in a general meeting of shareholders to the contrary. The usual practice of an English public company (such as Getty Communications) is, pursuant to the Companies Act, to seek general disapplication by special resolution of statutory preemption rights on an annual basis (i) in respect of its entire unissued ordinary share capital, where the equity securities are to be issued by way of rights to existing shareholders and (ii) to disapply the statutory preemption rights on the issue for cash of equity securities representing not more than five percent of the company's then issued ordinary share capital.

    Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have preemptive rights. The Getty Images Certificate of Incorporation does not provide for preemptive rights.

AMENDMENT OF GOVERNING INSTRUMENTS

    Under English law, the shareholders have the authority to alter, delete, substitute or add to the objects clause in a company's memorandum and all provisions of its articles of association by a vote of not less than three-quarters of the shareholders entitled to vote and who do vote, either in person or by proxy, at a general meeting subject, in the case of certain alterations to the memorandum of association, to the right of dissenting shareholders to apply to the courts to cancel the alterations. Under English law, the board of directors is not authorized to change the memorandum or the articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to such class and the nature of the amendments, also require approval of the classes affected in separate class meetings.

    Under the DGCL, all amendments to a corporation's certificate of incorporation require the approval of stockholders holding a majority of the voting power of the corporation unless a different proportion is specified in the certificate of incorporation. The Getty Images Certificate of Incorporation does not specify

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a different proportion, except that the following provisions of the Getty Images
Certificate of Incorporation may be amended only by the favorable vote of the holders of shares representing at least 80% of the Getty Images Common Stock entitled to vote in the election of directors, voting as one class, (i) the provision restricting stockholder action by written consent, (ii) the provision setting the number and classification of the Getty Images Board, granting such board the right to fill any vacancies and providing for the removal of Getty Images directors only for cause, (iii) the provision expressly authorizing the Getty Images Board to amend the Getty Images Bylaws, (iv) the provision regarding the limitation on liability and indemnification of Getty Images directors, and (v) the provision requiring the 80% vote of the Getty Images stockholders to amend or repeal certain provisions of the Getty Images Certificate of Incorporation.

    Under the DGCL, the bylaws of a corporation generally may be amended or repealed by the affirmative vote of the holders of a majority of the issued and outstanding stock of the corporation entitled to vote thereon as a class. The Getty Images Certificate of Incorporation provides that the Getty Images Bylaws may be amended, repealed or new bylaws adopted only by the affirmative vote of at least two-thirds of the entire Board.

SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS

    Under the Companies Act, fundamental corporate changes, such as the passing of a resolution for winding up, non pro rata issuances of shares for cash, reductions of capital (subject to sanction by the court) and certain repurchases of shares may be authorized by a special resolution passed at a general meeting of shareholders. Subject to the provisions of the Companies Act, if at such time, the capital of Getty Communications is divided into different classes of shares and the amendment or other resolution would cause any of the special rights attached to any class of shares to be varied or abrogated, the amendment must also be sanctioned in writing by the holders of at least three-quarters in nominal value of the issued shares of the class concerned.

    The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of its shareholders (or any class of its creditors) and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at an extraordinary general meeting of the company convened by order of the court of a majority in number of the shareholders representing 75% in value of the capital or class of creditors or shareholders or class of shareholders present and voting, either in person or by proxy, and the sanction of the English High Court. Once so approved and sanctioned, all creditors or shareholders (of the relevant class) are bound by the terms of the scheme; a dissenting shareholder would have no rights comparable to dissenter's rights described below. A scheme of reconstruction under Section 110 of the Insolvency Act may be made when a company is being wound up voluntarily under which, with the sanction of a special resolution of shareholders in a general meeting the whole or part of the company's business or property is transferred to a second company in consideration for the issue or transfer to them of shares in the second company. Any dissenting shareholder can require the liquidator to abstain from carrying the resolution into effect or to purchase his interest at a price agreed or determined by arbitration. The Companies Act also provides that where a takeover offer (as defined therein) is made for the shares of a company incorporated in the U.K. and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, by notice require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within six weeks of the date on which such notice was given objecting to the transfer or its proposed terms. The court is unlikely (absent fraud or oppression) to exercise its discretion to order that the acquisition not take effect, but it may specify such terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer. In the United Kingdom, takeovers of public companies, such

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as Getty Communications, are regulated by the City Code of Takeovers and Mergers
(the "City Code"). The City Code is administered by the Panel, a body comprising representatives of certain City of London financial and professional institutions which oversees the conduct of such takeovers. One of the provisions of the City Code is to the effect that: (i) when any person acquires, whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a public company; or (ii) when any person, together with a person acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person acting in concert with him, acquires in any period of 12 months additional shares carrying more than 1% of the voting rights such person must generally make an offer for all of the equity shares of the company (whether voting or non-voting) for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the 12 months preceding the date of the offer.

    Section 203 of the DGCL prohibits a corporation that has securities traded on a national securities exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interested stockholder's affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (i) the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, (ii) the interested stockholder acquires, in the transaction pursuant to which the interested stockholder becomes the owner of 15% or more of the outstanding stock, 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers, as well as employee stock plans in which employees do not have a confidential right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate of incorporation or by-laws, not to be governed by this provision, the Getty Images Certificate of Incorporation and the Getty Images Bylaws contain no such election.

RIGHTS OF INSPECTION

    Except when closed in accordance with the provisions of the Companies Act, the register and index of names of shareholders of a company, together with certain other registers required to be maintained by such a company, may be inspected during business hours by its shareholders, including, in the case of Getty Communications, holders of Getty Communications ADSs, without charge and by other persons upon payment of a fee, and copies may be obtained on payment of a fee. The shareholders of an English public company may, without charge, also inspect the minutes of meetings of the shareholders during business hours and obtain copies upon payment of a fee. The published directors' report an audited annual accounts of a public company are required to be laid before the shareholders in a general meeting and a shareholder is entitled to a copy of such reports and accounts further copies are filed with the Registrar of Companies in England and Wales from whom copies are publicly available upon payment of the appropriate fee. The shareholders of Getty Communications, including holders of Getty Communication ADSs, have no rights to inspect its accounting records or minutes of meetings of its directors. Certain registers required to be kept by the company are open to public inspection and service contracts of directors of the company (which have more than 12 months unexpired or require more than 12 months' notice to terminate) must be available for inspection during business hours. Rights of inspection during business hours means that the company must make the register, index or document available for inspection for not less than two hours during the period between 9:00 a.m. and 5:00 p.m. on each business day.

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    The DGCL allows any stockholder, upon written demand under oath stating the purpose thereof, to have the right, during the usual hours of business, to inspect, for any proper purpose, the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    English law permits a company to provide for the classification of the board of directors with respect to the time for which directors severally hold office. The Getty Communications Articles of Association provide that unless otherwise resolved by the Board, there shall be not less than two nor more than twelve directors. They further provide that at each AGM of Getty Communications one-third (or if their number is not three or a multiple of three, the number nearest to one-third) of the directors who are subject to retirement by rotation shall retire from office by rotation. The directors to retire by rotation in every year include first, a director who wishes to retire and not offer himself for reappointment, and second, those directors who have been longest in office since their last appointment or reappointment, but, as between persons who became directors on the same day, those to retire (unless they otherwise agree among themselves) are determined by lot. A retiring director is eligible for re-election. No retirement of a director is required on his attaining the age of 70.

    Under the DGCL, the certificate of incorporation of a Delaware corporation may provide for the classification of the board of directors in order to stagger the terms of directors. The term "classified board" generally means the specification of selected board seats for a term of more than one year (but not more than three years), with different classes of board seats coming up for election each year. The Getty Images Bylaws provide for a classified Board of Directors consisting of three classes of directors, with each class elected for a term of three years.

REMOVAL OF DIRECTORS

    Under the Companies Act, shareholders have the right to remove a director without cause by ordinary resolution of which special notice (28 clear days) has been given to the company, irrespective of the provisions of the articles of association of the company.

    Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at the election of directors, unless the certificate of incorporation provides otherwise. If the shareholders are entitled to cumulative voting and less than the entire board is to be removed, no individual director may be removed without cause if the number of votes cast against the resolution for his removal would be sufficient if cumulatively voted to elect such director to the board. The Getty Images Certificate of Incorporation provides that directors may be removed only for cause and only by a vote of the holders of at least four-fifths of the outstanding shares entitled to vote thereon.

VACANCIES ON THE BOARD OF DIRECTORS

    Under English law, shareholders of an English public company may, by ordinary resolution at a meeting at which any director retires by rotation, appoint a person who is willing to be a director either to fill a vacancy or as an additional director. The board of directors also has the power to appoint a director to fill a vacancy or as an additional director, subject to such conditions as may be set out in the company's articles of association, provided that such appointment will only last until the next following annual general meeting of the company, at which the director concerned may be re-elected.

    Under the DGCL, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. Under the Getty Images Bylaws, in case of

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vacancy among the directors, the remaining directors, although less than a quorum, by an affirmative vote of a majority thereof, may fill such vacancy.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    English law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as an auditor against any liability that, by virtue of any rule of law, would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company, except liability incurred by such director, officer or auditor in defending any legal proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances in which, although he is liable, a court finds that such director, officer or auditor acted honestly and reasonably and that, with regard to all the circumstances, he ought fairly to be excused and relief is granted by the court. Section 310 of the Companies Act enables companies to purchase and maintain insurance for directors, officers and auditors against any liability that would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust in relation to the company. Getty Communications has purchased and maintains in force such insurance.

    The DGCL provides that a corporation may, and in certain circumstances must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation, such indemnification is limited to expenses reasonably incurred in defense or settlement of the suit or action. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The Getty Images Certificate of Incorporation and the Getty Images Bylaws contain provisions for indemnification of directors and officers and for the advancement of expenses to any director or officer to the fullest extent of the law. The DGCL permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements, whether or not the corporation would have the power to indemnify such persons therefor. The Getty Images Bylaws permit Getty Images to purchase such insurance.

    The DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the personal liability of directors for monetary damages for certain breaches of fiduciary duty in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation. The Getty Images Certificate of Incorporation eliminates a director's monetary liability in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation to the full extent permitted by the DGCL.

SHAREHOLDERS' SUITS

    In addition to having the right to institute a lawsuit on behalf of the company in certain limited circumstances under English law, Section 459 of the Companies Act permits a shareholder whose name is on the register of members of the company (including U.S. persons) to apply for a court order as the representative of shareholders when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of the shareholders generally or some part of the shareholders, including at least the petitioning shareholder, or where any actual or proposed act or omission of the company is or would be so prejudicial. A court, when granting relief in an action complaining of unfair prejudice, has wide discretion, including authorizing civil proceedings to be brought in the name of the company by a shareholder on such terms as the court may direct. Except in these limited respects, English

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law does not permit class-action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

    Under Delaware law, a shareholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

DISCLOSURE OF INTERESTS

    Section 198 of the Companies Act provides that a person (including a company and other legal entities) who acquires an interest or becomes aware that he has acquired an interest of 3% or more of any class of shares comprised in a public company's "relevant share capital" (which, for these purposes, means that company's issued share capital carrying rights to vote in all circumstances at general meetings of the company) is obliged to notify that company of his interest within two business days following the day on which the obligation arises. Thereafter, any changes in respect of whole percentage figure increases or decreases, rounded down to the next whole number or which reduce such interest below 3%, must be notified to the company. The Getty Communications Ordinary Shares are "relevant share capital" for this purpose.

    In addition, the Companies Act provides that a public company may, by notice in writing (a "Section 212 Notice"), require a person whom the company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares comprised in the company's "relevant share capital" to confirm that fact or (as the case may be) to indicate whether or not that is the case, and when he holds or has, during relevant time held an interest in such shares, to give such further information as may be required relating to his interest and any other interest in the shares of which he is aware. The disclosure must be made within such reasonable period as may be specified in the relevant notice (which may, depending on the circumstances, be as short as one or two days).

    For the purpose of the above obligations, the interest of a person in shares means any kind of interest in shares, including interests in any shares (i) in which his spouse, or his child or stepchild under the age of 18, is interested,
(ii) if a corporate body is interested in them and either (a) that corporate body is or its directors are accustomed to act in accordance with that person's directions or instructions or (b) that person is entitled to control or controls one-third or more of the voting power of that corporate body or (iii) if another party is interested in shares and the person and that other party are parties to a "concert party" agreement under Section 204 of the Companies Act (being an agreement that provides for one or more parties to it to acquire interests in shares of a particular public company, which imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement and any interest in the company's shares is in fact acquired by any of the parties pursuant to the agreement). Such a concert party need not be in writing. The holding of a Getty Communications ADS would generally constitute an interest in the underlying Getty Communications Ordinary Shares.

    When a Section 212 Notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the

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time specified in the notice, the company may apply to the court for an order directing that the shares in question be subject to restrictions prohibiting, INTER ALIA, any transfer of those shares, the exercise of voting rights in respect of such shares, the issue of further shares in respect of such shares and, other than in a liquidation, payments, including dividends, in respect of such shares. Such restrictions may also void any agreement to transfer such shares. In addition, a person who fails to fulfill the obligations described above is subject to criminal penalties in the U.K.

    Acquirors of Getty Images Common Stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5% of the issued and outstanding Getty Images Common Stock shall, within 10 days after such acquisition, file a Schedule 13D with the Commission disclosing certain specified information, and send a copy of the Schedule 13D to Getty Images and to the securities exchange on which the security is traded.

    After the Merger, acquirors of Getty Images Common Stock will be required to comply with, among other things, the provisions of Section 13(d) of the Exchange Act and Rule 13d-1 thereunder.

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                    COMPARISON OF RIGHTS OF SHAREHOLDERS OF
                   PHOTODISC AND STOCKHOLDERS OF GETTY IMAGES

    Upon consummation of the Merger, shareholders of PhotoDisc will become stockholders of Getty Images, and the rights of all stockholders of Getty Images will be governed by applicable laws of the State of Delaware (rather than the WBCA), including the DGCL, and by the Getty Images Certificate of Incorporation and the Getty Images Bylaws.

    The following is a summary of certain material differences between the current rights of PhotoDisc Shareholders and Getty Images Stockholders under the WBCA and the DGCL, respectively, and under the respective article/certificate of incorporation and bylaws of PhotoDisc and Getty Images.

    The following summary does not propose to be a complete description of the rights of shareholders of PhotoDisc and stockholders of Getty Images under, and is qualified in its entirety by reference to, the WBCA, the DGCL, the PhotoDisc Articles of Incorporation, the PhotoDisc Bylaws, the Getty Images Certificate of Incorporation and the Getty Images Bylaws.

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of PhotoDisc currently consists of 25,000,000 shares of capital stock, including (i) 20,000,000 shares of PhotoDisc Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which (A) 1,701,879 shares have been designated as Series A Preferred Stock and (B) 1,701,879 shares have been designated as Series A-1 Preferred Stock.

    The authorized capital stock of Getty Images currently consists of
shares of capital stock, consisting of (i)       shares of Getty Images Common
Stock and (ii)       shares of Getty Images Preferred Stock.

CHANGES PRINCIPALLY ATTRIBUTABLE TO DIFFERENCES BETWEEN THE DGCL AND THE WBCA

    AMENDMENT OF ARTICLES/CERTIFICATE OF INCORPORATION. The WBCA authorizes a corporation's board of directors to make various changes of an administrative nature to the corporation's articles of incorporation, including changes of corporate name, changes to the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares, and changes to or elimination of provisions with respect to the corporation's stock's par value. Other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendation, and must be approved by two-thirds (if the corporation is not a public company), or a majority (if the corporation is a public company), of all votes entitled to be cast by each voting group that has a right to vote on the amendment. The articles of incorporation of a corporation other than a public company may provide for a lower percentage of shareholder approval (but not less than a majority of the votes entitled to be cast). The PhotoDisc Articles of Incorporation do not specify a different proportion.

    Under the DGCL, all amendments to a corporation's certificate of incorporation require the approval of stockholders holding a majority of the voting power of the corporation unless a different proportion is specified in the certificate of incorporation. The Getty Images Certificate of Incorporation does not specify a different proportion, except that the following provisions of the Getty Images Certificate of Incorporation may be amended only by the favorable vote of the holders of shares representing at least 80% of the Getty Images Common Stock entitled to vote in the election of directors, voting as one class, (i) the provision restricting stockholder action by written consent, (ii) the provision setting the number and classification of the Getty Images Board, granting such board the right to fill any vacancies and providing for the removal of Getty Images directors only for cause, (iii) the provision expressly authorizing the Getty Images Board to amend the Getty Images Bylaws, (iv) the provision regarding the limitation on liability and indemnification of Getty Images directors and (v) the provision requiring the 80% vote of the Getty

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Images stockholders to amend or repeal certain provisions of the Getty Images
Certificate of Incorporation.

    PROVISIONS AFFECTING ACQUISITIONS AND BUSINESS COMBINATIONS. The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the WBCA prohibits a corporation which has a class of voting shares registered with the Commission pursuant to
Section 12 or 15 of the Exchange Act or which has amended its articles of incorporation to provide that such corporation will be subject to Chapter 23B.19 of the WBCA from engaging in certain significant business transactions with an acquiring person, or an acquiring person's affiliates or associates, for a period of five years from the date that the acquiring person first acquired 10% or more of the outstanding voting shares of the corporation, unless the significant business transaction or the purchase of the shares by the acquiring person is approved prior to the time the acquiring person first became an acquiring person by a majority of the board of directors. The prohibited significant business transactions include, among others, mergers, share exchanges, or consolidations with, dispositions of assets to, or issuances or redemptions of stock to or from, the acquiring person, termination of 5% or more of the employees of the corporation as a result of the acquiring person's acquisition of 10% or more of the shares of the corporation, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. A corporation may not "opt out" of this statute.

    Section 203 of the DGCL prohibits a corporation which has securities traded on a national securities exchange, designated on the NASDAQ or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, or loan or substantial issuance of stock, with an interested stockholder, or an interested stockholder's affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (i) the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, (ii) the interested stockholder acquires, in the transaction pursuant to which the interested stockholder becomes the owner of 15% or more of the outstanding stock, 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers, as well as employee stock plans in which employees do not have a confidential right, to determine whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate of incorporation or bylaws, not to be governed by this provision, the Getty Images Certificate of Incorporation and the Getty Images Bylaws contain no such election.

    MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS. Under the WBCA, a merger, consolidation, sale of substantially all of a corporation's assets other than in the regular course of business, or dissolution of a public corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another proportion (but not less than a majority of all votes entitled to be cast) is specified in the articles of incorporation. Section 23B.11.030(5) of the WBCA requires separate voting by voting groups on a plan of merger if the plan includes a provision that, if included in a proposal to amend the articles of incorporation, would require action by a least one separate voting group under Section 23B.10.040 of the WBCA. Section 23B.10.040(1)(d) of the WBCA entitles holders of an outstanding class of stock to vote as a separate voting group on a proposed amendment that would change the designation, rights, preferences or limitations of the shares of the class. The PhotoDisc Articles of Incorporation does not specify a different proportion.

    Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or other reorganization or a sale of all or substantially all of the assets of the corporation. After approval by the board of directors, the merger agreement must

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be submitted to the stockholders for adoption. Pursuant to the DGCL, a merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

    ACTION WITHOUT A MEETING. Under the WBCA, shareholder action may be taken without a meeting if written consents setting forth such action are signed by all holders of outstanding shares entitled to vote thereon.

    Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or a vote if a written consent to the action is signed by holders of outstanding shares of stock having at least the number of votes that would be required to authorize such action at a meeting of stockholders entitled to vote thereon were present and voting. Under the Getty Images Certificate of Incorporation, Getty Images stockholders may not take any action required to be taken at a meeting of stockholders, or any other action which may be taken at a meeting of stockholders, without a meeting and the power of stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

    CLASS VOTING. Under the WBCA, the articles of incorporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on certain matters as a group. The articles of incorporation may not limit the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and certain mergers that adversely affect the rights of holders of that class. PhotoDisc has three authorized classes of stock.

    The DGCL requires voting by separate classes only with respect to amendments to the certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the share of any of those classes. Getty Images has two authorized classes of stock.

    TRANSACTIONS WITH OFFICERS OR DIRECTORS. The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (i) it is approved by a majority of qualified directors; (ii) it is approved by the affirmative vote of a majority of all qualified shares; or (iii) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have (i) a conflicting interest respecting the transaction or (ii) a familial, financial, professional or employment relationship with a second director, which relationship would reasonably be expected to exert an influence on the first director's judgment when voting on the transactions. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction.

    The DGCL provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee that authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

    APPRAISAL OR DISSENTERS' RIGHTS. Under the WBCA, a shareholder is entitled to dissent from and, upon perfection of his or her appraisal rights, to obtain fair value of his or her shares in the event of certain corporate actions, including certain mergers, consolidations, share exchanges, sales of substantially all the

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assets of the corporation, and amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights. PhotoDisc shareholders are entitled to exercise their dissenters' rights in connection with the Merger due to the fact that the Merger is conditioned on the vote of the PhotoDisc Shareholders. See "The Transactions--Rights of Dissenting PhotoDisc Shareholders".

    Under the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. Such stockholders are entitled to such appraisal rights unless the shares of stock (or depositary receipts in respect thereof) held by the stockholder are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. No appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in the DGCL. Regardless of the foregoing, appraisal rights are available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except
(i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation or depositary receipts in respect thereof, which shares of stock or depositary receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares, or fractional depositary receipts described in the foregoing clauses (i), (ii) and (iii).

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. Under the WBCA, if authorized by the articles of incorporation, a bylaw adopted or ratified by shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Unless limited by the corporation's articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing. Written commentary by the drafters of the WBCA, which has the status of legislative history, specifically indicates that a corporation may indemnify its directors and officers for amounts paid in settlement of derivative actions, provided that the director's or officer's conduct does not fall within one of the categories set forth above. The PhotoDisc Articles of Incorporation and the PhotoDisc Bylaws require PhotoDisc to indemnify such persons to the fullest extent permitted by the WBCA.

    The DGCL provides that a corporation may, and in certain circumstances, must, indemnify its directors, officer, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation, such indemnification is limited to expenses reasonably incurred in defense or settlement of the suit or action. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without

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the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they
undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The Getty Images Certificate of Incorporation and the Getty Images Bylaws contain provisions for indemnification of directors and officers and for the advancement of expenses to any director or officer to the fullest extent of the law. The DGCL also permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgment or settlements, whether or not the corporation would have the power to indemnify such persons therefor. The Getty Images Bylaws permit Getty Images to purchase such insurance.

    DIVIDENDS. Under the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to such distribution, (i) the corporation would be unable to pay its debts as they become due in the usual course of business or
(ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

    The DGCL permits the payment of dividends on common stock, subject to any restrictions contained in the certificate of incorporation, either (i) out of its "surplus" (as defined below) or (ii) if there is no "surplus", out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; except that no dividends may be paid out of such net profits if the net assets of the corporation are less than the aggregate amount of capital represented by the issued and outstanding stock having a preference upon the distribution of assets. "Surplus" is defined in the DGCL as the amount by which net assets (total assets less total liabilities) exceeds the capital of the corporation. In accordance with the DGCL, "capital" is determined by the board of directors and will not be less than the aggregate par value of the outstanding capital stock of the corporation having par value. The Getty Images Certificate of Incorporation and the Getty Images Bylaws do not restrict the payment of dividends on the Getty Images Shares.

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                   UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION

INTRODUCTORY NOTE

    The following unaudited condensed pro forma consolidated financial information (the "Pro Forma Consolidated Financial Information") gives pro forma effect to the Transactions, after giving effect to the pro forma adjustments described in the accompanying notes. The Pro Forma Consolidated Financial Information has been prepared from, and should be read in conjunction with, (i) the historical consolidated financial statements and notes thereto of Getty Communications, which are elsewhere contained in this Prospectus, and (ii) the historical consolidated financial statements and notes thereto of PhotoDisc, which are contained elsewhere in this Prospectus. See "Index to Consolidated Financial Statements".

    The Pro Forma Consolidated Financial Information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or financial position of Getty Images would have been had the Transactions occurred on the respective dates assumed, nor is it necessarily indicative of Getty Images' future operating results or consolidated financial position.

    Getty Images will account for the Merger by the purchase method of accounting in accordance with U.S. GAAP. Accordingly, the purchase consideration for acquiring the shares of PhotoDisc Common Stock will be allocated to the assets acquired and liabilities assumed with the excess cost being allocated to goodwill and presented as an intangible asset. The Pro Forma Consolidated Financial Information reflects a preliminary allocation of the purchase consideration, which may be subject to amendment.

    As a consequence of the Scheme of Arrangement, each issued and outstanding Getty Ordinary Share will be cancelled. The shares of Getty Images Common Stock issued to replace the cancelled stock will be recorded at par value.

    The historical consolidated financial statements of Getty Communications have been published in pounds sterling and in accordance with U.S. GAAP. Getty Images will adopt U.S. dollars as its reporting currency. For purposes of the Pro Forma Consolidated Financial Information, the financial condition and results of operations of Getty Communications as of and for the year ended December 31, 1996 and as of and for the six months ended June 30, 1997 have been translated into U.S. dollars as described in "Getty Communications--Getty Communications' Management's Discussion and Analysis of Financial Condition and Results of Operations of Getty Communications--Overview".

    At the Effective Time of the Merger, each share of PhotoDisc Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares owned by PhotoDisc, Getty Images, Getty Communications or any of their subsidiaries, will be cancelled and converted into the right to receive the Merger Consideration.

    The Stock Consideration per share of PhotoDisc Common Stock will be the number of shares of Getty Images Common Stock equal to the number obtained by applying the following formula: (i) 12.4 million; (ii) subtracting from 12.4 million the result obtained by dividing (A) the amount of the cash payment payable to the holders of shares of Series A Preferred Stock immediately prior to the Effective Time pursuant to PhotoDisc Articles of Incorporation by (B) Average Trading Price of Getty Communications ADSs at Closing; (iii) subtracting from the result obtained in (ii) above the result obtained by dividing (A) 50% of the transaction expenses as determined in accordance with the Merger Agreement, by (B) Average Trading Price of Getty Communications ADSs at Closing;
(iv) dividing the result obtained in (iii) above by the fully diluted number of shares of PhotoDisc Common Stock outstanding immediately prior to the Effective Time (such result being the "PhotoDisc Exchange Ratio"); and (v) multiplying the result obtained in (iv) above by 0.8.

    If the Average Trading Price of Getty Communications ADSs at Closing is greater than or equal to $12.00, the Cash Consideration per share of PhotoDisc Common Stock will be the amount in cash, without interest, equal to the Average Trading Price of Getty Communications ADSs at Closing less 10 percent, multiplied by the PhotoDisc Exchange Ratio and multiplied by 0.2. If the Average Trading Price of Getty Communications ADSs at Closing is less than $12.00, the Cash Consideration per share of PhotoDisc Common Stock will be the amount in cash, without interest, equal to the Average Trading Price of Getty Communications ADSs at Closing, multiplied by the PhotoDisc Exchange Ratio and multiplied by 0.2.

    The Pro Forma Consolidated Financial Information is based upon the following assumptions and estimates: (i) the Average Trading Price of Getty Communications ADSs at Closing will be $16.68 (which was the average closing price of the Getty Communications ADSs on the Nasdaq National Market during the ten trading days prior to October 21, 1997); (ii) the closing trading price of Getty Communications ADSs on the Nasdaq National Market on the date immediately preceding the Closing will be $15.625 (which was the closing trading price on October 20, 1997); (iii) the aggregate transaction expenses to be shared between PhotoDisc and the holders of shares of PhotoDisc Common Stock in accordance with the Merger Agreement will be $3,120,000; (iv) the aggregate transaction expenses incurred by Getty Images will be $6,000,000; (v) no additional options will be granted by either Getty Communications or PhotoDisc prior to Closing; (vi) no outstanding options to purchase shares of PhotoDisc Common Stock or Getty Ordinary Shares will be exercised prior to Closing; (vii) the Merger and the Scheme of Arrangement will qualify as tax-free reorganizations; and (viii) none of the holders of shares of PhotoDisc Common Stock or Series A Preferred Stock exercise dissenters' rights in connection with the Merger. Assuming that the Average Trading Price of Getty Communications ADSs at Closing is $16.68, and the other assumptions described above the Merger Consideration will be 0.7279 shares of Getty Images Common Stock and $2.73 in cash for each outstanding share of PhotoDisc Common Stock.

          UNAUDITED CONDENSED PRO FORMA CONSOLIDATED INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1997

    The following unaudited condensed pro forma income statement for the six months ended June 30, 1997 is derived from the unaudited historical condensed consolidated income statement of Getty Communications for the six months then ended and the unaudited historical condensed consolidated income statement of PhotoDisc for the six months then ended, both of which are included elsewhere in this Prospectus, after giving effect to the pro forma adjustments described in the Notes to the Pro Forma Consolidated Financial Information. Such adjustments have been determined as if the Merger took place on January 1, 1996, the first day of the earliest financial period presented in the Pro Forma Consolidated Financial Information.

                                               GETTY                    ADJUSTMENTS TO      PRO FORMA      PRO FORMA
                                          COMMUNICATIONS    PHOTODISC    PHOTODISC(1A)   ADJUSTMENTS(2)   CONSOLIDATED
                                          ---------------  -----------  ---------------  ---------------  -----------
                                                 $              $              $                $              $

                                                             (IN THOUSANDS, EXCEPT LOSS PER SHARE)
Sales...................................        48,718         19,811                                         68,529
Cost of sales...........................       (18,340)        (3,874)           599                         (21,615)
                                               -------     -----------                                    -----------
Gross profit............................        30,378         15,937                                         46,914

Selling, general and administrative
 expenses...............................       (21,363)       (14,123)           370                         (35,116)
                                               -------     -----------                                    -----------
Operating income before amortization and
 depreciation...........................         9,015          1,814                                         11,798
Amortization of intangibles.............        (1,349)        --                              (4,636)(a)     (5,985)
Depreciation............................        (3,623)        --               (969)                         (4,592)
                                               -------     -----------                                    -----------
Operating income........................         4,043          1,814                                          1,221

Net interest income/(expense)...........           781            116                          (1,573)(b)       (676)
Other expense...........................        --                 (8)                                            (8)
Exchange losses.........................          (312)        --                                               (312)
                                               -------     -----------                                    -----------
Income before income taxes..............         4,512          1,922                                            225
Income taxes............................        (2,070)          (714)        --                  598(c)      (2,186)
                                               -------     -----------           ---                      -----------
Net income/(loss).......................         2,442          1,208         --               (5,611)        (1,961)
                                               -------     -----------           ---           ------     -----------
                                               -------     -----------           ---           ------     -----------
EBITDA..................................         9,015          2,917                                         11,798
                                               -------     -----------                                    -----------
                                               -------     -----------                                    -----------
Loss per share--primary.................                                                                       (0.07)
                                                                                                          -----------
                                                                                                          -----------
            --fully diluted.............                                                                       (0.07)
                                                                                                          -----------
                                                                                                          -----------
Average number of shares
 outstanding--primary...................                                                                      27,025
                                                                                                          -----------
                                                                                                          -----------
           --fully diluted..............                                                                      29,149
                                                                                                          -----------
                                                                                                          -----------

 SEE ACCOMPANYING NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION ON
                                PAGES 141 TO 145

          UNAUDITED CONDENSED PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996

    The following unaudited condensed pro forma income statement for the year ended December 31, 1996 is derived from the audited historical consolidated income statement of Getty Communications for the year then ended and the audited historical consolidated income statement of PhotoDisc for the year then ended, both of which are included elsewhere in this Prospectus, after giving effect to the pro forma adjustments described in the Notes to the Pro Forma Consolidated Financial Information. Such adjustments have been determined as if the Merger took place on January 1, 1996, the first day of the earliest financial period presented in the Pro Forma Consolidated Financial Information.

                                                GETTY                    ADJUSTMENTS TO     PRO FORMA      PRO FORMA
                                           COMMUNICATIONS    PHOTODISC    PHOTODISC(1)    ADJUSTMENTS(2)  CONSOLIDATED
                                           ---------------  -----------  ---------------  --------------  -----------
                                                  $              $              $               $              $

                                                             (IN THOUSANDS, EXCEPT LOSS PER SHARE)
Sales....................................        85,014         28,231                                       113,245
Cost of sales............................       (32,156)        (6,102)           724                        (37,534)
                                                -------     -----------                                   -----------
Gross profit.............................        52,858         22,129                                        75,711

Selling, general and administrative
 expenses................................       (37,250)       (17,913)           273                        (54,890)
                                                -------     -----------                                   -----------
Operating income before amortization and
 depreciation............................        15,608          4,216                                        20,821
Amortization of intangibles..............        (2,155)        --                              (9,272)(a)    (11,427)
Depreciation.............................        (5,486)        --               (997)                        (6,483)
                                                -------     -----------                                   -----------
Operating income.........................         7,967          4,216                                         2,911

Net interest income/(expense)............        (1,951)            94                          (3,146)(b)     (5,003)
Other income.............................        --                  2                                             2
Exchange losses..........................          (306)        --                                              (306)
                                                -------     -----------                                   -----------
Income before income taxes...............         5,710          4,312                                        (2,396)
Income taxes.............................        (2,982)        (1,600)                          1,195(c)     (3,387)
                                                -------     -----------           ---          -------    -----------
Net income/(loss)........................         2,728          2,712         --              (11,223)       (5,783)
                                                -------     -----------           ---          -------    -----------
                                                -------     -----------           ---          -------    -----------
EBITDA...................................        15,608          5,386                                        20,821
                                                -------     -----------                                   -----------
                                                -------     -----------                                   -----------
Loss per share--primary..................                                                                      (0.21)
                                                                                                          -----------
                                                                                                          -----------
            --fully diluted..............                                                                      (0.20)
                                                                                                          -----------
                                                                                                          -----------
Average number of shares
 outstanding--primary....................                                                                     27,025
                                                                                                          -----------
                                                                                                          -----------
           --fully diluted...............                                                                     29,149
                                                                                                          -----------
                                                                                                          -----------

 SEE ACCOMPANYING NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION ON
                                PAGES 141 TO 145

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                AT JUNE 30, 1997

    The following unaudited condensed pro forma balance sheet at June 30, 1997 is derived from the unaudited historical condensed consolidated balance sheet of Getty Communications at June 30, 1997 and the unaudited historical condensed consolidated balance sheet of PhotoDisc at June 30, 1997, both of which are included elsewhere in this document, after giving effect to the pro forma adjustments described in the Notes to the Pro Forma Consolidated Financial Information. Such adjustments have been determined as if the Transactions took place on June 30, 1997.

                                                       GETTY                     ADJUSTMENTS TO      PRO FORMA       PRO FORMA
                                                  COMMUNICATIONS     PHOTODISC    PHOTODISC(1B)   ADJUSTMENTS(3)   CONSOLIDATED
                                                 -----------------  -----------  ---------------  ---------------  -------------
                                                         $               $              $                $               $

                                                                                 (IN THOUSANDS)
ASSETS
Current Assets
  Cash and cash equivalents....................         48,697           5,519             91             (429)(b)      53,878
  Accounts receivable..........................         22,470           2,622                                          25,092
  Inventories..................................         --               2,109                                           2,109
  Income taxes receivable......................         --                 445                                             445
  Prepaid expenses and other assets............          5,372           1,416                                           6,788
                                                       -------      -----------        ------          -------     -------------
    Total current assets.......................         76,539          12,111             91             (429)         88,312
  Fixed assets, net............................         35,841           5,622                                          41,463
  Intangible assets............................         50,179             263                         185,429(a)      235,871
  Other long-term assets.......................         --                 720                                             720
  Deferred assets..............................          4,455          --                                               4,455
                                                       -------      -----------        ------          -------     -------------
    Total assets...............................        167,014          18,716             91          185,000         370,821
                                                       -------      -----------        ------          -------     -------------
                                                       -------      -----------        ------          -------     -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.............................         20,471           4,237                                          24,708
  Accrued expenses.............................         10,392           2,065                                          12,457
  Income taxes payable.........................          2,293             721                                           3,014
  Short-term borrowing, including current
    portion of long-term debt..................          2,498          --                               8,589(b)       11,087
                                                       -------      -----------                        -------     -------------
    Total current liabilities..................         35,654           7,023                           8,589          51,266
Long-term debt.................................         15,603          --                              33,928(b)       49,531
    Deferred Taxes.............................         --                  28                                              28
                                                       -------      -----------                        -------     -------------
    Total liabilities..........................         51,257           7,051                          42,517         100,825
                                                       -------      -----------                        -------     -------------
Shareholders' equity
  Common stock.................................            598              88              7             (425)(c)         268
  Preferred stock..............................         --                  17                             (17)         --
  Additional paid-in capital...................        104,093           6,246             84           12,417(c)      122,840
  Note receivable from shareholder.............         --                 (18)                             18          --
  Retained earnings............................          7,069           5,334                          (2,214)(c)      10,189
  Cumulative translation adjustments...........          3,997              (2)                              2(c)        3,997
  Equity restructuring adjustments.............         --              --                             132,702(c)      132,702
                                                       -------      -----------        ------          -------     -------------
    Total shareholders' equity.................        115,757          11,665             91          142,483         269,996
                                                       -------      -----------        ------          -------     -------------
    Total liabilities and shareholders'
      equity...................................        167,014          18,716             91          185,000         370,821
                                                       -------      -----------        ------          -------     -------------
                                                       -------      -----------        ------          -------     -------------

 SEE ACCOMPANYING NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION ON
                                PAGES 141 TO 145

           NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1--ADJUSTMENTS TO PHOTODISC HISTORICAL FINANCIAL STATEMENTS

    The historical financial statements of PhotoDisc included elsewhere in this Prospectus are presented in U.S. dollars and prepared in accordance with U.S. GAAP. Certain reclassifications have been made to reflect the differences arising from the adoption of Getty Images' classification of income, expenses, assets and liabilities. In addition, adjustments have been made to recognize the effect of certain costs arising from the combination and the exercise of warrants over shares of PhotoDisc Common Stock. These adjustments to PhotoDisc financial statements are detailed below.

(A) PHOTODISC INCOME STATEMENT ADJUSTMENTS:

                                                                               SIX MONTHS ENDED        YEAR ENDED
                                                                                 JUNE 30, 1997      DECEMBER 31, 1996
                                                                              -------------------  -------------------
                                                                                       $   (IN THOUSANDS)   $
COST OF SALES
Reclassification of credit card costs to selling, general and administrative
  expenses..................................................................             278                  395
Reclassification of depreciation in respect of images to depreciation.......             321                  329
                                                                                         ---                  ---
                                                                                         599                  724
                                                                                         ---                  ---
                                                                                         ---                  ---
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Reclassification of credit card costs from cost of sales....................            (278)                (395)
Reclassification of depreciation in respect of assets other than images to
  depreciation..............................................................             648                  668
                                                                                         ---                  ---
                                                                                         370                  273
                                                                                         ---                  ---
                                                                                         ---                  ---
DEPRECIATION
Reclassification of depreciation, as above..................................            (969)                (997)
                                                                                         ---                  ---
                                                                                         ---                  ---

(B) PHOTODISC BALANCE SHEET ADJUSTMENTS:

                                                                                                AS AT JUNE 30, 1997
                                                                                                -------------------
                                                                                                         $
                                                                                                  (IN THOUSANDS)
                                            ASSETS

CASH AND CASH EQUIVALENTS
Receipt of cash as a result of exercise of warrants over shares of PhotoDisc Common Stock.....              91
                                                                                                        ------
                                                                                                        ------

COMMON STOCK
Par value of new shares issued as a result of exercise of warrants over shares and PhotoDisc
  Common Stock................................................................................               7
                                                                                                        ------
                                                                                                        ------

ADDITIONAL PAID-IN CAPITAL
Premium on new shares issued as a result of exercise of warrants over shares of PhotoDisc
  Common Stock................................................................................              84
                                                                                                        ------
                                                                                                        ------

NOTE 2--PRO FORMA ADJUSTMENTS TO INCOME STATEMENTS

    The pro forma adjustments comprise the following:

    (a) The acquisition of PhotoDisc generates goodwill of $185,430,000 (see
Note 3a). This balance will be capitalized and amortized. Getty Images' management considers twenty years to be a suitable period of amortization for this goodwill. Accordingly, the resulting charge to the income statement that would have occurred had the combination taken place on January 1, 1996 is $4,636,000 for the six-month period ended June 30, 1997 and $9,272,000 for the year ended December 31, 1996.

    (b) Getty Images' management intends to fund the cash requirements of the Merger Agreement via long-term debt amounting to $42,947,000 (see Note 3a). Interest on this debt is assumed at 1.5% above 1 month U.S. dollar LIBOR, which is assumed to be 5.63% for the purposes of this Pro Forma Financial Information.

    The resulting interest charge to the income statements, had the combination taken place on January 1, 1996, would have been as follows:

                                                           SIX MONTHS ENDED    YEAR ENDED DECEMBER
                                                             JUNE 30, 1997          31, 1996
                                                          -------------------  -------------------
                                                                   $   (IN THOUSANDS)   $
Interest at 7.13% per annum.............................           1,530                3,060
Amortization of arrangement fee over a five-year
  period................................................              43                   86
                                                                   -----                -----
                                                                   1,573                3,146
                                                                   -----                -----
                                                                   -----                -----

    (c) The pro forma interest charge qualifies for tax relief at 38%. The resulting credit to the income statement which would have occurred had the combination taken place on January 1, 1997 is $598,000 for the period ended June 30, 1997 and $1,195,000 for the year ended December 31, 1996.

NOTE 3--PRO FORMA ADJUSTMENTS TO BALANCE SHEET

    (a) Under the Merger Agreement, holders of shares of PhotoDisc Common Stock will be entitled to receive at the effective time of the Merger the Stock Consideration and the Cash Consideration. This, together with other associated costs, is summarized below.

                                                                                                          (IN
                                                                                                      THOUSANDS)
                                                                                                           $
PURCHASE PRICE OF PHOTODISC
Cash Consideration to holders of shares of PhotoDisc Common Stock and Series A Preferred Stock at
  Closing..........................................................................................       31,004
Cash paid to holders of options over shares of PhotoDisc Common Stock at Closing...................        5,943
Getty Images' transaction expenses.................................................................        6,000
                                                                                                     -------------
LONG-TERM DEBT REQUIRED............................................................................       42,947
Stock Consideration--New Getty Images shares issued (7,866,775 @ $15.63)
  (see Note 3d)....................................................................................      122,918
Fair value of options over shares of PhotoDisc Common Stock converted to options over shares of
  Getty Images Common Stock (see Note 3e)..........................................................       28,200
                                                                                                     -------------
TOTAL PURCHASE PRICE...............................................................................      194,065
Estimated fair value of PhotoDisc..................................................................       (8,636)
                                                                                                     -------------
GOODWILL ARISING ON THE MERGER.....................................................................      185,429
                                                                                                     -------------
                                                                                                     -------------

    (b) The long-term debt required totalling $42,947,000, together with the associated costs, are reflected in the pro forma balance sheet as follows:

                                                                                                          (IN
                                                                                                      THOUSANDS)
                                                                                                           $
Short-term borrowing, being installments due to be repaid within one year..........................        8,589
                                                                                                     -------------
                                                                                                     -------------
Long-term debt, being the balance..................................................................       34,358
Arrangement fee, paid from cash and cash equivalents...............................................         (430)
                                                                                                     -------------
                                                                                                          33,928
                                                                                                     -------------
                                                                                                     -------------

    (c) Under the Scheme of Arrangement, Getty Images will issue one share for every two shares held by Getty Ordinary Shareholders. Getty Images will issue shares to holders of shares of PhotoDisc Common

Stock in accordance with the Merger Agreement. The following consolidation adjustments are required in respect of shareholders' equity as a result of these Transactions.

                                                                                                          (IN
                                                                                                      THOUSANDS)
                                                                                                           $
COMMON STOCK
Elimination of shares of PhotoDisc Common Stock at par, following the exercise of warrants over
  shares of PhotoDisc Common Stock.................................................................           (95)
Elimination of Getty Ordinary Shares at par and issue of shares of Getty Images Common Stock at a
  ratio of 1:2.....................................................................................          (409)
Shares of Getty Images Common Stock issued at par to PhotoDisc Shareholders........................            79
                                                                                                     -------------
                                                                                                             (425)
                                                                                                     -------------
                                                                                                     -------------
PREFERRED STOCK
Conversion and elimination of PhotoDisc Series A Preferred Stock...................................           (17)
                                                                                                     -------------
                                                                                                     -------------
ADDITIONAL PAID-IN CAPITAL
Elimination of additional paid-in capital of PhotoDisc, following the exercise of warrants over
  shares of PhotoDisc Common Stock.................................................................        (6,330)
Elimination of additional paid-in capital of Getty Communications..................................      (104,093)
Premium on shares of Getty Images Common Stock issued to holders of shares of PhotoDisc Common
  Stock............................................................................................       122,840
                                                                                                     -------------
                                                                                                           12,417
                                                                                                     -------------
                                                                                                     -------------
NOTE RECEIVABLE FROM SHAREHOLDER
Elimination of note receivable from shareholder....................................................            18
                                                                                                     -------------
                                                                                                     -------------
RETAINED EARNINGS
Elimination of PhotoDisc preacquisition reserves...................................................        (2,214)
                                                                                                     -------------
                                                                                                     -------------
CUMULATIVE TRANSLATION ADJUSTMENTS
Elimination of PhotoDisc preacquisition translation adjustments....................................             2
                                                                                                     -------------
                                                                                                     -------------
EQUITY RESTRUCTURING ADJUSTMENTS
Elimination of Getty Ordinary Shares at par, net of the conversion to shares of Getty Images Common
  Stock............................................................................................           409
Elimination of additional paid-in capital of Getty Communications..................................       104,093
Fair value of options over shares of PhotoDisc Common Stock converted to options over shares of
  Getty Images' Common Stock (see Note 3e).........................................................        28,200
                                                                                                     -------------
                                                                                                          132,702
                                                                                                     -------------
                                                                                                     -------------

    (d) The number of shares of Getty Images Common Stock issued by way of Stock Consideration will be valued at the closing trading price of Getty Communications ADSs on the Nasdaq National Market on the date immediately preceding the Closing Date.

    (e) Options over shares of PhotoDisc Common Stock which convert into options over shares of Getty Images Common Stock have been valued by reference to the Black-Scholes option pricing model.

NOTE 4--GENERAL

    (a) The Pro Forma Consolidated Financial Information does not include adjustments to eliminate amounts relating to transactions between Getty Communications and PhotoDisc because such amounts are not considered material.

    (b) Potential cost savings and efficiencies resulting from the Merger have not been reflected in the Pro Forma Consolidated Financial Information.

                                 EXCHANGE RATES

    The following table sets forth, for the periods indicated, certain information concerning the exchange rates in U.S. dollars per pound sterling based on the Noon Buying Rate:

YEAR ENDED DECEMBER 31,                                                     HIGH        LOW       AVERAGE(1)    PERIOD END
-----------------------------------------------------------------------  ----------  ----------  ------------  ------------
1992...................................................................       2.00        1.51         1.75          1.51
1993...................................................................       1.59        1.42         1.49          1.48
1994...................................................................       1.64        1.46         1.53          1.56
1995...................................................................       1.64        1.53         1.58          1.55
1996...................................................................       1.71        1.49         1.56          1.71
1997 (until October 21)................................................       1.70        1.58         1.63          1.63

--------------------------

(1) The average of the Noon Buying Rates in effect on each day during the relevant period. On October 23, 1997, the Noon Buying Rate was $1.6347 to L1.00.

                             VALIDITY OF SECURITIES

    The validity of the Getty Images Common Stock to be issued in the Merger will be passed upon for Getty Images by Shearman & Sterling.

                                    EXPERTS

    The consolidated balance sheets of Getty Communications as of December 31, 1995 and December 31, 1996 and the consolidated statements of operations and cash flows of Getty Communications for the period March 14, 1995 through December 31, 1995 and the year ended December 31, 1996, and the consolidated balance sheets of Tony Stone Images as of December 31, 1994 and March 13, 1995 and the consolidated statements of operations and cash flows of Tony Stone Images for the year ended December 31, 1994 and the period January 1, 1995 through March 13, 1995, included and incorporated by reference in this Prospectus have been included and incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheets of PhotoDisc, Inc. and Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1994, 1995 and 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             LIST OF DEFINED TERMS

                                                                                                      LOCATION OF
DEFINED TERM                                                                                          DEFINED TERM
----------------------------------------------------------------------------------------------------  ------------
Advent Atlantic.....................................................................................     Page 114
Advent VII..........................................................................................     Page 114
Advent New York.....................................................................................     Page 114
Affiliates..........................................................................................     Page 117
AGM.................................................................................................     Page 125
Articles of Merger..................................................................................       Page 7
Average Trading Price of Getty Communications ADSs at Closing.......................................       Page 3
BARS................................................................................................       Page 6
briefs..............................................................................................      Page 83
BT Alex. Brown......................................................................................       Page 5
BT Alex. Brown Opinion..............................................................................       Page 5
Business Services Firms.............................................................................      Page 31
capital.............................................................................................     Page 120
Carlton Agreement...................................................................................      Page 79
Carlton.............................................................................................        Cover
Cause...............................................................................................      Page 65
clear days' notice..................................................................................     Page 121
Closing Estimate....................................................................................      Page 59
Closing.............................................................................................        Cover
Closing Date........................................................................................      Page 54
Code................................................................................................      Page 40
Commission..........................................................................................     Page (i)
Companies Act.......................................................................................        Cover
Corbis..............................................................................................      Page 16
Custodian...........................................................................................     Page 122
Deposit Agreement...................................................................................     Page 122
Depositary..........................................................................................        Cover
DGCL................................................................................................     Page 119
Digital Stock.......................................................................................      Page 84
Dupe Master Collection..............................................................................      Page 80
dupes...............................................................................................      Page 89
E&P.................................................................................................      Page 45
EBITDA..............................................................................................      Page 13
Effective Time......................................................................................        Cover
Employment Agreements...............................................................................       Page 9
English High Court..................................................................................        Cover
Escrow Agreement....................................................................................       Page 9
Escrow Fund.........................................................................................      Page 62
Escrow Shares.......................................................................................       Page 9
Exchange Act........................................................................................     Page (i)
Executive...........................................................................................      Page 40
Extraordinary resolutions...........................................................................     Page 121
Extraordinary Corporate Event Third Party...........................................................      Page 58
Final Expense Amount................................................................................      Page 59
Financing Term Sheet................................................................................      Page 39
FTC.................................................................................................       Page 6
Gamma Liaison.......................................................................................      Page 81

                                                                                                      LOCATION OF
DEFINED TERM                                                                                          DEFINED TERM
----------------------------------------------------------------------------------------------------  ------------
Gamma Presse........................................................................................      Page 81
Getty Affiliate.....................................................................................     Page 117
Getty Class A Ordinary Shares.......................................................................        Cover
Getty Class A Shareholders..........................................................................        Cover
Getty Class B Ordinary Shares.......................................................................        Cover
Getty Communications................................................................................        Cover
Getty Communications ADSs...........................................................................        Cover
Getty Communications Board..........................................................................        Cover
Getty Communications Option Scheme..................................................................       Page 4
Getty Court Meeting.................................................................................        Cover
Getty Demand Right..................................................................................      Page 64
Getty EGM...........................................................................................        Cover
Getty Group.........................................................................................      Page 18
Getty Images........................................................................................        Cover
Getty Images Board..................................................................................        Cover
Getty Images Bylaws.................................................................................     Page 117
Getty Images Certificate of Incorporation...........................................................      Page 21
Getty Images Common Stock...........................................................................        Cover
Getty Images Preferred Stock........................................................................     Page 116
Getty Images Shares.................................................................................        Cover
Getty Investments...................................................................................        Cover
Getty Investments Board.............................................................................      Page 77
Getty Investments Company Agreement.................................................................      Page 78
Getty Investments Registration Rights Agreement.....................................................      Page 64
Getty Ordinary Shares...............................................................................        Cover
Getty Parties Shareholders' Agreement...............................................................      Page 77
Getty Piggy-Back Right..............................................................................      Page 64
Getty Shareholders..................................................................................        Cover
Getty Shareholder Meetings..........................................................................        Cover
Getty Trusts........................................................................................      Page 78
Getty Voting Agreements.............................................................................      Page 66
Getty Voting Shareholders...........................................................................      Page 66
Good Reason.........................................................................................      Page 65
HSR Act.............................................................................................       Page 6
Insolvency Act......................................................................................     Page 125
in-territory sales..................................................................................      Page 88
Investors...........................................................................................      Page 61
Justice Department..................................................................................       Page 6
Loss................................................................................................      Page 56
Material Adverse Effect.............................................................................      Page 58
Merger Sub..........................................................................................        Cover
Merger..............................................................................................        Cover
Merger Agreement....................................................................................        Cover
Merger Consideration................................................................................       Page 3
Merger Proposal.....................................................................................        Cover
Nasdaq National Market..............................................................................        Cover
Net Purchase Price..................................................................................       Page 6
Non-U.S. Shareholder................................................................................      Page 42
Noon Buying Rate....................................................................................   Page (iii)

                                                                                                      LOCATION OF
DEFINED TERM                                                                                          DEFINED TERM
----------------------------------------------------------------------------------------------------  ------------
Offer Notice........................................................................................      Page 63
Offered Stock.......................................................................................      Page 63
On-line Commerce Firms..............................................................................      Page 31
Option Plan.........................................................................................    Page F-15
ordinary resolutions................................................................................     Page 121
out-of-territory sales..............................................................................      Page 88
PDI Demand Right....................................................................................      Page 64
PDI Piggy-Back Right................................................................................      Page 64
PDI Registration Rights Agreement...................................................................      Page 64
PDI Shareholders....................................................................................       Page 9
Permitted Transferee................................................................................      Page 63
PhotoDisc...........................................................................................        Cover
PhotoDisc Affiliate.................................................................................     Page 117
PhotoDisc Articles of Incorporation.................................................................       Page 3
PhotoDisc Common Stock..............................................................................        Cover
PhotoDisc Common Stock Warrants.....................................................................      Page 24
PhotoDisc Common Shareholders.......................................................................        Cover
PhotoDisc Exchange Ratio............................................................................       Page 4
PhotoDisc Image Collection..........................................................................       Page 2
PhotoDisc Options...................................................................................       Page 4
PhotoDisc Record Date...............................................................................      Page 10
PhotoDisc Share Certificates........................................................................      Page 51
PhotoDisc Shareholders..............................................................................        Cover
PhotoDisc Special Meeting...........................................................................        Cover
PhotoDisc Stock Option Plan.........................................................................       Page 4
PhotoDisc Voting Shareholders.......................................................................      Page 67
PhotoDisc Voting Agreement..........................................................................      Page 67
Precedent Acquisitions..............................................................................      Page 37
Principal Shareholders..............................................................................       Page 8
Prospective Seller..................................................................................      Page 63
Proxy Rules.........................................................................................     Page 119
Registration Rights Agreements......................................................................       Page 9
Registration Statement..............................................................................     Page (i)
rights-protected licensing..........................................................................      Page 68
royalty-free licensing..............................................................................      Page 68
Scheme of Arrangement...............................................................................        Cover
Section 212 Notice..................................................................................     Page 126
Securities Act......................................................................................     Page (i)
Series A Preferred Stock............................................................................        Cover
Shared Expenses.....................................................................................      Page 59
SOHO................................................................................................       Page 2
special resolutions.................................................................................     Page 121
Stockholders........................................................................................      Page 63
Stockholders' Agreement.............................................................................       Page 9
Stockholders' Agreement Third Party.................................................................      Page 63
Stockholders Transaction Agreement..................................................................       Page 8
Surplus.............................................................................................     Page 120
Surviving Corporation...............................................................................      Page 22
TA Ventures.........................................................................................     Page 114

                                                                                                      LOCATION OF
DEFINED TERM                                                                                          DEFINED TERM
----------------------------------------------------------------------------------------------------  ------------
Ten Percent Shareholder.............................................................................      Page 43
The Image Bank......................................................................................      Page 16
Tony Stone Images...................................................................................      Page 12
Torrance Group......................................................................................      Page 18
Transaction Documents...............................................................................      Page 57
Transactions........................................................................................        Cover
Treaty..............................................................................................      Page 42
U.K. GAAP...........................................................................................      Page 12
U.S. GAAP...........................................................................................       Page 6
U.S. Shareholder....................................................................................      Page 42
Visual Communications...............................................................................      Page 16
WBCA................................................................................................       Page 7
Web.................................................................................................       Page 1

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GETTY COMMUNICATIONS PLC AND TONY STONE ASSOCIATES LIMITED (PREDECESSOR)

Audited Annual Consolidated Financial Statements

  Report of Independent Accountants..................................................        F-2
  Consolidated Statements of Operations for the year ended December 31, 1994, the period January 1 through March 13, 1995, the period March 14, 1995 through
    December 31, 1995 and the year ended December 31, 1996...........................        F-3
  Consolidated Balance Sheets at December 31, 1994, March 13, 1995, December 31, 1995
    and December 31, 1996............................................................        F-4
  Consolidated Statements of Cash Flows for the year ended December 31, 1994, the period January 1 through March 13, 1995, the period March 14, 1995 through
    December 31, 1995 and the year ended December 31, 1996...........................        F-5
  Notes to Consolidated Financial Statements.........................................        F-6

Unaudited Interim Consolidated Financial Statements

  Consolidated Statements of Operations for the six months ended June 30, 1996 and
    1997.............................................................................       F-29
  Consolidated Balance Sheets at June 30, 1996 and 1997..............................       F-30
  Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and
    1997.............................................................................       F-31
  Notes to Consolidated Financial Statements.........................................       F-32

PHOTODISC, INC.

Report of Independent Auditors.......................................................       F-35
Consolidated Balance Sheets at December 31, 1995 and 1996 and June 30, 1997..........       F-36
Consolidated Statements of Income for the years ended December 31, 1994, 1995 and
  1996 and for the six months ended June 30, 1996 and 1997...........................       F-37
Consolidated Statements of Shareholders' Equity for the years ended December 31,
  1994, 1995 and 1996 and for the six months ended June 30, 1997.....................       F-38
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
  1996 and for the six months ended June 30, 1996 and 1997...........................       F-39
Notes to Consolidated Financial Statements...........................................       F-40

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES
                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Getty Communications plc:

    We have audited the consolidated financial statements of Getty Communications plc and subsidiaries (the "Company") and the consolidated financial statements of its predecessor, Tony Stone Associates Limited and subsidiaries, as set out on pages F-3 to F-27. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1995 and at December 31, 1996 and the results of their consolidated operations and cash flows for the period March 14, 1995 through December 31, 1995 and for the year ended December 31, 1996 and the consolidated financial position of Tony Stone Associates Limited and subsidiaries at December 31, 1994 and at March 13, 1995 and the results of their consolidated operations and cash flows for the year ended December 31, 1994 and for the period January 1, 1995 through March 13, 1995 in conformity with generally accepted accounting principles in the United States.

Coopers & Lybrand
Chartered Accountants
London
England
March 13, 1997

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              TONY STONE ASSOCIATES
                                                     LIMITED           GETTY COMMUNICATIONS PLC
                                                   CONSOLIDATED              CONSOLIDATED
                                             ------------------------  ------------------------
                                                          JANUARY 1,    MARCH 14,   YEAR ENDED
                                             YEAR ENDED     THROUGH      THROUGH     DECEMBER
                                              DECEMBER     MARCH 13,    DECEMBER     31, 1996
                                              31, 1994       1995       31, 1995    -----------
                                             -----------  -----------  -----------
                                                                                       L000
                                                L000         L000         L000
Sales......................................      27,451        6,011       33,918       54,475
Cost of sales..............................      10,634        2,290       13,369       20,605
                                             -----------  -----------  -----------  -----------
Gross profit...............................      16,817        3,721       20,549       33,870
                                             -----------  -----------  -----------  -----------
Selling, general and administrative
  expenses.................................      12,494        3,112       14,409       23,869
Amortization of intangibles................         740          247        1,261        1,381
Depreciation...............................       1,480          372        1,912        3,515
                                             -----------  -----------  -----------  -----------
                                                 14,714        3,731       17,582       28,765
                                             -----------  -----------  -----------  -----------
Operating income/(loss)....................       2,103          (10)       2,967        5,105
Net interest expense.......................        (142)         (39)        (891)      (1,250)
Exchange gains/(losses)....................         161           75          (19)        (196)
                                             -----------  -----------  -----------  -----------
Income before income taxes.................       2,122           26        2,057        3,659
Income taxes...............................      (1,016)         (91)      (1,187)      (1,911)
                                             -----------  -----------  -----------  -----------
Net income/(loss)..........................       1,106          (65)         870        1,748
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------
Net income per share(L)....................                                  0.04         0.06
                                                                       -----------  -----------
                                                                       -----------  -----------
Net income per ADS(L)......................                                  0.07         0.13
                                                                       -----------  -----------
                                                                       -----------  -----------

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these Statements.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

                          CONSOLIDATED BALANCE SHEETS

                                             TONY STONE ASSOCIATES
                                                    LIMITED           GETTY COMMUNICATIONS PLC
                                                  CONSOLIDATED              CONSOLIDATED
                                            ------------------------  ------------------------
                                                          MARCH 13,    DECEMBER     DECEMBER
                                             DECEMBER       1995       31, 1995     31, 1996
                                             31, 1994    -----------  -----------  -----------
                                            -----------
                                                            L000         L000         L000
                                               L000
ASSETS

Current assets
  Cash and cash equivalents...............         772          370        1,223       34,441
  Accounts receivable.....................       6,848        6,488       10,317       12,059
  Income taxes receivable.................      --           --              973       --
  Prepaid expenses and other assets.......       2,111        2,210        2,411        2,184
                                            -----------  -----------  -----------  -----------
Total current assets......................       9,731        9,068       14,924       48,684
Fixed assets, net.........................       5,087        5,382        7,789       19,692
Income taxes receivable...................         173          973       --           --
Intangible assets.........................         929          682       22,618       24,187
Deferred assets...........................         273          273          414        2,981
                                            -----------  -----------  -----------  -----------
TOTAL ASSETS..............................      16,193       16,378       45,745       95,544
                                            -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable........................       6,464        6,153        9,279       10,708
  Accrued expenses........................       2,121        1,481        2,947        5,229
  Income taxes payable....................       1,095        2,261        1,722        1,104
  Short-term borrowings, including current
    portion of long-term debt.............       1,015          911        8,793        1,700
  Dividends payable.......................      --            3,824       --           --
                                            -----------  -----------  -----------  -----------
Total current liabilities.................      10,695       14,630       22,741       18,741
Long-term debt............................       1,673        1,714        5,606       10,466
                                            -----------  -----------  -----------  -----------
Total liabilities.........................      12,368       16,344       28,347       29,207
                                            -----------  -----------  -----------  -----------
Shareholders' equity
  Common stock............................         150          155          230          373
  Additional paid-in capital..............         145          179       24,523       63,261
  Subscription amounts receivable.........      --           --           (8,217)      --
  Retained earnings/(deficit).............       3,442         (447)         870        2,618
  Cumulative translation adjustments......          88          147           (8)          85
                                            -----------  -----------  -----------  -----------
Total shareholders' equity................       3,825           34       17,398       66,337
                                            -----------  -----------  -----------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY..................................      16,193       16,378       45,745       95,544
                                            -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these Statements.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      TONY STONE ASSOCIATES
                                                             LIMITED              GETTY COMMUNICATIONS PLC
                                                           CONSOLIDATED                 CONSOLIDATED
                                                    --------------------------   ---------------------------
                                                                   JANUARY 1,     MARCH 14,      YEAR ENDED
                                                     YEAR ENDED      THROUGH       THROUGH      DECEMBER 31,
                                                    DECEMBER 31,    MARCH 13,    DECEMBER 31,       1996
                                                        1994          1995           1995       ------------
                                                    ------------   -----------   ------------
                                                                                                    L000
                                                        L000          L000           L000
Cash flows from operating activities
    Net income/(loss).............................      1,106            (65)          870          1,748
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.................      2,220            619         3,173          4,896
    Bad debt expense..............................        288             49           188            327
    Other items...................................         23             92        --                 56
  Change in assets and liabilities, net of effects
    of business acquisitions:
    Accounts receivable...........................     (1,658)           311        (4,017)          (817)
    Accounts payable..............................      1,645           (311)        3,126            950
    Accrued expenses..............................      1,001           (274)          927            297
    Other assets..................................     (1,229)           (99)         (181)         1,195
                                                    ------------   -----------   ------------   ------------
Net cash provided by operating activities.........      3,396            322         4,086          8,652
                                                    ------------   -----------   ------------   ------------
Cash flows from investing activities
    Business acquisitions, net of cash acquired...       (168)        --           (10,939)       (12,064)
    Purchase of fixed assets......................     (3,230)          (700)       (3,948)        (4,584)
    Purchase of minority interests................        (63)        --            --             --
    Proceeds from sale of fixed assets............          4         --                10             18
                                                    ------------   -----------   ------------   ------------
Net cash used in investing activities.............     (3,457)          (700)      (14,877)       (16,630)
                                                    ------------   -----------   ------------   ------------
Cash flow from financing activities
    Proceeds of debt..............................        228         --             5,891         11,200
    Payments on principal balance of debt.........       (365)           (63)       (2,624)       (17,102)
    Capital contribution..........................     --             --               227             81
    Proceeds from issuance of ordinary shares.....     --                 39        12,344         47,017
    Dividends paid to shareholders of Tony Stone
      Associates Limited..........................        (68)        --            (3,824)        --
                                                    ------------   -----------   ------------   ------------
Net cash (used in)/provided by financing
  activities......................................       (205)           (24)       12,014         41,196
                                                    ------------   -----------   ------------   ------------
Net (decrease)/increase in cash and cash
  equivalents.....................................       (266)          (402)        1,223         33,218
Cash equivalents:
--beginning of period.............................      1,038            772        --              1,223
                                                    ------------   -----------   ------------   ------------
--end of period...................................        772            370         1,223         34,441
                                                    ------------   -----------   ------------   ------------
                                                    ------------   -----------   ------------   ------------

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these Statements.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND ACCOUNTING POLICIES

ACTIVITIES

    The principal business of Getty Communications plc and its subsidiaries is the marketing of reproduction rights to still and moving images.

BASIS OF PRESENTATION

    The consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, present the consolidated financial statements of Getty Communications plc and subsidiaries (the "Company") and the consolidated financial statements of its predecessor, Tony Stone Associates Limited and subsidiaries ("Tony Stone Images"). Amounts, unless otherwise indicated, have been rounded to the nearest thousand. The Company was formed on January 4, 1995; however, the Company did not commence operations until it acquired Tony Stone Images on March 14, 1995. The Company's consolidated financial statements include Getty Communications plc and its subsidiaries, all of which are 100 per cent owned. Companies acquired during the year are consolidated from the date of acquisition. All material intercompany amounts and transactions have been eliminated in the consolidated financial statements.

TRANSLATION OF FOREIGN SUBSIDIARY FINANCIAL STATEMENTS

    The Company and Tony Stone Images record all transactions in the currency of the respective primary economic environments in which they operate.

    The assets and liabilities of foreign subsidiaries are translated into pounds sterling at exchange rates as of the balance sheet date and income and expense items are translated at the average of the rates prevailing during the period. Gains or losses from translating foreign currency financial statements are accumulated as a separate component of shareholders' equity.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Accounting estimates have been employed in these financial statements to determine reported amounts, including realizability of receivables and other assets, useful lives of assets, income taxes and the fair value of financial instruments. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company and Tony Stone Images consider cash and demand bank deposits to be cash. Cash equivalents consist of all deposits with an original maturity of three months or less.

REVENUE RECOGNITION

    Sales are recognized when a license agreement has been completed with the customer for the use of the image and pricing terms, and the image has been made available to the customer for use. Pricing terms

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED) do not call for additional fees beyond the fixed license amount. Additionally, the customer is contractually obligated to pay the fixed license amount upon agreement of the license terms and availability of the image for use by the customer. Circumstances in which sales are refunded are rare and are taken into account in the recognition of revenue. Sales are recorded at invoiced amounts less sales tax.

CATALOG COSTS

    The Company produces both general catalogs, which are issued annually, and specialist catalogs which are topical in nature and distributed over a three year period. Costs relating to the production of specialist catalogs (catalogs which are not repeated on an annual basis) are expensed over a period of three years from the date on which they are available for distribution to customers. The costs of general catalogs are expensed in the year of initial distribution.

FIXED ASSETS

    The cost of acquired fixed assets includes the purchase cost, together with any incidental expenses of acquisition. All costs associated with the production of image duplicates are capitalized. The cost of purchased software is capitalized and amortized from the implementation date over its estimated useful economic life. The cost of internally developed software is expensed in the period in which the cost is incurred.

    Depreciation rates have been established to expense the cost of fixed assets, less their estimated residual values, over their expected useful lives. Depreciation is calculated at the following annual rates:

Hulton Getty archival picture collection........................  2.5%

Fixtures, fittings, office and studio equipment.................  10 to 20%

Computer hardware...............................................  33%

Computer software...............................................  25%

Image duplicates and digitization...............................  25%

INTANGIBLE ASSETS

    Goodwill and other intangibles are amortized over their estimated lives not to exceed 40 years. A life of between five and 30 years is typically used for goodwill, and other intangibles are generally amortized over a period of up to ten years. The value of goodwill and other intangibles is reviewed annually in relation to the operating performance and future undiscounted cash flows of the underlying businesses and a charge to the consolidated statement of operations is made where a permanent diminution in value is identified.

TAXES

    Deferred tax assets and liabilities are provided for all temporary differences between financial and tax reporting. As a matter of policy, deferred tax assets are reduced by a valuation allowance if based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED) not be realized. Deferred tax assets and liabilities are classified into a net current amount and a net non-current amount, based on the balance sheet classification of the related asset or liability.

PENSIONS

    The Company contributes to defined contribution pension schemes for certain directors and employees. Contributions are recognized as an expense in the period in which they are incurred.

LEASES

    Under capital leasing arrangements, the present value of the future minimum lease payments payable over the lease term is recorded as a fixed asset. The corresponding leasing commitments are shown as amounts payable to the lessor. Depreciation of leased assets is charged to the statement of operations over the shorter of the lease term or the useful lives of equivalent owned assets.

    Other leases are treated as operating leases. Annual rentals are charged to the income statement on a straight-line basis over the term of the lease.

FINANCIAL INSTRUMENTS

    Forward exchange contracts hedging firm commitments relating to trade and other balances are recorded as hedges. Unrealized gains or losses are deferred and included in the statement of operations as part of the cost of the hedged transaction.

    Interest rate swap arrangements entered into as hedges of interest rates on long-term debt obligations are also accounted for as hedges. Accordingly, unrealized gains or losses are deferred and included in interest related to the respective long-term debt instruments.

NET INCOME PER SHARE

    Net income per share is L0.06 for the Company in the year to December 31, 1996 and is computed based on 27,832,356 shares. This number of shares represents a total of 23,057,472 shares outstanding at December 31, 1995 adjusted, on a weighted basis, for shares issued during the year and for the incremental effect of shares issuable pursuant to stock options granted, calculated under the treasury stock method. Net income per share has not been computed for periods which relate to Tony Stone Images, the predecessor of the Company, as such information is not considered meaningful for a period over period comparison due to the different capital structure of Tony Stone Images, as compared to the Company.

GENERAL

    At December 31, 1996, Getty Investments LLC, a company registered in Delaware and resident in Nevada, held a 29.3 per cent interest in the share capital (69.2 per cent of voting rights) of Getty Communications plc.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  FIXED ASSETS

                                                     TONY STONE ASSOCIATES      GETTY COMMUNICATIONS PLC
                                                            LIMITED                   CONSOLIDATED
                                                          CONSOLIDATED         ---------------------------
                                                    ------------------------   DECEMBER 31,   DECEMBER 31,
                                                    DECEMBER 31,   MARCH 13,       1995           1996
                                                        1994         1995      ------------   ------------
                                                    ------------   ---------
                                                                                   L000           L000
                                                        L000         L000
Fixtures, fittings, office and studio equipment...       973         1,007         1,471          2,796
Computer hardware and software....................     3,474         3,690         4,863          5,684
Image duplicates and digitization.................     4,319         4,672         6,719          8,843
Archival picture collection.......................     --            --           --              9,882
Other fixed assets................................       405           422           682          1,973
                                                       -----       ---------      ------         ------

Total.............................................     9,171         9,791        13,735         29,178
Less accumulated depreciation.....................     4,084         4,409         5,946          9,486
                                                       -----       ---------      ------         ------

Fixed assets, net.................................     5,087         5,382         7,789         19,692
                                                       -----       ---------      ------         ------
                                                       -----       ---------      ------         ------

    The net book value of fixed assets includes L353,000, L338,000, L528,000 and L580,000 in respect of assets held under capital leases at December 31, 1994, March 13, 1995 and December 31, 1995 and 1996, respectively. Depreciation charged on such assets amounted to L130,000, L15,000, L114,000 and L131,000 for each of the periods then ended.

    The Company had authorized and contracted capital commitments amounting to L86,000 and L350,000 at December 31, 1994 and 1995, respectively. There were no such amounts at March 13, 1995 or December 31, 1996.

3.  ACCOUNTS RECEIVABLE

    Trade receivables are stated net of provision for doubtful accounts of L106,000, L147,000, L301,000 and L526,000 at December 31, 1994, March 13, 1995
and December 31, 1995 and 1996, respectively.

4.  DEFERRED CATALOG COSTS

    Deferred catalog costs included in the balance sheet at December 31, 1994, March 13, 1995 and December 31, 1995 and 1996 were L352,000, L786,000, L533,000 and L1,039,000, respectively. Catalog costs expensed in the respective periods then ended were L1.0 million, L563,000, L393,000 and L765,000.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  SHORT-TERM BORROWINGS

                                                     TONY STONE ASSOCIATES      GETTY COMMUNICATIONS PLC
                                                      LIMITED CONSOLIDATED            CONSOLIDATED
                                                    ------------------------   ---------------------------
                                                    DECEMBER 31,   MARCH 13,   DECEMBER 31,   DECEMBER 31,
                                                        1994         1995          1995           1996
                                                    ------------   ---------   ------------   ------------
                                                        L000         L000          L000           L000
Revolving lines of credit.........................       320          320         --             --
Loan notes payable................................     --            --           7,948          --
                                                       -----          ---         -----          -----
                                                         320          320         7,948          --
Current portion of long-term debt.................       695          591           845          1,700
                                                       -----          ---         -----          -----
Total short-term debt.............................     1,015          911         8,793          1,700
                                                       -----          ---         -----          -----
                                                       -----          ---         -----          -----

    Short-term borrowings of Tony Stone Images at December 31, 1994 and March 13, 1995 were U.S. dollar short-term bank loans equivalent to L320,000. Interest was payable at 1.0 per cent over the prime rate (as of December 31, 1994 and March 13, 1995 the prime rate was 8.5 per cent and 9.0 per cent, respectively).

    Short-term borrowings of the Company at December 31, 1995 related to loan notes of L8.0 million issued to Mr. A.M. Stone and his family trusts on March 14, 1995 in connection with the Company's acquisition of Tony Stone Images. Interest was charged at 1.5 per cent below the rate quoted by Midland Bank plc for a six month term loan of L1.0 million (as of December 29, 1995 the effective rate was 6.375 per cent). These loan notes were repaid from the proceeds of the initial public offering on July 11, 1996.

    As of December 31, 1996 the Company had unutilized credit facilities in sterling, U.S. dollars and French francs that were available for short-term financing amounting to L3.8 million, $1.0 million (L584,000) and FF2.5 million (L281,000), respectively. The sterling facility is secured on the assets of the Company and its U.K. and U.S. subsidiaries. The U.S. dollar facility is secured by the Company's North American accounts receivable and guarantees from the Company's subsidiaries. The French franc facility is secured on a guarantee from Tony Stone Associates Limited. Interest on the sterling facility is at a variable rate comprising the aggregate of a margin and LIBOR. As of December 31, 1996 the margin was 1.75 per cent and the three month LIBOR rate for sterling was 6.56 per cent. Interest on the U.S. dollar facility is at the prime rate, which was 8.25 per cent as of December 31, 1996. Interest on the French franc facility is at 1.2 per cent above PIBOR which was 3.43 per cent as of December 31, 1996.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  LONG-TERM DEBT

                                                     TONY STONE ASSOCIATES      GETTY COMMUNICATIONS PLC
                                                      LIMITED CONSOLIDATED            CONSOLIDATED
                                                    ------------------------   ---------------------------
                                                    DECEMBER 31,   MARCH 13,   DECEMBER 31,   DECEMBER 31,
                                                        1994         1995          1995           1996
                                                    ------------   ---------   ------------   ------------
                                                        L000         L000          L000           L000
Bank loans
--Tony Stone Associates Limited...................       143           147        --             --
--Getty Communications plc........................     --            --           4,939          10,732
Other loans.......................................     1,909         1,903        1,129             893
Capital leases....................................       316           255          383             541
                                                       -----       ---------      -----          ------
                                                       2,368         2,305        6,451          12,166
Less current portion..............................      (695)         (591)        (845)         (1,700)
                                                       -----       ---------      -----          ------
Total long-term debt..............................     1,673         1,714        5,606          10,466
                                                       -----       ---------      -----          ------
                                                       -----       ---------      -----          ------

    The amounts outstanding at December 31, 1996 are payable as follows:

                                                                     LOANS      CAPITAL      TOTAL
                                                                   ---------    LEASES     ---------
                                                                     L000     -----------    L000
                                                                                 L000
1997.............................................................      1,427         273       1,700
1998.............................................................      2,156         220       2,376
1999.............................................................      2,264          48       2,312
2000.............................................................      2,725      --           2,725
2001.............................................................      2,275      --           2,275
After 2001.......................................................        778      --             778
                                                                   ---------         ---   ---------
Total............................................................     11,625         541      12,166
                                                                   ---------         ---   ---------
                                                                   ---------         ---   ---------

BANK LOANS--TONY STONE ASSOCIATES LIMITED

    These bank loans were sterling and U.S. dollar loans payable to 3i Group plc. These were collateralized by a life insurance policy on the life of Mr. A.M. Stone, a fixed and floating charge over the assets of Tony Stone Images and a charge over existing and future wholly owned copyrights in the photographs contained in the collection. As of December 31, 1994, interest on these bank loans was payable at rates between 6.25 per cent and 9.75 per cent and they were repayable in installments between 1994 and 1999.

    These bank loans were all repaid on March 14, 1995 on the acquisition of Tony Stone Images by the Company and all the above collateral was released.

BANK LOANS--GETTY COMMUNICATIONS PLC

    These bank loans primarily relate to loans payable to Midland Bank plc of L4.8 million and L10.7 million as of December 31, 1995 and 1996, respectively. Interest is charged at a variable rate comprising the aggregate of a margin, LIBOR and the MLA cost rate certified by Midland Bank plc to compensate for their compliance with special financial requirements of the Bank of England. As of

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  LONG-TERM DEBT (CONTINUED)
December 31, 1996, the margin was 1.75 per cent, the three month LIBOR rate for sterling equated to 6.56 per cent and the MLA cost rate was 0.02 per cent. The principal due is repayable by March 2001 in semi-annual installments, which commenced in September 1996. An interest rate swap arrangement was entered into on March 16, 1995, for L3.5 million of the above debt. As of December 31, 1996, L2.0 million remained under this swap arrangement. Under this arrangement, a fixed rate of interest of 8.54 per cent plus the margin is payable on this amount. A further interest rate swap arrangement was entered into on April 26, 1996 for L3.0 million of the above debt. Under this arrangement, a fixed rate of interest of 7.79 per cent plus the margin is payable on this amount.

    Under this borrowing facility, the Company is able to transfer the sterling loan into other currencies. As of December 31, 1995 and 1996, respectively, L675,000 and L284,000 had been converted into a Deutschmark loan as a hedge against Deutschmark receivables. The interest rate applicable to this borrowing was 1.75 per cent over the three month LIBOR rate for Deutschmarks of 3.25 per cent and 3.81 per cent as of December 31, 1995 and 1996, respectively.

    There are a number of financial covenants associated with the Midland Bank plc loan. The most restrictive of these covenants is the net interest cover which should be 400 per cent for the year ended December 31, 1996 and 500 per cent thereafter. Net interest cover is defined as income before interest and taxes as included in the Company's U.K. GAAP accounts, which exclude goodwill amortization, as a percentage of net interest charges, excluding interest and charges arising on the loan notes payable to Mr. A.M. Stone and his family trusts of L8 million. For the year ended December 31, 1996, the actual net interest cover was 623 per cent. The Midland Bank plc borrowings are collateralized with fixed and floating charges on the Company's assets.

    Issue costs amounting to L175,000 and L295,000 as of December 31, 1995 and 1996, respectively, were recorded as deferred assets and have been charged to the income statement over the term of the loans. The unamortized balances at December 31, 1995 and 1996 were, respectively, L152,000 and L227,000.

CAPITAL LEASES

    Obligations under capital leases are collateralized by the respective assets financed.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;
          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  SHAREHOLDERS' EQUITY

TONY STONE ASSOCIATES LIMITED

    Changes in shareholders' equity are represented by the following:

                                          NO. OF   NO. OF
                                           ORD.    A ORD.
                                          SHARES   SHARES
                                          -------  ------
                                                           COMMON   ADDITIONAL   RETAINED   CUMULATIVE    TOTAL
                                                           STOCK     PAID IN     EARNINGS   TRANSLATION   ------
                                                           ------    CAPITAL     --------   ADJUSTMENTS
                                                                    ----------              -----------    L000
                                                            L000                   L000
                                                                       L000                    L000
DECEMBER 31, 1993.......................  120,000  30,000   150        145         2,404         27        2,726
Net income..............................    --       --     --        --           1,106      --           1,106
Dividends declared......................    --       --     --        --             (68)     --             (68)
Translation adjustments.................    --       --     --        --           --            61           61
                                          -------  ------  ------      ---       --------       ---       ------
DECEMBER 31, 1994.......................  120,000  30,000   150        145         3,442         88        3,825
Net loss................................    --       --     --        --             (65)     --             (65)
Shares issued...........................    5,250    --       5         34         --         --              39
Dividends declared......................    --       --     --        --          (3,824)     --          (3,824)
Translation adjustments.................    --       --     --        --           --            59           59
                                          -------  ------  ------      ---       --------       ---       ------
MARCH 13, 1995..........................  125,250  30,000   155        179          (447)       147           34
                                          -------  ------  ------      ---       --------       ---       ------
                                          -------  ------  ------      ---       --------       ---       ------

    The holders of "A" ordinary shares issued by Tony Stone Associates Limited were entitled to a preferential dividend, calculated at 6 per cent of net income of Tony Stone Images after certain adjustments, before the payment of any dividend on the ordinary shares. In addition, upon a liquidation of assets, the "A" ordinary shares would have been repaid in preference to the ordinary shares, with any surplus after such repayment being divided on a pro rata basis to the number of "A" ordinary and ordinary shares outstanding. The entire share capital of Tony Stone Associates Limited was acquired by the Company on March 14,1995.

    Dividends declared on June 9, 1994 were paid on July 1, 1994. Dividends declared on March 13, 1995 were paid on March 14, 1995.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. SHAREHOLDERS' EQUITY (CONTINUED)

GETTY COMMUNICATIONS PLC

    Changes in shareholders' equity are represented by the following:

                                                         NO. OF
                                            NO. OF     REDEEMABLE    NO. OF A      NO. OF B
                                          ORD. SHARES    SHARES     ORD. SHARES   ORD. SHARES
                                          -----------  -----------  -----------   -----------
Subscriber shares.......................         200       --           --            --
Issue of shares for cash................   9,545,864    9,546,064       --            --
Issue of shares to sellers of Tony Stone
  Associates Limited....................   1,982,672    1,982,672       --            --
Capital contribution....................      --           --           --            --
Net income..............................      --           --           --            --
Translation adjustments.................      --           --           --            --
                                          -----------  -----------  -----------   -----------
December 31, 1995.......................  11,528,736   11,528,736       --            --
Capital contribution....................      --           --           --            --
Options exercised.......................     670,986      670,986       --            --
Reclassification of shares..............  (12,199,722) (12,199,722) 13,054,238    11,345,206
Initial public offering.................      --           --        7,150,000
Placing.................................      --           --        3,738,762     2,099,412
Net income..............................      --           --           --            --
Translation adjustments.................      --           --           --            --
                                          -----------  -----------  -----------   -----------
December 31, 1996.......................      --           --       23,943,000    13,444,618
                                          -----------  -----------  -----------   -----------
                                          -----------  -----------  -----------   -----------

                                          COMMON   ADDITIONAL   RETAINED   CUMULATIVE
                                          STOCK     PAID IN     EARNINGS   TRANSLATION    TOTAL
                                          ------    CAPITAL     --------   ADJUSTMENTS   -------
                                                   ----------              -----------
                                           L000                   L000                    L000
                                                      L000                    L000
Subscriber shares.......................   --         --          --         --            --
Issue of shares for cash................    191      12,153       --         --           12,344
Issue of shares to sellers of Tony Stone
  Associates Limited....................     39       3,926       --         --            3,965
Capital contribution....................   --           227       --         --              227
Net income..............................   --         --            870      --              870
Translation adjustments.................   --         --          --            (8)           (8)
                                          ------   ----------   --------       ---       -------
December 31, 1995.......................    230      16,306         870         (8)       17,398
Capital contribution....................   --            81       --         --               81
Options exercised.......................     13       1,481       --         --            1,494
Reclassification of shares..............   --         --          --         --            --
Initial public offering.................     72      18,694       --         --           18,766
Placing.................................     58      26,699       --         --           26,757
Net income..............................   --         --          1,748      --            1,748
Translation adjustments.................   --         --          --            93            93
                                          ------   ----------   --------       ---       -------
December 31, 1996.......................    373      63,261       2,618         85        66,337
                                          ------   ----------   --------       ---       -------
                                          ------   ----------   --------       ---       -------

    The Company was incorporated with authorized common stock of 100 ordinary shares at L1 par. On incorporation on January 4, 1995 two L1 ordinary shares were issued which were subsequently split into 100 1p ordinary shares.

    On March 13, 1995 the authorized common stock of the Company was increased to L300,000 by the creation of 14,999,800 ordinary shares of 1p each and 15,000,000 redeemable ordinary shares of 1p each. On March 14, 1995 a total of 9,545,864 ordinary and 9,546,064 redeemable shares were issued for cash to fund the purchase of Tony Stone Associates Limited, of which 5,567,436 ordinary and 5,567,636 redeemable shares were fully paid at approximately L1.10 per share. The balance of 3,978,428 ordinary shares and 3,978,428 redeemable shares were issued at approximately L1.07 and were partially paid at 1p per share leaving L1.06 per share as subscriptions receivable. A further L227,000 in subscription amounts receivable was paid during September 1995 under agreements whereby shareholders were required to pay a portion of subscription amounts receivable to fund payment of interest on the loan notes issued to Mr. A.M. Stone and his family trusts. As of December 31, 1995, subscription amounts receivable of L8.2 million remained relating to 3,871,875 ordinary shares and 3,871,875 redeemable ordinary shares. Additional paid in capital at December 31, 1995 is shown above net of subscription amounts receivable of L8.2 million. Also on March 14, 1995, 1,982,672 ordinary and 1,982,672 redeemable shares were issued to the management shareholders of Tony Stone Associates Limited.

    Options on 609,987 ordinary and 609,987 redeemable shares were granted on March 14, 1995 at an exercise price of L1.00, equivalent to the market price at the date of grant. Additional options were granted

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. SHAREHOLDERS' EQUITY (CONTINUED)
on the same date on 60,999 ordinary and 60,999 redeemable shares at an exercise price of L1.40. On July 1, 1996 all options with respect to 670,986 ordinary shares and 670,986 redeemable shares were exercised for cash amounting to L1.5 million.

    On April 1, 1996, L81,000 in subscription amounts receivable was paid under agreements whereby shareholders were required to pay a proportionate subscription amount receivable to fund payment of interest on the loan notes issued to Mr. A.M. Stone and his family trusts.

    The Company applied to the High Court of England and Wales to cancel the amounts of unpaid share capital totalling L8.2 million with respect to 3,844,225 ordinary shares and 3,844,225 redeemable shares. Following receipt of the Court order on June 21, 1996, the Company re-registered as a public limited company under the name of Getty Communications plc.

    On July 2, 1996, the Company completed an equity reorganization by converting 5,672,603 ordinary shares and 5,672,603 redeemable shares into Class B ordinary shares of 1 pence each and converting the remaining 6,527,119 ordinary and 6,527,119 redeemable shares into Class A ordinary shares of 1 pence each. Accordingly, following this equity reorganization, there are no outstanding redeemable shares of the Company. The Class A and Class B Shares rank pari passu except that the Class B shareholders are entitled to 10 votes per share and the Class A shareholders have one vote per share.

    On July 2, 1996, the Company's Class A shares commenced trading on the Nasdaq National Market and on July 8, 1996 the Company completed the initial public offering of 10m Class A shares, 6.4m of which were sold by the Company. A further 750,000 Class A shares were issued on August 12, 1996 under an option granted to the underwriters to the initial public offering to cover over-allotments under that offering. In total, the Company raised L18.8m, net of expenses. Of the funds raised, approximately L14 million was applied to repayment of short-term borrowing.

    On December 10, 1996 a subsidiary of Carlton Communications Plc ("Carlton") subscribed for 3,738,762 new Class A Shares for $28.5 million (L17.2 million). Under the terms of the subscription agreement, the Company has agreed to use all reasonable efforts up to December 10, 1998 to allow Carlton the opportunity of increasing its interest in the Company to 20 per cent of the total issued share capital at market prices then prevailing.

    Also on December 10, 1996, Getty Investments LLC exercised its anti-dilution option and subscribed for 2,099,412 new Class B Shares for $16 million (L9.6 million).

    No dividends have been declared or paid by Getty Communications plc in respect of the periods ended December 31, 1995 or 1996.

SHARE OPTION PLANS

    On May 30, 1996 the Board approved the establishment of the Getty Communications Executive Share Option Plan (the "Option Plan").

    Under the Option Plan, the Board has the discretion to grant market options and premium options. Market options are those granted with an exercise price equal to the market price of the Class A Shares at the date of grant. Premium options are those granted with an exercise price calculated by taking the market price of the Class A Shares at the date of grant and increasing it by a compound rate of return over

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. SHAREHOLDERS' EQUITY (CONTINUED)
a five year period from the date of grant. The rate of return for the first premium options granted was 10 per cent.

    Both market options and premium options vest in equal proportions on each anniversary of the date of grant over a five year period from the date of grant. Market options become exercisable, to the extent vested, after three years from the date of grant and lapse after seven years from the date of grant. Premium options become exercisable when vested and remain exercisable for a period of two years after vesting.

    Executive directors and all employees of the Company are eligible to participate in the Option Plan under which a total of 6,159,890 Class A Shares may be issued. Options which lapse will cease to be counted toward this limit. Generally, options awarded under the Option Plan may not be exercised prior to vesting, except under certain limited circumstances including a change of control.

    On July 2, 1996, market options over 2,793,960 Class A Shares were granted under the Option Plan at an exercise price of $5.00 per share. Additionally, premium options over 1,561,980 Class A Shares were granted under the Option Plan at an exercise price of $8.05 per share.

    The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its share option plans. Accordingly, no compensation expense has been recognized for such plans. The proforma effect on the Company's net income and earnings per share, had compensation costs for the Company's share option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is as follows: Net income would have been reduced by approximately L794,000 to L954,000 and earnings per share would have been reduced by L0.03 to L0.03 per share. This assumes that no tax relief would be available in respect of the compensation expense. If such tax relief were assumed to be available, the impact would reduce to L532,000 or L0.02 per share.

    The fair value of the options granted during 1996 is estimated as L4.7 million in respect of the market options and L2.3 million in respect of the premium options on the date of grant using the Black Scholes option pricing model with the following assumptions: no dividends being paid, volatility of 50 per cent, risk-free interest rate of 7.39 per cent in respect of market options and 7.55 per cent in respect of premium options, assumed forfeiture rate of 0 per cent, and an expected life of 5 years for market options and 6 years for premium options.

    Due to the timing of the granting of options during 1996, the above reduction in reported net income and earnings per share is not anticipated to be representative of the effects on reported net income and earnings per share in future years.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES

    The components of income before taxes and income tax expense are as follows:

                                                      TONY STONE ASSOCIATES      GETTY COMMUNICATIONS PLC
                                                             LIMITED                   CONSOLIDATED
                                                          CONSOLIDATED          ---------------------------
                                                    -------------------------    MARCH 14,      YEAR ENDED
                                                     YEAR ENDED    JANUARY 1,     THROUGH      DECEMBER 31,
                                                    DECEMBER 31,    THROUGH     DECEMBER 31,       1996
                                                        1994       MARCH 13,        1995       ------------
                                                    ------------      1995      ------------
                                                                   ----------                      L000
                                                        L000                        L000
                                                                      L000
Income before income taxes:
United Kingdom....................................     2,091           16            277            626
Others............................................        31           10          1,780          3,033
                                                                       --
                                                       -----                       -----          -----
Income before taxes...............................     2,122           26          2,057          3,659
                                                                       --
                                                                       --
                                                       -----                       -----          -----
                                                       -----                       -----          -----
Current tax:......................................
United Kingdom....................................       904           42            549            609
Others............................................       116           54            705          1,537
                                                                       --
                                                       -----                       -----          -----
Total current tax.................................     1,020           96          1,254          2,146
                                                                       --
                                                                       --
                                                       -----                       -----          -----
                                                       -----                       -----          -----
Deferred tax:
United Kingdom....................................       (21)          (4)           (61)          (235)
Others............................................        17           (1)            (6)         --
                                                                       --
                                                       -----                       -----          -----
Total deferred tax................................        (4)          (5)           (67)          (235)
                                                                       --
                                                       -----                       -----          -----
Total tax provision...............................     1,016           91          1,187          1,911
                                                                       --
                                                                       --
                                                       -----                       -----          -----
                                                       -----                       -----          -----

    The reconciliation of the effective tax rate to the statutory corporate tax rate in the United Kingdom is as follows:

                                                                          GETTY COMMUNICATIONS PLC
                                                        TONY STONE              CONSOLIDATED
                                                    ASSOCIATES LIMITED   ---------------------------
                                                       CONSOLIDATED       MARCH 14,
                                                    ------------------     THROUGH       YEAR ENDED
                                                        YEAR ENDED       DECEMBER 31,   DECEMBER 31,
                                                    DECEMBER 31, 1994        1995           1996
                                                    ------------------   ------------   ------------
Statutory tax rate................................        33.00%            33.00%         33.00%
Amortization of intangibles.......................        12.38             24.41          14.31
Tax rate differences..............................         0.24              1.64           7.68
Other differences.................................         2.26             (1.34)         (2.77)
                                                          -----             -----          -----
Effective tax rate................................        47.88%            57.71%         52.22%
                                                          -----             -----          -----
                                                          -----             -----          -----

    The reconciliation of the effective tax rate to the statutory corporate tax rate is not shown for the period January 1 to March 13, 1995, as management believes it is not a meaningful presentation. The effective rate for this period is 350 per cent. The principal difference in rates for this period is due to the amortization of intangibles which is not deductible for tax purposes.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)
    The components of deferred tax asset and liability amounts are as follows:

                                                     TONY STONE ASSOCIATES      GETTY COMMUNICATIONS PLC
                                                            LIMITED                   CONSOLIDATED
                                                          CONSOLIDATED         ---------------------------
                                                    ------------------------   DECEMBER 31,   DECEMBER 31,
                                                    DECEMBER 31,   MARCH 13,       1995           1996
                                                        1994         1995      ------------   ------------
                                                    ------------   ---------
                                                                                   L000           L000
                                                        L000         L000
Current deferred tax assets:
Interest..........................................    --             --             34           --
Short-term provisions.............................       93            97          151             509
                                                        ---           ---          ---           -----
Total net current deferred tax assets.............       93            97          185             509
                                                        ---           ---          ---           -----
                                                        ---           ---          ---           -----
Non-current deferred tax:
Loss carry forwards...............................      339           339          231           2,174
Intangibles.......................................    --             --             57           --
Depreciation......................................      (66)          (66)         (35)             71
                                                        ---           ---          ---           -----
Net non-current deferred tax asset................      273           273          253           2,245
                                                        ---           ---          ---           -----
                                                        ---           ---          ---           -----

    The deferred tax assets in respect of loss carry forwards as at December 31, 1996 expire as follows:

YEAR OF EXPIRY                                                    L000
-----------------------------------------------------------  ---------------
2000.......................................................            65
2001.......................................................            98
Indefinite.................................................         2,011
                                                                    -----
                                                                    2,174
                                                                    -----
                                                                    -----

9. DEFINED CONTRIBUTION PLANS

    The costs recognized by the Company with respect to its defined contribution plans are as follows:

                                                      TONY STONE ASSOCIATES      GETTY COMMUNICATIONS PLC
                                                             LIMITED                   CONSOLIDATED
                                                          CONSOLIDATED          ---------------------------
                                                    -------------------------    MARCH 14,      YEAR ENDED
                                                     YEAR ENDED    JANUARY 1,     THROUGH      DECEMBER 31,
                                                    DECEMBER 31,    THROUGH     DECEMBER 31,       1996
                                                        1994       MARCH 13,        1995       ------------
                                                    ------------      1995      ------------
                                                                   ----------                      $000
                                                        L000                        L000
                                                                      L000
United Kingdom....................................      104            26           101            158
United States.....................................      128            41           158            257
                                                                       --
                                                        ---                         ---            ---
                                                        232            67           259            415
                                                                       --
                                                                       --
                                                        ---                         ---            ---
                                                        ---                         ---            ---

    The Company runs two pension plans in the U.K. Under the terms of the schemes all employees are entitled to join one of the plans after six months' service with the Company. Under the first scheme, the

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. DEFINED CONTRIBUTION PLANS (CONTINUED)
Company contributes 6 percent of each participatory employee's salary to this plan and contributes 5 percent under the second scheme. The employees contribute 4 per cent of their salary under the first scheme and 5 percent under the second.

    The Company's U.S. subsidiary operates 401(k) pension plans for its employees. Under the terms of these plans, employees over 21 years old who have worked for the Company for 12 consecutive months are eligible to participate. The Company contributes 20 percent of the first 5 percent of the employee's contributions.

10. COMMITMENTS UNDER OPERATING LEASES

    The Company's commitments under operating leases as of December 31, 1996 are as follows:

                                                                      GETTY COMMUNICATIONS PLC
                                                                            CONSOLIDATED
                                                                      -------------------------
                                                                                L000
OPERATING LEASES WHICH EXPIRE:
1997................................................................              1,585
1998................................................................              1,443
1999................................................................              1,252
2000................................................................              1,124
2001................................................................              1,004
After 2001..........................................................              8,267
                                                                                 ------
Total...............................................................             14,675
                                                                                 ------
                                                                                 ------

    Rent expense amounted to L788,000 in the year ended December 31, 1994, L217,000 in the period January 1, 1995 to March 13, 1995, L828,000 in the period March 14, 1995 to December 31, 1995 and L1.5 million in the year to December 31, 1996.

11. FINANCIAL INSTRUMENTS

    The Company operates internationally, giving rise to exposure to market risks from changes in foreign exchange rates. The Company hedges only its contracted net receivables and payables using a variety of financial instruments. The Company does not issue or hold financial instruments for trading purposes.

    For accounting purposes, financial instruments relating to trade and other balances and which are specifically identified are accounted for as hedges. Gains and losses from hedging firm commitments are deferred and are included in the statement of operations as part of the hedged transactions. As of December 31, 1996, net losses of L14,000 related to instruments hedging anticipated transactions were deferred.

    Exchange gains and (losses) were L161,000 in the year ended December 31, 1994, L75,000 in the period January 1, 1995 through March 13, 1995, (L19,000) in the period March 14 through December 31, 1995 and (L196,000) in the year ended December 31, 1996.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. FINANCIAL INSTRUMENTS (CONTINUED)
    Under interest rate swap agreements, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed principal amount. Net interest income or (expense) from the interest rate swap is included in the income statement over the life of the contract. As of December 31, 1996, the Company had entered into interest rate swap agreements in order to limit the impact of movements in interest rates on its borrowings.

    The Company is exposed to credit losses in the event of non-performance by counterparties to financial instruments, but considers this risk to be minimal. As of December 31, 1996, the counterparty to all of the Company's interest rate swap and forward exchange contracts was Midland Bank plc.

    Outstanding off-balance sheet contracts as of December 31, 1996 were:

                                                                    NOTIONAL      AVERAGE TERM
                                                                     AMOUNT         REMAINING
                                                                  -------------  ---------------
                                                                      L000           (DAYS)
FORWARD EXCHANGE CONTRACTS
  Currencies sold...............................................        3,518              95
INTEREST RATE SWAP CONTRACTS....................................        5,000           2,205

    The table above summarizes the notional amounts and average term remaining of the Company's forward exchange and interest rate swap contracts. The notional amounts of off-balance sheet contracts summarized above do not represent amounts exchanged by the parties and thus are not a measure of the exposure of the Company. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the contract. Foreign currency amounts are translated at rates current at the reporting date.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Disclosure of estimated fair value of financial instruments is based on the requirements of Statements of Financial Accounting Standards No.105, 107 and 119, and upon the assumptions or methods described below. Different estimates may have been obtained had other assumptions or methods been applied. The estimates are not necessarily indicative of amounts that would be realized in a market exchange.

CASH, RECEIVABLES, PAYABLES AND SHORT-TERM BORROWINGS

    The carrying amounts of these items approximate fair value.

LONG-TERM DEBT

    The fair value is the estimated net present value of future cash flows using estimated current rates at which similar bank loans could be obtained for the remaining maturities. As of December 31, 1996, the fair value and carrying amount of bank debt were approximately the same.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
FORWARD EXCHANGE CONTRACTS

    The fair value is the amount at which the forward contract would be settled, based upon estimates obtained from external counterparties. As of December 31, 1996, the fair value and carrying amounts of forward exchange contracts sold was L212,000 and L226,000, respectively, in unrealized gains.

INTEREST RATE SWAP AGREEMENT

    The fair value of the interest swap is L208,000 in unrealized losses as of December 31, 1996 and is based on its quoted market price.

13. SUPPLEMENTAL DISCLOSURES ON CASH FLOWS

                                                      TONY STONE ASSOCIATES      GETTY COMMUNICATIONS PLC
                                                             LIMITED                   CONSOLIDATED
                                                          CONSOLIDATED          ---------------------------
                                                    -------------------------    MARCH 14,      YEAR ENDED
                                                     YEAR ENDED    JANUARY 1,     THROUGH      DECEMBER 31,
                                                    DECEMBER 31,    THROUGH     DECEMBER 31,       1996
                                                        1994       MARCH 13,        1995       ------------
                                                    ------------      1995      ------------
                                                                   ----------                      L000
                                                        L000                        L000
                                                                      L000
Interest paid.....................................       142            39            891          1,477
Income taxes paid.................................       676           269          1,793          2,176

    Fixed asset additions financed through capital leases amounted to L133,000, L389,000 and L297,000 in the year ended December 31, 1994, the period from March 14, 1995 through December 31, 1995 and the year ended December 31, 1996, respectively.

    During 1994, Tony Stone Associates Limited acquired AllStock Inc. Notes payable of L1.5 million were issued in connection with the financing of the acquisition.

    During 1995, the Company acquired Tony Stone Associates Limited. Loan notes payable of L8.0 million and shares valued at L4.0 million were issued in connection with the financing of the acquisition.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14.  GEOGRAPHIC INFORMATION

    As a provider of visual content, the Company operates in one business segment.

SALES

    The geographical analysis of sales, by origin, is:

                                                TONY STONE ASSOCIATES
                                                       LIMITED           GETTY COMMUNICATIONS PLC
                                                     CONSOLIDATED              CONSOLIDATED
                                               ------------------------  ------------------------
                                                DECEMBER     MARCH 13,    DECEMBER     DECEMBER
                                                31, 1994       1995       31, 1995     31, 1996
                                               -----------  -----------  -----------  -----------

                                                  L000         L000         L000         L000
North America................................      12,008        2,523       14,025       23,112
United Kingdom...............................       5,536        1,177        6,401       11,210
Germany......................................       3,973          896        5,576        9,369
Rest of Europe...............................       4,621        1,224        6,435        8,599
Rest of World................................       1,313          191        1,481        2,185
                                               ------------------------  ------------------------
                                                   27,451        6,011       33,918       54,475
                                               ------------------------  ------------------------
                                               ------------------------  ------------------------

OPERATING INCOME

    The geographical analysis of operating income/(loss), by source, is:

                                                TONY STONE ASSOCIATES
                                                       LIMITED           GETTY COMMUNICATIONS PLC
                                                     CONSOLIDATED              CONSOLIDATED
                                               ------------------------  ------------------------
                                                            JANUARY 1,    MARCH 14,
                                               YEAR ENDED     THROUGH      THROUGH    YEAR ENDED
                                                DECEMBER     MARCH 13,    DECEMBER     DECEMBER
                                                31, 1994       1995       31, 1995     31, 1996
                                               -----------  -----------  -----------  -----------

                                                  L000         L000         L000         L000
North America................................        (682)        (540)         414        1,086
United Kingdom...............................       2,030          587        1,210        1,633
Germany......................................         333          (65)         723          821
Rest of Europe...............................         300           (8)         498        1,131
Rest of World................................         122           16          122          434
                                               ------------------------  ------------------------
                                                    2,103          (10 )      2,967        5,105
                                               ------------------------  ------------------------
                                               ------------------------  ------------------------

    Central costs, including central creative, systems development and support, central marketing, accounting and administration costs, have been allocated on the basis of sales.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14.  GEOGRAPHIC INFORMATION (CONTINUED)
IDENTIFIABLE ASSETS

    The geographical analysis of identifiable assets which excludes deferred assets, by source, is:


                                                TONY STONE ASSOCIATES
                                                       LIMITED           GETTY COMMUNICATIONS PLC
                                                     CONSOLIDATED              CONSOLIDATED
                                               ------------------------  ------------------------
                                                            JANUARY 1,    MARCH 14,
                                               YEAR ENDED     THROUGH      THROUGH    YEAR ENDED
                                                DECEMBER     MARCH 13,    DECEMBER     DECEMBER
                                                31, 1994       1995       31, 1995     31, 1996
                                               -----------  -----------  -----------  -----------
                                                  L000         L000         L000         L000
North America................................       5,006        4,685        6,571        6,464
United Kingdom...............................       7,469        7,697       32,899       80,470
Germany......................................         823          972        1,800        1,605
Rest of Europe...............................       2,017        2,295        3,233        3,321
Rest of World................................         512          359          643          703
                                               ------------------------  ------------------------
                                                   15,827       16,008       45,146       92,563
                                               ------------------------  ------------------------
                                               ------------------------  ------------------------

    These amounts are reconciled to total assets as follows:

Identifiable assets..........................      15,827       16,008       45,146       92,563
Deferred assets:.............................         366          370          599        2,981
                                               ------------------------  ------------------------
Total assets:................................      16,193       16,378       45,745       95,544
                                               ------------------------  ------------------------
                                               ------------------------  ------------------------

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  ACQUISITIONS

TONY STONE IMAGES

ALLSTOCK INC.

    On March 24, 1994, a subsidiary of Tony Stone Associates Limited acquired all of the common stock of AllStock Inc. for a total consideration of L1.8 million. The consideration was satisfied by cash of L311,000 and debt of L1.5 million. Tony Stone Images applied the purchase method of accounting for this acquisition.

    The determination of goodwill relating to the acquisition of AllStock Inc. is as follows:

                                                                                                      BOOK AND FAIR
                                                                                                          VALUE
                                                                                                     ---------------
                                                                                                          L000
Net assets acquired (including cash of L143,000)...................................................           105
                                                                                                            -----
Purchase price:
  Loan notes issued................................................................................         1,463
  Cash paid, including acquisition expenses........................................................           311
                                                                                                            -----
Total purchase price...............................................................................         1,774
                                                                                                            -----
Excess of purchase price over net assets acquired..................................................         1,669
Amount allocated to other intangibles (amortized over periods of one to three years)...............         1,300
                                                                                                            -----
Amount allocated to goodwill (amortized over 10 years).............................................           369
                                                                                                            -----
                                                                                                            -----

GETTY COMMUNICATIONS PLC

TONY STONE IMAGES

    On March 14, 1995, the Company acquired all of the common stock of Tony Stone Associates Limited for consideration of L23.2 million. The consideration was satisfied by the issue of 1,982,672 ordinary shares each having a value of L1 each, 1,982,672 redeemable ordinary shares each having a value of L1 each, loan notes of approximately L8.0 million, cash of L10.5 million and acquisition expenses of L809,000. The cash element of the purchase price was partially financed by a term loan of L4.8 million.

    The allocation of purchase price is summarized as follows:

                                                                                                     BOOK AND FAIR
                                                                                                         VALUE
                                                                                                     -------------
                                                                                                         L000
Net assets acquired at cost (including cash of L370,000)...........................................           34
                                                                                                          ------
Purchase price:
  Getty Communications shares issued...............................................................        3,965
  Loan notes issued................................................................................        7,957
  Cash paid, including acquisition expenses........................................................       11,309
                                                                                                          ------
Total purchase price...............................................................................       23,231
                                                                                                          ------
Excess of purchase price over net assets acquired..................................................       23,197
Amount allocated to other intangibles (amortized over 3 to 4 years)................................        1,122
Amount allocated to other intangibles (amortized over 10 years)....................................          345
                                                                                                          ------
Amount allocated to goodwill (amortized over 30 years).............................................       21,730
                                                                                                          ------
                                                                                                          ------

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  ACQUISITIONS (CONTINUED)
    The allocation of the purchase price has been determined based on the requirements of Accounting Principles Board Opinion No. 16 "Business Combinations" (APB 16). The specific allocation of the purchase price to identifiable intangible assets was made based on separate discounted cash flow analyses relating to customer lists, photographer contracts and licensee agreements. The amounts allocated to each of these identifiable intangible assets is L561,000, L561,000 and L345,000, respectively. Amortization of these separately identifiable intangible assets is taken in relation to the specific contractual arrangements, substantially over a remaining term of three to four years.

    The value of these separately identifiable intangible assets is limited to the specific contractual arrangements. The renewal of these arrangements requires ongoing investment by the Company in terms of costs of marketing, growth of the core collection of images and growth of the licensee network.

    Additionally, as part of this acquisition, a dividend of L3.8 million was declared and accrued on March 13, 1995 and was paid on March 14, 1995 to the shareholders of Tony Stone Associates Limited. Payment was made immediately after completion of the acquisition.

HULTON GETTY HOLDINGS LIMITED

    On April 2, 1996, the Company acquired all of the common stock of Hulton Getty Holdings Limited, (formerly Hephaistos Limited) for a purchase consideration of L8.5 million cash and acquisition expenses of L80,000, and refinanced approximately L4 million of debt. Hulton Getty Holdings Limited is the holding company of The Hulton Getty Picture Collection Limited (formerly The Hulton-Deutsch Collection Limited) which owns and licenses to customers an archival collection of still images and operates in the United Kingdom. The acquisition and refinancing of existing debt was financed by a term loan of L6.2 million, a bridge loan of L5 million and L1.4 million from the Company's revolving credit facilities.

    The allocation of purchase price is summarized as follows:

                                                                                                     BOOK AND FAIR
                                                                                                         VALUE
                                                                                                     -------------
                                                                                                         L000
Book value of net (liabilities) acquired at cost...................................................       (5,256)
                                                                                                          ------
Fair value adjustments:
  Fair value of archival collection, as determined by appraisal, less net book value...............       10,787
  Interest and redemption premiums accrued on outstanding loan notes issued by Hephaistos Limited
    and acquired by the Company and converted to interest free debt................................          976
                                                                                                          ------
Fair value of net assets acquired at cost (including on demand borrowings of ,863,000 assumed and
  repaid by the Company)...........................................................................        6,507
                                                                                                          ------
Purchase price:
  Cash paid for the common stock, including acquisition expenses...................................        2,755
                                                                                                          ------
Excess of net assets acquired over purchase price, allocated against the fair value of the archival
  collection.......................................................................................        3,752
                                                                                                          ------
                                                                                                          ------

    In addition to the cash paid above, the Company acquired the outstanding loan stock issued by Hephaistos at its nominal value of L5,793,000 and immediately converted this to interest free intercompany debt.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  ACQUISITIONS (CONTINUED)
FABULOUS FOOTAGE INC.

    On April 24, 1996, the Company acquired all of the common stock of Fabulous Footage Inc. ("Fabulous Footage"), operating as two separate legal entities in the United States and Canada, respectively. Fabulous Footage is a provider of contemporary stock footage, with operations primarily in Canada and the United States.

    The purchase consideration was L1.5 million cash and acquisition expenses of L116,000, financed from a revolving credit facility.

    The allocation of purchase price is summarized as follows:

                                                                                                      BOOK AND FAIR
                                                                                                          VALUE
                                                                                                     ---------------
                                                                                                          L000
Value of net assets acquired at cost (including cash of L127,000)..................................           120
                                                                                                            -----
Purchase price:
  Cash paid, including acquisition expenses........................................................         1,652
                                                                                                            -----
Excess of purchase price over net assets acquired, allocated to goodwill (amortized over 15
  years)...........................................................................................         1,532
                                                                                                            -----
                                                                                                            -----

WORLD VIEW

    On November 20, 1996, the Company acquired all the common stock of the World View group of companies (referred to collectively as "World View"), operating as four separate legal entities in Belgium, Denmark, Holland and Sweden. World View is a provider of contemporary stock photography, operating primarily in Benelux and Scandinavia.

    The purchase consideration was L1.6 million cash and acquisition expenses of L65,000, financed from cash resources. Of this amount, L338,000 is contingent on the results of World View in its year ended December 31, 1996. The amount to be paid is expected to become due in full in the short-term and has therefore been included in the purchase consideration.

    The allocation of purchase price is summarized as follows:

                                                                                                      BOOK AND FAIR
                                                                                                          VALUE
                                                                                                     ---------------
                                                                                                          L000
Value of net assets acquired at cost (including cash of L225,000)..................................           273
                                                                                                            -----
Purchase price:
  Cash paid, including acquisition expenses........................................................         1,353
  Contingent consideration, anticipated to be paid in full, in cash................................           338
                                                                                                            -----
                                                                                                            1,691
                                                                                                            -----
Excess of purchase price over net assets acquired, allocated to goodwill (amortized over five
  years)...........................................................................................         1,418
                                                                                                            -----
                                                                                                            -----

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES;

          TONY STONE ASSOCIATES LIMITED AND SUBSIDIARIES (PREDECESSOR)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  ACQUISITIONS (CONTINUED)
ACCUMULATED AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES

    As of December 31, 1994, March 13, 1995 and December 31, 1995 and 1996, accumulated amortization of goodwill and other intangibles was L803,000, L1.1 million, L2.3 million and L3.7 million, respectively.

16.  PRO FORMA INFORMATION RELATING TO ACQUISITIONS (UNAUDITED)

    The following unaudited pro forma information shows the results of the Company for the three years ended December 31, 1996, as if the acquisition of AllStock Inc. occurred on January 1, 1994, the acquisition of Tony Stone Images occurred on January 1, 1995 and the acquisitions of Hulton Getty Holdings Limited, Fabulous Footage and World View occurred on January 1, 1996. The proforma information includes adjustments related to the financing of the acquisitions, the effect of amortizing goodwill and other intangible assets acquired, as well as the related tax effects. The pro forma results of operations are unaudited, have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combinations been in effect on the dates indicated or which may occur in the future.

                                                                                              UNAUDITED
                                                                                   -------------------------------
                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                                1995       1996
                                                                                              ---------  ---------
                                                                                     1994       L000*      L000*
                                                                                   ---------
                                                                                     L000
Sales............................................................................     27,919     39,929     59,692
Net (loss)/income................................................................       (547)       941      1,786
Net income per share(L)..........................................................     --           0.04       0.06

------------------------

*   Except for per share amounts.

              UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                  OF GETTY COMMUNICATIONS PLC AND SUBSIDIARIES

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (UNAUDITED IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              SIX MONTHS ENDED   SIX MONTHS ENDED
                                                                                JUNE 30, 1996      JUNE 30, 1997
                                                                              -----------------  -----------------
SALES.......................................................................        L26,269            L29,824
Cost of sales...............................................................         10,150             11,227
                                                                                    -------            -------
GROSS PROFIT................................................................         16,119             18,597
Selling, general and administrative expenses................................         11,398             13,078
                                                                                    -------            -------
OPERATING INCOME BEFORE AMORTIZATION AND DEPRECIATION.......................          4,721              5,519
Amortization of intangibles.................................................            660                826
Depreciation................................................................          1,645              2,218
                                                                                    -------            -------
OPERATING INCOME............................................................          2,416              2,475
Net interest (expense)/income...............................................           (891)               478
Exchange losses.............................................................           (125)              (191)
                                                                                    -------            -------
INCOME BEFORE INCOME TAXES..................................................          1,400              2,762
Income taxes................................................................           (795)            (1,267)
                                                                                    -------            -------
NET INCOME..................................................................         L  605            L 1,495
                                                                                    -------            -------
                                                                                    -------            -------
NET INCOME PER SHARE........................................................        L  0.03            L  0.04
                                                                                    -------            -------
                                                                                    -------            -------
NET INCOME PER ADR(1).......................................................        L  0.05            L  0.08
                                                                                    -------            -------
                                                                                    -------            -------

------------------------

(1) Net income per ADR is calculated by adjusting net income per share for the ratio of two Class A shares per ADR.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           (UNAUDITED, IN THOUSANDS)

                                                                                         DECEMBER 31,   JUNE 30,
                                                                                             1996         1997
                                                                                         ------------  ----------

                                                     ASSETS
CURRENT ASSETS
  CASH AND CASH EQUIVALENTS............................................................      L34,441     L 29,260
  Accounts receivable..................................................................       12,059       13,501
  Prepaid expenses and other assets....................................................        2,184        3,228
                                                                                         ------------  ----------
  Total current assets.................................................................       48,684       45,989
Fixed assets, net......................................................................       19,692       21,535
Intangible assets......................................................................       24,187       30,150
Deferred assets........................................................................        2,981        2,677
                                                                                         ------------  ----------
TOTAL ASSETS...........................................................................      L95,544     L100,351
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.....................................................................      L10,708     L 12,300
  Accrued expenses.....................................................................        5,229        6,244
  Income taxes payable.................................................................        1,104        1,378
  Short-term borrowings, including current portion of long-term debt...................        1,700        1,501
                                                                                         ------------  ----------
  TOTAL CURRENT LIABILITIES............................................................       18,741       21,423
Long-term debt.........................................................................       10,466        9,375
                                                                                         ------------  ----------
TOTAL LIABILITIES......................................................................       29,207       30,798
                                                                                         ------------  ----------
SHAREHOLDERS' EQUITY
  Common stock.........................................................................          373          376
  Additional paid-in capital...........................................................       63,261       64,904
  Retained earnings....................................................................        2,618        4,113
  Cumulative translation adjustments...................................................           85          160
                                                                                         ------------  ----------
  TOTAL SHAREHOLDERS' EQUITY...........................................................       66,337       69,553
                                                                                         ------------  ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............................................      L95,544     L100,351
                                                                                         ------------  ----------
                                                                                         ------------  ----------

    The consolidated balance sheet as at December 31, 1996 is derived from audited annual financial statements, but does not include all disclosures required by generally accepted accounting principles.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED, IN THOUSANDS)

                                                                              SIX MONTHS ENDED   SIX MONTHS ENDED
                                                                                JUNE 30, 1996      JUNE 30, 1997
                                                                              -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................................         L   605           L 1,495
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.............................................           2,305             3,044
  Other items...............................................................         --                    241
  Net change in assets and liabilities......................................             659              (311)
                                                                                    --------           -------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................................           3,569             4,469
                                                                                    --------           -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Business acquisitions, net of cash acquired...............................         (10,988)           (4,367)
  Purchase of fixed assets..................................................          (2,056)           (3,992)
                                                                                    --------           -------
NET CASH USED IN INVESTING ACTIVITIES.......................................         (13,044)           (8,359)
                                                                                    --------           -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds of debt..........................................................          11,200            --
  Changes in short-term borrowings..........................................           1,434              (200)
  Payments on principal balance of debt.....................................          (3,583)           (1,091)
  Proceeds from issuance of ordinary shares.................................              81            --
                                                                                    --------           -------
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES.........................           9,132            (1,291)
                                                                                    --------           -------
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS........................            (343)           (5,181)
Cash and cash equivalents:
  beginning of the period...................................................           1,223            34,441
                                                                                    --------           -------
  end of the period.........................................................         L   880           L29,260
                                                                                    --------           -------
                                                                                    --------           -------

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    The interim consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") except that they do not provide all of the disclosures required by U.S. GAAP, present the interim unaudited consolidated financial statements of Getty Communications plc and subsidiaries (the "Company").

    In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of these interim financial statements have been included therein. The results of these interim periods are not necessarily indicative of results for the entire year.

    For the purposes of these interim financial statements, certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the period ended December 31, 1996. Amounts, unless otherwise indicated, have been rounded to the nearest thousand. The Company's interim consolidated financial statements include Getty Communications plc and its subsidiaries all of which are 100 per cent owned. All material intercompany amounts and transactions have been eliminated in the interim consolidated financial statements.

2.  ACQUISITIONS AND ISSUES OF SHARES

    On March 14, 1997, Getty Communications acquired all of the common stock of Liaison Agency, Inc., a news and reportage agency operating primarily in North America. The purchase consideration was $9.4 million, including acquisition costs, of which $2.6 million was settled by way of the issuance of 311,847 Getty Class A Ordinary Shares. The balance was financed from cash resources.

    On July 25, 1997, Getty Communications acquired all of the common stock of Energy Film Library, Inc., a stock footage company operating primarily in North America. On August 14, 1997, Getty Communications acquired the net assets and trade of Profile Photo Library, its former agent in Hong Kong. The total purchase consideration was $17 million, including acquisition costs, of which $4 million was settled by way of the issuance of 617,762 Getty Class A shares. The balance was financed from cash resources. The excess of purchase consideration over net assets acquired, estimated at $17.9 million, has been allocated to goodwill.

    Getty Communications is currently in discussions to acquire a visual content company for approximately L30.5 million, of which approximately L16 million would be paid in the form of cash and approximately L14.5 million would be paid in the form of Getty Class A Ordinary Shares. Getty Communications believes that a definitive agreement for such acquisition could be executed during the fourth quarter of 1997. However, no assurance can be given that an agreement will be reached with respect to such acquisition, or that such acquisition will be completed.

3.  SHARE OPTION PLAN

    On May 15, 1997, market options over 215,204 Class A shares were granted under the Getty Communications plc Executive Share Option Plan ("the Option Plan") at an exercise price of $6.81 per share (equivalent to $13.62 per ADS). Additionally, premium options over 215,204 Class A shares were granted under the Option Plan at an exercise price of $10.97 per share (equivalent to $21.94 per ADS).

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES

4.  SCHEME OF ARRANGEMENT AND ACQUISITION OF PHOTODISC, INC.

    On September 15, 1997, Getty Images, Inc., Getty Communications, PhotoDisc, Inc., and Print Merger, Inc. entered into a merger agreement, (the "Merger Agreement") whereby:

    (a) a newly formed company, Getty Images, Inc., will enter into a scheme of arrangement with Getty Communications, pursuant to which the shareholders of Getty Communications will be issued one share of Getty Images, Inc. Common Stock for every two Getty Communications ordinary shares held and Getty Communications will become a wholly owned subsidiary of Getty Images, Inc.; and

    (b) a subsidiary company of Getty Images, Inc., Print Merger, Inc. will merge with PhotoDisc, Inc., a company which develops and markets digital stock photography products for electronic delivery to customers and which operates in various geographical territories, pursuant to which the shareholders of PhotoDisc, Inc. will receive an amount of cash and a number of shares of Getty Images, Inc. Common Stock for each share of PhotoDisc, Inc. Common Stock held, as determined in accordance with the Merger Agreement; and options to acquire shares of PhotoDisc, Inc. Common Stock and shares of Getty Communications will be converted to options to acquire shares of Getty Images, Inc. Common Stock in accordance with the terms of the Merger Agreement.

    The total consideration payable to shareholders of PhotoDisc, Inc. is estimated at $196,000,000, based on certain assumptions. The cash consideration payable to shareholders of PhotoDisc, Inc. and the costs of the Merger Agreement, estimated to amount to $43 million in total, are expected to be financed by way of a five-year term loan carrying interest of U.S. dollar LIBOR plus a margin of 1.5 percent.

    The completion of the Merger Agreement is dependent on a number of conditions being satisfied, including shareholder and regulatory approvals.

5.  NET INCOME PER SHARE

    Net income per share is L0.04 for the Company in the six months ended June 30, 1997 and is computed based on 38,469,000 Shares. This number of Shares represents a total of 37,388,000 shares outstanding at December 31, 1996 adjusted, on a weighted basis, for shares issued during the period and for the incremental effect of shares issuable pursuant to stock options granted, calculated under the treasury stock method.

6.  CONTINGENT LIABILITIES

    Certain costs will be incurred by Getty Communications and PhotoDisc even if the Transactions are not completed, in which case such costs will be expensed as one-time charges. Getty Communications and PhotoDisc have agreed that if the Closing shall not have occurred by March 31, 1998 as a result of a breach of a representation, warranty or covenant of a party, the breaching party shall reimburse the non-breaching party for the reasonable costs and expenses incurred by such party. In addition, Getty Communications and PhotoDisc have agreed that if the Merger Agreement is terminated by PhotoDisc because Getty Communications has not obtained the requisite approvals of the Getty Shareholders on or prior to the earlier of January 31, 1998 or the date 31 days after the Registration Statement is declared effective by the Commission, Getty Communications shall reimburse PhotoDisc for all reasonable costs and expenses incurred by PhotoDisc in connection with the Merger Agreement.

                   GETTY COMMUNICATIONS PLC AND SUBSIDIARIES

6.  CONTINGENT LIABILITIES (CONTINUED)
    On September 18, 1997, Digital Stock Corporation, a California corporation ("Digital Stock"), and two directors and shareholders of Digital Stock, filed a complaint in the United States District Court for the Southern District of California against Getty Communications, Mark Getty and Jonathan Klein, both of whom are directors of Getty Communications, alleging, among other things, breach of contract, fraud and misappropriation of trade secrets by Getty Communications in connection with discussions regarding a potential acquisition of Digital Stock by Getty Communications. The complaint seeks, among other things, unspecified compensatory damages, punitive damages and costs and an injunction prohibiting the defendants from using or disclosing trade secrets and confidential information of Digital Stock. Getty Communications is currently assessing the alleged claims, but believes that it has meritorious defenses to the action and intends to defend vigorously against it.

                        PHOTODISC, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

Board of Directors

PhotoDisc, Inc.

Seattle, Washington

    We have audited the accompanying consolidated balance sheets of PhotoDisc, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Seattle, Washington

August 16, 1997
(September 16, 1997 as to Note 1)

                        PHOTODISC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                        DECEMBER 31,
                                                                                    --------------------   JUNE 30,
                                                                                      1995       1996        1997
                                                                                    ---------  ---------  -----------
                                                                                                          (UNAUDITED)
                                                       ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $     239  $   6,315  $    5,519
  Trade accounts receivable, net of allowance of $103, $188 and $187..............      1,094      1,739       2,599
  Other accounts receivable.......................................................         32        257          23
  Inventories.....................................................................      1,277      1,207       2,109
  Deferred taxes..................................................................     --            171         445
  Prepaid expenses................................................................         78        809       1,416
                                                                                    ---------  ---------  -----------
      Total current assets........................................................      2,720     10,498      12,111
Property and equipment:
  Leasehold improvements..........................................................         17         95         109
  Furniture and equipment.........................................................        289        936       1,048
  Image Collection................................................................        531      1,800       2,553
  Computer equipment..............................................................        630      2,296       4,059
                                                                                    ---------  ---------  -----------
                                                                                        1,467      5,127       7,769
  Less accumulated depreciation...................................................       (400)    (1,205)     (2,147 )
                                                                                    ---------  ---------  -----------
      Total property and equipment................................................      1,067      3,922       5,622
Goodwill, net of accumulated amortization of $24..................................     --         --             263
Other, net of accumulated amortization of $145, $186 and $194.....................         56        285         720
                                                                                    ---------  ---------  -----------
      Total Assets................................................................  $   3,843  $  14,705  $   18,716
                                                                                    ---------  ---------  -----------
                                                                                    ---------  ---------  -----------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..........................................................  $     933  $   2,686  $    4,237
  Accrued payroll and related liabilities.........................................        185        756         977
  Other accrued liabilities.......................................................        162        550       1,088
  Taxes payable...................................................................         16        276         721
  Line of credit..................................................................        734     --          --
  Current maturities of long-term debt to bank....................................         60     --          --
  Current maturities of long-term debt to shareholder.............................         60     --          --
                                                                                    ---------  ---------  -----------
      Total current liabilities...................................................      2,150      4,268       7,023
Long-term debt to bank, net of current maturities.................................         61     --          --
Long-term debt to shareholder, net of current maturities..........................         34     --          --
Deferred taxes....................................................................     --         --              28
Commitments and contingencies.....................................................     --         --          --
                                                                                    ---------  ---------  -----------
      Total liabilities...........................................................      2,245      4,268       7,051
                                                                                    ---------  ---------  -----------
Shareholders' equity:
  Common stock, $.01 par value--authorized, 20,000,000 shares, issued and
    outstanding, 1,108,942, 8,635,164 and 8,769,914 shares........................         11         86          88
  Series A preferred stock, $.01 par value--authorized 5,000,000 shares, issued
    and outstanding, 1,701,879 shares (preference in liquidation $7,199)..........     --             17          17
  Additional paid-in capital......................................................        175      6,230       6,246
  Note receivable from shareholder................................................     --         --             (18 )
  Retained earnings...............................................................      1,414      4,126       5,334
  Foreign currency translation adjustment.........................................         (2)       (22)         (2 )
                                                                                    ---------  ---------  -----------
      Total shareholders' equity..................................................      1,598     10,437      11,665
                                                                                    ---------  ---------  -----------
      Total liabilities and shareholders' equity..................................  $   3,843  $  14,705  $   18,716
                                                                                    ---------  ---------  -----------
                                                                                    ---------  ---------  -----------

                See notes to consolidated financial statements.

                        PHOTODISC, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             YEARS ENDED DECEMBER 31,
                                                          -------------------------------
                                                            1994       1995       1996
                                                          ---------  ---------  ---------   SIX MONTHS ENDED JUNE
                                                                                                     30,
                                                                                           ------------------------
                                                                                              1996         1997
                                                                                           -----------  -----------
                                                                                           (UNAUDITED)  (UNAUDITED)
Sales...................................................  $   4,709  $  12,512  $  28,231   $  12,102    $  19,811

Cost of sales:
  Cost of royalties.....................................        655      1,158      2,416       1,039        1,651
  Cost of finished product..............................        735      1,884      3,686       1,448        2,223
                                                          ---------  ---------  ---------  -----------  -----------
                                                              1,390      3,042      6,102       2,487        3,874
                                                          ---------  ---------  ---------  -----------  -----------
    Gross profit........................................      3,319      9,470     22,129       9,615       15,937

Operating expenses:
  Sales and marketing...................................      1,402      4,018      9,456       4,042        7,343
  Customer service and fulfillment......................        224        721      2,019       1,014        1,629
  Product development...................................        461        802      2,306         941        1,897
  General and administrative............................        726      1,597      4,132       1,656        3,254
                                                          ---------  ---------  ---------  -----------  -----------
    Total operating expenses............................      2,813      7,138     17,913       7,653       14,123
                                                          ---------  ---------  ---------  -----------  -----------
    Operating income....................................        506      2,332      4,216       1,962        1,814

Other income (expense):
  Interest income (expense).............................        (11)       (28)        94         (24)         116
  Other.................................................         90        (12)         2      --               (8)
                                                          ---------  ---------  ---------  -----------  -----------
                                                                 79        (40)        96         (24)         108
                                                          ---------  ---------  ---------  -----------  -----------
    Income before income tax expense....................        585      2,292      4,312       1,938        1,922
  Income tax expense....................................     --            817      1,600         719          714
                                                          ---------  ---------  ---------  -----------  -----------
  Net income............................................  $     585  $   1,475  $   2,712   $   1,219    $   1,208
                                                          ---------  ---------  ---------  -----------  -----------
                                                          ---------  ---------  ---------  -----------  -----------
Unaudited pro forma information:
  Pro forma net income per share........................  $    0.06  $    0.13  $    0.23   $    0.11    $    0.09
                                                          ---------  ---------  ---------  -----------  -----------
                                                          ---------  ---------  ---------  -----------  -----------
  Pro forma weighted average
    shares outstanding..................................      9,550     11,083     12,051      11,272       13,124
                                                          ---------  ---------  ---------  -----------  -----------
                                                          ---------  ---------  ---------  -----------  -----------

                See notes to consolidated financial statements.

                        PHOTODISC, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                   NOTE                   FOREIGN
                                                                       SERIES A    ADDITIONAL   RECEIVABLE                CURRENCY
                                                              COMMON   PREFERRED    PAID-IN        FROM       RETAINED   TRANSLATION
                                                              STOCK      STOCK      CAPITAL     SHAREHOLDER   EARNINGS   ADJUSTMENT
                                                              ------   ---------   ----------   -----------   --------   ----------
Balance, January 1, 1994....................................   $ 11      $--         $  175       -$-          $ (229)     -$-
  Net income................................................                                                      585
  Repurchase of 22,289 shares of common stock...............   --                                                 (28)
                                                              ------   ---------   ----------     -----       --------     -----
Balance, January 1, 1995....................................     11      --             175       --              328      --
  Net income................................................                                                    1,475
  Dividends paid............................................                                                     (389)
  Foreign currency translation..............................                                                                  (2)
                                                              ------   ---------   ----------     -----       --------     -----
Balance, December 31, 1995..................................     11      --             175       --            1,414         (2)
  Net income................................................                                                    2,712
  Common stock split........................................     77                     (77)
  Repurchase of 236,372 shares of common stock..............     (2)                   (998)
  Issuance of 1,701,879 shares of preferred stock...........               17         7,130
  Foreign currency translation..............................                                                                 (20)
                                                              ------   ---------   ----------     -----       --------     -----
Balance, December 31, 1996..................................     86        17         6,230       --            4,126        (22)
  Net income (unaudited)....................................                                                    1,208
  Issuance of 134,750 shares of common stock (unaudited)....      2                      16         (18)
  Foreign currency translation (unaudited)..................                                                                  20
                                                              ------   ---------   ----------     -----       --------     -----
Balance, June 30, 1997 (unaudited)..........................   $ 88      $ 17        $6,246        $(18)       $5,334       $ (2)
                                                              ------   ---------   ----------     -----       --------     -----
                                                              ------   ---------   ----------     -----       --------     -----


                                                               TOTAL
                                                              -------
Balance, January 1, 1994....................................  $   (43)
  Net income................................................      585
  Repurchase of 22,289 shares of common stock...............      (28)
                                                              -------
Balance, January 1, 1995....................................      514
  Net income................................................    1,475
  Dividends paid............................................     (389)
  Foreign currency translation..............................       (2)
                                                              -------
Balance, December 31, 1995..................................    1,598
  Net income................................................    2,712
  Common stock split........................................    --
  Repurchase of 236,372 shares of common stock..............   (1,000)
  Issuance of 1,701,879 shares of preferred stock...........    7,147
  Foreign currency translation..............................      (20)
                                                              -------
Balance, December 31, 1996..................................   10,437
  Net income (unaudited)....................................    1,208
  Issuance of 134,750 shares of common stock (unaudited)....    --
  Foreign currency translation (unaudited)..................       20
                                                              -------
Balance, June 30, 1997 (unaudited)..........................  $11,665
                                                              -------
                                                              -------

                See notes to consolidated financial statements.

                        PHOTODISC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                           -------------------------------
                                                             1994       1995       1996
                                                           ---------  ---------  ---------   SIX MONTHS ENDED JUNE
                                                                                                      30,
                                                                                            ------------------------
                                                                                               1996         1997
                                                                                            -----------  -----------
                                                                                            (UNAUDITED)  (UNAUDITED)
Operating activities:
  Net income.............................................  $     585  $   1,475  $   2,712   $   1,219    $   1,208
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization........................        146        286      1,002         391          969
    Deferred income taxes................................     --              1       (172)        (86)        (247)
    Loss on asset disposition............................     --         --             50      --           --
    Foreign currency translation adjustment..............     --             (2)       (20)         (2)          20
    Cash provided (used) by changes in operating assets
      and liabilities:
      Accounts receivable................................       (336)      (628)      (870)       (698)        (626)
      Inventories........................................       (322)      (908)        70         (66)        (902)
      Prepaid expenses...................................         36         46       (731)       (369)        (607)
      Other assets.......................................     --         --           (271)     --             (409)
      Accounts payable...................................        138        361      1,753       1,060        1,551
      Taxes payable......................................     --             15        261         (29)         445
      Accrued liabilities................................         51        293        959         (12)         759
                                                           ---------  ---------  ---------  -----------  -----------
        Net cash provided by operating activities........        298        939      4,743       1,408        2,161

Investing activities:
  Purchase of property and equipment.....................       (283)    (1,000)    (3,865)     (1,259)      (2,957)

Financing activities:
  Net borrowings (payments) on revolving credit
    agreements...........................................        166        544       (734)       (196)      --
  Payments on long-term borrowings.......................        (53)       (76)      (215)       (133)      --
  Proceeds from long-term borrowings.....................     --            121     --          --           --
  Dividend paid..........................................     --           (389)    --          --           --
  Preferred stock issuance...............................     --         --          7,147       7,092       --
  Common stock repurchase................................        (28)    --         (1,000)     --           --
                                                           ---------  ---------  ---------  -----------  -----------
        Net cash provided by financing activities........         85        200      5,198       6,763       --
                                                           ---------  ---------  ---------  -----------  -----------
Net increase in cash and cash equivalents................        100        139      6,076       6,912         (796)

Cash and cash equivalents:
  Beginning of period....................................     --            100        239         239        6,315
                                                           ---------  ---------  ---------  -----------  -----------
  End of period..........................................  $     100  $     239  $   6,315   $   7,151    $   5,519
                                                           ---------  ---------  ---------  -----------  -----------
                                                           ---------  ---------  ---------  -----------  -----------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest.............................................  $      13  $      23  $      44   $      21    $  --
    Income taxes.........................................     --            813      2,001       1,020          560

                See notes to consolidated financial statements.

                        PHOTODISC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 1:  SUMMARY OF BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    PhotoDisc, Inc. (the "Company" or "PhotoDisc") develops high-resolution photographs on CD-ROM which are sold primarily through retail catalog sales to digital publishing and multimedia markets domestically and internationally.

    The Company is subject to certain business risks which could affect future operations and financial performance. These risks include changes in technology and related delivery of products, increased competition and litigation against the Company based on intellectual property rights.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of PhotoDisc, Inc. and its subsidiaries, PhotoDisc Europe, Ltd., PhotoDisc Deutschland GmbH and PhotoDisc Australia, Pty. All significant intercompany transactions are eliminated upon consolidation.

CASH AND CASH EQUIVALENTS

    For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories are valued at the lower of cost or market on a first-in, first-out basis. Capitalized production and image acquisition costs include direct costs for the purchase or development of images, scanning, labor, overhead, and other costs related to the development of products. Costs are charged to cost of sales based on units produced, and estimated units to be sold, as revenue from the sale of those units is recognized.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from three to seven years.

ORGANIZATION COSTS

    The Company capitalized costs incurred with the formation and start-up of the business. These costs are being amortized using the straight-line method over five years.

FOREIGN CURRENCY TRANSLATION

    Foreign currency adjustments arise as a result of the translation of the financial statements of the Company's foreign subsidiary into U.S. dollars, the Company's functional currency.

                        PHOTODISC, INC. AND SUBSIDIARIES

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 1: SUMMARY OF BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    Revenues are primarily recognized upon shipment of goods to customers. The Company has a policy which guarantees refunds or exchanges for all product returns, regardless of reason, for 30 days after purchase. The Company provides allowances for such returns based on historical return patterns and specific customer information.

INCOME TAXES

    Prior to 1995, the Company's shareholders elected to file income taxes as an S corporation. On January 1, 1995, the Company changed its status to a C corporation and began accounting for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Unaudited pro forma income tax expense is presented for the year ended December 31, 1994 as if the company had been a C corporation.

UNAUDITED PRO FORMA NET INCOME/LOSS PER SHARE

    Pro forma net income/loss per share is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, of options and warrants issued and outstanding, and after giving pro forma effect to the conversion of the Company's outstanding preferred stock, as described above, as if such conversion had occurred at the beginning of the periods presented.

MERGER AGREEMENT

    On September 15, 1997, the Company entered into a Merger Agreement with Getty Communications plc ("Getty Communications") and Getty Images, Inc. ("Getty Images"), pursuant to which the PhotoDisc Common Shareholders will receive cash and shares of Getty Images Common Stock for each share of PhotoDisc Common Stock held; and Getty Communications Shareholders will be issued one share of Getty Images Common Stock for every two Getty Communications Ordinary Shares held of record by such holders, and Getty Communications will become a wholly owned subsidiary of Getty Images.

INTERIM FINANCIAL INFORMATION

    The interim financial information as of June 30, 1997, and for the six-month periods ended June 30, 1996 and 1997, was prepared by the Company in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments that are of a normal recurring nature and that are necessary to present fairly the results for the periods presented. The results of operations for the six-month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

                        PHOTODISC, INC. AND SUBSIDIARIES

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 1: SUMMARY OF BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Significant estimates used by the Company include the development of allowance for doubtful accounts, estimated units of inventory to be sold, depreciable and amortizable lives of property and equipment, allowance for sales returns, income taxes, and the fair value of financial instruments.

    Unaudited pro forma income tax expense is presented for the year ended December 31, 1994 as if the company had been a C corporation.

FOREIGN SALES

    The Company had sales to customers in foreign countries, primarily in Europe, Asia and Australia. The foreign sales accounted for 14%, 23%, 29%, 27% and 32% of total revenues in aggregate for the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1996 and 1997, respectively. No one country accounted for more than 10% of sales for any of the periods presented.

RECLASSIFICATIONS

    Certain reclassifications have been made to the 1994 and 1995 financial statements in order to conform with the 1996 presentation.

NOTE 2:  INVENTORIES

    Inventories are composed of raw materials and finished products available for sale as follows:

                                                                   DECEMBER 31,       JUNE 30,
                                                               --------------------  -----------
                                                                 1995       1996        1997
                                                               ---------  ---------  -----------
                                                                                     (UNAUDITED)
Raw material (primarily packaging)...........................  $     346  $     468   $     903
Finished goods...............................................        931        739       1,206
                                                               ---------  ---------  -----------
                                                               $   1,277  $   1,207   $   2,109
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                        PHOTODISC, INC. AND SUBSIDIARIES

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 3:  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                      DECEMBER 31,        JUNE 30,
                                                                  --------------------  -------------
                                                                    1995       1996         1997
                                                                  ---------  ---------  -------------
                                                                                         (UNAUDITED)
Note payable to a bank; payable in monthly installments of $4;
 paid in full in 1996...........................................  $     121  $  --        $  --
Unsecured note payable to a shareholder; principal and interest
 due in monthly installments of $5; paid in full in 1996........         94     --           --
                                                                  ---------  ---------        -----
                                                                        215     --           --
Less current maturities.........................................       (120)    --           --
                                                                  ---------  ---------        -----
                                                                  $      95     --           --
                                                                  ---------  ---------        -----
                                                                  ---------  ---------        -----

LINE OF CREDIT

    The Company had a revolving line of credit with a bank which required monthly interest payments of prime plus 1.25% (9.5% at December 31, 1996) and expired in May 1997. No amounts were outstanding under this facility at December 31, 1996.

NOTE 4:  EQUITY

    On June 27, 1996, the Board of Directors amended the Company's Articles of Incorporation to authorize 5,000,000 shares of preferred stock, par value $.01 per share, and 20,000,000 shares of common stock, par value $.01 per share.

PREFERRED STOCK

    The Preferred stock is issuable in one or more series, each with such designations, preferences, rights, qualifications, limitations and restrictions as the Board of Directors of the Company may determine at the time of issuance.

    The Company's Articles of Incorporation, amended June 1996, authorized 1,701,879 shares of Series A Preferred stock and 1,701,879 shares of Series A-1 Preferred stock. At December 31, 1996, no shares of the Series A-1 Preferred stock had been issued. The Company issued 1,701,879 shares of Series A Preferred stock during 1996 with the following terms:

    CONVERSION: Each share of Series A Preferred stock is convertible at the option of the holder into shares of common stock based on the Series A conversion price. The conversion price was set at the original Series A issue price and will subsequently be adjusted for the dilutive effect of additional shares of common stock, except common stock issued pursuant to an incentive equity ownership program or to effect a joint venture or other partnering arrangement, merger, or reorganization. Each share is automatically converted in the event of a public offering of the Company's common stock.

                        PHOTODISC, INC. AND SUBSIDIARIES

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 4:  EQUITY (CONTINUED)
    LIQUIDATION: In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred stock will be entitled to receive, prior to any distributions of the surplus funds of the Company to the holders of common stock, an amount equal to $4.23 per share plus any declared but unpaid dividends.

    VOTING: The holders of Series A Preferred stock are entitled to the number of votes they would be entitled to if the shares of Series A Preferred stock were converted to common stock.

    The rights, preferences, privileges, and restrictions relating to the Series A-1 Preferred stock are the same as those for the Series A Preferred stock, except that no adjustments will be made to the conversion price.

COMMON STOCK

    On May 31, 1996, the Board of Directors authorized an eight-for-one common stock split. This common stock split was effected in the form of eight shares of common stock issued for every one share of common stock outstanding at the date of declaration. All references in the financial statements to average number of shares outstanding and related prices, per share amounts and stock option plan data have been retroactively adjusted for the stock split. The Company also repurchased 236,372 shares for $4.23 per share during 1996.

NOTE 5:  COMMITMENTS AND CONTINGENCIES

LITIGATION

    In the normal course of business, the Company has various claims in process, matters in litigation and other contingencies. The Company regularly assesses all contingencies and believes the recorded liabilities are adequate.

ROYALTY AGREEMENTS

    The Company enters into licensing agreements in conjunction with the purchase of images. The Company is required under certain licensing agreements to pay royalties based on a percentage of net sales to photographers and stock photo houses as long as the product is marketed. Such royalties are recorded as expense when revenue is recognized and paid quarterly. The Company may grant advance royalties to photographers on a case-by-case basis, which are capitalized as prepaid expense and amortized over future royalty earnings.

    The parties to the licensing agreements have agreed to certain mutually restrictive covenants with regard to confidentiality, indemnification, disclosure of sales information, promotional use of products, and noncompete agreements. Management believes the Company is in compliance with such covenants at December 31, 1996.

                        PHOTODISC, INC. AND SUBSIDIARIES

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 5:  COMMITMENTS AND CONTINGENCIES (CONTINUED)
OPERATING LEASES

    The Company leases office space from an officer and shareholder under an operating lease expiring December 2002. The Company has made certain improvements that will be treated as reimbursements to the lessor and amortized over the remaining lease period. Lease payments of $46,174 are due monthly. Lease payments to the related party were $87, $170, $265, $[109] and $[228] for 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, respectively. Also, the Company leases other office space and office equipment from unaffiliated parties under operating leases over three to five years. In February 1997, the Company entered into a lease for additional office space from an unrelated third party. Future minimum lease payments, including the lease entered into in February 1997, are as follows:

YEAR ENDED
DECEMBER 31,
-------------------------------------------------------------------------------------
1997.................................................................................  $     716
1998.................................................................................      1,329
1999.................................................................................      1,372
2000.................................................................................      1,372
2001.................................................................................      1,368
Thereafter...........................................................................      1,053
                                                                                       ---------
                                                                                       $   7,210
                                                                                       ---------
                                                                                       ---------

NOTE 6:  EMPLOYEE BENEFITS

DEFINED CONTRIBUTION PLANS

    Prior to 1996, the Company provided eligible employees with a Salary Reduction Simplified Employee Pension Plan (SAR-SEP), which allowed employees to contribute a portion of their wages to a tax-deferred individual retirement account. The Company could also contribute to the plan at the discretion of the Board of Directors. The voluntary contribution by the Company was $15 and $48 during 1994 and 1995, respectively. The SAR-SEP was replaced with a 401(k) Savings Plan in 1996. The Company can contribute to the plan at the discretion of the Board of Directors. There were no contributions made by the Company during 1996.

STOCK OPTION PLANS

    The Company has reserved 2,400,000 shares of common stock for issuance under its 1994 Stock Option Plan for certain qualified employees and directors. Options granted under this plan may be either incentive stock options or nonqualified stock options and are granted at the fair market value of the Company's common stock at the date of grant. Options vest and expire under the terms established at the date of grant. The remaining contractual option lives range from 8 to 10 years. The Company agreed to pay a portion of the purchase price and related personal income taxes related to 859,200 shares granted to key

                        PHOTODISC, INC. AND SUBSIDIARIES

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 6:  EMPLOYEE BENEFITS (CONTINUED)
employees, subject to certain conditions. No liability has been recorded due to the uncertainty of the ultimate payment. A summary of stock options, restated to reflect the eight-for-one stock split, follows:

                                                                                                                 JUNE 30,
                                        DECEMBER 31, 1994        DECEMBER 31, 1995        DECEMBER 31, 1996        1997
                                     -----------------------  -----------------------  -----------------------  ----------
                                                  WEIGHTED                 WEIGHTED                 WEIGHTED
                                                   AVERAGE                  AVERAGE                  AVERAGE
                                                  EXERCISE                 EXERCISE                 EXERCISE    (UNAUDITED)
                                       SHARES       PRICE       SHARES       PRICE       SHARES       PRICE       SHARES
                                     ----------  -----------  ----------  -----------  ----------  -----------  ----------
Outstanding, beginning of year.....      --       $  --        1,650,400   $  0.1575    1,650,400   $  0.1575    2,151,300
Granted............................   1,650,400      0.1575       --                      536,900      2.2200      236,750
Exercised..........................      --                       --                           --                 (116,000)
Canceled...........................      --                       --                      (36,000)     0.1575      (22,000)
                                     ----------               ----------               ----------               ----------
Outstanding, end of year...........   1,650,400   $  0.1575    1,650,400   $  0.1575    2,151,300   $  0.6722    2,250,050
                                     ----------               ----------               ----------               ----------
                                     ----------               ----------               ----------               ----------
Exercisable, end of year...........      11,200   $  0.1575      477,667   $  0.1575    1,407,334   $  0.2361    1,549,226
                                     ----------               ----------               ----------               ----------
                                     ----------               ----------               ----------               ----------

                                      WEIGHTED
                                       AVERAGE
                                      EXERCISE
                                        PRICE
                                     -----------
Outstanding, beginning of year.....   $  0.6722
Granted............................      5.3028
Exercised..........................      0.1575
Canceled...........................      1.0950
Outstanding, end of year...........   $  1.1819
Exercisable, end of year...........   $  0.3280

The following table summarized information about common stock option outstanding at December 31, 1996 and June 30, 1997:

                                                DECEMBER 31, 1996                   JUNE 30, 1997 (UNAUDITED)
                                      --------------------------------------  --------------------------------------
                                                     WEIGHTED                                WEIGHTED
                                                      AVERAGE                                 AVERAGE
                                       NUMBER OF     REMAINING    NUMBER OF    NUMBER OF     REMAINING    NUMBER OF
                                        OPTIONS     CONTRACTUAL    OPTIONS      OPTIONS     CONTRACTUAL    OPTIONS
EXERCISE PRICES                       OUTSTANDING      LIFE       EXERCISABLE OUTSTANDING      LIFE       EXERCISABLE
------------------------------------  -----------  -------------  ----------  -----------  -------------  ----------
$0.1575.............................   1,614,400          7.64     1,353,734   1,486,400          7.13     1,422,400
$2.2200.............................     536,900          9.65        53,600     526,900          9.15       125,574
$4.2500.............................                                              89,750          9.04         1,252
$5.0000.............................                                              10,000          9.92
$6.0000.............................                                             135,000          9.88
$7.0000.............................                                               2,000          9.92
                                      -----------                 ----------  -----------                 ----------
                                       2,151,300          8.14     1,407,334   2,250,050          7.86     1,549,226
                                      -----------                 ----------  -----------                 ----------
                                      -----------                 ----------  -----------                 ----------

    During 1995, the Company granted warrants to purchase 500,880 shares of common stock at $0.125 per share to a majority shareholder and 167,592 shares at $0.1575 per share to founding shareholders, in recognition of various contributions to the Company since its inception.

    The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized. Had compensation expense been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, Accounting for Stock-Based

                        PHOTODISC, INC. AND SUBSIDIARIES

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 6:  EMPLOYEE BENEFITS (CONTINUED)
Compensation, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                   DECEMBER 31,       JUNE 30,
                                                               --------------------  -----------
                                                                 1995       1996        1997
                                                               ---------  ---------  -----------
                                                                                     (UNAUDITED)
Net income:
  As reported................................................  $   1,475  $   2,712   $   1,208
  Pro forma..................................................  $   1,442  $   2,650   $   1,135

    The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to options granted prior to 1995.

    The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the foregoing assumptions: expected life, 2 years following vesting; stock volatility, 0%; risk fare interest rates, 7.13%, 6.05%, and 6.47% for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively; and no dividends during the expected term.

NOTE 7:  INCOME TAXES

    As described more fully in Note 1, the Company changed from an S corporation to a C corporation during 1995. As a result of the termination of the Subchapter S election, during 1995 the Company distributed to the shareholders their pro rata shares of $389 in previously undistributed taxable profits. The following unaudited pro forma income tax expense is presented as if the Company had been a C corporation for the year ended December 31, 1994:

                                                                        AS REPORTED     PRO FORMA
                                                                       -------------  -------------
Current tax expense..................................................    $  --          $     199
Deferred tax expense.................................................       --             --
                                                                             -----          -----
  Total tax expense..................................................    $  --          $     199
                                                                             -----          -----
                                                                             -----          -----
Net income...........................................................    $     585      $     386
                                                                             -----          -----
                                                                             -----          -----

    The provision for federal income taxes for 1995 and 1996 and the six months ended June 30, 1997 are comprised of the following:

                                                                     DECEMBER 31,        JUNE 30,
                                                                 --------------------  -------------
                                                                   1995       1996         1997
                                                                 ---------  ---------  -------------
                                                                                        (UNAUDITED)
Current tax expense............................................  $     816  $   1,756    $     866
Deferred tax expense...........................................          1       (156)        (152)
                                                                 ---------  ---------        -----
                                                                 $     817  $   1,600    $     714
                                                                 ---------  ---------        -----
                                                                 ---------  ---------        -----

                        PHOTODISC, INC. AND SUBSIDIARIES

     (INFORMATION AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

NOTE 7:  INCOME TAXES (CONTINUED)
    The tax effects of the temporary differences comprising the Company's net deferred tax assets (liabilities) at December 31, 1995 and 1996 and June 30, 1997 are as follows:

                                                                       DECEMBER 31,        JUNE 30,
                                                                   --------------------  -------------
                                                                     1995       1996         1997
                                                                   ---------  ---------  -------------
                                                                                          (UNAUDITED)
Inventory........................................................  $  --      $      64    $     297
Allowance for bad debt and returns...............................         15         27           44
Prepaid expenses.................................................        (11)       (91)         (98)
Property and equipment...........................................     --                         (28)
Accrued payroll and related liabilities..........................         (5)        58           32
Other accrued liabilities........................................     --            112          170
                                                                         ---  ---------        -----
                                                                   $      (1) $     171    $     417
                                                                         ---  ---------        -----
                                                                         ---  ---------        -----

                                                                      APPENDIX A
                                                                  CONFORMED COPY

                            ------------------------

                                MERGER AGREEMENT
                                ---------------

                                     AMONG
                       GETTY COMMUNICATIONS (USA), INC.,
                           GETTY COMMUNICATIONS PLC,
                                PHOTODISC, INC.
                                      AND
                               PRINT MERGER, INC.

                         DATED AS OF SEPTEMBER 15, 1997

                               TABLE OF CONTENTS

  SECTION                                                                                                           PAGE
-----------                                                                                                         -----

                                                         ARTICLE I
                                                         THE MERGER

      1.01.  The Merger........................................................................................           2
      1.02.  Closing...........................................................................................           2
      1.03.  Effective Time....................................................................................           2
      1.04.  Effects of the Merger.............................................................................           2
      1.05.  Articles of Incorporation.........................................................................           2
      1.06.  By-laws...........................................................................................           2
      1.07.  Directors of Surviving Corporation................................................................           3
      1.08.  Officers of Surviving Corporation.................................................................           3
      1.09.  Effect on Photodisc Treasury Stock and Certain Other Shares of PhotoDisc Common Stock.............           3
      1.10.  Effect on Capital Stock of Merger Sub.............................................................           3
       1.11  Effect on Shares of PhotoDisc Common Stock........................................................           3
      1.12.  Exchange of Certificates..........................................................................           4
      1.13.  Further Assurances................................................................................           6
      1.14.  Stock Transfer Books..............................................................................           6
      1.15.  PhotoDisc Common Stock Warrants...................................................................           6
      1.16.  PhotoDisc Options.................................................................................           6
      1.17.  Shares of Dissenting Stockholders.................................................................           7
      1.18.  Tax Free Transaction..............................................................................           8

                                                         ARTICLE II
                                                 THE SCHEME OF ARRANGEMENT

      2.01.  Implementation of the Scheme of Arrangement.......................................................           8
      2.02.  The Scheme of Arrangement.........................................................................           9

                                                        ARTICLE III
                                        REPRESENTATIONS AND WARRANTIES OF PHOTODISC

      3.01.  Organization, Corporate Power and Qualification of PhotoDisc......................................          10
      3.02.  Corporate Authorizations, Execution and Delivery..................................................          10
      3.03.  Capital Stock of PhotoDisc; Ownership of the Shares of PhotoDisc Stock............................          11
      3.04.  PhotoDisc Subsidiaries............................................................................          11
      3.05.  Corporate Books and Records.......................................................................          12
      3.06.  No Conflict.......................................................................................          12
      3.07.  Governmental Consents and Approvals...............................................................          13
      3.08.  Financial Information.............................................................................          13
      3.09.  No Undisclosed Liabilities........................................................................          13
      3.10.  Form S-4, Getty Images Prospectus and Getty Shareholder Circular..................................          14
      3.11.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.................          14
      3.12.  Litigation........................................................................................          16
      3.13.  Compliance with Laws..............................................................................          16
      3.14.  Certain Interests.................................................................................          16
      3.15.  Environmental and Safety Matters..................................................................          17
      3.16.  Material Contracts................................................................................          17
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
      3.17.  Intellectual Property.............................................................................          18
      3.18.  Real Property.....................................................................................          19
      3.19.  Assets............................................................................................          20
      3.20.  Customers and Sales Agents........................................................................          20
      3.21.  Content Providers.................................................................................          20
      3.22.  Employee Benefit Matters..........................................................................          20
      3.23.  Labor Matters.....................................................................................          22
      3.24.  Key Employees.....................................................................................          23
      3.25.  Taxes.............................................................................................          23
      3.26.  Insurance.........................................................................................          25
      3.27.  Opinion of Financial Advisor......................................................................          25
      3.28.  Full Disclosure...................................................................................          25
      3.29.  Brokers...........................................................................................          25

                                                         ARTICLE IV
                                          REPRESENTATIONS AND WARRANTIES OF GETTY

      4.01.  Organization and Corporate Power of Getty.........................................................          25
      4.02.  Corporate Authorizations, Execution and Delivery..................................................          25
      4.03.  Capital Stock of Getty............................................................................          26
      4.04.  Getty Subsidiaries................................................................................          26
      4.05.  No Conflict.......................................................................................          27
       4.06  Governmental Consents and Approvals...............................................................          27
       4.07  SEC Reports and Financial Statements..............................................................          28
      4.08.  No Undisclosed Liabilities........................................................................          28
      4.09.  Form S-4, Getty Images Prospectus and Getty Shareholder Circular..................................          28
      4.10.  Conduct in the Ordinary Course....................................................................          29
      4.11.  Litigation........................................................................................          29
      4.12.  Compliance with Laws..............................................................................          29
      4.13.  Certain Interests.................................................................................          29
      4.14.  Environmental and Safety Matters..................................................................          30
      4.15.  Intellectual Property.............................................................................          30
       4.16  Tax-Free Treatment................................................................................          31
      4.17.  Opinion of Financial Advisor......................................................................          31
      4.18.  Full Disclosure...................................................................................          31
      4.19.  Brokers...........................................................................................          31

                                                         ARTICLE V
                                               REPRESENTATIONS AND WARRANTIES
                                               OF GETTY IMAGES AND MERGER SUB

      5.01.  Organization and Corporate Power..................................................................          31
      5.02.  Corporate Authorizations, Execution and Delivery..................................................          31
      5.03.  Capital Stock of Getty Images and Merger Sub......................................................          32
      5.04.  No Conflict.......................................................................................          32
      5.05.  Governmental Consents and Approvals...............................................................          33
      5.06.  No Business Activities............................................................................          33
      5.07.  Form S-4, Getty Images Prospectus and Getty Shareholder Circular..................................          33
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                                                         ARTICLE VI
                                         COVENANTS RELATING TO CONDUCT OF BUSINESS

      6.01.  Conduct of Business of PhotoDisc Prior to the Closing.............................................          33
      6.02.  Conduct of Business of Getty Prior to the Closing.................................................          34
      6.03.  No Solicitation or Negotiation....................................................................          34

                                                        ARTICLE VII
                                                   ADDITIONAL AGREEMENTS

      7.01.  Cooperation with Respect to Preparation of Form S-4, Getty Images Prospectus and Getty Shareholder
             Circular..........................................................................................          35
      7.02.  PhotoDisc Stockholder Meeting.....................................................................          35
      7.03.  Affiliate and Auditor Letters.....................................................................          35
      7.04.  Nasdaq Quotation..................................................................................          36
      7.05.  Access to Information.............................................................................          36
      7.06.  Regulatory and Other Authorizations; Notices and Consents.........................................          36
      7.07.  Notice of Developments............................................................................          36
      7.08.  Certificate of Incorporation and By-laws of Getty Images..........................................          37
      7.09.  Adoption of New Getty Images Stock Option Plan....................................................          37
      7.10.  Director and Officer Indemnification and Insurance................................................          37
      7.11.  Board of Directors of Getty Images................................................................          38
      7.12.  Name of Getty Images..............................................................................          38
      7.13.  Assumption of Obligation to Pay Cash Amount to Holders of Series A Preferred Stock................          38
      7.14.  No Actions Inconsistent with Tax Free Status......................................................          38
      7.15.  Rollover of Existing Registration Rights..........................................................          38
      7.16.  Further Action....................................................................................          38

                                                        ARTICLE VIII
                                                        TAX MATTERS

      8.01.  Allocation of Taxes...............................................................................          39
      8.02.  Miscellaneous.....................................................................................          39

                                                         ARTICLE IX
                                                   CONDITIONS TO CLOSING

      9.01.  Mutual Conditions to the Obligations to Effect the Merger and the Scheme of Arrangement...........          39
      9.02.  Conditions to Obligations of PhotoDisc to Effect the Merger.......................................          41
      9.03.  Conditions to Obligations of Getty Images and Getty to Effect the Scheme of Arrangement...........          42

                                                         ARTICLE X
                                                      INDEMNIFICATION

     10.01.  Survival of Representations and Warranties........................................................          44
     10.02.  Indemnification by the Principal Stockholders.....................................................          44
     10.03.  Indemnification by Getty Images and Getty.........................................................          44
     10.04.  Limits on Indemnification.........................................................................          45
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     10.05.  Indemnification Procedures........................................................................          45
     10.06.  Distributions from Escrow Fund....................................................................          46

                                                         ARTICLE XI
                                                   TERMINATION AND WAIVER

     11.01.  Termination.......................................................................................          47
     11.02.  Effect of Termination.............................................................................          48
     11.03.  Waiver............................................................................................          48

                                                        ARTICLE XII
                                                     GENERAL PROVISIONS

     12.01.  Expenses..........................................................................................          49
     12.02.  Notices...........................................................................................          49
     12.03.  Public Announcements..............................................................................          50
     12.04.  Headings..........................................................................................          50
     12.05.  Severability......................................................................................          50
     12.06.  Entire Agreement..................................................................................          50
     12.07.  Assignment........................................................................................          50
     12.08.  No Third Party Beneficiaries......................................................................          51
     12.09.  Amendment.........................................................................................          51
     12.10.  Governing Law.....................................................................................          51
     12.11.  Counterparts......................................................................................          51
     12.12.  Specific Performance..............................................................................          51

                                                        ARTICLE XIII
                                                        DEFINITIONS

     13.01.  Certain Defined Terms.............................................................................          51
     13.02.  Other Defined Terms...............................................................................          55

 EXHIBITS
A           Form of Stockholders' Transaction Agreement
B           Form of Escrow Agreement
7.03(b)     Form of Affiliate Letter
7.08        Significant Terms of Certificate of Incorporation and By-Laws of Getty Images
7.11        Board of Directors of Getty Images as of the Effective Time
9.01(k)     Significant Terms of Stockholders' Agreement
9.01(l)(i)  Significant Terms of Registration Rights Agreement of PDI and Mark Torrance
9.01(l)(ii) Significant Terms of Registration Rights Agreement of Getty Investments
9.01(m)     Significant Terms of Employment Agreements

                                     A-(iv)

    MERGER AGREEMENT, dated as of September 15, 1997, among Getty Communications
(USA), Inc., a Delaware corporation ("GETTY IMAGES"), Getty Communications plc, a public limited company organized under the laws of England and Wales ("GETTY"), PhotoDisc, Inc., a Washington corporation ("PHOTODISC"), and Print Merger, Inc., a Washington corporation and wholly owned subsidiary of Getty Images ("MERGER SUB").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Getty, PhotoDisc, Getty Images and Merger Sub have approved the merger of the businesses of Getty and PhotoDisc (the "TRANSACTION") upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, in furtherance of the Transaction, the Boards of Directors of Getty Images, PhotoDisc and Merger Sub have each approved the merger (the "MERGER") of Merger Sub with and into PhotoDisc in accordance with the Washington Business Corporation Act (the "WBCA") and upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of the Transaction, the Boards of Directors of Getty Images and Getty have each approved the implementation of a Scheme of Arrangement (the "SCHEME OF ARRANGEMENT") in accordance with Section 425 of the Companies Act of 1985 of the United Kingdom (the "COMPANIES ACT") and upon the terms and subject to the conditions set forth herein;

    WHEREAS, pursuant to the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of PhotoDisc ("PHOTODISC COMMON STOCK"), other than shares owned directly or indirectly by Getty or by PhotoDisc, will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of Getty Images ("GETTY IMAGES SHARES") and an amount of cash as set forth in Article I of this Agreement;

    WHEREAS, the effect of the Scheme of Arrangement will be that each issued and outstanding Class A ordinary share, nominal value 1p per share, of Getty ("GETTY CLASS A ORDINARY SHARES") and each issued and outstanding Class B ordinary share, nominal value 1p per share, of Getty ("GETTY CLASS B ORDINARY SHARES" and, together with Getty Class A Ordinary Shares, "GETTY ORDINARY SHARES"), will be cancelled and reissued to Getty Images and, in consideration of the cancellation of the Getty Ordinary Shares, Getty Images will allot to the former holders of such Getty Ordinary Shares one Getty Images Share for every two Getty Ordinary Shares so cancelled;

    WHEREAS, for United States federal income tax purposes, the parties intend
(i) that the Merger shall qualify as a "reorganization" under Section 368(a) of the Code and that this Agreement constitute a "plan of reorganization" within the meaning of the Code and (ii) that the Merger, when considered together with the Scheme of Arrangement, shall qualify as a transaction under Section 351 of the Code;

    WHEREAS, Getty Images, Getty, PhotoDisc and Merger Sub desire to make certain representations, warranties, covenants, indemnities and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction;

    WHEREAS, as an inducement to Getty Images, Getty and Merger Sub to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Getty Images and certain stockholders of PhotoDisc (the "PRINCIPAL STOCKHOLDERS") are entering into the Stockholders' Transaction Agreement dated the date hereof, substantially in the form attached hereto as Exhibit A (the "STOCKHOLDERS' TRANSACTION AGREEMENT"), which provides, among other things, that such Principal Stockholders shall indemnify Getty Images (subject to specified limitations) for breaches of representations, warranties and covenants of PhotoDisc contained in this Agreement;

    WHEREAS, as an inducement to Getty Images, Getty and Merger Sub to enter into this Agreement, Getty Images desires that each of the Principal Stockholders agrees, and each of the Principal Stockholders pursuant to the Stockholders' Transaction Agreement does agree, to enter into on or prior to the closing of the Merger an escrow agreement (the "ESCROW AGREEMENT") among Getty Images, the Principal Stockholders and an escrow agent (the "ESCROW AGENT") substantially in the form attached hereto as Exhibit B;

    WHEREAS, certain of the Principal Stockholders have entered into a voting agreement with Getty Images, dated the date hereof (the "PHOTODISC VOTING AGREEMENT"), with respect to this Agreement and the transactions contemplated hereby;

    WHEREAS, each of Getty Investments L.L.C. ("GETTY INVESTMENTS") and Carlton ("CARLTON") have entered into agreements with Getty Images, dated the date hereof, with respect to this Agreement and the transactions contemplated hereby; and

    WHEREAS, certain capitalized terms used herein shall have the meanings ascribed to such terms in Article XIII of this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, indemnities and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. Unless otherwise permitted by Section 1.18, upon the terms and subject to the conditions set forth in Article IX, and in accordance with the WBCA, at the Effective Time of the Merger (as defined in Section 1.03), Merger Sub shall be merged with and into PhotoDisc. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and PhotoDisc shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

    SECTION 1.02. CLOSING. The closing of the Transaction (the "CLOSING") shall take place at 10:00 a.m., San Francisco time, on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article IX) shall be no later than the fifth business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article IX (the "CLOSING DATE"), unless another date is agreed to in writing by the parties. The Closing shall be held at the offices of Shearman & Sterling, 555 California Street, San Francisco, California, unless another place is agreed to in writing by the parties.

    SECTION 1.03. EFFECTIVE TIME. As soon as practicable following the Closing, the parties hereto shall (i) file Articles of Merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Washington in such form as is required by, and executed in accordance with, the relevant provisions of the WBCA and (ii) make all other filings or recordings required under the WBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Washington or at such later time as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger (the date and time that the Merger becomes effective being the "EFFECTIVE TIME").

    SECTION 1.04. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of PhotoDisc and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of PhotoDisc and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.05. ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of PhotoDisc, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by applicable law and such Articles of Incorporation.

    SECTION 1.06. BY-LAWS. At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until thereafter amended as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such By-laws, subject to Section 7.10(a).

    SECTION 1.07. DIRECTORS OF SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.08. OFFICERS OF SURVIVING CORPORATION. The officers of PhotoDisc immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.09. EFFECT ON PHOTODISC TREASURY STOCK AND CERTAIN OTHER SHARES OF PHOTODISC COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Getty Images, Merger Sub, PhotoDisc, the holders of any shares of PhotoDisc Common Stock or the holders of any shares of capital stock of Merger Sub, each share of PhotoDisc Common Stock that is owned by PhotoDisc as treasury stock and each share of PhotoDisc Common Stock that is owned by Getty Images or any direct or indirect wholly owned subsidiary of Getty Images or PhotoDisc immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto or delivered in exchange therefor.

    SECTION 1.10. EFFECT ON CAPITAL STOCK OF MERGER SUB. At the Effective Time, by virtue of the Merger and without any action on the part of Getty Images, Merger Sub, PhotoDisc, the holders of any shares of PhotoDisc Common Stock or the holders of any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    SECTION 1.11. EFFECT ON SHARES OF PHOTODISC COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Getty Images, Merger Sub, PhotoDisc, the holders of any shares of PhotoDisc Common Stock or the holders of any shares of capital stock of Merger Sub, except as otherwise provided in this Section 1.11, each share of PhotoDisc Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 1.09) shall be cancelled and shall be converted into the following (the "MERGER CONSIDERATION"):

        (i) the right to receive the number of Getty Images Shares (the "STOCK CONSIDERATION") equal to the number obtained by applying the following formula:

           (A) 12.4 million,

           (B) less the result obtained by dividing (1) the amount of the cash payment payable to the holders of shares of Series A Preferred Stock immediately prior to the Effective Time as contemplated in Section 7.14 by (2) the Average Trading Price of Getty ADRs at Closing (as defined below),

           (C) less the result obtained by dividing (1) 50% of the Adjusted Closing Estimate as determined in accordance with Section 12.01 by (2) the Average Trading Price of Getty ADRs at Closing (as defined below),

           (D) divided by the fully diluted number of shares of PhotoDisc Common Stock outstanding immediately prior to the Effective Time (such result being the "PHOTODISC EXCHANGE RATIO"),

           (E) multiplied by 0.8; and

        (ii) the right to receive the amount in cash (the "CASH CONSIDERATION"), without interest, equal to the Cash Value of Getty ADRs at Closing (as defined below) multiplied by the PhotoDisc Exchange Ratio multiplied by 0.2.

    The "AVERAGE TRADING PRICE OF GETTY ADRS AT CLOSING" means the Average Trading Price of Getty ADRs on the Nasdaq National Market during the period commencing 11 trading days prior to the Closing Date and ending on the trading day prior to the Closing Date.

    The "CASH VALUE OF GETTY ADRS AT CLOSING" means (i) if the Average Trading Price of Getty ADRs at Closing is greater than or equal to $12.00, the Discounted Trading Price of Getty ADRs at Closing or (ii) if the Average Trading Price of Getty ADRs at Closing is less than $12.00, the Average Trading Price of Getty ADRs at Closing.

    The "DISCOUNTED TRADING PRICE OF GETTY ADRS AT CLOSING" means the Average Trading Price of Getty ADRs at Closing multiplied by 0.9.

    As of the Effective Time, all such shares of PhotoDisc Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of PhotoDisc Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 1.12, the Merger Consideration with respect to the shares of PhotoDisc Common Stock formerly represented thereby to which such holder is entitled pursuant to this Section 1.11.

    SECTION 1.12. EXCHANGE OF CERTIFICATES. (a) EXCHANGE PROCEDURES. At any time after the Effective Time, a holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of PhotoDisc Common Stock (the "PHOTODISC SHARE CERTIFICATES") that were converted into the right to receive Getty Images Shares pursuant to Section 1.11 may surrender PhotoDisc Share Certificates to Getty Images.

    Upon surrender of a PhotoDisc Share Certificate for cancellation to Getty Images, together with such documents as may reasonably be required by Getty
Images:

        (i) the holder of such PhotoDisc Share Certificate shall be entitled to receive in exchange therefor:

           (A) one or more certificates representing, in the aggregate, that whole number of Getty Images Shares that such holder has the right to receive in respect of such PhotoDisc Share Certificate pursuant to the provisions of this Article I (after taking into account all shares of PhotoDisc Common Stock then held by such holder), less, in the case of shares of PhotoDisc Common Stock held by the Principal Stockholders immediately prior to the Effective Time, 12.5% of that number, which represents the number of Getty Images Shares that are to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement (such Getty Images Shares being the "ESCROW SHARES"); and

           (B) an amount of cash by check or wire transfer equal to the amount of cash that such holder has the right to receive pursuant to the provisions of Section 1.11;

        (ii) in the case of shares of PhotoDisc Common Stock held by the Principal Stockholders immediately prior to the Effective Time, Getty Images shall deliver to the Escrow Agent one or more certificates registered in the names of the Principal Stockholders representing, in the aggregate, the Escrow Shares, which will be held in escrow by the Escrow Agent in accordance with the Escrow Agreement; and

        (iii) the PhotoDisc Share Certificate so surrendered shall forthwith be cancelled.

    In the event of a transfer of ownership of shares of PhotoDisc Common Stock that is not registered in the transfer records of PhotoDisc, the applicable Merger Consideration may be issued to a Person other than the Person in whose name the PhotoDisc Share Certificate so surrendered is registered if the PhotoDisc Share Certificate representing such shares of PhotoDisc Stock is presented to Getty Images, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

    Until surrendered as contemplated by this Article I, each PhotoDisc Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Merger Consideration with respect to the shares of PhotoDisc Common Stock formerly represented thereby to which such holder is entitled pursuant to Section 1.11.

    (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Getty Images Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered PhotoDisc Share Certificate with respect to the Getty Images Shares that such holder would be entitled to receive upon surrender of such PhotoDisc Share Certificate, until such holder shall surrender such PhotoDisc Share Certificate in accordance with this Section 1.12. Subject to the effect of applicable laws, following surrender of any such PhotoDisc Share Certificate, there shall be paid to the holder of certificates representing whole Getty Images Shares issued in exchange therefor, without interest, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Getty Images Shares.

    (c) NO FURTHER RIGHTS IN PHOTODISC COMMON STOCK. All Getty Images Shares and cash issued upon conversion of shares of PhotoDisc Common Stock in accordance with the terms of this Article I shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of PhotoDisc Common Stock.

    (d) NO FRACTIONAL GETTY IMAGES SHARES. (i) No certificates or scrip representing fractional Getty Images Shares shall be issued upon the surrender for exchange of PhotoDisc Share Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Getty Images.

    (ii) Notwithstanding any other provision of this Agreement, each holder of shares of PhotoDisc Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Getty Images Share (after taking into account all shares of PhotoDisc Common Stock then held by such holder) shall receive, in lieu thereof, one Getty Images Share.

    (e) LOST CERTIFICATES. If any PhotoDisc Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such PhotoDisc Share Certificate to be lost, stolen or destroyed and, if required by Getty Images, the posting by such Person of a bond in such reasonable amount as Getty Images may direct, as indemnity against any claim that may be made against it with respect to such PhotoDisc Share Certificate, Getty Images will deliver in exchange for such lost, stolen or destroyed PhotoDisc Share Certificate the applicable Merger Consideration with respect to the shares of PhotoDisc Common Stock formerly represented thereby to which such holder is entitled pursuant to Section 1.11.

    (f) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Getty Images shall, after making reasonable efforts to request from the holders of shares of PhotoDisc Common Stock immediately prior to the Effective Time such certificates or information as may permit avoidance of withholding, be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of PhotoDisc Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Getty Images, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of PhotoDisc Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Getty Images, as the case may be.

    SECTION 1.13. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of PhotoDisc or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of PhotoDisc or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    SECTION 1.14. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of PhotoDisc shall be closed and there shall be no further registration of transfers of shares of PhotoDisc Common Stock or Series A Preferred Stock thereafter on the records of PhotoDisc. From and after the Effective Time, the holders of PhotoDisc Share Certificates representing shares of PhotoDisc Common Stock outstanding prior to the Effective Time shall cease to have any rights with respect to such shares of PhotoDisc Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any PhotoDisc Share Certificates presented to Getty Images for any reason shall be converted into the applicable Merger Consideration with respect to the shares of PhotoDisc Common Stock formerly represented thereby to which the holders thereof are entitled pursuant to Section 1.11.

    SECTION 1.15. PHOTODISC COMMON STOCK WARRANTS. As soon as practicable following the date of this Agreement and in any event within five Business Days after the date of this Agreement, PhotoDisc shall demand that the holders of the PhotoDisc Common Stock Warrants exercise such warrants in accordance with
Section 1.3 thereof, with such exercise to occur immediately prior to and conditional upon the Closing.

    SECTION 1.16. PHOTODISC OPTIONS. (a) All options to purchase PhotoDisc Stock (the "PHOTODISC OPTIONS") outstanding, whether or not exercisable or vested, at the Effective Time, under PhotoDisc's 1994 Combined Incentive and Non-qualified Stock Option Plan, as amended (the "PHOTODISC STOCK OPTION PLAN"), shall remain outstanding following the Effective Time. At the Effective Time, PhotoDisc Options shall, by virtue of the Merger and without any further action on the part of PhotoDisc or the holder thereof, be assumed by Getty Images in such manner that Getty Images (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such PhotoDisc Options, would be such a corporation were Section 424 of the Code applicable to such PhotoDisc Options. From and after the Effective Time, all references to PhotoDisc in the PhotoDisc Stock Option Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to Getty Images. Each PhotoDisc Option assumed by Getty Images shall be exercisable upon the same terms and conditions as under the PhotoDisc Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such PhotoDisc Option shall be exercisable for that whole number of Getty Images Shares (rounded down to the nearest whole share) determined by multiplying the number of shares of PhotoDisc Common Stock subject to such PhotoDisc Option immediately prior to the Effective Time by the PhotoDisc Exchange Ratio and (B) the option price per Getty Images Share shall be an amount equal to the option price per share of PhotoDisc Common Stock subject to such PhotoDisc Option in effect immediately prior to the Effective Time divided by the PhotoDisc Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent).

    (b) In respect of each PhotoDisc Option assumed by Getty Images, and the shares of Getty Images Common Stock underlying such PhotoDisc Option, Getty Images shall file, promptly, but in any event within ten business days after the Effective Time, and keep current, a Form S-8 or other appropriate registration statement for as long as PhotoDisc Options remain outstanding.

    (c) PhotoDisc has not taken, and shall not take, any action that would result in the accelerated vesting, exercisability or payment of PhotoDisc Options as a consequence of the execution of this Agreement or the transactions contemplated by this Agreement.

    (d) Getty Images shall (i) on or prior to the Effective Time, reserve for issuance the number of shares of Getty Images Common Stock that will become subject to options to purchase shares of Getty Images Common Stock ("GETTY IMAGES OPTIONS") pursuant to this Section 1.16 and (ii) from and after the Effective Time, upon exercise of the Getty Images Options in accordance with the terms thereof, make available for issuance all shares of Getty Images Common Stock covered thereby.

    (e) It is the intention of the parties that PhotoDisc Options assumed by Getty Images qualify following the Effective Time of the Merger as incentive stock options as defined in Section 422 of the Code to the extent that PhotoDisc Options qualified as incentive stock options prior to the Effective Time.

    (f) As soon as practicable after the Effective Time, Getty Images shall extend an offer to each holder of options to purchase Getty Images Shares issued to such holder pursuant to Section 1.16(a) who immediately prior to the Effective Time held PhotoDisc Options to purchase at least 500 shares of PhotoDisc Common Stock to purchase from such holder a number of such options representing 20% of the number of Getty Images Shares subject to such options for an amount in cash, without interest, per Getty Images Share equal to the difference between the Cash Value of Getty ADRs at Closing and the exercise price per Getty Images Share determined in accordance with Section 1.16(a). If requested by Getty Images prior to the Effective Time and in lieu of the offer by Getty Images described in the previous sentence, PhotoDisc shall prior to the Effective Time extend the comparable offer, adjusted to appropriately reflect the PhotoDisc Exchange Ratio, to holders of PhotoDisc Options immediately prior to the Effective Time to purchase PhotoDisc Options conditional on Closing and as of the Effective Time.

    Holders of PhotoDisc Options or options to purchase Getty Images Shares to whom such offer is extended may elect to accept such offer with respect to either then vested options or then unvested options; PROVIDED, HOWEVER, that if such holder elects to accept such offer with respect to then unvested options, such holder may only accept such offer on a pro rata basis over the vesting schedule of the options held by such holder.

    Each of Natalie Angelillo, Chris Birkeland, Bob Chamberlain, Susan Dotterweich, Kurt Haug, Bill Heston, Tom Hughes, Michel Perrin, Heather Redman and Katherine Schuitemaker have entered into a separate agreement dated the date hereof with Getty Images pursuant to which such Persons have agreed to accept such offer.

    SECTION 1.17. SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any shares of PhotoDisc Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 23B.13.210 of the WBCA (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of PhotoDisc Common Stock held by them in accordance with the provisions of Section 23B.13.250 of the WBCA, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of PhotoDisc Common Stock under such Section 23B.13.210 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the applicable Merger Consideration. PhotoDisc shall give Getty Images
(i) prompt notice of any notices or demands for appraisal or payment for shares of PhotoDisc Common Stock received by PhotoDisc and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. PhotoDisc shall not, without the prior written consent of Getty Images, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. PhotoDisc shall make all payments with respect to Dissenting Shares from its own funds as in existence prior to the Merger.

    SECTION 1.18. TAX FREE TRANSACTION. (a) The Parties intend (i) to adopt this Agreement as a tax free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code and (ii) that the Merger, when considered together with the Scheme of Arrangement, shall qualify as a transaction under Section 351 of the Code.

    (b) In the event that the tax opinion of Heller Ehrman White & McAuliffe referred to in Section 9.02(d) cannot be rendered (as reasonably determined by Heller Ehrman White & McAuliffe after consultation with counsel to Getty Images) as a result of the Merger failing to satisfy requirements relating to reorganizations under Section 368(a) of the Code, then Getty Images shall elect one of the following alternatives:

        (A) instead of as specified in Section 1.01, upon the terms and subject to the conditions set forth in Article IX and in accordance with the WBCA, at the Effective Time of the Merger, PhotoDisc shall be merged with and into Merger Sub and, as a result of such Merger, the separate corporate existence of PhotoDisc shall cease and Merger Sub shall be the Surviving Corporation of the Merger; or

        (B) reduce, on a pro rata basis, to the minimum extent necessary to enable the Merger to qualify to be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the amount of cash to be delivered with respect to each share of PhotoDisc Common Stock pursuant to Section 1.11 and in lieu thereof deliver such number of Getty Images Shares that equal (1) the amount of cash that has been reduced in order to enable the Merger to qualify to be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code divided by (2) the Cash Value of Getty ADRs at Closing.

                                   ARTICLE II
                           THE SCHEME OF ARRANGEMENT

    SECTION 2.01. IMPLEMENTATION OF THE SCHEME OF ARRANGEMENT. (a) Promptly following the date of this Agreement, Getty shall, in cooperation with PhotoDisc, prepare documentation necessary for the implementation of the Scheme of Arrangement upon the terms and conditions set forth herein, including a circular to its shareholders (the "GETTY SHAREHOLDER CIRCULAR") containing, among other things, (i) the Scheme of Arrangement in a form that Getty and PhotoDisc shall mutually agree upon, (ii) a notice convening a meeting of the holders of Getty Class A Ordinary Shares in the form settled by the High Court of Justice of England and Wales (the "HIGH COURT") for the purpose of considering and, if thought fit, approving the Scheme of Arrangement, (iii) an explanatory statement as required by Section 426 of the Companies Act with respect to the Scheme of Arrangement, (iv) such other information as may be required by The City Code on Takeovers and Mergers of the United Kingdom (the "CITY CODE"), (v) a notice convening an extraordinary general meeting of the holders of Getty Ordinary Shares and separate meetings of the holders of Getty Class A Ordinary Shares and Getty Class B Ordinary Shares at which resolutions will be proposed to approve the reduction of capital and other matters necessary to give effect to the Scheme of Arrangement and (vi) such other information as Getty and Getty Images shall agree.

    (b) On the terms and subject to the conditions of this Agreement, Getty shall use its reasonable best efforts to take or cause to be taken all such steps as are within its power and necessary to implement the Scheme of Arrangement, including the following:

        (i) Getty shall apply to the High Court by way of originating summons for leave to convene the court meeting (the "GETTY COURT MEETING") and shall itself convene the requisite extraordinary meeting of the holders of Getty Ordinary Shares and separate meetings of the holders of Getty Class A Ordinary Shares and Getty Class B Ordinary Shares;

        (ii) upon (A) the High Court making the order on the originating summons, (B) the necessary advertisements, the Getty Shareholder Circular and the forms of proxy being settled with the High Court and (C) unless otherwise agreed by Getty and PhotoDisc, the SEC declaring the Form S-4 effective, Getty shall in accordance with the order of the High Court:

           (A) publish the requisite advertisements and post the Getty Shareholder Circular and forms of proxies to the holders of Getty Ordinary Shares and thereafter publish and/or post such other documents and information as the High Court may approve or direct from time to time in connection with the due implementation of the Scheme of Arrangement under Section 425 of the Companies Act; and

           (B) duly call, give notice of, convene and hold an extraordinary general meeting of the holders of Getty Ordinary Shares and, to the extent required, separate meetings of the holders of Getty Class A Ordinary Shares and Getty Class B Ordinary Shares (the "GETTY SHAREHOLDER MEETINGS") for the purpose of obtaining the requisite approvals of (x) the holders of Getty Ordinary Shares, (y) the holders of Getty Class A Ordinary Shares and (z) the holders of Getty Class B Ordinary Shares for the Scheme of Arrangement (including a reduction of capital and changes to the Articles of Association of Getty) and, if necessary, this Agreement and the other transactions contemplated hereby;

       (iii) unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of Getty to the shareholders of Getty, Getty will, through its Board of Directors, recommend to its shareholders approval of all matters required to be approved at the Getty Court Meeting and at the Getty Shareholder Meeting in order to effect the Scheme of Arrangement and will otherwise use its reasonable best efforts to obtain such approval;

        (iv) following the Getty Court Meeting and the Getty Shareholder Meetings, assuming the necessary resolutions are passed, Getty shall seek the sanction of the High Court for the Scheme of Arrangement; and

        (v) as soon as practicable after the approvals of the Scheme of Arrangement by the High Court, Getty shall, subject to the satisfaction or waiver (if permitted) of the conditions set forth in Article IX, cause an office copy of the order of the High Court under Section 425 of the Companies Act sanctioning the Scheme of Arrangement to be filed with the Registrar of Companies in England and Wales.

    (c) Getty Images agrees to be bound by the Scheme of Arrangement and to undertake to the High Court on the hearing of the petition to sanction the Scheme of Arrangement to be bound thereby and to execute and do and to procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to the Scheme of Arrangement.

    SECTION 2.02. THE SCHEME OF ARRANGEMENT. After the filing of the order of the High Court with the Registrar of Companies in England and Wales as described in Section 2.01(b)(iv) above and in accordance with the terms of the Scheme of
Arrangement:

        (i) the holders of Getty Class A Ordinary Shares of record on the date specified in the Scheme of Arrangement shall each be issued one Getty Images Share for every two Getty Class A Ordinary Shares so held of record by such holder;

        (ii) the holders of Getty Class B Ordinary Shares of record on the date specified in the Scheme of Arrangement shall each be issued one Getty Images Share for every two Getty Class B Ordinary Shares so held of record by such holder;

       (iii) Getty shall make available to each holder of share options granted under the Getty Executive Share Option Scheme (the "GETTY EXECUTIVE SCHEME"), which are not exercised within one month of notification in accordance with the rules of the Getty Executive Scheme that the High Court has sanctioned the Scheme of Arrangement, the opportunity to receive options to acquire Getty Images Shares of equivalent value; and

        (iv) to the extent that options granted under the Getty Executive Scheme are exercised following the Getty Shareholder Meeting, the articles of association of Getty will be amended so that Getty Ordinary Shares issued or appearing on the register thereafter will either be subject to the Scheme of Arrangement or will be compulsorily acquired by Getty Images in consideration for the issue of Getty Images Shares on the same terms as the Scheme of Arrangement.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PHOTODISC

    As an inducement to Getty Images, Getty and Merger Sub to enter into this Agreement, PhotoDisc hereby represents and warrants to Getty Images, Getty and Merger Sub as follows:

    SECTION 3.01.  ORGANIZATION, CORPORATE POWER AND QUALIFICATION OF
PHOTODISC. (a) PhotoDisc is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary corporate power and authority (i) to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted and (ii) to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

    (b) PhotoDisc is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing reasonably could not be expected, individually or in the aggregate, to have a Material Adverse Effect on PhotoDisc. Section 3.01 of the PhotoDisc Disclosure Schedule sets forth all jurisdictions in which PhotoDisc is so licensed or qualified.

    (c) All material corporate actions taken by PhotoDisc have been duly authorized, and PhotoDisc has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or By-laws.

    (d) True and correct copies of the Articles of Incorporation and By-laws of PhotoDisc, each as in effect on the date hereof, have been delivered by PhotoDisc to Getty.

    SECTION 3.02. CORPORATE AUTHORIZATIONS, EXECUTION AND DELIVERY. The execution and delivery of this Agreement by PhotoDisc, the performance by PhotoDisc of its obligations hereunder and the consummation by PhotoDisc of the transactions contemplated hereby have been duly authorized by all requisite action on the part of PhotoDisc, subject in the case of the consummation of the Merger to obtaining the approvals required under the WBCA and the Articles of Incorporation of PhotoDisc of the holders of shares of PhotoDisc Common Stock and Series A Preferred Stock, voting together as a single class. The holders of shares of Series A Preferred Stock are not entitled to vote as a separate class to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by PhotoDisc, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of PhotoDisc enforceable against PhotoDisc in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 3.03. CAPITAL STOCK OF PHOTODISC; OWNERSHIP OF THE SHARES OF PHOTODISC STOCK. (a) The authorized capital stock of PhotoDisc consists of 25,000,000 shares of capital stock, including (i) 20,000,000 shares of PhotoDisc Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which (A) 1,701,879 shares have been designated as Series A Preferred Stock and (B) 1,701,879 shares have been designated as Series A-1 Preferred Stock ("SERIES A-1 PREFERRED STOCK"). As of the date hereof, (i) 8,436,580 shares of PhotoDisc Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 3,000,000 shares of PhotoDisc Common Stock are reserved for issuance pursuant to employee stock options granted pursuant to the PhotoDisc Stock Option Plan, (iii) 668,472 shares of PhotoDisc Common Stock are reserved for issuance pursuant to the PhotoDisc Common Stock Warrants, (iv) 1,701,879 shares of PhotoDisc Common Stock are reserved for issuance pursuant to conversions of shares of Series A Preferred Stock, (v) 1,701,879 shares of Series A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and
(vi) no shares of Series A-1 Preferred Stock are issued or outstanding.

    (b) None of the issued and outstanding shares of PhotoDisc Common Stock or Series A Preferred Stock was issued in violation of any preemptive rights. Except for (i) options outstanding under the PhotoDisc Stock Option Plan to purchase up to an aggregate of 2,619,800 shares of PhotoDisc Common Stock, (ii) the PhotoDisc Common Stock Warrants, which entitle the holders thereof to purchase up to an aggregate of 668,472 shares of PhotoDisc Common Stock, and
(iii) 1,701,879 shares of Series A Preferred Stock, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of PhotoDisc or obligating PhotoDisc or any of the PhotoDisc Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, PhotoDisc. There are no outstanding contractual obligations of PhotoDisc to repurchase, redeem or otherwise acquire any shares of PhotoDisc Common Stock or Series A Preferred Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, except as set forth in the Articles of Incorporation of PhotoDisc with respect to the Series A Preferred Stock.

    (c) Except as set forth in Section 3.03(c) of the PhotoDisc Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding shares of PhotoDisc Common Stock or Series A Preferred Stock. Except as set forth in Section 3.03(c) of the PhotoDisc Disclosure Schedule, PhotoDisc has not granted or agreed to grant to any Person any rights to subscribe for securities of PhotoDisc, to nominate for election or have elected any Person to the Board of Directors of PhotoDisc or to register any securities of PhotoDisc under the Securities Act.

    (d) Section 3.03(d) of the PhotoDisc Disclosure Schedule sets forth the name and address of each Person owning shares of PhotoDisc Common Stock or Series A Preferred Stock and the number and type of shares owned by each such Person.

    (e) Section 3.03(e) of the PhotoDisc Disclosure Schedule sets forth the name of each Person owning options to purchase shares of PhotoDisc Common Stock and, for each option, the issue date, number of shares, exercise price and vesting schedule.

    SECTION 3.04. PHOTODISC SUBSIDIARIES. (a) Section 3.04(a) of the PhotoDisc Disclosure Schedule sets forth a true and complete list of all PhotoDisc Subsidiaries, listing for each PhotoDisc Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

    (b) Other than the PhotoDisc Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which PhotoDisc owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the

PhotoDisc Subsidiaries, PhotoDisc is not a member of (nor is any part of the Business conducted through) any partnership. Except as set forth in Section 3.04(b) of the PhotoDisc Disclosure Schedule, PhotoDisc is not a participant in any joint venture or similar arrangement.

    (c) Each PhotoDisc Subsidiary (i) is a corporation, partnership, limited liability company or other legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such PhotoDisc Subsidiary and to carry on its business as it has been and is currently conducted by such PhotoDisc Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for such failures which, when taken together with all other such failures, reasonably could not be expected to have a Material Adverse Effect on PhotoDisc.

    (d) All the outstanding shares of capital stock of each PhotoDisc Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned PhotoDisc Subsidiaries, free of preemptive rights and, except as set forth in Section 3.04(d) of the PhotoDisc Disclosure Schedule, are owned by PhotoDisc, whether directly or indirectly, free and clear of all Encumbrances.

    (e) Except as set forth in Section 3.04(e) of the PhotoDisc Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any PhotoDisc Subsidiary or obligating PhotoDisc or any PhotoDisc Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any PhotoDisc Subsidiary.

    (f) All material corporate actions taken by each PhotoDisc Subsidiary have been duly authorized and no PhotoDisc Subsidiary has taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents). True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each PhotoDisc Subsidiary have been delivered by PhotoDisc to Getty.

    (g) Except as set forth in Section 3.04(g) of the PhotoDisc Disclosure Schedule, no PhotoDisc Subsidiary is a member of (nor is any part of its business conducted through) any partnership nor is any PhotoDisc Subsidiary a participant in any joint venture or similar arrangement.

    (h) Except as set forth in Section 3.04(h) of the PhotoDisc Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any PhotoDisc Subsidiary.

    SECTION 3.05. CORPORATE BOOKS AND RECORDS. The minute books of PhotoDisc and the PhotoDisc Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of PhotoDisc and the PhotoDisc Subsidiaries. Complete and accurate copies of all such minute books and of the stock register of PhotoDisc and the PhotoDisc Subsidiaries have been provided by PhotoDisc to Getty.

    SECTION 3.06. NO CONFLICT. Assuming that all consents, approvals, authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section 3.07 of the PhotoDisc Disclosure Schedule have been made, except as set forth in Section 3.06 of the PhotoDisc Disclosure Schedule, the execution, delivery and performance of this Agreement by PhotoDisc do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of PhotoDisc or any PhotoDisc Subsidiary, (b) conflict with or violate (or cause an event which reasonably could be expected to have a Material Adverse Effect on PhotoDisc as a result of) any Law or Governmental Order applicable to PhotoDisc, any PhotoDisc Subsidiary or any of their respective assets, properties or businesses, including, without limitation, the Business, or (c) conflict with, result in any material breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of PhotoDisc Common Stock or on any of the assets or properties of PhotoDisc or any PhotoDisc Subsidiary pursuant to, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which PhotoDisc or any PhotoDisc Subsidiary is a party or by which any of the shares of PhotoDisc Common Stock or any of such assets or properties is bound or affected. Except as set forth in Section 3.06 of the PhotoDisc Disclosure Schedule, no material amounts will become payable by PhotoDisc or any PhotoDisc Subsidiary to current or former directors or officers of PhotoDisc or any PhotoDisc Subsidiary as a result of or in connection with the transactions contemplated by this Agreement.

    SECTION 3.07. GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by PhotoDisc do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section
3.07 of the PhotoDisc Disclosure Schedule and (b) the notification requirements of the HSR Act.

    SECTION 3.08. FINANCIAL INFORMATION. (a) True and complete copies of (i) the audited consolidated balance sheets of PhotoDisc as of December 31, 1994, December 31, 1995 and December 31, 1996, the audited consolidated income statements of PhotoDisc for each of the three fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996 and the related audited consolidated statements of retained earnings, stockholders' equity and cash flows of PhotoDisc, together with all related notes and schedules thereto, accompanied by the reports thereon of PhotoDisc's Accountants (collectively referred to herein as the "PHOTODISC FINANCIAL STATEMENTS") and (ii) the unaudited consolidated balance sheet of PhotoDisc as of June 30, 1997, and the related unaudited consolidated statements of income, retained earnings, stockholders' equity and cash flows of PhotoDisc for the six months ended June 30, 1997, together with all related notes and schedules thereto (collectively referred to herein as the "PHOTODISC INTERIM FINANCIAL STATEMENTS"), have been delivered by PhotoDisc to Getty. Except as disclosed in Section 3.08 of the PhotoDisc Disclosure Schedule, the PhotoDisc Financial Statements and the PhotoDisc Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of PhotoDisc, (ii) present fairly in all material respects the consolidated financial condition and results of operations of PhotoDisc and the PhotoDisc Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of PhotoDisc, except, in the case of the PhotoDisc Interim Financial Statements, for the absence of footnote disclosures, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of PhotoDisc and the PhotoDisc Subsidiaries and the results of operations of PhotoDisc and the PhotoDisc Subsidiaries as of the dates thereof or for the periods covered thereby, except, in the case of the PhotoDisc Interim Financial Statements, for normal year-end audit adjustments.

    (b) Except as disclosed in Section 3.08 of the PhotoDisc Disclosure Schedule, the books of account and other financial records of PhotoDisc and the PhotoDisc Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of PhotoDisc and the PhotoDisc Subsidiaries, respectively, (ii) are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

    SECTION 3.09. NO UNDISCLOSED LIABILITIES. There are no Liabilities of PhotoDisc or any PhotoDisc Subsidiary, other than Liabilities (i) reflected or reserved against on the audited consolidated balance sheet of PhotoDisc as of December 31, 1996 (the "REFERENCE BALANCE SHEET"), (ii) disclosed in Section
3.09 of the PhotoDisc Disclosure Schedule or (iii) incurred since the date of this Agreement in the ordinary course of the business, consistent with the past practice, of PhotoDisc and the PhotoDisc Subsidiaries and which do not and reasonably could not be expected to have a Material Adverse Effect on PhotoDisc.

    SECTION 3.10. FORM S-4, GETTY IMAGES PROSPECTUS AND GETTY SHAREHOLDER CIRCULAR. (a) (i) The registration statement on Form S-4 to be filed with the SEC by Getty Images in connection with the issuance of Getty Images Shares in the Merger (the "FORM S-4") will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, in so far as it contains information related to PhotoDisc, the PhotoDisc Subsidiaries or the Business, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the prospectus of Getty Images included in the Form S-4 (the "GETTY IMAGES PROSPECTUS") will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, insofar as it contains information related to PhotoDisc, the PhotoDisc Subsidiaries or the Business, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) the Getty Shareholder Circular will not, on the date it is first mailed to Getty shareholders or at the time of the Getty Shareholders Meeting, insofar as it contains information related to PhotoDisc, the PhotoDisc Subsidiaries or the Business, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Insofar as it relates to PhotoDisc, the PhotoDisc Subsidiaries and the Business, the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

    (b) Notwithstanding the foregoing provisions of this Section 3.10, no representation or warranty is made by PhotoDisc with respect to statements made or incorporated by reference in the Form S-4, the Getty Images Prospectus or the Getty Shareholder Circular with respect to Getty, the Getty Subsidiaries, Getty Images or Merger Sub.

    SECTION 3.11. CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS. Since December 31, 1996 (the "REFERENCE BALANCE SHEET DATE"), except as disclosed in Section 3.11 of the PhotoDisc Disclosure Schedule, the business of PhotoDisc and the PhotoDisc Subsidiaries has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in
Section 3.11 of the PhotoDisc Disclosure Schedule, since the Reference Balance Sheet Date, neither PhotoDisc nor any PhotoDisc Subsidiary has:

        (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of PhotoDisc or any PhotoDisc Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

        (ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

       (iii) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

        (iv) failed to pay any content provider or creditor any amount in excess of $15,000 owed to such content provider or creditor when due;

        (v) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of PhotoDisc or any PhotoDisc Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any PhotoDisc Subsidiary solely to PhotoDisc;

        (vi) made any material changes in the customary methods of operations PhotoDisc or any PhotoDisc Subsidiary, including, without limitation, practices and policies relating to marketing, selling and pricing;

       (vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

      (viii) made any capital expenditure or commitment for any capital expenditure other than as described in the capital expenditure budget set forth in Section 3.11 of the PhotoDisc Disclosure Schedule;

        (ix) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) for consideration in excess of $50,000 individually or $250,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

        (x) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, PhotoDisc or any PhotoDisc Subsidiary;

        (xi) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

       (xii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by PhotoDisc or any PhotoDisc Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan, or (B) established or increased or promised to increase any benefits under any Plan, in either the case of (A) or (B) except as required by Law, any collective bargaining agreement or involving ordinary increases consistent with the past practices of PhotoDisc or such PhotoDisc Subsidiary;

      (xiii) written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or receivables or revalued any assets of PhotoDisc or any PhotoDisc Subsidiary other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

       (xiv) amended, terminated, cancelled or compromised any material claims of PhotoDisc or any PhotoDisc Subsidiary or waived any other rights of substantial value to PhotoDisc or any PhotoDisc Subsidiary;

       (xv) made any change in any method of accounting or accounting practice or policy used by PhotoDisc or any PhotoDisc Subsidiary, other than such changes required by U.S. GAAP or disclosed in Section 3.11 of the PhotoDisc Disclosure Schedule;

       (xvi) incurred any Indebtedness in excess of $50,000 individually or $250,000 in the aggregate;

      (xvii) amended, modified or consented to the termination of any Material Contract or any rights of PhotoDisc or any PhotoDisc Subsidiary thereunder;

      (xviii) amended or restated the Articles of Incorporation or the By-laws (or other organizational documents) of PhotoDisc or any PhotoDisc Subsidiary;

       (xix) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent or pursuant to an appropriate nondisclosure agreement) or permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, PhotoDisc or any PhotoDisc Subsidiary has any right, title, interest or license;

       (xx) made any express election or settled or compromised any liability with respect to Taxes of PhotoDisc or any PhotoDisc Subsidiary;

       (xxi) suffered any Material Adverse Effect on PhotoDisc or suffered any loss or material adverse change in its relationship with any of its 20 largest customers or 20 largest content providers (measured, in each case, by dollar amount of business conducted with PhotoDisc and the PhotoDisc Subsidiaries in the fiscal year ended December 31, 1996);

      (xxii) except in the ordinary course of business, entered into, amended or terminated any producer, contributor or agency agreement or entered into any agreement restricting the right of PhotoDisc and the PhotoDisc Subsidiaries to distribute products or services of PhotoDisc or Getty in any territory; or

      (xxiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.11, except as expressly contemplated by this Agreement.

    SECTION 3.12. LITIGATION. Except as set forth in Section 3.12 of the PhotoDisc Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth the parties, the nature of the proceeding, the date and method of commencement and the amount of damages or other relief sought), there are no Actions pending (or to the best knowledge of PhotoDisc after due inquiry, threatened) by or against PhotoDisc or any PhotoDisc Subsidiary. None of the matters disclosed in Section 3.12 of the PhotoDisc Disclosure Schedule has had or reasonably could be expected to have a Material Adverse Effect on PhotoDisc or could be reasonably likely to materially adversely affect the legality, validity or enforceability of this Agreement or PhotoDisc's ability to consummate the transactions contemplated hereby. Except as set forth in Section
3.12 of the PhotoDisc Disclosure Schedule, neither PhotoDisc nor any PhotoDisc Subsidiary is subject to any Governmental Order which has had or reasonably could be expected to have a Material Adverse Effect on PhotoDisc.

    SECTION 3.13. COMPLIANCE WITH LAWS. Except as set forth in Section 3.13 of the PhotoDisc Disclosure Schedule, PhotoDisc and the PhotoDisc Subsidiaries have each conducted and continue to conduct in all material respects the Business in accordance with all Laws and Governmental Orders applicable to PhotoDisc or any of the PhotoDisc Subsidiaries or the Business, and neither PhotoDisc nor any PhotoDisc Subsidiary is in violation of any such Law or Governmental Order which could reasonably be expected to have a material adverse effect on the Business.

    SECTION 3.14. CERTAIN INTERESTS. (a) Except as disclosed in Section 3.14(a) of the PhotoDisc Disclosure Schedule, no officer or director of PhotoDisc or any PhotoDisc Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

        (i) to the best knowledge of PhotoDisc after due inquiry, has any direct or indirect financial interest in any competitor, supplier or customer of PhotoDisc or any PhotoDisc Subsidiary; PROVIDED, HOWEVER, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

        (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which PhotoDisc or any PhotoDisc Subsidiary uses or has used in the conduct of the Business or otherwise; or

       (iii) has outstanding any Indebtedness to PhotoDisc or any PhotoDisc Subsidiary.

    (b) Except as disclosed in Section 3.14(b) of the PhotoDisc Disclosure Schedule, neither PhotoDisc nor any of its Subsidiaries has any Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of PhotoDisc or any PhotoDisc Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

    SECTION 3.15. ENVIRONMENTAL AND SAFETY MATTERS. PhotoDisc and each of the PhotoDisc Subsidiaries is in all material respects in compliance with the provisions of all federal, state, local and foreign laws relating to pollution, protection of the environment or occupational safety and health applicable to it or to real property owned or leased by it or to the use, operation or occupancy thereof. Neither PhotoDisc nor any PhotoDisc Subsidiary has engaged in any activity in material violation of any provision of any federal, state or local law relating to pollution, protection of the environment or occupational safety and health. Neither PhotoDisc nor any PhotoDisc Subsidiary has any material liability, absolute or contingent, under any federal, state or local law relating to pollution, protection of the environment or occupational safety and health.

    SECTION 3.16. MATERIAL CONTRACTS. (a) Section 3.16(a) of the PhotoDisc Disclosure Schedule lists each of the following contracts and agreements of PhotoDisc and the PhotoDisc Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property listed or otherwise disclosed in
Section 3.18(a) or 3.18(b) of the PhotoDisc Disclosure Schedule to which PhotoDisc or any PhotoDisc Subsidiary is a party and all agreements relating to Intellectual Property set forth in Section 3.17(a) of the PhotoDisc Disclosure Schedule, being "MATERIAL CONTRACTS"):

        (i) each contract and agreement under the terms of which PhotoDisc or any PhotoDisc Subsidiary (A) is likely to pay or receive consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 1997, or upon any termination of such contract, or (B) is likely to pay or receive consideration of more than $250,000 in the aggregate over the remaining term of such contract or upon any termination of such contract;

        (ii) all contracts and agreements relating to Indebtedness in excess of $50,000 of PhotoDisc or any PhotoDisc Subsidiary;

       (iii) all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which PhotoDisc or any PhotoDisc Subsidiary is a party;

        (iv) (A) each contract with producers, contributors, photographers and other content providers (or similar arrangements) to which PhotoDisc or any PhotoDisc Subsidiary is a party which has generated $15,000 or more of license revenues for the year ended December 31, 1996 and (B) all contracts with independent contractors or consultants to which PhotoDisc or any PhotoDisc Subsidiary is likely to pay consideration of more than $15,000 in the aggregate during the calendar year ended December 31, 1997;

        (v) all contracts and agreements relating to Software or technology of, or used by, PhotoDisc or any PhotoDisc Subsidiary, including agreements with technology partners (other than standard license agreements for "off-the-shelf" Software);

        (vi) all contracts and agreements with any Governmental Authority to which PhotoDisc or any PhotoDisc Subsidiary is a party;

       (vii) all contracts and agreements that limit or purport to limit the ability of PhotoDisc or any PhotoDisc Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

      (viii) all contracts and agreements between or among PhotoDisc or any PhotoDisc Subsidiary and any stockholder of PhotoDisc or any Affiliate of any stockholder of PhotoDisc, including, without limitation, Mark Torrance and PDI; and

        (ix) all other contracts and agreements, whether or not made in the ordinary course of business, the absence of which could reasonably be expected to have a Material Adverse Effect on PhotoDisc.

    (b) Except as disclosed in Section 3.16(b) of the PhotoDisc Disclosure Schedule, each Material Contract: (i) to the best knowledge of PhotoDisc after due inquiry, is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.07 of the PhotoDisc Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither PhotoDisc nor any PhotoDisc Subsidiary is in breach of, or default under, any material term of any Material Contract. Except as disclosed in
Section 3.16(b) of the PhotoDisc Disclosure Schedule, to the best knowledge of PhotoDisc after due inquiry, no other party to any Material Contract is in breach thereof or default thereunder.

    SECTION 3.17. INTELLECTUAL PROPERTY. (a) Section 3.17(a)(i) of the PhotoDisc Disclosure Schedule sets forth a true and complete list of each patent and patent application and each other registration or application for registration of all PhotoDisc Owned Intellectual Property. Section 3.17(a)(ii) of the PhotoDisc Disclosure Schedule sets forth a true and complete list of all licenses or sublicenses of all PhotoDisc Licensed Intellectual Property. Except as disclosed in Section 3.17(a)(iii) of the PhotoDisc Disclosure Schedule, to the best knowledge of PhotoDisc after due inquiry, the rights of PhotoDisc or any PhotoDisc Subsidiary, as the case may be, in or to such Intellectual Property do not conflict with or infringe on the intellectual property rights of any other Person, and neither PhotoDisc nor any PhotoDisc Subsidiary has received any claim or written notice from any Person to such effect.

    (b) Except as disclosed in Section 3.17(b) of the PhotoDisc Disclosure
Schedule: (i) all the PhotoDisc Owned Intellectual Property is owned by either PhotoDisc or a PhotoDisc Subsidiary, as the case may be, free and clear of any Encumbrance other than Permitted Encumbrances and (ii) no Actions have been made or asserted or are pending (nor, to the best knowledge of PhotoDisc after due inquiry, has any such Action been threatened) against PhotoDisc or any PhotoDisc Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by PhotoDisc or any PhotoDisc Subsidiary of any of the PhotoDisc Owned Intellectual Property or (B) alleging that any services provided or products manufactured or sold by PhotoDisc or any PhotoDisc Subsidiary are being provided, manufactured or sold in violation of any patents, trademarks or copyrights, or any other rights of any Person. To the best knowledge of PhotoDisc after due inquiry, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that infringes upon the PhotoDisc Owned Intellectual Property or upon the rights of PhotoDisc or any PhotoDisc Subsidiary therein. Except as disclosed in Section 3.17(b) of the PhotoDisc Disclosure Schedule, neither PhotoDisc nor any PhotoDisc Subsidiary has granted any license or other right to any other Person with respect to the PhotoDisc Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the PhotoDisc Owned Intellectual Property.

    (c) PhotoDisc has, or has caused to be, delivered to Getty correct and complete copies of all the licenses and sublicenses for PhotoDisc Licensed Intellectual Property listed in Section 3.17(a)(ii) of the PhotoDisc Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

        (i) such license or sublicense, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.17(c), is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

        (ii) except as otherwise set forth in Section 3.17(a)(ii) of the PhotoDisc Disclosure Schedule, such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

       (iii) except as otherwise disclosed in Section 3.17(a)(ii) of the PhotoDisc Disclosure Schedule, with respect to each such license or sublicense: (A) neither PhotoDisc nor any PhotoDisc Subsidiary has received any notice of termination or cancellation under such license or sublicense and no licensor or sublicensor has any right of termination or cancellation under such license or sublicense except in connection with the default of PhotoDisc or any PhotoDisc Subsidiary thereunder, (B) neither PhotoDisc nor any PhotoDisc Subsidiary has received any notice of a breach or default under such license or sublicense, which breach or default has not been cured, and (C) neither PhotoDisc nor any PhotoDisc Subsidiary has granted to any other Person any rights, adverse or otherwise, under such license or sublicense;

        (iv) none of PhotoDisc, any PhotoDisc Subsidiary nor (to the best knowledge of PhotoDisc after due inquiry) any other party to such license or sublicense is in breach or default in any material respect, and, to the best knowledge of PhotoDisc after due inquiry, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license or sublicense;

        (v) no Actions have been made or asserted or are pending (nor, to the best knowledge of PhotoDisc after due inquiry, has any such Action been threatened) against PhotoDisc or any PhotoDisc Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by PhotoDisc or any PhotoDisc Subsidiary of any of the PhotoDisc Licensed Intellectual Property or (B) alleging that any PhotoDisc Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person; and

        (vi) to the best knowledge of PhotoDisc after due inquiry, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that is confusingly similar to the PhotoDisc Licensed Intellectual Property or that infringes upon the PhotoDisc Licensed Intellectual Property or upon the rights of PhotoDisc or any PhotoDisc Subsidiary therein.

    (d) PhotoDisc and the PhotoDisc Subsidiaries own or have the legal right to use all Intellectual Property used or held by PhotoDisc or any PhotoDisc Subsidiary or forming a part of, used or held in, and all such Intellectual Property necessary in the conduct of, the Business.

    SECTION 3.18. REAL PROPERTY. (a) Section 3.18(a)(i) of the PhotoDisc Disclosure Schedule lists the street address of each parcel of Owned Real Property. Section 3.18(a)(ii) of the PhotoDisc Disclosure Schedule lists the street address of each parcel of Leased Real Property, the identity of the lessor and lessee thereof and the lease agreement applicable thereto.

    (b) Except as described in Section 3.18(b) of the PhotoDisc Disclosure Schedule, there is no material violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property. Either PhotoDisc or a PhotoDisc Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used.

    (c) PhotoDisc has, or has caused to be, delivered to Getty true and complete copies of all leases and subleases listed in Section 3.18(a)(ii) of the PhotoDisc Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates).

    SECTION 3.19. ASSETS. (a) Except as disclosed in Section 3.19 of the PhotoDisc Disclosure Schedule, either PhotoDisc or a PhotoDisc Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets used in the conduct of the Business or otherwise owned, leased or used by PhotoDisc or any PhotoDisc Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by PhotoDisc or any PhotoDisc Subsidiary in or relating to the conduct of the Business (all such properties, assets and contract rights being the "ASSETS"). Either PhotoDisc or a PhotoDisc Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section
3.19 of the PhotoDisc Disclosure Schedule and (ii) Permitted Encumbrances.

    (b) Except to the extent that any consents, approvals, authorizations or other actions listed in Section 3.06 or 3.07 of the PhotoDisc Disclosure Schedule have not been obtained or taken, following the consummation of the transactions contemplated by this Agreement, either PhotoDisc or a PhotoDisc Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain, its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties or licenses, or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

    SECTION 3.20. CUSTOMERS AND SALES AGENTS. Listed in Section 3.20 of the PhotoDisc Disclosure Schedule are the names of (i) all sales agents of PhotoDisc or any PhotoDisc Subsidiary and (ii) all customers of PhotoDisc and the PhotoDisc Subsidiaries that contracted for products or services from PhotoDisc or any PhotoDisc Subsidiary with an aggregate value of $25,000 or more during the fiscal year ended December 31, 1996, and the amount for which each such customer was invoiced during such period. Except as disclosed in Section 3.20 of the PhotoDisc Disclosure Schedule, neither PhotoDisc nor any PhotoDisc Subsidiary has received any notice or has any reason to believe that any significant customer of PhotoDisc has ceased, or will cease, to use the products or services of PhotoDisc or any PhotoDisc Subsidiary, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

    SECTION 3.21. CONTENT PROVIDERS. Listed in Section 3.21 of the PhotoDisc Disclosure Schedule are the names of all the content providers from which PhotoDisc and the PhotoDisc Subsidiaries ordered, purchased or received content for PhotoDisc and the PhotoDisc Subsidiaries with an aggregate purchase price of $25,000 or more during the fiscal year ended December 31, 1996, and the amount for which each such content provider invoiced PhotoDisc and the PhotoDisc Subsidiaries during such period. Except as disclosed in Section 3.21 of the Disclosure Schedule, neither PhotoDisc nor any PhotoDisc Subsidiary has received any notice or has any reason to believe that any such content provider will not sell content to PhotoDisc or any PhotoDisc Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to PhotoDisc and the PhotoDisc Subsidiaries, subject only to general and customary price increases. Except as disclosed in Section 3.21 of the PhotoDisc Disclosure Schedule, PhotoDisc or the PhotoDisc Subsidiaries, as the case may be, have the right to terminate each of such content providers on not more than 90 days' notice. There are no unrecorded liabilities owed to any content provider from which PhotoDisc and the PhotoDisc Subsidiaries have ordered, purchased or received content or related goods or services.

    SECTION 3.22.  EMPLOYEE BENEFIT MATTERS.  (a) PLANS AND MATERIAL DOCUMENTS.
Section 3.22(a) of the PhotoDisc Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which PhotoDisc or any PhotoDisc Subsidiary is a party, with respect to which PhotoDisc or any PhotoDisc

Subsidiary has any obligation or which are maintained, contributed to or sponsored by PhotoDisc or any PhotoDisc Subsidiary for the benefit of any current or former employee, officer or director of PhotoDisc or any PhotoDisc Subsidiary, (ii) each employee benefit plan for which PhotoDisc or any PhotoDisc Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which PhotoDisc or any PhotoDisc Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between PhotoDisc or any of its Affiliates and any employee of PhotoDisc or of any PhotoDisc Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of PhotoDisc (collectively, the "PLANS"). Each Plan is in writing and PhotoDisc has furnished Getty with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed on Section 3.22(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which PhotoDisc or any PhotoDisc Subsidiary is a party, with respect to which PhotoDisc or any PhotoDisc Subsidiary has any obligation or which are maintained, contributed to or sponsored by PhotoDisc or any PhotoDisc Subsidiary for the benefit of any current or former employee, officer or director of PhotoDisc or any PhotoDisc Subsidiary. Neither PhotoDisc nor any PhotoDisc Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

    (b) ABSENCE OF CERTAIN TYPES OF PLANS. None of the Plans is subject to Title IV of ERISA. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates PhotoDisc or any PhotoDisc Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of PhotoDisc or any PhotoDisc Subsidiary. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

    (c) COMPLIANCE WITH APPLICABLE LAW. Each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in all material respects in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. PhotoDisc and each Subsidiary have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No legal action, suit or claim is pending or, to the best knowledge of PhotoDisc after due inquiry, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the best knowledge of PhotoDisc after due inquiry, no fact or event exists that could give rise to any such action, suit or claim.

    (d) QUALIFICATION OF CERTAIN PLANS. Each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

    (e) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which PhotoDisc or any PhotoDisc Subsidiary has incurred or could incur any Liability. Neither PhotoDisc nor any PhotoDisc Subsidiary has incurred any Liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any Liability under
Section 502 of ERISA, and no fact or event exists which could give rise to any such Liability. Neither PhotoDisc nor any PhotoDisc Subsidiary has incurred any Liability under, arising out of or by operation of Title IV of ERISA (other than Liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any Liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, and no fact or event exists which could give rise to any such Liability.

    (f) PLAN CONTRIBUTIONS AND FUNDING. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent allowable and no such deduction has been challenged or disallowed by any governmental entity and no fact or event exists which could give rise to any such challenge or disallowance.

    (g) AMERICANS WITH DISABILITIES ACT. Except as set forth in Section 3.22(g) of the PhotoDisc Disclosure Schedule, PhotoDisc and each PhotoDisc Subsidiary are in compliance with the requirements of the Americans With Disabilities Act.

    (h) WARN ACT. PhotoDisc and the PhotoDisc Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no Liabilities pursuant to WARN.

    SECTION 3.23. LABOR MATTERS. Except as set forth in Section 3.23 of the PhotoDisc Disclosure Schedule, (a) neither PhotoDisc nor any PhotoDisc Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by PhotoDisc or any PhotoDisc Subsidiary and, currently, to PhotoDisc's knowledge, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect PhotoDisc or any PhotoDisc Subsidiary; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of PhotoDisc after due inquiry, threatened between PhotoDisc or any PhotoDisc Subsidiary and any of their respective employees, and neither PhotoDisc nor any PhotoDisc Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) neither PhotoDisc nor any PhotoDisc Subsidiary has materially breached or otherwise failed to comply in any material respect with the provisions of any collective bargaining or union contract and there are no grievances outstanding against PhotoDisc or any PhotoDisc Subsidiary under any such agreement or contract which could have a Material Adverse Effect on PhotoDisc; (d) there are no unfair labor practice complaints pending against PhotoDisc or any PhotoDisc Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of PhotoDisc or any PhotoDisc Subsidiary which could have a Material Adverse Effect on PhotoDisc; (e) PhotoDisc and each PhotoDisc Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of PhotoDisc or any PhotoDisc Subsidiary and is not liable for any arrearages of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) PhotoDisc and each PhotoDisc Subsidiary has paid in full to all their respective employees, or adequately accrued for in accordance with U.S. GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted to PhotoDisc or is now pending or, to the best knowledge of PhotoDisc after due inquiry, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by PhotoDisc or any PhotoDisc Subsidiary; (h) neither PhotoDisc nor any PhotoDisc Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; and (i) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted to PhotoDisc or is now pending or, to the best knowledge of PhotoDisc after due inquiry, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which PhotoDisc or any Subsidiary has employed or currently employs any Person.

    SECTION 3.24. KEY EMPLOYEES. Section 3.24 of the PhotoDisc Disclosure Schedule lists the name, the place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation and other like benefits paid or payable (in cash or otherwise) in 1996, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of PhotoDisc or any PhotoDisc Subsidiary whose annual compensation exceeded (or, in 1997, is expected to exceed) $125,000.

    SECTION 3.25.  TAXES.  Except as disclosed with reasonable specificity in
Section 3.25 of the PhotoDisc Disclosure Schedule, (a) (i) All returns and reports in respect of Taxes required to be filed by or with respect to PhotoDisc and each PhotoDisc Subsidiary (including any Tax return that includes or is required to include PhotoDisc or any PhotoDisc Subsidiary on a consolidated, combined or unitary basis) have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due (including any Taxes that do not require the filing of a return or report) have been timely paid; (iii) all such returns and reports (insofar as they relate to the activities or income of PhotoDisc or any PhotoDisc Subsidiary) are true, correct and complete in all material respects; (iv) no adjustment relating to any of such returns or reports of Taxes has been proposed by any Tax authority (insofar as they relate to the activities, assets or income of PhotoDisc or any PhotoDisc Subsidiary); (v) there are no pending or, to the best knowledge of PhotoDisc and the PhotoDisc Subsidiaries (after due inquiry), threatened actions or proceedings for the assessment or collection of Taxes against PhotoDisc or any PhotoDisc Subsidiary or (insofar as relates to the activities, assets or income of PhotoDisc or any PhotoDisc Subsidiary); (vi) the amounts reflected in respect of the liability of PhotoDisc and the PhotoDisc Subsidiaries for current period Taxes on the PhotoDisc Interim Financial Statements are adequate to discharge in full the actual liability of PhotoDisc and the PhotoDisc Subsidiaries for all Taxes attributable to the period covered by the PhotoDisc Interim Financial Statements (without regard to the materiality of such Taxes); (vii) no consent under
Section 341(f) of the Code has been filed with respect to PhotoDisc or any PhotoDisc Subsidiary; (viii) there are no Tax liens on any assets of PhotoDisc or any PhotoDisc Subsidiary, except for liens for Taxes not yet due and payable, such as current year property taxes; (ix) none of the Principal Stockholders nor any PhotoDisc Subsidiary or Affiliate of any Principal Stockholder is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment by PhotoDisc or any PhotoDisc Subsidiary of any "excess parachute payments" within the meaning of Section 280G of the Code; (x) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (xi) from and after January 1, 1995, PhotoDisc and each PhotoDisc Subsidiary has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which PhotoDisc files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period; (xii) neither PhotoDisc nor any PhotoDisc Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xiii) neither PhotoDisc nor any PhotoDisc Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and
(xiv) neither PhotoDisc nor any PhotoDisc Subsidiary is subject to any accumulated earnings tax penalty or personal holding company tax.

    (b) Except as disclosed with reasonable specificity in Section 3.25 of the PhotoDisc Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which PhotoDisc or any PhotoDisc Subsidiary may be subject; (ii) neither PhotoDisc nor any PhotoDisc Subsidiary (A) has or is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, (B) has been a passive foreign investment company within the meaning of Section 1296 of the Code, (C) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (D) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) neither PhotoDisc nor any PhotoDisc Subsidiary has any (A) income reportable for a period ending after the Closing Date but attributable to a closed and completed transaction (E.G., an installment sale) occurring in, or a change in accounting method made for a period ending on or prior to, the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (including any adjustment required under Section 481(a) of the Code), or (B) deferred gain or loss arising out of any deferred intercompany transaction; (iv) there are no outstanding written requests for information from taxing authorities that could affect the Taxes of PhotoDisc or any PhotoDisc Subsidiary; (v) neither PhotoDisc nor any PhotoDisc Subsidiary is obligated under any agreement with respect to industrial development bonds or similar obligations; and (vi) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect PhotoDisc or a PhotoDisc Subsidiary.

    (c) (i) Section 3.25 of the PhotoDisc Disclosure Schedule lists all income, franchise and similar Tax returns with respect to or based on net income (federal, state, local and foreign) filed with respect to each of PhotoDisc and the PhotoDisc Subsidiaries for taxable periods ended on or after January 1, 1992, indicates for which jurisdictions returns have been filed on the basis of a consolidated, combined or unitary group, indicates the most recent income, franchise or similar Tax return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax returns that currently are the subject of audit; (ii) PhotoDisc has delivered to Getty correct and complete copies of all federal, state and foreign income, franchise and similar Tax returns, examination reports filed by PhotoDisc, and all written requests for private rulings, determinations or informal advice from an income tax authority filed or submitted by or on behalf of PhotoDisc, any PhotoDisc Subsidiary or any Principal Stockholder (in such Principal Stockholder's capacity as such) and all examination reports and statements of deficiencies assessed against or agreed to by PhotoDisc or any PhotoDisc Subsidiary since January 1, 1992; (iii) PhotoDisc has delivered to Getty a true and complete copy of any tax-sharing or allocation agreement or arrangement involving PhotoDisc or any PhotoDisc Subsidiary; and (iv) Section
3.25 of the PhotoDisc Disclosure Schedule sets forth the following information with respect to each of PhotoDisc and the PhotoDisc Subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing, giving effect to the consummation of the transactions contemplated by this Agreement): (A) the aggregate tax basis of PhotoDisc and the PhotoDisc Subsidiaries in the assets used in the Business, (B) the tax basis of PhotoDisc in the stock of each PhotoDisc Subsidiary (or the amount of any excess loss account) (or, if such tax basis is not readily available, a description of the books and records necessary to compute such tax basis and a statement that such books and records will be made available to Getty), and (C) the amount of any net operating loss, net capital loss, unused credit, unused foreign tax, or excess charitable contribution allocable to each of PhotoDisc and the PhotoDisc Subsidiaries.

    (d) For purposes of the indemnification of Getty Images pursuant to Article X, the representations in Section 3.25(a) shall be deemed to have been made with no exception for items disclosed in Section 3.25 of the PhotoDisc Disclosure Schedule or otherwise, except for the matters disclosed in Section 3.25(x) of the PhotoDisc Disclosure Schedule. For purposes of determining the amount of any Loss indemnifiable under Section 10.02 with respect to the breach of the representations in Section 3.25(a), an indemnifiable Loss shall be deemed to have occurrred only to the extent that the liability of PhotoDisc for Taxes for all periods through the date of the PhotoDisc Interim Financial Statments exceeds the amount accrued for Taxes on the PhotoDisc Interim Financial Statements, including reserves for taxes.

    (e) As of the date hereof, PhotoDisc does not know of any reason (i) why it would not be able to deliver to Heller Ehrman White & McAuliffe or Shearman & Sterling at the Closing certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 9.02(d) and 9.03(f), and PhotoDisc hereby agrees to deliver such certificates effective as of the Closing or (ii) why Heller Ehrman White & McAuliffe or Shearman & Sterling would not be able to deliver the opinions required by Sections 9.02(d) and 9.03(f).

    SECTION 3.26. INSURANCE. All material assets, properties and risks of PhotoDisc and each PhotoDisc Subsidiary are, and for the past five years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of PhotoDisc or a PhotoDisc Subsidiary, as the case may be, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of PhotoDisc or such PhotoDisc Subsidiary, as the case may be.

    SECTION 3.27. OPINION OF FINANCIAL ADVISOR. PhotoDisc has received the opinion of Robertson Stephens & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by PhotoDisc stockholders is fair to PhotoDisc stockholders from a financial point of view.

    SECTION 3.28. FULL DISCLOSURE. PhotoDisc is not aware of any facts pertaining to PhotoDisc, any PhotoDisc Subsidiary or the Business which adversely affect PhotoDisc, any PhotoDisc Subsidiary or the Business or which are likely in the future to materially adversely affect PhotoDisc, any PhotoDisc Subsidiary or the Business and which have not been disclosed in this Agreement, the PhotoDisc Disclosure Schedule, the PhotoDisc Financial Statements, the PhotoDisc Interim Financial Statements or otherwise disclosed to Getty by PhotoDisc in writing.

    SECTION 3.29. BROKERS. Except for Robertson Stephens & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PhotoDisc or any PhotoDisc Subsidiary of PhotoDisc. The expenses of Robertson Stephens & Co. shall be borne as provided in Section 12.01.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF GETTY

    As an inducement to PhotoDisc to enter into this Agreement, Getty hereby represents and warrants to PhotoDisc as follows:

    SECTION 4.01. ORGANIZATION AND CORPORATE POWER OF GETTY. Getty is a public limited company duly organized and validly existing under the laws of England and Wales and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

    SECTION 4.02. CORPORATE AUTHORIZATIONS, EXECUTION AND DELIVERY. The execution and delivery of this Agreement by Getty, the performance by Getty of its obligations hereunder and the consummation by Getty of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Getty, subject in the case of the consummation of the Merger and the Scheme of Arrangement to obtaining the approval of the High Court and the approvals required of the holders of Getty Ordinary Shares. This Agreement has been duly executed and delivered by Getty, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Getty enforceable against Getty in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 4.03. CAPITAL STOCK OF GETTY. (a) The authorized capital stock of Getty consists of (i) 29,000,000 Getty Class A Ordinary Shares and (ii) 14,000,000 Getty Class B Ordinary Shares. As of the date hereof, (i) 24,872,608 Getty Class A Ordinary Shares are issued, all of which are validly issued, fully paid and not subject to further calls for funds, and (ii) 13,444,618 Getty Class B Ordinary Shares are issued, all of which are validly issued, fully paid and not subject to further calls for funds.

    (b) None of the issued Getty Class A Ordinary Shares or Getty Class B Ordinary Shares was issued in violation of any preemptive rights. Except as set forth in Section 4.03 of the Getty Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Getty or obligating Getty or any of the Getty Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, Getty. There are no outstanding contractual obligations of Getty to repurchase, redeem or otherwise acquire any Getty Class A Ordinary Shares or Getty Class B Ordinary Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

    (c) Except as set forth in Section 4.03(c) of the Getty Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding Getty Class A Ordinary Shares or Getty Class B Ordinary Shares. Except as set forth in Section 4.03(c) of the Getty Disclosure Schedule, Getty has not granted or agreed to grant to any Person any rights to subscribe for securities of Getty, to nominate for election or have elected any Person to the Board of Directors of Getty or to register any securities of Getty under the Securities Act.

    (d) Section 4.03(d) of the Getty Disclosure Schedule sets forth the name of each Person owning Getty Class B Ordinary Shares and the number of Getty Class B Ordinary Shares owned by each such Person.

    (e) Effective upon consummation of the Scheme of Arrangement at the Effective Time, Getty Images shall obtain all right, title and interest in and to all of the voting equity securities of Getty outstanding immediately prior to the Effective Time.

    SECTION 4.04. GETTY SUBSIDIARIES. (a) Section 4.04(a) of the Getty Disclosure Schedule sets forth a true and complete list of all Getty Subsidiaries, listing for each Getty Subsidiary its name and jurisdiction of incorporation.

    (b) Other than the Getty Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which Getty owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Getty Subsidiaries, Getty is not a member of (nor is any part of the business of Getty conducted through) any partnership. Except as set forth in Section 4.04(b) of the Getty Disclosure Schedule, Getty is not a participant in any joint venture or similar arrangement.

    (c) Each Getty Subsidiary (i) is a corporation, partnership, limited liability company or other legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Getty Subsidiary and to carry on its business as it has been and is currently conducted by such Getty Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for such failures which, when taken together with all other such failures, reasonably could not be expected to have a Material Adverse Effect on Getty.

    (d) Except as set forth in Section 4.04(d) of the Getty Disclosure Schedule, all the outstanding shares of capital stock of each Getty Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Getty Subsidiaries, free of preemptive rights and are owned by Getty, whether directly or indirectly, free and clear of all Encumbrances.

    (e) There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Getty Subsidiary or obligating Getty or any Getty Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any Getty Subsidiary.

    (f) All material corporate actions taken by each Getty Subsidiary have been duly authorized and no Getty Subsidiary has taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents).

    (g) Except as set forth in Section 4.04(g) of the Getty Disclosure Schedule, no Getty Subsidiary is a member of (nor is any part of its business conducted through) any partnership nor is any Getty Subsidiary a participant in any joint venture or similar arrangement.

    (h) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Getty Subsidiary.

    SECTION 4.05. NO CONFLICT. Assuming that all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and notifications listed in Section 4.06 of the Getty Disclosure Schedule have been made, except as set forth in Section 4.05 of the Getty Disclosure Schedule, the execution, delivery and performance of this Agreement by Getty do not and will not (a) violate, conflict with or result in the breach of any provision of the Memorandum and Articles of Association (or similar organizational documents) of Getty or any Getty Subsidiary, (b) conflict with or violate (or cause an event which reasonably could be expected to have a Material Adverse Effect on Getty as a result of) any Law or Governmental Order applicable to Getty, any Getty Subsidiary or any of their respective assets, properties or businesses or (c) conflict with, or result in any breach of, constitute a default (or event which, with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Getty or any Getty Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Getty or any Getty Subsidiary is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of Getty to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.05 of the Getty Disclosure Schedule, no material amounts will become payable by Getty or a Getty Subsidiary to current or former directors or officers of Getty or any Getty Subsidiary as a result of or in connection with the transactions contemplated by this Agreement.

    SECTION 4.06. GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Getty do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in Section
4.06 of the Getty Disclosure Schedule, (b) the notification requirements of the HSR Act and (c) High Court approval for the Scheme of Arrangement.

    SECTION 4.07. SEC REPORTS AND FINANCIAL STATEMENTS. (a) Getty has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 2, 1996 (collectively, including all exhibits thereto, the "GETTY SEC REPORTS"). None of the Getty SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Getty SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Getty SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

    (b) True and complete copies of (i) the audited consolidated balance sheets of Getty as of December 31, 1995 and December 31, 1996, the audited consolidated statements of operations and cash flows of Getty for the period March 14, 1995 through December 31, 1995 and for the year ended December 31, 1996, the consolidated balance sheets of Tony Stone Associates Limited at December 31, 1994 and at March 13, 1995, and the audited consolidated statements of operations and cash flows of Tony Stone Associates Limited for the year ended December 31, 1994 and for the period January 1, 1995 through March 13, 1995, together with all related notes and schedules thereto, accompanied by the reports thereon of Getty's Accountants (collectively referred to herein as the "GETTY FINANCIAL STATEMENTS") have been included in Getty's Annual Report on Form 20-F for the year ended December 31, 1996 as filed with the SEC and (ii) the unaudited consolidated balance sheet of Getty as of June 30, 1997, and the related unaudited consolidated income statement of Getty for the six months ended June 30, 1997 (collectively referred to herein as the "GETTY INTERIM FINANCIAL STATEMENTS") have been furnished to the SEC under cover of a Report on Form 6-K. The Getty Financial Statements and the Getty Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of Getty, (ii) present fairly in all material respects the consolidated financial condition and results of operations of Getty and the Getty Subsidiaries as of the dates thereof or for the periods covered thereby,
(iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of Getty, except, in the case of the Getty Interim Financial Statements, for the absence of footnote disclosures, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Getty and the Getty Subsidiaries and the results of the operations of Getty and the Getty Subsidiaries as of the dates thereof or for the periods covered thereby, except, in the case of the Getty Interim Financial Statements, for normal year-end audit adjustments.

    (c) Except as set forth in the Getty SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1996, neither Getty nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect on Getty or would prevent or materially delay the performance of this Agreement by Getty.

    SECTION 4.08. NO UNDISCLOSED LIABILITIES. There are no Liabilities of Getty or any Getty Subsidiary, other than Liabilities (i) reflected or reserved against on the audited consolidated balance sheet of Getty as of December 31, 1996, (ii) disclosed in Section 4.08 of the Getty Disclosure Schedule, (iii) disclosed in documents filed by Getty with the SEC or publicly furnished to the SEC, or (iv) incurred since the date of this Agreement in the ordinary course of business, consistent with the past practice, of Getty and the Getty Subsidiaries and which do not and reasonably could not be expected to have a Material Adverse Effect on Getty.

    SECTION 4.09. FORM S-4, GETTY IMAGES PROSPECTUS AND GETTY SHAREHOLDER CIRCULAR. (a)(i) The Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, insofar as it contains information related to Getty or the Getty Subsidiaries, contain any untrue statement of a material fact or omit to state any material fact

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required to be stated therein or necessary to make the statements therein not misleading, (ii) the Getty Images Prospectus will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, insofar as it contains information related to Getty or the Getty Subsidiaries, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) the Getty Shareholder Circular will not, on the date it is first mailed to Getty shareholders or at the time of the Getty Shareholders Meeting, insofar as it contains information related to Getty or the Getty Subsidiaries, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Insofar as it relates to Getty or the Getty Subsidiaries, the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

    (b) Notwithstanding the foregoing provisions of this Section 4.08, no representation or warranty is made by Getty with respect to statements made or incorporated by reference in the Form S-4, the Getty Images Prospectus or the Getty Shareholder Circular with respect to PhotoDisc, the PhotoDisc Subsidiaries, the Business, PhotoDisc's stockholders or Getty Images.

    SECTION 4.10. CONDUCT IN THE ORDINARY COURSE. Since December 31, 1996, except as disclosed in Section 4.10 of the Getty Disclosure Schedule, the business of Getty and the Getty Subsidiaries has been conducted in the ordinary course and consistent with past practice.

    SECTION 4.11. LITIGATION. Except as set forth in Section 4.11 of the Getty Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth the parties, the nature of the proceeding, the date and method of commencement and the amount of damages or other relief sought), there are no Actions pending (or to the best knowledge of Getty after due inquiry, threatened) by or against Getty or any Getty Subsidiary. None of the matters disclosed in Section 4.11 of the Getty Disclosure Schedule has had or reasonably could be expected to have a Material Adverse Effect on Getty or could be reasonably likely to materially adversely affect the legality, validity or enforceability of this Agreement or Getty's ability to consummate the transactions contemplated hereby. Except as set forth in Section 4.11 of the Getty Disclosure Schedule, neither Getty nor any Getty Subsidiary is subject to any Governmental Order which has had or reasonably could be expected to have a Material Adverse Effect on Getty.

    SECTION 4.12. COMPLIANCE WITH LAWS. Except as set forth in Section 4.12 of the Getty Disclosure Schedule, Getty and the Getty Subsidiaries have each conducted and continue to conduct in all material respects their businesses in accordance with all Laws and Governmental Orders applicable to Getty or any of the Getty Subsidiaries or their businesses, and neither Getty nor any Getty Subsidiary is in violation of any such Law or Governmental Order which could reasonably be expected to have a material adverse effect on the business of Getty and the Getty Subsidiaries.

    SECTION 4.13. CERTAIN INTERESTS. (a) Except as disclosed in Section 4.13(a) of the Getty Disclosure Schedule, no officer or director of Getty and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

        (i) to the best knowledge of Getty after due inquiry, has any direct or indirect financial interest in any competitor, supplier or customer of Getty, PROVIDED, HOWEVER, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

        (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which Getty uses or has used in the conduct of the Business or otherwise; or

       (iii) has outstanding any Indebtedness to Getty.

    (b) Except as disclosed in Section 4.13(b) of the Getty Disclosure Schedule, neither Getty nor any of the Getty Subsidiaries has any Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of Getty or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

    SECTION 4.14. ENVIRONMENTAL AND SAFETY MATTERS. Getty and each of the Getty Subsidiaries is in all material respects in compliance with the provisions of all federal, state, local and foreign laws relating to pollution, protection of the environment or occupational safety and health applicable to it or to real property owned or leased by it or to the use, operation or occupancy thereof. Neither Getty nor any Getty Subsidiary has engaged in any activity in material violation of any provision of any federal, state or local law relating to pollution, protection of the environment or occupational safety and health. Neither Getty nor any Getty Subsidiary has any material liability, absolute or contingent, under any federal, state or local law relating to pollution, protection of the environment or occupational safety and health.

    SECTION 4.15. INTELLECTUAL PROPERTY. (a) Except as disclosed in Section 4.15(a) of the Getty Disclosure Schedule: (i) all the Getty Owned Intellectual Property is owned by either Getty or a Getty Subsidiary, as the case may be, free and clear of any Encumbrance other than Permitted Encumbrances and (ii) no Actions have been made or asserted or are pending (nor, to the best knowledge of Getty after due inquiry, has any such Action been threatened) against Getty or any Getty Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by Getty or any Getty Subsidiary of any of the Getty Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by Getty or any Getty Subsidiary, are being provided, manufactured or sold in violation of any patents, trademarks or copyrights or any other rights of any Person. To the best knowledge of Getty after due inquiry, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Getty Owned Intellectual Property or that infringe upon such owned Intellectual Property or upon the rights of Getty or any Getty Subsidiary therein. Except as disclosed in Section 4.15(a) of the Getty Disclosure Schedule, neither Getty nor any Getty Subsidiary has granted any license or other right to any other Person with respect to the Getty Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Getty Owned Intellectual Property.

    (b) Except as disclosed in Section 4.15(b) of the Getty Disclosure Schedule, with respect to each license and sublicense pursuant to which Getty or any Getty Subsidiary licenses Intellectual Property from a third party: (i) such license or sublicense is valid and binding and in full force and effect; (ii) such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense; (iii) neither Getty nor any Getty Subsidiary has received any notice of termination, cancellation or material breach or default under such license or sublicense and no licensor or sublicensor has any right of termination or cancellation under such license or sublicense except in connection with the default of Getty or any Getty Subsidiary thereunder; (iv) none of Getty, any Getty Subsidiary nor (to the best knowledge of Getty after due inquiry) any other party to such license or sublicense is in breach or default in any material respect, and, to the best knowledge of Getty after due inquiry, no event has occurred that, with notice or lapse of time would constitute such a material breach or default or permit termination, modification or acceleration under such license or sublicense; (v) no Actions have been made or asserted or are pending (nor, to the best knowledge of PhotoDisc after due inquiry, has any such Action been threatened) against Getty or any Getty Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by Getty or any Getty Subsidiary of any of the Getty Licensed Intellectual Property or (B) alleging that any of the Getty Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person;

and (vi) Getty and the Getty Subsidiaries own or have the legal right to use all Intellectual Property used or held by Getty or any Getty Subsidiary or forming a part of, used or held in, and all such Intellectual Property necessary in the conduct of, the business of Getty and the Getty Subsidiaries.

    SECTION 4.16. TAX-FREE TREATMENT. As of the date hereof, Getty does not know of any reason (i) why it would not be able to deliver to Heller Ehrman White & McAuliffe or Shearman & Sterling at the Closing certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 9.02(d) and 9.03(f), and Getty hereby agrees to deliver such certificates effective as of the Closing Date or
(ii) why Heller Ehrman White & McAuliffe or Shearman & Sterling would not be able to deliver the opinions required by Sections 9.02(d) and 9.03(f).

    SECTION 4.17. OPINION OF FINANCIAL ADVISOR. Getty has received the opinion of Alex. Brown & Sons, dated the date of this Agreement, to the effect that, as of such date, the consideration to be issued in the Merger by Getty Images is fair to Getty and Getty Images from a financial point of view.

    SECTION 4.18. FULL DISCLOSURE. Getty is not aware of any facts pertaining to Getty, any Getty Subsidiary or the business of Getty and the Getty Subsidiaries which adversely affect Getty, any Getty Subsidiary or the business of Getty and the Getty Subsidiaries or which are likely in the future to materially adversely affect Getty, any Getty Subsidiary or the business of Getty and the Getty Subsidiaries and which have not been disclosed in this Agreement, the Getty Disclosure Schedule, the Getty Financial Statements, the Getty Interim Financial Statements or otherwise disclosed to PhotoDisc by Getty in writing.

    SECTION 4.19. BROKERS. Except for Alex. Brown & Sons Ltd., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Getty. Getty shall be solely responsible for payment of the fees and expenses of Alex. Brown & Sons Ltd.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         OF GETTY IMAGES AND MERGER SUB

    As an inducement to PhotoDisc to enter into this Agreement, Getty Images and Merger Sub each represent and warrant to PhotoDisc as follows:

    SECTION 5.01. ORGANIZATION AND CORPORATE POWER. Getty Images is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, the Stockholders' Transaction Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Getty Images has no subsidiaries other than Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

    SECTION 5.02. CORPORATE AUTHORIZATIONS, EXECUTION AND DELIVERY. (a) The execution and delivery by Getty Images of this Agreement, the Stockholders' Transaction Agreement and the Escrow Agreement, the performance by Getty Images of its obligations hereunder and thereunder and the consummation by Getty Images of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Getty Images. Each of this Agreement and the Stockholders' Transaction Agreement has been, and, upon its execution, the Escrow Agreement will be, duly executed and delivered by Getty Images, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each of this Agreement and the Stockholders' Transaction Agreement constitutes, and, upon its execution, the Escrow Agreement will constitute, a legal, valid and binding obligation of Getty Images enforceable against Getty Images in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

    (b) The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 5.03. CAPITAL STOCK OF GETTY IMAGES AND MERGER SUB. (a) The authorized capital stock of Getty Images consists of 1,000 Getty Images Shares. As of the date hereof, 100 Getty Images Shares are issued, all of which are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Getty.

    (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. As of the date hereof, 100 shares of such common stock are issued, all of which are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Getty Images.

    (c) None of the issued Getty Images Shares was issued in violation of any preemptive rights. Except as set forth in Section 4.03 of the Getty Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Getty Images or obligating Getty Images to issue or sell any shares of capital stock of, or any other interest in, Getty Images. There are no outstanding contractual obligations of Getty Images to repurchase, redeem or otherwise acquire any Getty Images Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

    (d) Except as set forth in Section 4.03(c) of the Getty Disclosure Schedule or as contemplated by this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding Getty Images Shares. Except as set forth in Section 4.03(c) of the Getty Disclosure Schedule or as contemplated by this Agreement, Getty Images has not granted or agreed to grant to any Person any rights to subscribe for securities of Getty Images, to nominate for election or have elected any Person to the Board of Directors of Getty Images or to register any securities of Getty Images under the Securities Act.

    (e) All of the Getty Images Shares issuable to the holders of shares of PhotoDisc Common Stock in the Merger and to the holders of Getty Ordinary Shares in the Scheme of Arrangement will be issued in compliance with applicable securities laws and will be, when so issued, duly authorized, validly issued, fully paid and nonassessable, and free and clear of any pledge, lien, security interest, voting or transfer restriction, right of first refusal, preemptive right or encumbrance of any kind created by Getty Images, except pursuant to the Stockholders' Agreement or the Escrow Agreement or as otherwise contemplated pursuant to this Agreement, the Stockholders' Transaction Agreement or the Escrow Agreement.

    SECTION 5.04. NO CONFLICT. Assuming that all consents, approvals, authorizations and other actions described in Section 4.05 have been obtained and all filings and notifications listed in Section 4.05 of the Getty Disclosure Schedule have been made, except as set forth in Section 4.04 of the Getty Disclosure Schedule, the execution, delivery and performance of this Agreement by each of Getty Images and Merger Sub do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation, Articles of Incorporation or By-laws of either Getty Images or Merger Sub, (b) conflict with or violate (or cause an event which reasonably could be expected to have a material

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adverse effect on Getty Images as a result of) any Law or Governmental Order applicable to either Getty Images or Merger Sub or (c) conflict with, or result in any breach of, constitute a default (or event which, with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of either Getty Images or Merger Sub pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Getty Images or Merger Sub is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of Getty Images or Merger Sub to consummate the transactions contemplated by this Agreement.

    SECTION 5.05. GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by each of Getty Images and Merger Sub do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except
(a) as described in Section 5.05 of the Getty Disclosure Schedule, (b) the notification requirements of the HSR Act and (c) High Court approval of the Scheme of Arrangement.

    SECTION 5.06. NO BUSINESS ACTIVITIES. Neither Getty Images nor Merger Sub has conducted any activities other than in connection with the organization of Getty Images and Merger Sub, respectively, and the negotiation, execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

    SECTION 5.07. FORM S-4, GETTY IMAGES PROSPECTUS AND GETTY SHAREHOLDER CIRCULAR. (a)(i) The Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, insofar as it contains information related to Getty Images, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Getty Images Prospectus will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, insofar as it contains information related to Getty Images, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) the Getty Shareholder Circular will not, on the date it is first mailed to Getty shareholders or at the time of the Getty Shareholders Meeting, insofar as it contains information related to Getty Images, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Insofar as it relates to Getty Images, the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

    (b) Notwithstanding the foregoing provisions of this Section 5.07, no representation or warranty is made by Getty with respect to statements made or incorporated by reference in the Form S-4, the Getty Images Prospectus or the Getty Shareholder Circular with respect to PhotoDisc, the PhotoDisc Subsidiaries, the Business, PhotoDisc's stockholders, Getty or the Getty Subsidiaries.

                                   ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 6.01.  CONDUCT OF BUSINESS OF PHOTODISC PRIOR TO THE
CLOSING.  (a) PhotoDisc covenants and agrees that, except as described in
Section 6.01(a) of the PhotoDisc Disclosure Schedule, between the date hereof and the time of the Closing, neither PhotoDisc nor any of the PhotoDisc Subsidiaries shall conduct the Business other than in the ordinary course and consistent with PhotoDisc's and such PhotoDisc Subsidiary's prior practice.

    Without limiting the generality of the foregoing, except as described in
Section 6.01(a) of the PhotoDisc Disclosure Schedule, PhotoDisc and each PhotoDisc Subsidiary shall: (i) use its best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to Getty Images the services of the employees of PhotoDisc and each PhotoDisc Subsidiary, and (C) preserve their current relationships with their customers, suppliers and other persons with which they have significant business relationships; and (ii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of PhotoDisc to be untrue or result in a breach of any covenant made by PhotoDisc in this Agreement.

    (b) Except as described in Section 6.01(b) of the PhotoDisc Disclosure Schedule, PhotoDisc covenants and agrees that, prior to the Closing, without the prior written consent of Getty and Getty Images, neither PhotoDisc nor any PhotoDisc Subsidiary will do any of the things enumerated in the second sentence of Section 3.11 (including, without limitation, clauses (i) through (xxiii) thereof).

    SECTION 6.02. CONDUCT OF BUSINESS OF GETTY PRIOR TO THE CLOSING. Getty covenants and agrees that, except as described in Section 6.02 of the Getty Disclosure Schedule, between the date hereof and the time of the Closing, Getty shall carry on its business in the ordinary course in all material respects, in substantially the same manner as heretofore conducted.

    Without limiting the generality of the foregoing, except as described in
Section 6.02 of the Getty Disclosure Schedule, between the date hereof and the time of Closing, Getty and each Getty Subsidiary shall: (i) use its best efforts to preserve intact their business organizations; (ii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Getty to be untrue or result in a breach of any covenant made by Getty in this Agreement; (iii) not acquire or engage in discussions to acquire a royalty-free digital stock photography company without the prior written approval of PhotoDisc; (iv) issue or sell any options, warrants or other rights to acquire any securities of Getty without the prior written approval of PhotoDisc; PROVIDED, HOWEVER, that Getty may, without the prior written approval of PhotoDisc, issue or sell options, warrants or other rights to acquire up to 100,000 Getty Class A Ordinary Shares in connection with the hiring of new employees of Getty or any Getty Subsidiary; or
(v) issue or sell any shares of capital stock of Getty; PROVIDED, HOWEVER, that
(x) Getty may issue Getty Ordinary Shares upon the exercise of options, warrants and other convertible securities outstanding on the date hereof and (y) Getty may issue a number of Getty Ordinary Shares up to an aggregate of 20% of the Getty Ordinary Shares outstanding on the date hereof in connection with acquisitions of shares, assets or other properties.

    SECTION 6.03. NO SOLICITATION OR NEGOTIATION. PhotoDisc agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither PhotoDisc nor the PhotoDisc Subsidiaries or any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of PhotoDisc or any PhotoDisc Subsidiary or assets of PhotoDisc or any PhotoDisc Subsidiary,
(ii) to enter into any business combination with PhotoDisc or any PhotoDisc Subsidiary or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to PhotoDisc or any PhotoDisc Subsidiary, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. PhotoDisc immediately shall cease, and cause to be terminated, all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. PhotoDisc shall notify Getty promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Getty, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. PhotoDisc agrees not to, and to cause PhotoDisc and each PhotoDisc Subsidiary not to, without the prior written consent of Getty, release

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
any Person from, or waive any provision of, any confidentiality or standstill agreement to which PhotoDisc or any PhotoDisc Subsidiary is a party.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.01. COOPERATION WITH RESPECT TO PREPARATION OF FORM S-4, GETTY IMAGES PROSPECTUS AND GETTY SHAREHOLDER CIRCULAR. (a) Each of Getty, Getty Images and PhotoDisc shall use its reasonable best efforts to prepare and file with the SEC the Form S-4 and the related Getty Images Prospectus by October 17, 1997, and Getty shall, in cooperation with Getty Images and PhotoDisc, prepare the Getty Shareholder Circular as soon as practicable following the date of this Agreement. Each of Getty Images, Getty and PhotoDisc shall use all reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Getty Images shall also take any action (other than qualifying to do business in any jurisdiction in which Getty Images is not now so qualified) required to be taken under any applicable United States state securities laws in connection with the issuance of Getty Images Shares in connection with the Merger. PhotoDisc shall furnish all information concerning PhotoDisc as may be reasonably requested in connection with any such action.

    (b) Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Getty Images Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the High Court for amendment of the Form S-4 or Getty Shareholder Circular or comments thereon and responses thereto or requests by the SEC or the High Court for additional information.

    SECTION 7.02. PHOTODISC STOCKHOLDER MEETING. PhotoDisc shall, as soon as practicable following the date of this Agreement and the effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the "PHOTODISC STOCKHOLDER MEETING") for the purpose of obtaining the vote of such stockholders required to consummate the transactions contemplated hereby. PhotoDisc will, through its Board of Directors, recommend to its stockholders approval of all matters required to be approved at the PhotoDisc Stockholder Meeting.

    SECTION 7.03. AFFILIATE AND AUDITOR LETTERS. (a) Prior to the Closing Date, PhotoDisc shall deliver to Getty Images a letter identifying all Persons who are, immediately prior to the Effective Time, Rule 145 Affiliates of PhotoDisc. PhotoDisc shall use all reasonable efforts to cause each such Person to deliver to Getty Images on or prior to the Closing Date a written agreement substantially in the form of Exhibit 2.09 to the Stockholders' Transaction Agreement.

    (b) Prior to the Closing Date, Getty shall deliver to Getty Images a letter identifying all Persons who are, immediately prior to the Effective Time, Rule 145 Affiliates of Getty. Getty shall use all reasonable efforts to cause each such Person to deliver to Getty Images on or prior to the Closing Date a written agreement substantially in the form of Exhibit 7.03(b) to this Agreement.

    (c) PhotoDisc shall use all reasonable best efforts to cause to be delivered to Getty Images and Getty and their directors a letter from PhotoDisc's Accountants, dated the date on which the Form S-4 shall become effective, and addressed to such Persons, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    (d) Getty Images and Getty shall use all reasonable best efforts to cause to be delivered to the directors of Getty Images a letter from Getty's Accountants, dated the date on which the Form S-4 shall become effective, and addressed to such Persons, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 7.04. NASDAQ QUOTATION. Getty Images shall, as promptly as practicable, prepare and submit to the Nasdaq National Market an application for the quotation of the Getty Images Shares to be issued in the Merger and the Scheme of Arrangement, and shall use its reasonable best efforts to obtain, prior to the Effective Time, agreement by the Nasdaq National Market for the quotation of such Getty Images Shares, and Getty and PhotoDisc shall cooperate with Getty Images with respect to such quotation.

    SECTION 7.05. ACCESS TO INFORMATION. From the date hereof until the Closing, upon reasonable notice, each of PhotoDisc and Getty shall cause their respective Subsidiaries, officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of the other reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of it and its Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of it and its Subsidiaries who have any knowledge relating to it or its Subsidiaries and
(ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the other such additional financial and operating data and other information regarding the assets, properties and goodwill of it and its Subsidiaries (or legible copies thereof) as the other may from time to time reasonably request.

    SECTION 7.06.  REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND
CONSENTS. (a) Each party shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

    (b) PhotoDisc and Getty shall give promptly such notices to third parties and use their reasonable best efforts to obtain such third party consents and estoppel certificates as they may in their reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

    (c) The parties shall cooperate and use all reasonable efforts to assist the other parties in giving such notices and obtaining such consents and estoppel certificates; PROVIDED, HOWEVER, that no party shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which it in its reasonable discretion may deem adverse to the interests of such party.

    (d) Neither PhotoDisc nor Getty knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be received.

    SECTION 7.07. NOTICE OF DEVELOPMENTS. Prior to the Closing, (a) PhotoDisc shall promptly notify Getty in writing of, and (b) Getty shall promptly notify PhotoDisc in writing of, (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which come to their attention which reasonably could result in any material breach of a representation or warranty or covenant of PhotoDisc or Getty, as the case may be, in this Agreement or which could have the effect of making any representation or warranty of PhotoDisc or Getty, as the case may be, in this Agreement untrue or incorrect in any material respect and (ii) all other material developments which come to their attention affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of PhotoDisc, Getty or any Subsidiary thereof; PROVIDED, HOWEVER, that no such notification shall affect in any manner the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto, including, without limitation, the right to indemnification under Article X) or the conditions to the obligations of the parties under this Agreement.

    SECTION 7.8.  CERTIFICATE OF INCORPORATION AND BY-LAWS OF GETTY
IMAGES. Getty Images shall use its reasonable best efforts to cause the Certificate of Incorporation and By-laws of Getty Images as of the Effective Time to contain the provisions summarized in Exhibit 7.08 and otherwise to be in form and substance reasonably acceptable to Getty and PhotoDisc.

    SECTION 7.09. ADOPTION OF NEW GETTY IMAGES STOCK OPTION PLAN. Getty Images shall use its reasonable best efforts to adopt as of the Effective Time a stock option plan in form and substance reasonably acceptable to Getty and PhotoDisc and with terms customary in the high technology industry in which PhotoDisc and its subsidiaries operate and for the geographical regions in which Getty Images and its subsidiaries will operate, with the understanding that, as a general rule, options will vest over a four-year period unless decided otherwise in specific instances by the Board of Directors of Getty Images or an appropriate committee thereof.

    SECTION 7.10. DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE. (a) From and after the Effective Time, Getty Images will cause the Surviving Corporation to fulfill and honor in all respects the obligations of PhotoDisc pursuant to any indemnification agreements between PhotoDisc and its directors and officers existing prior to the date hereof. The Articles of Incorporation and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-laws of PhotoDisc, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of PhotoDisc, unless such modification is required by law.

    (b) After the Effective Time, Getty Images will cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-laws, to indemnify and hold harmless, each present director or officer of PhotoDisc (collectively, the "PHOTODISC EXECUTIVES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of PhotoDisc arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the PhotoDisc Executives for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation and Getty Images, (ii) after the Effective Time, Getty Images will cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Getty Images will cause the Surviving Corporation to cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither Getty Images nor the Surviving Corporation will be liable for any settlement effected without its written consent; and PROVIDED FURTHER that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims; and PROVIDED FURTHER that any determination required to be made with respect to whether a PhotoDisc Executive's conduct complies with the standards set forth under Washington Law, PhotoDisc's articles of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the PhotoDisc Executive and reasonably acceptable to Getty Images; and PROVIDED FURTHER that nothing in this Section 7.10 shall impair any rights or obligations of any present or former employees, agents, directors or officers of Getty Images. The PhotoDisc Executives as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more PhotoDisc Executives. In the event that PhotoDisc, the Surviving Corporation or Getty Images or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section
7.10 proper provision shall be made so that the successors and assigns of Getty Images and PhotoDisc assume the obligations set forth in this Section 7.10 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

    (c) For a period of three years after the Effective Time, Getty Images will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by PhotoDisc's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of PhotoDisc; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this
Section 7.10(c) more than an amount equal to 200% of the current annual premiums paid by PhotoDisc for such insurance (which premiums PhotoDisc represents and warrants to be $20,480 in the aggregate).

    SECTION 7.11. BOARD OF DIRECTORS OF GETTY IMAGES. (a) The Board of Directors of Getty Images will take all actions necessary to reconstitute the Board of Directors of Getty Images as of the Effective Time in accordance with
Exhibit 7.11.

    (b) The Board of Directors of Getty Images will take all actions necessary to establish an Executive Committee of the Board of Directors as of the Effective Time as described in Exhibit 7.08 and to appoint Mark Getty, Jonathan Klein and Mark Torrance to such committee as of the Effective Time.

    (c) The Board of Directors of Getty Images will take all actions necessary to appoint Mark Getty and Mark Torrance as Co-Chairmen of the Board of Directors as of the Effective Time.

    SECTION 7.12. NAME OF GETTY IMAGES. As of the Effective Time, the name of Getty Images will be changed to Getty Images, Inc.

    SECTION 7.13. ASSUMPTION OF OBLIGATION TO PAY CASH AMOUNT TO HOLDERS OF SERIES A PREFERRED STOCK. In accordance with Section IV(C)(6)(e) of the Articles of Incorporation of PhotoDisc, Getty Images hereby assumes the obligation to pay any Cash Amount (as defined in Section IV(C)(5)(a) of the Articles of Incorporation of PhotoDisc) owing to the holders of shares of Series A Preferred Stock pursuant to Section IV(C)(5)(a) of the Articles of Incorporation of PhotoDisc as a result of the transactions contemplated by this Agreement. The parties acknowledge that the amount of such cash payment shall be taken into account in determining the Merger Consideration pursuant to Section 1.11.

    SECTION 7.14. NO ACTIONS INCONSISTENT WITH TAX FREE STATUS. Getty Images, Getty and PhotoDisc shall not (and, following the Effective Time, Getty Images shall cause the Surviving Corporation not to) take any action with respect to the capital stock, assets or liabilities of PhotoDisc that would cause the Merger to fail to qualify as (i) a "reorganization" within the meaning of
Section 368(a) of the Code and (ii) when considered together with the Scheme of Arrangement, a transfer of property qualifying under Section 351 of the Code. Getty Images agrees to deliver to Heller Ehrman White & McAuliffe and Shearman & Sterling effective as of the Closing Date, a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 9.02(d) and 9.03(f) thereof.

    SECTION 7.15. ROLLOVER OF EXISTING REGISTRATION RIGHTS. Prior to the Effective Time, Getty shall, in cooperation with Getty Images, use all reasonable efforts to negotiate amendments to the registration rights agreements to which Getty is a party to provide appropriately for the transactions contemplated by this Agreement. No such amendment may grant to any Person registration rights more favorable than the current rights of such Person, except as otherwise contemplated by this Agreement.

    SECTION 7.16. FURTHER ACTION. Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                                  TAX MATTERS

    SECTION 8.01. ALLOCATION OF TAXES. For purposes of Section 3.25(a)(vi) hereof, in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

        (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances occurring as a result of to this Agreement), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

        (b) in the case of Taxes imposed on a periodic basis with respect to the assets of PhotoDisc or any PhotoDisc Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, except to the extent that changes in the assets or business of PhotoDisc following the Closing render such pro rata allocation inappropriate.

    SECTION 8.02. MISCELLANEOUS. (a) The Principal Stockholders, Getty Images and Getty agree to treat all payments made by either of them to or for the benefit of the other (including any payments to PhotoDisc or any PhotoDisc Subsidiary) under the indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Merger Consideration or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

    (b) The representations and warranties contained in Section 3.25 shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

    (c) From and after the date of this Agreement, PhotoDisc shall not without the prior written consent of Getty Images (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect PhotoDisc or any PhotoDisc Subsidiary.

                                   ARTICLE IX
                             CONDITIONS TO CLOSING

    SECTION 9.01. MUTUAL CONDITIONS TO THE OBLIGATIONS TO EFFECT THE MERGER AND THE SCHEME OF ARRANGEMENT. The obligations of Getty Images, PhotoDisc and Merger Sub to effect the Merger, and the obligations of Getty Images and Getty to effect the Scheme of Arrangement, shall be subject to the satisfaction or waiver, on or prior to the Effective Time, of each of the following conditions:

        (a) GETTY SHAREHOLDER APPROVAL. Getty shall have obtained all approvals of holders of Getty Ordinary Shares necessary to approve this Agreement and all the transactions contemplated hereby (including the Scheme of Arrangement).

        (b) PHOTODISC STOCKHOLDER APPROVAL. PhotoDisc shall have obtained all approvals of holders of shares of PhotoDisc Common Stock and Series A Preferred Stock voting together as a single class necessary to approve this Agreement and all the transactions contemplated hereby (including the Merger).

        (c) HIGH COURT APPROVAL. The High Court shall have approved the Scheme of Arrangement and Getty shall have filed an office copy of the order of the High Court under Section 425 of the Companies Act with the Registrar of Companies of England and Wales.

        (d) NASDAQ QUOTATION. The Getty Images Shares to be issued in the Merger and the Scheme of Arrangement shall have been authorized for quotation on the Nasdaq National Market, subject to official notice of issuance.

        (e) HSR ACT AND OTHER ANTITRUST FILINGS. The waiting period (and any extension thereof) applicable to the Merger or the Transaction under the HSR Act shall have been terminated or shall have expired and all other waiting periods and approvals required under applicable competition laws shall have been terminated, expired or obtained, as the case may be.

        (f) SECURITIES LAW. The Form S-4 and the Registration Statement on Form 8-A to be filed by Getty Images shall have become effective under the Securities Act and the Exchange Act, as applicable, and no stop order suspending the effectiveness of such registration statements shall have been issued by the SEC and no proceeding for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn, and all state securities or "blue sky" authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in full force and effect.

        (g) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger or the Scheme of Arrangement illegal or otherwise prohibiting consummation of the Merger or the Scheme of Arrangement; PROVIDED, HOWEVER, that the provisions of this Section 9.01(f) shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such order or injunction.

        (h) NO LITIGATION. There shall not be pending or overtly threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger, the Scheme of Arrangement or any of the other transactions contemplated by this Agreement or seeking to obtain from Getty Images, Getty, PhotoDisc or Merger Sub or any of their respective Subsidiaries any damages that are material in relation to Getty and the Getty Subsidiaries, taken as a whole, or PhotoDisc and the PhotoDisc Subsidiaries, taken as a whole, as applicable, (ii) seeking to prohibit or limit the ownership or operation by Getty Images, Getty, PhotoDisc or Merger Sub or any of their respective Subsidiaries of any material portion of the business or assets of Getty and the Getty Subsidiaries, taken as a whole, or PhotoDisc and the PhotoDisc Subsidiaries taken as a whole, or seeking to require Getty Images, Getty, PhotoDisc or Merger Sub or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Getty and the Getty Subsidiaries, taken as a whole, or PhotoDisc and the PhotoDisc Subsidiaries, taken as a whole, as a result of the Merger, the Scheme of Arrangement or any of the other transactions contemplated by this Agreement,
    (iii) seeking to prohibit Getty Images or any of its subsidiaries from effectively controlling in any material respect the business or operations of Getty and the Getty Subsidiaries, taken as a whole, or PhotoDisc and the PhotoDisc Subsidiaries, taken as a whole, or (iv) which otherwise could have a Material Adverse Effect on either Getty Images, Getty or PhotoDisc; PROVIDED, HOWEVER, that the provisions of this Section 9.01(h) shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such suit, action, investigation or proceeding.

        (i) NEW GETTY IMAGES STOCK OPTION PLAN. The New Getty Images Stock Option Plan shall have been adopted in accordance with Section 7.09.

        (j) BOARD OF DIRECTORS OF GETTY IMAGES. The Board of Directors of Getty Images as of the Effective Time shall have been reconstituted in accordance with Section 7.11.

        (k) STOCKHOLDERS' AGREEMENT. Each of Getty Images, PDI, Mark Torrance, Getty Investments, Mark Getty, Jonathan Klein, October 1993 Trust and Crediton Limited shall have entered into the Stockholders' Agreement having the principal terms set forth in Exhibit 9.01(k); PROVIDED, HOWEVER, that the provisions of this Section 9.01(k) shall not be available to any party if such party (or (i) in the case of PhotoDisc, either of PDI or Mark Torrance, or (ii) in the case of Getty, any of Getty Images, Getty Investments, Mark Getty, Jonathan Klein, October 1993 Trust or Crediton Limited) fails to enter into such agreement.

        (l) REGISTRATION RIGHTS AGREEMENTS. (i) Each of Getty Images, PDI and Mark Torrance shall have entered into the Registration Rights Agreement having the principal terms set forth in Exhibit 9.01(l)(i); PROVIDED, HOWEVER, that the provisions of this Section 9.01(l)(i) shall not be available to any party if such party (or (i) in the case of PhotoDisc, either of PDI or Mark Torrance, or (ii) in the case of Getty, Getty Images) fails to enter into such agreement.

            (ii) Getty Images and Getty Investments shall have entered into the Registration Rights Agreement having the principal terms set forth in
       Exhibit 9.01(l)(ii); PROVIDED, HOWEVER, that the provisions of this
       Section 9.01(l)(ii) shall not be available to Getty Images if Getty Images fails to enter into such agreement.

        (m) EMPLOYMENT AGREEMENTS. Each of Mark Getty, Jonathan Klein and Mark Torrance shall have entered into Employment Agreements with Getty Images having the principal terms set forth in Exhibit 9.01(m); PROVIDED, HOWEVER, that the provisions of this Section 9.01(m) shall not be available to any party if such party (or (i) in the case of PhotoDisc, Mark Torrance, or (ii) in the case of Getty, any of Getty Images, Mark Getty or Jonathan Klein) fails to enter into such agreements.

        (n) SIMULTANEOUS TRANSACTIONS. The Effective Time of the Merger and the Scheme of Arrangement shall occur simultaneously.

    SECTION 9.02.  CONDITIONS TO OBLIGATIONS OF PHOTODISC TO EFFECT THE
MERGER. In addition, the obligations of PhotoDisc to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Effective Time, of each of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES OF GETTY, GETTY IMAGES AND MERGER SUB. The representations and warranties of Getty, Getty Images and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Getty, Getty Images and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak as of an earlier date, as of the Closing Date, as though made on and as of the Closing Date, and PhotoDisc shall have received a certificate signed on behalf of Getty, Getty Images and Merger Sub by the chairman and chief executive officer of Getty, Getty Images and Merger Sub to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF GETTY, GETTY IMAGES AND MERGER
    SUB. Each of Getty, Getty Images and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and PhotoDisc shall have received a certificate of the chairman and chief executive officer of Getty to such effect.

        (c) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred, or reasonably could be expected to occur, which, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on Getty.

        (d) TAX OPINION. PhotoDisc shall have received the opinion of Heller Ehrman White & McAuliffe, counsel to PhotoDisc, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Getty Images, PhotoDisc and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code and
    (iii) no gain or loss will be recognized on the exchange of shares of PhotoDisc Common Stock for the Merger Consideration, except that gain, if any, shall be recognized to the extent of the Cash Consideration received, which opinion shall be dated on or about the date that is two Business Days prior to the Closing Date and which shall not have been withdrawn or modified in any material respect as of the Closing Date. The issuance of such opinion shall be conditioned on receipt of representation letters from each of PhotoDisc, Getty and Getty Images as contemplated in Sections 3.25(e), 4.16 and 7.14 hereof, and from the Principal Stockholders as contemplated in Section 2.09(b) of the Stockholders' Transaction Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Closing Date.

        (e) LEGAL OPINION. PhotoDisc shall have received from each of Shearman & Sterling and Clifford Chance a legal opinion, addressed to PhotoDisc and dated the Closing Date, in form and substance reasonably satisfactory to PhotoDisc.

    SECTION 9.03. CONDITIONS TO OBLIGATIONS OF GETTY IMAGES AND GETTY TO EFFECT THE SCHEME OF ARRANGEMENT. In addition, the obligations of Getty Images and Getty to effect the Scheme of Arrangement shall be subject to the satisfaction or waiver, on or prior to the Effective Time, of each of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES OF PHOTODISC. The representations and warranties of PhotoDisc contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of PhotoDisc contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak as of an earlier date, as of the Closing Date, as though made on and as of the Closing Date, and Getty shall have received certificates to such effect signed on behalf of PhotoDisc by the chairman and chief executive officer of PhotoDisc.

        (b) PERFORMANCE OF OBLIGATIONS OF PHOTODISC. PhotoDisc shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Getty shall have received certificates to such effect signed on behalf of PhotoDisc by the chairman and chief executive officer of PhotoDisc.

        (c) STOCKHOLDERS' TRANSACTION AGREEMENT. (i) The Stockholders' Transaction Agreement shall be in full force and effect and no Principal Stockholder shall be in breach of or default under any material term of the Stockholders' Transaction Agreement.

            (ii) The representations and warranties of each Principal Stockholder contained in the Stockholders' Transaction Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of each Principal Stockholder contained in the Stockholders' Transaction Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and Getty shall have received certificates to such effect signed by or on behalf of each Principal Stockholder.

           (iii) Each Principal Stockholder shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under the Stockholders' Transaction Agreement at or prior to the Closing Date, and Getty shall have received certificates to such effect signed by or on behalf of each Principal Stockholder.

        (d) ESCROW AGREEMENT. The Escrow Agreement shall have been executed and delivered by all of the Principal Stockholders. The Escrow Agreement shall be in full force and effect and no party thereto shall be in material breach of or default under the Escrow Agreement.

        (e) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred, or reasonably could be expected to occur, which, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on PhotoDisc.

        (f) TAX OPINION. Getty shall have received the opinion of Shearman & Sterling, counsel to Getty, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Scheme of Arrangement will be treated for United States federal income tax purposes as
    (x) a reorganization within the meaning of Section 368(a) of the Code and
    (y) when considered together with the Merger, a transfer of property to a corporation qualifying under Section 351 of the Code, (ii) each of Getty Images and Getty will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized on the exchange of Getty Ordinary Shares for Getty Images Shares, which opinion shall be dated on or about the date that is two Business Days prior to the Closing Date and which shall not have been withdrawn or modified in any material respect as of the Closing Date. The issuance of such opinion shall be conditioned on receipt of representation letters from each of PhotoDisc, Getty and Getty Images as contemplated in Sections 3.25(e), 4.16 and 7.14 hereof, and from the Principal Stockholders as contemplated in
    Section 2.09(b) of the Stockholders' Transaction Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Closing Date.

        (g) LEGAL OPINION. Getty shall have received from Heller Ehrman White & McAuliffe a legal opinion, addressed to Getty and dated the Closing Date, in form and substance reasonably satisfactory to Getty.

        (h) RESIGNATIONS OF PHOTODISC'S DIRECTORS. Getty shall have received the resignations, effective as of the Closing, of all the directors and officers of PhotoDisc and each PhotoDisc Subsidiary, except for such persons as shall have been designated in writing prior to the Closing by Getty to PhotoDisc.

        (i) ORGANIZATIONAL DOCUMENTS. Getty shall have received a copy of (i) the Articles of Incorporation (or similar organizational documents), of PhotoDisc and of each PhotoDisc Subsidiary, certified by the secretary of state of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Articles of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of PhotoDisc and of each PhotoDisc Subsidiary, certified by the Secretary or Assistant Secretary of each such entity.

        (j) MINUTE BOOKS. Getty shall have received a copy of the minute books and stock register of PhotoDisc and each PhotoDisc Subsidiary, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date.

        (k) RELEASE OF OBLIGATIONS. Getty Images shall have received the general release and discharge from the Principal Stockholders referred to in
    Section 2.04 of the Stockholders' Transaction Agreement in form and substance satisfactory to Getty Images in its reasonable discretion.

        (l) REAL PROPERTY LEASE. PhotoDisc shall have entered into a lease with Mark Torrance with respect to office space at 2013 Fourth Avenue, Seattle Washington on the terms previously disclosed to Getty.

        (m) GERMAN SUBSIDIARY. PhotoDisc shall have acquired all of the capital stock of PhotoDisc Deutschland GmbH on terms reasonably acceptable to Getty and Getty Images.

                                   ARTICLE X
                                INDEMNIFICATION

    SECTION 10.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement, the representations and warranties of the parties to the Stockholders' Transaction Agreement contained in the Stockholders' Transaction Agreement and all statements contained in this Agreement and the Stockholders' Transaction Agreement, the Exhibits to this Agreement and the Stockholders' Transaction Agreement, the Disclosure Schedules and any certificate, financial statement or interim financial statement delivered pursuant to this Agreement or the Stockholders' Transaction Agreement (collectively, the "TRANSACTION DOCUMENTS") shall survive the Closing until March 31, 1999; PROVIDED, HOWEVER, that the representations and warranties dealing with Tax matters shall survive as provided in Section 8.04(b) of this Agreement. Neither the period of survival nor the liability of any party with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of any party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party to the other parties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

    SECTION 10.02. INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS. Each of Getty Images, Getty and their Affiliates (including, without limitation, PhotoDisc and the PhotoDisc Subsidiaries), officers, directors, employees, agents, successors and assigns (each a "GETTY IMAGES PARTY") shall be indemnified and held harmless by the Principal Stockholders (who shall be severally and not jointly liable) for any and all Liabilities, losses, damages, diminution in value, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter a "LOSS"), arising out of or resulting from:

        (a) the breach of any representation or warranty made by PhotoDisc or such Principal Stockholder contained in the Transaction Documents; or

        (b) the breach of any covenant or agreement by PhotoDisc or such Principal Stockholder contained in the Transaction Documents.

    To the extent that the undertakings of the Principal Stockholders set forth in this Section 10.02 may be unenforceable, the Principal Stockholders shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by any Getty Images Party.

    SECTION 10.03. INDEMNIFICATION BY GETTY IMAGES AND GETTY. The stockholders of PhotoDisc immediately prior to the Effective Time and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each a "STOCKHOLDER PARTY") shall be indemnified and held harmless by Getty Images and Getty (who shall be jointly and severally liable) for any and all Losses arising out of or resulting from:

        (a) the breach of any representation or warranty made by Getty Images, Getty or Merger Sub contained in the Transaction Documents; or

        (b) the breach of any covenant or agreement by Getty Images, Getty or Merger Sub contained in the Transaction Documents.

To the extent that the undertakings of Getty Images or Getty set forth in this
Section 10.03 may be unenforceable, Getty Images and Getty shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by any Stockholder Party.

    SECTION 10.04. LIMITS ON INDEMNIFICATION. (a) Notwithstanding anything to the contrary contained in this Agreement:

        (i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 10.02 which may be recovered:

           (A) from any Principal Stockholder other than the Investors shall be the amount equal to 20% of the value of the Merger Consideration to which such Principal Stockholder is entitled pursuant to Section 1.11 of the Merger Agreement (for purposes of this Section 10.04, Getty Images and the Principal Stockholders (including the Investors) hereby acknowledge and agree that the value of the Merger Consideration to which any Principal Stockholder is entitled pursuant to Section 1.11 of the Merger Agreement shall be equal to the sum of (1) the amount of cash to which such Principal Stockholder is entitled pursuant to such Section 1.11 and
       (2) the product of (x) the number of Getty Images Shares to which such Principal Stockholder is entitled pursuant to such Section 1.11 and (y) the Average Trading Price of Getty ADRs at Closing); and

           (B) from any Investor shall be the amount equal to the number of Escrow Shares deposited with the Escrow Agent and registered in the name of such Investor pursuant to Section 1.12 multiplied by the Average Trading Price of Getty ADRs at Closing; and

        (ii) no indemnification payment by the Principal Stockholders with respect to any indemnifiable Loss otherwise payable under Section 10.02 shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $1,500,000, at which time all such indemnifiable Losses payable under such Section shall be payable.

    (b) Notwithstanding anything to the contrary contained in this Agreement:

        (i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 10.03 which may be recovered from Getty Images and Getty, shall be the amount equal to 20% of the aggregate value of the Merger Consideration to which all of the Principal Stockholders are entitled pursuant to Section 1.11 of the Merger Agreement; and

        (ii) no indemnification payment by Getty Images or Getty with respect to any indemnifiable Loss otherwise payable under Section 10.03 shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $1,500,000, at which time all such indemnifiable Losses payable under such Section shall be payable.

    SECTION 10.05.  INDEMNIFICATION PROCEDURES.  (a) For purposes of this
Section 10.05, a party against which indemnification may be sought is referred to as the "INDEMNIFYING PARTY" and the party which may be entitled to indemnification is referred to as the "INDEMNIFIED PARTY".

    (b) The obligations and Liabilities of Indemnifying Parties under this
Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give all Indemnifying Parties notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; PROVIDED, HOWEVER, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article X except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount of the Loss arising therefrom.

    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party unless the other party and its Affiliates is released in full in connection with such settlement.

    Except with respect to claims based on fraud by an individual Principal Stockholder, Getty Images or Getty or claims for any equitable remedies available under this Agreement, from and after the Closing, the exclusive remedy of (i) the Getty Images Parties for breaches of representations or warranties of PhotoDisc or any of the Principal Stockholders contained in the Transaction Documents, of the non-performance by PhotoDisc or any of the Principal Stockholders of any covenant agreement or obligation to be performed by any of them under the Transaction Documents and for any and all liabilities, losses, claims, costs or damages whatsoever relating to the Transaction Documents or the transactions contemplated thereby and (ii) the Stockholder Parties for breaches of representations and warranties of the Getty Images, Getty or Merger Sub contained in the Transaction Documents, for the non-performance by Getty Images, Getty or Merger Sub of any covenant, agreement or obligation to be performed by any of them under the Transaction Documents and for any and all liabilities, losses, claims, costs or damages whatsoever relating to the Transaction Documents or the transaction contemplated thereby, shall be pursuant to the indemnification provisions set forth in this Article X.

    (c) The fees and expenses of the parties hereto incurred in connection with any dispute submitted to a court and finally resolved by such court related to indemnification under this Article X shall be borne by the parties to such dispute in the same proportion that the aggregate amount of the claims in dispute so submitted to the court that is unsuccessfully disputed by each such party (as finally determined by such court) bears to the total amount of the claims so submitted.

    SECTION 10.06. DISTRIBUTIONS FROM ESCROW FUND. In the event that (a) a Principal Stockholder shall not have objected to the amount claimed by Getty Images for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) such Principal Stockholder shall have delivered notice of its disagreement as to the amount of any indemnification requested by Getty Images and either (i) such Principal Stockholder and Getty Images shall have, subsequent to the giving of such notice, mutually agreed that such Principal Stockholder is obligated to indemnify Getty Images for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by Getty Images for indemnification from such Principal Stockholder and the Escrow

Agent shall have received, in the case of clause (i) above, written instructions from such Principal Stockholder and Getty Images or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to Getty Images from the Escrow Fund (as defined in the Escrow Agreement) any amount determined to be owed to Getty Images under this Article X in accordance with the Escrow Agreement. The Principal Stockholders acknowledge and agree that with respect to the Escrow Shares held by the Escrow Agent pursuant to the Escrow Agreement, for purposes of determining the number of Escrow Shares necessary to satisfy a Loss, each such Escrow Share shall be valued at the Average Trading Price of Getty ADRs at Closing. Notwithstanding anything to the contrary herein, in no event are the indemnification obligations of the Principal Stockholders limited to the Escrow Shares or monies held in the Escrow Fund; PROVIDED, HOWEVER, that all Losses for which the Principal Stockholders are liable to indemnify the Getty Images Parties pursuant to
Section 10.02 shall be satisfied first out of the Escrow Shares or monies held in the Escrow Fund. To the extent that any provision of this Section 10.06 conflicts with or is inconsistent with the terms and provisions of the Escrow Agreement, which is to be substantially in the form of the Escrow Agreement attached as Exhibit B to the Stockholders' Transaction Agreement attached hereto, the terms of the Escrow Agreement shall control and govern. Except with respect to claims based on fraud by an individual Investor, or claims for any equitable remedies available under this Agreement, in no event shall the Investors be liable for the satisfaction of Indemnification Items other than out of their respective Escrow Shares.

                                   ARTICLE XI
                             TERMINATION AND WAIVER

    SECTION 11.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

        (a) by Getty if, after the date hereof: (i) a Material Adverse Effect on PhotoDisc shall have occurred; (ii) any material representation or warranty of PhotoDisc or the Principal Stockholders contained in this Agreement or the Stockholders' Transaction Agreement shall not have been true and correct when made; (iii) PhotoDisc or the Principal Stockholders shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement or the Stockholders' Transaction Agreement; or (iv) PhotoDisc, any PhotoDisc Subsidiary or a Principal Stockholder makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against a Principal Stockholder, PhotoDisc or any PhotoDisc Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

        (b) by PhotoDisc if, after the date hereof: (i) a Material Adverse Effect on Getty shall have occurred; (ii) any material representation or warranty of Getty, Getty Images or Merger Sub contained in this Agreement shall not have been true and correct when made; (iii) Getty, Getty Images or Merger Sub shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement; or (iv) Getty makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Getty seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

        (c) by either Getty or PhotoDisc if the Closing shall not have occurred by March 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 11.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

        (d) by either Getty or PhotoDisc in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

        (e) by Getty or PhotoDisc if the required approvals of the holders of Getty Ordinary Shares or shares of PhotoDisc Common Stock or Series A Preferred Stock contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any party where the failure to obtain shareholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement); or

        (f) by PhotoDisc if the condition set forth in Section 9.01 (a) shall not have been satisfied on or prior to the earlier of (i) January 31, 1998, or (ii) the date 31 days after the Form S-4 is declared effective by the SEC; or

        (g) by PhotoDisc if, after the date hereof, there shall have occurred an Extraordinary Corporate Event; or

        (h) by the mutual written consent of Getty and PhotoDisc.

    SECTION 11.02. EFFECT OF TERMINATION. (a) In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Section 12.01 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement.

    (b) The parties agree that if the Closing shall not have occurred by the date specified in Section 11.01(c) as a result of the breach of any representation, warranty or covenant of PhotoDisc, the PhotoDisc Subsidiaries or the Principal Stockholders, on the one hand, contained in this Agreement or the Stockholders' Transaction Agreement, or Getty Images, Getty or Merger Sub, on the other hand, the breaching party (or PhotoDisc if the breaching party is a Principal Stockholder) shall reimburse the non-breaching party for all reasonable fees, costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby. (This Section 11.02(b) is not intended to constitute a liquidated damages provision.)

    (c) Getty agrees that if this Agreement is terminated by PhotoDisc pursuant to section 11.01(f), Getty shall reimburse PhotoDisc for all reasonable fees, costs and expenses incurred by PhotoDisc in connection with this Agreement and the transactions contemplated hereby. (This Section 11.02(c) is not intended to constitute a liquidated damages provision.)

    SECTION 11.03. WAIVER. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE XII
                               GENERAL PROVISIONS

    SECTION 12.01. EXPENSES. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

    (b) If the Closing shall occur, all costs and expenses of Robertson Stephens & Co., Deloitte & Touche LLP, Heller Ehrman White & McAuliffe and Freshfields and all other costs and expenses incurred by PhotoDisc in connection with this Agreement, the Stockholders' Transaction Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby shall be shared equally between PhotoDisc, on the one hand, and the holders of shares of PhotoDisc Common Stock immediately prior to the Effective Time on the other hand (on a pro rata basis) (such shared expenses being the "SHARED EXPENSES"). PhotoDisc and the Principal Stockholders currently estimate that the total amount of the Shared

    Expenses will be $2.2-2.6 million. Five days prior to the Closing, PhotoDisc shall provide to Getty Images an updated estimate of the total amount of the Shared Expenses (such estimated amount being the "CLOSING ESTIMATE"). The Principal Stockholders' share of the amount equal to 120% of the Closing Estimate (such adjusted amount being the "ADJUSTED CLOSING ESTIMATE") shall be factored into the calculation of the Merger Consideration as provided in Section
1.11. A final accounting of the Shared Expenses will be made within 45 days after the Closing. In the event that the final amount of the Shared Expenses (the "FINAL EXPENSE AMOUNT") is greater than the Adjusted Closing Estimate, each Principal Stockholder shall within 10 days of such final determination pay to Getty Images such Principal Stockholder's pro rata share of 50% of the difference between the Final Expense Amount and the Adjusted Closing Estimate. In the event that the Final Expense Amount is less than the Adjusted Closing Estimate, Getty Images shall within 10 days of such final determination pay to each Principal Stockholder such Principal Stockholder's pro rata share of 50% of the difference between the Adjusted Closing Estimate and the Final Expense Amount.

    SECTION 12.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

        (a) if to Getty, Getty Images or Merger Sub:
           Getty Communications plc
           101 Bayham Street
           London NW1 OAG England
           Facsimile: (44171) 267-6540
           Attention: Nick Evans-Lombe
           with a copy to each of:
           Clifford Chance
           200 Aldersgate Street
           London EC1A 4JJ England
           Facsimile: (44171) 600-5555
           Attention: Michael Francies

    Shearman & Sterling
    555 California Street
           San Francisco, California 94104
           Facsimile: (415) 616-1199
           Attention: Christopher D. Dillon

        (b) if to PhotoDisc:
           PhotoDisc, Inc.
           2013 Fourth Avenue
           4th Floor
           Seattle, WA 98121
           Facsimile: (206) 441-9379
           Attention: Mark Torrance
           with a copy to:
           Heller Ehrman White & McAuliffe
           6100 Columbia Center
           701 Fifth Avenue
           Seattle, Washington 98104
           Telecopy: (206) 447-0849
           Attention: Thomas S. Hodge

    SECTION 12.03. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the other party (except to the extent that such disclosure is required by law or the rules of the Nasdaq National Market), and, to the extent practicable, the parties shall cooperate as to the timing and contents of any such press release or public announcement.

    SECTION 12.04. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 12.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    SECTION 12.06. ENTIRE AGREEMENT. This Agreement, the Stockholders' Transaction Agreement and the Escrow Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among Getty Images, Getty, PhotoDisc, Merger Sub and the Principal Stockholders with respect to the subject matter hereof and thereof, including the letter agreement dated August 15, 1997 between PhotoDisc and Getty; PROVIDED, HOWEVER, that the letter agreement dated August 5, 1997 shall survive the execution of this Agreement.

    SECTION 12.07. ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such parties).

    SECTION 12.08.  NO THIRD PARTY BENEFICIARIES.  Except for the provisions of
Section 7.11 and Article X relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 12.09. AMENDMENT. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 11.03.

    SECTION 12.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court sitting in the State of Delaware.

    SECTION 12.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 12.12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                                  ARTICLE XIII
                                  DEFINITIONS

    SECTION 13.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

    "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

    "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

    "AGREEMENT" or "THIS AGREEMENT" means this Merger Agreement, dated as of September 15, 1997, among Getty Images, Getty, PhotoDisc and Merger Sub (including the Exhibits hereto and the Disclosure Schedules) and all amendments hereto made in accordance with the provisions of Section 12.09.

    "AVERAGE TRADING PRICE" means the average closing price of Getty ADRs or Getty Images Shares, as specified, reported on the Nasdaq National Market (or other principal securities market) during the specified period.

    "BUSINESS" means the business of the commercialization of digital stock photography images conducted by PhotoDisc and the PhotoDisc Subsidiaries and all other business which prior to the date hereof has been conducted by PhotoDisc and the PhotoDisc Subsidiaries.

    "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in London, England, Seattle, Washington or The City of New York.

    "CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

    "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

    "DISCLOSURE SCHEDULES" means the PhotoDisc Disclosure Schedule and the Getty Disclosure Schedule.

    "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

    "ENVIRONMENT" means surface waters, groundwaters, soil, subsurface strata and ambient air.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXTRAORDINARY CORPORATE EVENT" means the occurrence of any of the following events: (i) the acquisition by any person other than Getty Investments or any Affiliate thereof (a "THIRD PARTY") of all or substantially all of the total assets of Getty and the Getty Subsidiaries, taken as a whole; (ii) the acquisition by a Third Party of 50% or more of the outstanding Getty Ordinary Shares whether by tender, exchange offer or otherwise; (iii) the repurchase by Getty or any of the Getty Subsidiaries of 50% or more of the outstanding Getty Ordinary Shares; or (iv) Getty entering into an agreement that would result in any of the actions set forth above.

    "GETTY DISCLOSURE SCHEDULE" means the Getty Disclosure Schedule, dated as of the date hereof, and delivered by Getty to PhotoDisc (copies of which PhotoDisc shall make available to the Principal Stockholders upon request) simultaneously with the execution of this Agreement and forming a part of this Agreement.

    "GETTY LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property licensed or sublicensed to Getty or any Getty Subsidiary from a third party.

    "GETTY OWNED INTELLECTUAL PROPERTY" means all Intellectual Property in and to which Getty or any Getty Subsidiary holds right, title and interest.

    "GETTY SUBSIDIARY" means a Subsidiary of Getty.

    "GETTY'S ACCOUNTANTS" means Coopers & Lybrand, independent accountants of Getty.

    "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

    "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

    "INTELLECTUAL PROPERTY" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software, including, without limitation, source code, operating systems and specifications, data, databases, files, documentation and other materials related thereto, (h) trade secrets and confidential, technical and business information, (i) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and
(l) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

    "INVENTORIES" means all inventory, merchandise, goods, and materials related to the Business maintained, held or stored by or for PhotoDisc or any PhotoDisc Subsidiary on the Closing Date and any prepaid deposits for any of the same.

    "INVESTORS" means Advent VII L.P., Advent Atlantic and Pacific III, L.P., Advent New York L.P., TA Venture Investors Limited Partnership, Geocapital III, L.P., Geocapital IV, L.P., The Broadview Partners Group and J&B Venture Partners I.

    "IRS" means the Internal Revenue Service of the United States.

    "KNOWLEDGE" means, (i) with respect to any matter in question in the case of PhotoDisc, that knowledge of any of Mark Torrance, Bob Chamberlain, Bill Heston, Heather Bell Redman, Chris Birkeland, Sally von Bargen and Natalie Angelillo, and (ii) with respect to any matter in question in the case of Getty or Getty Images, that knowledge of any of Mark Getty, Jonathan Klein, Nick Evans-Lombe, Lawrence Gould and Simon Thornley.

    "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

    "LEASED REAL PROPERTY" means the real property leased by PhotoDisc or any PhotoDisc Subsidiary, as tenant, together with, to the extent leased by PhotoDisc or any PhotoDisc Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of PhotoDisc or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

    "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

    "MATERIAL ADVERSE EFFECT ON GETTY" means any circumstance, change in, effect on Getty, any Getty Subsidiary or the business of Getty or the Getty Subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on, Getty, any Getty Subsidiary or the business of Getty and the Getty Subsidiaries, is, or reasonably could be expected to be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of Getty and its Subsidiaries, taken as a whole.

    "MATERIAL ADVERSE EFFECT ON PHOTODISC" means any circumstance, change in, or effect on PhotoDisc, any PhotoDisc Subsidiary or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, PhotoDisc, any PhotoDisc Subsidiary or the Business, is, or reasonably could be expected to be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of PhotoDisc and the PhotoDisc Subsidiaries, taken as a whole.

    "OWNED REAL PROPERTY" means the real property owned by PhotoDisc or any PhotoDisc Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of PhotoDisc or any PhotoDisc Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

    "PDI" means PDI, L.L.C.

    "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $50,000 in the aggregate; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $15,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

    "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

    "PHOTODISC COMMON STOCK WARRANTS" means (i) the Common Stock Warrant dated January 1, 1995 issued to Mark Torrance with respect to 91,592 shares of PhotoDisc Common Stock at an exercise price of $0.1575 per share, (ii) the Common Stock Warrant dated January 20, 1995 issued to Mark Torrance with respect to 500,880 shares of PhotoDisc Common Stock at an exercise price of $0.1250 per share, and

(iii) the Common Stock Warrant dated January 20, 1995 issued to Mark Callaghan with respect to 76,000 shares of PhotoDisc Common Stock at an exercise price of $0.1575 per share.

    "PHOTODISC DISCLOSURE SCHEDULE" means the PhotoDisc Disclosure Schedule, dated as of the date hereof, and delivered by PhotoDisc to Getty Images simultaneously with the execution of this Agreement and forming a part of this Agreement.

    "PHOTODISC LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property licensed or sublicensed to PhotoDisc or any PhotoDisc Subsidiary from a third party.

    "PHOTODISC OWNED INTELLECTUAL PROPERTY" means all Intellectual Property in and to which PhotoDisc or any PhotoDisc Subsidiary holds right, title and interest.

    "PHOTODISC SUBSIDIARY" means a Subsidiary of PhotoDisc.

    "PHOTODISC'S ACCOUNTANTS" means Deloitte & Touche LLP, independent accountants of PhotoDisc.

    "REAL PROPERTY" means the Leased Real Property and the Owned Real Property.

    "RECEIVABLES" means any and all accounts receivable, notes and other amounts receivable by PhotoDisc or any PhotoDisc Subsidiary from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

    "REGULATIONS" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

    "RULE 145 AFFILIATES" means affiliates of PhotoDisc within the meaning of Rule 145 under the Securities Act.

    "SEC" means the U.S. Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SOFTWARE" means all computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

    "SUBSIDIARIES" means any and all corporations, partnerships, joint ventures, associations and other entities controlled by a party directly or indirectly through one or more intermediaries.

    "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

    "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

    SECTION 13.02. OTHER DEFINED TERMS. The following terms shall have the following meanings defined for such terms in the Sections set forth below:

TERM                                                                                  SECTION
-----------------------------------------------------------------------------------  ---------
Adjusted Closing Estimate                                                            12.01
Aggregate Merger Consideration                                                       10.04

TERM                                                                                  SECTION
-----------------------------------------------------------------------------------  ---------
Articles of Merger                                                                   1.03
Assets                                                                               3.19(a)
Average Trading Price of Getty ADRs at Closing                                       1.11
Carlton                                                                              recitals
Cash Consideration                                                                   1.11
Cash Value of Getty ADRs at Closing                                                  1.11
City Code                                                                            2.01(a)
Closing                                                                              1.02
Closing Date                                                                         1.02
Closing Estimate                                                                     12.01
Companies Act                                                                        recitals
Discounted Trading Price of Getty ADRs at Closing                                    1.11
Dissenting Shares                                                                    1.18
Effective Time                                                                       1.03
ERISA                                                                                3.22(a)
Escrow Agent                                                                         recitals
Escrow Agreement                                                                     recitals
Escrow Shares                                                                        1.13(a)
Final Expense Amount                                                                 12.01
Form S-4                                                                             3.10(a)
Getty                                                                                recitals
Getty Class A Ordinary Shares                                                        recitals
Getty Class B Ordinary Shares                                                        recitals
Getty Court Meeting                                                                  2.01(b)
Getty Executive Scheme                                                               2.02
Getty Financial Statements                                                           4.07(b)
Getty Images                                                                         recitals
Getty Images Options                                                                 1.17(d)
Getty Images Party                                                                   10.02
Getty Images Shares                                                                  recitals
Getty Interim Financial Statements                                                   4.07(b)
Getty Ordinary Shares                                                                recitals
Getty SEC Reports                                                                    4.06(a)
Getty Shareholder Circular                                                           2.01(a)
Getty Shareholder Meetings                                                           2.01(b)
High Court                                                                           2.01(a)
Indemnified Party                                                                    10.05(a)
Indemnifying Party                                                                   10.05(a)
IRS                                                                                  3.22(a)
Liquidation Payment                                                                  1.12
Loss                                                                                 10.02
Material Contracts                                                                   3.16(a)
Merger                                                                               recitals
Merger Consideration                                                                 1.11
Merger Sub                                                                           recitals
Plans                                                                                3.22(a)
PhotoDisc                                                                            recitals
PhotoDisc Common Stock                                                               recitals
PhotoDisc Exchange Ratio                                                             1.11
PhotoDisc Executives                                                                 7.11(b)

TERM                                                                                  SECTION
-----------------------------------------------------------------------------------  ---------
PhotoDisc Financial Statements                                                       3.08(a)
PhotoDisc Interim Financial Statements                                               3.08(a)
PhotoDisc Options                                                                    1.17
PhotoDisc Share Certificates                                                         1.13(a)
PhotoDisc Stockholder Meeting                                                        7.02
PhotoDisc Stock Option Plan                                                          1.17
PhotoDisc Voting Agreement                                                           recitals
Principal Stockholders                                                               recitals
Reference Balance Sheet                                                              3.09
Reference Balance Sheet Date                                                         3.11
Returns                                                                              8.02(a)
Scheme of Arrangement                                                                recitals
Series A Preferred Stock                                                             1.12
Series A-1 Preferred Stock                                                           3.03(a)
Shared Expenses                                                                      12.01
Stock Consideration                                                                  1.11
Stockholders' Transaction Agreement                                                  recitals
Stockholder Party                                                                    10.03
Surviving Corporation                                                                1.01
Transaction                                                                          recitals
Transaction Documents                                                                10.01
WARN                                                                                 3.23(h)
WBCA                                                                                 recitals

    IN WITNESS WHEREOF, each of Getty Images, Getty, PhotoDisc and Merger Sub has duly executed, or has caused this Agreement to be duly executed by its duly authorized representative, as of the date first written above.

                                GETTY COMMUNICATIONS, (USA) INC.

                                By:  /s/ MARK GETTY
                                     -----------------------------------------
                                     Title:

                                GETTY COMMUNICATIONS PLC

                                By:  /s/ MARK GETTY
                                     -----------------------------------------
                                     Name:
                                     Title:

                                PHOTODISC, INC.

                                By:  /s/ MARK TORRANCE
                                     -----------------------------------------
                                     Title:

                                PRINT MERGER, INC.

                                By:  /s/ MARK GETTY
                                     -----------------------------------------
                                     Name:
                                     Title:

                                   EXHIBIT A
                      STOCKHOLDERS' TRANSACTION AGREEMENT
                   (ATTACHED TO THIS PROSPECTUS AS ANNEX B.)

                                                                       EXHIBIT B

                            FORM OF ESCROW AGREEMENT

    ESCROW AGREEMENT, dated as of            , 1997 (this "AGREEMENT"), among
Getty Communications (USA), Inc., a Delaware corporation ("GETTY IMAGES"), the stockholders (the "PRINCIPAL STOCKHOLDERS") of PhotoDisc, Inc., a Washington corporation ("PhotoDisc"), identified on the signature pages of this Agreement, Mark Torrance, as designated representative of the Principal Stockholders (the
"PRINCIPAL STOCKHOLDERS' REPRESENTATIVE"), and                     , a
                    (the "ESCROW AGENT").

                              W I T N E S S E T H:

    WHEREAS, (i) Getty Images, Getty Communications plc, a public limited company organized under the laws of England and Wales ("GETTY"), PhotoDisc and Merger Sub, Inc., a Washington corporation ("MERGER SUB"), have entered into a
Merger Agreement dated September   , 1997, a copy of which is attached hereto as
Exhibit A (the "MERGER AGREEMENT"; capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement), and (ii) Getty Images and the Principal Stockholders have entered into the Stockholders' Transaction
Agreement dated as of September   , 1997, a copy of which is attached hereto as
Exhibit B (the "STOCKHOLDERS' TRANSACTION AGREEMENT");

    WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge (the "MERGER") with and into PhotoDisc in accordance with the Business Corporation Act of the State of Washington (the "WBCA") and upon the terms and subject to the conditions set forth in the Merger Agreement;

    WHEREAS, pursuant to the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of PhotoDisc ("PHOTODISC COMMON STOCK"), other than shares owned directly or indirectly by Getty or by PhotoDisc, will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of Getty Images ("GETTY IMAGES SHARES") and an amount of cash as set forth in the Merger Agreement;

    WHEREAS, it is contemplated under the Merger Agreement that Getty Images will deposit or cause to be deposited into escrow at Closing certificates
representing       shares of Getty Images Shares (the "ESCROW SHARES") issued in the name of the Principal Stockholders to be held and disbursed by the Escrow Agent in accordance with Section 8 of this Agreement;

    WHEREAS, a copy of the Merger Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as the Escrow Agent hereunder;

    WHEREAS, the Escrow Agent will hold the Escrow Shares in Account No.
at                     , city, state, ABA No.       (the "ESCROW ACCOUNT"); and

    WHEREAS, pursuant to the Principal Stockholders' Transaction Agreement, each of the Principal Stockholders has appointed the Principal Stockholders' Representative to act on such Stockholder's behalf for purposes of this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

    SECTION 1. APPOINTMENT AND AGREEMENT OF ESCROW AGENT. Getty Images and the Principal Stockholders hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

    SECTION 2. ESTABLISHMENT OF THE ESCROW FUND. (a) Pursuant to Section 1.12(a)(ii) of the Merger Agreement, Getty Images shall deliver to the Escrow Agent on the date hereof certificates representing the Escrow Shares. The Escrow Agent shall hold the Escrow Shares and all dividends and other distributions made in respect of such shares (the "ESCROW FUND") in escrow pursuant to this Agreement. The Escrow Shares shall be registered in the name of the Principal Stockholders. On the date hereof, each Principal Stockholder shall deliver (or cause his or her nominee to deliver) to the Escrow Agent stock transfer powers duly executed in blank with respect to the shares of Getty Images Shares issued to such Principal Stockholder and deposited in the Escrow Fund.

    (b) Each of Getty Images and the Principal Stockholders confirms to the Escrow Agent and to each other that the Escrow Fund is free and clear of all Encumbrances except as may be created by this Agreement and the Merger Agreement.

    SECTION 3. PURPOSE OF THE ESCROW FUND. The Escrow Shares will be deposited with the Escrow Agent and held by the Escrow Agent to secure the indemnification obligations of the Principal Stockholders contained in Section 2.01 of the Stockholders' Transaction Agreement and Article X of the Merger Agreement.

    SECTION 4.  PRINCIPAL STOCKHOLDER PERCENTAGE INTEREST IN ESCROW
FUND. Attached hereto as Schedule A is a schedule listing each Principal Stockholder and such Principal Stockholder's initial interest in the Escrow Fund (expressed as a percentage, based on the number of shares of Getty Images Shares delivered to the Escrow Agent at Closing on behalf of such Principal Stockholder).

    SECTION 5. PRINCIPAL STOCKHOLDER RIGHTS. (a) While any Escrow Shares are held in escrow in the Escrow Fund, and pending the distribution thereof to Getty Images or the Principal Stockholders, as the case may be, in connection with any distributions from the Escrow Fund in accordance with Section 8 hereof, each Principal Stockholder will have all rights with respect to the Escrow Shares issued in such Principal Stockholder's name (including, without limitation, the right to vote such shares as set forth in Section 5(b) below), except (i) the right of possession thereof or (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of such shares or any interest therein. Principal Stockholders shall have the right to receive any dividends or other distributions in respect thereof.

    (b) Each Principal Stockholder shall have the right to exercise any voting rights with respect to the Escrow Shares issued in such Principal Stockholder's name. The Principal Stockholders' Representative (as defined below) shall direct the Escrow Agent in writing as to the exercise of any voting rights by the Principal Stockholders, and the Escrow Agent shall comply with any such directions of the Principal Stockholders' Representative. In the absence of such directions, the Escrow Agent shall not vote any of the Escrow Shares.

    (c) Each Principal Stockholder shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Escrow Shares issued in such Principal Stockholder's name. The Escrow Agent shall report to the United States Internal Revenue Service the amount of cash dividends received by the Escrow Agent with respect to the Escrow Fund as having been received by each Principal Stockholder in accordance with the amount attributable to the Escrow Shares issued in such Principal Stockholder's name.

    SECTION 6. PRINCIPAL STOCKHOLDERS' REPRESENTATIVE. Each Principal Stockholder hereby acknowledges and affirms (a) the appointment of Mark Torrance as the Principal Stockholders' Representative and (b) the authority of the Principal Stockholders' Representative to perform the actions specified in this Agreement to be performed by the Principal Stockholders' Representative.

    SECTION 7. SHARE VALUE. The parties hereto agree and acknowledge that, for all purposes under this Agreement, each share of Getty Images Shares held in escrow pursuant to this Agreement shall be valued at the Average Trading Price of Getty ADRs at Closing (the "SHARE VALUE").

    SECTION 8. PAYMENTS FROM THE ESCROW FUND. (a) If, at any time on or prior to the Expiration Date (as defined below), a Getty Images Party shall deliver to the Escrow Agent a certificate of such Getty

Images Party, executed by an authorized officer of such Getty Images Party (a "GETTY IMAGES PARTY'S CERTIFICATE"), which Getty Images Party's Certificate shall:

        (i) state that such Getty Images Party has paid or incurred a Loss (an "INDEMNIFICATION ITEM");

        (ii) state the aggregate amount of such Indemnification Item; and

       (iii) specify in reasonable detail the nature and amount of each individual Indemnification Item, including whether such Indemnification Item results from a breach of representation or warranty or covenant of PhotoDisc or a Principal Stockholder;

the Escrow Agent shall, promptly upon receipt of such Getty Images Party's Certificate, deliver a copy of such Getty Images Party's Certificate to the Principal Stockholders' Representative. For purposes of this Agreement, the "EXPIRATION DATE" shall be March 31, 1999.

    (b) If the Principal Stockholders' Representative shall object to any amount claimed in connection with any Indemnification Item specified in any Getty Images Party's Certificate, the Principal Stockholders' Representative shall, within 15 Business Days after delivery by the Escrow Agent to the Principal Stockholders' Representative of such Getty Images Party's Certificate, deliver to the Escrow Agent a certificate, executed by the Principal Stockholders' Representative (a "PRINCIPAL STOCKHOLDERS' CERTIFICATE"), (i) specifying each such amount to which the Principal Stockholders' Representative objects and (ii) specifying in reasonable detail the nature and basis for each such objection. Promptly upon receipt of a Principal Stockholders' Certificate, the Escrow Agent shall deliver a copy of such Principal Stockholders' Certificate to the Getty Images Party. If the Escrow Agent shall not have received a Principal Stockholders' Certificate objecting to the amount claimed with respect to an Indemnification Item within 15 Business Days after delivery to the Principal Stockholders' Representative of a Getty Images Party's Certificate specifying such Indemnification Item, the Principal Stockholders shall be deemed to have acknowledged the correctness of the amount claimed on such Getty Images Party's Certificate with respect to such Indemnification Item, and the Escrow Agent shall promptly thereafter transfer to the Getty Images Party, out of the Escrow Fund (such transfer to be applied pro rata in accordance with each Stockholder's percentage interest in the Escrow Fund) such number of shares of Getty Images Shares equal to the lesser of (A) the amount claimed in the Getty Images Party's Certificate with respect to such Indemnification Item divided by the Share Value and (B) the number of shares of Getty Images Shares then remaining in the Escrow Fund.

    (c) If the Escrow Agent receives, within 15 Business Days after delivery to the Principal Stockholders' Representative of a Getty Images Party's Certificate, a Principal Stockholders' Certificate objecting to the amount claimed with respect to any Indemnification Item specified in such Getty Images Party's Certificate, the amount so objected to shall be held by the Escrow Agent and shall not be released from the Escrow Fund except in accordance with either
(i) written instructions executed by an authorized officer of each of Getty Images and the Principal Stockholders' Representative or (ii) the final nonappealable judgment of a court having jurisdiction over the matters relating to the claim by the Getty Images Party for indemnification from the Principal Stockholders, promptly after which time the Escrow Agent shall transfer to the Getty Images Party, out of the Escrow Fund such number of shares of Getty Images Shares equal to the lesser of (A) the amount set forth in the written instructions or in such judgment, as the case may be, divided by the Share Value and (B) the number of shares of Getty Images Shares then remaining in the Escrow Fund.

    (d) Notwithstanding the limitations set forth in Section 8(a) of this Agreement, following the Expiration Date, the Getty Images Party shall be entitled to assert claims against the Escrow Fund under this Section 8 in respect of all Losses that were included in determining the Reserved Amount (as defined below).

    (e) For purposes of this Agreement, the "Reserved Amount" shall be equal to the aggregate of the amounts claimed in all Getty Images Party's Certificates delivered to the Escrow Agent prior to the Expiration Date (which claims shall not have been resolved on or prior to the Expiration Date).

        (i) If, on the Expiration Date, the Reserved Amount is less than the product of the number of Escrow Shares then remaining in the Escrow Fund and the Share Value (the "ESCROW FUND SHARES VALUE"), on the Expiration Date, the Escrow Agent shall promptly liquidate all investments (other than shares of Getty Images Stock) of the Escrow Fund and transfer to each Principal Stockholder (x) by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund and attributable to the Escrow Shares issued in such Principal Stockholder's name and (y) the number of shares of Getty Images Shares issued in such Principal Stockholder's name then remaining in the Escrow Fund less such Principal Stockholder's percentage interest of the Reserved Amount divided by the Share Value.

        (ii) If, on the Expiration Date, the Reserved Amount is greater than the Escrow Fund Shares Value, on the Expiration Date, the Escrow Agent shall promptly liquidate all investments (other than shares of Getty Images Stock) of the Escrow Fund and transfer to each Principal Stockholder, by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund and attributable to the Escrow Shares issued in such Principal Stockholder's name less such Principal Stockholder's percentage interest of the difference between the Reserved Amount and the Escrow Fund Shares Value.

    (f) With respect to indemnifiable Losses resulting from a breach of representation or warranty or covenant of a Principal Stockholder and not from a breach of representation or warranty or covenant of PhotoDisc, any Escrow Shares transferred out of the Escrow Fund pursuant to Sections 8(b) or 8(c) shall be transferred out of such Principal Stockholder's percentage interest in the Escrow Fund and shall not be accounted against the interest of other Principal Stockholders in the Escrow Fund.

    (g) Upon the termination of this Agreement in accordance with Section 11, the Escrow Agent shall promptly liquidate all investments (other than shares of Getty Images Shares) of the Escrow Fund and transfer to each Principal Stockholder (i) the shares of Getty Images Shares issued in such Principal Stockholder's name then remaining in the Escrow Fund and (ii) by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund and attributable to the Escrow Shares issued in such Principal Stockholder's name.

    SECTION 9. RESERVATION OF GETTY IMAGES' RIGHTS. Subject to Section 10.05(c) of the Merger Agreement, the rights of Getty Images to receive distributions from the Escrow Fund in respect to Indemnification Items shall be without prejudice to any other rights Getty Images may have under the Stockholders' Transaction Agreement or the Merger Agreement to seek indemnity for Indemnification Items. Except with respect to claims based on fraud by an individual Principal Stockholder, or claims for any equitable remedies available under this Agreement, in no event shall the Investors (as defined in the Merger Agreement) be liable for the satisfaction of Indemnification Items other than out of their respective Escrow Shares.

    SECTION 10. ALLOCATION OF ESCROW SHARES. (a) With respect to any Escrow Shares distributed to the Principal Stockholders pursuant to Section 8 of this Agreement, the Escrow Agent, the Principal Stockholders and Getty Images will take such action as may be necessary: (i) to cause appropriate certificates to be issued and delivered to the Principal Stockholders and (ii) to the extent necessary if not all shares of Getty Images Shares have been distributed from the Escrow Fund, to cause appropriate certificates to be issued to the Principal Stockholders and delivered to the Escrow Agent representing the number of shares of Getty Images Shares remaining in the Escrow Fund after such distribution to the Principal Stockholders and to cause appropriate stock transfer powers, duly executed in blank by the Principal Stockholders, to be delivered to the Escrow Agent with respect to the shares of Getty Images Shares then remaining in the Escrow Fund.

    (b) In the event Escrow Shares are distributed by the Escrow Agent to Getty Images pursuant to Section 8 of this Agreement and, after such distribution, shares of Getty Images Shares remain in the Escrow Fund, Getty Images, the Principal Stockholders and the Escrow Agent will take such action as may be necessary: (i) to cause appropriate certificates to be issued to the Principal Stockholders and delivered to the Escrow Agent representing the number of shares of Getty Images Shares remaining in the Escrow

Fund after such distribution to Getty Images and (ii) to cause appropriate stock transfer powers, duly executed in blank by the Principal Stockholders, to be delivered to the Escrow Agent with respect to the shares of Getty Images Shares then remaining in the Escrow Fund.

    (c) Notwithstanding any of the provisions of Section 8 of this Agreement, in each circumstance in which shares of Getty Images Shares are to be distributed to Getty Images or the Principal Stockholders pursuant to this Agreement, the number of shares of Getty Images Shares to be distributed shall be rounded down to the nearest whole integer.

    SECTION 11.  MAINTENANCE OF THE ESCROW FUND; TERMINATION OF THE ESCROW
FUND. (a) The Escrow Agent shall continue to maintain the Escrow Fund until the earlier of (i) the time at which there shall be no funds, shares of Getty Images Shares or other property in such Escrow Fund and (ii) the termination of this Agreement.

    (b) Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of the Escrow Fund, the Escrow Agent shall, if so instructed in a writing signed by Getty Images and the Principal Stockholders' Representative, pay from the Escrow Fund, as instructed, to the Getty Images Party and the Principal Stockholders, as directed in such writing, the number of shares of Getty Images Shares and the amount of cash or other property so instructed.

    SECTION 12. INVESTMENT OF ESCROW FUND. The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund, unless joint written notice to the contrary is received from Getty Images and the Principal Stockholders' Representative, in any combination of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States,
(b) insured certificates of deposit, or time deposits, with any commercial bank that is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poors, Inc.

    SECTION 13. ASSIGNMENT OF RIGHTS TO THE ESCROW FUND; ASSIGNMENT OF OBLIGATIONS; SUCCESSORS. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties); PROVIDED, HOWEVER, that Getty Images may assign this Agreement to an Affiliate of Getty Images without the consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns.

    SECTION 14. ESCROW AGENT. (a) Except as expressly contemplated by this Agreement or by joint written instructions from Getty Images and the Principal Stockholders' Representative, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner all or any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

    (b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

    (c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any Person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

    (d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

    (e) The Escrow Agent shall have no duty as to the collection of dividends, distributions or income on the Escrow Shares or any investments held in the Escrow Fund or as to the preservation of any rights pertaining thereto, and shall not be under any duty to give the Escrow Funds held by it hereunder any greater degree of care than it gives its own similar property.

    (f) As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule B to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be the responsibility of Getty Images.

    (g) Getty Images shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees, incurred without negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement.

    (h) The Escrow Agent may at any time resign by giving 30 Business Days' prior written notice of resignation to the Principal Stockholders' Representative and Getty Images. The Principal Stockholders' Representative and Getty Images may at any time jointly remove the Escrow Agent by giving 20 Business Days' written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having its principal executive offices in San Francisco or New York and assets in excess of $2 billion, and which shall be reasonably acceptable to the Principal Stockholders' Representative, shall be appointed by Getty Images by written instrument executed by the Principal Stockholders' Representative and Getty Images and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the Principal Stockholders' Representative, Getty Images or the successor Escrow Agent, execute and deliver to such successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Fund of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within 20 Business Days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of (i) its receipt of designation of a successor Escrow Agent, (ii) a joint written instruction by the Principal Stockholders' Representative and Getty Images and (iii) termination of this Agreement in accordance with its terms.

    (i) The Escrow Agent shall prepare and deliver to Getty Images and the Principal Stockholders' Representative at the end of each calendar month prior to termination of this Agreement a written account describing all transactions with respect to the Escrow Fund during such calendar month.

    (j) The Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. The Principal Stockholders shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Fund incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. If necessary under applicable law, any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for taxpayer identification, number certifications or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Fund and is not responsible for any other reporting. This Section 14(j) and Section 14(g) above shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

    (k) The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

    (l) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining, or taking or refraining from taking any action with respect to any securities or other property deposited hereunder.

    (m) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Fund until the Escrow Agent shall have received (i) a final nonappealable order of a court having jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event the Escrow Agent shall disburse the Escrow Fund in accordance with such order, judgment or agreement. Any court order shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said order or judgment is final and nonappealable. The Escrow Agent shall act on such court order or judgment and legal opinion without further question.

    SECTION 15.  TERMINATION.  This Agreement shall terminate on the later of:
(a) the date on which there are no funds, shares of Getty Images Shares or other property remaining in the Escrow Fund and (b) ten Business Days following the date after the Expiration Date on which all claims made in Getty Images Party's Certificates delivered to the Escrow Agent prior to the Expiration Date shall have been resolved.

    SECTION 16. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section
16):

    (a) if to Getty Images:

        c/o Getty Communications plc
       101 Bayham Street
       London NW1 0AG England
       Facsimile: (44171) 267-6540
       Attention: Nick Evans-Lombe
       with a copy to each of:

       Clifford Chance
       200 Aldersgate Street
       London EC1A 4JJ England
       Facsimile: (44171) 600-5555
       Attention: Michael Francies

       Shearman & Sterling
       555 California Street
       San Francisco, California 94104
       Facsimile: (415) 616-1199
       Attention: Christopher D. Dillon

    (b) if to the Principal Stockholders' Representative:

        c/o PhotoDisc, Inc.
       2013 Fourth Avenue
       4th Floor
       Seattle, Washington 98121
       Facsimile: (206) 441-9379
       Attention: Mark Torrance

       with a copy to:

       Heller Ehrman White & McAuliffe
       6100 Columbia Center
       701 Fifth Avenue
       Seattle, Washington 98104
       Telecopy: (206) 447-0849
       Attention: Thomas S. Hodge

    (c) if to the Escrow Agent, to:

       ----------------------------------------
       ----------------------------------------
       ----------------------------------------
       ----------------------------------------

       Facsimile:
       ------------------------------
       Attention:
       ------------------------------

    SECTION 17. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of [New York] [Delaware] applicable to contracts executed in and to be performed entirely within that state.

    SECTION 18. AMENDMENTS. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 19 of this Agreement.

    SECTION 19. WAIVER. Any party to this Agreement may (a) extend the time for the performance of any obligations or other acts of any other party hereto or (b) waive compliance with any agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or as a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

    SECTION 20. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    SECTION 21. ENTIRE AGREEMENT. This Agreement, the Merger Agreement and the Principal Stockholders' Transaction Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among Getty Images, the Principal Stockholders and the Escrow Agent with respect to the subject matter hereof and thereof.

    SECTION 22. NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 23. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of Getty Images, the Principal Stockholders and the Escrow Agent has duly executed, or has caused this Agreement to be duly executed by its duly authorized representative, as of the date first written above.

                                GETTY COMMUNICATIONS (USA), INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                PDI, L.L.C.

                                By:
                                     -----------------------------------------
                                     Name: Mark Torrance
                                     Title:

                                ---------------------------------------------
                                                Mark Torrance

                                ---------------------------------------------
                                              Thomas D. Hughes

                                ---------------------------------------------
                                              Mark B. Callaghan

                                ---------------------------------------------
                                               Chris Birkeland

                                ---------------------------------------------
                                              Sally von Bargen

                                ---------------------------------------------
                                               Colleen Maloney

                                ---------------------------------------------
                                                Paul Shipman

                                J&B VENTURE PARTNERS I

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                ADVENT VII L.P.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                ADVENT ATLANTIC AND PACIFIC III, L.P.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                ADVENT NEW YORK L.P.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                TA VENTURE INVESTORS LIMITED
                                PARTNERSHIP

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                GEOCAPITAL III, L.P.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                GEOCAPITAL IV, L.P.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                THE BROADVIEW PARTNERS GROUP

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                ---------------------------------------------
                                Mark Torrance, as Principal
                                Stockholders' Representative

                                [ESCROW AGENT]

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                                                 EXHIBIT 7.03(B)

                          FORM OF AFFILIATE LETTER FOR
                     AFFILIATES OF GETTY COMMUNICATIONS PLC

                                                                          , 1997

Getty Communications (USA), Inc.
c/o Getty Communications plc
101 Bayham Street
London NW1 0AG England

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Getty Communications plc, a public limited company organized under the law of England and Wales ("GETTY"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Merger Agreement dated as of September 15, 1997 (the "MERGER AGREEMENT") among Getty Communications (USA), Inc., a Delaware corporation ("GETTY IMAGES"), Getty, PhotoDisc, Inc., a Washington corporation ("PHOTODISC"), and Print Merger, Inc., a Washington corporation ("MERGER SUB"), Getty Images and Getty will implement a Scheme of Arrangement (the "SCHEME OF ARRANGEMENT") in accordance with Section 425 of the Companies Act of 1985 of the United Kingdom upon the terms and subject to the conditions set forth therein. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

    As a result of the Scheme of Arrangement, I may receive shares of common stock, par value $0.01 per share, of Getty Images (the "GETTY IMAGES SHARES"). I would receive such Getty Images Shares in exchange for shares (or upon exercise of options for shares) owned by me of Class A ordinary shares, nominal value 1p per share, of Getty ("GETTY CLASS A ORDINARY SHARES") and/or of Class B ordinary shares, nominal value 1p per share, of Getty ("GETTY CLASS B ORDINARY SHARES", and, together with the Getty Class A Ordinary Shares, the "GETTY ORDINARY SHARES").

    1. I represent, warrant and covenant to Getty Images that in the event I receive any Getty Images Shares as a result of the Scheme of Arrangement:

        (i) I shall not make any sale, transfer or other disposition of Getty Images Shares in violation of the Act or the Rules and Regulations.

        (ii) I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Getty Images Shares, to the extent I felt necessary, with my counsel or counsel for Getty.

       (iii) I have been advised that the issuance of the Getty Images Shares to me pursuant to the Scheme of Arrangement are exempt from registration has been registered with the Commission pursuant to Section 3(a)(10) of the Securities Act. However, I have also been advised that, because, at the time the Scheme of Arrangement is submitted for a vote of the shareholders of Getty, (A) I may be deemed to be an affiliate of Getty and (B) the distribution by me of the Getty Images Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Getty Images Shares issued to me in the Scheme of Arrangement unless (1) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, (2) such sale, transfer or other disposition has been registered under the Securities Act or (3) in the written opinion of counsel reasonably acceptable to Getty

    Images, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

        (iv) Except for any registration rights pursuant to a written agreement, I understand that Getty Images is under no obligation to register the sale, transfer or other disposition of the Getty Images Shares by me or on my behalf under the Act or, except as provided in paragraph 2(i) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        (v) I understand that there will be placed on the certificates for the Getty Images Shares issued to me, or any substitutions therefor, a legend stating in substance:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. [THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE
           WITH THE TERMS OF AN AGREEMENT DATED [               ],
           199[7] BETWEEN THE REGISTERED HOLDER HEREOF AND GETTY COMMUNICATIONS (USA), INC. A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF GETTY COMMUNICATIONS
           (USA), INC.]"

        (vi) I understand that, unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Getty Images reserves the right to put the following legend on the certificates issued to my transferee:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE Securities Act of 1933."

       (vii) Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Getty as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    2. By Getty Images' acceptance of this letter, Getty Images hereby agrees with me as follows:

        (i) For so long as and to the extent necessary to permit me to sell the Getty Images Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Getty Images shall (A) use its reasonable efforts to (1) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and (2) furnish to me upon request a written statement as to whether Getty Images has complied with such reporting requirements during the 12 months preceding any proposed sale of the Getty Images Shares by me under Rule 145 and (B) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

        (ii) It is understood and agreed that certificates with the legends set forth in paragraphs (v) and (vi) above will be substituted by delivery of certificates without such legend if (A) one year shall have elapsed from the date the undersigned acquired the Getty Images Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (B) two years shall have elapsed from the date the undersigned acquired the Getty Images Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned or
    (C) Getty Images has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Getty Images, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                         Very truly yours,
                                          --------------------------------------
                                          Name:

Agreed and accepted this   day
of            , 199[7], by

GETTY COMMUNICATIONS (USA), INC.

By:        ---------------------------------------
           Name:
           Title:

                                                                    EXHIBIT 7.08

                           SIGNIFICANT PROVISIONS OF
                          CERTIFICATE OF INCORPORATION
                                 AND BY-LAWS OF
                            GETTY IMAGES AT CLOSING

BOARD OF DIRECTORS:            NUMBER OF DIRECTORS: Getty Communications (USA), Inc.
                               ("GETTY IMAGES") will have a board of directors (the
                               "BOARD") consisting of 10 persons (each a "DIRECTOR") or any number as the Board may fix by the vote of a majority of the entire Board. The Board will be staggered into three
                               classes: four Class I Directors (term expiring in 1998),
                               three Class II Directors (term expiring in 1999); three
                               Class III Directors (term expiring in 2000). Additional
                               directorships resulting from an increase in the number of
                               directors will be apportioned among the three classes.

                               ELECTION AND REMOVAL: Directors will be elected for a
                               three-year term and will hold office for the term for which he was elected and until his successor is elected and has
                               qualified or until his or her earlier resignation or
                               removal. Directors in the class up for election in any given year will be elected at the annual meeting of stockholders by a plurality of the votes. Any director or the entire
                               Board may be removed only for cause.

                               VACANCIES: Vacancies on the Board by any reason, including newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. A Director
                               elected to fill a vacancy will hold office until the
                               election of the class for which such director will have been chosen and until his or her successor will have been chosen and until his or her successor is duly elected and has
                               qualified or until his or her earlier resignation or
                               removal.

                               QUORUM; REQUIRED VOTE: A majority of the whole Board
                               constitutes a quorum and an action approved by the majority of the Directors present at any meeting at which there is a quorum will constitute an action of the Board.

                               ACTION BY UNANIMOUS WRITTEN CONSENT: Any action required or permitted to be taken at any meeting of the Board or any
                               committee thereof may be taken without a meeting if all
                               members of the Board or committee consent in writing, and
                               such writing is filed with the Board or committee minutes.

                               REGULAR MEETINGS: Regular meetings of the Board may be fixed by resolutions of the Board and will take place at such
                               date, time and place as will be designated from time to time by the Board and stated in the notice of the meeting.

                               SPECIAL MEETINGS; NOTICE: Special meetings of the Board must be called by either of the Co-Chairmen, the Chief Executive
                               Officer, a majority of the directors, or stockholders
                               holding 15% or more of the then outstanding voting
                               securities of Getty Images. Notice of the meeting must (i)
                               state the time and place of the meeting and (ii) be mailed two days prior to the meeting or sent to the director by
                               telegraph, cable, telex, telecopier, or by phone 48 hours
                               prior to the meeting.

                               COMPENSATION: The Board may fix the compensation, including fees and expenses, of directors for their services.

                               LIABILITY OF DIRECTORS TO THE COMPANY: A Director will not be liable to Getty Images or its stockholders for monetary damages for breach of fiduciary duties, except for liability which, by express provision of the Delaware General
                               Corporation Law (the "DGCL"), cannot be limited or
                               eliminated.

                               INDEMNIFICATION: To the fullest extent permitted by the
                               DGCL, Getty Images must indemnify and advance expenses to
                               any and all persons whom it will have power to indemnify
                               from and against any and all of the expenses, liabilities or other matters referred to or covered by the DGCL. The
                               indemnification provisions contained in the DGCL are not
                               deemed exclusive of any other rights to which those
                               indemnified may be entitled under any Bylaw, agreement,
                               resolution of stockholders or disinterested directors, or
                               otherwise, and must continue as to or disinterested
                               directors, or otherwise, and must continue as to a person
                               who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and must
                               inure to the benefit of the heirs, executors and
                               administrators of such person.

                               Getty Images may maintain insurance, at its expense, to
                               protect itself and any Director, officer, employee or agent of Getty Images against any liability, whether or not Getty
                               Images would have the right to indemnify such person under the DGCL.

COMMITTEES OF THE BOARD:       EXECUTIVE COMMITTEE: The Board shall establish an Executive
                               Committee which shall have all the powers and authority of the Board in the management of the business and affairs of
                               Getty Images that may be properly delegated by the Board to a committee of the Board.

                               OTHER COMMITTEES: In addition to the Executive Committee,
                               Committees of the Board will include audit and compensation committees.

OFFICE OF THE CHAIRMAN:        The Chairman shall have the power to call special meetings of stockholders, to call special meetings of the Board and, if present, to preside at all meetings of Stockholders and all meetings of the Board. The Chairman shall perform all
                               duties incident to the office of Chairman of the Board and all such other duties as may from time to time be assigned to him by the Board or the By-laws. There may be appointed two Co-Chairmen.

BLANK CHECK PREFERRED STOCK
PROVISION:                     The Board is authorized by resolution to provide for the
                               issue of all or any shares of Preferred Stock, in one or
                               more series, and to fix for each such series such voting
                               powers, designations, preferences and relative
                               participating, optional or special rights and such
                               qualifications, limitation or restrictions as will be stated
                               and expressed in the resolution(s) adopted by the Board and as may be permitted by Delaware law. The Board may confer
                               upon any such series of Preferred Stock the right to elect one or more Directors who will serve for such term and have such voting powers, as will be stated in the resolution(s)
                               adopted by the Board.

STOCKHOLDERS:                  ANNUAL MEETINGS: The time and place of the annual meeting of stockholders will be designated by the Board. At each such annual meeting, Directors will be elected and any other
                               proper business may be transacted.

                               SPECIAL MEETINGS: Special meetings of the stockholders may be called at any time by either of the Co-Chairmen of the
                               Board or the Chief Executive Officer and must be called only by either of the Co-Chairmen of the Board or by the
                               Secretary at the request in writing of at least two-thirds of the entire Board. Special meetings of stockholders may be called by the recordholders of at least a majority of the
                               outstanding shares of common stock. The special meeting will be held at such time and place as determined by the Board.

                               NOTICE OF MEETINGS: Notice of the place, date and hour of
                               each annual and special stockholders meeting must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days prior to any stockholder
                               meeting. Notice of a special meeting must include the
                               purpose thereof and indicate who is calling the meeting.

                               NOTICE OF STOCKHOLDER PROPOSALS: At an annual meeting of the stockholders, only such business will be conducted, and only such proposals will be acted upon, as will have been
                               properly brought before the annual meeting. To be properly brought, business must be

                               (i) specified in the notice of meeting (or any supplement
                               thereto) given by or at the direction of the Board;

                               (ii) otherwise properly brought before the meeting by or at the direction of the Board; or

                               (iii) otherwise properly brought before the meeting by a
                               stockholder of Getty Images who provides a copy of the
                               Stockholder's Notice (as defined below) to the Secretary not less than 60 days nor more than 90 days prior to the
                               meeting, provided, however, that if less than 35 days'
                               notice of the meeting is given, such Stockholder's Notice
                               must be delivered to the Secretary not later than the close of the seventh day following the day on which the notice of the meeting was mailed to the stockholders.

                               The "STOCKHOLDER'S NOTICE" will set forth as to each matter the stockholder proposed to bring before the annual meeting
                               (v) a brief description of the proposal; (w) the name and
                               address of the stockholder proposing the business; (x) the class and number of shares of Getty Images Common Stock
                               owned by the proposed stockholder; (y) the reason for
                               conducting such business at the annual meeting; and (z) any material interest of the stockholder in such business.

                               NO ACTION OF STOCKHOLDERS BY WRITTEN CONSENT: No action
                               required or permitted to be taken at any meeting of
                               stockholders may be taken without a meeting and the power of stockholders to consent in writing to the taking of any
                               action without a meeting is specifically denied.

                               QUORUM OF STOCKHOLDERS: The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the meeting constitutes a quorum at all meetings of the stockholders.

                               VOTING: Stockholders entitled to vote at a meeting of the
                               stockholders may vote either in person or by proxy appointed by an instrument in writing.

AMENDMENT OF ORGANIZATIONAL
DOCUMENTS:                     AMENDMENT OF CERTIFICATE OF INCORPORATION: Getty Images may
                               amend or repeal any provision of the Certificate of
                               Incorporation in any manner now or hereafter prescribe by
                               law. However, the following provisions of the Certificate of
                               Incorporation may be amended only by the favorable vote of the holders of shares representing at least 80% of the stock of Getty Images entitled to vote in the election of
                               directors, voting as one class:

                               (i) The provision restricting stockholder action by written consent;

                               (ii) The provision setting the number and classification of the Board, granting the Board the rights to fill any
                               vacancies and providing for the removal of Directors only
                               for cause;

                               (iii) The provision expressly authorizing the Board to amend the Bylaws;

                               (iv) The provision regarding the limitation on liability and indemnification of Directors; and

                               (v) The provision requiring the 80% vote of the stockholders to amend or repeal certain provisions of the Certificate of
                               Incorporation.

                               AMENDMENT OF BYLAWS: The Bylaws may be amended, repealed or new Bylaws adopted by the affirmative vote of at least
                               two-thirds of the entire Board.

SECTION 203 OF THE DELAWARE
GENERAL CORPORATION LAW:       Getty Images shall not "opt out" of Section 203 (the
                               "BUSINESS COMBINATION STATUTE").

                                                                    EXHIBIT 7.11

          BOARD OF DIRECTORS OF GETTY IMAGES AS OF THE EFFECTIVE TIME

    The Board of Directors of Getty Images, as of the Effective Time, shall consist of the following persons:

Directors whose term shall expire at the first annual
meeting of stockholders after the Effective Time
--------------------------------------------------------------------------------
   Andrew Garb
    Michael Green
    Anthony Stone

Directors whose term shall expire at the second annual
meeting of stockholders after the Effective Time
--------------------------------------------------------------------------------
   Manny Fernandez
    Christopher Sporborg
    Director to be determined
    Director to be determined

Directors whose term shall expire at the third annual
meeting of stockholders after the Effective Time
--------------------------------------------------------------------------------
   Mark Getty
    Jonathan Klein
    Mark Torrance

    If prior to the Effective Time, any of Anthony Stone, Andrew Garb, Michael Green, Manny Fernandez, Christopher Sporborg, Mark Getty or Jonathan Klein or any other person designated by Getty shall decline or be unable to serve as a director of Getty Images, Getty shall designate another person reasonably acceptable to PhotoDisc.

    If prior to the Effective Time, Mark Torrance shall decline or be unable to serve as a director of Getty Images, PhotoDisc shall designate another person reasonably acceptable to Getty.

    Mark Torrance may propose to the Board of Directors of Getty Images non-employees with appropriate industry experience to fill the two vacancies indicated above. The Board of Directors of Getty Images shall consider any proposed appointee in good faith. The directors to be determined may be appointed before or after the Effective Time.

                                                                 EXHIBIT 9.01(k)

                            STOCKHOLDERS' AGREEMENT

PARTIES:                       Getty Communications (USA), Inc., a Delaware corporation
                               ("GETTY IMAGES") and (a) Getty Investments L.L.C. ("GETTY
                               INVESTMENTS"), Mark Getty, Jonathan Klein, Crediton Limited
                               and October 1993 Trust (collectively, the "GETTY GROUP") and
                               (b) PDI, L.L.C. ("PDI"), Mark Torrance and Wade Torrance
                               (collectively, the "TORRANCE GROUP") (the"STOCKHOLDERS").

RESTRICTION ON TRANSFER:       No Stockholder may sell, encumber or otherwise transfer his shares of common stock, par value $0.01 per share, of Getty
                               Images ("GETTY IMAGES STOCK") except:

                                    (i)  to a Permitted Transferee (as defined below); or

                                    (ii)  pursuant to the terms of the Stockholders'
                                   Agreement (the "AGREEMENT"); or

                                   (iii)  subject to any arrangements within their
                                   respective "Groups" pursuant to a registered public
                                   offering of shares in which, to the knowledge of the
                                   selling Stockholder, no one person or "group" shall
                                   purchase more than 5% of the then outstanding Common
                                   Stock of Getty Images; or

                                    (iv)  subject to any arrangements within their
                                   respective "Groups" sales within the Rule 144 volume
                                   limitation.

                               "PERMITTED TRANSFEREE" is defined as (i) Getty Images or any subsidiary of Getty Images; (ii) in the case of any
                               Stockholder who is a natural person, a person to whom Getty
                               Images Stock is transferred from such Stockholder by gift, will or the laws of descent and distribution; (iii) any
                               other member of the Getty Group or the Torrance Group, as
                               the case may be; or (iv) any "affiliate" of any Stockholder including, without limitation, any trust, partnership or
                               limited liability company a Stockholder controls or is a
                               beneficiary of or which is a member of any Stockholder and any beneficiary of any such trust.

RIGHT OF FIRST REFUSAL:        OFFER TO SELL: If any Stockholder (the "PROSPECTIVE SELLER")
                               receives from a person, other than a Permitted Transferee or another Stockholder (a "THIRD PARTY"), a bona fide offer to purchase any or all of such Prospective Seller's Getty
                               Images Stock (the "OFFERED SHARES") for cash or other
                               consideration, and such Prospective Seller desires to sell the Offered Shares to such Third Party, the Prospective
                               Seller must provide written notice (the "OFFER NOTICE") of such offer to Getty Images and the other Stockholders
                               constituting the Stockholders group in which the Prospective
                               Seller does not belong (the "OTHER STOCKHOLDERS").

                               The receipt of an Offer Notice shall constitute an offer (an
                               "OFFER") by such Prospective Seller to sell to the
                               recipients of such Offer Notice all of the Offered Shares at the price per share of Getty Images Stock at which the sale to the Third Party is proposed to be made (the "OFFER
                               PRICE") in cash. Such Offer is irrevocable for 10 days after receipt of such Offer Notice.

                               ACCEPTANCE: Subject to the priorities set forth below, Getty
                               Images and the Other Stockholders may accept the Offer as to any or all of the Offered Shares by giving written notice
                               ("NOTICE OF ACCEPTANCE") to the Prospective Seller within 10 days after receipt of the Offer Notice. If the Prospective
                               Seller has not received Notices of Acceptances for all of
                               the Offered Shares within five business days prior to the
                               expiration of the 10 day period, the Prospective Seller will notify each accepting party of such fact and provide each
                               accepting party an opportunity to submit an additional
                               Notice of Acceptance for the remaining Offered Shares with such 10 day period.

                               ORDER OF PRIORITY: Getty Images and the Other Stockholders
                               are entitled to accept the Offer in the following order:

                                    (i)  Getty Images may accept any or all of the offered
                                   shares; and

                                    (ii)  If Getty Images does not accept the Offer for all
                                   the Offered Shares, each Other Stockholder (including in
                                   the case of Getty Investments, its members) may accept
                                   such Offer, and in the event of acceptances for more
                                   than 100% of the Offered Shares, such acceptances shall
                                   be scaled down on a pro rata basis.

                               PURCHASE OF OFFERED SHARES: The sale of the Offered Shares must be consummated no later than 20 days after receipt of the latest Notice of Acceptance by the Prospective Seller

                               SALE TO THIRD PARTY: The Prospective Seller has the right to reject any or all the Notices of Acceptance and sell all,
                               but not less than all, the Offered Shares to the Third Party if:

                                    (i)  the Prospective Seller has not received Notices of
                                   Acceptance as to all the Offered Shares prior to the
                                   expiration of the 10 day period following the receipt of
                                   the Offer Notice by Getty Images and the Other
                                   Stockholders; or

                                    (ii)  if an Accepting Party fails to consummate the
                                   purchase of the Offered Stock, other than as result of
                                   the Prospective Seller's fault, (a "FAILED PURCHASE"),
                                   and neither Getty Images or the Other Stockholders are
                                   prepared to purchase the Offered Shares from the Failed
                                   Purchase within five business days of receiving notice
                                   of such Failed Purchase.

                               Sale of the Offered Shares to the Third Party must (A) be
                               consummated within 90 days after receipt of the Offer Notice by Getty Images and the Other Stockholders and (B) at a
                               price per share at or greater than the Offer Price. If the sales are not consummated within the 90 day period, the
                               Prospective Seller may not give another Offer Notice for 90 days from the last day of such 90 day period.

                               TERMINATION OF OBLIGATIONS AND RIGHTS RELATING TO RIGHT OF
                               FIRST REFUSAL: The obligations and rights of the
                               Stockholders relating to the rights of first refusal will be terminated when the Getty Group or the PDI Group, as the
                               case may be, and any of such Group's Permitted Transferees collectively own fewer than the greater of (i) 3,000,000
                               Shares of Getty Images Stock; and (ii) such number of Shares of Getty Images Stock as is equal to 2% or less of the then outstanding Getty Images Stock.

IMPROPER SALE:                 Any sale, encumbrance or other transfer of Getty Images
                               Stock not in compliance with the Agreement will be null and void.

                               With regard to Permitted Transfers, each Stockholder will
                               only sell, encumber or otherwise transfer his Getty Images
                               Stock pursuant to a Permitted Transfer unless the
                               prospective transferee (the "PROSPECTIVE TRANSFEREE"):
OBLIGATION OF TRANSFEREES:

                                    (i)  executes and delivers to Getty Images and each
                                   other Stockholder an agreement whereby such Prospective
                                   Transferee confirms that he is a "Stockholder" for
                                   purposes of the Agreement and agrees to be bound by the
                                   terms of the Agreement; and

                                    (ii)  delivers to Getty Images an opinion of counsel
                                   stating that the agreement delivered by the Prospective
                                   Transferee is a legal, valid and binding obligation of
                                   such Prospective Transferee enforceable against such
                                   Prospective Transferee in accordance with its terms.

AGREEMENT NOT TO SELL:         Until the earlier of (i) the date that is six months from
                               the date of the Agreement and (ii) the time of the
                               effectiveness of a registration statement filed by the
                               Company pursuant to which stockholders (including Getty
                               Investments) of the Company sell shares of Getty Images
                               Stock, each of the Stockholders shall not sell any shares;
                               PROVIDED, HOWEVER, that, during such period, the Getty Group or the Torrance Group, as the case may be, may each sell up to 200,000 shares pursuant to Rule 144.

                               As of the date of the Agreement, each of Torrance Group and
                               Getty Group, shall have the right to appoint one director
                               (each with an initial term to expire in 1998) (the "1998
                               Class"). Torrance Group and Getty Group shall each have the right to appoint a person to be a director in the 1998 Class when such class of directors is subject to an election;
                               PROVIDED, HOWEVER, that such right shall terminate with
                               respect to either Torrance Group or Getty Group once
                               Torrance Group and Getty Group, as the case may be, owns
                               fewer than the greater of (i) 3,000,000 shares of Getty
                               Images Stock and (ii) such number of shares of Getty Images
                               Stock as is equal to 2% of the then outstanding shares, and
                               PROVIDED, FURTHER, so long as Mark Torrance is an employee of Getty Images and a member of the Board, Torrance Group's rights to appoint or nominate shall not be in effect.
RIGHT TO NOMINATE DIRECTORS:

                               For so long as Getty Group has the right to appoint one
                               director, it shall also have the right to appoint from among the directors of Getty Images, the Chairman of Getty Images,
                               PROVIDED, HOWEVER, that for so long as either Mark Torrance or Mark Getty are Co-Chairman of the Board such right shall not be in effect.
NOMINATION OF CHAIRMAN:

                               Simultaneous with the execution of the Agreement, the
                               Relationship Agreement between Getty Communications plc and
                               Getty Investments shall be terminated except with respect to the non-competition agreement contained therein.
TERMINATION OF PRIOR RIGHTS:

GOVERNING LAW:                 Delaware

                                                              EXHIBIT 9.01(l)(i)

         SIGNIFICANT TERMS OF PDI L.L.C. REGISTRATION RIGHTS AGREEMENT

PARTIES:                       Getty Communications (USA), Inc., a Delaware corporation
                               ("GETTY IMAGES"), and PDI, L.L.C. and Mark Torrance (the
                               "STOCKHOLDERS").

DEMAND REGISTRATION:           Stockholders have the right (a "DEMAND RIGHT") to require
                               Getty Images to file a registration statement with respect to all or a portion of the Stockholders' shares of common
                               stock, par value $0.01 per share, of Getty Images (the
                               "SHARES"), subject to the provisions set forth below.

                               NUMBER OF DEMAND RIGHTS: The Stockholders have three "long form" registration and two "short form" registration Demand
                               Rights. If the Stockholders withdraw a Demand Right prior to the effective time of the demanded registration, the
                               Stockholders' will not forfeit the Demand Right if the
                               withdrawal was due to:

                                    (i)  A material adverse change affecting Getty Images;

                                    (ii)  Notification by Getty Images of an intention to
                                   file a registration statement.

                               MINIMUM NUMBER OF SHARES TO BE REGISTERED IN A "LONG FORM"
                               REGISTRATION: Stockholders may exercise a "long form" Demand
                               Right only if the aggregate number of Shares covered by the
                               "long form" Demand Right is greater than such number of
                               Shares equal to [25%] of the aggregate Shares owned by the
                               Stockholders as of the Effective Time.

                               MINIMUM NUMBER OF SHARES TO BE REGISTERED IN A "SHORT FORM"
                               REGISTRATION: Stockholders may exercise a "short form"
                               Demand Right only if the aggregate number of Shares covered by any such Demand Right is greater than [350,000] shares.

                               EFFECTIVENESS PERIOD FOR "SHORT FORM" REGISTRATIONS: Getty
                               Images shall keep effective a "short form" registration
                               statement until the earlier of (a) the disposition of all
                               the Shares registered thereto and (b) the expiration of the
                               90 day period commencing on the first day of the
                               effectiveness of such registration.

                               POSTPONEMENT OF THE REGISTRATION: Getty Images may postpone, for a period of 60 days, the Stockholders' demand for
                               registration if:

                                    (i)  such Demand Right interferes with a pending or
                                   contemplated financing, acquisition, corporate
                                   reorganization or similar transaction;

                                    (ii)  Getty Images will be filing within 30 days a
                                   registration statement pertaining to a public offering
                                   of the securities in which the Stockholders are entitled
                                   to participate;

                                   (iii)  such Demand Right would adversely affect a
                                   pending or contemplated sale of securities by Getty
                                   Images;
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                                    (iv)  such Demand Right would require the disclosure of
                                   material nonpublic information of Getty Images; or

                                    (v)  Getty Images is subject to existing contractual
                                   obligations to its underwriters not to engage in a
                                   public offering.

                               Upon a change or termination of the circumstances creating the right to postpone the demanded registration, Getty
                               Images must proceed promptly with the Stockholders'
                               registration, whether or not the postponement period has
                               elapsed.

                               Getty Images shall not exercise such right more than twice per year.

                               SUBSEQUENT DEMANDS: No Demand Right may be exercised within one year of the date of the termination of the effectiveness of the registration of the Shares covered by a previous
                               Demand Right.

PIGGY-BACK REGISTRATION:       The Stockholders have the right to have any or all of their
                               Shares included in any registration by Getty Images (a
                               "PIGGY-BACK RIGHT"). The exercise of a Piggy-Back Right does not forfeit a Demand Right.

                               LIMITATIONS: Getty Images may limit any and all of the
                               Shares from being included in the registration on a pro rata basis with all other participating Stockholders if the
                               inclusion (in the reasonable judgment of the managing
                               underwriter of such offering) of all Shares requested to be registered would:

                                    (i)  materially and adversely affect the price of the
                                   securities registered; or

                                    (ii)  result in a greater amount of securities being
                                   offered than the market could reasonably absorb.

SELECTING THE UNDERWRITER:     Getty Images has the right to select (after consultation
                               with the Stockholders) the investment bank and manager to
                               administer any offering made pursuant to the Agreement,
                               provided that such managing underwriter must be of
                               recognized international standard.

REGISTRATION EXPENSES:         "REGISTRATION EXPENSES" include, but are not limited to:

                                    (i)  Fees and disbursements of counsel for Getty
                                   Images;

                                    (ii)  Fees and disbursements of one counsel for the
                                   Stockholders;

                                   (iii)  Accounting fees (including the expenses for any
                                   special audits or "cold comfort" letters);

                                    (iv)  Listing Fees; and

                                    (v)  Other ancillary expenses, including word
                                   processing, duplication, printers', filing fees,
                                   messenger and delivery expenses.

                               RESPONSIBLE PARTY: Except as provided below, Getty Images
                               will pay all Registration Expenses related to each Demand
                               Right and each Piggy-Back Right.

                               LIMITATION OF EXPENSES: Getty Images will not be required to pay any underwriting discounts and commissions related to
                               the sale of the Shares.

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INDEMNIFICATION:               FOR THE STOCKHOLDERS: Getty Images will indemnify and hold the Stockholders, their underwriter and agents harmless
                               against any claim arising from any untrue statement or
                               omission of a material fact contained in the registration
                               statement or prospectus, except if such untrue statement or omission:

                                    (i)  is made in reliance on a written statement from
                                   the Stockholders, their underwriter or agents; or

                                    (ii)  results from the Stockholders' failure to respond
                                   to any request for information concerning themselves or
                                   their proposed manner of disposition of Shares.

                               FOR GETTY IMAGES: The Stockholders will indemnify and hold
                               Getty Images, its underwriter and agents harmless against
                               any claim arising from an untrue statement or omission:

                                    (i)  due to Getty Images' reliance on any written
                                   statement from the Stockholders, their underwriter or
                                   agents; or

                                    (ii)  that results from the Stockholders' failure to
                                   respond to any request for information concerning
                                   themselves or their proposed manner of disposition of
                                   Shares.

TERMINATION OF REGISTRATION
RIGHTS:                        Both Demand Rights and Piggy-Back Rights terminate on the
                               earlier of:

                                    (i)  immediately, once all Shares can be sold within a
                                   three month period under the volume limitation of Rule
                                   144 of the Securities Act; or

                                    (ii)  on the 15th anniversary of the date of the
                                   Agreement, regardless of the Shares' tradeability.

TRANSFER OF REGISTRATION
RIGHTS:                        The Stockholders may not transfer their rights under the
                               Agreement without the written consent of Getty Images,
                               except a Stockholder can transfer such Stockholder's right without Getty Images' consent in the following circumstances to a Permitted Transferee (defined as a person to whom the
                               Shares are transferred from a Stockholder by will or the
                               laws of descent and distribution or pursuant the terms of
                               the operating agreement governing PDI L.L.C.).

                               A transfer of a Stockholder's rights under the Agreement
                               will not effectively transfer such rights until:

                                    (i)  Such Stockholder has notified Getty Images of such
                                   transfer, whether or not Getty Images' consent to such
                                   transfer is necessary; and

                                    (ii)  The prospective transferee has agreed in writing
                                   to be bound to the provisions of the Agreement.

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                                                             EXHIBIT 9.01(L)(II)

                              SIGNIFICANT TERMS OF
                GETTY INVESTMENTS REGISTRATION RIGHTS AGREEMENT

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PARTIES:                       Getty Communications (USA), Inc., a Delaware corporation
                               ("GETTY IMAGES"), and Getty Investments LLC (the
                               "STOCKHOLDER").

DEMAND REGISTRATION:           Stockholder has the right (a "DEMAND RIGHT") to require
                               Getty Images to file a registration statement with respect to all or a portion of the Stockholder's shares of common
                               stock, par value $0.01 per share, of Getty Images (the
                               "SHARES"), subject to the provisions set forth below.

                               NUMBER OF DEMAND RIGHTS: The Stockholder has five "long
                               form" registration Demand Rights. If the Stockholder
                               withdraws a Demand Right prior to the effective time of the demanded registration, the Stockholder will not forfeit the
                               Demand Right if the withdrawal was due to:

                                    (i)  A material adverse change affecting Getty Images;

                                    (ii)  Notification by Getty Images of an intention to
                                   file a registration statement.

                               MINIMUM NUMBER OF SHARES TO BE REGISTERED IN A
                               REGISTRATION:The Stockholder may exercise its Demand Right only if the aggregate number of Shares covered by the Demand
                               Right is greater than [850,000].

                               POSTPONEMENT OF THE REGISTRATIONV: Getty Images may
                               postpone, for a period of 60 days, the Stockholder's demand for registration if:

                                    (i)  such Demand Right interferes with a pending or
                                   contemplated financing, acquisition, corporate
                                   reorganization or similar transaction;

                                    (ii)  Getty Images will be filing within 30 days a
                                   registration statement pertaining to a public offering
                                   of the securities in which the Stockholder is entitled
                                   to participate;

                                   (iii)  such Demand Right would adversely affect a
                                   pending or contemplated sale of securities by Getty
                                   Images;

                                    (iv)  such Demand Right would require the disclosure of
                                   material nonpublic information of Getty Images; or

                                    (v)  Getty Images is subject to existing contractual
                                   obligations to its underwriters not to engage in a
                                   public offering.

                               Upon a change or termination of the circumstances creating the right to postpone the demanded registration, Getty
                               Images must proceed promptly with the Stockholder's
                               registration, whether or not the postponement period has
                               elapsed.

                               Getty Images shall not exercise such right more than twice per year.

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                               SUBSEQUENT DEMANDS: No Demand Right may be exercised within one year of the date of the termination of the effectiveness of the registration of the Shares covered by a previous
                               Demand Right.

PIGGY-BACK REGISTRATION:       The Stockholder has the right to have any or all of their
                               Shares included in any registration by Getty Images (a
                               "PIGGY-BACK RIGHT"). The exercise of a Piggy-Back Right does not forfeit a Demand Right.

                               LIMITATIONS: Getty Images may limit any and all of the
                               Shares from being included in the registration on a pro rata basis with all other participating Stockholders if the
                               inclusion (in the reasonable judgment of the managing
                               underwriter of such offering) of all Shares requested to be registered would:

                                    (i)  materially and adversely affect the price of the
                                   securities registered; or

                                    (ii)  result in a greater amount of securities being
                                   offered than the market could reasonably absorb.

SELECTING THE UNDERWRITER:     Getty Images has the right to select (after consultation
                               with the Stockholder) the investment bank and manager to
                               administer any offering made pursuant to the Agreement,
                               provided that such managing underwriter must be of
                               recognized international standard.

REGISTRATION EXPENSES:         "REGISTRATION EXPENSES" include, but are not limited to:

                                    (i)  Fees and disbursements of counsel for Getty
                                   Images;

                                    (ii)  Fees and disbursements of one counsel for the
                                   Stockholder;

                                   (iii)  Accounting fees (including the expenses for any
                                   special audits or "cold comfort" letters);

                                    (iv)  Listing Fees; and

                                    (v)  Other ancillary expenses, including word
                                   processing, duplication, printers', filing fees,
                                   messenger and delivery expenses.

                               RESPONSIBLE PARTY: Except as provided below, Getty Images
                               will pay all Registration Expenses related to each Demand
                               Right and each Piggy-Back Right.

                               LIMITATION OF EXPENSES: Getty Images will not be required to pay any underwriting discounts and commissions related to
                               the sale of the Shares.

INDEMNIFICATION:               FOR THE STOCKHOLDER: Getty Images will indemnify and hold
                               the Stockholder, its underwriter and agents harmless against any claim arising from any untrue statement or omission of a material fact contained in the registration statement or
                               prospectus, except if such untrue statement or omission:

                                    (i)  is made in reliance on a written statement from
                                   the Stockholder, its underwriter or agents; or
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                                      A-87
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                                    (ii)  results from the Stockholder's failure to respond
                                   to any request for information concerning itself or its
                                   proposed manner of disposition of Shares.

                               FOR GETTY IMAGES: The Stockholder will indemnify and hold
                               Getty Images, its underwriter and agents harmless against
                               any claim arising from an untrue statement or omission:

                                    (i)  due to Getty Images' reliance on any written
                                   statement from the Stockholder, its underwriter or
                                   agents; or

                                    (ii)  that results from the Stockholder's failure to
                                   respond to any request for information concerning itself
                                   or its proposed manner of disposition of Shares.

TERMINATION OF REGISTRATION
RIGHTS:                        Both Demand Rights and Piggy-Back Rights terminate on the
                               earlier of:
                                    (i)  immediately, once all Shares can be sold within a
                                   three month period under the volume limitation of Rule
                                   144 of the Securities Act; or

                                    (ii)  on the 15th anniversary of the date of the
                                   Agreement, regardless of the Shares' tradeability.

TRANSFER OF REGISTRATION
RIGHTS:                        The Stockholder may not transfer its rights under the
                               Agreement without the written consent of Getty Images,
                               except the Stockholder can transfer its right without Getty
                               Images' consent in the following circumstances to a
                               Permitted Transferee (defined as a person to whom the Shares are transferred from the Stockholder by will or the laws of descent and distribution or pursuant the terms of the
                               operating agreement governing Getty Investments LLC).

                               A transfer of the Stockholder's rights under the Agreement will not effectively transfer such rights until:

                                    (i)  The Stockholder has notified Getty Images of such
                                   transfer, whether or not Getty Images' consent to such
                                   transfer is necessary; and

                                    (ii)  The prospective transferee has agreed in writing
                                   to be bound to the provisions of the Agreement.

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
                                                              EXHIBIT 9.01(M)(I)

                              EMPLOYMENT AGREEMENT
                                      FOR
                                   MARK GETTY

Term:                 Initial fixed period of two years from 1 January 1998, continuing thereafter until terminated by either party giving to the other no less than twelve months notice in writing, no notice to be given so as to expire prior to 31 December 2000.

Position:             Co-Chairman (with Mark Torrance). Duties at all times consistent with the position of such a Co-Chairman subject to existing exceptions for
                      Getty family interests. Mark Getty shall be required to devote all of his business time and attention to the affairs of Getty Images.

Authority:            Equal responsibility with Co-Chairman and CEO for: financial performance of Getty Images; management of the shareholders;
                      developing strategic alliances and partnerships and maximizing the commercial benefits from them; communications to both internal and external audience and external relationship with business, industry and academic communities; strategic leadership; and provision of visible leadership and direction to the front line ("Hearts and
                      Minds").

                      Joint responsibility with Co-Chairman for: chairing the Board of
                      Directors and managing relationships with members (Mr. Getty will
                      Chair the first two meetings and subsequently the Chair of meetings rotate between the two Co-Chairman); and provide leadership and direction for R&D function of the Company. Mr. Getty will have special emphasis for acquisitions (including of collections) and corporate development and Mr. Torrance will have special emphasis for technology and corporate culture.

Membership on Board
and Committees:       Member of the Board of Directors, one of only three members of the
                      Executive Committee, Member of the Strategy Committee, entitled to attend meetings of all other committees, e.g. Audit and Compensation.

Remuneration:         $275,000 per annum, to be reviewed (upwards only) annually on 1 April of each year in line with market equivalents. Annual bonus of up to
                      50% of salary [bonus scheme to be agreed and to be subject to the achievement of the performance targets set by the Board for such year.
                      Criteria for achievement of bonus will be established by the
                      Compensation Committee. In the event Mr. Getty ceases to be employed by Getty Images other than for Cause (as defined below) or by reason of his voluntary resignation other than for Good Reason (as defined below) then he shall be entitled to receive a lump sum payment equal to the unpaid remuneration and maximum bonuses over the greater of the remainder of the term of the contract and two years.

                      In the event of a change of control of Getty Images Mr. Getty shall have the right to cease to be employed by Getty Images and shall be entitled to receive a lump sum payment equal to the unpaid remuneration and maximum bonuses over the greater of the remainder of the term of the contract and two years.
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                      In the above circumstances Mr. Getty will be entitled to continuation in Getty Images benefit plans for the greater of (i) two years and
                      (ii) the then remaining whole and partial years in the Term.

                      Severance payments and benefits shall not subject to mitigation, setoff or offset.

Termination Terms:    "Cause" means (i) wilful, material and repeated non-performance of Mr.
                      Getty's duties to Getty Images (other than by reason of illness or disability) after notice from the Board of such failure and Mr.
                      Getty's non-performance and continued wilful, material and repeated non-performance after such notice, (ii) the commission by Mr. Getty of a felony or common law fraud or (iii) any other material breach by Mr.
                      Getty of any material term of the Agreement.

                      "Good Reason" means (i) an adverse and material change to Mr. Getty's duties, titles or reporting responsibilities, (ii) a material breach of any term of the Agreement, (iii) a reduction in Mr. Getty's base salary or bonus opportunity or the failure of the Company to pay Mr.
                      Getty any material amount of compensation when due or (iii) a relocation of Mr. Getty's principal business location without his prior written consent.

Share Options:        Existing options to be rolled over into Getty Images shares on the same terms as other Getty options.

                      "Deal" options over 75,000 Getty Images shares, (equivalent to 150,000
                      Getty shares) issued at closing at market price of Getty Images shares at closing, vest in full after one year.

                      Getty Images options over 500,000 Getty Images shares, (equivalent to
                      1,000,000 Getty shares) issued at closing at market price at closing, first 25% vest at first anniversary of grant and thereafter vest rateably each month over the following three years.

                      In the event of Mr. Getty ceasing to be an employee of the group for any reason then he shall be entitled to retain all options as if he had remained an employee and vesting shall be accelerated.

Pension Scheme and
Life Insurance:       Getty Images shall pay for the sole benefit of Mr. Getty the amount of
                      20% of salary per year by equal monthly contributions in arrears into his personal pension scheme or at Mr. Getty's option shall pay him the same sum as extra remuneration.

                      Life assurance cover which in the event of Mr. Getty's death during the continuance of his employment to pay a lump sum equal to the greater of $750,000 and four times his then annual rate of salary
                      Benefits.

Benefits:             Mark Getty, wife and children under the age of 18 years membership of the British United Provident Association providing benefits at London
                      Teaching Hospital rates or of such other private medical expenses insurance scheme providing equivalent benefits.

                      Membership of Getty Images' permanent health insurance plan or payment for personal phi plan at Mr. Getty's discretion.

                      A car of such make and model as the Board shall decide is suitable for
                      Mr. Getty compatible with his status in Getty Images for his sole use during the continuance of his employment in respect of which Getty
                      Images shall pay or reimburse Mr. Getty all standing and running costs.

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                      The installation, rental and unit charges attributable to a dedicated business telephone line at his home.

                      The purchase, line, rental and unit charges attributable to a mobile telephone.

                      Provision of a fax machine and modem installed at Mr. Getty's home and a suitable desktop and laptop computer and all ancillary equipment and maintenance.

                      Annually the cost of his membership of or subscriptions to the internet and such professional bodies and/or journals as are appropriate to his duties under this Agreement.

                      Mr. Getty will participate in each long-term incentive program established by Getty Images for its senior executives in a manner consistent with his position with Getty Images.

                      Mr. Getty will be entitled to participate in all pension, welfare and fringe benefit programs generally available to executives of Getty
                      Images.

Expenses:             All reasonable traveling accommodation entertainment and other similar out-of-pocket expenses wholly exclusively and necessarily incurred by him in or about the performance of his duties.

Holidays:             In addition to the usual public and bank holidays, thirty working days' paid holiday in each holiday year of Getty Images which is the calendar year to be taken at such times as shall have been approved by the Board.

Incapacity:           Continuance of payment of salary (inclusive of any statutory sick pay or social security benefits to which he may be entitled) during any periods of absence from work due to sickness, injury or other incapacity up to a maximum of twenty six weeks in aggregate in any period of 52 consecutive weeks.

Termination of
Employment:           The employment may be terminated by Getty Images forthwith without notice or payment in lieu of notice if Mr. Getty:

                        Commits any serious or persistent breach of non-observance of any of the terms, conditions or stipulations contained in this Agreement.

                        Is guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of Getty Images or any Associated Company for which he is required to perform duties.

                        Is convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed).

                        Is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to
                        Section 252 of the Insolvency Act 1986

                        Is or become prohibited by law from being a director.

                        Absence from work due to sickness injury or other incapacity for periods in excess of six months in aggregate in any period of twelve consecutive months Getty Images may terminate employment by giving to Mark Getty not less than six months' notice in writing expiring at any time.

Covenants:            Non-competition and non solicitation for period of employment and for
                      12 months after cease to be an employee.
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                      A termination by Getty Images without Cause or a resignation for Good
                      Reason the covenants do not apply.

Disciplinary and
Grievance
Procedures:           For statutory purposes there is no formal disciplinary procedure but expected to maintain the highest standards of integrity and behavior.

Governing law:        Delaware.

                                      A-92
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                                                             EXHIBIT 9.01(M)(II)

                              EMPLOYMENT AGREEMENT
                                      FOR
                                 JONATHAN KLEIN

Term:                          Initial fixed period of two years from 1 January 1998,
                               continuing thereafter until terminated by either party
                               giving to the other no less than twelve months notice in
                               writing, no notice to be given so as to expire prior to 31
                               December 2000.

Position:                      Sole Group Chief Executive (the most senior executive
                               officer of the Group), all employees of the Group report
                               directly or indirectly to CEO other than the joint Chairmen.
                               CEO reports to Executive Committee (and to full Board).
                               Duties at all times consistent with the position of such a sole CEO. Jonathan Klein shall be required to devote all of his business time and attention to the affairs of Getty
                               Images.

Contracts:                     Employment contract with Getty Images to provide Mr. Klein's services in the UK for [50%] of the package described below.

                               Constancy contract with Crediton to provide Mr. Klein's
                               services outside the UK for [50%] of the package described below.

                               All rights and obligations to be in respect of combined
                               contracts. Total package to be full time employment as
                               described below Apportionment between the two contracts to be determined by advisors.

Authority:                     Equal responsibility with Co-Chairmen for: financial
                               performance of Getty Images; management of the
                               shareholders;developing strategic alliances and partnerships and maximizing the commercial benefits from them;
                               communications to both internal and external audience and
                               external relationship with business; industry and academic communities; strategic leadership; and provision of visible leadership and direction to the front line ("Hearts and
                               Minds").

                               Sole responsibility for: day to day operational management of the wholegroup; provision of operational direction to the
                               Management Committee (including talking, setting performance standards, including sales targets, etc.) and oversight of corporate operations, sales, marketing and finance;
                               management of the Management Committees (includes "roadblock busting") and professional development of the direct
                               reports.

Membership on Board and
Committees:                    Member of the Board of Directors, one of only three members of the Executive Committee, Member of the Strategy
                               Committee, entitled to attend meetings of all other
                               committees, e.g. Audit and Compensation.

Remuneration:                  $325,000 per annum, to be reviewed (upwards only) annual on
                               1 April of each year in line with market equivalents.

                                      A-93
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                               Annual bonus of up to 60% of salary bonus scheme to be
                               agreed and to be subject to the achievement of the
                               performance targets set by the Board for such year. Criteria for achievenment of bonuses will be established by the
                               Compensation Committee.

                               In the event Mr. Klein ceases to be employed by Getty Images other than for Cause (as defined below) or by reason of his voluntary resignation other than for Good Reason (as defined below) then he shall be entitled to receive a lump sum
                               payment equal to the unpaid remuneration and maximum bonuses over the greater of the remainder of the term of the
                               contract and two years.

                               In the event of a change of control of Getty Images, Mr.
                               Klein shall have the right to cease to be employed by Getty
                               Images and shall be entitled to receive a lump sum payment equal to the unpaid remuneration and maximum bonuses over
                               the greater of the remainder of the term of the contract and two years.

                               In the above circumstances Mr. Klein will be entitled to
                               continuation in Getty Images benefit plans for the greater of (i) two years and (ii) the then remaining whole and
                               partial years in the Term.

                               Severance payments and benefits shall not be subject to
                               mitigation, setoff or offset.

Termination Terms:             "Cause" means (i) wilful, material and repeated
                               non-performance of Mr. Klein's duties to Getty Images (other than by reason of illness or disability) after notice from the Board of such failure and Mr. Klein's non-performance
                               and continue wilful, material and repeated non-performance after such notice, (ii) the commission by Mr. Klein of a
                               felony or common law fraud or (iii) any other material
                               breach by Mr. Klein of any material term of the Agreement.

                               "Good Reason" means (i) an adverse and material change to
                               Mr. Klein's duties, titles or reporting responsibilities,
                               (ii) a material breach of any term of the Agreement, (iii) a reduction in Mr. Klein's base salary or bonus opportunity or the failure of Getty Images to pay Mr. Klein any material
                               amount of compensation when due or (iv) a relocation of Mr.
                               Klein's principal business location without his prior
                               written consent.

Share Options:                 Existing options to be rolled over into Getty Images shares on the same terms as other Getty Options.

                               "Deal" options over 75,000 Getty Images shares, (equivalent to 150,000 Getty shares) issued at closing at market price of Getty Images shares at closing, vest in full after one
                               year.

                               Getty Images options over 500,000 Getty Images shares,
                               (equivalent to 1,000,000 Getty shares) issued at closing at market price at closing, first 25% vest at first anniversary of grant and thereafter vest rateably each month over the
                               following three years.

                               In the event of Mr. Klein ceasing to be an employee of the group for any reason then he shall be entitled to retain all options as if he had remained an employee and vesting shall be accelerated.

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
Pension Scheme and Life
Insurance:                     Getty Images shall pay for the sole benefit of Mr. Klein the amount of 20% of salary per year by equal monthly
                               contributions in arrears into his person pension scheme or at Mr. Klein's option shall pay him the same sum as extra
                               remuneration.

                               Life assurance cover which in the event of Mr. Klein's death during the continuance of his employment to apply a lump sum equal to the greater of L750,000 and four times his then
                               annual rate of salary.

Benefits:                      Jonathan Klein, wife and children under the age of 18 years membership of the British United Provident Association
                               providing benefits at London Teaching Hospital rates or of such other private medical expense insurance scheme
                               providing equivalent benefits.

                               Membership of Getty Images's permanent health insurance plan or payment for personal phi plan at Mr. Klein's discretion.

                               A car of such make and model as the Board shall decide is
                               suitable for Mr. Klein compatible with his status in Getty
                               Images for his sole use during the continuance of his
                               employment in respect of which Getty Images shall pay or
                               reimburse Mr. Klein all standing an running costs.

                               The installation, rental and unit charge attributable to a dedicated business telephone line at his home.

                               The purchase, line, rental and unit charges attributable to a mobile telephone.

                               Provision of a fax machine and modem installed at Mr.
                               Klein's home and a suitable desktop and laptop computer and all ancillary equipment and maintenance.

                               Annually the cost of his membership of or subscriptions to the internet and such professional bodies and/or journals as are appropriate to his duties under this Agreement.

                               Mr. Klein will participate in each long-term incentive
                               program established by Getty Images for its senior
                               executives in a manner consistent with his position with
                               Getty Images.

                               Mr. Klein will be entitled to participate in all pension,
                               welfare and fringe benefit programs generally available to executives of Getty Images.

Expenses:                      All reasonable traveling accommodation entertainment and
                               other similar out-of-pocket expenses wholly exclusively and necessarily incurred by him in or about the performance of his duties.

Holidays:                      In addition to the usual public and bank holidays, thirty
                               working days' paid holiday in each holiday year of Getty
                               Images which is the calendar year to be taken at such times as shall have been approved by the Board.

Incapacity:                    Continuance of payment of salary (inclusive of any statutory sick pay or social security benefits to which he may be
                               entitled) during any periods of absence from work due to
                               sickness injury or other incapacity up to a maximum of
                               twenty six weeks in aggregate in any period of 52
                               consecutive weeks.

Termination of Employment:     The employment may be terminated by Getty Images forthwith without notice or payment in lieu of notice if Mr. Klein:

                               Commits any serious or persistent breach of non-observance of any of the terms, conditions or stipulations contained in this Agreement.

                               Is guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of
                                 Getty Images or any Associated Company for which he is
                                 required to perform duties.

                               Is convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United
                                 Kingdom or elsewhere for which a non-custodial penalty is
                                 imposed).

                               Is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against
                                 him pursuant to Section 252 of the Insolvency Act 1986.

                               Is or become prohibited by law from being a director.

                               Absence from work due to sickness injury or other incapacity for periods in excess of six months in aggregate in any
                                 period of twelve consecutive months Getty Images may
                                 terminate employment by giving to Mr. Klein not less than
                                 six months' notice in writing expiring at any time.

Covenants:                     Non-competition and non solicitation for period of
                               employment and for 12 months after cease to be an employee.

                               A termination by Getty Images without Cause or a resignation for Good Reason the covenants do not apply.

Disciplinary and Grievance
Procedures:                    For statutory purposes there is no formal disciplinary
                               procedure but expected to maintain the highest standards of integrity and behavior.

Governing law:                 Delaware.

                                                            EXHIBIT 9.01(M)(III)

                              EMPLOYMENT AGREEMENT
                                      FOR
                                 MARK TORRANCE

Term:                          Initial fixed period of two years from 1 January 1998,
                               continuing thereafter until terminated by either party
                               giving to the other no less than twelve months notice in
                               writing, no notice to be given so as to expire prior to 31
                               December 2000.

Position:                      Co-Chairman (with Mark Getty). Duties at all times
                               consistent with the position of such a Co-Chairman. Mark
                               Torrance shall be required to devote all of his business
                               time and attention to the affairs of Getty Images.

Authority:                     Equal responsibility with Co-Chairman and CEO for: financial performance of Getty Images; management of the shareholders;
                               developing strategic alliances and partnerships and
                               maximizing the commercial benefits from them; communications to both internal and external audience and external
                               relationship with business, industry and academic
                               communities; strategic leadership; and provision of visible leadership and direction to the front line ("Hearts and
                               Minds").

                               Joint responsibility with Co-Chairman for: chairing the
                               Board of Directors and managing relationships with members
                               (Mr. Getty will Chair the first two meetings and
                               subsequently the Chair of meetings rotate between the two
                               Co-Chairman); and provide leadership and direction for R&D function of the Company. Mr. Getty will have special
                               emphasis for acquisitions (including of collections) and
                               corporate development and Mr. Torrance will have special
                               emphasis for technology and corporate culture.

Membership on Board and
Committees:                    Member of the Board of Directors, one of only three members of the Executive Committee, Member of the Strategy
                               Committee, entitled to attend meetings of all other
                               committees, e.g. Audit and Compensation.

Remuneration:                  $275,000 per annum, to be reviewed (upwards only) annually on 1 April of each year in line with market equivalents.
                               Annual bonus of up to 50% of salary [bonus scheme to be
                               agreed and to be subject to the achievement of the
                               performance targets set by the Board for such year. Criteria for achievement of bonus will be established by the
                               Compensation Committee. In the event Mr. Torrance ceases to be employed by Getty Images other than for Cause (as defined below) or by reason of his voluntary resignation other than for Good Reason (as defined below) then he shall be entitled to receive a lump sum payment equal to the unpaid
                               remuneration and maximum bonuses over the greater of the
                               remainder of the term of the contract and two years.

                               In the event of a change of control of Getty Images Mr.
                               Torrance shall have the right to cease to be employed by
                               Getty Images and shall be entitled to receive a lump sum
                               payment equal to the unpaid remuneration and maximum bonuses over the greater of the remainder of the term of the
                               contract and two years.

                               In the above circumstances Mr. Torrance will be entitled to continuation in Getty Images benefit plans for the greater of (i) two years and (ii) the then remaining whole and
                               partial years in the Term.

                               Severance payments and benefits shall not subject to
                               mitigation, setoff or offset.

Termination Terms:             "Cause" means (i) wilful, material and repeated
                               non-performance of Mr. Torrance's duties to Getty Images
                               (other than by reason of illness or disability) after notice from the Board of such failure and Mr. Torrance's
                               non-performance and continued wilful, material and repeated non-performance after such notice, (ii) the commission by
                               Mr. Torrance of a felony or common law fraud or (iii) any
                               other material breach by Mr. Torrance of any material term of the Agreement.

                               "Good Reason" means (i) an adverse and material change to
                               Mr. Torrance's duties, titles or reporting responsibilities,
                               (ii) a material breach of any term of the Agreement, (iii) a reduction in Mr. Torrance's base salary or bonus opportunity or the failure of the Company to pay Mr. Torrance any
                               material amount of compensation when due or (iii) a
                               relocation of Mr. Torrance's principal business location
                               without his prior written consent.

Share Options:                 Existing options to be rolled over into Getty Images shares on the same terms as other Getty options.

                               "Deal" options over 75,000 Getty Images shares, (equivalent to 150,000 Getty shares) issued at closing at market price of Getty Images shares at closing, vest in full after one
                               year.

                               Getty Images options over 500,000 Getty Images shares,
                               (equivalent to 1,000,000 Getty shares) issued at closing at market price at closing, first 25% vest at first anniversary of grant and thereafter vest rateably each month over the
                               following three years.

                               In the event of Mr. Torrance ceasing to be an employee of
                               the group for any reason then he shall be entitled to retain all options as if he had remained an employee and vesting
                               shall be accelerated.

Pension Scheme and Life
Insurance:                     Getty Images shall pay for the sole benefit of Mr. Torrance the amount of 20% of salary per year by equal monthly
                               contributions in arrears into his personal pension scheme or at Mr. Torrance's option shall pay him the same sum as extra remuneration.

                               Life assurance cover which in the event of Mr. Torrance's
                               death during the continuance of his employment to pay a lump sum equal to the greater of $750,000 and four times his then annual rate of salary Benefits.

Benefits:                      Mark Torrance, wife and children under the age of 18 years membership of the British United Provident Association
                               providing benefits at London Teaching Hospital rates or of such other private medical expenses insurance scheme
                               providing equivalent benefits.

                               Membership of Getty Images' permanent health insurance plan or payment for personal phi plan at Mr. Torrance's
                               discretion.

                               A car of such make and model as the Board shall decide is
                               suitable for Mr. Torrance compatible with his status in
                               Getty Images for his sole use during the continuance of his employment in respect of which Getty Images shall pay or
                               reimburse Mr. Torrance all standing and running costs.

                               The installation, rental and unit charges attributable to a dedicated business telephone line at his home.

                               The purchase, line, rental and unit charges attributable to a mobile telephone.

                               Provision of a fax machine and modem installed at Mr.
                               Torrance's home and a suitable desktop and laptop computer and all ancillary equipment and maintenance.

                               Annually the cost of his membership of or subscriptions to the internet and such professional bodies and/or journals as are appropriate to his duties under this Agreement.

                               Mr. Torrance will participate in each long-term incentive
                               program established by Getty Images for its senior
                               executives in a manner consistent with his position with
                               Getty Images.

                               Mr. Torrance will be entitled to participate in all pension, welfare and fringe benefit programs generally available to executives of Getty Images.

Expenses:                      All reasonable traveling accommodation entertainment and
                               other similar out-of-pocket expenses wholly exclusively and necessarily incurred by him in or about the performance of his duties.

Holidays:                      In addition to the usual public and bank holidays, thirty
                               working days' paid holiday in each holiday year of Getty
                               Images which is the calendar year to be taken at such times as shall have been approved by the Board.

Incapacity:                    Continuance of payment of salary (inclusive of any statutory sick pay or social security benefits to which he may be
                               entitled) during any periods of absence from work due to
                               sickness, injury or other incapacity up to a maximum of
                               twenty six weeks in aggregate in any period of 52
                               consecutive weeks.

Termination of Employment:     The employment may be terminated by Getty Images forthwith without notice or payment in lieu of notice if Mr. Torrance:

                               Commits any serious or persistent breach of non-observance of any of the terms, conditions or stipulations contained in this Agreement.

                               Is guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of
                                 Getty Images or any Associated Company for which he is
                                 required to perform duties.

                               Is convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United
                                 Kingdom or elsewhere for which a non-custodial penalty is
                                 imposed).

                               Is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against
                                 him pursuant to Section 252 of the Insolvency Act 1986

                               Is or become prohibited by law from being a director.

                               Absence from work due to sickness injury or other incapacity for periods in excess of six months in aggregate in any
                                 period of twelve consecutive months Getty Images may
                                 terminate employment by giving to Mark Torrance not less
                                 than six months' notice in writing expiring at any time.

Covenants:                     Non-competition and non solicitation for period of
                               employment and for 12 months after cease to be an employee.

                               A termination by Getty Images without Cause or a resignation for Good Reason the covenants do not apply.

Disciplinary and Grievance
Procedures:                    For statutory purposes there is no formal disciplinary
                               procedure but expected to maintain the highest standards of integrity and behavior.

Governing law:                 Delaware.

                                                                         ANNEX B
                                                                  CONFORMED COPY

                            ------------------------

                      STOCKHOLDERS' TRANSACTION AGREEMENT
                                ---------------

                                     AMONG
                       GETTY COMMUNICATIONS (USA), INC.,
                   PRINCIPAL STOCKHOLDERS OF PHOTODISC, INC.
                                      AND
                               MARK TORRANCE, AS
                     PRINCIPAL STOCKHOLDERS' REPRESENTATIVE

                         DATED AS OF SEPTEMBER 15, 1997

                               TABLE OF CONTENTS

  SECTION                                                                                                           PAGE
-----------                                                                                                         -----

                                                         ARTICLE I
                                               REPRESENTATIONS AND WARRANTIES
                                               OF EACH PRINCIPAL STOCKHOLDER

      1.01.  Authority of Principal Stockholder................................................................           1
      1.02.  Execution and Delivery by Principal Stockholder...................................................           2
      1.03.  No Conflicts of Principal Stockholder.............................................................           2
      1.04.  Ownership of Shares and Options...................................................................           2
      1.05.  No Litigation Involving Principal Stockholder.....................................................           2
      1.06.  Brokers...........................................................................................           3

                                                         ARTICLE II
                                                   ADDITIONAL AGREEMENTS

      2.01.  Acknowledgment and Approval of Merger Agreement...................................................           3
      2.02.  Confidentiality...................................................................................           3
      2.03.  Non-Competition...................................................................................           4
      2.04.  Release of Obligations............................................................................           4
      2.05.  No Solicitation or Negotiation....................................................................           5
      2.06.  Regulatory and Other Authorizations; Notices and Consents.........................................           5
      2.07.  Notice of Developments............................................................................           5
      2.08.  Cooperation with Respect to Preparation of Form S-4, Getty Images Prospectus and Getty Shareholder
             Circular..........................................................................................           6
      2.09.  Affiliate and Tax Letters.........................................................................           6
      2.10.  Principal Stockholders' Representative............................................................           6
      2.11.  Use of Intellectual Property......................................................................           7
      2.12.  Escrow Agreement..................................................................................           8
      2.13.  Appointment of Agent for Service of Process.......................................................           8
      2.14.  Conversion of Series A Preferred Stock............................................................           8
      2.15.  Amendment of Series A Preferred Stock Registration Rights.........................................           8
      2.16.  Further Action....................................................................................           8

                                                        ARTICLE III
                                                   TERMINATION AND WAIVER

      3.01.  Termination.......................................................................................           9
      3.02.  Effect of Termination.............................................................................           9
      3.03.  Waiver............................................................................................           9

                                                         ARTICLE IV
                                                     GENERAL PROVISIONS

      4.01.  Expenses..........................................................................................           9
      4.02.  Notices...........................................................................................           9
      4.03.  Public Announcements..............................................................................          10
      4.04.  Headings..........................................................................................          10
      4.05.  Severability......................................................................................          10
      4.06.  Entire Agreement..................................................................................          10
      4.07.  Assignment........................................................................................          10

                                     B-(i)

                               TABLE OF CONTENTS
                                  (CONTINUED)

  SECTION                                                                                                           PAGE
-----------                                                                                                         -----
      4.08.  No Third Party Beneficiaries......................................................................          10
      4.09.  Amendment.........................................................................................          11
      4.10.  Governing Law.....................................................................................          11
      4.11.  Counterparts......................................................................................          11
      4.12.  Specific Performance..............................................................................          11

                                                         ARTICLE V
                                                        DEFINITIONS

      5.01.  Certain Defined Terms.............................................................................          11
      5.02.  Other Defined Terms...............................................................................          12

EXHIBITS

A          Merger Agreement
B          Form of Escrow Agreement
2.09(a)    Form of Affiliate Letter
2.09(b)    Form of Tax Matters Letter

                                     B-(ii)

    STOCKHOLDERS' TRANSACTION AGREEMENT, dated as of September 15, 1997, among Getty Communications (USA), Inc., a Delaware corporation ("GETTY IMAGES"), the stockholders (the "PRINCIPAL STOCKHOLDERS") of PhotoDisc, Inc., a Washington corporation ("PHOTODISC"), identified on the signature pages of this Agreement and Mark Torrance, as designated representative of the Principal Stockholders.

                              W I T N E S S E T H:

    WHEREAS, simultaneously with the execution and delivery of this Agreement, Getty Images, Getty Communications plc, a public limited company organized under the laws of England and Wales ("GETTY"), PhotoDisc and Print Merger, Inc., a Washington corporation and wholly owned subsidiary of Getty Images ("MERGER SUB"), are entering into the Merger Agreement dated the date hereof, a copy of which is attached hereto as Exhibit A (the "MERGER AGREEMENT");

    WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge (the "MERGER") with and into PhotoDisc in accordance with the Business Corporation Act of the State of Washington (the "WBCA") and upon the terms and subject to the conditions set forth in the Merger Agreement;

    WHEREAS, pursuant to the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of PhotoDisc ("PHOTODISC COMMON STOCK"), other than shares owned directly or indirectly by Getty or by PhotoDisc, will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of Getty Images ("GETTY IMAGES SHARES") and an amount of cash as set forth in Article I of the Merger Agreement;

    WHEREAS, as an inducement to Getty Images, Getty and Merger Sub to enter into the Merger Agreement, Getty Images desires that each of the Principal Stockholders agrees, and each of the Principal Stockholders hereby does agree, to make certain representations, warranties, covenants, indemnities and agreements in connection with the Merger;

    WHEREAS, as an inducement to Getty Images, Getty and Merger Sub to enter into the Merger Agreement, Getty Images desires that each of the Principal Stockholders agrees, and each of the Principal Stockholders hereby does agree, to enter into, on or prior to the closing of the Merger, an escrow agreement (the "ESCROW AGREEMENT") among Getty Images, the Principal Stockholders and an escrow agent (the "ESCROW AGENT") substantially in the form attached hereto as Exhibit B;

    WHEREAS, certain of the Principal Stockholders have entered into voting agreements with Getty Images, dated the date hereof (the "VOTING AGREEMENTS"), with respect to the Merger Agreement and the transactions contemplated thereby; and

    WHEREAS, unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, indemnities and agreements set forth herein, and in consideration of the parties thereto entering into the Merger Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I
                         REPRESENTATIONS AND WARRANTIES
                         OF EACH PRINCIPAL STOCKHOLDER

    As an inducement to Getty Images, Getty and Merger Sub to enter into the Merger Agreement, each of the Principal Stockholders, severally and not jointly, hereby represents and warrants to Getty Images, Getty and Merger Sub as follows:

    SECTION 1.01. AUTHORITY OF PRINCIPAL STOCKHOLDER. Such Principal Stockholder has all necessary capacity, power and authority to enter into this Agreement and the Escrow Agreement, to carry out such Stockholder's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

    SECTION 1.02. EXECUTION AND DELIVERY BY PRINCIPAL STOCKHOLDER. (a) The execution and delivery of this Agreement and the Escrow Agreement by such Principal Stockholder, the performance by such Principal Stockholder of its obligations hereunder and thereunder and the consummation by such Principal Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Principal Stockholder.

    (b) This Agreement has been, and upon its execution the Escrow Agreement shall have been, duly executed and delivered by such Principal Stockholder, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon its execution the Escrow Agreement will constitute, a legal, valid and binding obligation of such Principal Stockholder enforceable against such Principal Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 1.03. NO CONFLICTS OF PRINCIPAL STOCKHOLDER. Assuming that all consents, approvals, authorizations and other actions described in Section 3.07 of the Merger Agreement have been obtained and all filings and notifications listed in Section 3.07 of the PhotoDisc Disclosure Schedule have been made, except as set forth in Section 1.03 of the Principal Stockholder Disclosure Schedule, the execution, delivery and performance of this Agreement and the Escrow Agreement by such Principal Stockholder do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such Principal Stockholder (if applicable), (b) conflict with or violate (or cause an event which reasonably could be expected to have a material adverse effect on such Principal Stockholder as a result of) any Law or Governmental Order applicable to such Principal Stockholder or any of the assets, properties or businesses of such Principal Stockholder or (c) conflict with, result in any material breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of such Principal Stockholder's shares of PhotoDisc Common Stock or Series A Preferred Stock or on any of the assets or properties of such Principal Stockholder pursuant to, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Principal Stockholder is a party or by which any of the shares of PhotoDisc Common Stock or Series A Preferred Stock of such Principal Stockholder or assets or properties of such Principal Stockholder is bound or affected.

    SECTION 1.04. OWNERSHIP OF SHARES AND OPTIONS. Such Principal Stockholder owns of record and beneficially, free and clear of all Encumbrances, (i) the number of shares of PhotoDisc Common Stock or Series A Preferred Stock set forth opposite the name of such Principal Stockholder in Section 3.03(d) of the PhotoDisc Disclosure Schedule and (ii) the number and type of options to purchase shares of PhotoDisc Common Stock set forth opposite the name of such Principal Stockholder in Section 3.03(e) of the PhotoDisc Disclosure Schedule. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to such shares of PhotoDisc Common Stock or Series A Preferred Stock or options. Except as set forth in Section 3.03 of the PhotoDisc Disclosure Schedule or the Voting Agreement dated as of the date hereof among Getty Images and certain of the Principal Stockholders, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any such shares of PhotoDisc Common Stock or Series A Preferred Stock or options.

    SECTION 1.05. NO LITIGATION INVOLVING PRINCIPAL STOCKHOLDER. Such Principal Stockholder is not a party to, or, to the best knowledge of such Principal Stockholder, has not been threatened with, any litigation or judicial, administrative or arbitration proceeding which is likely to delay materially or prevent the consummation of the transactions contemplated hereby or by the Merger Agreement or have a material adverse effect upon the ability of such Principal Stockholder to perform such Principal Stockholder's obligations hereunder.

    SECTION 1.06. BROKERS. Except for Robertson Stephens & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or by the Merger Agreement based upon arrangements made by or on behalf of such Principal Stockholder. The fees and expenses of Robertson Stephens & Co. shall be borne as provided in Section 12.01 of the Merger Agreement.

                                   ARTICLE II
                             ADDITIONAL AGREEMENTS

    SECTION 2.01. ACKNOWLEDGMENT AND APPROVAL OF MERGER AGREEMENT. Each Principal Stockholder hereby acknowledges and agrees that it has received a copy of the Merger Agreement and that it has reviewed and understands the terms thereof. Each Principal Stockholder hereby agrees to be bound by the terms of the Merger Agreement and accepts and assumes the obligations of such Principal Stockholder under Article X and Section 12.01 of the Merger Agreement.

    SECTION 2.02. CONFIDENTIALITY. Except in connection with the performance of duties or services on behalf of Getty Images, each Principal Stockholder agrees to, and (if applicable) shall cause its agents, representatives, Affiliates (other than in the case of a limited partnership, the limited partners thereof), employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person other than Getty Images and its agents, representatives, Affiliates, employees, officers and directors) all information relating to trade secrets, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business, PhotoDisc and each PhotoDisc Subsidiary, (ii) in the event that such Principal Stockholder or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Getty Images with prompt written notice of such requirement so that Getty Images, PhotoDisc or any PhotoDisc Subsidiary may seek a protective order or other remedy or waive compliance with this Section 2.02, (iii) in the event that such protective order or other remedy is not obtained, or Getty Images waives compliance with this
Section 2.02, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information and
(iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to PhotoDisc or Getty Images any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Principal Stockholder or any of such Principal Stockholder's agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of such Principal Stockholder or any of such Principal Stockholder's agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, (A) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Principal Stockholder or such Principal Stockholder's agents, representatives, Affiliates, employees, officers or directors, (B) must be disclosed under applicable laws of regulations or judicial or administrative proceedings (subject to clauses (ii) and (iii) above) or (C) shall be disclosed to such Principal Stockholder's legal or financial advisors who need to know such information in connection with advising such Principal Stockholder as to his legal rights and obligations. Each Principal Stockholder agrees and acknowledges that remedies at law for any breach of its obligations under this Section 2.02 are inadequate and that in addition thereto Getty Images shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. With respect to Investors (as defined in section 2.03(e)), the provisions of this section shall not apply to limited partners of such Investor.

    SECTION 2.03. NON-COMPETITION. (a) For a period of three (3) years after the Closing (the "RESTRICTED PERIOD"), no Principal Stockholder shall engage, directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, PhotoDisc or any PhotoDisc Subsidiary as of the Closing Date or, without the prior written consent of Getty Images, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with Getty Images, the Business, PhotoDisc or any PhotoDisc Subsidiary in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business, PhotoDisc or any PhotoDisc Subsidiary as of the Closing; PROVIDED, HOWEVER, that, for the purposes of this Section 2.03, ownership of securities having no more than two percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this
Section 2.03 so long as the Person owning such securities has no other connection or relationship with such competitor.

    (b) As a separate and independent covenant, each Principal Stockholder agrees with Getty Images that, for a period of three (3) years following the Closing, such Principal Stockholder will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, PhotoDisc or any PhotoDisc Subsidiary as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business, PhotoDisc or any PhotoDisc Subsidiary with whom the Business, PhotoDisc, any PhotoDisc Subsidiary or such Principal Stockholder had any dealings during the period of time in which PhotoDisc was an Affiliate of such Principal Stockholder, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, PhotoDisc or any PhotoDisc Subsidiary, or interfere with or hire any officers, employees, representatives or agents of the Business, PhotoDisc or any PhotoDisc Subsidiary, or induce or attempt to induce any of them to leave the employ of PhotoDisc or any PhotoDisc Subsidiary or violate the terms of their contracts, or any employment arrangements, with PhotoDisc or any PhotoDisc Subsidiary.

    (c) The Restricted Period shall be extended with respect to any Principal Stockholder by the length of any period during which such Principal Stockholder is in breach of the terms of this Section 2.03.

    (d) The Principal Stockholders acknowledge that the covenants of the Principal Stockholders set forth in this Section 2.03 are an essential element of this Agreement and that, but for the agreements of the Principal Stockholders to comply with these covenants, Getty Images and Getty would not have entered into this Agreement or the Merger Agreement. Each Principal Stockholder acknowledges that this Section 2.03 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Getty Images. Each Principal Stockholder has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 2.03 are reasonable and proper.

    (e) Notwithstanding anything to the contrary in this Section 2.03: (i) each of Advent VII L.P., Advent Atlantic and Pacific III, L.P., Advent New York L.P., TA Venture Investors Limited Partnership, Geocapital III, L.P., Geocapital IV, L.P., The Broadview Partners Group and J&B Venture Partners I (each such Person being an "Investor"), all of whom are signatories to this Agreement, shall not be bound in any manner by the provisions of this Section 2.03; and (ii) with respect to each of Thomas D. Hughes, Mark Callaghan, Colleen Maloney and Paul Shipman, the periods set forth in each of Sections 2.03(a) and 2.03(b) shall be two (2) years.

    SECTION 2.04. RELEASE OF OBLIGATIONS. The Principal Stockholders covenant and agree, on or prior to the Closing, to execute and deliver to PhotoDisc, for the benefit of PhotoDisc and each PhotoDisc Subsidiary, a general release and discharge, in form and substance satisfactory to Getty Images, releasing and discharging PhotoDisc and each PhotoDisc Subsidiary from any and all obligations to the Principal Stockholders accruing prior to the Closing, except (i) obligations arising under written agreements between such Principal Stockholder and PhotoDisc or any PhotoDisc Subsidiary, (ii) obligations owed to such Principal Stockholder in such Principal Stockholder's capacity as a director, officer, employee or consultant to PhotoDisc or any PhotoDisc Subsidiary, including any rights to indemnification from PhotoDisc or any

PhotoDisc Subsidiary for acting in such capacity or (iii) any obligations to maintain director and officer liability insurance.

    SECTION 2.05. NO SOLICITATION OR NEGOTIATION. Each Principal Stockholder agrees that, between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither such Principal Stockholder nor any of the respective Affiliates, officers, directors, representatives or agents of such Principal Stockholder will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (1) relating to any acquisition or purchase of all or any portion of the capital stock of PhotoDisc or any PhotoDisc Subsidiary or assets of PhotoDisc or any PhotoDisc Subsidiary, (2) to enter into any business combination with PhotoDisc or any PhotoDisc Subsidiary or (3) to enter into any other extraordinary business transaction involving or otherwise relating to PhotoDisc or any PhotoDisc Subsidiary or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Principal Stockholder immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Each Principal Stockholder shall notify Getty Images promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Getty Images, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each Principal Stockholder agrees not to, without the prior written consent of Getty Images, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Principal Stockholder is a party with respect to information related to PhotoDisc, any PhotoDisc Subsidiary or the Business. Each Principal Stockholder hereby covenants and agrees, severally and not jointly, that such Principal Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Principal Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now owned or that may hereafter be acquired by such Principal Stockholder at any time prior to the termination of this Agreement.

    SECTION 2.06.  REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND
CONSENTS. (a) Each Principal Stockholder shall cooperate fully with Getty Images, Getty, PhotoDisc and Merger Sub in promptly seeking to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for such Principal Stockholder's execution and delivery of, the performance of such Principal Stockholder's obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and the Merger Agreement.

    (b) Such Principal Stockholder knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be received.

    SECTION 2.07. NOTICE OF DEVELOPMENTS. Prior to the Closing, each Principal Stockholder shall promptly notify Getty Images in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which come to the attention of such Principal Stockholder which could reasonably be expected to result in any material breach of a representation or warranty or covenant of the Principal Stockholders in this Agreement or the Merger Agreement or which could have the effect of making any representation or warranty of the Principal Stockholders in this Agreement or the Merger Agreement untrue or incorrect in any material respect; PROVIDED, HOWEVER, that no such notification shall affect in any manner the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto, including, without limitation, the right to indemnification under Article X of the Merger Agreement) or the conditions to the obligations of the parties under the Merger Agreement.

    SECTION 2.08. COOPERATION WITH RESPECT TO PREPARATION OF FORM S-4, GETTY IMAGES PROSPECTUS AND GETTY SHAREHOLDER CIRCULAR. (a) Each Principal Stockholder shall cooperate fully with Getty Images, Getty and PhotoDisc in the preparation of the Form S-4, the Getty Images Prospectus and the Getty Shareholder Circular. Each Principal Stockholder shall furnish to Getty Images and Getty in writing such information regarding such Principal Stockholder as Getty Images or Getty may from time to time reasonably request for purposes of the Form S-4, the Getty Images Prospectus or the Getty Shareholder Circular. Each Principal Stockholder shall notify Getty Images and Getty as promptly as practicable of any inaccuracy or change in information previously furnished by such Principal Stockholder to Getty Images or Getty or of the occurrence of any event, in either case as a result of which any of the Form S-4, the Getty Images Prospectus or the Getty Shareholder Circular contains or would contain an untrue statement of a material fact regarding such Principal Stockholder or omits to state any material fact regarding such Principal Stockholder required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall promptly furnish to Getty Images or Getty any additional information required to correct and update any previously furnished information, or required so that the Form S-4, the Getty Images Prospectus or the Getty Shareholder Circular shall not contain, with respect to such Principal Stockholder, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each Principal Stockholder shall severally and not jointly indemnify and hold harmless Getty Images, Getty and each of their directors and officers, and each person, if any, who controls Getty Images or Getty within the meaning of the Securities Act, against any Losses to which Getty Images, Getty or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Form S-4, the Getty Images Prospectus or the Getty Shareholder Circular (including any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Form S-4, Getty Images Prospectus or Getty Shareholder Circular, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Principal Stockholder expressly for use in connection with such document.

    SECTION 2.09. AFFILIATE AND TAX LETTERS. Prior to the Closing Date, each Principal Stockholder identified by PhotoDisc as being Rule 145 Affiliates of PhotoDisc pursuant to Section 7.02(a) of the Merger Agreement shall execute and deliver to Getty Images on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit 2.09(a). Each Principal Stockholder hereby agrees to execute the representation letter in the form attached hereto as Exhibit 2.09(b) on or before the Closing date, which shall speak as of the Closing Date and shall not have been withdrawn or modified in any material respect as of the Closing Date.

    SECTION 2.10. PRINCIPAL STOCKHOLDERS' REPRESENTATIVE. Each Principal Stockholder hereby appoints Mark Torrance (such Person and any successor or successors being the "PRINCIPAL STOCKHOLDERS' REPRESENTATIVE") as such Principal Stockholder's attorney-in-fact and representative to act on behalf of such Principal Stockholder and to take any and all actions required or permitted to be taken by such Principal Stockholder or the Principal Stockholders' Representative under this Agreement, the Merger Agreement or the Escrow Agreement, including, without limitation, (i) to do any and all things and to execute any and all documents or other papers, in such Principal Stockholder's name, place and stead, in any way that each such Principal Stockholder could do if personally present, in connection with this Agreement, the Merger Agreement and the Escrow Agreement and the transactions contemplated hereby or thereby,
(ii) to amend, cancel or extend, or waive the terms of, this Agreement, the Merger Agreement, the Escrow Agreement or any ancillary agreement and (iii) to act on behalf of such Principal Stockholder with respect to any claims (including the settlement thereof) made by Getty Images or the Principal Stockholders for indemnification pursuant to Article X of the Merger Agreement and with respect to any actions to be taken by the Principal Stockholders' Representative pursuant to the terms of the Escrow Agreement. In the event that the Principal Stockholders' Representative becomes unable or unwilling to continue in his capacity as Principal Stockholders' Representative under this Agreement, the holders of 75% of the shares held by the Principal Stockholders of PhotoDisc Common Stock outstanding immediately prior to the Effective Time shall promptly appoint a successor Principal Stockholders' Representative, who shall be reasonably acceptable to Getty Images. All references herein to the "Principal Stockholders' Representative" shall include any such successor Principal Stockholders' Representative. The Principal Stockholders hereby consent to the taking by the Principal Stockholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, the Merger Agreement or the Escrow Agreement, subject to the limitations set forth in this Section 2.10. The Principal Stockholders shall be bound by all actions taken by the Principal Stockholders' Representative in his capacity thereof, except for any action that conflicts with the limitation set forth in the final sentence of this Section
2.10. Getty Images shall be entitled to rely, as being binding upon each Principal Stockholder, upon any document or other paper believed by it to be genuine and correct and to have been signed or sent by the Principal Stockholders' Representative, and Getty Images shall not be liable to any of the Principal Stockholders for any action taken or omitted to be taken by it in such reliance. All reasonable fees and expenses of the Principal Stockholders' Representative shall be paid by the Principal Stockholders. Getty Images shall in no event incur any liability for (i) any such fees or expenses or (ii) any losses, damages or expenses arising from or related to, directly or indirectly, any action (or failure to act) by the Principal Stockholders' Representative. The Principal Stockholders' Representative shall promptly, and in any event within five business days, provide written notice to each of the initial Principal Stockholders of any action on behalf of any of them by the Principal Stockholders' Representative pursuant to the authority delegated to the Principal Stockholders' Representative under this Section 2.10 (including, without limitation, actions in connection with any of the Tranaction Documents). Principal Stockholders' Representative shall at all times act in his or her capacity as Principal Stockholders' Representative in a manner that the Principal Stockholders' Representative believes to be in the best interst of the Principal Stockholders. Notwithstanding anything to the countrary herein or in the Transactions Documents, (a) the Principal Stockholders' Representative is not authorized to, and shall not, accept on behalf of any Principal Stockholder any Merger Consideration to which such Principal Stockholder is entitled under the Merger Agreement and (b) the Principal Stockholders' Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of PhotoDisc or Getty Images now or herinafter owned of record or beneficially by a Principal Stockholder unless such Principal Stockholders' Representative is expressly authorized to do so in a writing signed by such Principal Stockholder, which references this Section 2.10.

    SECTION 2.11. USE OF INTELLECTUAL PROPERTY. Each Principal Stockholder acknowledges that from and after the Closing, the name "PhotoDisc" and all similar or related names, marks and logos (all of such names, marks and logos being the "PHOTODISC NAMES") shall be owned by PhotoDisc or a PhotoDisc Subsidiary, that none of the Principal Stockholders nor any of their Affiliates shall have any rights in the PhotoDisc Names, and that neither such Principal Stockholder nor any of the Affiliates of such Principal Stockholder will contest the ownership or validity of any rights of Getty Images, PhotoDisc or any Subsidiary in or to the PhotoDisc Names. From and after the Closing, neither such Principal Stockholder nor any of the Affiliates of such Principal Stockholder shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property. With respect to Investors, the provisions of this section shall not apply to limited partners of such Investor or any entity in which an Investor, together with its Affiliates, holds less than 50% of the outstanding equity securities.

    SECTION 2.12. ESCROW AGREEMENT. Prior to the Closing, each Principal Stockholder and Getty Images shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, Getty Images shall deposit the Escrow Shares with the Escrow Agent to be distributed in accordance with the terms of the Escrow Agreement.

    SECTION 2.13. APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. Each Principal Stockholder hereby irrevocably appoints the Principal Stockholders' Representative as its agent to receive service of process or other legal summons for purposes of any suit, action or proceeding brought with respect to this Agreement, the Merger Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby and the Principal Stockholders' Representative hereby accepts such appointment.

    SECTION 2.14. CONVERSION OF SERIES A PREFERRED STOCK. Each Principal Stockholder that owns shares of Series A Preferred Stock agrees that, subject to the consummation of the Merger and effective immediately prior to the Effective Time, such shares of Series A Preferred Stock shall automatically be converted into Shares of PhotoDisc Common Stock.

    SECTION 2.15.  AMENDMENT OF SERIES A PREFERRED STOCK REGISTRATION
RIGHTS. Each Principal Stockholder that owns shares of Series A Preferred Stock agrees that, conditional on Closing and effective as of the Effective Time, the Series A Preferred Stock Purchase Agreement dated as of June 28, 1996 among PhotoDisc and the holders of Series A Preferred Stock (the "SERIES A AGREEMENT") will be amended, without further action of any party thereto, as follows:

        (a) the fourth sentence of subsection 7.3(b) thereof shall be amended by deletion of the following text:

        and provided further that if such offering is other than the first registered offering of the Company's securities to the public or is not an Other Principal Stockholder Demand Offering, the underwriter may not limit the Registrable Securities to be included in such offering to less than 30% of the securities included therein (based on aggregate market values).

        (b) Section 7.11 shall be amended to read as follows:

        7.11. LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date hereof, the Company shall not, without the prior written consent of the Holders of not less than a majority of the Registrable Securities then held by Holders, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 7.2 or 7.4 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included.

        (c) the covenants set forth in Section 6 of the Series A Agreement shall terminate and be of no force and effect.

    Conditional on Closing and effective as of the Effective Time, Getty Images shall assume the obligations of PhotoDisc under the Series A Agreement. In all other respects, the Series A Agreement will remain in full force and effect.

    SECTION 2.16. FURTHER ACTION. Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Merger Agreement and to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement.

                                  ARTICLE III
                             TERMINATION AND WAIVER

    SECTION 3.01. TERMINATION. (a) This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

    (b) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Getty Images and the Principal Stockholders' Representative.

    SECTION 3.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 3.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Section 4.01 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

    SECTION 3.03. WAIVER. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of another party,
(b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of another party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE IV
                               GENERAL PROVISIONS

    SECTION 4.01. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne as provided in
Section 12.01 of the Merger Agreement.

    SECTION 4.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile, by telegram, by telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.02):

    (a) if to Getty Images:

        c/o Getty Communications plc
       101 Bayham Street
       London NW1 0AG England
       Facsimile: (44171) 267-6540
       Attention: Nick Evans-Lombe
       with a copy to each of:
       Clifford Chance
       200 Aldersgate Street
       London EC1A 4JJ England
       Facsimile: (44171) 600-5555
       Attention: Michael Francies
       Shearman & Sterling
       555 California Street
       San Francisco, California 94104
       Facsimile: (415) 616-1199
       Attention: Christopher D. Dillon

    (b) if to any Principal Stockholder or the Principal Stockholders'
        Representative:

        c/o PhotoDisc, Inc.
       2013 Fourth Avenue
       4th Floor
       Seattle, Washington 98121
       Facsimile: (206) 441-9379
       Attention: Mark Torrance
       with a copy to:
       Heller Ehrman White & McAuliffe
       6100 Columbia Center
       701 Fifth Avenue
       Seattle, Washington 98104
       Telecopy: (206) 447-0849
       Attention: Thomas S. Hodge

    SECTION 4.03. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other party (except to the extent that such disclosure is required by law or the rules of the Nasdaq National Market), and, to the extent practicable, the parties shall cooperate as to the timing and contents of any such press release or public announcement.

    SECTION 4.04. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 4.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    SECTION 4.06. ENTIRE AGREEMENT. This Agreement, the Merger Agreement and the Escrow Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among Getty Images, Getty, PhotoDisc, Merger Sub and the Principal Stockholders with respect to the subject matter hereof and thereof, including the letter agreement dated August 15, 1997 between PhotoDisc and Getty; PROVIDED, HOWEVER, that the letter agreement dated August 5, 1997 shall survive the execution of this Agreement.

    SECTION 4.07. ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such parties).

    SECTION 4.08.  NO THIRD PARTY BENEFICIARIES.  Except for the provisions of
Article II as they inure to the benefit of Getty and the Getty Images Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 4.09. AMENDMENT. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 3.03.

    SECTION 4.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court sitting in the State of Delaware.

    SECTION 4.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 4.12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                                   ARTICLE V
                                  DEFINITIONS

    Section 5.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

        "AGREEMENT" or "THIS AGREEMENT" means this Stockholders' Transaction Agreement, dated as of September 15, 1997, among Getty Images and the Principal Stockholders (including the Exhibits hereto and the Disclosure Schedules) and all amendments hereto made in accordance with the provisions of Section 4.09.

        "KNOWLEDGE" means, with respect to any matter in question in the case of a Principal Stockholder, that knowledge of such Principal Stockholder if such Principal Stockholder is a natural person or that knowledge of any director or officer of such Principal Stockholder if such Principal Stockholder is not a natural person.

        "PRINCIPAL STOCKHOLDER DISCLOSURE SCHEDULE" means the Principal Stockholder Disclosure Schedule attached hereto, dated as of the date hereof, and delivered by the Principal Stockholders to Getty Images simultaneously with the execution of this Agreement and forming a part of this Agreement.

    Section 5.02. OTHER DEFINED TERMS. The following terms shall have the following meanings defined for such terms in the Sections set forth below:

TERM                                                                                   SECTION
------------------------------------------------------------------------------------  ---------
Escrow Agent........................................................................  recitals
Escrow Agreement....................................................................  recitals
Getty...............................................................................  recitals
Merger..............................................................................  recitals
Merger Agreement....................................................................  recitals
Merger Sub..........................................................................  recitals
Getty Images........................................................................  recitals
Getty Images Shares.................................................................  recitals
PhotoDisc...........................................................................  recitals
PhotoDisc Common Stock..............................................................  recitals
PhotoDisc Names.....................................................................  2.11
Principal Stockholders..............................................................  recitals
Restricted Period...................................................................  2.03(a)
Series A Agreement..................................................................  2.15
Principal Stockholders' Representative..............................................  2.10
Voting Agreements...................................................................  recitals
WBCA................................................................................  recitals

    IN WITNESS WHEREOF, each of Getty Images and the Principal Stockholders has duly executed, or has caused this Agreement to be duly executed by its duly authorized representative, as of the date first written above.

                                GETTY COMMUNICATIONS (USA), INC.

                                By:                /s/ MARK GETTY
                                     -----------------------------------------
                                                  Name:Mark Getty
                                     Title:

                                PDI, L.L.C.

                                By:              /s/ MARK TORRANCE
                                     -----------------------------------------
                                                Name: Mark Torrance
                                     Title:

                                               /s/ MARK TORRANCE
                                 ---------------------------------------------
                                    Mark Torrance, as Principal Stockholder

                                             /s/ THOMAS D. HUGHES
                                 ---------------------------------------------
                                               Thomas D. Hughes

                                             /s/ MARK B. CALLAGHAN
                                 ---------------------------------------------
                                               Mark B. Callaghan

                                              /s/ CHRIS BIRKELAND
                                 ---------------------------------------------
                                                Chris Birkeland

                                             /s/ SALLY VON BARGEN
                                 ---------------------------------------------
                                               Sally von Bargen

                                              /s/ COLLEEN MALONEY
                                 ---------------------------------------------
                                                Colleen Maloney

                                               /s/ PAUL SHIPMAN
                                 ---------------------------------------------
                                                 Paul Shipman

                                J&B VENTURE PARTNERS I

                                By:             /s/ JOHN KYRZANOWSKI
                                     -----------------------------------------
                                               Name: John Kyrzanowski
                                               Title: General Partner

                                ADVENT VII, L.P.

                                By:             /s/ MICHAEL C. CHILD
                                     -----------------------------------------
                                               Name: Michael C. Child
                                             Title: Authorized Signator

                                ADVENT ATLANTIC AND PACIFIC III, L.P.

                                By:             /s/ MICHAEL C. CHILD
                                     -----------------------------------------
                                               Name: Michael C. Child
                                             Title: Authorized Signator

                                ADVENT NEW YORK L.P.

                                By:             /s/ MICHAEL C. CHILD
                                     -----------------------------------------
                                               Name: Michael C. Child
                                             Title: Authorized Signator

                                TA VENTURE INVESTORS LIMITED
                                PARTNERSHIP

                                By:             /s/ MICHAEL C. CHILD
                                     -----------------------------------------
                                               Name: Michael C. Child
                                             Title: Authorized Signator

                                GEOCAPITAL III, L.P.

                                By:              /s/ RICHARD VINES
                                     -----------------------------------------
                                                Name: Richard Vines
                                               Title: General Partner

                                GEOCAPITAL IV, L.P.

                                By:              /s/ RICHARD VINES
                                     -----------------------------------------
                                                Name: Richard Vines
                                               Title: General Partner

                                THE BROADVIEW PARTNERS GROUP

                                By:               /s/ PETER MOONEY
                                     -----------------------------------------
                                                 Name: Peter Mooney
                                           Title: Chief Financial Officer

                                               /s/ MARK TORRANCE
                                 ---------------------------------------------
                                          Mark Torrance, as Principal
                                         Stockholders' Representative

                                   EXHIBITS A
                                MERGER AGREEMENT
                   (ATTACHED TO THIS PROSPECTUS AS ANNEX A.)

                                   EXHIBITS B
                            FORM OF ESCROW AGREEMENT
                         (ATTACHED AS AN EXHIBIT TO THE
                 MERGER AGREEMENT ATTACHED HERETO AS ANNEX A.)

                                EXHIBIT 2.09(a)
                            FORM OF AFFILIATE LETTER
                         (ATTACHED AS AN EXHIBIT TO THE
                 MERGER AGREEMENT ATTACHED HERETO AS ANNEX A.)

                                                                 EXHIBIT 2.09(B)

                           FORM OF TAX MATTERS LETTER
                                            , 1997

Shearman & Sterling
555 California Street
San Francisco, CA 94104

Heller Ehrman White & McAuliffe
333 Bush Street, Suite 3100
San Francisco, California 94104

Ladies and Gentlemen:

    In connection with the opinion to be delivered by you pursuant to the Merger Agreement, dated September 15, 1997, among Getty Communications (USA), Inc., a Delaware corporation ("GETTY IMAGES"), Getty Communications plc, a public limited company organized under the laws of England and Wales ("GETTY"), PhotoDisc, Inc., a Washington corporation ("PHOTODISC"), and Print Merger, Inc., a Washington corporation and a wholly owned subsidiary of Getty Images ("MERGER SUB") (the "MERGER AGREEMENT"; capitalized terms not defined herein have the meaning ascribed to them in the Merger Agreement), each of the undersigned, who is a shareholder of PhotoDisc (each a "SHAREHOLDER"), certifies after due inquiry as follows:

        1. Such Shareholder owns that number or shares of PhotoDisc Common Stock or PhotoDisc Series A Preferred Stock set forth below.

        2. Such Shareholder has not agreed to and has no present plan or intention, directly or indirectly, to (i) sell, exchange, pledge, transfer by gift or otherwise dispose of, (ii) substantially reduce the risk of loss or the opportunity for gain (by a short sale, a hedging transaction, an equity swap arrangement or otherwise) from the holding of, or (iii) enter into any option, contract or other arrangement with respect to the sale, exchange, pledge, gift or other disposition of (each of the foregoing, a "DISPOSITION"), any Getty Images Shares received in the merger contemplated by the Merger Agreement (the "MERGER").

        3. No Shareholder will take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) or a "transfer to a corporation controlled by the transferor" within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"), unless otherwise required by a "determination" as defined in Code Section 1313(a)(1) or similar provisions of applicable state or local income or franchise tax law.

    The foregoing representations will be true and accurate as of the Effective Time of the Merger. The undersigned expressly consents to your reliance on the contents of this letter in rendering your opinion referred to above.

    This letter may be executed in two or more counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same document.

--------------------------------------------   --------------------------------------------
                 Shareholder                         Number and Class of Shares Owned

                                                                         ANNEX C

                                                      15 September, 1997

The Board of Directors
Getty Communications plc
101 Bayham Street
London
NW1 0AG

Dear Sirs:

    Getty Communications plc ("Getty"), Getty Communications (USA), Inc. ("Getty Images"), a Delaware corporation, PhotoDisc, Inc. ("PhotoDisc"), a Washington corporation and Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Getty Images (the "Merger Sub"), expect to enter into a merger agreement dated as of today (the "Agreement"). Pursuant to the Agreement, the implementation of which will be contingent on stockholder approval by Getty and PhotoDisc stockholders, Merger Sub shall merge with and into PhotoDisc and a Scheme of Arrangement (the "Scheme of Arrangement") in accordance with Section 425 of the Companies Act of 1985 of the United Kingdom will be implemented (the "Merger"), whereas each share of PhotoDisc common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into shares of common stock of Getty Images and an amount of cash as described in
Section 1.11 of the Agreement, together the common stock and cash representing the total consideration ("Total Consideration"), and each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Getty immediately prior to the effective time of the Merger (together the "Getty Ordinary Shares") will be cancelled and reissued to Getty Images and, in consideration of the Getty Ordinary Shares, Getty Images will allot to the former holders of such Getty Ordinary Shares one Getty Images' share for every two Getty Ordinary Shares so cancelled. You have requested our opinion as to whether the Total Consideration is fair, from a financial point of view, to Getty.

    BT Alex. Brown International, a division of Bankers Trust International PLC ("BT Alex. Brown"), together with its affiliated company, BT Alex. Brown Incorporated, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Getty in connection with the transaction described above and will receive a fee for our services which is contingent upon the consummation of the Merger. BT Alex. Brown Incorporated also served as the lead-managing underwriter in Getty's July 1996 initial public offering of the American Depositary Shares of Getty. BT Alex. Brown Incorporated maintains a market in the American Depositary Shares of Getty and regularly publishes research reports regarding the media industry and the businesses and securities of Getty and other publicly owned companies in the media industry. In the ordinary course of business, BT Alex. Brown Incorporated may actively trade the securities of Getty for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of Getty.

    In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning PhotoDisc and Getty and certain internal analyses and other information furnished to us by PhotoDisc and Getty. We have also held discussions with the members of the senior managements of PhotoDisc and Getty regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of Getty, (ii) compared certain financial and stock market information for Getty with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of PhotoDisc and Getty, we have assumed that such information reflects the best currently available judgments and estimates of the managements of PhotoDisc and Getty as to the likely future financial performances of their respective companies and of the combined entity. We have not considered the implication of contemplated changes in Getty's existing option plans or option grants that may be made to Getty employees at the time or near the time of this transaction closing. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of PhotoDisc and Getty, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of Getty and do not constitute a recommendation to Getty's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Total Consideration is fair, from a financial point of view, to Getty.

                                          Very truly yours,

                                          BT ALEX. BROWN INTERNATIONAL

                                                                         ANNEX D

                               September 13, 1997

Board of Directors
PhotoDisc, Inc.
2013 Fourth Avenue, Fourth Floor
Seattle, WA 98121

Members of the Board:

You have asked our opinion with respect to the fairness to the shareholders of PhotoDisc, Inc. ("PhotoDisc" or the "Company"), from a financial point of view and as of the date hereof, of the Net Purchase Price (as defined below) to be paid in the acquisition directly or indirectly of the entire share capital of PhotoDisc by Getty Images, Inc. ("Getty Images"), a Delaware corporation which will acquire all issued and outstanding Class A and B ordinary shares of Getty Communications plc ("Getty") in exchange for one Getty Images share for every two Getty shares. Pursuant to the Agreement and Plan of Merger, dated as of September 15, 1997 among the Company, Getty Images, Getty and Print Merger, Inc. ("Print Merger"), a wholly owned subsidiary of Getty Images (the "Agreement"), Print Merger shall be merged with and into PhotoDisc (the "Merger"). PhotoDisc shall be the surviving corporation and the separate existence of Print Merger shall cease. In exchange for all outstanding Company common stock, Series A preferred stock, options and warrants, Getty Images will pay consideration comprised of a cash payment to the holders of Series A preferred stock plus 12,400,000 shares of Getty Images common stock (the "Purchase Price") less the number of shares obtained by dividing half of the transaction-related expenses incurred by PhotoDisc plus the amount of the cash payment to the holders of Series A preferred stock, by the average of closing prices for Getty ADRs on the NASDAQ for the 10 trading day period prior to closing (the "Net Purchase Price"). The Net Purchase Price shall be paid in the form of a cash payment to holders of PhotoDisc Series A preferred stock, 80% of the remainder in the form of Getty Images common stock and 20% in cash calculated at a 10% discount to the average of closing prices for Getty ADRs on the NASDAQ for the 10 trading day period prior to closing. If such average of closing prices is less than $12.00 per share, there shall be no 10% discount. The terms and conditions of the Merger are set out more fully in the Agreement.

For purposes of this opinion we have: (i) reviewed financial information on PhotoDisc and Getty furnished to us by PhotoDisc and Getty, including certain PhotoDisc internal financial analyses and forecasts prepared by the management of PhotoDisc; (ii) reviewed publicly available information; (iii) held discussions with the managements of PhotoDisc and Getty concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined; (iv) reviewed the Agreement; (v) reviewed the stock price and trading history of Getty; (vi) prepared a pro-forma merger analysis for the combination of PhotoDisc and Getty;
(vii) prepared a relative contribution analysis for PhotoDisc and Getty; (viii) reviewed the valuations of publicly traded companies that we deemed comparable to PhotoDisc; (ix) compared the financial terms of the Merger with other transactions that we deemed relevant; (x) prepared a discounted cash flow analysis of PhotoDisc; and (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In connection with rendering our opinion, however, we have not independently verified any of the foregoing information and have assumed that all such information is complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of PhotoDisc or of any of its subsidiaries, nor were we furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of PhotoDisc that we have reviewed, we have assumed that such forecasts have been reasonably prepared and reflect the best available estimates and judgments of PhotoDisc management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of PhotoDisc. We have relied upon estimates and judgments of PhotoDisc and Getty management as to the future financial performance of PhotoDisc. We have also assumed that the Merger will be accounted for as a "purchase of equity" under GAAP. In addition, we have assumed that the transaction-related expenses incurred by PhotoDisc will be reasonable. While we believe that our review, as described within, is an adequate basis for the opinion that we express, this opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof. Finally, we express no opinion as to the value of any employee or non-competition agreements or arrangements entered into in connection with the Agreement or the Merger.

Robertson, Stephens & Company LLC ("RS&Co.") has provided certain investment banking services to PhotoDisc, having been selected as an underwriter for the proposed initial public offering of shares of common stock of PhotoDisc. Additionally, in the ordinary course of business, RS&Co. may trade Getty securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Getty securities.

This opinion is for the Board of Directors of PhotoDisc and may not be used, quoted or referred to except with the express prior written consent of RS&Co.

Based upon and subject to the foregoing considerations, it is our opinion, that, as of the date hereof, the Net Purchase Price is fair to the shareholders of PhotoDisc from a financial point of view.

                                          Very truly yours,

                                          ROBERTSON, STEPHENS & COMPANY LLC

                                          By: Robertson, Stephens & Company
                                          Group, L.L.C.

       -------------------------------------------------------------------------

                                                Authorized Signatory

                                                                         ANNEX E

           CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS

23B.13.010 DEFINITIONS

(1) As used in this chapter:

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

[1989 C 165 Section 140.]

23B.13.020 RIGHT TO DISSENT

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholders to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by laws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

    (a) The proposed corporate action is abandoned or rescinded;

    (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

[1991 c 269 Section 37.1989 c 165 Section 141.]

23B.13.030 DISSENT OF NOMINEES AND BENEFICIAL OWNERS

(1) A record shareholder may assert dissenters' rights as to fewer than all shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any other person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[1989 c 165 Section 142.]

23B.13.200 NOTICE OF DISSENTERS' RIGHTS

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholder's meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporation action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

[1989 c 165 Section 143.]

23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

[1969 c 165 Section 144.]

23B.13.220 DISSENTERS' NOTICE

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

    (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than third nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

    (c) Be accompanied by a copy of this chapter.

[1989 c 145 Section 145.]

23B.13.230 DUTY TO DEMAND PAYMENT

(1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

[1989 c 165 Section 146.]

23B.13.240 SHARE RESTRICTIONS

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 Section 147.]

23B.13.250 PAYMENT

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2) The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (b) An explanation of how the corporation estimated the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

    (e) A copy of this chapter.

[1989 c 165 Section 148.]

23B.13.260 FAILURE TO TAKE ACTION

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 Section 149.]

23B.13.270 AFTER-ACQUIRED SHARES

(1) A corporation may elect to withhold payment required by RCW 23B.12.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection
    (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

[1989 c 165 Section 150.]

23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

    (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

[1989 c 165 Section 151.]

23B.13.300 COURT ACTION

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation within a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 Section 152.]

23B.13.310 COURT COSTS AND COUNSEL FEES

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280;

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 Section 153.]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Getty Images is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

    The Delaware General Corporation Law (the "DGCL") provides that a corporation may, and in certain circumstances must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation, such indemnification is limited to expenses incurred in defense or settlement of the suit or action. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that they officer or directors was not entitled to be indemnified. The Certificate of Incorporation of Getty Images (the "Getty Images Certificate") and the Bylaws of Getty Images (the "Getty Images Bylaws") contain provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extend of the law.

    The DGCL permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements, whether or not the corporation would have the power to indemnify such persons therefor. The Getty Images Bylaws permit Getty Images to purchase such insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS.

    (a) Exhibits

      2.1     --      Merger Agreement, dated as of September 15, 1997, among Getty
                        Communications (USA), Inc., Getty Communications plc, PhotoDisc, Inc.
                        and Print Merger, Inc. (attached as Annex A to the Prospectus included in this Registration Statement)

   *  2.2     --      Scheme of Arrangement Shareholder Circular dated as of          , 1997

  *   3.1     --      Certificate of Incorporation of Getty Images

  *   3.2     --      Bylaws of Getty Images

  *   5.1     --      Opinion with respect to the legality of the securities registered hereby

  *   8.1     --      Opinion of Shearman & Sterling with respect to certain tax matters

  *   8.2     --      Opinion of Heller Ehrman White & McAuliffe with respect to certain tax matters

     10.1     --      Stockholders' Transaction Agreement, dated as of September 15, 1997, among
                        Getty Images, Inc., certain shareholders of PhotoDisc, Inc., and Mr.
                        Mark Torrance, as representative of the shareholders (attached as Annex
                        B to the Prospectus included in this Registration Statement)

     10.2     --      Form of Escrow Agreement among Getty Images, Inc., certain shareholders of
                        PhotoDisc, Inc., and an escrow agent

     10.3     --      Voting Agreement, dated as of September 15, 1997, among Getty Images, Inc.
                        and certain shareholders of PhotoDisc, Inc.

     10.4     --      Voting Agreement, dated as of September 16, 1997, among Getty Images,
                        Inc., Getty Communications plc, PhotoDisc, Inc. and Getty Investments
                        LLC

     10.5     --      Voting Agreement, dated as of September 16, 1997, among Getty Images,
                        Inc., Getty Communications plc, PhotoDisc, Inc. and Carlton
                        Communications BV

  *  10.6     --      Form of Registration Rights Agreement among Getty Images, Inc., PDI,
                        L.L.C. and Mr. Mark Torrance

  *  10.7     --      Form of Registration Rights Agreement among Getty Images, Inc. and Getty
                        Investments L.L.C.

  *  10.8     --      Form of Stockholders' Agreement among Getty Images, Inc. and certain stockholders of Getty Images, Inc.

  *  10.9     --      Form of Employment Agreement between Getty Images, Inc. and Mr. Mark Getty

 *  10.10     --      Form of Employment Agreement between Getty Images, Inc. and Mr. Mark
                        Torrance

 *  10.11     --      Form of Employment Agreement between Getty Images, Inc. and Mr. Jonathan
                        Klein

 *  10.12     --      Getty Images Stock Option Plan

  *  11.1     --      Computation of Earnings per Share

  *  12.1     --      Computation of Ratios

  *  21.1     --      Subsidiaries of Getty Images

  *  23.1     --      Consent of Shearman & Sterling (included as part of Exhibit 5.1)

  *  23.2     --      Consent of Shearman & Sterling (included as part of Exhibit 8.1)

     23.3     --      Consent of Coopers and Lybrand

     23.4     --      Consent of Deloitte & Touche LLP

     24.1     --      Power of Attorney (contained on page II-4)

     99.1     --      Form of proxy to be mailed to shareholders of Getty Communications

     99.2     --      Consent of BT Alex. Brown International

     99.3     --      Consent of Robertson Stephens & Co.

------------------------

* to be filed by amendment

     (b) Financial Statement Schedules.

     (c) Reports, Opinions or Appraisals.

         Opinion of BT Alex. Brown International (attached as Annex C to the Prospectus included in this Registration Statement)

         Opinion of Robertson Stephens & Co. (attached as Annex D to the Prospectus included in this Registration Statement)

    *(d) Consents of Persons to be Named Directors of Getty Images

ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (a) That, for purposes of determining any liability under the Securities Act, each filing of this registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (c) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (d) That, every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registrations statement when it becomes effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on October 24, 1997.

                                By:                /s/ MARK GETTY
                                     -----------------------------------------
                                                     Mark Getty

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Getty and Jonathan Klein, and each of them severally, his true and lawful attorneys-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with the registration under the Securities Act of ordinary shares of the Class A Shares of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the Class A Shares of the Registrant, to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 24, 1997.

          SIGNATURE                      CAPACITY
------------------------------  --------------------------

        /s/ MARK GETTY          President and Director
------------------------------    (Principal Executive
          Mark Getty              Officer)

                                Vice-President and
      /s/ JONATHAN KLEIN          Director
------------------------------    (Principal Executive
        Jonathan Klein            Officer)

                                Treasurer and Director
      /s/ LAWRENCE GOULD          (Principal Financial
------------------------------    Officer and Principal
        Lawrence Gould            Accounting Officer)

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                                       EXHIBIT TITLE
----------             ----------------------------------------------------------------------------------------------
   2.1         --      Merger Agreement, dated as of September 15, 1997, among Getty Communications (USA), Inc.,
                        Getty Communications plc, PhotoDisc, Inc. and Print Merger, Inc. (attached as Annex A to the
                        Prospectus included in this Registration Statement)
  * 2.2        --      Scheme of Arrangement Shareholder Circular dated as of          , 1997
  * 3.1        --      Certificate of Incorporation of Getty Images
  * 3.2        --      Bylaws of Getty Images
  * 5.1        --      Opinion with respect to the legality of the securities registered hereby
  * 8.1        --      Opinion of Shearman & Sterling with respect to certain tax matters
  * 8.2        --      Opinion of Heller Ehrman White & McAuliffe with respect to certain tax matters
  10.1         --      Stockholders' Transaction Agreement, dated as of September 15, 1997, among Getty Images, Inc., certain shareholders of PhotoDisc, Inc., and Mr. Mark Torrance, as representative of the shareholders (attached as Annex B to the Prospectus included in this Registration Statement)
  10.2         --      Form of Escrow Agreement among Getty Images, Inc., certain shareholders of PhotoDisc, Inc., and an escrow agent
  10.3         --      Voting Agreement, dated as of September 15, 1997, among Getty Images, Inc. and certain shareholders of PhotoDisc, Inc.
  10.4         --      Voting Agreement, dated as of September 16, 1997, among Getty Images, Inc., Getty
                        Communications plc, PhotoDisc, Inc. and Getty Investments LLC
  10.5         --      Voting Agreement, dated as of September 16, 1997, among Getty Images, Inc., Getty
                        Communications plc, PhotoDisc, Inc. and Carlton Communications BV
  *10.6        --      Form of Registration Rights Agreement among Getty Images, Inc., PDI, L.L.C. and Mr. Mark
                        Torrance
  *10.7        --      Form of Registration Rights Agreement among Getty Images, Inc. and Getty Investments L.L.C.
  *10.8        --      Form of Stockholders' Agreement among Getty Images, Inc. and certain stockholders of Getty
                        Images, Inc.
  *10.9        --      Form of Employment Agreement between Getty Images, Inc. and Mr. Mark Getty
  *10.10       --      Form of Employment Agreement between Getty Images, Inc. and Mr. Mark Torrance
  *10.11       --      Form of Employment Agreement between Getty Images, Inc. and Mr. Jonathan Klein
  *10.12       --      Getty Images Stock Option Plan
  *11.1        --      Computation of Earnings per Share
  *12.1        --      Computation of Ratios
  *21.1        --      Subsidiaries of Getty Images
  *23.1        --      Consent of Shearman & Sterling (included as part of Exhibit 5.1)
  *23.2        --      Consent of Shearman & Sterling (included as part of Exhibit 8.1)
  23.3         --      Consent of Coopers and Lybrand
  23.4         --      Consent of Deloitte & Touche LLP
  24.1         --      Power of Attorney (contained on page II-4)
  99.1         --      Form of proxy to be mailed to shareholders of Getty Communications
  99.2         --      Consent of BT Alex. Brown International
  99.3         --      Consent of Robertson Stephens & Co.

------------------------

* to be filed by amendment